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INDEX—FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Subject to completion, as filed with the Securities and Exchange Commission on October 31, 2014

Registration No. 333-199004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20546

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NABORS RED LION LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	1389 (Primary Standard Industrial Classification Code Number)	98-1188116 (IRS Employer Identification Number)

CROWN HOUSE
4 Par-La-Ville Road
Second Floor
Hamilton, HM08
Bermuda
Telephone: (441) 292-1510
(Address, including zip code and telephone number, including area code, of registrant's principal executive office)

Laura W. Doerre
Vice President and General Counsel
Nabors Corporate Services, Inc.
515 West Greens Road, Suite 1200
Houston, Texas 77067
Telephone: (281) 874-0035
(Name, address, including zip code and telephone number, including are code, of agent for service)

Copies to:
Charles J. Conroy Scott W. Golenbock Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 (212) 530-5000	Theodore R. Moore Executive Vice President-General Counsel C&J Energy Services, Inc. 3990 Rogerdale Houston, Texas 77042 (713) 260-9986	Jeffery B. Floyd Stephen M. Gill Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)

Common shares, par value $0.01 per share	61,920,092	$1,804,970,681.80	$232,480.22

(1)
This Registration Statement relates to common shares, par value $0.01 per share, of Nabors Red Lion Limited, a Bermuda exempted company ("Red Lion") and currently a direct wholly-owned subsidiary of Nabors Industries Ltd., a Bermuda exempted company, issuable to holders of common stock, par value $0.01 per share, of C&J Energy Services, Inc., a Delaware corporation ("C&J"), pursuant to the proposed merger of Nabors CJ Merger Co., a Delaware corporation and a direct wholly-owned subsidiary of Red Lion, with and into C&J. The amount of Red Lion common shares to be registered represents an estimate of the maximum number of shares that Red Lion will issue to holders of C&J common stock upon consummation of the merger which is based on a one-to-one exchange ratio requiring Red Lion to issue a number of shares equal to the number of shares of C&J common stock outstanding or reserved for issuance upon the exercise of outstanding stock options as of the effective time of the merger.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the registrant's common shares was calculated based upon the market value of shares of C&J common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (A) $29.15, the average of the high and low prices per share of C&J common stock on September 24, 2014, as quoted on the New York Stock Exchange, multiplied by (B) 61,920,092, the estimated maximum number of shares of C&J common stock outstanding and reserved for issuance under various plans and in connection with various exchangeable and convertible securities as of September 24, 2014.

(3)
Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
$232,480.22 was previously paid.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell or exchange securities and is not soliciting an offer to buy or exchange securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated October 31, 2014
Preliminary Proxy Statement/Prospectus

C&J Energy Services, Inc.
3990 Rogerdale
Houston, Texas 77042

Dear Fellow Stockholders:

         As previously announced, on June 25, 2014, C&J Energy Services, Inc. ("C&J"), Nabors Industries Ltd. ("NIL" and, together with its subsidiaries, "Nabors") and Nabors Red Lion Limited, currently a direct wholly-owned subsidiary of NIL ("Red Lion"), entered into a merger agreement (the "Merger Agreement") pursuant to which C&J will combine with Nabors' completion and production services business in the United States and Canada (the "C&P Business"). Pursuant to a separation agreement dated as of June 25, 2014 by and between NIL and Red Lion (the "Separation Agreement"), NIL will separate the C&P Business from its other businesses, all of which are currently indirectly held by Red Lion. Following the separation, Red Lion and its subsidiaries will retain the C&P Business, while the remaining businesses of Nabors will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Immediately after the separation, Nabors CJ Merger Co., a Delaware corporation and a direct wholly-owned subsidiary of Red Lion ("Merger Sub"), will merge with and into C&J, with C&J surviving the merger as a wholly-owned subsidiary of Red Lion (the "Merger"). In the Merger, each share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one newly issued Red Lion common share. We currently expect that, immediately following the closing of the Merger, C&J stockholders will own approximately 47% of the issued and outstanding Red Lion common shares, and NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares. Upon completion of the Merger, Red Lion will continue its existence as a Bermuda exempted company and will be renamed C&J Energy Services Ltd. We anticipate that Red Lion common shares will be traded on the New York Stock Exchange under the ticker symbol "CJES."

         After careful consideration, our board of directors has determined that the Merger Agreement and the Merger are in the best interests of C&J and its stockholders and has unanimously approved and declared advisable the Merger Agreement and the Merger. You will be asked to vote on (1) a proposal to approve the Merger Agreement, which we refer to as the "merger proposal," (2) a proposal to approve on a non-binding, advisory basis, the compensation payable to C&J's named executive officers in connection with the Merger, which we refer to as the "compensation proposal," and (3) a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the "meeting adjournment proposal," at a special meeting of C&J stockholders to be held on                        , 2014 at C&J's headquarters located at 3990 Rogerdale, Houston, Texas 77042 at                , local time. Our board of directors unanimously recommends that you vote FOR the merger proposal, FOR the compensation proposal and FOR the meeting adjournment proposal.

         Your vote is very important, regardless of the number of shares of C&J common stock you own. We cannot complete the Merger unless the merger proposal is approved by our stockholders at the special meeting. Only stockholders who owned shares of C&J common stock at the close of business on                        , 2014, the record date of the special meeting, will be entitled to vote at the special meeting. Pursuant to a support agreement, Joshua E. Comstock, the Chairman of the C&J board of directors and Chief Executive Officer of C&J, and certain entities affiliated with him, have agreed to vote the shares of C&J common stock beneficially owned by them, representing approximately        % of the issued and outstanding shares of C&J common stock as of the record date of the special meeting, in favor of the merger proposal and the meeting adjournment proposal.

         Whether or not you plan to be present at the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with your proxy card. If you hold your shares in "street name," you should instruct your broker how to vote your shares in accordance with your voting instruction form.

         This proxy statement/prospectus explains the Merger, the Merger Agreement and the transactions contemplated thereby, and provides specific information concerning the special meeting. Please review this proxy statement/prospectus carefully. You should carefully consider, before voting, the matters discussed under the heading "Risk Factors" beginning on page     of this proxy statement/prospectus.

         On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Cordially,
Joshua E. Comstock Founder, Chairman and Chief Executive Officer

         None of the Securities and Exchange Commission, any state securities regulator, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         The date of this proxy statement/prospectus is                        , 2014, and it is first being mailed to C&J stockholders on or about                        , 2014.

C&J ENERGY SERVICES, INC.
3990 Rogerdale
Houston, Texas 77042
(713) 325-6000
NOTICE OF SPECIAL MEETING

To the Stockholders of C&J Energy Services, Inc.:

        NOTICE IS HEREBY GIVEN of a special meeting of stockholders of C&J Energy Services, Inc., a Delaware corporation ("C&J"), which will be held at C&J's headquarters located at 3990 Rogerdale, Houston, Texas 77042, on                        , 2014, at        , local time, for the following purposes:

    1.
    to vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 25, 2014, among C&J, Nabors Industries Ltd. ("NIL") and Nabors Red Lion Limited ("Red Lion," and such agreement, the "Merger Agreement"), a copy of which is attached as Annex A to this proxy statement/prospectus, which we refer to as the "merger proposal";

    2.
    to vote on a proposal to approve, on a non-binding, advisory basis, the compensation payable to C&J's named executive officers in connection with the merger, which we refer to as the "compensation proposal"; and

    3.
    to vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger, which we refer to as the "meeting adjournment proposal."

        The approval of the merger proposal, set forth in item 1 above, is required for completion of the merger, as contemplated by the Merger Agreement and described in the accompanying proxy statement/prospectus. The approval of the compensation proposal and meeting adjournment proposal, as set forth in items 2 and 3 above, are not required for the completion of the merger. C&J will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment thereof.

        The C&J board of directors has fixed the close of business on                        , 2014 as the "record date" for the special meeting. Only stockholders who owned shares of C&J common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof. A complete list of such stockholders will be available for inspection by any C&J stockholder for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the special meeting at C&J's offices at the address on this notice. The eligible C&J stockholder list will also be available at the special meeting for examination by any stockholder present at such meeting.

        THE C&J BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT C&J STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL, FOR THE COMPENSATION PROPOSAL AND FOR THE MEETING ADJOURNMENT PROPOSAL.

        Your vote is very important. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to authorize the individuals named on your proxy card to vote your shares as promptly as possible by (1) accessing the internet site listed on the proxy card, (2) calling the toll-free number listed on the proxy card or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in "street name," you should instruct your broker how to vote your shares in accordance with your voting instruction form. C&J stockholders may revoke their proxy in the manner described in the accompanying proxy statement/prospectus before it has been voted at the special meeting.

By Order of the Board of Directors,
Theodore R. Moore Executive Vice President, General Counsel and Corporate Secretary
Houston, Texas

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about C&J from documents filed with the SEC that have not been included herein or delivered herewith. You may obtain this information without charge by request made to C&J in writing, by telephone or by email with the following contact information or through C&J's website at www.cjenergy.com.

C&J ENERGY SERVICES, INC.
3990 Rogerdale
Houston, Texas 77042
Attention: Investor Relations
(713) 260-9986
Investors@cjenergy.com

        In order to receive timely delivery of these materials, you must make your requests no later than                , 2014.

        You may also read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York or Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an internet website that has reports, proxy statements and other information about issuers, like C&J, that make electronic filings with the SEC. The address of that website is www.sec.gov.

        The SEC allows us to incorporate by reference information about C&J that is filed with them, which means that we can disclose important information to you by referring you to documents previously filed by C&J with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus, and the information that C&J later files with the SEC will automatically update and supersede this information. The following documents C&J filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder (the "Exchange Act"), are incorporated by reference into this proxy statement/prospectus:

    1)
    C&J's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

    2)
    C&J's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 7, 2014 and August 6, 2014, respectively;

    3)
    C&J's Proxy Statement on Schedule 14A, filed with the SEC on May 10, 2014; and

    4)
    C&J's Current Reports on Form 8-K, filed with the SEC on May 23, 2014, June 26, 2014, July 1, 2014 and July 31, 2014.

        If you are a C&J stockholder and you have any questions about the proposed transactions, please contact C&J's Investor Relations Team at (713) 260-9986 or Investors@cjenergy.com.

        NONE OF RED LION, NIL, C&J OR MERGER SUB HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTIONS OR ABOUT RED LION, NIL, C&J OR MERGER SUB THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR THE DOCUMENTS THAT C&J PUBLICLY FILES WITH THE SEC. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

        IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE

OFFER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU. IF YOU ARE IN A JURISDICTION WHERE SOLICITATIONS OF A PROXY ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE SOLICITATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

        THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH DOCUMENT. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS MODIFIES OR SUPERSEDES THAT STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED WILL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROXY STATEMENT/PROSPECTUS. NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO C&J STOCKHOLDERS, NOR THE TAKING OF ANY ACTIONS CONTEMPLATED HEREBY BY RED LION, NIL, C&J OR MERGER SUB AT ANY TIME WILL CREATE ANY IMPLICATION TO THE CONTRARY.

ABOUT THIS DOCUMENT

        NIL has supplied all information relating to Red Lion, NIL and Merger Sub contained in this proxy statement/prospectus. C&J has supplied all information relating to C&J contained in, or incorporated by reference into, this proxy statement/prospectus. NIL and C&J have both contributed information relating to the Transactions.

        This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-199004) filed by Red Lion with the SEC to register with the SEC Red Lion common shares to be issued pursuant to the Merger Agreement. It constitutes a prospectus of Red Lion under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the Red Lion common shares to be issued to C&J stockholders in the Merger. It also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of meeting and action to be taken with respect to the C&J special meeting of stockholders at which C&J stockholders will consider and vote on the proposal to approve the Merger Agreement as well as certain other proposals described in this proxy statement/prospectus.

i

 ANNEXES

Annex A—Agreement and Plan of Merger

Annex B—Separation Agreement

Annex C—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.

Annex D—Opinion of Citigroup Global Markets Inc.

Annex E—Red Lion Amended and Restated Bye-Laws

ii

HELPFUL INFORMATION

        In this document:

        "Alliance Agreement" means the Global Alliance Agreement to be entered into between NIL and Red Lion in the form attached as Exhibit E to the Separation Agreement in all material respects.

        "Ancillary Agreements" means the Employee Benefits Agreement, the Transition Services Agreements, the Tax Matters Agreement, the Alliance Agreement and the Registration Rights Agreement.

        "C&J" means C&J Energy Services, Inc., a Delaware corporation.

        "C&J common stock" means the common stock, par value $0.01 per share, of C&J.

        "C&J Group" means C&J and each of its subsidiaries, including, after the effective time of the Merger, members of the Red Lion Group.

        "C&P Business" means the completion and production services business in the United States and Canada currently conducted by Nabors.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Companies Act" means the Companies Act 1981 of Bermuda, as amended from time to time.

        "DGCL" means the Delaware General Corporation Law.

        "Employee Benefits Agreement" means the Employee Benefits Agreement to be entered into among NIL, Red Lion and C&J in the form attached as Exhibit A to the Separation Agreement in all material respects.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "GAAP" means U.S. generally accepted accounting principles.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intercompany Notes" means, collectively, the intercompany notes with an aggregate face amount of approximately $938 million issued by subsidiaries of Red Lion to other subsidiaries of NIL in the Separation.

        "IRS" means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.

        "LuxCo" means CJ Lux Holdings S.a r.l., a limited liability company organized under the laws of Luxembourg and a direct wholly-owned subsidiary of Red Lion.

        "Merger" means the merger of Merger Sub with and into C&J, with C&J continuing as the surviving company and as a wholly-owned subsidiary of Red Lion, as contemplated by the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of June 25, 2014, by and among NIL, C&J and Red Lion, a copy of which is attached as Annex A to this proxy statement/prospectus.

        "Merger Sub" means Nabors CJ Merger Co., a Delaware corporation and a direct wholly-owned subsidiary of Red Lion.

        "Merger Tax Opinion" means an opinion to the effect that for U.S. federal income tax purposes the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and Red Lion should be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger, with limited exception.

        "Nabors" means the consolidated group of companies comprised of NIL and its subsidiaries, collectively.

        "Nabors Transition Services Agreement" means the Transition Services Agreement to be entered into between NIL and Red Lion as described on Exhibit C to the Separation Agreement.

        "NCPS" means Nabors Completion & Production Services Co., a Delaware corporation.

        "NIL" means Nabors Industries Ltd., a Bermuda exempted company.

        "NYSE" means the New York Stock Exchange.

        "Red Lion" means Nabors Red Lion Limited, a Bermuda exempted company and currently a direct wholly-owned subsidiary of NIL that indirectly holds the C&P Business as well as certain other businesses of Nabors. After the Transactions, Red Lion will own and operate the combined businesses of C&J and the C&P Business, and all of Nabors' other businesses will have been transferred from Red Lion and its subsidiaries to other NIL subsidiaries. After the Transactions, Red Lion will be a publicly traded entity and will own and operate the combined businesses of C&J and the C&P Business as "C&J Energy Services Ltd." Red Lion common shares are expected to trade on the NYSE under the ticker symbol "CJES."

        "Red Lion common shares" means the common shares, par value $0.01 per share, of Red Lion.

        "Red Lion Transition Services Agreement" means the Transition Services Agreement to be entered into between NIL and Red Lion in the form attached as Exhibit B to the Separation Agreement in all material respects.

        "Registration Rights Agreement" means the Registration Rights Agreement to be entered into between NIL and Red Lion in the form attached as Exhibit F to the Separation Agreement in all material respects.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        "Separation" means the separation by NIL of specified assets (including equity interests in certain operating subsidiaries of NIL) and liabilities related to the C&P Business from the assets and liabilities related to the remaining businesses of Nabors, all of which are currently indirectly held by Red Lion, as contemplated by the Separation Agreement, such that, following the Separation, Red Lion and its subsidiaries will retain the C&P Business, and all of Nabors' other businesses will be transferred to other NIL subsidiaries.

        "Separation Agreement" means the Separation Agreement, dated as of June 25, 2014, by and between Red Lion and NIL, a copy of which is attached as Annex B to this proxy statement/prospectus.

        "Tax Matters Agreement" means the Tax Matters Agreement to be entered into between NIL and Red Lion in the form attached as Exhibit D to the Separation Agreement in all material respects.

        "Transactions" means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide, among other things, for the Separation and the Merger, as described in "The Transactions" in this proxy statement/prospectus.

        "Transaction Agreements" means the Merger Agreement, the Separation Agreement and the Ancillary Agreements.

        "Transition Services Agreements" means, collectively, the Nabors Transition Services Agreement and the Red Lion Transition Services Agreement.

        "U.S. Distributions" means the distribution by Nabors Industries, Inc., a Delaware corporation, of NCPS and the distribution by Nabors International Finance Inc., a Delaware corporation, of NCPS.

        "U.S. Distributions Tax Opinion" means an opinion to the effect that the U.S. Distributions should qualify as tax-free pursuant to Section 355 of the Code.

        "US HoldCo" means CJ Holding Co., a Delaware corporation and a direct wholly-owned subsidiary of LuxCo.

        "U.S. Treasury Regulations" means the regulations promulgated under the Code.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

        The following are some of the questions that you may have regarding the Transactions and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see "The Transactions" beginning on page    and "The Transaction Agreements" beginning on page    . These questions and answers, as well as the summary beginning on page    , are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in, or incorporated by reference into, this proxy statement/prospectus. You are urged to read this proxy statement/prospectus in its entirety. Additional important information is contained in the documents incorporated by reference into this proxy statement/prospectus and the annexes hereto. You should pay special attention to "Risk Factors" beginning on page    and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page    .

Q:
What are the transactions described in this proxy statement/prospectus?

A:
References to the "Transactions" mean the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide, among other things, for the Separation of the C&P Business from the other businesses of Nabors, the Merger of a direct wholly-owned subsidiary of Red Lion with and into C&J and the issuance of Red Lion common shares to C&J stockholders, as described in "The Transactions" and elsewhere in this proxy statement/prospectus.

Q:
What will happen in the Separation?

A:
Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL will separate the C&P Business from Nabors' other businesses, all of which are currently indirectly held by Red Lion. Following the Separation, Red Lion and its subsidiaries will retain the C&P Business, while the remaining businesses of Nabors will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries.

Q:
What will happen in the Merger?

A:
Pursuant to and in accordance with the terms and conditions of the Merger Agreement, following completion of the Separation, Merger Sub will merge with and into C&J. C&J will survive the Merger as a wholly-owned subsidiary of Red Lion and will cease to be a publicly traded company. Upon completion of the Merger, Red Lion will be renamed C&J Energy Services Ltd. and will become a publicly traded company that will own and operate the combined businesses of C&J and the C&P Business. It is anticipated that Red Lion common shares will be traded on the NYSE under the ticker symbol "CJES", and receipt of approval for such listing is a condition to the closing of the Merger.

Q:
What will C&J stockholders receive in the Merger?

A:
Holders of C&J common stock will receive one Red Lion common share for each share of C&J common stock that they hold at the time of the Merger. Immediately following the closing of the Merger, C&J stockholders will own approximately 49.75% of the fully diluted equity of Red Lion (which is currently expected to represent approximately 47% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger).

Q:
What will NIL receive in the Transactions?

A:
NIL is currently the sole shareholder of Red Lion. In connection with the Separation, Red Lion will issue to NIL or one of its wholly-owned subsidiaries Red Lion common shares based on a formula set forth in the Separation Agreement such that, immediately following the closing of the Merger, NIL or one of its wholly-owned subsidiaries will own approximately 50.25% of the fully diluted equity of Red Lion (which is currently expected to represent approximately 53% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger).

Additionally, subsidiaries of Red Lion will issue Intercompany Notes with an aggregate face amount of approximately $938 million to other subsidiaries of NIL in connection with the Separation. The Intercompany Notes will be repaid in connection with the closing of the Merger, resulting in a cash payment by Red Lion to subsidiaries of NIL of approximately $938 million. C&J has obtained commitments from certain financial institutions to provide debt financing to Red Lion and/or US HoldCo in an amount sufficient to fund the repayment of the Intercompany Notes at the closing of the Merger.

Q:
Who will serve on the Red Lion board of directors following completion of the Merger?

A:
Upon completion of the Transactions, Red Lion will have a seven-member board of directors, organized into three classes substantially equivalent in size. At that time, the Red Lion board of directors will be comprised of the following individuals: Randall C. McMullen, Jr., Michael Roemer, H. H. Wommack, Michael C. Linn, John P. Kotts, William Restrepo and Joshua E. Comstock, and the Chairman of the Red Lion board of directors will be Mr. Comstock, the current Chairman of the C&J board of directors and Chief Executive Officer of C&J. See "The Transactions—Board of Directors and Executive Officers of Red Lion Following the Merger; Red Lion After the Transactions."

Q:
Who will serve as the executive officers of Red Lion and manage the business of the combined company following completion of the Transactions?

A:
After the Transactions are completed, certain executive officers of C&J, along with an executive officer of the C&P Business, will be the executive officers of Red Lion and will manage its business. See "The Transactions—Board of Directors and Executive Officers of Red Lion Following the Merger; Red Lion After the Transactions."

Q:
Will Red Lion or its subsidiaries incur indebtedness in connection with the Transactions?

A:
Yes. In connection with the Transactions, C&J has obtained financing commitments from certain financial institutions that will permit Red Lion and its subsidiaries to incur borrowings or issue debt securities in an aggregate principal amount of up to $1.875 billion, a portion of which will be used on the closing date of the Merger to (i) fund the repayment of the Intercompany Notes issued in connection with the Separation, (ii) repay existing indebtedness of C&J and (iii) pay fees, costs and expenses incurred in connection with the Transactions. Red Lion or one or more of its affiliates also intends, at or prior to the closing of the Merger, to issue senior unsecured notes in an offering conducted under Rule 144A of the Securities Act or another private placement transaction. See "Debt Financing."

Q:
How will the rights of C&J stockholders change after the Merger?

A:
After the Merger, C&J stockholders will become Red Lion shareholders, and their rights will be governed by Bermuda law and Red Lion's memorandum of association and amended bye-laws, which differ in several significant respects from Delaware corporate law and C&J's amended and restated certificate of incorporation and second amended and restated bylaws, respectively, as currently in effect. A comparison of C&J stockholder rights before and after the Transactions may be found in this proxy statement/prospectus in "Comparison of the Rights of Stockholders Before and After the Transactions."

Q:
Will C&J common stock continue to be traded on the NYSE after the Merger is completed?

A:
No. If the Merger is completed, C&J's common stock will no longer be listed for trading on the NYSE. Instead, Red Lion will apply to list the Red Lion common shares on the NYSE under the ticker symbol "CJES," C&J's current ticker symbol. The approval for listing on the NYSE of the Red Lion common shares to be issued in the Merger or owned by NIL or one of its wholly-owned subsidiaries following the Merger is a condition to the closing of the Merger.

Q:
What are the material tax consequences to C&J stockholders resulting from the Merger?

A:
C&J stockholders generally are not expected to recognize gain or loss as a result of the Merger for U.S. federal income tax purposes. The obligation of C&J to complete the Merger is conditioned upon the receipt by C&J of the Merger Tax Opinion from Fried, Frank, Harris, Shriver & Jacobson LLP ("Fried Frank"), tax counsel to C&J, dated as of the closing date of the Merger, in form and substance reasonably satisfactory to C&J, substantially to the effect that for U.S. federal income tax purposes the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and Red Lion should be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a "five percent transferee shareholder" (within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger who does not enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c)). Subject to the limitations and qualifications described in "Material U.S. Federal Income Tax Consequences of the Merger and the U.S. Distributions—U.S. Federal Income Tax Consequences of the Merger," certain U.S. holders and non-U.S. holders of C&J common stock, other than such holders who would be five percent transferee shareholders of Red Lion immediately after the Merger and who do not enter into gain recognition agreements, generally are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. The material U.S. federal income tax consequences of the Merger are described in more detail under "Material U.S. Federal Income Tax Consequences of the Merger and the U.S. Distributions—U.S. Federal Income Tax Consequences of the Merger."

Q:
Are there risks associated with the Transactions?

A:
Yes. NIL, C&J and their respective shareholders may not realize the expected benefits of the Transactions because of the risks and uncertainties discussed in "Risk Factors" beginning on page    and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page     . These risks include, among others, risks relating to the uncertainty that the Transactions will close, the uncertainty that Red Lion will be able to integrate the combined businesses of C&J and the C&P Business successfully and uncertainties relating to the performance of Red Lion after the Transactions.

Q:
When will the Transactions be completed?

A:
We expect to complete the Transactions before the end of 2014, although there can be no assurance as to whether or when the Transactions will be consummated.

 QUESTIONS AND ANSWERS ABOUT THE C&J SPECIAL MEETING

        The following are some of the questions that C&J stockholders may have regarding the special meeting of C&J stockholders, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see "The C&J Special Meeting" beginning on page     . These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in, or the documents incorporated by reference into, this proxy statement/prospectus. C&J urges its stockholders to read this proxy statement/prospectus and the documents incorporated by reference herein in their entirety prior to making any decision. You should pay special attention to "Risk Factors" beginning on page    and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page    .

Q:
What are C&J stockholders being asked to vote on at the special meeting?

A:
C&J stockholders are being asked to approve the Merger Agreement, which we refer to as the "merger proposal." C&J stockholder adoption of the Merger Agreement is required under the DGCL and is a condition to the completion of the Transactions.

C&J stockholders are also being asked to approve on a non-binding, advisory basis, the compensation that may be paid or become payable to C&J's named executive officers in connection with the Merger, which we refer to as the "compensation proposal." The approval by C&J stockholders of the compensation proposal is not a condition to the completion of the Transactions.

C&J stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the "meeting adjournment proposal." The approval by C&J stockholders of the meeting adjournment proposal is not a condition to the completion of the Transactions.

Q:
When and where is the special meeting of C&J stockholders?

A:
The special meeting of C&J stockholders will be held on                    , 2014 at        , local time, at C&J's headquarters located at 3990 Rogerdale, Houston, Texas 77042.

Q:
Who can vote at the special meeting of C&J stockholders?

A:
Only stockholders of record who own C&J common stock at the close of business on,                    , 2014, the record date of the special meeting, are entitled to vote at the special meeting. Each holder of common stock is entitled to one vote per share. There were            shares of C&J common stock outstanding on                    , 2014.

Q:
How does the C&J board of directors recommend that C&J stockholders vote?

A:
The C&J board of directors has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, C&J and its stockholders. Accordingly, the C&J board of directors has unanimously approved the Merger Agreement and the Merger. Therefore, the C&J board of directors unanimously recommends that C&J stockholders vote "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the meeting adjournment proposal.

Q:
What vote is required to approve each proposal?

A:
In accordance with the DGCL and C&J's governing documents, the approval by C&J stockholders of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote at the special meeting. Pursuant to a support agreement, Joshua E. Comstock, the Chairman of the C&J board of directors and Chief Executive Officer of C&J, and certain entities affiliated with him, have agreed to vote the shares of C&J common stock beneficially owned by them, representing approximately      % of the issued and outstanding shares of C&J common stock as of the record date of the special meeting, in favor of the merger proposal and the meeting adjournment proposal. In accordance with the DGCL and C&J's governing documents, the approval by C&J stockholders of the compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote and present in person or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of C&J common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present.

Q:
What is a quorum?

A:
The holders of a majority of the issued and outstanding shares of C&J common stock present either in person or represented by proxy and entitled to vote at the special meeting will constitute a quorum. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Because each of the proposals is a non-routine matter, shares of C&J common stock held in "street name" and as to which a broker, bank or other nominee has not received voting instructions on any of the proposals will not be deemed present for purposes of determining whether a quorum is present at the special meeting. If a broker, bank or other nominee has received instructions as to one or more, but fewer than all, of the proposals with respect to any shares held in "street name," then those shares will be included in the calculation of the number of shares considered to be present at the special meeting for purposes of determining whether a quorum is present.

Q:
What should C&J stockholders do now in order to vote on the proposals being considered at the C&J special meeting?

A:
C&J stockholders may submit a proxy by filling out the accompanying proxy card and returning it as instructed on the proxy card. C&J stockholders can also authorize the individuals named on the proxy card to vote their shares by telephone or the internet by following the instructions printed on the proxy card.

Submitting a proxy means that a stockholder gives someone else the right to vote his shares in accordance with his instructions. In this way, the stockholder ensures that his vote will be counted even if he is unable to attend the C&J special meeting. If a C&J stockholder executes a proxy, but does not include specific instructions on how to vote, the individuals named as proxies will vote the C&J stockholders' shares as follows:

  •
  "FOR" the merger proposal;

  •
  "FOR" the compensation proposal; and

  •
  "FOR" the meeting adjournment proposal.

If a C&J stockholder holds shares in "street name," which means the shares are held of record by a broker, bank or nominee, see "Q: If a C&J stockholder's shares are held in 'street name' by his broker, will the broker vote the shares for the stockholder?" below.

C&J stockholders may also vote in person at the meeting. If a C&J stockholder plans to attend the C&J special meeting and wishes to vote in person, he will be given a ballot at the C&J special meeting. Please note, however, that if a C&J stockholder's shares are held in "street name," and he wishes to vote in person at the C&J special meeting, the C&J stockholder must bring a proxy from the record holder of the shares authorizing him to vote at the C&J special meeting. Whether or not a C&J stockholder plans to attend the C&J special meeting, he is encouraged to authorize his proxy as described in this proxy statement/prospectus.

Q:
If a C&J stockholder is not going to attend the special meeting, should the stockholder return his proxy card or otherwise vote his shares?

A:
Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by calling the toll-free number shown on the proxy card or submitting a proxy by visiting the website shown on the proxy card ensures that the stockholder's shares will be represented and voted at the special meeting, even if the stockholder is unable to or does not attend.

Q:
If a C&J stockholder's shares are held in "street name" by his broker, will the broker vote the shares for the stockholder?

A:
If a C&J stockholder's shares are held in "street name," which means such shares are held of record by a broker, bank or nominee, he will receive instructions from his broker, bank or other nominee that he must follow in order to have his shares of C&J common stock voted. If a C&J stockholder has not received such voting instructions or requires further information regarding such voting instructions, the C&J stockholder should contact his bank, broker or other nominee. Brokers, banks and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. All proposals for the C&J special meeting are non-routine and non-discretionary. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the meeting but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker, bank or other nominee does not have discretionary voting power on such proposal. If a C&J stockholder's broker, bank or other nominee holds the C&J stockholder's shares of C&J common stock in "street name," the C&J stockholder's bank, broker or other nominee will vote the C&J stockholder's shares only if the C&J stockholder provides instructions on how to vote by filling out the voter instruction form sent to him by his bank, broker or other nominee with this proxy statement/prospectus.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO GRANT YOUR PROXY AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

Q:
Can C&J stockholders change their vote?

A:
Yes. Holders of record of C&J common stock who have properly completed and submitted their proxy card or proxy by telephone or internet can change their vote before the proxy is voted at the C&J special meeting in any of the following ways:

  •
  sending a written notice that is received prior to the special meeting stating that the stockholder revokes his proxy to the corporate secretary of C&J at 3990 Rogerdale, Houston, Texas 77042;

  •
  properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

    •
    visiting the website shown on the proxy card and submitting a new proxy in the same manner that the stockholder would submit his proxy via the internet or by calling the toll-free number shown on the proxy card to submit a new proxy by telephone; or

    •
    attending the special meeting in person and voting his shares.

Simply attending the special meeting will not revoke a proxy.

A C&J stockholder whose shares are held in "street name" by his broker and who has directed that person to vote his shares should instruct that person to change his vote.

Q:
What will happen if C&J stockholders abstain from voting, or fail to vote or to instruct their broker, bank or nominee to vote if their shares are held in "street name"?

A:
The failure of a C&J stockholder to vote or to instruct his broker to vote if his shares are held in "street name" may have a negative effect on the ability of C&J to obtain the number of votes necessary for approval of the proposals. For purposes of the stockholder vote, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting "AGAINST" the merger proposal, voting "AGAINST" the compensation proposal and voting "AGAINST" the meeting adjournment proposal. The failure of a C&J stockholder to vote or to instruct his broker, bank or nominee to vote if his shares are held in "street name" will have the same effect as a vote "AGAINST" the merger proposal. The failure of a C&J stockholder to vote or to instruct his broker, bank or nominee to vote if his shares are held in "street name" will not (assuming a quorum is present) affect the proposal to approve the compensation proposal. Because the proposal is a non-routine matter, shares of C&J common stock held in "street name" and as to which a broker, bank or other nominee has not received voting instructions on any of the proposals will not have any effect on the meeting adjournment proposal. If a broker, bank or other nominee has received instructions as to one or more of the proposals, but not as to the meeting adjournment proposal, with respect to any shares held in "street name," then those shares will have the same effect as a vote "AGAINST" the meeting adjournment proposal.

Q:
What will happen if C&J stockholders do not revoke a submitted proxy?

A:
All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies. If a proxy is returned without an indication as to how shares of C&J common stock represented by such proxy are to be voted with regard to a particular proposal, the shares of C&J common stock represented by such proxy will be voted in accordance with the recommendation of the C&J board of directors and therefore, "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the meeting adjournment proposal.

Q:
Can C&J stockholders demand appraisal of their shares?

A:
No. C&J stockholders do not have appraisal rights under Delaware law in connection with the Merger.

SUMMARY

        This summary, together with the sections entitled "Questions and Answers About the Transactions" and "Questions and Answers About the C&J Special Meeting" immediately preceding this summary, provides a summary of the material terms of the Transactions. These sections highlight selected information contained in this proxy statement/prospectus and may not include all the information that is important to you. To better understand the Transactions, and the risks related to the Transactions, and for a more complete description of the legal terms of the Separation and the Merger, you should read this entire proxy statement/prospectus carefully, including the documents incorporated by reference herein and the annexes hereto. See also "Where You Can Find Additional Information."

The Companies

  C&J Energy Services, Inc.

        C&J is an independent provider of premium hydraulic fracturing, coiled tubing, cased-hole wireline, pumpdown and other complementary oilfield services with a focus on complex, technically demanding well completions. With the development of a specialty chemicals business and strategic acquisitions during 2013, C&J now blends and supplies specialty chemicals for completion and production services, and also manufactures and provides downhole tools and related directional drilling technology and data acquisition and control systems. These products are provided to third-party customers in the energy services industry and are also used in C&J's operations and equipment. In addition to its suite of completion, stimulation and production enhancement services, C&J manufactures, repairs and refurbishes equipment and provides parts and supplies for third-party companies in the energy services industry, as well as to fulfill its internal needs.

        Headquartered in Houston, Texas, C&J operates in some of the most active basins in the United States. C&J also has an office in Dubai and is in the process of establishing an operational presence in key countries in the Middle East with a long-term goal of becoming a significant provider of multiple services throughout the region.

        The principal executive offices of C&J are located at 3990 Rogerdale, Houston, Texas 77042, and C&J's main telephone number at that address is (713) 260-9986. Additional information about C&J and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information".

  Nabors Industries Ltd.

        Nabors owns and operates the world's largest land-based drilling rig fleet and has one of the largest completion services and workover and well servicing rig fleets in North America. Nabors is a leading provider of offshore platform workover and drilling rigs in the United States and multiple international markets. Nabors provides innovative drilling technology and equipment, directional drilling and comprehensive oilfield services in most of the significant oil and gas markets in the world.

        The principal executive offices of NIL are located at Crown House, 4 Par La-Ville Road, Second Floor, Hamilton, HM08, Bermuda, and NIL's main telephone number at that address is (441) 292-1510. Additional information about NIL is included in "Information About the Parties—Information About Nabors" beginning on page     .

  Nabors Red Lion Limited

        Red Lion is a direct wholly-owned subsidiary of NIL that currently functions as the holding company for Nabors' various subsidiaries, including the subsidiaries that operate the C&P Business. Following the Transactions, Red Lion will continue to own and operate the combined businesses of C&J and the C&P Business, while all of Nabors' other businesses will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. In connection with the Separation, NIL and Red Lion will enter into a number of agreements that will govern the relationship between Nabors and Red Lion following the Separation.

        The principal executive offices of Red Lion are located at Crown House, 4 Par La-Ville Road, Second Floor, Hamilton, HM08, Bermuda, and Red Lion's main telephone number at that address is (441) 292-1510. The C&P Business is described in detail in "Information About the Parties—Information About Red Lion" beginning on page     .

  Nabors CJ Merger Co.

        Merger Sub is a direct wholly-owned subsidiary of Red Lion. Merger Sub was formed on August 7, 2014 for the purpose of merging with and into C&J in the Merger, with C&J continuing as the surviving corporation and a wholly-owned subsidiary of Red Lion. Merger Sub has not carried on any activities other than in connection with the Merger Agreement.

The Transactions

        On June 25, 2014, C&J and NIL announced that they had agreed to combine C&J and the C&P Business. Pursuant to the Separation Agreement, NIL will separate the C&P Business from Nabors' other businesses, all of which are currently indirectly held by Red Lion. NIL will cause Red Lion and its subsidiaries to retain the C&P Business, with the remaining businesses of Nabors to be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Following the Separation, NIL, Red Lion and C&J will consummate the Merger upon the terms and subject to the conditions of the Merger Agreement. Red Lion's direct wholly-owned subsidiary, Merger Sub, will merge with and into C&J and C&J will survive the Merger as a direct wholly-owned subsidiary of Red Lion.

        In the Merger, each share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one newly issued Red Lion common share. As a result of and immediately following the closing of the Merger, C&J stockholders will own approximately 47% of the issued and outstanding Red Lion common shares, and NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares. After the Transactions, Red Lion will continue its existence as a Bermuda exempted company, will be renamed C&J Energy Services Ltd. and will become a publicly traded company that operates the combined businesses of C&J and the C&P Business. It is anticipated that Red Lion common shares will be traded on the NYSE under the ticker symbol "CJES."

        In connection with the Transactions, NIL and Red Lion have entered into a Separation Agreement to effect the Separation and have agreed to enter into several other agreements to provide a framework for their relationship after the Separation. Among other agreements, at the closing of the Merger, the following agreements will be executed:

        Employee Benefits Agreement.    The Employee Benefits Agreement will govern Nabors', Red Lion's and C&J's obligations with respect to employment-related matters and liabilities of employees of the C&P Business after the Merger. The Employee Benefits Agreement generally provides that a member of the Red Lion Group will assume and retain liabilities relating to Red Lion employees arising from an action first asserted upon or after the effective time of the Separation and that the Nabors Group will retain all liabilities with respect to employment, or termination of employment, of continuing employees of the C&P Business arising from an action first asserted before the effective time of the Separation.

        Tax Matters Agreement.    The Tax Matters Agreement will govern Nabors' and Red Lion's respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters, in each case related to tax matters of Nabors and the C&P Business after the Merger. The Tax Matters Agreement generally provides that NIL will be responsible for, and will indemnify Red Lion for, all pre-closing taxes attributable to the C&P Business and Red Lion will be responsible for all post-closing taxes attributable to the C&P Business. In addition, subject to certain exceptions, NIL will be responsible for any taxes that arise in connection with the Separation.

        Alliance Agreement.    The Alliance Agreement will establish a framework for cooperation between Nabors and Red Lion following the closing of the Merger in connection with business opportunities where Nabors and Red Lion can provide complementary services, and provide for certain mutual exclusivity and non-competition obligations. Specifically, the Alliance Agreement creates a procedure whereby Nabors and Red Lion will cooperate with respect to procurement processes conducted by third parties requesting or including the provision of both certain drilling services (as provided by Nabors) and certain completion and production services (as provided by Red Lion). Also, for the term of the Alliance Agreement, Red Lion will generally agree not to provide or offer, directly or indirectly, certain drilling services, and NIL will generally agree not to provide or offer, directly or indirectly, completion and production services on land, in each case except in collaboration with the other or in certain named jurisdictions.

        Registration Rights Agreement.    The Registration Rights Agreement will govern Nabors' and Red Lion's respective rights and obligations with respect to the registration for resale of Red Lion common shares held by Nabors following the Merger. Pursuant to the Registration Rights Agreement, Red Lion will be required to prepare and file a shelf registration statement with the SEC for all of the Red Lion common shares held by NIL and maintain the effectiveness of such shelf registration statement until the date upon which there are no longer any registrable securities outstanding.

        Transition Services Agreements.    Pursuant to the Transition Services Agreements, Nabors and Red Lion will, on a transitional basis, provide to each other certain support services and other assistance after the Merger.

        See "Additional Agreements Related To The Separation And The Merger" beginning on page    .

        For a more complete discussion of the Transaction Agreements, see "The Transaction Agreements" and "Additional Agreements Related to the Separation and the Merger."

  The Separation (See "The Transactions—The Separation" beginning on page     )

        Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL will separate the C&P Business from Nabors' other businesses, all of which are currently indirectly held by Red Lion. Following the Separation, Red Lion and its subsidiaries will retain the C&P Business, while the remaining businesses of Nabors will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries.

        In connection with the Separation, Red Lion will issue to NIL or one of its wholly-owned subsidiaries Red Lion common shares based on a formula set forth in the Separation Agreement such that, immediately following the closing of the Merger, NIL or one of its wholly-owned subsidiaries will own approximately 50.25% of the fully diluted equity of Red Lion (which is currently expected to represent approximately 53% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger).

  Conditions to the Red Lion Restructuring (See "The Transaction Agreements—The Separation Agreement—Conditions to the Red Lion Restructuring" beginning on page     )

        As more fully described elsewhere in this proxy statement/prospectus and in the Separation Agreement, NIL's obligation to effect the Separation is subject to the fulfillment or waiver of the condition that each of the parties to the Merger Agreement has irrevocably confirmed to the other that each condition to such party's obligation to effect the Merger (subject to certain exceptions) has been fulfilled, will be fulfilled at the effective time of the Merger or is or has been waived by such party, as the case may be.

  The Merger; Merger Consideration (See "The Transactions—The Merger" beginning on page     )

        Pursuant to and in accordance with the terms and conditions of the Merger Agreement, Merger Sub will merge with and into C&J following completion of the Separation. C&J will survive the Merger as a wholly-owned subsidiary of Red Lion and will cease to be a publicly traded company. After the Merger, Red Lion will be a publicly traded company and will own and operate the combined businesses of C&J and the C&P Business.

        The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one newly issued Red Lion common share. This one-to-one exchange (subject to adjustment) is referred to as the "exchange ratio." The Separation Agreement provides for the issuance of additional Red Lion common shares to Nabors in connection with the Separation so that immediately following the closing of the Merger, NIL or one of its wholly-owned subsidiaries will own approximately 50.25% of the fully diluted equity of Red Lion (which is currently expected to represent approximately 53% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger). No fractional Red Lion common shares will be issued to C&J stockholders in the Merger.

  Conditions to the Merger (See "The Transaction Agreements—The Merger Agreement—Conditions to Completion of the Merger" beginning on page     )

        As more fully described elsewhere in this proxy statement/prospectus and in the Merger Agreement, each of NIL's, C&J's and Red Lion's obligations to effect the Merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

  •
  the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock;

  •
  the approval for listing on the NYSE of the Red Lion common shares to be issued in the Merger or owned by NIL or one of its wholly-owned subsidiaries following the Merger, subject to official notice of issuance;

  •
  the termination or expiration of the waiting period applicable to the Merger under the HSR Act (on July 28, 2014, C&J and NIL were granted early termination of the HSR Act waiting period by the Federal Trade Commission);

  •
  the effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order or proceedings seeking a stop order;

  •
  the absence of restraining orders, injunctions or other judgments or orders of any governmental authority of competent jurisdiction prohibiting completion of the Merger and that the completion of the Merger is not illegal under any applicable law, rule, regulation or order; and

  •
  the completion of the Red Lion Restructuring in accordance with the Separation Agreement.

        NIL's and Red Lion's respective obligations to effect the Merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

  •
  the truth and correctness of C&J's representations and warranties, subject to specified materiality thresholds, as of the date of the Merger Agreement and the closing date of the Merger;

  •
  the performance in all material respects by C&J of all obligations required to be performed by it at or prior to the closing of the Merger;

  •
  the receipt by NIL of a certificate of the Chief Executive Officer and Chief Financial Officer of C&J certifying the satisfaction by C&J of the conditions described in the preceding two bullet points;

  •
  the absence of any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business of C&J since the date of the Merger Agreement;

  •
  the receipt by NIL of the U.S. Distributions Tax Opinion from Deloitte Tax LLP, NIL's tax advisor, dated as of the closing date of the Merger;

  •
  the receipt by NIL of a Foreign Investment in Real Property Tax Act certificate from C&J;

  •
  the availability of the proceeds of the debt financing to fund the repayment of the Intercompany Notes; and

  •
  the receipt of consents, approvals and other deliverables with respect to certain agreements of C&J (such consents, approvals and other deliverables have been obtained prior to the date of this proxy statement/prospectus).

        C&J's obligation to effect the Merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

  •
  the truth and correctness of NIL's representations and warranties, subject to specified materiality thresholds, as of the date of the Merger Agreement and the closing date of the Merger;

  •
  the performance in all material respects by NIL of all obligations required to be performed by it at or prior to the closing of the Merger;

  •
  the receipt by C&J of a certificate of the Chief Executive Officer and Chief Financial Officer of NIL certifying the satisfaction by NIL of the conditions described in the preceding two bullet points;

  •
  the absence of any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Red Lion, since the date of the Merger Agreement;

  •
  the adoption of amended bye-laws of Red Lion at or prior to the closing of the Merger in accordance with the Merger Agreement; and

  •
  the receipt by C&J of the Merger Tax Opinion from Fried Frank, tax counsel to C&J, dated as of the closing date of the Merger.

        See "The Transaction Agreements—The Merger Agreement—Conditions to Completion of the Merger."

   Voting by C&J Affiliates and Directors and Executive Officers (See "The C&J Special Meeting—Voting by C&J Directors and Executive Officers" beginning on page     )

        At the close of business on            , 2014, the record date of the special meeting, C&J directors and executive officers and their affiliates were entitled to vote approximately        % of the shares of C&J common stock issued and outstanding on that date. C&J currently expects that C&J directors and executive officers and their affiliates will vote their shares in favor of all three proposals. Pursuant to a support agreement, Joshua E. Comstock, the Chairman of the C&J board of directors and Chief Executive Officer of C&J, and certain entities affiliated with him, have agreed to vote the shares of C&J common stock beneficially owned by them, representing approximately        % of the issued and outstanding shares of C&J common stock as of the record date, in favor of the merger proposal and the meeting adjournment proposal.

  Vote Required at the C&J Special Meeting (See "The C&J Special Meeting—Required Vote" beginning on page     )

        In accordance with the DGCL and C&J's governing documents, the approval by C&J stockholders of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote at the special meeting. In accordance with the DGCL and C&J's governing documents, the approval by C&J stockholders of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of C&J common stock entitled to vote and present in person or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of C&J common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present.

  C&J Board of Directors' Reasons for the Merger (See "The Transactions—C&J's Reasons for the Merger" beginning on page     )

        In the course of reaching its decision to unanimously approve the Merger and adopt the Merger Agreement and the transactions contemplated thereby, the C&J board of directors considered a number of factors in its deliberations. Those factors are described in "The Transactions—C&J's Reasons for the Merger" beginning on page     .

  NIL's Board of Directors' Reasons for the Transactions (See "The Transactions—NIL's Reasons for the Separation and the Merger" beginning on page     )

        In the course of reaching its decision to unanimously approve the Separation and the Merger, the NIL board of directors considered a number of factors in its deliberations. Those factors are described in "The Transactions—NIL's Reasons for the Separation and the Merger" beginning on page     .

  Opinions of C&J's Financial Advisors (See "The Transactions—Opinions of C&J's Financial Advisors" beginning on page     )

  Opinion of Tudor, Pickering, Holt & Co., Securities Inc.

        In connection with the Merger, Tudor, Pickering, Holt & Co. Securities, Inc. ("TPH") delivered an opinion to the C&J board of directors as to the fairness, from a financial point of view, of the exchange ratio provided in the Merger that would entitle holders of C&J common stock (excluding specified holders) to receive Red Lion common shares in the Merger. C&J retained TPH solely to provide its opinion. The full text of TPH's written opinion, dated June 24, 2014, is incorporated by reference into this proxy statement/prospectus and attached as Annex C hereto. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. TPH's opinion was provided to the

C&J board of directors in connection with the C&J board of directors' consideration of the Merger, does not address any other aspect of the Merger and does not constitute a recommendation as to how any holder of interests in C&J should vote or act with respect to the Merger or any other matter.

  Opinion of Citigroup Global Markets Inc.

        C&J has retained Citigroup Global Markets Inc. ("Citi") as a financial advisor in connection with the Merger. In connection with this engagement, Citi delivered a written opinion, dated June 24, 2014, to the C&J board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for pursuant to the Merger Agreement. The full text of Citi's written opinion, dated June 24, 2014, to the C&J board of directors, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is incorporated by reference into this proxy statement/prospectus and attached as Annex D hereto. The description of Citi's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the C&J board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger or any related transactions. Citi was not requested to consider, and its opinion did not address, the underlying business decision of C&J to effect the Merger or related transactions, the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for C&J or the effect of any other transaction in which C&J might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation as to how any stockholder should vote or act on any matters relating to the Merger, any related transactions or otherwise.

   Board of Directors and Management of Red Lion After the Merger (See "The Transactions—Board of Directors and Executive Officers of Red Lion Following the Merger; Red Lion After the Transactions" beginning on page     )

        Upon completion of the Transactions, Red Lion will have a seven-member board of directors, organized into three classes substantially equivalent in size. At that time, the Red Lion board of directors will be comprised of the following individuals: Randall C. McMullen, Jr., Michael Roemer, H. H. Wommack, Michael C. Linn, John P. Kotts, William Restrepo and Joshua E. Comstock, and the Chairman of the Red Lion board of directors will be Mr. Comstock, who is the current Chairman of the C&J board of directors and Chief Executive Officer of C&J.

        Upon completion of the Transactions, certain current executive officers of C&J, along with an executive officer of the C&P Business, will become the executive officers of Red Lion and will manage its business.

  Interests of Certain Persons in the Merger (See "The Transactions—Interests of Certain Persons in the Merger" beginning on page     )

        Certain members of the C&J board of directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of C&J stockholders generally. The members of the C&J board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger and the Merger Agreement, and in recommending to C&J stockholders that the Merger Agreement be adopted. With respect to the new employment agreements that have been entered into by and between Red Lion and each of C&J's named executive officers (specifically, Messrs. Comstock, McMullen, Gawick, Prestidge and Moore) to become effective as of the effective time of the Merger (the "Red Lion Employment Agreements"), the members of the C&J board of directors were aware of the fact that the C&J management team had proposed new arrangements to NIL and of the terms of such proposal and the C&J board of directors also considered this, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending to C&J stockholders that the Merger Agreement be adopted.

        These interests include the following:

  •
  C&J's executive officers and non-employee directors are participants in and have received equity awards under the C&J Energy Services, Inc. 2006 Stock Option Plan, the C&J Energy Services, Inc. 2010 Stock Option Plan and/or the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (collectively, the "C&J LTIP"). Pursuant to the Merger Agreement, the outstanding C&J stock option and restricted stock awards held by C&J's executive officers and non-employee directors (and, for the avoidance of doubt, all other award holders under the C&J LTIP) immediately prior to the effective time of the Merger will be converted into stock option and restricted stock awards, respectively, for an equivalent value of Red Lion common shares subject to the same terms and conditions.

  •
  Certain C&J executive officers may be entitled to certain levels of compensation and benefits for a period of one year following the effective time of the Merger or through December 31, 2015 (whichever is earlier) and certain severance benefits in the event of a qualifying termination following the Merger.

  •
  Red Lion and each of C&J's named executive officers (specifically Messrs. Comstock, McMullen, Gawick, Prestidge and Moore) have entered into new employment agreements, to be effective as of the effective time of the Merger. The new employment agreements supersede the existing employment agreements by and between C&J and these executive officers, effective as of the closing of the Merger. NIL or Red Lion may initiate negotiations of other agreements, arrangements and understandings with certain of C&J's executive officers regarding compensation and benefits and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, Red Lion on a going-forward basis following completion of the Merger.

  •
  Joshua E. Comstock will serve as both the Chief Executive Officer of Red Lion and as Chairman of the Red Lion board of directors following the effective time of the Merger.

  •
  Members of the C&J board of directors and executive officers are entitled to continued indemnification under the Merger Agreement.

  Comparison of Stockholder Rights (See "Comparison of the Rights of Stockholders Before and After the Transactions" beginning on page     )

        After the Merger, C&J stockholders will become Red Lion shareholders and their rights will be governed by Bermuda law and Red Lion's memorandum of association and amended bye-laws, which differ in several significant respects from Delaware corporate law and C&J's amended and restated certificate of incorporation and second amended and restated bylaws, respectively, as currently in effect.

  Risk Factors (See "Risk Factors" beginning on page     )

        You should carefully consider the matters described in "Risk Factors," as well as other information included in, and the documents incorporated by reference into, this proxy statement/prospectus.

  Regulatory Approval (See "The Transactions—Regulatory Approvals" beginning on page     )

        Under the HSR Act and related rules and regulations, the Merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division of the Department of Justice (the "Antitrust Division"), and all statutory waiting period requirements have been satisfied. The HSR Act provides for an initial 30-calendar-day statutory waiting period following the necessary filings by the parties to a merger, unless the Federal Trade Commission and Antitrust Division terminate the waiting period early. C&J and NIL filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on July 14, 2014, and on July 28, 2014, C&J and NIL were granted early termination of the HSR Act waiting period by the Federal Trade Commission.

        At any time before or after completion of the Merger, the Federal Trade Commission or the Antitrust Division, a state attorney general, a foreign competition authority, or a private party could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin completion of the Separation or the Merger or seeking divestiture of substantial assets of C&J or NIL. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

  Financing (See "Debt Financing" beginning on page     )

        In connection with the Transactions, C&J has obtained financing commitments from certain financial institutions that will permit Red Lion and its subsidiaries to incur borrowings in an aggregate principal amount of up to $1.875 billion, a portion of which will be used on the closing date of the Merger to (i) fund the repayment of the Intercompany Notes issued in connection with the Separation, (ii) repay existing indebtedness of C&J and (iii) pay fees, costs and expenses incurred in connection with the Transactions.

  Termination (See "The Transaction Agreements—The Merger Agreement—Termination" beginning on page      )

        The Merger Agreement may be terminated at any time prior to the completion of the Merger by the mutual written consent of C&J and NIL. Also, subject to specified qualifications and exceptions, either C&J or NIL may terminate the Merger Agreement at any time prior to the completion of the Merger if:

  •
  any governmental entity of competent jurisdiction has issued an order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the Merger, and the order, decree, ruling or injunction has become final and nonappealable;

  •
  the Merger has not been consummated by December 31, 2014, as such date may be extended under certain circumstances to a date no later than March 31, 2015 (the "End Date"); or

  •
  the C&J stockholders meeting (including any adjournments thereof) has concluded without the requisite vote of C&J stockholders in favor of the Merger Agreement.

        In addition, subject to specified qualifications and exceptions, NIL may terminate the Merger Agreement if:

  •
  C&J has (i) failed to make the recommendation that C&J stockholders vote in favor of the Merger Agreement or effected a change in recommendation, or (ii) breached its obligations under the Merger Agreement with respect to any third-party acquisition proposal in any material respect;

  •
  there has been a breach by C&J of any of its covenants or agreements contained in the Merger Agreement, or a failure to be true of any of C&J's representations or warranties contained in the Merger Agreement, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the Merger, the failure of the condition to the closing of the Merger relating to the accuracy of C&J's representations or warranties or the compliance by C&J with its covenants or agreements and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to C&J or the End Date or, by its nature, cannot be cured within such time period; provided that NIL is not itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions applicable to NIL not to be satisfied; or

  •
  (i) the conditions to C&J's obligations to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied at closing but that are expected to be satisfied at closing) or, to the extent permitted by applicable law, waived by the party having the right to waive such conditions, (ii) NIL has confirmed in a writing delivered to C&J following the end of a certain marketing period for the debt financing that the conditions to NIL's obligations to complete the Merger (other than the condition relating to the availability of debt financing and those conditions that by their nature are to be satisfied at closing but that are expected to be satisfied at closing) have been satisfied (or that it would be willing to waive any such unsatisfied conditions for purposes of consummating the Merger) and that NIL stands ready, willing and able to consummate the Merger, and (iii) the full proceeds of the debt financing are not available to fund the repayment of the Intercompany Notes within five business days after the delivery of such written notice.

        In addition, subject to specified qualifications and exceptions, C&J may terminate the Merger Agreement if:

  •
  there has been a breach by NIL of any of its covenants or agreements contained in the Merger Agreement, or a failure to be true of any of NIL's representations or warranties contained in the Merger Agreement, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the Merger, the failure of the condition to the closing of the Merger relating to the accuracy of NIL's representations or warranties or the compliance by NIL with its covenants or agreements and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to NIL or the End Date or, by its nature, cannot be cured within such time period; provided that C&J is not itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions applicable to C&J not to be satisfied; or

  •
  at any time prior to receipt of the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock to approve the Merger Agreement, in order to enter into a binding written agreement with respect to a superior proposal, provided that C&J has complied in all material respects with its obligations under the Merger Agreement relating to third-party acquisition proposals and has paid to NIL a termination fee of $65 million.

  Termination Fees (See "The Transaction Agreements—The Merger Agreement—Fees Payable in Certain Circumstances" beginning on page      )

        The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, certain termination fees may be payable. The circumstances under which termination fees may be payable, and the fees to be paid under those circumstances, include:

  •
  if NIL terminates the Merger Agreement after (i) the C&J board of directors has failed to make the recommendation that C&J stockholders vote in favor of the Merger Agreement or effected a change in recommendation, or (ii) the full proceeds of the debt financing are not available to fund the repayment of the Intercompany Notes within five business days after the delivery by NIL of written notice stating that all applicable conditions to closing have been satisfied or waived and that NIL stands ready, willing and able to consummate the Merger, then C&J must pay NIL the sum of $65 million on the second business day following such termination;

  •
  if either party terminates the Merger Agreement following the failure of C&J stockholders to vote in favor of the Merger Agreement at the C&J special meeting, then C&J must pay NIL the sum of $17 million on the second business day following such termination, to reimburse NIL for fees and expenses incurred by NIL and its subsidiaries in connection with the Merger Agreement and the transactions contemplated therein;

  •
  if C&J terminates the Merger Agreement in order to enter into a binding written agreement with respect to a superior proposal, then C&J must pay NIL the sum of $65 million prior to or concurrently with such termination;

  •
  if (i)(a) NIL terminates the Merger Agreement following C&J's breach of its obligations under the Merger Agreement with respect to third-party acquisition proposals in any material respect or (b) either party terminates the Merger Agreement following the failure of C&J stockholders to vote in favor of the Merger Agreement at the C&J special meeting, and (ii) at any time after the date of the Merger Agreement and at or before the date of the C&J special meeting, there has been a public acquisition proposal (for 50% or more of C&J) that was not withdrawn at least 10 business days prior to (A) the date of such termination (in the case of a termination described in clause (i)(a) above) or (B) the C&J stockholders meeting (in the case of a termination described in clause (i)(b) above), and (iii) within 12 months of the date of such termination of the Merger Agreement, C&J enters into any definitive agreement with respect to, or consummates, any acquisition proposal (for 50% or more of C&J), then C&J must pay NIL the sum of $65 million on the second business day following consummation of such acquisition proposal, less any amount previously paid by C&J to NIL pursuant to the second bullet point above or the last bullet point below;

  •
  if (i)(a) either party terminates the Merger Agreement because the Merger has not been consummated by the End Date and C&J's failure to comply with any provision of the Merger Agreement has been the primary cause of the failure of the Merger to occur on or before the End Date, or (b) NIL terminates the Merger Agreement following a breach by C&J of any of C&J's covenants or agreements, or a failure to be true of any of C&J's representations or warranties contained in the Merger Agreement, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the Merger, the failure of the condition to the closing of the Merger relating to the accuracy of C&J's representations or warranties or the compliance by C&J with its covenants or agreements and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to C&J or the End Date or, by its nature, cannot be cured within such time period, and (ii) at any time after the date of the Merger Agreement and before such termination there has been a public acquisition proposal (for 50% or more of C&J) that was not withdrawn by at least the date 10 business days prior to (A) the date of such termination (in the case of a termination described in clause (i)(b) above) or (B) the C&J stockholders meeting (in the case of a termination described in clause (i)(a) above), and (iii) within 12 months of the date of such termination of the Merger Agreement, C&J enters into any definitive agreement with respect to, or consummates, any acquisition proposal (for 50% or more of C&J), then C&J must pay NIL the sum of $65 million on the second business day following the consummation of the acquisition contemplated by such acquisition proposal, less any amount previously paid by C&J to NIL pursuant to the second bullet point above or the last bullet point below; and

  •
  if NIL terminates the Merger Agreement following C&J's breach of its obligations under the Merger Agreement with respect to third-party acquisition proposals in any material respect or following a breach by C&J of any of its covenants or agreements contained in the Merger Agreement, or a failure to be true of any of C&J representations or warranties contained in the Merger Agreement, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the Merger, the failure of the condition to the closing of the Merger relating to the accuracy of C&J's representations or warranties or the compliance by C&J with its covenants or agreements and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to C&J or the End Date or, by its nature, cannot be cured within such time period, then C&J shall reimburse NIL, up to an aggregate of $10 million on the second business day following such termination, for all of the documented out-of-pocket fees and expenses incurred by NIL and its subsidiaries in connection with the Merger Agreement, provided that the foregoing expense reimbursement requirement shall not apply in the event NIL receives an expense reimbursement payment pursuant to the second bullet point above.

        If C&J terminates the Merger Agreement following a breach by NIL of any of its covenants or agreements contained in the Merger Agreement, or a failure to be true of any of NIL's representations or warranties contained in the Merger Agreement, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the Merger, the failure of the condition to the closing of the Merger relating to the accuracy of NIL's representations or warranties or the compliance by NIL with its covenants or agreements and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to NIL or the End Date or, by its nature, cannot be cured within such time period, then NIL shall reimburse C&J, up to an aggregate of $10 million on the second business following such termination, for all of the documented out-of-pocket fees and expenses incurred by C&J and its subsidiaries in connection with the Merger Agreement.

  Post-Closing Working Capital Adjustment (See "The Transaction Agreements—The Separation Agreement—Working Capital Adjustment" beginning on page      )

        The Separation Agreement provides for a working capital adjustment to the extent that the actual working capital of Red Lion as of the effective date of the Separation is outside of a target range described in the Separation Agreement as of such date. If the actual working capital transferred to Red Lion by NIL in the Separation exceeds the top of the target working capital range, then Red Lion will pay to NIL the difference between the actual working capital amount and the top of such target working capital range. If the actual working capital amount transferred to Red Lion by NIL in the Separation is less than the bottom of the target working capital range, then NIL will pay to Red Lion the difference between the actual working capital amount and the bottom of such target working capital range.

  Material U.S. Federal Income Tax Consequences of the Merger (See "Material U.S. Federal Income Tax Consequences of the Merger and the U.S. Distributions" beginning on page      )

        C&J stockholders generally are not expected to recognize gain or loss as a result of the Merger for U.S. federal income tax purposes. The obligation of C&J to complete the Merger is conditioned upon the receipt by C&J of the Merger Tax Opinion from Fried Frank, tax counsel to C&J, dated as of the closing date of the Merger, in form and substance reasonably satisfactory to C&J, substantially to the effect that for U.S. federal income tax purposes the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and Red Lion should be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a "five percent transferee shareholder" (within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger who does not enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c)). Subject to the limitations and qualifications described in "Material U.S. Federal Income Tax Consequences of the Merger and the U.S. Distributions—U.S. Federal Income Tax Consequences of the Merger," certain U.S. holders and non-U.S. holders of C&J common stock, other than such holders who would be five percent transferee shareholders of Red Lion immediately after the Merger and who do not enter into gain recognition agreements, generally are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. If for U.S. federal income tax purposes the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, C&J's U.S. stockholders would recognize gain or loss on their disposition of C&J common stock in the Merger. If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, but Red Lion is not treated as a corporation under Section 367(a) of the Code with respect to transfers of property thereto in connection with the Merger, C&J's U.S. stockholders would recognize gain, but not loss, for U.S. federal income tax purposes.

        C&J stockholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger to them, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

        The material U.S. federal income tax consequences of the Merger are described in more detail under "Material U.S. Federal Income Tax Consequences of the Merger and the U.S. Distributions—U.S. Federal Income Tax Consequences of the Merger."

  No Dissenters' or Appraisal Rights (See "The Transactions—Rights of Appraisal" beginning on page       )

        C&J stockholders do not have appraisal rights under Delaware law in connection with the Merger.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RED LION

        The following selected historical consolidated financial data of Red Lion as of December 31, 2013 and 2012, and for each of the years ended December 31, 2013, 2012 and 2011 are derived from the audited consolidated financial statements of Red Lion and the notes thereto that are included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data as of December 31, 2011, 2010 and 2009 and for each of the years ended December 31, 2010 and 2009 are derived from the unaudited financial records of Red Lion, which have not been included in, or incorporated by reference into, this proxy statement/prospectus.

        The selected historical consolidated financial data as of June 30, 2014 and for each of the six month periods ended June 30, 2014 and 2013 are derived from the unaudited consolidated financial statements of Red Lion and the notes thereto that are included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 2013 are derived from the unaudited financial records of Red Lion, which have not been included in, or incorporated by reference into, this proxy statement/prospectus. Interim results for the six months ended and as of June 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2014.

        Red Lion currently holds substantially all of the operating subsidiaries of NIL, including the subsidiaries that operate the C&P Business. Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL will separate the C&P Business from Nabors' other businesses prior to the Merger. Red Lion and its subsidiaries will retain the C&P Business, while the remaining businesses of Nabors, including the drilling and rig services businesses, will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Red Lion will not have an ownership interest in the businesses retained by NIL following the Transactions. Because the selected historical consolidated financial data below is as of and for periods occurring prior to the Separation, it includes revenues, costs, assets and liabilities from businesses that will be retained by NIL, including the drilling and rig services business. See "Risk Factors—Risks Related to Red Lion After the Transactions—The historical financial information included in this proxy statement/prospectus may not be a reliable indicator of future results."

        The selected historical consolidated financial data below should be read in conjunction with the consolidated financial statements and notes thereto in this proxy statement/prospectus and the information included under "Unaudited Pro Forma Condensed Combined Financial Information" and

the information under "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations of Red Lion."

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Operating Data(1)(2)
Revenues and other income:
Operating revenues	$3,206,599	$2,993,444	$6,152,015	$6,843,051	$6,013,480	$4,134,483	$3,662,220
Earnings (losses) from unconsolidated affiliates	(3,021)	4,255	39	(288,718)	85,448	58,641	(211,961)
Investment income	8,046	94,241	96,576	63,137	19,935	7,248	25,464

Total revenues and other income	3,211,624	3,091,940	6,248,630	6,617,470	6,118,863	4,200,372	3,475,723
Costs and other deductions:
Direct costs	2,128,234	1,972,594	3,987,120	4,361,814	3,738,506	2,397,061	1,971,711
General and administrative expenses	267,769	257,055	513,316	518,966	474,628	329,253	393,079
Depreciation and amortization	564,947	535,575	1,086,677	1,039,923	918,122	760,962	663,958
Interest expense	91,113	120,284	223,418	251,904	256,632	272,712	266,047
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	17,256	61,637	39,230	(134,313)	467	80,078	1,528
Impairments and other charges	—	—	280,491	290,260	198,072	61,292	118,543

Total costs and other deductions	3,069,319	2,947,145	6,130,252	6,328,554	5,586,427	3,901,358	3,414,866
Income from continuing operations before income taxes	142,305	144,795	118,378	288,916	532,436	299,014	60,857
Income tax expense (benefit)	14,688	12,492	(58,256)	48,254	167,127	52,759	(91,380)
Subsidiary preferred stock dividend	1,984	1,500	3,000	3,000	3,000	750	—

Income from continuing operations, net of tax	125,633	130,803	173,634	237,662	362,309	245,505	152,237
Income (loss) from discontinued operations, net of tax	483	(19,862)	(11,179)	(67,526)	(97,601)	(161,090)	(218,609)

Net income (loss)	126,116	110,941	162,455	170,136	264,708	84,415	(66,372)
Less: Net (income) loss attributable to noncontrolling interest	(826)	(5,713)	(7,180)	(621)	(1,045)	(85)	342

Net income attributable to Red Lion	$125,290	$105,228	$155,275	$169,515	$263,663	$84,330	$(66,030)

Earnings (Losses) Per Share
Basic from continuing operations	$103	$104	$139	$198	$301	$205	$127
Basic from discontinued operations	—	(16)	(10)	(57)	(81)	(135)	(182)

Total Basic	$103	$88	$129	$141	$220	$70	$(55)

Diluted from continuing operations	$103	$104	$139	$198	$301	$205	$127
Diluted from discontinued operations	—	(16)	(10)	(57)	(81)	(135)	(182)

Total Diluted	$103	$88	$129	$141	$220	$70	$(55)

Weighted-average number of common shares outstanding:
Basic	1,200	1,200	1,200	1,200	1,200	1,200	1,200
Diluted	1,200	1,200	1,200	1,200	1,200	1,200	1,200
Balance sheet data (at end of period):
Total assets	$12,432,806	$12,262,593	$12,158,928	$12,654,307	$12,899,269	$11,594,266	$10,566,161
Long-term debt	3,956,290	4,071,191	3,904,117	4,379,336	4,348,490	3,064,126	3,940,605
Total shareholder's equity	5,900,686	5,739,757	5,802,797	5,765,124	5,424,006	5,151,915	4,899,815

(1)
All periods present the operating activities of Red Lion's wholly owned oil and gas businesses, Red Lion's previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as discontinued operations.

(2)
Red Lion's acquisitions' results of operations and financial position have been included beginning on the respective dates of acquisition and include KVS Transportation, Inc. and D&D Equipment Investments, LLC (October 2013), Navigate Energy Services, Inc. (January 2013), Peak Oilfield Service Company (July 2011), Stone Mountain Venture Partnership (June 2011), Energy Contractors LLC (December 2010) and Superior Well Services, Inc. (September 2010).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF C&J

        The following selected historical consolidated financial information for C&J as of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011 has been derived from C&J's audited consolidated financial statements and the notes thereto contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this proxy statement/prospectus. The following selected historical consolidated financial information as of December 31, 2011, 2010 and 2009 and for each of the years ended December 31, 2010 and 2009 has been derived from C&J's audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus.

        The selected historical consolidated financial information as of June 30, 2014 and for each of the six months ended June 30, 2014 and 2013 has been derived from C&J's unaudited consolidated financial statements and the notes thereto contained in C&J's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial information as of June 30, 2013 has been derived from C&J's unaudited consolidated financial statements and the notes thereto contained in C&J's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, which has not been incorporated by reference into this proxy statement/prospectus. Interim results for the six months ended and as of June 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2014.

        The following selected historical consolidated financial information should be read in conjunction with the information under "Unaudited Pro Forma Condensed Combined Financial Information," C&J's historical financial statements included in reports that are incorporated by reference into this proxy statement/prospectus and the notes thereto and management's discussion and analysis of operations and financial condition of C&J contained in such reports. See "Where You Can Find Additional Information."

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(unaudited)	(unaudited)
Revenues	$684,458	$543,007	$1,070,322	$1,111,501	$758,454	$244,157	$67,030
Costs and expenses:
Direct costs	498,583	367,157	738,947	686,811	432,298	145,093	44,414
General and administrative expenses	91,306	65,310	136,910	94,556	41,076	16,491	9,533
Research and development	6,358	463	5,020	—	—	—	—
Depreciation and amortization	47,244	34,482	74,703	46,912	22,919	10,711	9,828
Other (income) expense:
Interest expense, net	3,944	3,333	6,550	4,996	4,221	17,341	4,708
Losses (gains) on sales and retirement of long-lived assets and other expense (income), net	(379)	202	474	797	15	1,880	1,363
Loss on early extinguishment of debt	—	—	—	—	7,605	—	—

Total costs and other deductions	647,056	470,947	962,604	834,072	508,134	191,516	69,846
Income (loss) from operations before income taxes	37,402	72,060	107,718	277,429	250,320	52,641	(2,816)
Income tax expense (benefit)	14,706	26,069	41,313	95,079	88,341	20,369	(386)

Net income (loss)	$22,696	$45,991	$66,405	$182,350	$161,979	$32,272	$(2,430)

Earnings Per share
Basic earnings per share	$0.42	$0.87	$1.25	$3.51	$3.28	$0.70	$(0.05)

Diluted earnings per share	$0.40	$0.84	$1.20	$3.37	$3.19	$0.67	$(0.05)

Weighted-average number of common shares outstanding:
Basic	53,722	52,665	53,038	52,008	49,315	46,352	46,323
Diluted	56,547	55,051	55,367	54,039	50,780	47,851	46,323
Balance sheet data (at end of period):
Total assets	$1,383,982	$1,071,988	$1,132,300	$1,012,757	$537,849	$226,088	$150,231
Long-term debt and capital lease obligations	297,589	157,651	164,205	173,705	—	44,817	60,668
Total shareholders' equity	727,741	662,612	696,151	599,891	395,055	109,446	65,799

 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following summary unaudited pro forma condensed combined financial information combines the historical financial statements of C&J and Red Lion after giving effect to (i) the Separation and certain Merger-related Transactions between Nabors and Red Lion, (ii) the payment of approximately $938 million to Nabors in connection with the repayment of Intercompany Notes and (iii) the Merger, using the acquisition method of accounting for a reverse acquisition and incorporating preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes under "Unaudited Pro Forma Condensed Combined Financial Information" (the "unaudited pro forma statements"), which are included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma statements were prepared using: (i) C&J's consolidated financial statements for the year ended December 31, 2013, which have been incorporated by reference into this proxy statement/prospectus; (ii) the historical Red Lion consolidated financial statements as of and for the year ended December 31, 2013, which are included elsewhere in this proxy statement/prospectus; (iii) C&J's consolidated financial statements for the six months ended June 30, 2014, which have been incorporated by reference into this proxy statement/prospectus; and (iv) the historical Red Lion consolidated financial statements as of and for the six months ended June 30, 2014, which are included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma condensed combined balance sheet information is presented as if the Merger had occurred on June 30, 2014, and the unaudited pro forma condensed combined statements of operations and per share information is presented as if the Merger had occurred on January 1, 2013.

        The unaudited pro forma statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of the combined company. This summary unaudited pro forma condensed combined financial information should be read together with the historical financial statements of each of C&J and Red Lion contained in, or incorporated by reference into, this proxy statement/prospectus and the information under "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of the Consolidated Financial Condition and Results of Operations of Red Lion" and Management's Discussion and Analysis of Financial Condition and Results of Operations of C&J that are incorporated by reference into this proxy statement/prospectus.

 As of and For the Six Months Ended June 30, 2014 (in thousands except per share data)

			Pro Forma
	Historical
			The Separation	Red Lion Post-Separation		C&J Combined
	C&J	Red Lion			Adjustments
Balance Sheet Data
Total assets	$1,383,982	$12,432,806	$(10,123,525)	$2,309,281	$498,740	$4,192,003
Long-term debt and capital lease obligations	297,589	3,956,290	(3,956,290)	—	1,007,250	1,304,839
Total liabilities	656,241	6,521,624	(5,056,497)	1,465,127	224,753	2,346,121
Total equity	727,741	5,911,182	(5,067,028)	844,154	273,987	1,845,882
Statement of Operations Data
Revenues	$684,458	$3,211,624	$(2,171,786)	$1,039,838	$—	$1,724,296
Direct costs	498,583	2,128,234	(1,290,528)	837,706	—	1,336,289
Selling, general and administrative expenses	91,306	267,769	(189,865)	77,904	(7,128)	162,082
Depreciation and amortization	47,244	564,947	(451,774)	113,173	(2,238)	158,179
Interest expense, net	3,944	91,113	(91,113)	—	41,732 (1)	45,676
Other costs and expenses	5,979	17,256	(13,047)	4,209	—	10,188
Income (loss) before income taxes	37,402	142,305	(135,459)	6,846	(32,366)	11,882
Net income (loss) available to shareholders	22,696	126,116	(124,154)	1,962	(18,168)	6,490
Per Share Data
Basic income per common share	$0.42					$0.06
Diluted income per common share	$0.40					$0.05

For the Year Ended December 31, 2013 (in thousands except per share data)

			Pro Forma
	Historical
			The Separation	Red Lion Post-Separation		C&J Combined
	C&J	Red Lion			Adjustments
Statement of Operations Data
Revenues	$1,070,322	$6,248,630	$(4,171,571)	$2,077,059	$—	$3,147,381
Direct costs	738,947	3,987,120	(2,421,213)	1,565,907	—	2,304,854
Selling, general and administrative expenses	136,910	513,316	(349,242)	164,074	—	300,984
Depreciation and amortization	74,703	1,086,677	(880,245)	206,432	11,042	292,177
Interest expense, net	6,550	223,418	(223,418)	—	87,151 (1)	93,701
Other costs and expenses	5,494	319,721	(291,119)	28,602		34,096
Income (loss) before income taxes	107,718	118,378	(6,334)	112,044	(98,193)	121,569
Net income (loss) available to shareholders	66,405	162,455	(93,596)	68,859	(58,312)	76,952
Per Share Data
Basic income per common share	$1.25					$0.67
Diluted income per common share	$1.20					$0.65

(1)
Pro forma adjustments to interest expense assume a significant portion of the Merger financing will come from senior unsecured bridge loans available under the Debt Commitment Letter at an effective interest rate of approximately 9%. Prior to the close of the Merger, Red Lion intends to undergo a public debt offering with more favorable interest rates than senior unsecured bridge loans.

 COMPARATIVE PER SHARE DATA OF C&J AND PRO FORMA COMBINED C&J

        The following table sets forth selected historical per share information for C&J common stock as well as similar information reflecting the combined businesses of C&J and the C&P Business, referred to as "pro forma combined" information, for the following periods: (i) as of and for the six months ended June 30, 2014 and (ii) as of and for the year ended December 31, 2013. The pro forma combined earnings per common share information is presented as if the Merger had been effective on January 1, 2013, and the pro forma combined book value per common share is presented as if the Merger had been effective on June 30, 2014. The information in the table is unaudited except that the historical information as of and for the year ended December 31, 2013 has been derived from audited information. You should read the data in conjunction with C&J's historical consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus.

        The pro forma combined earnings per share was calculated using the methodology described under "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this proxy statement/prospectus. The pro forma combined book value per share was calculated by dividing total pro forma combined common stockholders' equity by the number of shares expected to be outstanding after giving pro forma effect to the issuance of Red Lion common shares pursuant to the Merger Agreement.

	As of and For the Six Months Ended June 30, 2014		As of and For the Year Ended December 31, 2013
	C&J Historical	Pro Forma Combined	C&J Historical	Pro Forma Combined
Basic earnings per common share	$0.42	$0.06	$1.25	$0.67
Diluted earnings per common share	$0.40	$0.05	$1.20	$0.65
Cash dividends declared per common share(1)	$—	$—	$—	$—
Book value per common share(2)	$13.15	$15.66	$12.75	NA

(1)
C&J has not paid any dividends historically and there is no intention to pay dividends in the future.

(2)
Book value per common share on a pro forma basis is presented as if the Merger had been effective on June 30, 2014.

 MARKET PRICE AND DIVIDEND INFORMATION FOR C&J COMMON STOCK

        C&J common stock currently trades on the NYSE under the ticker symbol "CJES." On June 24, 2014, the last trading day before the announcement of the signing of the Merger Agreement, the last sale price of C&J common stock reported by the NYSE was $31.64. On October 30, 2014, the last practicable trading day for which information is available as of the date of this proxy statement/prospectus, the last sale price of C&J common stock reported by the NYSE was $18.62. The following table sets forth the high and low prices per share of C&J common stock for the periods indicated. For current price information, C&J stockholders are urged to consult publicly available sources.

	C&J Common Stock
	High	Low
Calendar Year Ending December 31, 2014
Period from October 1, 2014 to October 30, 2014	$30.81	$17.32
Third Quarter	$34.18	$26.90
Second Quarter	$34.93	$27.41
First Quarter	$29.73	$20.26
Calendar Year Ended December 31, 2013
Fourth Quarter	$24.70	$19.88
Third Quarter	$22.18	$18.90
Second Quarter	$22.72	$17.45
First Quarter	$25.35	$21.09
Calendar Year Ended December 31, 2012
Fourth Quarter	$22.09	$17.80
Third Quarter	$22.66	$17.37
Second Quarter	$19.94	$16.15
First Quarter	$23.11	$16.05
Calendar Year Ended December 31, 2011
Fourth Quarter	$23.32	$12.65
Third Quarter (from July 29, 2011)	$32.94	$15.60

        C&J has not paid any dividends on its common stock since becoming a public company. Any determination as to the declaration of dividends is at the C&J board of directors' sole discretion based on factors it deems relevant.

        Market price data for Red Lion common shares has not been presented as Red Lion common shares do not trade separately from NIL common shares.

RISK FACTORS

        You should carefully consider the following risk factors, together with the other information contained in, or the documents incorporated by reference into, this proxy statement/prospectus, including the factors discussed in Part I, Item 1A—Risk Factors in C&J's Annual Report on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference into this proxy statement/prospectus. The risks described below are the material risks, although not the only risks, relating to the Transactions and Red Lion after the Transactions.

 Risks Related to the Transactions

C&J stockholders cannot be sure of the market price of the Red Lion common shares they will receive.

        Under the Merger Agreement, each share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one newly issued Red Lion common share. Red Lion common shares are not currently listed on a national securities exchange and do not trade publicly, although Red Lion intends to apply to list its common shares on the NYSE, effective as of the closing of the Merger, and receipt of approval for such listing is a condition to the closing of the Merger. No assurance can be provided as to the value at which Red Lion common shares will trade following the closing of the Merger. The trading price of Red Lion common shares will depend on a number of conditions, including changes in the businesses, operations, results and prospects of Red Lion, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. A number of these factors and conditions are beyond the control of Red Lion, C&J and NIL.

        In addition, because the business of C&J and the C&P Business differ in some respects, the market price of Red Lion common shares after the Merger may be affected by factors different from those currently affecting the market price of C&J common stock. For instance, C&J is more vertically integrated than Red Lion in that C&J maintains an equipment manufacturing segment for the construction of oilfield equipment and other machinery for use in its business and for sale to third party customers. Moreover, the C&P Business includes a production services business, which historically trades at a different multiple of EBITDA than C&J's business. Consequently, there is a risk that various factors, conditions and developments that would not affect C&J's independent results of operations (and consequently its share price) could negatively affect the price of Red Lion common shares. See "—Risks Related to an Investment in Red Lion Common Shares" for a summary of some of the key factors that might affect Red Lion and the prices at which Red Lion common shares may trade from time to time.

The consideration to be received by C&J stockholders is fixed and will not be adjusted for changes affecting C&J or Red Lion.

        Under the Merger Agreement, each share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one newly issued Red Lion common share. The consideration under the Merger Agreement is fixed and will not be adjusted prior to completion of the Merger for changes in the businesses, operations, results and prospects of C&J or the C&P Business. Such changes may affect the value of the Red Lion common shares that C&J stockholders will receive upon completion of the Merger or may affect the market value of C&J common stock prior to completion of the Merger. Market assessments of the benefits of the Merger and general and industry-specific market and economic conditions may also have an effect on the market price of C&J common stock prior to completion of the Merger and the expected value of Red Lion common shares that C&J stockholders will receive upon completion of the Merger. Neither C&J nor Red Lion is permitted to terminate the Merger Agreement solely because of changes in the market price of C&J common stock or the expected value of the Red Lion common shares.

The Merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

        The completion of the Merger is subject to a number of conditions, including the approval of the Merger Agreement by C&J stockholders, which makes the completion and timing of the Merger uncertain. See "The Transaction Agreements—The Merger Agreement—Conditions to Completion of the Merger." We cannot predict whether and when these conditions will be satisfied. Any delay in completing the Merger could cause the combined company not to realize all or some of the synergies that we expect to achieve if the Merger is successfully completed within its expected timeframe.

Failure to complete the Merger could negatively affect C&J's share price and its future business and financial results.

        C&J, NIL and Red Lion cannot make any assurances that they will be able to satisfy all of the conditions to the Merger or succeed in any litigation brought in connection with the Merger. If the Merger is not completed, or if there are significant delays in completing the Merger, the financial results of C&J may be adversely affected and C&J will be subject to several risks, including:

  •
  C&J's business may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the Merger and certain restrictions under the Merger Agreement, without realizing any of the anticipated benefits of completing the Merger;

  •
  C&J will have paid certain costs relating to the Merger, such as legal, accounting, financial advisor and printing fees, without realizing any of the anticipated benefits of completing the Merger;

  •
  the market price of C&J common stock might decline to the extent that the current market price reflects a market assumption that the Merger will be completed;

  •
  C&J may experience negative reactions from the financial markets and from its customers and employees and/or could be subject to litigation related to a failure to complete the Merger;

  •
  if the Merger Agreement is terminated under certain circumstances, C&J may be required to pay a termination fee of up to $65 million to NIL (see "The Transaction Agreements—The Merger Agreement—Fees Payable in Certain Circumstances");

  •
  if the C&J board of directors seeks out another business combination following termination of the Merger Agreement, C&J stockholders cannot be certain that C&J will be able to find a party willing to enter into a more or equally favorable arrangement than the terms provided for in the Merger Agreement; and

  •
  C&J, NIL and Red Lion may become subject to litigation related to any failure to complete the Merger.

        If the Merger is not completed, C&J cannot assure its stockholders that these risks will not materialize and will not materially and adversely affect the business, financial results and stock price of C&J.

If the Merger does not qualify as a reorganization under Section 368 of the Code, C&J stockholders may be required to pay U.S. federal income taxes in connection with the receipt of Red Lion common shares in the Merger.

        Consummation of the Merger is conditioned on the receipt by C&J of the Merger Tax Opinion from Fried Frank, tax counsel to C&J, to the effect that C&J stockholders generally should not recognize gain or loss as a result of the Merger for U.S. federal income tax purposes. The Merger Tax Opinion will be based on, among other things, current law and certain assumptions and representations as to factual matters made by NIL and C&J. Any change in currently applicable law, which may be retroactive, or the failure of any representation to be true, correct and complete in all material respects, could adversely affect the conclusions reached by Fried Frank in the Merger Tax Opinion. Moreover, the Merger Tax Opinion will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in the Merger Tax Opinion. If the Merger were taxable, C&J stockholders would be considered to have made a taxable sale of their C&J common stock to Red Lion, and C&J stockholders would recognize taxable gain or loss on their receipt of Red Lion common shares in the Merger. See "Material U.S. Federal Income Tax Consequences of the Merger and the U.S. Distributions—U.S. Federal Income Tax Consequences of the Merger" beginning on page      .

If C&J's financing for the transaction is not funded, the Merger may not be completed.

        C&J has obtained a debt financing commitment letter (the "Debt Commitment Letter") from certain financial institutions (collectively, the "Debt Commitment Parties") that will permit Red Lion and its subsidiaries to incur borrowings in an aggregate principal amount of up to $1.875 billion. Pursuant to the Debt Commitment Letter, and subject to the conditions set forth therein, the Debt Commitment Parties have agreed to provide to Red Lion and its subsidiaries (i) senior secured credit facilities in an aggregate principal amount of $1.275 billion, consisting of (a) a revolving credit facility in an aggregate principal amount of $600 million and (b) a term loan B facility in an aggregate principal amount of $675 million and (ii) senior unsecured bridge loans in an aggregate principal amount of $600 million. It is expected that the proceeds of the term loan B facility together with proceeds from the bridge loans and/or senior unsecured notes issued in lieu thereof will be used on the closing date of the Merger (A) to fund the repayment of the Intercompany Notes issued in connection with the Separation, (B) to repay existing indebtedness of C&J and (C) to pay fees, costs and expenses incurred in connection with the Transactions. To the extent one or more of the Debt Commitment Parties does not fund its portion of the debt financing commitments, the other Debt Commitment Parties are not obligated to assume the unfunded commitments and C&J may be required to seek alternative financing or fund such commitments itself. The Debt Commitment Letter includes certain conditions, including the negotiation of definitive documentation, the solvency of Red Lion after giving effect to the transactions contemplated by the Merger Agreement and other customary closing conditions consistent with the Merger Agreement. For a description of the debt financing, see "Debt Financing" beginning on page      .

        In the event some or all of the financing contemplated by the Debt Commitment Letter is not available, C&J is obligated to use its reasonable best efforts to obtain alternative financing in an amount that will enable Red Lion to fund the repayment of the Intercompany Notes, and on terms and conditions not less favorable to the combined company than those described in the Debt Commitment Letter. However, such alternative financing may not be available to Red Lion or, if available, may not be available on satisfactory terms. Further, Red Lion's ability to raise capital by accessing the capital markets may be limited by a number of factors, including its credit rating, interest rates, investors' willingness to purchase Red Lion's securities, the condition of the global economy and a number of other factors that may be beyond C&J's and Red Lion's control and it may not be able to issue notes on satisfactory terms or terms similar to the Bridge Facility. If Red Lion is unable to access the capital markets or obtain funding from its financing sources for the cash required in connection with the transaction, the Merger may not be completed. Further, in such a circumstance, Nabors may terminate the Merger Agreement and C&J may be required to pay Nabors a termination fee of up to $65 million. See "The Transaction Agreements—The Merger Agreement—Fees Payable in Certain Circumstances" beginning on page      .

Future potential changes to the tax laws could result in Red Lion being treated as a U.S. corporation for U.S. federal income tax purposes, and if adopted prior to closing of the Merger, could delay the consummation of the Merger.

        Red Lion currently is treated as a foreign corporation that generally is not subject to U.S. federal income taxation. Under Code Section 7874(b), a foreign corporation that acquires substantially all of the properties of a U.S. entity may be treated as a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, the former equity holders of the U.S. entity own 80% or more of the foreign corporation and certain other conditions are met (the "80% Rule"). In addition, under Code Section 7874(a), if the former equity holders of the acquired U.S. entity own less than 80% but more than 60% of the foreign corporation and certain other conditions are met, the foreign corporation will continue to be treated as a "foreign" corporation, but special rules will apply, including that the U.S. entity (or any specified related U.S. persons) will not be permitted to use its tax attributes (e.g., net operating losses or available foreign tax credits) to reduce the U.S. federal income tax liability attributable to so-called "inversion gain" realized during the 10-year period following the date of acquisition (the "60% Rule"). Under current law, neither the 80% Rule nor the 60% Rule are expected to apply following the Merger, and Red Lion is expected to continue to be treated as a foreign corporation for U.S. federal income tax purposes. Changes to Code Section 7874, the U.S. Treasury Regulations promulgated thereunder, or other provisions of tax law could affect Red Lion's status as a foreign corporation for U.S. federal income tax purposes, the ability of C&J to use its tax attributes, or the ability of Red Lion and its subsidiaries to engage in certain transactions to reduce their overall tax liability, which could subject Red Lion and its subsidiaries to substantially greater future U.S. tax liability than currently contemplated. Any such changes could have prospective or retroactive application, and may apply even if enacted after the Merger is consummated.

        Since section 7874 of the Code was enacted, there have been various proposals to broaden its scope, including proposals which, if enacted in their presently proposed forms, could be effective retroactively to transactions completed as early as May 8, 2014. These proposals generally, among other things, would treat a foreign acquiring corporation as a U.S. corporation if the former shareholders of the U.S. corporation own more than 50% of the shares of the foreign acquiring corporation after the transaction, or if the foreign corporation's affiliated group has substantial business activities in the United States and the foreign corporation is primarily managed and controlled in the United States. Certain of these proposals, if enacted in their present forms and if applicable to the Merger, could cause Red Lion to be treated as a U.S. corporation for U.S. federal income tax purposes. In addition, there can be no assurance that any final regulations issued or legislation enacted, if applicable to transactions completed during the period in which the Merger occurs, would not cause Red Lion to be treated as a U.S. corporation for U.S. federal income tax purposes.

        In the event that, prior to the consummation of the Merger, legislation is enacted (or the parties reasonably believe that legislation will be enacted) that would cause Red Lion to be treated as a U.S. corporation for U.S. federal income tax purposes, the parties have agreed to amend the Merger Agreement to provide that C&J will, directly and/or indirectly, acquire the C&P Business. As a result of such amendment, NCPS and the entity that owns the C&P Business in Canada each would become either a direct or indirect subsidiary of C&J. Such an amendment could cause a delay in the completion of the Transactions.

A delay in the completion of the Transactions may diminish the anticipated benefits of the Transactions.

        Completion of the Transactions is conditioned upon the receipt of consents, approvals and opinions from certain governmental agencies and third parties. The requirement to receive these consents, approvals and opinions before the Transactions could delay the completion of the Transactions if such governmental agencies or third parties request additional information from the parties or seek to impose certain conditions upon the granting of any consents, approvals or opinions.

Any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Transactions. Significant changes to current conditions could outweigh the anticipated benefits of the Transaction. Any uncertainty over the ability of the companies to complete the Transactions could make it more difficult for C&J and the C&P Business to retain key employees or to pursue business strategies. In addition, until the Transactions are completed, the attention of C&J management and management of the C&P Business may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the Transactions.

The integration of C&J with the C&P Business following the Transactions may present challenges and cannot be assured.

        There are difficulties inherent in the process of integrating C&J with the C&P Business. These difficulties include, but are not limited to, the following:

  •
  the integration of C&J with the C&P Business while carrying on the ongoing operations of each business;

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  the challenge and cost of integrating the information technology systems of each of C&J and the C&P Business, which presently are run under different operating software systems;

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  the challenge of integrating the business cultures of each of C&J and the C&P Business; and

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  the potential difficulty in retaining key officers and personnel of C&J and the C&P Business.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Red Lion's businesses. Members of Red Lion's senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of Red Lion, service existing customers, attract new customers and develop new products or strategies. If Red Lion's senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Red Lion's business could suffer.

        Red Lion's successful or cost-effective integration of C&J with the C&P Business cannot be assured. The failure to do so could have a material adverse effect on Red Lion's business, financial condition and results of operations after the Transactions.

The pendency of the Merger could materially adversely affect the business and operations of C&J and the C&P Business or result in a loss of their employees.

        Uncertainty about the effect of the Merger on employees, customers and suppliers may have an adverse effect on C&J and the C&P Business and, consequently, on Red Lion. These uncertainties may impair C&J's and the C&P Business's abilities to attract, retain and motivate key personnel until the Merger is consummated and for a period of time thereafter. These uncertainties could cause customers, suppliers and others who deal with C&J and the C&P Business to change their existing business relationships, which could negatively affect revenues, earnings and cash flows of C&J and the C&P Business, as well as the market price of C&J common stock, regardless of whether the Merger is completed. Employee retention may be challenging during the pendency of the Merger because employees may experience uncertainty about their future roles with the combined company. If, despite the retention efforts of C&J and the C&P Business, key employees depart because of issues relating to the uncertainty around employment security and difficulty of integration or a desire not to remain with Red Lion, Red Lion's business could be seriously harmed. In addition, the loss of the services of one or more of these key employees or skilled workers could adversely affect Red Lion's future operating results because of their experience and knowledge of C&J or the C&P Business.

Certain executive officers and directors of C&J have interests in the Merger that are different from, or in addition to, the interests of C&J stockholders generally, which could have influenced their decision to support or approve the Merger.

        Certain executive officers and directors of C&J are parties to agreements or participants in other arrangements that give them interests in the Merger that may be different from, or be in addition to, your interests as a C&J stockholder. You should consider these interests in voting on the adoption of the Merger Agreement. These different interests are described in "The Transactions—Interests of Certain Persons in the Merger."

The Merger Agreement contains provisions that limit C&J's ability to pursue alternatives to the Transactions, could discourage a potential competing acquirer of C&J from making a favorable alternative transaction proposal and, in specified circumstances, could require C&J to pay a termination fee to NIL.

        The Merger Agreement contains a "no solicitation" provision that, subject to limited exceptions, restricts C&J's ability to initiate, solicit, knowingly encourage or knowingly facilitate any inquiry or proposal in respect of a competing third-party proposal for the acquisition of C&J's common stock or assets. In addition, C&J is generally required to negotiate in good faith with NIL to modify the terms of the Merger Agreement in response to any competing acquisition proposals before the C&J board of directors may withdraw or qualify its recommendation with respect to the Merger or terminate the Merger Agreement. In certain circumstances, upon termination of the Merger Agreement, C&J will be required to pay a termination fee in the amount of $65 million to NIL. See "The Transaction Agreements—The Merger Agreement—Acquisition Proposals" beginning on page      , "The Transaction Agreements—The Merger Agreement—Termination" beginning on page      , "The Transaction Agreements—The Merger Agreement—Fees Payable in Certain Circumstances" beginning on page      .

        These provisions and other deal protection provisions in the Merger Agreement could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of C&J from considering or proposing such acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger. These provisions might also result in a potential third-party acquirer proposing to pay a lower price to C&J stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.

The Red Lion common shares to be received by C&J stockholders as a result of the Merger will have rights different from shares of C&J common stock.

        Upon completion of the Merger, the rights of C&J stockholders who become Red Lion shareholders will be governed by the memorandum of association and amended bye-laws of Red Lion and by Bermuda law. The rights associated with shares of C&J common stock are different from the rights associated with Red Lion common shares. Material differences between the rights of C&J stockholders and the rights of Red Lion shareholders include differences with respect to, among other things, dividends, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders or stockholders and special shareholder or stockholder meetings, notice provisions for meetings, the quorum for shareholder or stockholder meetings, the exercise of voting rights, shareholder or stockholder action by written consent, shareholder or stockholder derivative suits, shareholder or stockholder approval of certain transactions, rights of dissenting shareholders or stockholders, antitakeover measures, access to books and records and provisions relating to the ability to amend the memorandum of association and the bye-laws. See "Comparison of the Rights of Stockholders Before and After the Transactions" beginning

on page      of this proxy statement/prospectus for a discussion of the different rights associated with Red Lion common shares and C&J common stock.

C&J stockholders will not be entitled to dissenters' or appraisal rights in the Merger.

        Dissenters' or appraisal rights are statutory rights that, if applicable under governing law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, no appraisal rights will be available to C&J stockholders in connection with the Merger.

A lawsuit has been filed challenging the Merger, and any injunctive relief or adverse judgment for rescission or money damages could prevent or delay the Merger from being completed or could have a material adverse effect on C&J, Red Lion and/or NIL following the Merger.

        On July 30, 2014, plaintiff, an alleged C&J stockholder, filed a putative class action lawsuit on behalf of C&J stockholders against C&J, the C&J board of directors, NIL and Red Lion. The lawsuit is styled City of Miami General Employees' and Sanitation Employees' Retirement Trust, et al. v. C&J Energy Services, Inc., et al.; C.A. No. 9980-VCN, in the Court of Chancery of the State of Delaware and alleges breaches of fiduciary duties in connection with the Merger. Plaintiff seeks to enjoin the defendants from proceeding with or consummating the Merger and the stockholder meeting and, to the extent that the Merger is implemented before relief is granted, plaintiff seeks to have the Merger rescinded. On August 28, 2014, the court granted plaintiff's motion for expedition, and tentatively scheduled a hearing on November 14, 2014 to consider plaintiff's anticipated motion to enjoin the stockholder meeting. For a more detailed description about the lawsuit, see "The Transactions—Litigation Relating to the Merger" beginning on page      . Neither C&J nor NIL can predict the outcome of this lawsuit or any others that might be filed subsequent to the date of the filing of this proxy statement/prospectus; nor can either C&J or NIL predict the amount of time and expense that will be required to resolve the lawsuit. One of the conditions to the completion of the Merger is that no order, decree, ruling or injunction permanently restraining, enjoining, or otherwise prohibiting the Merger is in effect and that completion of the Merger is not illegal under any applicable law, rule, regulation or order. A preliminary injunction could delay or jeopardize the consummation of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the Merger. An adverse judgment for rescission or for monetary damages could have a material adverse effect on Red Lion and/or NIL following the Merger.

Risks Related to C&J

        C&J's business is and will be subject to the risk factors described in Part I, Item 1A of C&J's Annual Report on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed by C&J with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find Additional Information."

Risks Related to the C&P Business

Fluctuations in oil and natural gas prices could adversely affect drilling, completion and production activities by oil and natural gas companies and the C&P Business's revenues, cash flows and profitability.

        The C&P Business's operations depend on the level of spending by oil and gas companies for drilling, completion and production activities. Both short-term and long-term trends in oil and natural gas prices affect these levels. Oil and natural gas prices, as well as the level of drilling, completion and production activity, can be highly volatile. Worldwide military, political and economic events, including initiatives by Organization of Petroleum Exporting Countries ("OPEC"), affect both the demand for, and the supply of, oil and natural gas. Weather conditions, governmental regulation (both in the United States and elsewhere), levels of consumer demand, the availability of pipeline capacity and other factors beyond the control of the C&P Business may also affect the supply of and demand for oil and natural gas. Lower oil and natural gas prices have caused some of the C&P Business's customers to terminate, seek to renegotiate or fail to honor their drilling contracts and affected the fair market value of its rig fleet, which in turn has resulted in impairments of assets. A sustained or further decline in oil and natural gas prices could adversely impact the C&P Business's cash forecast models used to determine whether the carrying value of its long-lived assets exceed its future cash flows, which could result in future impairment to its long-lived assets. A prolonged period of lower oil and natural gas prices could affect the C&P Business's ability to retain skilled rig personnel and affect its ability to access capital to finance and grow its business. There can be no assurances as to the future level of demand for the C&P Business's services or future conditions in the oil and natural gas and oilfield services industries.

The C&P Business operates in a highly competitive industry with excess capacity, which may adversely affect its results of operations.

        The oilfield services industry is very competitive. Oilfield services companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Completion and well servicing equipment, such as hydraulic fracturing fleets and workover and well-servicing rigs, can be moved from one region to another in response to changes in levels of activity and market conditions, which may result in an oversupply of equipment in an area. In many markets where the C&P Business operates, the number of rigs available for use exceeds the demand for rigs, resulting in price competition. In recent years, the ability to deliver rigs with new technology and features can determine which contractor is awarded a job, which requires continued technology advancement. The land drilling market generally is more competitive than the offshore drilling market because there are a greater number of rigs and competitors.

Our operations are subject to hazards inherent in the energy services industry. The nature of the C&P Business's operations presents hazards and other inherent risks of loss that could adversely affect its results of operations.

        The C&P Business's operations are subject to many hazards inherent in the oilfield services industry, particularly with respect to the workover and well-servicing and pressure pumping industries, including blowouts, cratering, explosions, fires, loss of well control, loss of or damage to the wellbore or underground reservoir, damaged or lost equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental and natural resources damage and damage to the property of others.

        Accidents may occur, the C&P Business may be unable to obtain desired contractual indemnities, and its insurance may prove inadequate in certain cases. The occurrence of an event not fully insured or indemnified against, or the failure or inability of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, insurance may not be available to cover any or all of these risks. Even if available, insurance may be inadequate or insurance premiums or other costs may rise significantly in the future making insurance prohibitively expensive. The C&P Business expects to continue facing upward pricing pressure in its insurance renewals; its premiums and deductibles may be higher, and some insurance coverage may either be unavailable or more expensive than it has been in the past. Moreover, the C&P Business's insurance coverage generally provides that it assumes a portion of the risk in the form of a deductible or self-insured retention. The C&P Business may choose to increase the levels of deductibles (and thus assume a greater degree of risk) from time to time in order to minimize its overall costs.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as adversely affect demand for the C&P Business's support services.

        Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The C&P Business commonly performs hydraulic fracturing services for its customers. Hydraulic fracturing typically is regulated by state oil and natural gas commissions; however, the U.S. Environmental Protection Agency ("EPA") has asserted federal regulatory authority pursuant to the U.S. federal Safe Drinking Water Act, as amended ("SDWA"), over certain hydraulic fracturing activities involving the use of diesel fuel. In 2012, the EPA also promulgated new rules establishing new air emission controls for oil and gas production and natural gas processing operations. More recently, in May 2014, the EPA issued an advanced notice of proposed rulemaking regarding the agency's intent to develop regulations under the Toxic Substances and Control Act related to the disclosure of chemicals used in hydraulic fracturing. The EPA has also indicated an intent to regulate wastewater discharges from hydraulic fracturing under the Clean Water Act, while the Bureau of Land Management has imposed new requirements with respect to hydraulic fracturing conducted on federal land, including the disclosure of chemical additives used. In addition, from time to time, legislation has been introduced before the U.S. Congress to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. Further, there has been public opposition to hydraulic fracturing, which could lead to legal changes and additional legislative or regulatory initiatives.

        Certain governmental reviews are either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices and the EPA is performing a study of the potential environmental effects of hydraulic fracturing on drinking water resources. The EPA's study includes 18 separate research projects addressing topics such as water acquisition, chemical mixing, well injection, flowback and produced water and wastewater treatment and disposal. The EPA has indicated that it expects to issue its study report in late 2014. The EPA is also developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards by late 2014. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, are evaluating various other aspects of hydraulic fracturing. Depending on their results, these studies could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory programs.

        In addition, various state and local governments have implemented, or are considering, increased regulatory oversight of hydraulic fracturing through additional permit requirements, operational restrictions, disclosure requirements and temporary or permanent bans on hydraulic fracturing in certain environmentally sensitive areas such as certain watersheds. For example, Texas has adopted legislation that requires the public disclosure of information regarding the substances used in the hydraulic fracturing process to the Railroad Commission of Texas and to the public. In addition, municipalities in Colorado and several other states have adopted or are in the process of adopting ordinances restricting or prohibiting hydraulic fracturing within their jurisdictions. The widespread adoption of ordinances limiting hydraulic fracturing could adversely affect the C&P Business.

        The adoption of new laws or regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells in shale formations, increase costs of regulatory compliance and adversely affect the hydraulic fracturing services that the C&P Business renders for its exploration and production customers. In addition, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA or other regulatory agencies, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in cost, which could adversely affect the business and results of operations of the C&P Business.

The C&P Business's operations are subject to hazards inherent in the energy services industry.

        Risks inherent to the C&P Business's industry, such as equipment defects, vehicle accidents, explosions and uncontrollable flows of gas or well fluids, can cause personal injury, loss of life, suspension of operations, damage to formations, damage to facilities, business interruption and damage to, or destruction of property, equipment and the environment. These risks could expose the C&P Business to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages. The existence, frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators. In particular, the C&P Business's customers may elect not to purchase its services if they view its safety record as unacceptable, which could cause the C&P Business to lose customers and substantial revenue.

        The C&P Business's operational personnel have experienced accidents which have, in some instances, resulted in serious injuries. The C&P Business's safety procedures may not always prevent such damages. The C&P Business may be unable to obtain desired contractual indemnities, and its insurance coverage may be inadequate to cover its liabilities. The occurrence of an event not fully insured or indemnified against, or the failure or inability of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, insurance may not be available to cover any or all of these risks. Even if available, the C&P Business may not be able to maintain adequate insurance in the future at rates it considers reasonable and commercially justifiable or on terms as favorable as its current arrangements. The occurrence of a significant uninsured claim, a claim in excess of the insurance coverage limits maintained by the C&P Business or a claim at a time when it is not able to obtain liability insurance could have a material adverse effect on the C&P Business's ability to conduct normal business operations and on its financial condition, results of operations and cash flows.

Climate change legislation or regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the C&P Business's services.

        In December 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases ("GHGs") present an endangerment to the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth's atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act including one that requires a reduction in emissions of GHGs from motor vehicles and another that requires certain construction and operating permit reviews for GHG emissions from certain large stationary sources. The EPA has also adopted rules requiring the monitoring and reporting of GHGs from specified GHG emission sources, including, among others, certain oil and natural gas production facilities, on an annual basis. Further, the EPA recently proposed strict regulations with respect to GHG emissions from certain new and existing power plants. In addition to the EPA, the U.S. Congress has from time to time considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs operate by requiring major sources of emissions or major producers of fuels, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall GHG emission reduction goal.

        Any new federal, regional or state restrictions on emissions of GHGs that may be imposed in areas in which the C&P Business conducts business could result in increased compliance costs or additional operating restrictions on its customers. Such legislation could potentially make the C&P Business's customers' products more expensive and thus reduce demand for them, which could have a material adverse effect on the C&P Business and demand for its services. Finally, some scientists have concluded that increasing concentrations of GHGs in the earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on the C&P Business's results of operations.

The C&P Business is subject to extensive and costly environmental and occupational health and safety laws and regulations that may require it to take actions that will adversely affect its results of operations.

        The C&P Business is significantly affected by stringent and complex federal, state and local laws and regulations governing the emission or discharge of substances into the environment, protection of the environment and worker health and safety. Any failure by the C&P Business to comply with such environmental and occupational health and safety laws and regulations may result in governmental authorities taking actions against the C&P Business that could adversely impact its operations and financial condition, including the following:

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  issuance of administrative, civil and criminal penalties;

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  modification, denial or revocation of permits or other authorizations;

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  imposition of limitations on its operations; and

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  performance of site investigatory, remedial or other corrective actions.

        As part of its business, the C&P Business handles, transports and disposes of a variety of fluids and substances used by its customers in connection with their oil and natural gas exploration and production activities. The C&P Business also generates and disposes of nonhazardous and hazardous wastes. Such activities are subject to strict regulation for the prevention of oil spills and release of hazardous substances, and can lead to liability for removal costs and natural resource, real or personal property and certain economic damages arising from any spills. The generation, handling, transportation and disposal of these fluids, substances and wastes are regulated by a number of laws, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act, SDWA and analogous state laws. Failure to properly handle, transport or dispose of these materials or otherwise conduct its operations in accordance with these and other environmental laws could expose the C&P Business to liability for governmental penalties, third-party claims, cleanup costs associated with releases of such materials, damages to natural resources and other damages, as well as potentially impair its ability to conduct its operations. Moreover, certain of these environmental laws impose joint and several strict liability, even though the C&P Business's conduct in performing such activities was lawful at the time it occurred or the liability was the result of the conduct of, or conditions caused by, prior operators or other third parties.

        In addition, environmental laws and regulations are subject to frequent change. Changes in environmental laws may also negatively impact the operations of oil and natural gas exploration and production companies, which in turn could have an adverse effect on the C&P Business. For example, legislation has been proposed from time to time in the U.S. Congress that would reclassify some oil and natural gas production wastes as hazardous wastes under RCRA, which would make the reclassified wastes subject to more stringent and costly handling, disposal and clean-up requirements. In addition, the Outer Continental Shelf Lands Act provides the federal government with broad discretion in regulating the leasing of offshore oil and gas production sites. If existing laws, regulatory requirements or enforcement policies were to change in the future, the C&P Business may be required to make significant unanticipated capital and operating expenditures.

More stringent trucking regulations may increase the C&P Business's costs and negatively impact its results of operations.

        As part of the services the C&P Business provides, it operates as a motor carrier and therefore is subject to regulation by the U.S. Department of Transportation ("DOT") and by other various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety and hazardous materials labeling, placarding and marking. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. In addition, the trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations, changes in the hours of service regulations which govern the amount of time a driver may drive in any specific period, require on board black box recorder devices or limits on vehicle weight and size.

        Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations.

        From time to time, various legislative proposals are introduced, including proposals to increase federal, state or local taxes, including taxes on motor fuels, which may increase the C&P Business's costs or adversely impact the recruitment of drivers. The C&P Business cannot predict whether, or in what form, any increase in such taxes applicable to it will be enacted.

Legal proceedings could affect the financial condition and results of operations of the C&P Business.

        The C&P Business is subject to legal proceedings and governmental investigations from time to time that include employment, tort, intellectual property and other claims and purported class action and shareholder derivative actions. From time to time, the C&P Business is also subject to complaints and allegations of violations of employment-related laws by former, current or prospective employees. Lawsuits or claims could result in decisions against the C&P Business that could have an adverse effect on its financial condition or results of operations.

The profitability of the operations of the C&P Business could be adversely affected by turmoil in the global financial markets.

        Changes in general financial and political conditions may negatively impact the business, financial condition, results of operations and cash flows of the C&P Business in ways it cannot predict. If global markets and economic conditions deteriorate in the future, there could be a material adverse impact on the C&P Business's liquidity and those of its customers and other worldwide business partners. If global oil and gas prices were to decline rapidly, it could lead the C&P Business's customers to curtail their operations or expansion and cause difficulties for the C&P Business and its customers to forecast future capital expenditures, which in turn could negatively impact the worldwide rig count and the future financial results of the C&P Business.

Risks Related to Red Lion After the Transactions

Red Lion may not realize the anticipated cost synergies and growth opportunities.

        C&J and NIL expect that Red Lion will realize cost synergies, growth opportunities and other financial and operating benefits as a result of the Transactions. Red Lion's success in realizing these cost synergies, growth opportunities and other financial and operating benefits, and the timing of this realization, depends on the successful integration of the business operations of C&J with the C&P Business. Even if Red Lion is able to integrate the businesses of C&J and the C&P Business successfully, C&J, NIL and Red Lion cannot predict with certainty if or when these cost synergies, growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the Transactions may be offset by costs incurred in integrating C&J and the C&P Business or in obtaining or attempting to obtain regulatory approvals for the Transactions. Realization of any benefits and cost synergies could be affected by the other risks described in "Risk Factors" and a number of factors beyond Red Lion's control, including, without limitation, general economic conditions, increased operating costs, the response of competitors and regulatory developments.

Upon consummation of the Transactions, C&J will become a wholly-owned subsidiary of Red Lion. Accordingly, the risks specific to the business of C&J, together with the risks specific to the C&P Business, will affect Red Lion.

        You should read and consider the risk factors specific to the business of C&J and the C&P Business described above under "—Risks Related to C&J" and "—Risks Related to the C&P Business." In addition, you should read and consider the risk factors described in Part I, Item 1A of C&J's Annual Report on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed by C&J with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find Additional Information."

The historical financial information included in this proxy statement/prospectus may not be a reliable indicator of future results.

        The historical financial statements included in this proxy statement/prospectus include the historical consolidated financial data of Red Lion. C&J's historical financial statements, and their accompanying notes and management's discussion and analysis of operations and the financial condition of C&J, are included in reports that are incorporated by reference into this proxy statement/prospectus.

        Red Lion currently holds substantially all of the operating subsidiaries of NIL, including the subsidiaries that operate the C&P Business. Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL will separate the C&P Business from Nabors' other businesses prior to the Merger. Red Lion and its subsidiaries will retain the C&P Business, while the remaining businesses of Nabors, including the drilling and rig services businesses, will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Red Lion will not have an ownership interest in the businesses retained by NIL following the Transactions. Because the historical financial information of Red Lion included in this proxy statement/prospectus is as of and for periods occurring prior to the Separation, it includes revenues, costs, assets and liabilities from businesses that will be retained by NIL, including the drilling and rig services businesses and no stand-alone or "carve-out"

financials are provided for the C&P Business. As a result, the historical financial information of Red Lion included in this proxy statement/prospectus is not indicative of the financial position and results of operations of the C&P Business for the periods presented or the results the C&P Business will achieve following the Transactions. The historical financial information of Red Lion included in this proxy statement/prospectus should be read in conjunction with the information included under "Unaudited Pro Forma Condensed Combined Financial Information."

The pro forma financial information of Red Lion may not be a reliable indicator of future results.

        The pro forma financial information of Red Lion included in this proxy statement/prospectus has been derived from the historical financial information and accounting records of C&J and the C&P Business and reflects assumptions and allocations made, in order to reflect on a pro forma basis the impact of the Transactions. The estimates and assumptions used in the calculation of the pro forma financial information in this proxy statement/prospectus may be materially different from Red Lion's actual experience. Accordingly, the pro forma financial information included in this proxy statement/prospectus does not purport to indicate the results that would have actually been achieved had the Transactions been completed on the assumed date or for the periods presented, or which may be realized in the future, nor does the pro forma financial information give effect to any events other than those discussed in the unaudited pro forma financial statements and related notes.

As a wholly-owned subsidiary of NIL, Red Lion was not required to comply with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act of 2002. As a public company, such requirements may strain Red Lion's resources, increase its costs and distract management, and it may be unable to comply with these requirements in a timely or cost-effective manner.

        As a public company with listed equity securities, Red Lion will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC, including compliance with the reporting requirements of the Exchange Act, and the requirements of the NYSE, which Red Lion was not previously required to comply with as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of the Red Lion board of directors and management and may significantly increase Red Lion's costs and expenses. While combining C&J and the C&P Business accounting and operations functions, Red Lion will need to:

  •
  institute a comprehensive compliance function;

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  design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

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  comply with rules promulgated by the NYSE;

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  prepare and distribute periodic public reports in compliance with its obligations under the federal securities laws;

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  establish new internal policies, such as those relating to disclosure controls and procedures and insider trading; and

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  involve and retain to a greater degree outside counsel and accountants in the above activities.

        If Red Lion's profitability is adversely affected because of these additional costs, it could have a negative effect on the trading price of Red Lion common shares.

Red Lion and its subsidiaries will be required to indemnify NIL for taxes imposed as a result of certain actions taken by Red Lion if such actions adversely affect the tax-free status of the U.S. Distributions.

        The Tax Matters Agreement prohibits Red Lion from taking actions that could cause the U.S. Distributions to be taxable. In particular, for two years after the Merger (the "restriction period"), Red Lion and its subsidiaries may not take any of the following actions (each, a "restricted action"):

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  issue Red Lion shares, options, warrants or similar interests or such interests of any entity in the chain of NCPS ownership (including NCPS) (i) to any person in connection with a public offering or a private placement, (a) if such person would be a "ten-percent shareholder" or a "coordinating group" that is treated as a ten-percent shareholder, directly or indirectly, of NCPS (in each case, as defined in U.S. Treasury Regulation Section 1.355-7(h)); or (b) which is taken into account for purposes of Section 355(e) of the Code as a result of pre-Merger actions of C&J, or (ii) as consideration to effect a merger with or acquisition of any entity (or affiliate of such entity) included on a list of entities provided by NIL (the "Prohibited Entities List");

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  discontinue the active conduct of the C&P Business as conducted prior to the Transactions, or voluntarily dissolve or liquidate (including any action that is treated as a liquidation for U.S. federal income tax purposes) Red Lion or any of its subsidiaries that conduct the C&P Business;

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  sell or dispose of any entity that will be a subsidiary of Red Lion after the Merger and is or will be in the chain of ownership that includes NCPS (including NCPS); or

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  sell, transfer or otherwise dispose of assets (including stock of subsidiaries) that constitute more than 30% of the consolidated gross assets of NCPS (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of the indebtedness of Red Lion).

        If Red Lion wishes to take any such restricted action, Red Lion is required to cooperate with NIL in obtaining an IRS ruling or to provide NIL with an unqualified tax opinion, in each case that is reasonably satisfactory to NIL, unless NIL waives this requirement in writing, concluding that such action would not adversely affect the tax-free status of the U.S. Distributions. In addition to the foregoing restrictions, Red Lion will be required during the restriction period to consult with NIL prior to taking any of the following actions (each, a "consultation action"):

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  issuing shares, options, warrants or similar interests (other than any such interests (i) issued to a person for the performance of services as an employee, director or independent contractor for Red Lion, C&J or any affiliate in a transaction to which Code Section 83 or 421(a) or (b) applies, (ii) that are prohibited from being issued as a restricted action described above or (iii) subject to preemptive rights under the Red Lion memorandum of association or amended bye-laws);

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  merging with, or agreeing to be acquired by, an entity that is not on the Prohibited Entities List; or

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  amending the memorandum of association, bye-laws or certificate of incorporation, or taking any other action affecting the relative voting rights of the capital stock or common shares, of Red Lion or any entity in the chain of NCPS ownership (including NCPS).

        Because of these restrictions, Red Lion may be limited in the amount of shares that it can issue to make acquisitions or raise additional capital in the two years subsequent to the completion of the Merger, which could have a material adverse effect on Red Lion's liquidity and financial condition.

        If Red Lion takes (i) a restricted action or (ii) a consultation action that NIL has informed Red Lion has a reasonable risk of causing the U.S. Distributions to be taxable, Red Lion generally would be required to indemnify NIL for taxes arising as a result of Red Lion taking such restricted action or consultation action. Red Lion's obligation to indemnify NIL for taxes resulting from a restricted action is not impaired by NIL's receipt of an IRS ruling, acceptance of Red Lion's unqualified tax opinion or waiver of either of these requirements with respect to such restricted action. In addition, Red Lion's indemnification obligation could discourage or prevent a third party from making a proposal to acquire Red Lion or any entity that will be a subsidiary of Red Lion after the Merger and is or will be in the chain of ownership that includes NCPS (including NCPS) during the restriction period.

        If Nabors consolidated U.S. federal income tax group were to recognize gain on the U.S. Distributions for reasons not related to Red Lion taking a restricted action or a consultation action as described in the previous paragraph, NIL would be responsible for any resulting taxes and would not be entitled to be indemnified under the Tax Matters Agreement for any taxes imposed on such gain. Pursuant to the Code and the U.S. Treasury Regulations thereunder, each member of the Nabors consolidated U.S. federal income tax group (including NCPS) would be severally liable for such taxes. As a result, to the extent NIL is unable to pay such taxes, the IRS may seek payment from NCPS. Under the Tax Matters Agreement, NIL is required to indemnify Red Lion if the IRS collects such taxes from NCPS. However, there can be no assurance that NIL would be able to fulfill its obligations under the Tax Matters Agreement if NIL was determined to be responsible thereunder.

        See "Additional Agreements Related to the Separation and the Merger—The Tax Matters Agreement."

The business, financial condition and results of operations of Red Lion may be adversely affected if consents to transfer certain contracts of the C&P Business to Red Lion are not obtained.

        Certain licenses and customer contracts related to the C&P Business that are required to be transferred to Red Lion by NIL require the consent of the licensor or customer counterparty to the contract to effect the requisite assignment. NIL and Red Lion may be unable to obtain these consents on terms favorable to the C&P Business or at all, which could have an adverse effect on Red Lion's business, financial condition and results of operations after the Transactions. Pursuant to the Separation Agreement, in the event that a third-party consent cannot be obtained, NIL is required to use commercially reasonable efforts to take such other actions as may be reasonably requested by Red Lion in order to place it in substantially the same position as if the contract had been conveyed. However, NIL's obligations to do so terminates one year after the effective time of the Separation. There can be no assurance that third-party consents will be obtained within such one-year period or at all.

The substantial indebtedness that will be incurred by Red Lion and its subsidiaries in connection with the Transactions could adversely affect Red Lion's operations and financial condition after the Transactions.

        As described in "Debt Financing," Red Lion and its subsidiaries may incur up to $1.875 billion of indebtedness in connection with the Transactions and related financing transactions. On a pro forma basis after giving effect to the Transactions and the financings provided for in the new Senior Secured Credit Agreement, Red Lion would have a total of approximately $1.275 billion of debt outstanding but would still have the ability to incur approximately $600 million of additional debt under its new Senior Secured Credit Agreement.

        Red Lion's and its subsidiaries' indebtedness could have negative consequences to Red Lion after the Transactions, such as:

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  requiring Red Lion to dedicate a substantial portion of its cash flow from operating activities to payments on its indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts, potential strategic acquisitions and other general corporate purposes;

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  limiting Red Lion's ability to obtain additional financing to fund growth, working capital or capital expenditures, or to fulfill debt service requirements or other cash requirements;

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  increasing Red Lion's vulnerability to economic downturns and changing market conditions;

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  placing Red Lion at a competitive disadvantage relative to competitors that have less debt;

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  to the extent that Red Lion's debt is subject to floating interest rates, increasing Red Lion's vulnerability to fluctuations in market interest rates; and

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  limiting Red Lion's ability to buy back Red Lion common shares or pay cash dividends.

Red Lion may not be able to service its debt obligations in accordance with their terms after the Transactions.

        Red Lion's ability to meet its expense and debt service obligations contained in the agreements governing Red Lion's indebtedness will depend on its future performance, which will be affected by financial, business, economic and other factors, including potential changes in customer preferences, the success of product and marketing innovation and pressure from competitors. Should Red Lion's revenues decline after the Transactions, it may not be able to generate sufficient cash flow to pay its debt service obligations when due. If Red Lion is unable to meet its debt service obligations after the Transactions or should it fail to comply with its financial and other restrictive covenants, Red Lion may be required to refinance all or part of its debt, sell important strategic assets at unfavorable prices or borrow more money. Red Lion may not be able to, at any given time, refinance its debt, sell assets or borrow more money on terms acceptable to Red Lion or at all. The inability of Red Lion to refinance its debt or access the capital markets could have a material adverse effect on Red Lion's financial condition and results from operations after the Transactions.

Red Lion will be subject to restrictive debt covenants after the Transactions, which may restrict its operational flexibility.

        Under the new Senior Secured Credit Agreement, as described in "Debt Financing" beginning on page    , Red Lion and its subsidiaries will be permitted to incur up to $1.275 billion of senior secured indebtedness. Additionally, Red Lion and its subsidiaries are expected to incur up to $600 million under the Bridge Facility and/or the Notes described in "Debt Financing." After the Transactions, the agreements governing Red Lion's indebtedness will contain financial and other restrictive covenants that may limit Red Lion's and its subsidiaries' ability to engage in activities that may be in their long-term best interests, including minimum interest coverage and maximum total leverage and secured leverage ratios and covenants that may limit the ability of Red Lion and its subsidiaries to create, incur, assume or suffer to exist liens or indebtedness, sell or otherwise dispose of their assets, make certain restricted payments and investments, enter into transactions with affiliates and prepay certain indebtedness.

Business growth could outpace the capabilities of Red Lion's infrastructure.

        Red Lion cannot be certain that its infrastructure will be adequate to support its operations as they expand. Future growth after the Merger could impose significant additional demands on Red Lion's existing infrastructure, resulting in additional responsibilities on members of Red Lion's senior management, including the need to recruit and integrate new senior level managers and executives. Red Lion cannot be certain that it will be able to recruit and retain such additional managers and executives. To the extent that Red Lion is unable to manage its growth effectively, or is unable to attract and retain additional qualified management, Red Lion may not be able to expand its operations or execute its business plan.

Business issues currently faced by one company may be imputed to the operations of the other company.

        To the extent that any of C&J, NIL or Red Lion currently has or is perceived by customers to have operational challenges, such as on-time performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other companies following the Merger, which may limit or impede Red Lion's future ability to obtain additional work from those customers.

Red Lion's sales after the Merger could decrease if parties who are currently customers of both C&J and the C&P Business elect to reduce their reliance on the combined company after the Merger.

        C&J and the C&P Business currently have some customer overlap. If any of these customers in common decreases the amount of its business with either C&J or the C&P Business before the Merger or with Red Lion following the Merger to reduce its reliance on the combined company, such decrease in business could adversely impact the sales and profitability of Red Lion following the Merger.

Risks Related to an Investment in Red Lion Common Shares

There is no existing market for Red Lion common shares, and Red Lion does not know if one will develop to provide you with adequate liquidity to sell your Red Lion common shares. The price of Red Lion common shares may fluctuate significantly, which could cause you to lose all or part of your investment.

        Prior to the Transactions, there has not been a public market for Red Lion common shares. Red Lion cannot predict the extent to which investor interest in Red Lion will lead to the development of an active trading market on the NYSE or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of the Red Lion common shares that you receive as consideration for your C&J common stock in the Merger. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors' purchase and sale orders. You may not be able to resell your Red Lion common shares at or above the trading price of your C&J common stock immediately prior to the Merger or at all. The lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the Red Lion common shares and limit the number of investors who are able to buy the Red Lion common shares.

        The market price of Red Lion common shares may be influenced by many factors, some of which are beyond Red Lion's control. In the event of a drop in the market price of Red Lion common shares, you could lose a substantial part or all of your investment in Red Lion common shares.

        The following factors could affect the price of Red Lion common shares:

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  Red Lion's operating and financial performance, and Red Lion's ability to integrate C&J and the C&P Business and to realize operational and other synergies;

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  quarterly variations in the rate of growth of Red Lion's financial indicators, such as net income per share, net income and revenues;

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  the public reaction to Red Lion's press releases, its other public announcements and its filings with the SEC;

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  strategic actions by Red Lion's competitors;

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  changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

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  speculation in the press or investment community;

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  the failure of research analysts to cover Red Lion common shares, adverse changes to research analyst recommendations or the failure of Red Lion's operating results to meet research analyst expectations;

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  actions by Red Lion shareholders, including sales of Red Lion common shares by NIL or other shareholders or the perception that such sales may occur;

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  changes in accounting principles, policies, guidance, interpretations or standards;

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  additions or departures of key management personnel;

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  general market conditions, including fluctuations in commodity prices;

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  changes in tax law or interpretations thereof;

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  domestic and international economic, legal and regulatory factors unrelated to Red Lion's performance; and

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  the realization of any risks described under "Risk Factors."

        The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Red Lion common shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. Such litigation, if instituted against Red Lion, could result in very substantial costs to Red Lion, divert management's attention and resources and harm its business, operating results and financial condition.

Current C&J stockholders will have a reduced ownership and voting interest in Red Lion after the Merger.

        We estimate that Red Lion will issue or reserve for issuance approximately 55 million Red Lion common shares to C&J stockholders in the Merger. As a result of these issuances, Nabors and current C&J stockholders are expected to own approximately 53% and 47%, respectively, of Red Lion's issued and outstanding common shares immediately following completion of the Merger.

        C&J stockholders currently have the right to vote for their respective directors and on other matters affecting C&J. After the Merger is completed, each C&J stockholder that receives Red Lion common shares will become a shareholder of Red Lion with a percentage ownership of Red Lion that will be smaller than such stockholder's percentage ownership of C&J. As a result of these reduced ownership percentages, C&J stockholders will have less voting power in Red Lion than they now have with respect to C&J.

The majority of the Red Lion common shares will be held by NIL or one of its wholly-owned subsidiaries.

        Holders of Red Lion common shares will vote together as a single class on all matters presented to Red Lion shareholders for their vote or approval, except as otherwise required by applicable law or Red Lion's memorandum of association or amended bye-laws. Immediately following the closing of the Merger, NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares. Although NIL will be subject to certain standstill restrictions, as described in "The Transaction Agreements—The Merger Agreement—Standstill," during the period that will begin on the closing date of the Merger and end upon the earlier to occur of the five-year anniversary of the effective date of the Merger and the date that NIL beneficially owns less than 15% of the issued and outstanding Red Lion common shares (the "Standstill Period"), NIL will have the right to vote its majority shares in its discretion. Further, NIL has the right to ensure that three individuals who are either Nabors employees or independent directors selected by NIL serve on the Red Lion board of directors during the Standstill Period, and such individuals may remain on the Red

Lion board of directors following the end of the Standstill Period. In addition, until the later to occur of the termination of the Standstill Period and the two-year anniversary of the closing date of the Merger, NIL will have preemptive rights to purchase its pro rata portion of any common shares or other equity securities issued by Red Lion. The Red Lion amended bye-laws will provide that, until the fifth anniversary of the closing date of the Merger, certain major transactions, including any sale of Red Lion or any amendment to its memorandum of association or amended bye-laws, require the approval of the holders of at least two-thirds of the issued and outstanding Red Lion common shares, and in certain circumstances the approval of a specified number of the members of the Red Lion board of directors. As a result, NIL may be able to prevent the approval of such matters, and therefore may be able to prevent a change in control of Red Lion that could deprive Red Lion shareholders of an opportunity to receive a premium for their common shares as part of a sale of Red Lion. The existence of significant shareholders may also have the effect of deterring a would-be acquirer of Red Lion from proposing a transaction or delaying or preventing changes in control or changes in management. In addition, NIL may be able to influence the management of Red Lion because of its substantial shareholding.

        Under the provisions of Red Lion's amended bye-laws to be in effect upon consummation of the Merger, until the end of the Standstill Period, the rights of Red Lion shareholders to change the amended bye-laws relating to the election of directors and the removal of directors are subject to restrictions. See "Comparison of the Rights of Stockholders Before and After the Transactions."

        In any of these matters, the interests of NIL may differ or conflict with the interests of Red Lion's other shareholders. Moreover, this concentration of share ownership may also adversely affect the trading price of Red Lion common shares to the extent investors perceive a disadvantage in owning shares of a company with a controlling shareholder.

        Under the rules of the NYSE, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a "controlled company" and may elect not to comply with the requirements that a majority of its board of directors consist of independent directors, that its board of directors' compensation committee be comprised solely of independent directors, and that director nominees be selected or recommended to the board of directors for selection by independent directors. Although Red Lion will qualify as a "controlled company" upon completion of the Merger under the NYSE rules, Red Lion does not expect to rely on this exemption and intends to fully comply with all corporate governance requirements under the NYSE rules. However, if Red Lion were to utilize some or all of these exemptions, Red Lion shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE rules regarding corporate governance.

If NIL sells a controlling interest in Red Lion to a third party in a private transaction, Red Lion shareholders may not realize any change-of-control premium on Red Lion common shares and Red Lion may become subject to the control of a presently unknown third party.

        Immediately following the closing of the Merger, NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares. NIL has agreed not to transfer Red Lion common shares for 180 days following the closing of the Merger and thereafter, during the Standstill Period, to transfer Red Lion common shares only to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) who has not filed a Schedule 13D with regard to Red Lion and is not required to file a Schedule 13D after giving effect to such transfer. However, following the end of the Standstill Period, should it continue to own a significant equity interest in Red Lion and choose to do so, NIL may sell some or all of its Red Lion common shares in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of Red Lion. The ability of NIL to privately sell its Red Lion common shares after the end of the Standstill Period, with no requirement for a concurrent offer to be made to acquire all of the other Red Lion common shares, could prevent Red Lion shareholders from realizing any change-of-control premium on Red Lion common shares that may otherwise accrue to NIL upon its private sale of Red Lion common shares. Additionally, if NIL privately sells its significant equity interest in Red Lion, Red Lion may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with other Red Lion shareholders.

Future sales of Red Lion common shares in the public market could reduce its share price, and any additional capital raised by Red Lion through the sale of equity or convertible securities may dilute your ownership in Red Lion.

        Red Lion may issue additional common shares or convertible securities in future public offerings. Red Lion cannot predict the size of future issuances of its common shares or securities convertible into common shares or the effect, if any, that future issuances and sales of its common shares will have on the market price of its common shares. Sales of substantial amounts of Red Lion common shares (including shares issued in connection with an acquisition or employee benefit plan), or the perception that such sales could occur, may adversely affect prevailing market prices of its common shares.

        Additionally, NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger. Although NIL has agreed not to transfer Red Lion common shares for 180 days following the closing of the Merger, subject to compliance with the restrictions on transfers by Nabors during the Standstill Period and with the Securities Act or exemptions therefrom, Nabors may sell such shares at any time after the expiration of the 180-day period. Any sale by Nabors of Red Lion common shares or any announcement by Nabors that it has decided to sell Red Lion common shares following the Standstill Period, or the perception by the investment community that Nabors has sold or decided to sell Red Lion common shares, could have an adverse impact on the price of Red Lion common shares.

Red Lion's memorandum of association and amended bye-laws, as well as Bermuda law, will contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of Red Lion common shares.

        Red Lion's amended bye-laws authorize its board of directors to issue preferred shares without shareholder approval. If the Red Lion board of directors elects to issue preferred shares, it could be more difficult for a third party to acquire Red Lion. In addition, some provisions of Red Lion's amended bye-laws could make it more difficult for a third party to acquire control of Red Lion, even if the change of control would be beneficial to Red Lion shareholders, including provisions which:

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  limit the removal and replacement of directors;

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  limit the ability of shareholders to increase the number of directors;

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  establish preemptive rights; and

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  establish advance notice and certain information requirements for nominations for election to the Red Lion board of directors.

Red Lion may issue preferred shares on terms that could adversely affect the voting power or value of its common shares.

        Red Lion's amended bye-laws authorize it to issue, without the approval of its shareholders, one or more classes or series of preferred shares having such designations, preferences, limitations and relative rights, including preferences over its common shares respecting dividends and distributions, as the Red Lion board of directors may determine. The terms of one or more classes or series of preferred shares could adversely affect the voting power or value of Red Lion common shares. For example, Red Lion might grant holders of preferred shares the right to elect some number of its directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Red Lion might assign to holders of preferred shares could affect the residual value of the common shares.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, contains certain forward-looking statements (including, in the case of NIL and C&J, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995). Statements that are not historical fact are forward-looking statements and are contained throughout this proxy statement/prospectus. These forward-looking statements reflect management's views and assumptions as of the date of this proxy statement/prospectus regarding future events and operating performance. Some of the forward-looking statements in this proxy statement/prospectus can be identified by the use of forward-looking terms such as "believes," "intends," "expects," "may," "will," "estimates," "should," "could," "anticipates," "plans" or other comparable terms. Forward-looking statements, such as certain pro forma information; any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; any statements of belief; any statements regarding the expected effect or outcome of contingencies and litigation; and any statements of assumptions underlying any of the foregoing, are subject to known and unknown risks and uncertainties, many of which may be beyond the control of Red Lion, C&J and/or NIL, that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements.

        Information regarding important factors and assumptions that could affect the future results of Red Lion and could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to:

  •
  NIL's and C&J's ability to consummate the Merger;

  •
  uncertainties as to the timing of the consummation of the Merger;

  •
  potential adverse reactions or changes to business relationships resulting from the completion of the Merger;

  •
  competitive responses to the Merger;

  •
  costs and difficulties related to the integration of C&J's business and operations with the C&P Business;

  •
  inability to obtain or delay in obtaining cost savings and synergies from the Merger;

  •
  unexpected costs, charges or expenses resulting from the Merger;

  •
  outcome of pending or potential litigation;

  •
  inability to retain key personnel;

  •
  uncertainty of the expected financial performance of Red Lion following completion of the Merger;

  •
  changes in general economic and/or industry specific conditions;

  •
  Red Lion's future business strategy and other plans and objectives for future operations;

  •
  Red Lion's future compliance with debt covenants and access to capital; and

  •
  the amount, nature and timing of Red Lion's future capital expenditures, including future development costs.

        All forward-looking statements in this proxy statement/prospectus are qualified by these cautionary statements and are made only as of the date of this proxy statement/prospectus and you are cautioned to not unduly rely on such statements. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

THE C&J SPECIAL MEETING

General

        This proxy statement/prospectus is being provided to C&J stockholders as part of a solicitation of proxies by the C&J board of directors for use at the C&J special meeting. This proxy statement/prospectus provides C&J stockholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the C&J special meeting.

Date, Time and Place

        The C&J special meeting will be held on                    , 2014 at          , local time, at C&J's headquarters located at 3990 Rogerdale, Houston, Texas 77042.

Matters for Consideration

        At the special meeting, C&J stockholders will be asked to vote on the following proposals:

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  a proposal to approve the Merger Agreement, which we refer to as the "merger proposal";

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  a proposal to approve on a non-binding, advisory basis, the compensation payable to C&J's named executive officers in connection with the Merger, which we refer to as the "compensation proposal"; and

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  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the "meeting adjournment proposal."

        Completion of the Transactions is conditioned on C&J stockholder approval of the merger proposal, but is not conditioned on C&J stockholder approval of the compensation proposal or the meeting adjournment proposal.

        THE C&J BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT C&J STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

        THE C&J BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT C&J STOCKHOLDERS VOTE FOR THE COMPENSATION PROPOSAL AND FOR THE MEETING ADJOURNMENT PROPOSAL.

 Record Date; Voting Information

        The record date for the special meeting is                    , 2014. Only holders of record of C&J common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment thereof. As of the record date, approximately        shares of C&J common stock were issued and outstanding and entitled to notice of, and to vote at, the special meeting and there were approximately        holders of record of C&J common stock. Each share of C&J common stock shall entitle the holder to one vote on each matter to be considered at the special meeting. A complete list of stockholders entitled to vote at the special meeting will be open to the examination of stockholders on the special meeting date and for a period of 10 days prior to the special meeting, during normal business hours, at the offices of C&J Energy Services, Inc., 3990 Rogerdale, Houston, Texas 77042. The eligible C&J stockholder list will also be available at the special meeting for examination by any stockholder present at such meeting.

        If you are a record holder of C&J common stock on the record date, you may vote your shares of C&J common stock in person at the special meeting or by proxy as described below under "—Voting by Proxy."

Quorum

        The holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote and present in person or represented by proxy at the special meeting will constitute a quorum. A quorum must be present before a vote can be taken on the merger proposal and the compensation proposal, but is not required for a vote on the meeting adjournment proposal. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Because each of the proposals is a non-routine matter, shares of C&J common stock held in "street name" and as to which a broker, bank or other nominee has not received voting instructions on any of the proposals will not be deemed present for purposes of determining whether a quorum is present at the special meeting. If a broker, bank or other nominee has received instructions as to one or more, but fewer than all, of the proposals with respect to any shares held in "street name," then those shares will be included in the calculation of the number of shares considered to be present at the special meeting for purposes of determining whether a quorum is present.

        If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, C&J expects that the C&J special meeting will be adjourned to solicit additional proxies, subject to approval of the meeting adjournment proposal by the affirmative vote of the holders of a majority of the shares of C&J common stock present in person or represented by proxy at the C&J special meeting. At any subsequent reconvening of the C&J special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original C&J special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Required Vote

        You may vote "FOR" or "AGAINST," or you may abstain from voting on the merger proposal. Consummation of the Transactions requires the approval of the merger proposal. In accordance with the DGCL and C&J's governing documents, the approval by C&J stockholders of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote at the special meeting. In accordance with the DGCL and C&J's governing documents, the approval by C&J stockholders of the compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote and present in person or represented by proxy at the special meeting at which a quorum is present. Therefore, if you abstain, it will have the same effect as a vote "AGAINST" the merger proposal and "AGAINST" the compensation proposal. The failure of a C&J stockholder to vote or to instruct his broker, bank or nominee to vote if his shares are held in "street name" will have the same effect as a vote "AGAINST" the merger proposal. The failure of a C&J stockholder to vote or to instruct his broker, bank or nominee to vote if his shares are held in "street name" will not (assuming a quorum is present) affect the approval of the compensation proposal.

        The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of C&J common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present. Therefore, if you abstain, it will have the same effect as a vote "AGAINST" the adoption of the meeting adjournment proposal. Because each of the proposals is a non-routine matter, shares of C&J common stock held in "street name" and as to which a broker, bank or other nominee has not received voting instructions on any of the proposals will not have any effect on the meeting adjournment proposal. If a broker, bank or other nominee has received instructions as to one or more of the proposals, but not as to the meeting adjournment proposal, with respect to any shares held in "street name," then those shares will have the same effect as a vote "AGAINST" the meeting adjournment proposal.

Voting by Proxy

        If you were a record holder of C&J common stock at the close of business on the record date of the special meeting, a proxy card is enclosed for your use. C&J requests that you submit your proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of C&J common stock represented by it will be voted at the special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

        If a proxy is returned without an indication as to how the shares of C&J common stock represented are to be voted with regard to a particular proposal, the C&J common stock represented by the proxy will be voted in accordance with the recommendation of the C&J board of directors and, therefore, "FOR" the merger proposal, "FOR" the compensation proposal and "FOR" the meeting adjournment proposal.

        At the date hereof, the C&J board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in the Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        If your broker, bank or other nominee holds your shares of C&J common stock in street name, you must either direct your nominee on how to vote your shares or obtain a proxy from your nominee to vote in person at the special meeting. Please check the voting form used by your nominee for information on how to submit your instructions to them.

        Your vote is important. Accordingly, if you were a record holder of C&J common stock on the record date of the special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on        .

 Revocation of Proxies

        If you are the record holder of C&J common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

  •
  timely delivering a signed written notice of revocation;

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  timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

  •
  attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

        A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder's previous proxy.

        Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

C&J Energy Services, Inc.
3990 Rogerdale
Houston, Texas 77042
Attention: Corporate Secretary

        If your shares are held in street name through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Voting by C&J Directors and Executive Officers

        At the close of business on                    , 2014, the record date of the special meeting, C&J directors and executive officers and their affiliates were entitled to vote        shares of C&J common stock or approximately        % of the shares of C&J common stock issued and outstanding on that date. C&J currently expects that its directors and executive officers and their affiliates will vote their shares in favor of all proposals, although only Mr. Comstock has entered into an agreement obligating him to do so, as discussed below.

        In connection with the Merger, NIL and Red Lion entered into a support agreement with Joshua E. Comstock, the Chairman of the C&J board of directors and Chief Executive Officer of C&J, and certain entities affiliated with him, pursuant to which Mr. Comstock and such entities have agreed to vote the shares of C&J common stock beneficially owned by them, representing approximately        % of the issued and outstanding shares of C&J common stock as of the record date, in favor of the merger proposal and the meeting adjournment proposal.

        In accordance with the DGCL and C&J's governing documents, the approval by C&J stockholders of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote at the special meeting. In accordance with the DGCL and C&J's governing documents, the approval by C&J stockholders of the compensation proposal requires the affirmative vote of the holders of a majority of C&J common stock present or represented by proxy at the special meeting at which a quorum is present; provided that the votes cast (whether for or against the proposal) represent at least a majority of the holders of the issued and outstanding shares of C&J common stock entitled to vote and present in person or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of C&J common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present.

Solicitation of Proxies

        C&J is soliciting proxies for the special meeting and will bear all expenses in connection with solicitation of proxies, except that expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus will be shared equally by C&J and NIL. Upon request, C&J will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares. C&J expects to solicit proxies primarily by mail, but directors, officers and other employees of C&J may also solicit in person or by internet, telephone or mail.

 Other Matters

        As of the date of this proxy statement/prospectus, the C&J board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting of C&J stockholders, or any adjournments of the special meeting are proposed and are properly voted upon, the enclosed proxies will give the individuals that C&J stockholders name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters; provided, however, that those individuals will only exercise this discretionary authority with respect to matters that were unknown a reasonable time before the solicitation of proxies.

Transfer Agent

        C&J stockholders should contact the transfer agent, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

American Stock Transfer & Trust Company, LLC
Attn: Kathy O'Kane
Vice President, Senior Relationship Manager
16633 N. Dallas Parkway, Suite 600
Addison, TX 75001
Telephone: 972.588.1852 (in the United States)

 THE TRANSACTIONS

General

        On June 25, 2014, C&J and NIL announced that they had agreed to merge C&J and the C&P Business. In connection with the Transactions, NIL and Red Lion have entered into a Separation Agreement, pursuant to which NIL will separate the C&P Business from Nabors' other businesses, all of which are currently indirectly held by Red Lion. NIL will cause Red Lion and its subsidiaries to retain the C&P Business, with the remaining businesses of Nabors to be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Following the Separation, NIL, Red Lion and C&J will consummate the Merger upon the terms and subject to the conditions of the Merger Agreement. Red Lion's direct wholly-owned subsidiary, Merger Sub, will merge with and into C&J and C&J will survive the Merger as a direct wholly-owned subsidiary of Red Lion.

        In the Merger, each share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one newly issued Red Lion common share. As a result of and immediately following the closing of the Merger, C&J stockholders will own approximately 47% of the issued and outstanding Red Lion common shares and NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares. Additionally, subsidiaries of Red Lion will issue Intercompany Notes with an aggregate face amount of approximately $938 million to subsidiaries of NIL in connection with the Separation. The Intercompany Notes will be repaid in connection with the closing of the Merger, resulting in a cash payment to NIL or its subsidiaries of approximately $938 million. After the Transactions, Red Lion will be a publicly traded company that operates the combined businesses of C&J and the C&P Business. Red Lion's name will be changed to C&J Energy Services Ltd., and it is anticipated that Red Lion common shares will be traded on the NYSE under the ticker symbol "CJES."

        In connection with the Transactions, NIL and Red Lion will enter into several other agreements to provide a framework for their relationship after the Separation. Among other agreements, at the closing of the Merger, (i) NIL, Red Lion and C&J will enter into the Employee Benefits Agreement, which will govern Nabors', Red Lion's and C&J's obligations with respect to employment-related matters and liabilities of employees of the C&P Business after the Transactions, (ii) NIL and Red Lion will enter into the Tax Matters Agreement, which will govern Nabors' and Red Lion's respective rights and obligations with respect to taxes in connection with the Transactions, (iii) NIL and Red Lion will enter into the Alliance Agreement, which will establish a framework for cooperation between Nabors and Red Lion following the Transactions, (iv) NIL and Red Lion will enter into the Registration Rights Agreement, which will govern Nabors' and Red Lion's rights and obligations with respect to the registration for resale of Red Lion common shares held by Nabors following the Merger and (v) NIL and Red Lion will enter into the Transition Services Agreements, pursuant to which Nabors and Red Lion will provide to each other certain support services and other assistance after the Transactions. For more information, see "The Transaction Agreements" and "Additional Agreements Related to the Separation and the Merger."

The Separation

        Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL will separate the C&P Business from Nabors' other businesses, all of which are currently indirectly held by Red Lion. NIL will cause Red Lion and its subsidiaries to retain the C&P Business, and the remaining businesses of Nabors will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries.

        In connection with the Separation, Red Lion will issue to NIL or one of its wholly-owned subsidiaries Red Lion common shares based on a formula set forth in the Separation Agreement such that, following the Transactions, NIL or one of its wholly-owned subsidiaries will own approximately

50.25% of the fully diluted equity of Red Lion (which is currently expected to represent approximately 53% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger).

        As more fully described in this proxy statement/prospectus and in the Separation Agreement, NIL's obligation to effect the Separation is subject to the satisfaction or, to the extent permitted by law, waiver of the condition that each of the parties to the Merger Agreement has irrevocably confirmed to the others that the conditions to the Merger (other than the consummation of the Separation and the availability of debt financing to fund the repayment of the Intercompany Notes) have been fulfilled, will be fulfilled at the effective time of the Merger, or are being waived by such party, as the case may be.

The Merger

        Pursuant to and in accordance with the terms and conditions of the Merger Agreement, Merger Sub will merge with and into C&J following completion of the Separation. C&J will survive the Merger as a wholly-owned subsidiary of Red Lion and will cease to be a publicly traded company. After the Merger, Red Lion will be a publicly traded company that will own and operate the combined businesses of C&J and the C&P Business.

        The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one newly issued Red Lion common share. This one-to-one exchange is referred to as the "exchange ratio." The Separation Agreement provides for the issuance of additional Red Lion common shares to NIL or one of its wholly-owned subsidiaries in connection with the Separation so that when the Merger is completed, NIL or one of its wholly-owned subsidiaries will own approximately 50.25% of the fully diluted equity of Red Lion (which is currently expected to represent approximately 53% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger). No fractional Red Lion common shares will be issued to C&J stockholders in the Merger.

        After the Merger, C&J stockholders will become Red Lion shareholders and their rights will be governed by Bermuda law and Red Lion's memorandum of association and amended bye-laws, which differ in several significant respects from Delaware corporate law and C&J's amended and restated certificate of incorporation and second amended and restated bylaws, respectively, as currently in effect. A description of C&J stockholder rights may be found in this proxy statement/prospectus in "Comparison of the Rights of Stockholders Before and After the Transactions."

Trading Markets

  C&J Common Stock

        C&J common stock currently trades on the NYSE under the ticker symbol "CJES." If the Merger is completed, C&J common stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

  Red Lion Common Shares

        As Red Lion is currently a direct wholly-owned subsidiary of NIL, there is no established trading market for Red Lion common shares. Upon completion of the Merger, Red Lion common shares are expected to trade on the NYSE under the ticker symbol "CJES." Both NIL and C&J have agreed to use their reasonable best efforts to cause the following to be approved for listing on NYSE, subject to official notice of issuance, prior to the date of the closing of the Merger: (i) the Red Lion common shares to be issued in the Merger; (ii) the Red Lion common shares to be owned by Nabors following the Separation; and (iii) the Red Lion common shares to be reserved for issuance upon the exercise of an option to acquire Red Lion common shares. Further, it is a condition to the closing of the Merger that Red Lion common shares to be issued in the Merger or owned by NIL or one of its wholly-owned subsidiaries following the Merger be approved for listing on the NYSE, subject to official notice of issuance.

Background of the Merger

        C&J's management and board of directors regularly review C&J's performance, prospects and strategy. For the past several years, C&J has focused on growing its core service lines through the expansion of its assets, customer base and geographic reach, both domestically and internationally. Consistent with its strategy, C&J's management and board of directors routinely evaluate opportunities to create critical mass, establish a broader geographic presence and expand internationally. For example, over the past two years, C&J has increased the equipment capacity of its core service lines, including the addition of over 150,000 new incremental hydraulic horsepower capacity in its hydraulic fracturing operations. In 2013, C&J established a presence in the Middle East by opening its first international office in Dubai, where it assembled a team of sales, operational and administrative personnel, and by establishing relationships with key partners in targeted countries. C&J also acquired property and expects to commence construction of an operational facility in Dubai by the end of 2014 to support its future Middle East operations. In early 2014, C&J was awarded its first contract to provide coiled tubing services on a trial basis in Saudi Arabia and commenced operations during the second quarter of 2014.

        Also as part of this strategy, C&J has grown through acquisitions and strategic business combinations. For example, in June 2012, C&J commenced its wireline operations with the acquisition of a cased-hole wireline company and leveraged the broader customer base and geographic reach of the wireline business to introduce coiled tubing operations to new customers as well as into new areas. Additionally, in April 2013, C&J acquired a provider of directional drilling technology and related downhole tools, which permitted it to begin leasing premium drilling motors to its customers during 2014, and begin developing additional related products. In December 2013, C&J acquired a manufacturer of data acquisition and control instruments which are used in its hydraulic fracturing operations and which are also marketed to third-party energy services companies. In May 2014, C&J acquired an additional wireline company that allowed it to expand into the California market.

        The NIL board of directors periodically reviews and assesses Nabors' strategic opportunities, prospects and business development. Beginning in 2013, the NIL board of directors and senior management commenced a comprehensive strategic review process to evaluate strategies to enhance value for NIL's shareholders, including assessing NIL's capital structure, reviewing Nabors' combination of business lines and evaluating ways to improve Nabors' overall operational performance. As part of this review, the NIL board of directors considered various potential strategic alternatives, including a spin-off, a combination or a sale of the C&P Business.

        In early 2014, Citi reviewed with Joshua E. Comstock, Chairman of C&J's board of directors and Chief Executive Officer of C&J, potential acquisition and strategic business combination opportunities. C&J management reviewed these potential opportunities and identified the C&P Business as the only complementary business opportunity reviewed in line with C&J's growth strategy that could also provide C&J with immediate scale and entry into new markets. In early January 2014, a representative of Citi contacted Mr. Comstock to discuss a potential transaction, and, as requested by Mr. Comstock, subsequently contacted Anthony Petrello, Chairman of NIL's board of directors, President and Chief Executive Officer of Nabors to suggest that Mr. Comstock and Mr. Petrello meet to discuss such a transaction. On January 16, 2014, Mr. Comstock, Randy McMullen, President of C&J, Dennis A. Smith, Nabors' Director of Corporate Development and Investor Relations, a representative of Citi and Mr. Petrello met for the first time in person to discuss a potential combination and various alternatives, including a transaction involving a sale of 100% of the C&P Business and a transaction potentially involving one or more third parties. Nabors and C&J ultimately decided that the structure contemplated by the Transactions was superior. On February 18, 2014, Mr. Comstock contacted Mr. Petrello via email proposing to discuss further a potential combination of C&J with the C&P Business and the related industry outlook for oilfield services and equipment companies.

        On February 20 and 21, 2014, the NIL board of directors met. At this meeting, Mr. Petrello described the overture he had received from Mr. Comstock and agreed to update the board on his discussions at the next meeting.

        On February 27, 2014, Messrs. Comstock and Petrello met for dinner to discuss whether a combination could be structured in a manner beneficial to both C&J stockholders and NIL shareholders.

        Messrs. Comstock and Petrello agreed to continue discussions confidentially and, on February 28, 2014, C&J and NCPS entered into a mutual confidentiality agreement.

        On March 5, 2014, members of C&J management and Nabors management met in Houston, Texas to discuss each party's business and operations. The parties began by discussing the business rationale for a potential transaction, including the creation of a diversified completion and production services company with greater scale and synergy potential resulting from duplicative field and operational resources, overlapping locations in the most active basins in which each of the companies operates (including Eagle Ford, Permian, Bakken, Marcellus, Mid-Con) and potential cash tax synergies. Nabors management presented an overview of the C&P Business, including its geographic reach, customer base and financial outlook. C&J management then provided an overview of C&J's operations, including descriptions of the hydraulic fracturing, coiled tubing, cased-hole, wireline and equipment manufacturing businesses, as well as a description of its technologies and plans for international expansion. C&J's presentation also covered general due diligence topics, including accounting, inventory management, procurement, human resources, safety, environmental, legal, insurance and information technology.

        From March 5, 2014 through the execution of the Merger Agreement, the parties provided each other with information and conducted their respective due diligence reviews of the businesses.

        On March 27, 2014, members of C&J management, Deloitte Tax LLP ("Deloitte") and Fried Frank, counsel to C&J, met with members of Nabors management to discuss structuring considerations to effect a combination of C&J and the C&P Business. C&J and Nabors retained separate teams from Deloitte to serve as tax advisor in connection with the potential transaction.

        On April 3, 2014, the C&J board of directors met telephonically. At this meeting, which was attended by members of C&J management, Fried Frank, Citi and Deloitte, the C&J board of directors received an update from management on the status of the discussions with Nabors. Citi reviewed with the C&J board of directors certain financial matters relating to the potential combination of C&J with the C&P Business. Representatives of Deloitte discussed the proposed structure of the transaction, including the potential tax benefits to C&J and its stockholders. The C&J board of directors requested additional detail on the structuring steps necessary by Nabors to achieve the Separation and additional information regarding Wall Street analysts' views on Nabors and the C&P Business and certain other precedent transactions.

        That afternoon following the meeting, C&J management reviewed with the C&J board of directors information concerning the steps that would be taken by Nabors in the proposed Separation, together with a draft of a preliminary proposal to combine C&J with the C&P Business, valuing the C&P Business at $2.6 billion, to be managed by C&J management. Under the proposal, Nabors would own slightly more than a 50% stake in the combined company and a debt instrument of the combined company with a face value of $916 million, subject to adjustment based on changes in C&J's stock price. The proposal also provided for corporate governance arrangements designed to protect C&J's stockholders, including potentially a dual class structure, a staggered board, customary minority shareholder protections and appropriate transfer restrictions. Members of the C&J board of directors instructed Mr. Comstock to deliver the proposal to Mr. Petrello, which Mr. Comstock delivered on April 4, 2014.

        On April 9, 2014, as requested by the C&J board of directors, Citi provided the C&J board of directors with additional information regarding Wall Street analysts' views on Nabors and the C&P Business.

        On April 10, 2014, Mr. Comstock and Mr. Petrello met over dinner to discuss C&J's April 4, 2014 proposal. Mr. Petrello indicated that Nabors remained enthusiastic about the combination of C&J and the C&P Business, but was unwilling to accept C&J's proposed $2.6 billion valuation of the C&P Business. Mr. Petrello advised Mr. Comstock that he would support a $3.2 billion valuation in order to proceed with the transaction and discussed preliminarily the corporate governance arrangements that had been proposed.

        The following morning, Mr. Comstock provided the C&J board of directors with a report on his dinner with Mr. Petrello, including Mr. Petrello's position on valuation and other terms. Also that afternoon, as requested by the C&J board of directors, Citi provided the C&J board of directors with certain background information regarding other precedent transactions.

        From April 11, 2014 through April 14, 2014, C&J representatives reviewed additional due diligence information regarding the C&P Business to determine whether C&J could increase its proposed valuation of the C&P Business.

        On April 13, 2014, C&J management provided the C&J board of directors with an update regarding certain financial matters, including information regarding C&J management's revised valuation for the C&P Business and potential synergies expected to be achieved by management from the combination. On April 14, 2014, Mr. Comstock requested the approval of the C&J board of directors to respond to Mr. Petrello by increasing the proposed valuation of the C&P Business to $2.75 billion, contingent on more detail regarding certain aspects of the proposed corporate governance structure of the combined company. Over the course of the following day, members of the C&J board of directors communicated their thoughts regarding the proposed transaction to the C&J management team and, based on those communications, instructed Mr. Comstock to prepare a new proposal at a valuation of $2.75 billion for the C&P Business.

        On April 16, 2014, Mr. Comstock delivered to Mr. Petrello a revised proposal that increased the valuation of the C&P Business to $2.75 billion. Similar to the April 4 proposal, it was again proposed that Nabors would own slightly more than a 50% stake in the combined company and a debt instrument of the combined company with a face value of approximately $1.15 billion, subject to adjustment based on changes in C&J's stock price. C&J included with the revised proposal a detailed term sheet outlining the corporate governance provisions proposed by C&J, including a dual class structure, staggered board, transfer and standstill restrictions and additional minority protections.

        On April 22, 2014, NIL announced its earnings for the first quarter of 2014.

        On April 23, 2014, Mr. Petrello sent a letter in response to Mr. Comstock's April 16, 2014 proposal in which Nabors stated that the $2.75 billion valuation proposed by C&J did not reflect the full intrinsic value of the C&P Business, including the expected synergies of the transaction. Moreover, Mr. Petrello stated that Nabors was unwilling to accept a debt instrument from the combined company, but instead would require a cash payment at closing. Moreover, while Nabors indicated a willingness to work with C&J on mutually agreeable corporate governance arrangements, it specifically rejected a dual class structure as unnecessarily complicated and likely to be negatively viewed by investors.

        Between April 23, 2014 and April 25, 2014, members of the C&J board of directors discussed the appropriate response to Mr. Petrello's letter.

        On April 25, 2014, as previously authorized by the C&J board of directors, Mr. Comstock responded in writing to Mr. Petrello's April 23, 2014 letter. Mr. Comstock noted that the C&P Business's first quarter results were concerning to C&J. C&J proposed to base the valuation of the C&P Business on an annualized blended EBITDA for the C&P Business for the second quarter of 2014 at a valuation not to exceed $2.9 billion as of the execution of a definitive merger agreement. The proposed valuation would be subject to adjustment based on the actual EBITDA performance of the C&P Business for the second and third quarters of 2014, capped at $2.9 billion. Mr. Comstock also indicated a willingness on the part of C&J to negotiate terms of the proposed corporate governance arrangement.

        Also on April 25, 2014, the NIL board of directors held a meeting at which members of Nabors management and representatives of Goldman, Sachs & Co., NIL's financial advisor ("Goldman"), were also present. Nabors management updated the board on the status of discussions with C&J and discussed with the board the terms of C&J's latest proposal. Members of Nabors management also reviewed the potential financial benefits of the transaction for both Nabors' drilling and rig services business and the C&P Business. Representatives of Goldman compared the potential transaction with C&J to other strategic alternatives that the board had discussed from time to time. At the conclusion of the meeting, the NIL board of directors authorized Mr. Petrello to continue the ongoing negotiations with C&J in an effort to conclude a deal within certain parameters.

        On April 29, 2014, the C&J board of directors held a regularly scheduled board meeting. Members of C&J management were also present at the meeting. Mr. Comstock provided an update on the status of negotiations with Nabors, Nabors' first quarter results and the recent valuation discussions between Mr. Comstock and Mr. Petrello.

        During the evening of April 29, 2014, Mr. Comstock and Mr. Petrello talked by telephone and agreed in principle to a valuation for the C&P Business of $2.925 billion, utilizing C&J's closing stock price that day and subject to resolution of certain corporate governance matters. They discussed the appropriate process to advance the proposed transaction, and agreed that C&J and Nabors, together with their respective advisors, would meet during the following week to provide additional background and respond to inquiries regarding their respective companies.

        On May 5, 2014, C&J management, Fried Frank, Deloitte and Citi met with Nabors management, Milbank, Tweed, Hadley & McCloy LLP, Nabors' outside legal counsel ("Milbank"), and Goldman to discuss the potential transaction. At the meeting, Nabors provided to C&J a high-level term sheet proposing a combination of C&J and the C&P Business that valued the C&P Business at $2.925 billion, the amount discussed by Mr. Comstock and Mr. Petrello during their April 29, 2014 call. As consideration for its contribution of the C&P Business to the combined company, Nabors would receive slightly more than 50% of the equity of the combined company and cash, through the repayment of an intercompany note between Nabors and the combined company, in an amount equal to the difference between $2.925 billion and the value of the equity received by Nabors in the combined company. C&J stockholders would receive slightly less than 50% of the combined company's equity in exchange for their shares of C&J common stock. The term sheet proposed that the parent of the combined entity would be Red Lion, a subsidiary of NIL domiciled in Bermuda. The term sheet also proposed certain protections for existing C&J stockholders along the lines previously discussed by Mr. Comstock and Mr. Petrello, including (i) the composition of the initial board of directors of the combined company to be set forth in the definitive agreements, with Mr. Comstock as chairman of the board of directors; (ii) certain restrictions on Nabors' ability to transfer significant ownership in the combined company; (iii) standstill provisions limiting Nabors' ability to acquire additional equity of the combined company, engage in a buyout of the combined company or conduct a proxy contest to replace members of the combined company's board of directors; and (iv) a requirement of a majority vote for significant shareholder decisions (including a sale of the combined company. The term sheet also provided that Nabors would be granted registration rights and preemptive rights. At the meeting, C&J, Nabors and their respective advisors engaged in discussions regarding the term sheet and the proposed transaction more generally. At the conclusion of the meeting, C&J and Nabors agreed to meet again within the following couple of weeks, and C&J undertook to send a revised term sheet to Nabors.

        On May 9, 2014, C&J circulated a revised draft of the term sheet to management.

        On May 10, 2014, Nabors sent a revised term sheet and an initial draft of the Merger Agreement, prepared by Milbank, to C&J management.

        On May 12, 2014, members of C&J management and C&J's advisors met with members of Nabors management and Nabors' advisors to discuss the revised term sheet and open points generally. That evening, Nabors management provided C&J management with a revised Merger Agreement, prepared by Milbank, which was updated to reflect the day's discussion. The draft Merger Agreement provided, among other things, that (i) the C&J board of directors could change its recommendation that C&J stockholders vote to approve the transaction in connection with a superior proposal only if such proposal were for 100% of C&J's outstanding stock or assets; (ii) the C&J board of directors could change its recommendation for reasons other than a superior proposal only due to an intervening event and, if that intervening event related to Nabors or the C&P Business, the intervening event had to rise to the level of a material adverse effect; (iii) a majority of the board of directors of the combined entity could waive Nabors' standstill and transfer restrictions; (iv) NIL would be permitted to terminate the Merger Agreement for material breaches with respect to the stockholder meeting and non-solicitation covenants; and (v) NIL would receive a termination fee of $120 million under certain circumstances, including if C&J stockholders failed to approve the transaction or if C&J was unable to secure financing for the payoff of the intercompany note between Nabors and Red Lion. Also on May 12, 2014, C&J engaged Vinson & Elkins LLP as its outside legal counsel ("Vinson & Elkins") to represent C&J in the negotiations of the Merger Agreement and the Ancillary Agreements. Fried Frank continued to represent C&J with respect to tax matters and with respect to the negotiation of commitment letters related to the proposed financing of the transaction.

        On May 13, 2014, the C&J board of directors met telephonically with members of C&J management and representatives of Fried Frank and Citi. At the meeting, C&J management updated the C&J board of directors on the status of the negotiations with Nabors, including with respect to the corporate governance arrangements for the benefit of the C&J stockholders in the combined entity. Citi updated the C&J board of directors on certain financial matters relating to the proposed transaction. After discussion, the C&J board of directors instructed Mr. Comstock to continue negotiations with Nabors and to report back to the C&J board of directors with additional information when it became available.

        On May 19, 2014, Vinson & Elkins distributed a revised version of the Merger Agreement and initial drafts of the Registration Rights Agreement and the Alliance Agreement to Milbank. With respect to the Merger Agreement, C&J sought to (i) permit C&J a termination right in the event of a superior proposal that related to 50% or more of C&J's outstanding stock or assets; (ii) broaden the definition of an "intervening event" that would give rise to a right by the C&J board of directors to change its recommendation; (iii) provide for greater latitude in C&J's obligations under the non-solicitation and stockholder meeting covenants; (iv) require a unanimous vote of the directors of the combined entity to waive the standstill and transfer restrictions applicable to Nabors; (v) eliminate NIL's termination rights for material breaches by C&J of its non-solicitation and stockholder meeting covenants; (vi) eliminate the obligation of C&J to pay a termination fee if the C&J stockholders voted against the transaction or if C&J failed to secure the necessary financing; and (vii) set the termination fee payable by C&J in certain circumstances at $35 million (instead of $120 million).

        On May 20, 2014, Milbank provided Vinson & Elkins with initial drafts of the Separation Agreement and the Red Lion Transition Services Agreement. On May 29, 2014, Milbank provided

Vinson & Elkins and Fried Frank with initial drafts of the Tax Matters Agreement and the Employee Benefits Agreement.

        From May 19, 2014 through June 11, 2014, the parties negotiated the non-financial terms of the transaction and through their counsel exchanged drafts of the Merger Agreement, the Separation Agreement, the Tax Matters Agreement, the Alliance Agreement, the Employee Benefits Agreement, the Red Lion Transition Services Agreement, the Support Agreement and the Registration Rights Agreement.

        Given, among other things, the importance of maintaining confidentiality regarding C&J's ongoing negotiations with Nabors, the belief that a debt commitment from Citibank, N.A. or its affiliates to finance certain obligations of C&J in the transaction would be beneficial for C&J and its stockholders and C&J's confidence in the ability of Citibank, N.A. or its affiliates to provide such financing, the C&J board of directors determined to request from Citibank, N.A. the required debt commitment for the proposed transaction. In light of this request, the C&J board of directors also determined to engage a second, independent financial advisor to evaluate the transaction for the C&J board of directors. On May 23, 2014, C&J engaged TPH to evaluate, and, if appropriate, render an opinion as to the fairness, from a financial point of view, of the exchange ratio in the proposed transaction.

        Throughout late May and early June 2014, C&J and Nabors continued their reciprocal due diligence and continued to analyze the proposed transaction internally.

        On June 3, 2014, the NIL board of directors held its annual meeting at which members of Nabors management and representatives of Goldman were also present. At the meeting, Nabors management reviewed with the NIL board the expected benefits of the transaction, summarized the status of discussions with C&J, including financial terms and the parties' respective positions on the legal and other points that remained subject to negotiation, and presented a plan and estimated timing for resolution of these issues and entry into a transaction. Representatives of Goldman reviewed with the NIL board potential strategic benefits of the transaction. After extensive discussion, the NIL board of directors authorized Nabors management to conclude negotiations and to enter into the Merger Agreement on the terms discussed.

        On June 4, 2014, Citibank, N.A. delivered to C&J an initial draft of Citibank, N.A.'s proposed debt commitment letter related to the financing of the Transactions. From June 4, 2014 through June 25, 2014, C&J, Citibank, N.A. and their respective advisors negotiated the terms of the debt commitment.

        On June 6, 2014, the C&J board of directors met telephonically, together with members of C&J management and C&J's legal and financial advisors, to receive an update on the status of negotiations with Nabors. During this meeting, Vinson & Elkins advised the C&J board of directors of its duties in the context of the proposed transaction and provided the C&J board of directors with an overview of the terms of the proposed transaction. Vinson & Elkins noted that certain members of C&J management expected to enter into new employment arrangements with Red Lion in connection with the Merger but would not engage in discussions with Nabors regarding the terms of their employment until the terms of the Merger Agreement and other transaction documents had been substantially agreed upon by Nabors and C&J. Members of C&J management discussed their view of certain financial and valuation aspects of the proposed transaction. After extensive discussion, the C&J board of directors instructed C&J management and C&J's legal and financial advisors to continue to negotiate the transaction generally.

        On June 11, 2014, Mr. Comstock spoke with Mr. Petrello by telephone to discuss the valuation of the C&P Business and the potential resolution of the remaining open points in the Merger Agreement, the Separation Agreement and the Ancillary Agreements. On June 12, 2014, C&J management delivered a revised proposal to Nabors to address these points, which, among other things, provided for

(i) a $2.8 billion valuation of the C&P Business; (ii) termination of certain supply arrangements of the C&P Business prior to the closing of the transaction; (iii) a termination fee of $65 million payable by C&J in certain instances; (iv) no termination fee payable if the C&J stockholders failed to approve the transaction or if C&J failed to secure the necessary financing; (v) the intercompany note to remain outstanding, subject to escalating interest rates, if the intercompany note was not repaid at closing because financing had not been obtained; (vi) an indemnity by Nabors to the combined company for certain tax-related matters; (vii) treating certain specific pre-closing litigation liabilities as excluded liabilities under the Separation Agreement; and (viii) an indemnity by Nabors to the combined company for certain pre-closing environmental liabilities of the C&P Business.

        On June 14, 2014, Nabors responded to certain non-valuation aspects, including (i) agreeing to a $65 million termination fee, but requiring that the fee be payable due to a financing failure and that 50% of the fee be payable if the C&J stockholders failed to approve the transaction; (ii) rejecting the proposal that the transactions could be consummated without the repayment of the intercompany note; (iii) agreeing to indemnify the combined company for tax-related liabilities associated with the Separation so long as such liabilities did not result from certain identified prohibited actions; and (iv) agreeing to indemnify the combined company for litigation and environmental matters that were asserted prior to the closing of the transactions.

        On June 18, 2014, Messrs. Comstock and Theodore R. Moore, C&J's Executive Vice President, General Counsel and Secretary, met over dinner with Mr. Petrello and Ms. Laura W. Doerre, Nabors' Vice President and General Counsel, to discuss the unresolved terms of the transaction. At the dinner, the representatives agreed, among other things, (i) to have each party's respective financial teams discuss financial assumptions and financial due diligence matters and Nabors' forecast for the C&P Business; (ii) to provide for a $17 million fee payable to NIL as reimbursement of expenses in the event that C&J stockholders failed to approve the proposed transaction; (iii) to treat certain supply arrangements of the C&P Business as excluded liabilities under the Separation Agreement; (iv) to require NIL to indemnify the combined company for tax-related liabilities associated with the Separation so long as such liabilities did not result from certain to-be-identified prohibited actions; (v) subject to limited exceptions, to treat outstanding litigation matters of the C&P Business and other pre-Closing matters subject to insurance coverage as excluded liabilities under the Separation Agreement; and (vi) to treat certain identified environmental liabilities as excluded liabilities under the Separation Agreement.

        During the period from June 19, 2014 through June 25, 2014, C&J, Nabors and Red Lion and their respective advisors recommenced negotiation of the Merger Agreement and related transaction documents.

        Also during this period, members of C&J's management team met with members of Nabors' management team to discuss the financial performance and outlook of the C&P Business. As a result of these discussions, the parties agreed that the overall value for the C&P Business reflected in the transaction would be $2.86 billion, utilizing a 45-day volume weighted average price for C&J's stock.

        On the morning of June 23, 2014, the C&J board of directors met telephonically, together with members of C&J management and C&J's legal and financial advisors, to receive an update on the status of negotiations with Nabors. During this meeting, Vinson & Elkins provided the C&J board of directors with a detailed presentation concerning the terms of the proposed Merger Agreement and Separation Agreement, and Fried Frank provided the C&J board of directors with a detailed presentation concerning the Tax Matters Agreement. Mr. Moore provided the C&J board of directors with a presentation concerning the other transaction documents. Members of C&J management then updated the C&J board of directors on valuation and other due diligence matters. Each of TPH and Citi provided the C&J board of directors with a preliminary overview of the analytical approach that it expected to utilize to evaluate the proposed exchange ratio provided for in the transaction. After extensive discussion, the C&J board of directors instructed management and C&J's advisors to finalize the terms of the transaction based on the $2.86 billion valuation for the C&P Business.

        Later on June 23, 2014, Baker Botts L.L.P. ("Baker Botts"), representing C&J's named executive officers (specifically, Messrs. Comstock, McMullen, Gawick, Prestidge and Moore and, together, the "Management Team"), delivered to Nabors proposed employment agreements for the Management Team, setting forth terms of their employment by Red Lion post-closing. Additionally, Mr. Moore delivered such agreements to the C&J board of directors for review and information in connection with the C&J board of directors' evaluation of the proposed transactions.

        On the morning of June 24, 2014, the C&J board of directors met telephonically. The non-management directors met in an executive session to discuss the proposed transaction. Following the executive session, the full C&J board of directors met telephonically, together with members of C&J management and C&J's legal and financial advisors, as well as Baker Botts in its capacity as employment counsel to the Management Team. During this meeting, the C&J board of directors discussed the terms of the proposed employment arrangements for the Management Team and the status of the Management Team's negotiation of such agreements with Nabors after which Baker Botts was excused from the meeting. Vinson & Elkins then summarized the material open points of the proposed Merger Agreement and Separation Agreement and Fried Frank summarized the material open points of the proposed Tax Matters Agreement. Mr. Moore then summarized for the C&J board of directors the status of the other ancillary agreements and Mr. McMullen updated the C&J board of directors on the status of the proposed debt commitment letter.

        The meeting was then recessed to allow the non-management directors to again meet in executive session, together with representatives of Vinson & Elkins, TPH and Citi. Upon reconvening the full board, Citi reviewed with the C&J board of directors its financial analysis of the exchange ratio, and delivered to the C&J board of directors an oral opinion, confirmed by delivery of a written opinion dated June 24, 2014, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to holders of C&J common stock. Next, TPH provided to the C&J board of directors its financial analysis of the transaction and delivered to the C&J board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated June 24, 2014, to the effect that as of the date of the opinion and based upon and subject to the factors, assumptions, limitations and qualifications set forth in its written opinion, the exchange ratio in the proposed transaction was fair, from a financial point of view, to the holders of C&J's common stock (other than any shares held by Nabors, Red Lion or C&J, as the surviving company in the Merger, or any of their affiliates). After discussions, including as to the matters discussed below in "—C&J's Reasons for the Merger," the C&J board of directors, by unanimous vote of all of its members, approved the Merger Agreement and related transaction documents and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of C&J and its stockholders, and resolved to recommend that C&J stockholder vote to adopt the Merger Agreement. The C&J board of directors authorized C&J's management and advisors to finalize the remaining open points on the various transaction agreements.

        Following the conclusion of the C&J board of directors meeting, C&J, Nabors and their respective counsel finalized the transaction documentation. C&J management indicated that they required greater assurance regarding the arrangements for the Management Team before entering into the transaction, and accordingly Members of the Management Team and Nabors agreed that the terms of their proposed employment arrangements with Red Lion would be finalized on substantially the terms previously discussed prior to the mailing of this proxy statement/prospectus. Thereafter, C&J and NIL executed the Merger Agreement in the form approved by their respective boards, the Separation Agreement and the Support Agreement.

        On the afternoon of June 25, 2014, the parties each publicly announced the Transactions.

        Following the execution of the Merger Agreement, the debt financing commitment letter was modified on July 15, 2014 and August 19, 2014, in each case for the purpose of adding additional financial institutions as commitment parties thereunder.

        Following the execution of the Merger Agreement and through September 26, 2014, the Management Team continued to negotiate with Nabors their employment arrangements with Red Lion. On September 26, 2014, each such C&J named executive officer entered into an employment agreement with Red Lion, to become effective as of the effective time of the Merger. For a discussion of these employment agreements, see "Interests of Certain Persons in the Merger—New Red Lion Employment Agreements."

C&J's Reasons for the Merger

        In evaluating the Merger, the C&J board of directors consulted with members of C&J's management and legal, financial and other advisors and, in reaching its decision to unanimously approve the Merger Agreement and the Merger, carefully considered a variety of factors relating to C&J before the consummation of the Transactions and the combined company following the consummation of the Transactions. Specifically, the C&J board of directors viewed certain factors positively, including the following:

  •
  that the Transactions result in the creation of a large-scale, highly diversified completion and production service provider with approximately 1.1 million hydraulic horsepower of pressure pumping capacity, over 35 coiled tubing units and over 100 wireline trucks, as well as over 650 workover rigs and approximately 1,500 fluid management trucks;

  •
  that the Transactions are expected to result in a business that is superior both operationally and with respect to enhancing value for C&J stockholders than C&J if C&J continued to operate as an independent, standalone company, due primarily to C&J management's expectation that the Transactions would result in the creation of an immediate opportunity for the new business to capitalize on attractive market dynamics and improved activity level in completions through access to new markets and additional assets available for immediate deployment, the expansion of C&J's existing business into complementary service lines, the acceleration of C&J's international expansion and other growth initiatives, an improved cost structure as a result of capitalizing on existing C&J supply chains and an improved customer base due to increased size and scale, among others;

  •
  that the Transactions are expected to be accretive to C&J's cash earnings per share, increase C&J's sales and earnings and enhance C&J's cash flow capacity, which would allow C&J to further accelerate its growth strategy, both domestically and internationally;

  •
  that the Transactions would create a combined company with expanded scale, service offerings and geographic scope, providing diversification of C&J's existing business through the additional service offerings of the C&P Business and increased capacity for existing services offerings;

  •
  that the C&J board of directors and C&J management expect the U.S. completion and production services industry to experience increasing demand and higher pricing for hydraulic fracturing and workover services, and increased demand for fluids services, throughout the remainder of 2014 and into 2015;

  •
  the expected financial strength and flexibility of the combined company after the Transactions, including an ongoing ability to pursue new acquisition opportunities and other stockholder value-enhancing initiatives;

  •
  that the Transactions meet the strategic objectives established by the C&J board of directors and C&J management with respect to achieving improved financial strength and operational scale relative to C&J's publicly traded peers and other operators;

  •
  that the Transactions are expected to broaden the existing global geographic footprint of the C&J business through an increased presence in major U.S. basins and accelerating international expansion through Nabors' established international drilling platform as contemplated by the Alliance Agreement;

  •
  the potential that C&J and the C&P Business can optimize each other's existing strategic relationships with their respective customers and provide a wider range of existing and complementary service offerings;

  •
  that C&J management believes the combined company will achieve direct cost savings of over $30 million, improve financial and operational efficiencies and realize synergies of at least an additional $37 million from, among other things, strategically consolidating field level facilities as beneficial to the combined company in the Eagle Ford, Permian, Bakken, Marcellus and Mid-Continent regions, replacing planned growth capital expenditures with immediate capacity, optimizing the supply chain by maximizing each of C&J's and the C&P Business's supplier relationships and utilizing the increased scale of the combined company after the Transactions to reduce the cost of supplies as more fully described under the caption "—Red Lion After the Transactions;"

  •
  the information reviewed by and discussed with the C&J board of directors concerning the business, assets, liabilities, financial performance and results of operations, and financial condition and prospects of C&J and the C&P Business;

  •
  that the larger combined company is expected to have improved liquidity with a greater combined lending base and lower cost of capital;

  •
  the experience and prior success of C&J's management in integrating acquired businesses with C&J's existing business;

  •
  that C&J's experienced executive officers are expected to be the executive officers of Red Lion immediately following the closing of the Transactions, along with an executive officer of the C&P Business;

  •
  that, despite incurring debt in connection with the Transactions, the combined company will not be highly leveraged;

  •
  the composition of the board of directors of Red Lion following the Transactions;

  •
  that holders of C&J common stock generally should not recognize any income or gain for U.S. federal income tax purposes in connection with the Transactions;

  •
  the potential for a reduced effective tax rate through expansion by Red Lion and its non-U.S. subsidiaries of the combined company's international platform, whether by internal growth or through strategic acquisitions, as such earnings should not be subject to U.S. federal income tax;

  •
  the terms and conditions of the Merger Agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing and the form and structure of the merger consideration and the termination rights;

  •
  the terms and conditions of the Separation Agreement, in each case including the exhibits and schedules thereto;

  •
  the fact that the Merger is subject to the approval of holders of at least a majority of the issued and outstanding C&J common stock entitled to vote as of the record date;

  •
  the terms of the Merger Agreement that permit C&J, prior to the time that C&J stockholders approve and adopt the Merger Agreement, under specified circumstances, to discuss and negotiate an unsolicited acquisition proposal that the C&J board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal or would be reasonably likely to lead to a superior proposal;

  •
  that the Merger Agreement allows the C&J board of directors, under specified circumstances, to change or withdraw its recommendation to C&J stockholders with respect to the adoption of the Merger Agreement in response to a superior proposal or intervening event and to terminate the Merger Agreement to enter into a superior proposal;

  •
  the likelihood, considering the terms of the Merger Agreement, that the Merger will be completed;

  •
  that the Merger Agreement restricts Nabors' ability to acquire additional shares of Red Lion, and also restricts the persons to whom shares of Red Lion owned by Nabors may be transferred during the Standstill Period;

  •
  the terms of the governing documents of the combined company following the Transactions;

  •
  the opinion of TPH to the C&J board of directors, dated June 24, 2014, to the effect that, as of such date, the exchange ratio provided for in the Merger Agreement was fair, from a financial point of view, to holders of C&J common stock, as more fully described below under the caption "—Opinions of C&J's Financial Advisors—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.;" and

  •
  the opinion of Citi, dated June 24, 2014, to the C&J board of directors as to the fairness from a financial point of view and as of the date of the opinion, of the exchange ratio provided for pursuant to the Merger Agreement, which opinion was based on and subject to the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken as more fully described below under the caption "—Opinions of C&J's Financial Advisors—Opinion of Citigroup Global Markets Inc."

        The C&J board of directors also considered certain countervailing factors negatively in its deliberations concerning the Transactions, including:

  •
  the possibility that the accretion, increased sales and earnings and enhanced cash flow generation expected to result from the Transactions could fail to materialize;

  •
  that NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger and that such ownership could result in Nabors' ability to significantly influence the Red Lion board of directors and could discourage a third party from making an offer to acquire Red Lion in the future unless Nabors supported such offer;

  •
  that C&J's current stockholders will own approximately 47% of Red Lion's outstanding common shares following the closing of the Merger, and, as such, will have less influence over the Red Lion board of directors than C&J's current stockholders have on the C&J board of directors;

  •
  that the exchange ratio is fixed and will not be adjusted to compensate for improvements in C&J common stock or declines in the value of the C&P Business;

  •
  the challenges inherent in the combination of two businesses of the size and complexity of C&J and the C&P Business, including the possible disruption of C&J's business that might result from the announcement of the Transactions;

  •
  the difficulty in separating the operations of the C&P Business from Nabors;

  •
  the restrictions imposed on Red Lion's ability to take certain corporate actions under applicable federal income tax laws and the terms of the Tax Matters Agreement to be entered into by and between Red Lion and NIL;

  •
  the substantial indebtedness that Red Lion and its subsidiaries could incur in connection with the Transactions and related financing transactions relative to C&J's historical level of indebtedness prior to the Transactions;

  •
  the restrictions on C&J's ability to solicit possible alternative transactions and the required payment by C&J in certain circumstances of termination fees or the reimbursement of Nabors' expenses under the Merger Agreement;

  •
  that, while C&J expects the Transactions will be consummated, there can be no guarantee that all conditions to the parties' obligations to consummate the Transactions will be satisfied, and, as a result, the Transactions may not be consummated and the risks and costs to C&J in such event;

  •
  the restrictions on the conduct of C&J's business during the period between the execution of the Merger Agreement and completion of the Merger, which may delay or prevent C&J from undertaking business opportunities that may arise pending completion of the Merger;

  •
  the risk that the Transactions and subsequent integration may divert management attention and resources from other strategic opportunities;

  •
  the risks inherent in requesting regulatory approval from governmental agencies, as more fully described under the caption "—Regulatory Approvals;" and

  •
  the possibility that the Transactions may not be consummated and the potential adverse consequences if the Transactions are not completed, including substantial costs incurred, the potential loss in value to holders of C&J common stock and potential stockholder and market reaction.

        This discussion of the information and factors considered by the C&J board of directors in reaching its conclusions and recommendation includes the principal factors considered by the C&J board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the C&J board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the C&J board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and the Merger, and to make its recommendation to C&J stockholders. Rather, the C&J board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its review with members of C&J's management and outside legal and financial advisors. In addition, individual members of the C&J board of directors may have assigned different weights to different factors. As of the date of this joint proxy statement/prospectus, C&J believes there have been no material changes in the operations or performance of C&J or the C&P Business or in any of the projections or assumptions for C&J or the C&P Business provided to Citi and TPH since the delivery of their respective opinions, each dated June 24, 2014, and C&J does not anticipate such changes to occur prior to the special meeting of C&J stockholders.

        Certain members of the C&J board of directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of C&J's stockholders generally. The C&J board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to holders of C&J common stock. For a discussion of these interests, see "—Interests of Certain Persons in the Merger."

        After careful consideration, the C&J board of directors, on June 24, 2014, unanimously approved the Merger Agreement and the Merger. The C&J board of directors unanimously recommends to C&J stockholders that they approve the merger proposal and the meeting adjournment proposal.

 NIL's Reasons for the Separation and the Merger

        As discussed in "—Background of the Merger," the NIL board of directors and Nabors' senior management conducted a comprehensive strategic review process beginning in 2013 to evaluate strategies to enhance value for NIL's shareholders, including assessing NIL's capital structure, reviewing Nabors' combination of business lines and evaluating ways to improve Nabors' overall operational performance. As part of this review, the NIL board of directors determined that it could best unlock shareholder value by combining the C&P Business with a strategic partner and that further value would be created by focusing its efforts on becoming a premium pure-play drilling and rig services company. As a result, NIL began the process that resulted in the execution and delivery of the Merger Agreement and the Separation Agreement, and the proposed Transactions, which include NIL separating the C&P Business from Nabors' other businesses and thereafter combining the C&P Business with C&J, resulting in NIL or one of its subsidiaries receiving $938 million in cash and approximately 53% of the issued and outstanding Red Lion common shares and C&J stockholders receiving approximately 47% of the issued and outstanding Red Lion common shares immediately following the closing of the Merger.

        The NIL board of directors believes that the Transactions will accomplish a number of important business objectives for Nabors, as well as provide enhanced opportunities for the resulting combined company. These important business objectives include:

  •
  the Transactions allow Nabors to continue its transformation into a drilling and rig services leader and improve its growth profile by allowing Nabors to focus its financial and human capital on profitable growth opportunities in the large and growing drilling and rig services markets and to accelerate investment in and deployment of new technologies, including new rig technology;

  •
  the Transactions will significantly enhance Nabors' financial flexibility by enabling Nabors to monetize a portion of its investment in the C&P Business for approximately $938 million in cash, which it may use to invest in Nabors' core business in the drilling and rig services markets as well as to reduce existing short-term debt; and

  •
  the Transactions will allow Nabors to retain a significant ownership interest (initially approximately 53% following the closing of the Merger) in a larger, more focused business that will result from the combination of C&J and the C&P Business, and to participate in the long-term growth of Red Lion.

        In reaching its decision to unanimously approve the Transactions, the NIL board of directors consulted with members of Nabors' management and Nabors' financial and legal advisors, and considered a wide variety of additional factors in favor of the Transactions, including, but not limited to, the following:

  •
  the potential value to NIL shareholders of the approximately 53% interest in Red Lion that NIL or one of its wholly-owned subsidiaries will own after the consummation of the Transactions, including value resulting from (i) the strategic and competitive benefits of combining C&J with the C&P Business and (ii) the potential cost reductions attributable to efficiencies and synergies to be realized by combining C&J with the C&P Business such as facility integration, supply chain optimization and revenue enhancement. In that regard, the NIL board of directors understood that there are risks and uncertainties associated with the realization and maintenance of value, including the risk factors described in "Risk Factors" beginning on page      as well as uncertain general economic and market conditions;

  •
  the anticipated entry into the Alliance Agreement, which is expected to enable Red Lion to leverage Nabors' international presence and operations expertise, and significantly accelerate its growth in new markets, which would directly benefit NIL's shareholders through NIL's equity interest in Red Lion;

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  the impact of the Transactions on the liquidity and financial resources of Nabors;

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  the strategic alternatives available to Nabors and the potential risks and benefits of such alternatives, including retaining the C&P Business, effecting a spin-off of the C&P Business or engaging in a taxable transaction;

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  the expectation that the Transactions would be tax-free to NIL and its shareholders;

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  the fact that C&J has arranged committed financing from reputable financing sources for the approximately $938 million cash payment to be made to NIL or one of its subsidiaries in repayment of the Intercompany Notes issued in connection with the Separation, the efforts that the parties are required to make under the Merger Agreement to obtain the proceeds of the financing on the terms and conditions described in the financing commitment letters, and the resulting likelihood that the parties will have the financing available to complete the Transactions;

  •
  the fact that the composition of the Red Lion board of directors following closing of the Transactions consists of experienced directors well suited to manage the business and operations of Red Lion, a majority of whom were selected by NIL;

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  the obligation of C&J to pay to NIL a termination fee of $65 million, or reimburse its expenses in an amount up to or equal to $17 million, if the Merger Agreement is terminated under certain circumstances; and

  •
  the other terms and conditions of the Merger Agreement, the Separation Agreement and the Ancillary Agreements, which are summarized in this proxy statement/prospectus.

        The NIL board of directors also considered certain countervailing factors during its deliberations that did not favor the Transactions, including the following:

  •
  while the Transactions are expected to be completed, there is no assurance that all conditions to the parties' obligations to complete the Transactions will be satisfied or waived, including receipt of certain regulatory approvals, and as a result, it is possible that the Transactions might not be completed;

  •
  risks relating to integrating the C&P Business with C&J's current operations and their potential effects on the value of the Red Lion common shares to be received by C&J stockholders in the Merger;

  •
  that Nabors, prior to the completion of the Transactions, is required to conduct the C&P Business in the ordinary course, subject to specific limitations and exceptions, which could delay or prevent Nabors from undertaking business opportunities that may arise prior to the completion of the Transactions;

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  the risk that the combined businesses of C&J and the C&P Business will not achieve all of the revenue synergies and cost-saving synergies that Nabors anticipates and that other anticipated benefits might not be realized on the contemplated time frame or at all;

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  the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Transactions;

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  substantial transaction costs will be incurred in connection with the Transaction;

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  the challenges inherent in the combination of two businesses of the size and scope of C&J and the C&P Business, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the Transactions might not be achieved in the contemplated time frame or at all;

  •
  the exchange ratio is fixed and will not adjust downwards to compensate for any potential declines in the price of C&J common stock;

  •
  business uncertainty pending completion of the Transactions could have an adverse impact on the ability to attract, retain and motivate key personnel;

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  the effect of divesting the C&P Business on Nabors' future earnings per share and cash from operating activities pending deployment of the cash payment to be received upon the closing of the Transactions; and

  •
  risks of the type and nature described under the section of this proxy statement/prospectus entitled "Risk Factors," beginning on page      .

        The above discussion is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, the NIL board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the NIL board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the NIL board of directors may have given different weights to different factors. This explanation of the factors considered by the NIL board of directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement/prospectus entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

Opinions of C&J's Financial Advisors

  Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.

        C&J retained TPH solely to provide an opinion to the C&J board of directors in connection with the Merger. C&J instructed TPH to evaluate the fairness, from a financial point of view, of the exchange ratio provided in the Merger that would entitle holders of C&J common stock (other than any shares held by C&J, Nabors, Red Lion, C&J, as the surviving company in the Merger (the "Surviving Company"), or any of their affiliates) to receive Red Lion common shares in the Merger. At a meeting of the C&J board of directors held on June 24, 2014, TPH rendered its opinion orally to the C&J board of directors that, as of June 24, 2014, based upon and subject to the factors and assumptions set forth in its written opinion and based upon such other matters as TPH considered relevant, the exchange ratio provided in the Merger Agreement that would entitle holders of C&J common stock to receive Red Lion common shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of C&J common stock (other than any shares held by C&J, Nabors, Red Lion, the Surviving Company or any of their affiliates). Subsequent to rendering its oral opinion, TPH confirmed its opinion in writing to the C&J board of directors.

        The opinion speaks only as of the date and the time it was rendered and not as of the time the Merger may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, among other things, of

C&J or the C&P Business or the trading price of C&J common stock, which are factors on which TPH's opinion was based.

        The full text of the TPH opinion, dated June 24, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinion, is incorporated by reference into this proxy statement/prospectus and attached as Annex C hereto. The summary of the TPH opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. C&J stockholders are urged to read the TPH opinion carefully and in its entirety. TPH provided its opinion for the information and assistance of the C&J board of directors in connection with its consideration of the Merger and related transactions. The TPH opinion is not intended to be and does not constitute a recommendation of the exchange ratio or as to how any holder of interests in C&J should vote or act with respect to the Merger, any related transactions or any other matter.

        TPH's opinion and its presentation to the C&J board of directors were among many factors taken into consideration by the C&J board of directors in approving the Merger Agreement and making its recommendation regarding the Merger.

        In connection with rendering its opinion and performing its related financial analysis, TPH reviewed, among other things:

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  a draft of the Merger Agreement dated June 24, 2014;

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  a draft of the Separation Agreement dated June 24, 2014;

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  annual reports to stockholders and Annual Reports on Form 10-K of C&J for the years ended December 31, 2013, 2012 and 2011;

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  annual reports to stockholders and Annual Reports on Form 10-K of Nabors for the years ended December 31, 2013, 2012 and 2011;

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  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of C&J and NIL;

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  certain other communications from C&J and NIL to their respective stockholders;

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  certain internal financial information and forecasts for C&J and the C&P Business prepared or provided by the management of C&J;

  •
  certain publicly available research analyst reports with respect to the future financial performance of C&J and the C&P Business; and

  •
  certain cost savings and operating synergies projected by the management of C&J to result from the Merger and related transactions.

        TPH also held discussions with members of the senior management of C&J regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of C&J and the C&P Business. In addition, TPH reviewed the reported price and trading activity for C&J common stock, compared certain financial and stock market information for C&J and the C&P Business with similar information for certain other companies the securities of which are publicly traded, and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

        For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TPH assumed with C&J's consent that the internal financial information and forecasts and cost synergies and operating synergies referenced above were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of C&J and that such forecasts and synergies will be realized in the amounts and the time periods contemplated thereby. TPH also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Merger and related transactions will be obtained without any material adverse effect on the C&P Business, C&J, Nabors, Red Lion, Merger Sub, the Surviving Company, any of Red Lion's other subsidiaries following consummation of the Merger, the holders of shares of C&J common stock or the expected benefits of the Merger and related transactions that would be in any way meaningful to TPH's analysis, and that the definitive Merger Agreement and definitive Separation Agreement would not differ in any material respects from the last drafts furnished to TPH. In addition, TPH has not made an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of C&J or any of its subsidiaries or NIL or any of its subsidiaries or otherwise with respect to the C&P Business or the Surviving Company, and has not been furnished with any such evaluation or appraisal. TPH's opinion does not address any legal, regulatory, tax or accounting matters, and it has assumed with the consent of C&J, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code.

        TPH's opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, June 24, 2014. TPH has disclaimed any obligation to update, revise or reaffirm its opinion, including with respect to circumstances, developments or events coming after the rendering of its opinion.

        The estimates contained in TPH's analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH's analysis and estimates are inherently subject to substantial uncertainty.

        In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH's own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH's opinion was reviewed and approved by its fairness opinion committee.

        TPH's opinion relates solely to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of C&J common stock (other than shares held by C&J, Nabors, Red Lion, the Surviving Company or any of their affiliates) of the exchange ratio provided in the Merger pursuant to the Merger Agreement.

        TPH's opinion does not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to C&J, nor does it address the underlying business decision of C&J to engage in the Merger and related transactions. TPH does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or the related transactions and transaction documents, including, without limitation, the fairness of the Merger or related transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of C&J, Nabors or the C&P Business; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of C&J, Nabors or the C&P Business, or any class of such persons, in connection with the Merger and related transactions, whether relative to the exchange ratio provided pursuant to the Merger Agreement or otherwise. TPH has not been asked to consider, and its opinion does not address, the price at which the common stock of C&J, Nabors or the Surviving Company will trade at any time. TPH is not rendering any legal, tax or accounting advice and understands C&J is relying on its legal counsel and accounting and tax advisors as to legal, tax and accounting matters in connection with the Merger and related transactions.

        The data and analyses summarized herein are from TPH's presentation to the C&J board of directors delivered on June 24, 2014, which primarily utilized market closing prices as of June 23, 2014. The analyses summarized herein include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be read with the text of each summary.

  Summary of TPH's Analysis

  Selected Comparable Company Multiples Analysis

        TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable publicly-traded oilfield services companies whose operations TPH believed, based on its experience with companies in the oilfield services industry, to be similar to C&J's and the C&P Business's operations for purposes of this analysis. TPH divided the selected group of companies into two groups for use in this analysis: the Pressure Pumping Focused Group, which included Calfrac Well Services Ltd., Canyon Services Group, Inc., RPC Inc. and Trican Well Service Ltd., and the Production Services Focused Group, which included Basic Energy Services, Inc., Key Energy Services Inc. and Superior Energy Services, Inc. The preceding groups of companies are referred to as the comparable companies in this proxy statement/prospectus.

        TPH selected the companies reviewed in this analysis because, among other things, the comparable companies operate businesses that have similar characteristics as C&J and the C&P Business. However, no selected company or group of companies is identical to C&J or the C&P Business. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and related transactions and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of C&J or the C&P Business and the comparable companies that could affect the public trading values of each also are relevant. TPH calculated and compared various financial multiples and ratios of each of the comparable companies, including, among other things, the ratio of each company's (i) enterprise value, which is referred to as EV, calculated as the market capitalization of each company, plus book value of debt and non-controlling interests, less cash, cash equivalents and marketable securities, to its (ii) estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. All of these calculations were performed, and based on publicly available financial data and closing prices, as of June 23, 2014. The EBITDA estimates for each of the comparable companies used by TPH in its analysis were based on publicly available consensus estimates as reported by FactSet Research Systems Inc.

        The following summarizes the results of this review:

  •
  Pressure Pumping Focused EV to 2015E EBITDA: 5.8x - 7.6x

  •
  Production Services Focused EV to 2015E EBITDA: 5.3x - 5.4x

        C&J.    Based on an analysis of the relevant metrics for each of the comparable companies, TPH selected a reference range of 5.0x-7.0x for EV to estimated 2015 EBITDA, and applied this range to the estimated 2015 adjusted EBITDA of C&J of $315 million, as reflected in the financial forecasts for C&J prepared by the management of C&J, which are referred to in this discussion as the C&J management case. From this analysis, TPH estimated an implied price per share range for shares of C&J common stock of $22.56 to $33.29.

        Surviving Company.    Based on an analysis of the relevant metrics for each of the comparable companies, TPH selected a reference range of 4.75x-6.75x for EV to estimated 2015 EBITDA, and applied this range to the estimated pro forma 2015 EBITDA of the Surviving Company of $829 million (which includes estimated synergies of $83 million), as reflected in the pro forma financial forecasts for the Surviving Company prepared by the management of C&J, which are referred to in this discussion as the C&J pro forma management case. From this analysis, TPH estimated an implied price per share range for one Surviving Company ordinary share of $22.13 to $35.80, and compared this to the implied value range of one share of C&J common stock calculated in the comparable companies' analysis of $22.56 to $33.29.

  Discounted Cash Flow Analysis

        TPH performed a discounted cash flow analysis of C&J and the Surviving Company on an illustrative pro forma combined basis, in each case as of June 30, 2014. Discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows of the company as reflected in the C&J management case. TPH calculated the discounted cash flow value as the sum of the net present value of each of: the estimated future cash flows that C&J and the pro forma Surviving Company respectively, are expected to generate for the second half of 2014 and each of the full years 2015 through 2017 as reflected in the C&J management case; and the estimated value of C&J and the Surviving Company, respectively, at the end of 2017, or the terminal value.

        C&J.    For its discounted cash flow calculations of C&J, TPH applied unlevered discount rates ranging from 9.5% to 12.5% to the estimated future cash flows of C&J. The discount rates applicable to C&J were based, among other things, on TPH's judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable companies discussed above in "—Selected Comparable Company Multiples Analysis." The terminal value of C&J was calculated applying various terminal value EBITDA multiples ranging from 5.0x to 7.0x. The terminal value EBITDA multiples were selected by TPH by reference to EV to EBITDA trading multiples calculated for selected comparable companies discussed above in "—Selected Comparable Company Multiples Analysis." TPH applied such ranges of terminal value EBITDA multiples to C&J's estimated 2018 EBITDA, as set forth in the C&J management case, to determine a terminal value for C&J. The ranges of estimated future cash flows and terminal values were then discounted to present values as of June 30, 2014 using the range of discount rates referred to above. From this analysis, TPH estimated an implied price per share range for shares of C&J common stock of $27.75 to $43.91.

        Surviving Company.    For its discounted cash flow calculations, TPH applied unlevered discount rates ranging from 9.5% to 12.5% to the estimated future cash flows of the Surviving Company. The discount rates applicable to the Surviving Company were based, among other things, on TPH's judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable companies discussed above in "—Selected Comparable Company Multiples Analysis." The terminal value of the Surviving Company was calculated applying various terminal value EBITDA multiples ranging from 4.75x to 6.75x. The terminal value EBITDA multiples were selected by TPH by reference to EV to EBITDA trading multiples calculated for selected comparable companies discussed above in "—Selected Comparable Company Multiples Analysis." TPH applied such range of terminal value EBITDA multiples to the estimated 2018 pro forma EBITDA of the Surviving Company, which included the effect of the estimated synergies, as set forth in the C&J pro forma management case, to determine a terminal value for the Surviving Company. The ranges of estimated future cash flows and terminal values were then discounted to present values as of June 30, 2014 using the range of discount rates referred to above. From this analysis, TPH estimated an implied price per share range for one Surviving Company ordinary share of $28.84 to $47.08, and compared this to the implied price per share range of one share of C&J common stock calculated in the discounted cash flow analysis above of $27.75 to $43.91.

  Present Value of Future Share Price Analysis

        TPH analyzed the implied present value per share of C&J and the implied present value per share of the pro forma Surviving Company. Implied future share prices as of January 1, 2016, January 1, 2017 and January 1, 2018 of C&J and the pro forma Surviving Company were calculated by first multiplying 2016E, 2017E and 2018E EBITDA, respectively, by select multiples based on the EV to EBITDA trading multiples calculated for selected comparable companies discussed above in "—Selected Comparable Company Multiples Analysis" to calculate enterprise value. Implied equity value was then calculated by subtracting book value of debt and non-controlling interests, less cash, cash equivalents and marketable securities from enterprise value. The peer multiples used for C&J and the pro forma Surviving Company ranged from 5.0x to 7.0x and 4.75x and 6.75x, respectively. An equity discount rate range of 11% to 14% was then used to discount the implied future share prices as of January 1, 2016, January 1, 2017 and January 1, 2018 of each of C&J and the pro forma Surviving Company to June 30, 2014. From this analysis, TPH estimated an implied price per share range for one pro forma Surviving Company ordinary share of $25.02 to $45.98 and compared this to the implied price per share range for one share of C&J common stock of $24.53 to $42.90.

  Relative Contribution Analysis

        TPH calculated for informational purposes the implied ownership of current C&J stockholders based on the relative contributions of EBITDA by C&J and the C&P Business as provided by C&J's management. Relative contribution analysis was performed for the years ended December 31, 2012 and December 31, 2013 and the projected years ending December 31, 2014 and December 31, 2015. This analysis indicated a range of implied ownership percentages for C&J stockholders immediately after the consummation of the Merger and related transactions of approximately 32% to 53% as compared to the approximately 47% ownership percentage of C&J stockholders provided for in the Merger and related transactions.

  Other Analysis

  C&J Historical Trading Analysis

        TPH reviewed C&J's stock price performance from July 2011 to June 2014. TPH noted that, over this period, C&J's stock price increased 12% since its initial public offering. TPH also noted that as of June 23, 2014, C&J's stock price was 75% above its 52 week low and 1% below its 52 week high.

  Pro Forma Merger Analysis

        TPH analyzed the projected pro forma financial effects of the Merger and related transactions on the Surviving Company's estimated pro forma earnings per share and cash flow per share, including estimated synergies, for its fiscal years 2015 and 2016 using various financial forecasts and other data contained in the C&J management projections. TPH noted that the Merger and related transactions are expected to be accretive to the Surviving Company's estimated pro forma earnings per share and cash flow per share for each of the fiscal years 2015 and 2016 as compared to C&J's standalone estimated earnings per share and cash flow per share for the same fiscal years.

  General

        TPH and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

        TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of C&J, Nabors or any of the other parties to the Merger Agreement or related transactions and any of their respective affiliates, and (ii) any currency or commodity that may be involved in the Merger or related transactions.

        In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the Merger, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including C&J and NIL, other prospective counterparties and their respective affiliates. TPH was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of C&J or any alternative transaction. TPH was not requested to, and it did not, participate in the negotiation of the terms of the Merger Agreement or the transactions contemplated thereby, nor was TPH requested to, and it did not, provide any advice or services in connection with the Merger Agreement or the transactions contemplated thereby other than the delivery of its opinion.

        TPH acted as financial advisor to C&J solely in order to render its opinion in connection with the transactions contemplated by the Merger Agreement. C&J selected TPH to provide a fairness opinion in connection with the Merger because of TPH's expertise, reputation and familiarity with the oil and gas industry generally and the oilfield services industry specifically and because its investment banking professionals have substantial experience in transactions comparable to the Merger.

        TPH has previously provided investment banking services to C&J for which it received fees or compensation, including serving as an underwriter with respect to C&J's initial public offering in July 2011. TPH and its affiliates may provide investment banking or other financial services to C&J, Nabors, Red Lion or any of the parties to the transactions contemplated by the Merger Agreement or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, TPH may receive compensation.

        The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the C&J board of directors. TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

        Pursuant to the terms of the engagement of TPH, C&J agreed to pay TPH a $1 million fee upon delivery of its opinion. In addition, C&J has agreed to reimburse TPH for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. C&J has also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for liabilities arising in connection with or as a result of its rendering of services under its engagement, including liabilities under the federal securities laws. Other than the services provided to C&J described above, for which it received the fees described above, in the two years prior to the date of its opinion, none of TPH or any of its affiliates has provided financial advisory or financing services to C&J or any of its affiliates.

  Opinion of Citigroup Global Markets Inc.

        C&J also has retained Citi as a financial advisor in connection with the Merger. In connection with this engagement, C&J requested that Citi evaluate the fairness, from a financial point of view, of the exchange ratio provided for pursuant to the Merger Agreement. On June 24, 2014, at a meeting of the C&J board of directors held to evaluate the Merger, Citi delivered to the C&J board of directors an oral opinion, confirmed by delivery of a written opinion dated June 24, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered, procedures followed and limitations and qualifications described in its written opinion, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to holders of C&J common stock.

        The full text of Citi's written opinion, dated June 24, 2014, to the C&J board of directors, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is incorporated by reference into this proxy statement/prospectus and attached as Annex D hereto. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the C&J board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger or any related transactions. Citi was not requested to consider, and its opinion did not address, the underlying business decision of C&J to effect the Merger or related transactions, the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for C&J or the effect of any other transaction in which C&J might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation as to how any stockholder should vote or act on any matters relating to the Merger, any related transactions or otherwise.

        In arriving at its opinion, Citi:

  •
  reviewed drafts, each dated June 24, 2014, of the Merger Agreement and the Separation Agreement;

  •
  held discussions with certain senior officers, directors and other representatives of C&J and certain senior officers and other representatives of Nabors concerning the businesses, operations and prospects of C&J and the C&P Business;

  •
  reviewed certain publicly available and other business and financial information relating to C&J and the C&P Business as well as certain financial forecasts and other information and data relating to C&J and the C&P Business which were provided to or discussed with Citi by the respective managements of C&J and Nabors, including certain adjustments to the financial forecasts and other information and data relating to the C&P Business prepared by the management of C&J and certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of C&J to result from the Merger and related transactions;

  •
  reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of C&J common stock, the financial condition and historical and projected earnings and other operating data of C&J and the C&P Business, and the capitalization of C&J and Red Lion;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of C&J and the C&P Business;

  •
  evaluated certain potential pro forma financial effects of the Merger and related transactions utilizing the financial forecasts and other information and data relating to C&J and the C&P Business described above; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        Citi noted for the C&J board of directors that it did not compare the financial terms of the Merger to financial terms of other transactions given, in Citi's view, the lack of sufficient comparability of other transactions with the Merger. In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of C&J and Nabors that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to C&J and the C&P Business, including certain adjustments to the financial forecasts and other information and data relating to the C&P Business prepared by the management of C&J, Citi was advised by the managements of C&J and Nabors, as the case may be, and assumed, with C&J's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of C&J and the C&P Business, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of C&J to result from, and other potential pro forma financial effects of, the Merger and related transactions and the other matters covered thereby. Citi assumed, with C&J's consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger and related transactions, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. Citi relied, at C&J's direction, upon the assessments of the managements of C&J and Nabors as to (i) the transactions related to the Merger, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the ability to integrate C&J and the C&P Business, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key customers and (iv) the potential impact on C&J and the C&P Business of market and other trends and prospects for, and governmental and other regulatory and legislative matters relating to or affecting, the oil and gas industry, including assumptions of the managements of C&J and Nabors as to, among others, oil and gas supply and demand cycles, commodity pricing, demand for completion and production services and pricing for such services reflected in the financial forecasts and other information and data utilized in Citi's analyses, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses or opinion. Citi assumed, with C&J's consent, that there would be no developments with respect to any such matters that would have an adverse effect on C&J, Red Lion (including the C&P Business), the Merger or related transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to Citi's analyses or opinion.

        Citi evaluated Red Lion and the Merger for purposes of Citi's analyses and opinion after giving effect to the transactions related to the Merger. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of C&J, the C&P Business or any other entity or business and Citi did not make any physical inspection of the properties or assets of C&J, the C&P Business or any other entity or business. Citi assumed, with C&J's consent, that the Merger and related transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws and other relevant documents and requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed that would have an adverse effect on C&J, Red Lion (including the C&P Business), the Merger or related transactions (including the contemplated benefits thereof). Citi also assumed, with C&J's consent, that the Merger and related transactions would qualify, as applicable, for the intended tax treatment contemplated by the Merger Agreement and the Separation Agreement. Citi's opinion, as set forth in its written opinion, related to the relative values of C&J and the C&P Business on a standalone and pro forma basis. Citi did not express any view or opinion as to the actual value of Red Lion common shares when issued in the Merger or the prices at which Red Lion common shares would trade or otherwise be transferable at any time. Citi assumed, with C&J's consent, that Red Lion would retain or acquire all assets, properties and rights necessary for the operations of Red Lion following the Merger and related transactions, that appropriate reserves, indemnification arrangements or other provisions were made with respect to the liabilities of or relating to Red Lion (including the C&P Business), and that Red Lion would not directly or indirectly assume or incur any liabilities contemplated to be excluded as a result of the Merger, the related transactions or otherwise. Representatives of C&J advised Citi, and Citi further assumed, that the final terms of the Merger Agreement and the Separation Agreement would not vary materially from those set forth in the drafts Citi reviewed. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and it relied, with C&J's consent, upon the assessments of representatives of C&J and Nabors as to such matters.

        Citi's opinion did not address any terms (other than the exchange ratio to the extent expressly specified in its opinion), aspects or implications of the Merger or related transactions, including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms, of any related transactions, or any terms, aspects or implications of any transition services, global alliance or other related agreements, any support agreements or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the related transactions or otherwise. In connection with Citi's engagement, Citi was not requested to, and it did not, undertake a third-party solicitation process on C&J's behalf with respect to the acquisition of all or a part of C&J. Citi expressed no view as to, and its opinion did not address, the underlying business decision of C&J to effect the Merger or any related transactions, the relative merits of the Merger or any related transactions as compared to any alternative business strategies that might exist for C&J or the effect of any other transaction in which C&J might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger or related transactions, or any class of such persons, relative to the exchange ratio or otherwise. Citi's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Citi noted for the C&J board of directors that the credit, financial and stock markets, and the industries in which C&J and Red Lion operate, may experience volatility and Citi expressed no view or opinion on any potential effects such volatility may have on C&J, Red Lion (or their respective businesses), the Merger or related transactions (including the contemplated benefits thereof). The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of C&J, Nabors and Red Lion. No company or business reviewed is identical or directly comparable to C&J, Red Lion or their respective businesses and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between C&J and Nabors and the decision to enter into the Merger Agreement, the Separation Agreement and related agreements was solely that of the C&J board of directors. Citi's opinion was only one of many factors considered by the C&J board of directors in its evaluation of the Merger and related transactions and should not be viewed as determinative of the views of such board of directors or the management of C&J with respect to the Merger or related transactions or the consideration payable in the Merger or related transactions.

        The following represents a brief summary of the material financial analyses prepared and reviewed with the C&J board of directors in connection with Citi's opinion, dated June 24, 2014. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. None of C&J, Nabors, Red Lion, Citi or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. Financial data utilized for C&J in the financial analyses described below was based on internal financial forecasts and other estimates of the management of C&J, referred to as C&J management forecasts, and financial data utilized for the C&P Business in such analyses was based on internal financial forecasts and other estimates of the management of Nabors, as adjusted by the management of C&J, referred to as adjusted Nabors management forecasts.

  Selected Public Companies Analyses

        Citi performed a selected public companies analysis of each of C&J and the C&P Business in which Citi reviewed certain financial and stock market information, as applicable, relating to C&J, the C&P Business and selected companies that Citi in its professional judgment deemed generally relevant for comparative purposes. Financial data of the selected companies were based on public filings and other publicly available information. Financial data of C&J was based on C&J management forecasts and financial data of the C&P Business was based on adjusted Nabors management forecasts.

        In its selected public companies analysis of C&J, Citi reviewed enterprise values (calculated as diluted equity value plus total debt and less cash and cash equivalents) as a multiple of next 12 months and calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, of C&J and the following four selected companies in the well completion industry, referred to as the selected completion companies:

  •
  Calfrac Well Services Ltd.

  •
  Canyon Services Group, Inc.

  •
  Trican Well Service Ltd.

  •
  RPC, Inc.

        The overall low to high next 12 months (as of March 31, 2014) and calendar year 2015 estimated EBITDA multiples observed for the selected completion companies were 7.2x to 10.1x (with an average of 8.4x) and 6.6x to 7.7x (with an average of 6.9x), respectively. The implied next 12 months (as of March 31, 2014) and calendar year 2015 estimated EBITDA multiples observed for C&J were 8.5x and 6.7x, respectively. Citi then applied a selected range of next 12 months (as of March 31, 2014) and calendar year 2015 estimated EBITDA multiples of 7.4x to 9.4x and 5.9x to 7.9x, respectively, derived from the selected completion companies to corresponding data of C&J.

        In its selected public companies analysis of the C&P Business, Citi reviewed enterprise values as a multiple of next 12 months and calendar year 2015 estimated EBITDA of the C&P Business, C&J and the other selected completion companies and the following two selected companies in the well production industry, referred to as the selected production companies:

  •
  Key Energy Services, Inc.

  •
  Basic Energy Services, Inc.

        The overall low to high next 12 months (as of March 31, 2014) and calendar year 2015 estimated EBITDA multiples observed for the selected production companies were 5.8x to 6.1x (with an average of 6.0x) and 5.2x to 5.2x (with an average of 5.2x), respectively. Citi then applied a selected range of next 12 months and calendar year 2015 estimated EBITDA multiples of 6.3x to 7.4x and 5.3x to 6.3x, respectively, derived from the selected completion companies and the selected production companies to corresponding data of the C&P Business.

        Based on these analyses, Citi calculated the following implied exchange ratio reference ranges, as compared to the Merger exchange ratio:

Implied Exchange Ratio Reference Range Based on Next 12 Months EBITDA	Implied Exchange Ratio Reference Range Based On Calendar Year 2015E EBITDA	Merger Exchange Ratio

0.998x - 1.630x	1.005x - 1.821x	1.000x

        Citi noted that the above exchange ratio reference ranges implied a range of contributed equity values by C&J to pro forma Red Lion of approximately 46.9% to 59.1% based on the implied next 12 months EBITDA exchange ratio reference range and approximately 47.1% to 61.7% based on the implied calendar year 2015 estimated EBITDA exchange ratio reference range as compared to the pro forma ownership of holders of C&J common stock in Red Lion upon consummation of the Merger of approximately 47%.

  Discounted Cash Flow Analyses

        Citi performed a discounted cash flow analysis of each of C&J and the C&P Business in which Citi calculated the estimated present value of the standalone unlevered free cash flows that C&J and the C&P Business were forecasted to generate during the second half of the calendar year ending December 31, 2014 through the full calendar year ending December 31, 2018. Financial data used in this analysis was based on, in the case of C&J, C&J management forecasts and, in the case of the C&P Business, adjusted Nabors management forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense. The terminal value for C&J was calculated by applying to C&J's calendar year 2018 estimated EBITDA a selected range of EBITDA multiples of 5.5x to 7.5x and the terminal value for the C&P Business was calculated by applying to the calendar year 2018 estimated EBITDA of the C&P Business a selected range of EBITDA multiples of 5.0x to 7.0x. The present values (as of June 30, 2014) of the cash flows and terminal values were then calculated using discount rates ranging from 9.5% to 11.7% in the case of C&J and 8.9% to 11.0% in the case of the C&P Business.

        Based on this analysis, Citi calculated the following implied exchange ratio reference range, as compared to the Merger exchange ratio:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio

0.788x - 1.909x	1.000x

        Citi noted that the above exchange ratio reference range implied a range of contributed equity values by C&J to pro forma Red Lion of approximately 41.1% to 62.8% as compared to the pro forma ownership of holders of C&J common stock in Red Lion upon consummation of the Merger of approximately 47%.

        Citi also performed a discounted cash flow analysis of C&J and the C&P Business on a pro forma basis in which Citi calculated the estimated present value of the unlevered free cash flows that pro forma Red Lion was forecasted to generate during calendar years ending December 31, 2015 through December 31, 2018 taking into account, among other things, the net present value of potential synergies and tax benefits anticipated by the management of C&J to result from the Merger and related transactions. Financial data used in this analysis was based on, in the case of C&J, C&J management forecasts and, in the case of the C&P Business, adjusted Nabors management forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense. The terminal value for pro forma Red Lion was calculated by applying to pro forma Red Lion's calendar year 2018 estimated EBITDA a selected range of EBITDA multiples of 5.25x to 7.25x. The present values (as of June 30, 2014) of the cash flows and terminal values were then calculated using discount rates ranging from 9.0% to 10.8%.

        Based on this analysis, Citi calculated the following implied exchange ratio reference range, as compared to the Merger exchange ratio:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio

0.513x - 1.043x	1.000x

        Citi noted that the above exchange ratio reference range implied a range of contributed equity values by C&J to pro forma Red Lion of approximately 24.1% to 49.0% as compared to the pro forma ownership of holders of C&J common stock in Red Lion upon consummation of the Merger of approximately 47%.

  Relative Contribution Analysis

        Citi performed a relative contribution analysis of C&J and the C&P Business in which Citi reviewed the relative contributions of C&J and the C&P Business to pro forma Red Lion's calendar year 2013 EBITDA, last 12 months (as of March 31, 2014) EBITDA, next 12 months (as of March 31, 2014) estimated EBITDA, calendar year 2014 estimated EBITDA and calendar year 2015 estimated EBITDA. Financial data of C&J was based on C&J management forecasts and financial data of the C&P Business was based on adjusted Nabors management forecasts. This analysis indicated, on an equity value basis, overall relative contributions of C&J to pro forma Red Lion's calendar year 2013 EBITDA, last 12 months EBITDA, next 12 months estimated EBITDA, calendar year 2014 estimated EBITDA and calendar year 2015 estimated EBITDA of approximately 34.1% to 47.7% as compared to the pro forma ownership of holders of C&J common stock in Red Lion upon consummation of the Merger of approximately 47%.

        Based on this analysis, Citi calculated the following implied exchange ratio reference range, as compared to the Merger exchange ratio:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio

0.583x - 1.029x	1.000x

  Other Information

        Citi also observed certain additional information that was not considered part of Citi's financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, an illustrative pro forma financial impact of the Merger relative to, among other things, C&J's estimated cash earnings per share on a standalone basis for calendar years ending December 31, 2015 through December 31, 2017 based on, in the case of C&J, C&J management forecasts and, in the case of the C&P Business, adjusted Nabors management forecasts, after taking into account potential run-rate revenue and cost synergies anticipated by the management of C&J to result from the Merger and proposed financing for the Merger, which indicated that the Merger could be accretive relative to C&J's estimated cash earnings per share on a standalone basis for each of the calendar years ending December 31, 2015 through December 31, 2017. Actual results achieved by pro forma Red Lion may vary from forecasted results and variations may be material.

  Miscellaneous

        C&J has agreed to pay Citi for its services as a financial advisor to C&J in connection with the Merger an aggregate fee of $12 million, of which $10 million is payable contingent upon consummation of the Merger. In addition, C&J has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement.

        Citi and its affiliates are also participating in the financing for the Transactions, including acting as lead arranger for such financing, for which services Citi and its affiliates will receive an aggregate fee currently estimated to be up to approximately $19.6 million.

        Citi and its affiliates in the past have provided, currently are providing and/or in the future may provide services to C&J, NIL, Red Lion and their respective affiliates unrelated to the Merger and related transactions, for which services Citi and its affiliates have received and may receive compensation including, during the two-year period prior to the date of Citi's opinion, having acted or acting (i) as a lender with respect to certain credit facilities of C&J and certain related entities, and (ii) as an underwriter, lender, arranger, bookrunner, initial purchaser and in various other roles with respect to certain securities offerings and credit facilities of NIL and certain related entities. During the two-year period prior to the date of Citi's opinion, Citi and its affiliates received aggregate fees of approximately $1 million from C&J for the services relating to C&J described above. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of C&J, NIL, Red Lion and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with C&J, NIL, Red Lion and their respective affiliates.

        C&J selected Citi to act as its financial advisor in connection with the Merger based on Citi's reputation, experience and familiarity with C&J and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Prospective Financial Information Prepared by C&J

        C&J does not as a matter of course make public forecasts as to future performance, earnings or other results beyond the current fiscal year, and C&J is especially reluctant to disclose forecasts for extended periods given the unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the Merger, C&J provided to Nabors and the C&J board of directors certain unaudited non-public, internal financial forecasts regarding C&J's anticipated future operations for fiscal years 2015 to 2018. These forecasts also were provided to C&J's financial advisors for use in connection with their respective financial analyses and opinions described in "—Opinions of C&J's Financial Advisors." C&J has included below a summary of these forecasts to give its stockholders access to certain unaudited non-public information that was considered by the C&J board of directors and provided to Nabors and C&J's and Nabors' respective financial advisors in connection with the Merger.

	2015E	2016E	2017E	2018E
	(In millions)
Total Revenues	$1,831	$2,053	$2,367	$2,540
EBITDA*	$300	$360	$424	$455
Capital Expenditures	$149	$104	$160	$114
Net Income	$113	$152	$191	$213

*
Earnings before interest, taxes, depreciation and amortization, excluding non-recurring integration, severance and retention expenses. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income (loss) or cash flow data prepared in accordance with GAAP.

        For purposes of the summary of internal financial forecasts above, stock-based compensation was treated as a cash expense. Additionally, these forecasts do not reflect the impact of potential synergies resulting from the Transactions. In preparing the unaudited prospective financial information described above, C&J made the following material assumptions:

  •
  Revenue growth in years beyond 2015E is based on Spears & Associates Drilling and Production Outlook forecasted changes in U.S. stage count;

  •
  Hydraulic fracturing growth is primarily driven by utilization assuming limited pricing improvement;

  •
  2015E and 2016E capital spending is reduced as a result of the anticipated redeployment of underutilized C&P Business assets;

  •
  Annual interest rate is assumed to be consistent with current rates; and

  •
  Effective tax rate is assumed to be 36% for 2015, 35% for 2016 and 34% for years beyond 2016.

        In addition, C&J's management prepared unaudited prospective financial information regarding the C&P Business's anticipated future operations for fiscal years 2015 to 2018, which was derived from the information provided by Nabors to C&J for fiscal years 2015 to 2018 in connection with C&J's due diligence review of the C&P Business. The unaudited prospective financial information provided below includes certain adjustments by C&J management to the prospective financial information provided to C&J by Nabors. See "—Certain Prospective Financial Information Prepared by Nabors." These adjustments were based on C&J management's interpretation of financial results for the C&P Business for April through June 2014 and ongoing conversations with Nabors management in connection with C&J's due diligence review of the C&P Business, as well as C&J management's view of the outlook for the stimulation and production businesses. C&J has included below a summary of this information to give its stockholders access to certain non-public information that was considered by the C&J board of directors and also provided to C&J's financial advisors in connection with the Merger.

	2015E	2016E	2017E	2018E
	(In millions)
Total Revenues	$2,399	$2,561	$2,668	$2,789
EBITDA*	$445	$528	$564	$606
Capital Expenditures	$214	$210	$196	$196

*
Earnings before interest, taxes, depreciation and amortization, excluding non-recurring integration, severance and retention expenses. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income (loss) or cash flow data prepared in accordance with GAAP.

          For purposes of the summary of internal financial forecasts above, stock-based compensation was treated as a cash expense. Additionally, these forecasts do not reflect the impact of potential synergies resulting from the Transactions. In preparing the unaudited prospective financial information described above, C&J made the following material assumptions with respect to the information provided by Nabors to C&J regarding the C&P Business:

  •
  A reduction in Nabors' projected cost savings associated with hydraulic fracturing operations;

  •
  A reduction in Nabors' production margins to more closely reflect C&J management's analysis of Nabors' historical performance over a recent period, consistent with that reflected in C&J management's unaudited prospective financial information of C&J; and

  •
  An increase in selling, general and administrative expenses necessary for additional corporate support as a result of the Transactions.

        The unaudited prospective financial information prepared by the management of C&J was, in general, prepared solely for its internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. This unaudited prospective financial information was based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of C&J's management and the C&P Business's management. Important factors that may affect actual results and cause the unaudited prospective financial information to not be achieved include, but are not limited to, risks and uncertainties relating to the business of each of C&J and the C&P Business (including each of C&J's and the C&P Business's ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, foreign exchange rates, commodity pricing, the regulatory environment, general business and economic conditions and other factors described under "Cautionary Statement Regarding Forward-Looking Statements." The unaudited prospective financial information also reflects assumptions as to certain business decisions that are subject to change. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. C&J stockholders are urged to review C&J's SEC filings for a description of C&J's reported financial results and risk factors with respect to C&J's business, as well as the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page    .

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP. C&J's independent registered public accounting firms have not examined, compiled or otherwise applied procedures to the unaudited prospective financial information presented herein and, accordingly, do not express an opinion or any other form of assurance on them. The reports of C&J's independent registered public accounting firms included in this proxy statement/prospectus relate to C&J's historical financial information. They do not extend to the unaudited prospective financial information and should not be read to do so. The summary of this unaudited prospective financial information is not included in this proxy statement/prospectus to influence C&J stockholders' decision whether to vote for the approval of the Merger Agreement and the Merger, and should not be relied upon for such purpose.

        The inclusion of this unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of C&J, the C&P Business, Nabors or their respective officers, directors, partners, affiliates, advisors, or other representatives considered the unaudited prospective financial information to be necessarily predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. None of C&J, the C&P Business or Nabors or their respective officers, directors, partners, affiliates, advisors, or other representatives can give any assurance that actual results will not differ from this unaudited prospective financial information. C&J undertakes no obligation to update or otherwise revise or reconcile this unaudited prospective financial information to reflect circumstances existing after the date this unaudited prospective financial information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. C&J does not intend to make publicly available any update or other revision to this unaudited prospective financial information. None of C&J or its officers, directors, partners, affiliates, advisors, or other representatives has made, makes or is authorized in the future to make any representation to any shareholder or other person regarding C&J's ultimate performance compared to the information contained in this unaudited prospective financial information or that the forecasted results will be achieved. C&J has made no representation to Nabors, in the Merger Agreement or otherwise, concerning this unaudited prospective financial information.

Certain Prospective Financial Information Prepared by Nabors

        Nabors does not as a matter of course make public forecasts as to future performance, earnings or other results among other reasons because of the unpredictability of the assumptions and estimates underlying such forecasts. However, in connection with C&J's due diligence review of the C&P Business, Nabors presented certain prospective, unaudited financial information regarding the C&P Business, which are referred to as the "C&P Business management case," to C&J. The C&P Business management case also was provided to Nabors' and C&J's respective financial advisors for use in connection with their respective financial analyses and opinions. The C&P Business management case contains certain internal financial forecasts regarding the C&P Business's anticipated future operations for fiscal years 2014-2018. A summary of the C&P Business management case is set forth below.

	2014E	2015E	2016E	2017E	2018E
	(in millions)
Revenue	$2,164	$2,451	$2,611	$2,719	$2,842
EBITDA*	376	516	598	636	679
Capital Expenditures	180	214	210	196	196

*
Earnings before interest, taxes, depreciation and amortization, excluding non-recurring integration, severance and retention expenses. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income (loss) or cash flow data prepared in accordance with GAAP.

        The C&P Business management case was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP. PricewaterhouseCoopers LLP has not examined, compiled or otherwise applied procedures to the financial forecasts presented herein and, accordingly, does not express an opinion or any other form of assurance on them. The reports of PricewaterhouseCoopers LLP included in this proxy statement/prospectus relate to the historical financial data of Red Lion. They do not extend to the prospective financial information and should not be read to do so. The summary of the C&P Business management case is being included in this proxy statement/prospectus because the C&P Business management case was provided by Nabors to C&J and its financial advisors in connection with the Merger.

        The C&P Business management case was based on numerous variables and assumptions that are inherently uncertain and beyond the knowledge and control of the management of the C&P Business and Nabors. Important factors that may affect actual results and cause the C&P Business management case not to be achieved include, but are not limited to, risks and uncertainties relating to the C&P Business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, foreign exchange rates, commodity pricing and other factors described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements." The C&P Business management case is subjective in many respects and also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the C&P Business management case. Accordingly, there can be no assurance that the C&P Business management case will be realized. The C&P Business management case covers multiple years and the forecasts contained therein by their nature become less predictive with each succeeding year.

        In preparing the C&P Business management case, Nabors' management made assumptions and estimates regarding, among other things, achievement of various strategic objectives in cost reductions for the completions business, the level of future investments in workover rigs and other assets in the production business and the yield to be achieved on such investments, and future general and administrative expenses. Underlying these assumptions was a commodity price environment, oil prices in particular, that would be conducive to underpin projected growth in maintenance intensive oil wells to sustain the current and projected activity levels, demand and prices for our services. These assumptions may not prove to be accurate and the projected results may not be realized, and actual results may differ from those reflected in the C&P Business management case.

        The inclusion of this summary of the C&P Business management case in this proxy statement/prospectus should not be regarded as an indication that any of Nabors, Red Lion, C&J or their respective affiliates, advisors or other representatives considered or now consider the internal financial forecasts to be predictive of actual future results or events, and the C&P Business management case should not be relied upon as such. The C&P Business management case was prepared by the management of Nabors based on information available at the time of preparation. None of Nabors, Red Lion, C&J or their respective officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not materially differ from the C&P Business management case, and neither Nabors nor Red Lion undertakes any obligation to update or otherwise revise or reconcile the C&P Business management case to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even if any or all of the assumptions underlying the C&P Business management case are shown to be in error. Nabors and Red Lion do not intend to make publicly available any update or other revision to the C&P Business management case. None of Nabors, Red Lion or their respective officers, directors, partners, affiliates, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the C&P Business's ultimate performance compared to the information contained in the C&P Business management case or that forecasted results will be achieved. Nabors and Red Lion have made no representation to C&J, in the Merger Agreement or otherwise, concerning the C&P Business management case.

        This summary of the C&P Business management case is not included in this proxy statement/prospectus to induce any C&J stockholder to vote in favor of approval of the Merger Agreement and should not be relied upon for such purpose.

Ownership of Red Lion Following the Merger

        Immediately following the closing of the Merger, C&J stockholders will own approximately 47% of the issued and outstanding Red Lion common shares and NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares.

 Board of Directors and Executive Officers of Red Lion Following the Merger; Red Lion After the Transactions

        The names, ages and titles of the directors and executive officers of Red Lion upon completion of the Merger are set forth in the following table:

Name	Age	Position at Red Lion
Joshua E. Comstock	45	Chairman of the Board, Chief Executive Officer and Director
Randall C. McMullen, Jr.	39	President, Chief Financial Officer and Director
Donald J. Gawick	57	Chief Operating Officer
James H. Prestidge, Jr.	56	Chief Strategy Officer
Theodore R. Moore	37	Executive Vice President, General Counsel and Corporate Secretary
Edward J. Keppler	50	President, Drilling & Completion Services
Larry P. Heidt	66	President, Production Services
Michael Roemer	55	Director
H. H. Wommack	59	Director
Michael C. Linn	62	Director
John P. Kotts	63	Director
William Restrepo	55	Director

  Officers

        The executive officers of Red Lion immediately following the closing of the Merger are expected to be certain of the executive officers of C&J immediately prior to the closing of the Merger, along with an executive officer of the C&P Business. The biographical information for each person who is currently expected to be an executive officer of Red Lion is listed below.

        Joshua E. Comstock.    Mr. Comstock has served as C&J's Chief Executive Officer and as a member of the C&J board of directors since he founded C&J in 1997; he was elected Chairman of the C&J board of directors in February 2011. From December 2010 through October 2012, Mr. Comstock also held the position of President of C&J, before passing it to Mr. McMullen, C&J's Chief Financial Officer. Prior to starting C&J, Mr. Comstock worked for J4 Oilfield Service, a test pump services company, where his primary responsibility was working in natural gas production as a service contractor for Exxon. Mr. Comstock began his career working as a foreman on several specialized natural gas pipeline construction projects. Through this experience, he gained extensive knowledge and understanding of the oil services industry.

        Randall C. McMullen, Jr.    Mr. McMullen has served as C&J's President since October 2012, and as C&J's Chief Financial Officer and Treasurer and a member of the C&J board of directors since joining C&J in August 2005. Prior to joining C&J, Mr. McMullen held various positions with Credit Suisse First Boston, the GulfStar Group and Growth Capital Partners. Mr. McMullen graduated magna cum laude from Texas A&M University with a B.B.A. in Finance. Mr. McMullen was selected as a director because of his strong finance background and experience as Chief Financial Officer and his deep and specific knowledge of C&J and its business.

        Donald J. Gawick.    Mr. Gawick has served as C&J's Chief Operating Officer since October 2012. He served as President and Chief Executive Officer of C&J's wireline business, Casedhole Solutions, Inc. ("Casedhole Solutions"), from March 2010 through June 2012, when C&J acquired Casedhole Solutions. Mr. Gawick continued in his role of President of Casedhole Solutions until his promotion to Chief Operating Officer in October 2012. Mr. Gawick started his oilfield career in 1979 with Schlumberger Ltd. ("Schlumberger"), and between 1979 and March 2010, he held numerous management positions with Schlumberger, focusing on operations and marketing, including oversight of all of Schlumberger's oilfield business segments. In addition, he has held senior leadership positions in oilfield services in sales, business and new technology development, service delivery and Health-Safety-Environmental management, with assignments throughout the United States, as well as in Canada, Europe, the Far East and Latin America. Mr. Gawick graduated from the University of Manitoba in 1979 with a B.S. in Electrical Engineering.

        James H. Prestidge, Jr.    Mr. Prestidge joined C&J in April 2013 as President—International Infrastructure Development and on April 8, 2014, his title was revised to Chief Strategy Officer. He has extensive international experience in the oil and gas services industry, and a proven capability of managing operating and relationship issues in challenging governmental, regulatory and service environments globally. Mr. Prestidge serves as a director and Chairman of the board of directors of Continental Intermodal Group, a position he has held since October 1, 2013. Prior to joining C&J, Mr. Prestidge served at Halliburton Energy Services ("Halliburton") from January 1981 through his retirement in December 2012; he was in retirement at the time of his employment with C&J. Over the course of his career at Halliburton, Mr. Prestidge acted as, among other positions: Vice President—HSE and Service Quality (February 2011 through December 2012) in Houston, Texas where he was responsible for Halliburton's global health, safety and environment program, as well as quality operations with over 70,000 employees in over 70 countries; Vice President—Asia Pacific Region (January 2010 through January 2011) in Kuala Lumpur, Malaysia where he managed total operations for 12 product service lines and support functions throughout the region; Vice President—Special Projects Iraq Development (January 2009 through December 2009) in Cairo, Egypt, where he led negotiations and strategy related to the startup deployment of field operations and infrastructure in Iraq; Vice President—Africa Region (January 2007 through December 2008) in Cairo, Egypt where he managed total operations for 12 product service lines and support functions throughout the region; Vice President—Production Enhancement (January 2003 through December 2006) in Houston, Texas where he was responsible for global production enhancement operations, including hydraulic fracturing and coiled tubing services; and Vice President—Southern Region (January 2001 through December 2002) in Houston, Texas. Mr. Prestidge earned a B.S. in Mechanical Engineering from Texas A&M University and an Executive M.B.A. from The Wharton School at the University of Pennsylvania.

        Theodore R. Moore.    Mr. Moore has served as C&J's Executive Vice President since October 2012 and as C&J's General Counsel and Corporate Secretary since February 2011. Prior to that time, Mr. Moore practiced corporate law at Vinson & Elkins L.L.P. from 2002 through January 2011. Mr. Moore represented public and private companies and investment banking firms in numerous capital markets offerings and mergers and acquisitions, primarily in the oil and gas industry. Mr. Moore earned a B.A. in Political Economy from Tulane University and a J.D. from Tulane Law School.

        Edward J. Keppler.    Mr. Keppler has served as C&J's Senior Vice President—Corporate Oilfield Operations since July 2013, focusing on tactical operational issues across all of its service lines, including streamlining standard operating procedures within each service line, structuring and implementing training for supervisor and manager level employees, working with its QHSE department on training and safety awareness, and certifications and competency testing for all of C&J field based personnel. He previously served as the President of Casedhole Solutions from October 2012 through July 2013, having joined Casedhole Solutions as its Vice President and General Manager for the North Region in May 2010. Prior to joining Casedhole Solutions, Mr. Keppler was employed by Schlumberger from 1991 through 2010, where he gained significant wireline experience in the North American market with extensive expertise in cased-hole operations, perforating, open-hole logging, and wellbore formation sampling. While employed by Schlumberger, Mr. Keppler held numerous key management positions, including wireline district manager in six different locations, regional operations manager for the state of Alaska, Engineering Sustaining Manager and Cased-Hole Service Delivery Manager for the U.S. Mr. Keppler's last position before joining Casedhole Solutions was Global Wireline Technical

Support Manager. He graduated from New Mexico State University with a B.S. degree in Mechanical Engineering in 1990.

        Larry P. Heidt.    Mr. Heidt directs all aspects of the completion and production services business line for Nabors worldwide. He joined Nabors in March 1992 as President of Nabors Energy Services (UK) Ltd. In 1996, he assumed the position of President and Chief Operating Officer of Nabors Drilling USA. Before joining Nabors, Mr. Heidt served as Executive Vice President of Noble Drilling Corporation. Prior to that time, he held positions of increasing importance in the international, domestic and offshore markets of the energy industry.

  Directors

        Biographical information for each person who is currently expected to be a director of Red Lion following the closing of the Merger (other than those directors who are also expected to serve as executive officers and are described above) is listed below.

        Michael Roemer.    Mr. Roemer has served as a member of the C&J board of directors since December 2010. Mr. Roemer previously served as the Chief Financial Officer of HKW, a private equity group, and as a partner in several affiliate funds of HKW from 2000 until January 2012. Upon his retirement from HKW, Mr. Roemer founded Roemer Financial Consulting, through which he provides financial accounting advice. Prior to joining HKW, Mr. Roemer served as a shareholder and Vice President of Flackman, Goodman & Potter, P.A., a certified public accounting firm, from 1988 to 2000. Mr. Roemer is a licensed CPA with over 30 years' experience, and is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Roemer received his B.S. in Accounting from the University of Rhode Island. Mr. Roemer was selected as a director because of his extensive background in public accounting and knowledge of generally accepted accounting principles, combined with his subsequent experience as the chief financial officer of a private equity firm and his vast experience in financial and accounting matters.

        H. H. Wommack.    Mr. Wommack has served as a member of the C&J board of directors since December 2010. Mr. Wommack is currently the Chairman, President and Chief Executive Officer of Saber Oil and Gas Ventures, LLC, an oil and gas company that focuses on acquisition and exploitation efforts in the Permian Basin of West Texas and Southeast New Mexico. Mr. Wommack has served in this position since August 2008. Mr. Wommack also serves as the Chairman of Cibolo Creek Partners, LLC, which specializes in commercial real estate investments, a position he has held since January 1993, and as the Chairman of Globe Energy Services, LLC, an energy services company in the Permian Basin, a position he has held since May 2011. Prior to his current positions, Mr. Wommack was Chairman, President and Chief Executive Officer of Southwest Royalties, Inc. from August 1983 to August 2004 and Saber Resources from July 2004 until August 2008. Additionally, Mr. Wommack was the founder, Chairman and Chief Executive Officer of Basic Energy Services (formerly Sierra Well Services, Inc.), and following its initial public offering, Mr. Wommack continued to serve on the board of directors of Basic Energy Services through June 2009. Mr. Wommack graduated with a B.A. from the University of North Carolina, Chappell Hill, and earned a J.D. from the University of Texas. Mr. Wommack was selected as a director because of his extensive executive-level management experience and proven leadership and business capabilities in the oil and gas industry. Additionally, Mr. Wommack's knowledge and experience from serving as chairman and chief executive officer of a company that went through an initial public offering adds a unique and valuable perspective to Red Lion as a public company.

        Michael Linn.    Mr. Linn was elected to the NIL board of directors in 2012 and currently serves as Chairman of the Compensation Committee and member of the Risk Oversight and Governance and Nominating Committees of the NIL board of directors. Linn is the President & CEO of MCL Ventures, LLC, an investment company. Linn founded LINN Energy, a NASDAQ-listed independent oil and natural gas company, in 2003 and currently serves on the Board of Directors of LINN. He served as LINN's Executive Chairman from January 2010 to December 2011, Chairman and Chief Executive Officer from June 2006 to January 2010, and President and Chief Executive Officer from March 2003 to June 2006. He serves on the National Petroleum Council and on the Board of the Independent Petroleum Association of America. Linn is a Texas Representative for the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission. He was previously chairman and currently serves on the Natural Gas Council. He acts as an adviser to the Board of Directors of Quantum Energy Partners, LLC, serves on the Board of Directors of Black Stone Minerals Company, LP and Western Refining Logistics GP, LLC and serves as a Non-Executive Director of Centrica plc. Linn holds a B.A. in Political Science from Villanova University and a J.D. from the University of Baltimore School of Law. Mr. Linn was selected as a director because of his extensive executive-level management experience and proven leadership and business capabilities in the oil and gas industry, as well as his experience in legal and regulatory affairs relating to the oil and gas industry.

        John Kotts.    Mr. Kotts was elected to the NIL board of directors in 2013 and currently serves as Chairman of the Audit Committee, and member of the Compensation, and Risk Oversight Committees of the NIL board of directors. Kotts is a private investor and entrepreneur. Through his management company, J.P. Kotts & Co., Inc., Kotts also operates a private investment fund focused on U.S. and international trading of securities and other financial instruments. He also invests in real estate and private equities. Kotts is currently the owner and CEO of Vesco/Cardinal, an oil tool rental and service company, as well as several manufacturing companies. Kotts previously held various financial, banking and investment banking positions in companies specializing in leveraged buyouts, venture capital and turnaround transactions. From 1990 to 1998, he owned and operated Cardinal Services, Inc., a leading supplier of liftboat rentals and other production-related services, including mechanical wireline services and plug and abandonment services, to oil companies operating in the Gulf of Mexico. After selling the company to a group led by First Reserve Corporation in 1998, Kotts retained a significant partnership interest and continued to be involved as a member of the Company's Board of Directors until the time of the Company's merger with Superior Energy Services. He holds a B.A. in Philosophy and an MBA in Finance from Hofstra University and completed additional post-graduate work at McGill University in Montréal, New York University and Harvard Business School. Mr. Kotts was selected as a director because of his extensive experience as an investor and entrepreneur, as well as his experience establishing a production services business.

        William Restrepo.    Mr. Restrepo has served as Chief Financial Officer of NIL since March 2014. Prior to joining NIL Mr. Restrepo served as CFO at Pacific Drilling from 2011 to 2014. From 2005 to 2010, he served as CFO at Seitel, Inc. and at Smith International until its acquisition by Schlumberger Limited. Prior to that position, Mr. Restrepo spent 20 years with Schlumberger Limited in various senior financial and operational positions, including operational responsibility for all product lines in the Continental Europe and the Arabian Gulf markets, as well as senior financial executive roles in Corporate Treasury and worldwide controller positions with international postings in Europe, South America and Asia. Mr. Restrepo holds bachelor's degrees in Economics and Civil Engineering, respectively, from Cornell University and the University of Miami. He also earned an M.B.A. from Cornell University. Mr. Restrepo was selected as a director because of his experience in global finance and accounting as well as the treasury, tax, risk management and internal audit groups of NIL, and his extensive portfolio of proven domestic and international capabilities in corporate finance, financial accounting, internal audit, tax, operations, and mergers and acquisitions, as well as planning and analysis.

  Red Lion After the Transactions

        C&J was founded in Texas in 1997. On July 29, 2011, C&J common stock began trading on the NYSE under the ticker symbol "CJES." C&J is an independent provider of premium hydraulic fracturing, coiled tubing, cased-hole wireline, pumpdown and other complementary services with a focus on complex, technically demanding well completions. These services are provided to oil and natural gas exploration and production companies throughout the United States. With the development of a specialty chemicals business and strategic acquisitions during 2013, C&J now blends and supplies specialty chemicals for completion and production services, and also manufactures and provides downhole tools and related directional drilling technology and data acquisition and control systems. These products are provided to third-party customers in the energy services industry and are also used in C&J's operations and equipment. In addition to its suite of completion, stimulation and production enhancement services, C&J manufactures repairs and refurbishes equipment and provides parts and supplies for third-party companies in the energy services industry, as well as to fulfill its internal needs.

        The C&P Business is largely complementary to C&J in product segment, customer base, and geographic emphasis. The C&P Business is comprised of operations involved in the completion, life-of-well maintenance and eventual plugging and abandonment of a well. These product lines include stimulation, coiled-tubing, cementing, wireline, workover and well-servicing, fluids management and special services.

        Headquartered in Houston, Texas, C&J operates in some of the most active basins in the United States and in 2013 C&J opened its first international office in Dubai with a long-term goal of becoming a significant provider of multiple services throughout the Middle East. The C&P business has a strong presence in all major U.S. basins, with a strong complementary position to C&J in that they largely do not provide the same services in the same areas. The C&P Business also provides a presence in Western Canada, where C&J is not currently operating. Additionally, the combined company is expected to be able to accelerate its international expansion through Nabors' established international drilling platform as contemplated by the Alliance Agreement.

        C&J and the C&P Business have strong complementary positions in the United States and Canada.

        Following the Transactions, Red Lion is expected to change its name to C&J Energy Services Ltd. and be traded on the NYSE under the ticker symbol "CJES".

        The key elements of Red Lion's strategy after the Transactions are as follows:

  •
  Capitalize on opportunities through greater scale, enhanced offerings and significant operating efficiencies.  The combination of C&J and the C&P Business will create the fifth largest completion and services provider in the United States with approximately 1.1 million horsepower of pressure pumping capacity, over 35 coiled tubing units and over 100 wireline trucks. Red Lion will also have 650 workover rigs in the United States and Canada, approximately 1,500 fluid management trucks and over 10,000 employees. This synergistic combination is expected to provide profitable growth opportunities for Red Lion both domestically and internationally.

  •
  Expand to sell a wider range of products to a broader set of customers and channels.  The combination of C&J with the C&P Business will expand C&J's scale, service offerings and geographic reach, increasing its capacity for its existing services offerings and providing diversification through the additional services offerings of the C&P Business. Red Lion will be better positioned to serve its customers through its diversified product and services offerings and this, in turn, is expected to create a stronger presence in all major domestic basins and provide greater opportunity and ability to capitalize on international growth opportunities. After the Transactions, Red Lion expects to be able to utilize the currently idle coiled tubing assets of the C&P Business through current existing demand of C&J customers, and to operate the wireline and hydraulic fracturing businesses of the combined company more efficiently with improved profitability.

  •
  Expand both domestically and internationally as a result of increased sales and earnings.  The transformational combination of C&J with the C&P Business is expected to increase C&J's sales and earnings and enhance its cash flow capacity, which would allow C&J to accelerate its growth strategy, both domestically and internationally, through Red Lion. The financial strength and flexibility of Red Lion after the Transactions should provide a strong platform to pursue new acquisition opportunities and other stockholder value-enhancing initiatives in markets world-wide. This ability is expected to broaden Red Lion's global geographic footprint by increasing Red Lion's presence in major basins in the United States and accelerating international expansion through Nabors' established international drilling platform as contemplated by the Alliance Agreement.

  •
  Realize cost savings and financial and operational efficiencies and synergies from consolidation of resources.  C&J management believes it can utilize the combination of C&J and the C&P business as a tool to achieve immediate direct cost savings, improve financial and operational efficiencies and realize synergies from, among other things, strategically consolidating field level facilities as beneficial to the combined company in the Eagle Ford, Permian, Bakken, Marcellus and Mid-Continent regions, replacing planned growth capital expenditures with immediate capacity, optimizing the supply chain by maximizing each of C&J's and the C&P Business's supplier relationships and utilizing the increased scale of Red Lion after the Transactions to reduce the cost of supplies.

  •
  Optimize existing customer relationships and attract new customers in new markets.  Red Lion will have the ability to strengthen current customer relationships through its wide range of available products and services, and there is very little overlap between the top customers of C&J and the C&P Business. Red Lion will have the ability to attract new customers in new markets in which prior operations may have been more limited. Existing and strategic customer relationships are expected to be strengthened through Red Lion's ability to service customers with a broader range of existing and complementary service offerings, as well as the combination of C&J's and the C&P Business's complementary operating positions in U.S. basins.

  •
  Improve Liquidity.  Red Lion should have improved liquidity due to a greater combined lending base, as well as the expected benefit of a lower cost of capital. It is expected that Red Lion will obtain a revolving credit facility in an aggregate principal amount of $600 million upon the closing of the Transactions. As a result, Red Lion will be able to maximize the value of its asset base following the Transactions. This improved liquidity will also allow Red Lion to compete more effectively through enhanced access to capital and more readily manage any risk inherent in its business.

  •
  Improve Financial Strength and Operational Scale Relative to Competitor Peers.  The combination of C&J with the C&P Business is expected to enable C&J, through Red Lion, to meet the strategic objectives established by the C&J board of directors and C&J management with respect to achieving improved financial strength and operational scale relative to other publicly traded peers and other operators. After the Transactions, C&J, through Red Lion, will be better positioned to compete in the U.S. marketplace with an expanded geographic presence, a larger and more diverse customer base and additional services lines across the major U.S. basins. Additionally, Red Lion will be able to capitalize on its expanded scale and service offerings to accelerate its international growth strategy, as well as through Nabors' established international drilling platform as contemplated by the Alliance Agreement.

Interests of Certain Persons in the Merger

        In considering the recommendation of the C&J board of directors that C&J stockholders vote in favor of the merger proposal, C&J stockholders should be aware that aside from their interests as C&J stockholders, certain members of the C&J board of directors and executive officers have interests in the Merger that are different from, or in addition to, those of other C&J stockholders generally. The members of the C&J board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to C&J stockholders that they should approve the merger proposal. C&J stockholders should take these interests into account in deciding whether to vote "FOR" the merger proposal. With respect to the Red Lion Employment Agreements, the members of the C&J board of directors were aware of the fact that the C&J Management Team had proposed new arrangements to Nabors and of the terms of such proposal and the C&J board of directors also considered this, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending to C&J stockholders that they should approve the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

  Treatment of C&J LTIP Awards

        Under the Merger Agreement, outstanding stock option and restricted stock awards for C&J common stock granted under the C&J LTIP held by all award holders, including C&J's executive officers and non-employee directors, will be converted into share option and restricted share awards for Red Lion common shares, respectively.

        Stock Options.    Each outstanding C&J stock option award (a "C&J Option") will be converted into an option to purchase, on the same terms and conditions (including with respect to vesting and exercisability), a number of Red Lion common shares determined by multiplying the number of shares of C&J common stock subject to such C&J Option immediately prior to the effective time of the Merger by the one-to-one exchange ratio (subject to adjustment) provided for in the Merger Agreement. The converted option will have an exercise price per share of Red Lion common shares, rounded, if necessary, up to the nearest whole cent, equal to the per share exercise price for the shares of C&J common stock otherwise purchasable pursuant to such C&J Option immediately prior to the effective time of the Merger divided by the exchange ratio.

        Restricted Stock.    Each outstanding C&J restricted stock award (a "C&J Restricted Stock Award") will be converted into an award to acquire, on the same terms and conditions (including with respect to vesting), a number of Red Lion common shares determined by multiplying the number of shares of C&J common stock subject to such C&J Restricted Stock Award immediately prior to the effective time of the Merger by the exchange ratio.

        As of the date of this proxy statement/prospectus, C&J's named executive officers and non-employee directors held the following numbers of outstanding C&J Options and C&J Restricted Stock Awards (expressed in shares of C&J common stock):

Name of Executive	Number of Shares Subject to Outstanding Restricted Stock Awards	Number of Shares Subject to Outstanding Unvested Stock Option Awards	Number of Shares Subject to Outstanding Vested and Exercisable Stock Option Awards
Joshua E. Comstock	276,126	9,861	2,604,690
Randall C. McMullen, Jr.	159,003	5,678	1,527,333
Donald J. Gawick	66,042	1,055	2,112
James H. Prestidge, Jr.	32,703	0	0
Theodore R. Moore	61,928	2,203	144,407

Name of Director	Number of Shares Subject to Outstanding Restricted Stock Awards	Number of Shares Subject to Outstanding Unvested Stock Option Awards	Number of Shares Subject to Outstanding Vested and Exercisable Stock Option Awards
Darren M. Friedman	0	0	3,667
Adrianna Ma	0	0	0
Michael Roemer	0	0	3,667
C. James Stewart, III	0	0	3,667
H.H. "Tripp" Wommack, III	0	0	3,667

        As the C&J Options and C&J Restricted Stock Awards are being converted directly into awards for Red Lion common shares and there is no acceleration of vesting, no monetary value is being received by the C&J executive officers in connection with the conversion. See "—Quantification of Potential Payments to C&J's Named Executive Officers in Connection with the Merger" below.

  Employee Benefits Agreement

        Under the Employee Benefits Agreement, certain C&J executive officers may be entitled to receive, during the Benefit Continuation Period (as defined below), the following (i) comparable types and levels of employee benefits (including salary, cash incentive compensation and health and welfare benefits) as those provided immediately prior to the effective time of the Merger to similarly situated C&J employees or Red Lion employees, and (ii) severance benefits on the terms and subject to the conditions of the Nabors Industries, Inc. Severance Plan (as in effect as of the signing of the Employee Benefits Agreement) (the "Red Lion Group Severance Plan"). Under the Employee Benefits Agreement, "Benefit Continuation Period" means the period of time from the effective time of the Merger through the earlier of (a) the one-year anniversary of the effective time of the Merger and (b) December 31, 2015.

        Under the Red Lion Group Severance Plan, eligible C&J executive officers may be eligible to receive severance benefits upon an Involuntary Termination (as defined in the Red Lion Group Severance Plan) equal to the greater of (i) an amount equal to one week's base pay for each year of service, or (ii) an amount equal to four weeks' base pay. C&J executive officers who have an employment agreement that entitles them to severance benefits are not eligible to receive severance benefits under the Red Lion Group Severance Plan, but will instead receive benefits under the terms of the applicable employment agreement.

  New Red Lion Employment Agreements

        Red Lion and each of C&J's named executive officers (specifically Messrs. Comstock, McMullen, Gawick, Prestidge and Moore) have entered into new employment agreements, to be effective as of the effective time of the Merger. A summary description of the material terms of the Red Lion Employment Agreements is set forth below; however, the following summary does not purport to be a complete description of all the terms of the Red Lion Employment Agreements and is qualified in its entirety by reference to the Red Lion Employment Agreements, copies of which are filed with this proxy statement/prospectus.

        Term.    The Red Lion Employment Agreements are between Red Lion and each of Messrs. Comstock, McMullen, Gawick, Prestidge and Moore. Upon their effectiveness, the Red Lion Employment Agreements supersede any and all prior employment agreements between Red Lion, its predecessors or its subsidiaries (including C&J) and each of Messrs. Comstock, McMullen, Gawick, Prestidge and Moore, respectively. The Red Lion Employment Agreements for Messrs. Comstock, McMullen, Gawick, Prestidge and Moore each have a term that commences on the consummation of the Merger (the "Effective Date") and ends on the third anniversary of the Effective Date, with automatic one-year extensions following the expiration of the initial term or any subsequent one-year extension term, provided that neither party provides a notice of non-renewal at least 90 days prior to the applicable extension date.

        Compensation and Benefits.    The Red Lion Employment Agreements provide that each of Messrs. Comstock, McMullen, Gawick, Prestidge and Moore will be eligible to receive the following compensation and benefits: (i) an annualized base salary, (ii) eligibility to receive an annual bonus (with a designated target range of a specified percentage of annualized base salary) that is based on the achievement of certain performance targets set forth by the compensation committee of Red Lion's board of directors, (iii) a success bonus contingent upon completion of the Merger that is comprised of (a) a lump-sum cash payment and (b) a one-time grant of restricted stock units ("RSUs") covering Red Lion common shares subject to a three-year vesting schedule that is contingent upon continued employment, (iv) eligibility to receive discretionary bonuses as determined solely by the Red Lion board of directors, (v) employee benefits for the executive and the executive's eligible family members that Red Lion ordinarily provides to similarly situated employees (including, but not limited to, medical and dental insurance, retirement plans, disability insurance and life insurance), and (vi) eligibility to receive long-term equity compensation awards (or cash awards upon mutual agreement of Red Lion and the executive) each year, beginning in 2015, at a target award level of no less than the executive's Total Cash Compensation (as defined below). Under the Red Lion Employment Agreements, "Total Cash Compensation" means the sum of (i) the executive's base salary for the prior calendar year and (ii) the greater of the annual cash bonus paid to the executive in either of the prior two calendar years, whether such annual cash bonus was paid by Red Lion or its predecessor.

        The following table enumerates certain of the foregoing items of compensation and benefits that each of Messrs. Comstock, McMullen, Gawick, Prestidge and Moore are entitled to or eligible to receive under the Red Lion Employment Agreements:

Executive	Annualized Base Salary	Annual Bonus (Target Range of Annualized Base Salary)	Merger Success Bonus (Lump Sum Cash Payment)	Merger Success Bonus (One-Time RSU Grant)
Comstock	$1,100,000	200 - 300%	$3,300,000 (equal to three times base salary)	500,000 RSUs
McMullen	$650,000	100 - 200%	$650,000 (equal to one times base salary)	25,000 RSUs
Gawick	$550,000	150%	$550,000 (equal to one times base salary)	25,000 RSUs
Prestidge	$450,000	150%	$450,000 (equal to one times base salary)	25,000 RSUs
Moore	$450,000	100%	$450,000 (equal to one times base salary)	25,000 RSUs

        Under the Red Lion Employment Agreements, each of Messrs. Comstock, McMullen, Gawick, Prestidge and Moore will be eligible to receive fringe benefits and perquisites, including provision for an automobile (or an automobile allowance) for business and personal use and related insurance coverage, use of the Red Lion aircraft for business purposes and reimbursement of reasonable business expenses. Additionally, under his Red Lion Employment Agreement, Mr. Comstock is eligible to use the Red Lion aircraft for personal purposes, provided that Mr. Comstock is responsible for paying the incremental costs associated with aircraft use for personal purposes to Red Lion.

        Severance.    The Red Lion Employment Agreements contain certain severance provisions upon qualifying terminations of employment.

        If Red Lion terminates the employment of Messrs. Comstock, McMullen, Gawick, Prestidge or Moore for cause, or if such an executive resigns without good reason (each as defined in the applicable

Red Lion Employment Agreement), then the executive will be eligible to receive: (i) to the extent unpaid, the sum of the executive's base salary earned through the date of termination and any accrued, unused vacation pay earned by executive (the "Accrued Obligation") and (ii) unreimbursed business expenses.

        If Red Lion terminates the employment of Messrs. Comstock, McMullen, Gawick, Prestidge or Moore other than for cause, death or permanent disability (as defined in the applicable Red Lion Employment Agreement), or if such an executive resigns for good reason, in each case, outside of the Protected Period (as defined below), then the executive will be eligible to receive: (i) the Accrued Obligation and any unreimbursed business expenses, (ii) subject to satisfaction of any applicable performance targets, any of the executive's unpaid bonuses with respect to a previous calendar year completed prior to the date of termination (without regard to any continued employment requirement), and (iii) subject to the executive's execution of a release and compliance with certain restrictive covenants specified in the Red Lion Employment Agreement, (a) payment of the annual bonus for the calendar year in which the termination occurs (based on actual results and payable at the time bonuses are paid to active executives), (b) full vesting of any and all long-term equity compensation awards held by the executive (provided that any awards intended to be performance-based compensation within the meaning of Section 162(m) of the Code shall be paid based on actual performance), with any unexercised stock options remaining exercisable for their full term, (c) lump sum payment of an amount equal to two times the sum of (1) the executive's annualized base salary in effect on the date of termination and (2) the executive's target annual bonus for the calendar year in which the date of termination occurs and (d) a lump sum payment of an amount equal to all Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") premiums that would be payable for the 18 month period beginning on the date of termination, assuming that the executive and the executive's eligible dependents elected COBRA coverage (without regard to whether actual coverage was elected or would be applicable for the entire 18 month period).

        If Red Lion terminates the employment of Messrs. Comstock, McMullen, Gawick, Prestidge or Moore other than for cause, such an executive resigns upon the expiration of the term of the Red Lion Employment Agreement following Red Lion's election not to extend the term or such an executive resigns for good reason, in each case, during the Protected Period in connection with a change of control (as defined in the applicable Red Lion Employment Agreement and which, for the avoidance of doubt, does not include the Merger), then the executive will be eligible to receive (in lieu of the ordinary severance payments and benefits described above): (i) the Accrued Obligation and any unreimbursed business expenses, (ii) subject to satisfaction of any applicable performance targets, payment of the executive's unpaid bonuses with respect to a previous calendar year completed prior to the date of termination (without regard to any continued employment requirement), and (iii) subject to the executive's execution of a release and compliance with certain restrictive covenants specified in the Red Lion Employment Agreement, (a) payment of the annual bonus for the calendar year in which the termination occurs at the target level, (b) full vesting of any and all long-term equity compensation awards held by the executive (provided that any awards intended to be performance-based compensation within the meaning of Section 162(m) of the Code shall be paid based on actual performance), with any unexercised stock options remaining exercisable for their full term, (c) a lump sum payment of an amount equal to three times the sum of (1) the executive's base salary in effect on the date of termination and (2) the executive's target annual bonus for the calendar year in which the date of termination occurs and (d) a lump sum payment of an amount equal to all COBRA premiums that would be payable for the three-year period beginning on the date of termination, assuming that the executive and the executive's eligible dependents elected COBRA coverage (without regard to whether actual coverage was elected or would be applicable for the entire three-year period).

        If Red Lion terminates the employment of Messrs. Comstock, McMullen, Gawick, Prestidge or Moore other than for cause, such an executive resigns upon the expiration of the term of the Red Lion

Employment Agreement following Red Lion's election not to extend the term or such an executive resigns for good reason, in each case, during the Protected Period in connection with an unapproved change of control (as defined in the applicable Red Lion Employment Agreement), then the executive will be eligible to receive (in lieu of the ordinary and change in control severance payments and benefits described above): (i) the Accrued Obligation and any unreimbursed business expenses, (ii) subject to satisfaction of any applicable performance targets, payment of the executive's unpaid bonuses with respect to a previous calendar year completed prior to the date of termination (without regard to any continued employment requirement), and (iii) subject to the executive's execution of a release and compliance with certain restrictive covenants specified in the Red Lion Employment Agreement, (a) payment of the annual bonus for the calendar year in which the termination occurs at the target level, (b) full vesting of any and all long-term equity compensation awards held by the executive (provided that any awards intended to be performance-based compensation within the meaning of Section 162(m) of the Code shall be paid based on actual performance), with any unexercised stock options remaining exercisable for their full term, (c) a lump sum payment of an amount equal to all COBRA premiums that would be payable for the three-year period beginning on the date of termination, assuming that the executive and the executive's eligible dependents elected COBRA coverage (without regard to whether actual coverage was elected or would be applicable for the entire three-year period), (d) a lump sum payment of an amount equal to four and one-half times the sum of (1) the executive's annualized base salary in effect on the date of termination and (2) the executive's target annual bonus for the calendar year in which the date of termination occurs and (e) a lump sum payment of an amount equal to three times the annual value of the executive's perquisites (including, but not limited to, the executive's car allowance).

        Under the Red Lion Employment Agreements, "Protected Period" means the period beginning thirty (30) days prior to the effective date of a change of control or unapproved change of control, as applicable, and ending on the two (2) year anniversary of the effective date of such change of control or unapproved change of control.

        If the employment of Messrs. Comstock, McMullen, Gawick, Prestidge or Moore is terminated by reason of death or permanent disability, then the executive will be eligible to receive: (i) the Accrued Obligation and any unreimbursed business expenses, (ii) subject to satisfaction of any applicable performance targets, any of the executive's unpaid bonuses with respect to a previous calendar year completed prior to the date of termination (without regard to any continued employment requirement), (iii) payment of the annual bonus for the calendar year in which the termination occurs (based on actual results and payable at the time bonuses are paid to active executives), (iv) full vesting of any and all long-term equity compensation awards held by the executive (provided that any awards intended to be performance-based compensation within the meaning of Section 162(m) of the Code shall be paid based on actual performance), with any unexercised stock options remaining exercisable for their full term, and (v) the timely payment or provision of any and all benefit obligations provided under Section 3.4 of the Red Lion Employment Agreements (which includes, but is not limited to, employee benefits, sick-leave benefits, disability insurance and paid vacation), which under their terms are available in the event of the executive's death or permanent disability.

        Excess Parachute Payments.    To the extent that any payments or benefits received by any of Messrs. Comstock, McMullen, Gawick, Prestidge or Moore under the Red Lion Employment Agreements or otherwise would constitute an "excess parachute payment" that would otherwise result in the imposition of an excise tax under Section 4999 of the Code, then the total amount of such payments shall either be (i) paid in full or (ii) paid in a reduced amount such that no portion of the total amount of such payments would be subject to an excise tax under Section 4999 of the Code, whichever result produces the greatest benefit on an after-tax basis to the executive.

        Restrictive Covenants.    The Red Lion Employment Agreements provide that Messrs. Comstock, McMullen, Gawick, Prestidge and Moore will be subject to certain restrictive covenants, including confidentiality, non-disclosure, non-solicitation and non-competition obligations that apply during the term of employment. The confidentiality and non-disclosure obligations survive an executive's termination of employment, and the non-solicitation and non-competition obligations also apply for a period of two years after an executive's termination of employment (or in the event such termination was in connection with a change of control or unapproved change of control, one year after the executive's termination).

        NIL or Red Lion may initiate negotiations of other agreements, arrangements and understandings with certain of C&J's executive officers regarding compensation and benefits and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, Red Lion on a going-forward basis following completion of the Merger.

  Chairman of the Red Lion Board

        Joshua E. Comstock has served as C&J's Chief Executive Officer and as a member of the C&J board of directors since he founded C&J in 1997; he was elected Chairman of the C&J board of directors in February 2011. Following the Merger, Mr. Comstock will serve as a director and as Chairman of the Red Lion board of directors.

  Indemnification

        The Merger Agreement provides that Red Lion shall indemnify, defend and hold harmless an officer or director of C&J from losses based upon, resulting from or arising out of service as an officer or director pertaining to any matter existing or occurring at or prior to the effective time of the Merger.

  Quantification of Potential Payments to C&J's Named Executive Officers in Connection with the Merger

        The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that the current C&J named executive officers could receive in connection with the Merger. Information being reported with respect to the current C&J named executive officers describes the payments and benefits that would be payable under the Red Lion Employment Agreements, which will be effective as of the effective time of the Merger and will supersede the existing employment agreements with such individuals as of the effective time of the Merger. The amounts in the table below were calculated using the following assumptions: (i) the consummation of the Merger occurred on September 26, 2014, (ii) the price per Red Lion common share is $33.04, which was the average closing market price of C&J's common stock over the first five business days following the first public announcement of the Merger (the "Average Closing Price"), (iii) no event that would constitute a change of control or unapproved change of control has occurred (except to the limited extent described in footnote (5) below), (iv) the employment of each C&J named executive officer has been terminated by Red Lion other than for cause or by each executive for good reason (each, a "Qualifying Termination"), in either case, outside of the Protected Period, immediately following the consummation of the Merger (and, for the avoidance of doubt, once the Red Lion Employment Agreements have become effective), (v) each C&J named executive officer has properly executed a release of claims against Red Lion and its affiliates and complied with the restrictive covenants set forth in the Red Lion Employment Agreements and (vi) certain other assumptions as specified in the footnotes to the table below have been made. All payments described in the table and accompanying footnotes below are paid in separate, lump sum payments. Values shown below do not take into account any impact of excise taxes or payment reductions imposed in connection with Sections 280G or 4999 of the Code, or any increase in compensation that may occur following the date of this filing or following the Merger. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by the C&J named executive officers may differ from the amounts set forth below.

        For additional details regarding the terms of the payments described below, see "—Interests of Certain Persons in the Merger."

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)(5)
Joshua E. Comstock	11,000,000	25,782,736	21,673	3,300,000	40,104,409
Randall C. McMullen, Jr.	4,550,000	6,159,803	21,673	650,000	11,381,476
Donald J. Gawick	3,575,000	3,022,956	21,673	550,000	7,169,629
James H. Prestidge, Jr.	2,925,000	1,906,507	21,673	450,000	5,303,180
Theodore R. Moore	2,250,000	2,903,274	21,673	450,000	5,624,947

(1)
The amounts in this column reflect the cash severance that would become payable to the current C&J named executive officers under the Red Lion Employment Agreements, which consists of (a) payment of the annual bonus for the year in which the executive's employment is terminated (determined based on actual results) and (b) a lump sum payment of an amount equal to two times the sum of (i) the executive's base salary as in effect on the date of termination and (ii) the executive's target annual bonus for the calendar year in which the date of termination occurs. For purposes of calculating the actual bonus amounts under this column, we have assumed that each executive earned the maximum target annual bonus for which such executive was eligible pursuant to the applicable Red Lion Employment Agreement. The annual bonus portion of the cash severance amount under the Red Lion Employment Agreements equals $3,300,000 for Mr. Comstock, $1,300,000 for Mr. McMullen, $825,000 for Mr. Gawick, $675,000 for Mr. Prestidge and $450,000 for Mr. Moore. The lump sum base salary plus target annual bonus portion of the cash severance amount under the Red Lion Employment Agreements equals $7,700,000 for Mr. Comstock, $3,250,000 for Mr. McMullen, $2,750,000 for Mr. Gawick, $2,250,000 for Mr. Prestidge and $1,800,000 for Mr. Moore. For purposes of calculating the target annual bonus portion of the cash severance amount for any executive whose Red Lion Employment Agreement contains a range of potential target annual bonus amounts, the midpoint of the applicable range was assumed (in accordance with the terms of the Red Lion Employment Agreements).

(2)
The amounts in this column reflect (i) the number of unvested Red Lion restricted stock units that each current C&J named executive officer would hold immediately following the Merger multiplied by the Average Closing Price, (ii) the number of unvested Red Lion restricted shares that each current C&J named executive officer would hold immediately following the Merger multiplied by the Average Closing Price and (iii) the number of unvested options covering Red Lion common shares that each current C&J named executive officer would hold immediately following the Merger multiplied by the result obtained from subtracting the per share exercise price applicable to such options immediately prior to the effective time of the Merger (which, with respect to each such option, was $18.89) from the Average Closing Price, in each case, which such unvested equity awards would be accelerated under the Red Lion Employment Agreements upon a Qualifying Termination. The restricted stock units reported under this column consist of the grants to be made to the executives upon the completion of the Merger as a success bonus, which consists of 500,000 restricted stock units, or an amount equal to $16,520,000, with respect to Mr. Comstock and 25,000 restricted stock units, or an amount equal to $826,000, with respect to each of Messrs. McMullen, Gawick, Prestidge and Moore. The restricted shares reported under this column consist of the number of unvested Red Lion restricted shares that each current C&J named executive officer would hold immediately following the Merger as a result of the conversion of each C&J Restricted Stock Award as described under "The Transactions—Interests of Certain Persons in the Merger—Treatment of C&J LTIP Awards," specifically 276,126 restricted shares, or an amount equal to $9,123,203, with respect to Mr. Comstock; 159,003 restricted shares, or an amount equal to $5,253,459, with respect to Mr. McMullen; 66,042 restricted shares, or an amount equal to $2,182,028, with respect to Mr. Gawick; 32,703 restricted shares, or an amount equal to $1,080,507, with respect to Mr. Prestidge; and 61,928 restricted shares, or an amount equal to $2,046,101, with respect to Mr. Moore. The options reported under this column consist of the number of unvested options covering Red Lion common shares that each current C&J named executive officer would hold immediately following the Merger as a result of the conversion of each C&J Option as described under "The Transactions—Interests of Certain Persons in the Merger—Treatment of C&J LTIP Awards," specifically 9,861 options, or an amount equal to $139,533, with respect to Mr. Comstock; 5,678 options, or an amount equal to $80,344, with respect to Mr. McMullen; 1,055 options, or an amount equal to $14,928, with respect to Mr. Gawick; and 2,203 options, or an amount equal to $31,172, with respect to Mr. Moore. The long-term equity compensation awards to be made each year, beginning in 2015, at a target award level of no less than the executive's Total Cash Compensation, have not been reported here as such awards will not be effective or outstanding immediately following the Merger.

(3)
The amounts in this column reflect the anticipated aggregate amount of COBRA premiums that would be provided to each current C&J named executive officer upon a Qualifying Termination for an 18 month period.

(4)
The amounts in this column reflect the lump sum cash payment to be made to the current C&J named executive officers upon the completion of the Merger as a success bonus, which consists of three times base salary with respect to Mr. Comstock and one times base salary with respect to each of Messrs. McMullen, Gawick, Prestidge and Moore. The amounts in this column are considered "single-trigger" as only the Merger must occur prior to payment.

(5)
Under the Red Lion Employment Agreements, the current C&J named executive officers would be entitled to increased severance benefits upon a qualifying termination during the Protected Period in connection with an unapproved change of control. An unapproved change of control includes, but is not limited to, a failure to appoint or reappoint Mr. Comstock as Chairman of the Red Lion board of directors, or failure of the Red Lion shareholders to reelect Mr. Comstock as a director, in each case other than due to Mr. Comstock's death, disability, voluntary determination not to stand for reelection or involuntary termination for cause. The increased severance benefits payable to a current C&J named executive officer under the Red Lion Employment Agreements upon a qualifying termination during the Protected Period in connection with an unapproved change of control are described in greater detail above, and generally consist of (a) payment of the annual bonus for the calendar year in which the termination occurs at the target level, (b) full vesting of any and all long-term equity compensation awards, (c) lump sum payment of an amount equal to all COBRA premiums that would be payable for the three-year period beginning on the date of termination, (d) a lump sum payment equal to four and one-half times the sum of (i) the executive's annualized base salary in effect on the date of termination and (ii) the executive's target annual bonus for the calendar year in which the date of termination occurs and (e) a lump sum payment of an amount equal to three times the annual value of the executive's perquisites (including, but not limited to, the car allowance). The sum total of (a), (b), (c), (d) and (e), as described in the preceding sentence, is referred to as the "Unapproved COC Amount". Notwithstanding the assumptions contained in the first paragraph under "—Quantification of Potential Payments to C&J's Named Executive Officers in Connection with the Merger" above, the Unapproved COC Amount calculated under the Red Lion Employment Agreements for each current C&J named executive officer equals $49,795,068 for Mr. Comstock, $15,504,139 for Mr. McMullen, $10,682,262 for Mr. Gawick, $8,165,742 for Mr. Prestidge and $7,935,110 for Mr. Moore. For purposes of calculating the target annual bonus portion of the Unapproved COC Amount described in (d)(ii) above for any executive whose Red Lion Employment Agreement contains a range of potential target annual bonus amounts, the midpoint of the applicable range was assumed (in accordance with the terms of the Red Lion Employment Agreements). For purposes of calculating the lump sum perquisites payment portion of the Unapproved COC Amount described in (e) above, it has been assumed that the only perquisite received is the car allowance, and the car allowance amounts included in the calculation are equivalent to what was received by the current C&J named executive officers for the year ended December 31, 2013 as reported in C&J's proxy statement filed on April 10, 2014, or $14,662 for Mr. Comstock, $12,830 for Mr. McMullen, $17,820 for Mr. Gawick, $9,463 for Mr. Prestidge and $12,830 for Mr. Moore. As a result, the actual Unapproved COC Amount that may be payable to a current C&J named executive officer under the Red Lion Employment Agreements upon a qualifying termination during the Protected Period in connection an unapproved change of control may be higher than what is described in this footnote depending on the amount of other perquisites actually received by such executives.

Regulatory Approvals

          Under the HSR Act and related rules, the Merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division of the Department of Justice, which is referred to as the Antitrust Division, and all statutory waiting period requirements have been satisfied. The HSR Act provides for an initial 30-calendar-day statutory waiting period following the necessary filings by the parties to a merger, unless the Federal Trade Commission and Antitrust Division terminate the waiting period early. C&J and Red Lion filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on July 14, 2014 and on July 28, 2014, C&J and NIL were granted early termination of the HSR Act waiting period by the Federal Trade Commission.

          At any time before or after completion of the Merger, the Federal Trade Commission or the Antitrust Division could take any action under federal antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin completion of the Separation or the Merger or seeking divestiture of substantial assets of C&J or the C&P Business or the imposition of other remedies. In addition, the U.S. state attorneys general could take action under state antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. The Separation and the Merger could also be the subject of challenges by private parties under federal and state antitrust laws.

          There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Federal Securities Law Consequences; Resale Restrictions

          Red Lion common shares issued to C&J stockholders pursuant to the Merger Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Red Lion shareholder who may be deemed to be an "affiliate" of Red Lion for purposes of Rule 145 under the Securities Act.

Accounting Treatment

          Accounting Standards Codification Topic 805 "Business Combinations" requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the shares (Red Lion in this case) is usually the acquiring entity; however, all pertinent facts and circumstances must be considered. Some of the factors listed in ASC 805 that Red Lion, NIL and C&J considered in determining the accounting acquirer, include the following:

  •
  The relative voting interests in the combined entity after the combination.  In this case, NIL is expected to receive approximately 53% of the equity ownership and associated voting rights in Red Lion.

  •
  The composition of the governing body of the combined entity.  In this case, the Red Lion board of directors will be composed of seven members, organized into three classes substantially equivalent in size, with former members of the C&J board of directors constituting a majority of the Red Lion board of directors. The Red Lion board of directors will be comprised of the following individuals: Randall C. McMullen, Jr., Michael Roemer, H. H. Wommack, Michael C. Linn, John P. Kotts, William Restrepo and Joshua E. Comstock.

  •
  The composition of the senior management of the combined entity.  In this case, the senior management of Red Lion will be composed of the executive officers of C&J immediately prior to consummation of the Merger, along with one executive of the C&P Business.

  •
  Transfer of cash or other assets in the combination.  C&J has obtained financing commitments from certain financial institutions that will permit Red Lion and its subsidiaries to incur borrowings that will be used, among other things, to repay the Intercompany Notes, resulting in a cash payment to NIL or one of its subsidiaries of approximately $938 million.

        Based on the facts and circumstances outlined above as well as the other factors listed in ASC 805, C&J, NIL and Red Lion have determined that the business combination should be treated as a reverse acquisition, with C&J as the accounting acquirer. C&J will apply acquisition method accounting to the assets and liabilities of the C&P Business upon consummation of the Transactions. Upon completion of the Transactions, the historical financial statements of C&J will be those of Red Lion after the Transactions. NIL has determined that it should not consolidate its ownership interest in Red Lion following the closing of the Transaction because NIL will not have a "controlling financial interest" in Red Lion for consolidation purposes under GAAP.

Rights of Appraisal

        C&J stockholders will not be entitled to exercise appraisal rights under the DGCL in connection with the Merger.

Litigation Relating to the Merger

        Following the June 25, 2014 announcement that C&J, NIL, and Red Lion entered into a definitive merger agreement, a purported stockholder of C&J filed a lawsuit against C&J, the C&J board of directors, NIL and Red Lion challenging the Merger. The lawsuit is styled City of Miami General Employees' and Sanitation Employees' Retirement Trust, et al. v. C&J Energy Services, Inc., et al.; C.A. No. 9980-VCN, in the Court of Chancery of the State of Delaware, filed on July 30, 2014 (the "Lawsuit"). Plaintiff in the Lawsuit generally alleges that the C&J board of directors breached fiduciary duties of loyalty, due care, good faith, candor and independence owed to C&J stockholders by allegedly approving the Merger Agreement at an unfair price and through an unfair process. Plaintiff specifically alleges that the C&J board directors, or certain of them (i) failed to fully inform themselves of the market value of C&J, maximize its value and obtain the best price reasonably available for C&J, (ii) acted in bad faith and for improper motives, (iii) erected barriers to discourage other strategic alternatives and (iv) put their personal interests ahead of the interests of C&J stockholders. The Lawsuit further alleges that C&J, NIL and Red Lion aided and abetted the alleged breaches of fiduciary duties by the C&J board of directors.

        Plaintiff in the Lawsuit seeks, among other relief, to enjoin the Merger and the stockholder meeting, rescission in the event the Merger is consummated and an award of costs and disbursements, including reasonable attorneys' and experts' fees. On August 28, 2014, the court granted plaintiff's motion for expedition, and tentatively scheduled a hearing on November 14, 2014 to consider plaintiff's anticipated motion to enjoin the stockholder meeting.

        We cannot predict the outcome of this or any other lawsuit that might be filed, nor can we predict the amount of time and expense that will be required to resolve the Lawsuit. We believe the Lawsuit is without merit and we intend to defend against it vigorously.

C&J EXECUTIVE COMPENSATION

        Pursuant to Item 18(b) of Form S-4, the information required by Item 18(a)(7)(ii) of Form S-4 is being incorporated by reference into this proxy statement/prospectus from C&J's latest Annual Report on Form 10-K. Note that the information incorporated by reference herein primarily covers the year ended December 31, 2013, and discusses certain existing employment agreements of the C&J named executive officers that will not continue in effect from or after the effective time of the Merger. See "The Transactions—Interests of Certain Persons in the Merger" for details on the Red Lion Employment Agreements that supersede the existing employment agreements of the C&J named executive officers, effective as of the closing of the Merger.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE U.S. DISTRIBUTIONS

        The following discussion summarizes the material U.S. federal income tax consequences of the U.S. Distributions, which are an integral part of the Separation, and the Merger. This summary is based on the Code, the U.S. Treasury Regulations, and interpretations of the Code and the U.S. Treasury Regulations by the courts and the IRS, all as they exist as of the date hereof and all of which are subject to change, possibly with retroactive effect. This is not a complete summary of all of the tax consequences of the Merger and the U.S. Distributions. In particular, it does not address U.S. federal income tax considerations applicable to C&J stockholders or, after the Merger, Red Lion shareholders, that are subject to special treatment under U.S. federal income tax law, such as financial institutions, mutual funds, cooperatives, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, partnerships and other pass-through entities or investors in such entities, grantor trusts, regulated investment companies and real estate investment trusts, stockholders who hold their shares as part of a "hedge," "straddle," "conversion" or "constructive sale" transaction, persons who have been (but are no longer) citizens or residents of the United States, U.S. persons whose functional currency is not the U.S. dollar, stockholders who are subject to the alternative minimum tax and stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. In addition, this summary is limited to stockholders that hold their shares of C&J common stock and Red Lion common shares as a capital asset. This summary does not address any estate, gift, Medicare contribution or other non-income tax consequences or any state, local or foreign tax consequences. This discussion does not address the tax consequences to any person who actually or constructively owns 5% or more of the issued and outstanding shares of C&J common stock before the Merger or the Red Lion common shares after the Merger. All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section entitled "Material U.S. Federal Income Tax Consequences of the Merger and the U.S. Distributions" are, unless otherwise noted, the opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to Red Lion, and are, to the extent noted herein, based on the accuracy of various factual matters.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of C&J common stock or, after the Merger, Red Lion common shares, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        For purposes of this discussion, an "eligible C&J stockholder" is any U.S. Holder that is a beneficial owner of C&J common stock and that (i) will not be a "five percent transferee shareholder" as defined in U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) or (ii) enters into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c). A "five percent transferee shareholder" is, in general, a person that holds C&J common stock and that immediately after the Merger will hold, actually or constructively, at least five percent of the issued and outstanding shares of Red Lion common shares by vote or value (including a proportionate share of the Red Lion common shares owned by a partnership in which such person is a partner).

        A "non-U.S. Holder" is any beneficial owner of C&J common stock or, after the Merger, Red Lion common shares, that is neither a U.S. Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). Non-U.S. Holders and U.S. Holders, together, are referred to in this discussion as "Holders."

        If an entity that is treated as a partnership for U.S. federal income tax purposes holds C&J common stock, the tax treatment of a partner in such entity generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding C&J common stock, please consult your tax advisor.

        C&J stockholders are urged to consult their own tax advisors regarding the tax consequences of the Merger and the U.S. Distributions to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

 U.S. Federal Income Tax Consequences of the Merger

        The obligation of C&J to consummate the Merger is conditioned on C&J's receipt of the Merger Tax Opinion from Fried Frank, tax counsel to C&J, dated as of the closing date of the Merger, in form and substance reasonably satisfactory to C&J, substantially to the effect that for U.S. federal income tax purposes the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and Red Lion should be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a five percent transferee shareholder of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c)). If the condition relating to the receipt of the Merger Tax Opinion is waived, this proxy statement/prospectus will be amended and recirculated and stockholder approval will be resolicited to the extent required by applicable law.

        One requirement for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code is that Red Lion must be treated as a corporation for U.S. federal income tax purposes. Red Lion will be treated as a corporation for U.S. federal income tax purposes with respect to a transfer of shares of C&J common stock to Red Lion by a U.S. Holder in the Merger (other than a transfer by a C&J stockholder that would be a five percent transferee shareholder of Red Lion immediately following the Merger and that does not enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c)) only if certain tests set forth in the U.S. Treasury Regulations under Section 367(a) of the Code are satisfied, including, generally, that (i) U.S. C&J stockholders, in the aggregate, receive 50% or less (by vote and by value) of the stock of Red Lion in the Merger, (ii) C&J officers and directors, together with U.S. C&J stockholders that own at least 5% (by vote or by value) of C&J, own 50% or less (by vote and by value) of the issued and outstanding Red Lion common shares, in the aggregate, immediately after the Merger, and (iii) at the time of the Merger, the fair market value of Red Lion is at least equal to the fair market value of C&J. In addition, Red Lion must have been engaged, directly or through a qualified subsidiary or qualified partnership, in an active trade or business outside the United States for the entire 36-month period preceding the Merger and satisfy certain additional requirements related to such trade or business. For purposes of this test, a corporation that was acquired by Red Lion, or a partnership in which Red Lion acquired an interest, during the 36-month period preceding the Merger will not be considered a qualified subsidiary or qualified partnership, as applicable, if such acquisition was for the principal purpose of satisfying the active trade or business requirement or the requirement that the fair market value of Red Lion be at least equal to the fair market value of C&J at the time of the Merger.

        The Merger Tax Opinion described above will be based on facts, representations, assumptions and exclusions set forth or referred to in such opinions, and on representation letters provided by C&J, Nabors and Red Lion. The opinion is not binding on the IRS or the courts, and none of C&J, Nabors or Red Lion intend to request a ruling from the IRS regarding any matter relating to the Transactions. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those described herein. The opinion will be based on current law, and cannot be relied on if current law changes with retroactive effect. In addition, if any of the representations or assumptions upon which such opinions will be based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be materially different.

        The U.S. federal income tax consequences of the Merger to beneficial owners of C&J common stock will depend on whether the Merger qualifies for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

  Tax Consequences of the Merger to Holders of C&J Common Stock

        If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and Red Lion is treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a five percent transferee shareholder of Red Lion immediately following the Merger that does not enter into a gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c)), the U.S. federal income tax consequences of the Merger should be as follows:

  U.S. Holders

        An eligible C&J stockholder whose shares of C&J common stock are exchanged in the Merger for Red Lion common shares generally should not recognize gain or loss on the exchange. The eligible C&J stockholder should have an aggregate tax basis in the Red Lion common shares received in the exchange equal to the stockholder's aggregate tax basis in the C&J common stock surrendered in the exchange, and the eligible C&J stockholder's holding period for the Red Lion common shares received in the exchange should include the holding period of the shares of C&J common stock surrendered in the exchange.

  Treatment of Five Percent Transferee Shareholders

        Under Section 367(a) of the Code and the U.S. Treasury Regulations thereunder, special rules apply to a U.S. Holder that is a five percent transferee shareholder of Red Lion after the Merger and who receives Red Lion common shares in the Merger. Any U.S. Holder of C&J common stock that will be a five percent transferee shareholder of Red Lion after the Merger is urged to consult his, her or its own tax advisor with respect to the U.S. federal income tax consequences of the Merger to him, her or it.

  Non-U.S. Holders

        A non-U.S. Holder whose shares of C&J common stock are exchanged in the Merger for Red Lion common shares generally should not recognize gain or loss on the exchange for U.S. federal income tax purposes unless C&J common stock constitutes a "U.S. real property interest" within the meaning of Section 897 of the Code with respect to the holder. Stock in a corporation will be considered a U.S. real property interest if the corporation is a U.S. real property holding corporation (a "USRPHC"). A corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). C&J does not believe that C&J common stock constitutes, and does not currently anticipate that C&J common stock will become prior to the effective time of the Merger, a U.S. real property interest. If C&J common stock constitutes a U.S. real property interest with respect to a non-U.S. Holder, the non-U.S. Holder will recognize gain, if any, in connection with the Merger in a manner similar to that described below under "—Tax Consequences if the Merger Does Not Qualify as a Reorganization—Non-U.S. Holders."

  Tax Consequences if the Merger Does Not Qualify as a Reorganization

  U.S. Holders

        If the Merger does not qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, a C&J stockholder that is a U.S. Holder whose shares of C&J common stock are exchanged in the Merger for Red Lion common shares will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value, at the effective time of the Merger, of the Red Lion common shares received by the U.S. Holder in the Merger, and the U.S. Holder's tax basis in the shares of C&J common stock surrendered in the Merger. Any such gain or loss will be long-term capital gain or loss if, as of the effective time of the Merger, the shares of C&J common stock exchanged have been held for more than one year by such U.S. Holder, and otherwise will be short-term capital gain or loss. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, generally are eligible for preferential rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of C&J common stock at different times or at different prices, such U.S. Holder must determine its gain or loss, and whether such gain or loss is long-term or short-term, separately with respect to each block of C&J common stock. A U.S. Holder will have an aggregate tax basis in the Red Lion common shares received in the exchange equal to the fair market value of such Red Lion common shares at the time of the Merger, and the holding period of such Red Lion common shares will begin on the day after the Merger.

        If the Merger qualifies for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, but Red Lion is not treated as a corporation under Section 367(a) of the Code with respect to the transfers of property thereto in connection with the Merger, C&J stockholders will recognize gain, if any, for U.S. federal income tax purposes in the manner described above, but will not recognize loss, if any, with respect to C&J common stock.

  Non-U.S. Holders

        If the Merger does not qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, or if Red Lion is not treated as a corporation under Section 367(a) of the Code with respect to the transfers of property thereto in connection with the Merger, a C&J stockholder that is a non-U.S. Holder whose shares of C&J common stock are exchanged in the Merger for Red Lion common shares will generally not be subject to U.S. federal income tax on any gain unless:

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  the gain is effectively connected with a U.S. trade or business of the non-U.S. Holder;

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  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

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  C&J has been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the effective date of the Merger or the period that the non-U.S. holder has held shares of C&J common stock.

        Gain described in the first bullet point above generally will be subject to U. S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.

        An individual non-U.S. Holder described in the second bullet point will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

        With respect to the third bullet point above, as noted above under "—Tax Consequences of the Merger to Holders of C&J Common Stock—Non-U.S. Holders," C&J does not believe that it is, and does not currently anticipate that it will become prior to the effective time of the Merger, a USRPHC.

The U.S. Distributions

        The obligation of NIL to complete the Merger is conditioned on the receipt by NIL, Red Lion and NCPS of the U.S. Distributions Tax Opinion from Deloitte dated as of the closing date of the Merger, in form and substance reasonably satisfactory to NIL, to the effect that the U.S. Distributions, which includes the distribution by Nabors Industries, Inc., a Delaware corporation, of NCPS and the distribution by Nabors International Finance Inc., a Delaware corporation, of NCPS, should qualify as tax-free pursuant to Section 355 of the Code. The U.S. Distributions Tax Opinion will be based on representations made to counsel and on factual assumptions set forth or referred to in such opinion. If any of the representations or assumptions upon which such opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the U.S. Distributions could be adversely affected.

        If the U.S. Distributions do not qualify as tax-free under Section 355 of the Code, the Nabors consolidated U.S. federal income tax group would recognize taxable gain, which gain likely would be substantial. Following the Merger, even if the U.S. Distributions otherwise qualify as tax-free under Section 355 of the Code, the U.S. Distributions will be taxable to the Nabors consolidated U.S. federal income tax group pursuant to Section 355(e) of the Code if there is a 50% or more (by vote or value) change in ownership of either Red Lion, which NCPS will be an indirect, wholly-owned subsidiary of, or any entity that will be a subsidiary of Red Lion after the Merger and is or will be in the chain of ownership that includes NCPS (including NCPS), directly or indirectly, as part of a plan or series of related transactions that include the U.S. Distributions. For purposes of these rules, any acquisitions of the stock of Red Lion or any entity that will be a subsidiary of Red Lion after the Merger and is or will be in the chain of ownership that includes NCPS (including NCPS) within two years before or after the U.S. Distributions are presumed to be part of a plan, although the parties may be able to rebut that presumption. The process for determining whether a prohibited 50% or greater change in control has occurred under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Although the Red Lion common shares issued to C&J stockholders in the Merger must be counted in the determination of whether such a change in control has occurred, because Nabors will continue to own more than 50% of the Red Lion common shares following the Merger, it is not expected that the Merger standing alone would cause the U.S. Distributions to be taxable under Section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of Red Lion common shares or the common shares of any entity that will be a subsidiary of Red Lion after the Merger and is or will be in the chain of ownership that includes NCPS (including NCPS), either before or after the U.S. Distributions, are part of a plan or series of related transactions that includes the U.S. Distributions, such determination could result in the recognition of gain by the Nabors consolidated U.S. federal income tax group under Section 355(e) of the Code.

        Pursuant to the Code and the U.S. Treasury Regulations thereunder, each member of the Nabors consolidated U.S. federal income tax group (including NCPS) would be severally liable for the taxes of the consolidated group arising from the U.S. Distributions. As a result, to the extent Nabors is unable to pay such taxes, the IRS may seek payment from NCPS. Under the Tax Matters Agreement, Nabors generally is required to indemnify Red Lion if the IRS collects such taxes from NCPS. However, there can be no assurance that Nabors would be able to fulfill its obligations under the Tax Matters Agreement if Nabors was determined to be responsible thereunder. In addition, in certain circumstances and subject to certain limitations, Red Lion is required under the Tax Matters Agreement to indemnify Nabors against taxes attributable to the U.S. Distributions that arise as a result of certain actions of Red Lion or any entity that will be a subsidiary of Red Lion after the Merger, which are referred to as "disqualifying actions." Disqualifying actions generally include the restricted actions and consultation actions described above in "Risk Factors—Risks Related to Red Lion After the Transactions—Red Lion and its subsidiaries will be required to indemnify Nabors for taxes imposed as a result of certain actions taken by Red Lion if such actions adversely affect the tax-free status of the U.S. Distributions." However, if Red Lion consults with Nabors in accordance with procedures described in the Tax Matters Agreement prior to taking a consultation action, Red Lion will not be required to indemnify Nabors for taxes attributable to the U.S. Distributions that arise as a result of such action unless (i) such taxes would not have been imposed but for certain pre-Merger actions of C&J or (ii) Nabors properly objected to such action in accordance with the procedures described in the Tax Matters Agreement. See "Risk Factors—Risks Related to Red Lion After the Transactions—Red Lion and its subsidiaries will be required to indemnify Nabors for taxes imposed as a result of certain actions taken by Red Lion if such actions adversely affect the tax-free status of the U.S. Distributions" and "Additional Agreements Related to the Separation and the Merger—The Tax Matters Agreement." If Red Lion is required to indemnify Nabors in the event the U.S. Distributions are taxable, this indemnification obligation would be substantial and could have a material adverse effect on Red Lion. If the Nabors consolidated U.S. federal income tax group were to recognize gain on the U.S. Distributions for reasons not related to a disqualifying action by Red Lion, Nabors would not be entitled to be indemnified under the Tax Matters Agreement for any taxes imposed on such gain.

Ownership and Disposition of Red Lion Common Shares Received in the Merger

        The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of Red Lion common shares received in the Merger.

  Taxation of Dividends and Other Distributions on Red Lion Common Shares

  U.S. Holders

        Subject to the Passive Foreign Investment Company ("PFIC") rules discussed below, distributions made by Red Lion with respect to its common shares, including deemed dividends, generally will be taxable as ordinary dividend income to the extent that such distributions are paid out of Red Lion's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. U.S. Holders that are corporations will not be entitled to claim the corporate dividends received deduction with respect to distributions by Red Lion.

        With respect to certain non-corporate U.S. Holders (including individuals), dividends will be taxed at the lower capital gains rate applicable to "qualified dividend income" if (i) Red Lion common shares are readily tradable on an established securities market in the United States, (ii) Red Lion is neither a PFIC nor treated as such with respect to the U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year and (iii) certain holding period requirements are met. Under IRS guidance, common or ordinary shares generally will be considered for purposes of clause (i) above to be readily tradable on an established securities market in the United States if they are listed on the NYSE, as Red Lion common shares are required to be under the Merger Agreement. Each C&J stockholder should consult his, her or its own tax advisors regarding the availability of the lower qualified dividend rate for dividends paid with respect to Red Lion common shares.

        To the extent, if any, that the amount of any distribution exceeds Red Lion's current and accumulated earnings and profits as computed under U.S. federal income tax principles, such excess will first reduce a U.S. Holder's tax basis in its Red Lion common shares and, to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property and taxed as described below under "—Taxation of Disposition of Red Lion Common Shares."

  Non-U.S. Holders

        A non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding on Red Lion dividends, if any, unless such income is effectively connected with a U.S. trade or business of such non-U.S. Holder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of such non-U.S. Holder) and other conditions are met.

  Taxation of Disposition of Red Lion Common Shares

  U.S. Holders

        Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize a capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of Red Lion common shares in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder's adjusted tax basis in such shares. Gain or loss, if any, generally will be U.S.-source gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year at the time of the disposition. If the gain on a disposition qualifies as a long-term capital gain, a non-corporate taxpayer might be eligible for a reduced rate of taxation on such gain. The deductibility of capital losses is subject to limitations.

  Non-U.S. Holders

        Any gain realized on the sale, exchange or other taxable disposition of Red Lion common shares by a non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with a U.S. trade or business of the non-U.S. Holder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of such non-U.S. Holder); or

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  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

        Gain recognized by a non-U.S. Holder described in the first bullet point will be subject to tax under the rules described above as if it were a U.S. Holder and, in the case of a foreign corporation, might be subject to an additional "branch profits" tax equal to 30% of its effectively connected earnings and profits. An individual non-U.S. holder described in the second bullet point will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

  Passive Foreign Investment Company

        Special, generally unfavorable, U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income (such as dividends, interest, rents, royalties or gains from the disposition of investment assets) or (ii) at least 50% of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets of and to receive directly its proportionate share of the income of any other corporation in which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock.

        Red Lion believes that it currently is not a PFIC for U.S. federal income tax purposes, and Red Lion does not expect to become a PFIC in the future. However, the determination of PFIC status for any year is fact-specific, and there can be no assurance in this regard. Accordingly, it is possible that Red Lion is or may become a PFIC in the current taxable year or in future years.

        If Red Lion were a PFIC in any taxable year during which a U.S. Holder holds common shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the common shares would be allocated ratably over the U.S. Holder's holding period for such shares. The amount of gain allocated to the taxable year of the sale or other disposition and to any year before Red Lion became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount of tax so determined. Further, to the extent that any distribution received by a U.S. Holder on its common shares exceeds 125% of the average annual distributions on the common shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. However, certain elections may be available that would result in alternative treatment.

        If Red Lion is classified as a PFIC in any year during which a U.S. Holder holds common shares, Red Lion generally will continue to be treated as a PFIC as to such U.S. Holder in all succeeding years, regardless of whether Red Lion continues to meet the income or asset test discussed above (unless such U.S. Holder is eligible to and does make a purging election). U.S. Holders should consult their own tax advisors as to the potential application of the PFIC rules (including any election that may be available) to the ownership and disposition of the common shares.

  Information Reporting and Backup Withholding

        U.S. Treasury Regulations generally require each "significant holder" of C&J common stock who receives Red Lion common shares pursuant to the Merger to attach to his, her or its U.S. federal income tax return for the year in which the Merger occurs a detailed statement setting forth certain information relating to the tax-free nature of the Merger. Red Lion will provide the appropriate information to each significant holder upon request, and each such holder is required to retain permanent records of this information. A "significant holder" is a holder of C&J common stock who, immediately before the Merger, owns at least 5% of the issued and outstanding shares of C&J common stock or had an aggregate tax basis in C&J securities of $1 million or more.

        In general, information reporting will apply to dividends in respect of Red Lion common shares and proceeds from the sale, exchange or redemption of Red Lion common shares that are paid to holders within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax (currently at a rate of 28%) may apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income. A U.S. Holder who is required to establish its exempt status generally must provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Holder's U.S. federal income tax liability, and Holders may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

        Non-U.S. Holders generally are exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish their eligibility for exemption.

   Specified Foreign Financial Assets

        Individual U.S. Holders that own "specified foreign financial assets" with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. "Specified foreign financial assets" include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the Red Lion common shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. U.S. Treasury Regulations have been proposed that would extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. U.S. Holders should consult their own tax advisors concerning the application of these rules to their investment in Red Lion, including the application of the rules to their particular circumstances.

THE TRANSACTION AGREEMENTS

The Merger Agreement

        The following summary describes the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is incorporated by reference into this proxy statement/prospectus and attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety.

        The Merger Agreement and this summary of its terms have been included with this proxy statement/prospectus to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about NIL, Red Lion or C&J in public reports filed by NIL or C&J with the SEC. The Merger Agreement is not intended to provide any other factual information about C&J, Merger Sub, NIL or Red Lion following completion of the Merger. Information about C&J, Merger Sub, NIL and Red Lion can be found elsewhere in this proxy statement/prospectus. In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to NIL, Red Lion, Merger Sub or C&J. The Merger Agreement contains representations and warranties of NIL and Red Lion solely for the benefit of C&J and representations and warranties of C&J solely for the benefit of Nabors. These representations and warranties have been made solely for the benefit of the other party to the Merger Agreement and have been qualified by certain information that has been disclosed to the other party to the Merger Agreement and that is not reflected in the Merger Agreement. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact, and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in C&J's or NIL's public disclosures. C&J does not believe that securities laws require C&J to disclose publicly any information related to the Merger Agreement other than information that has already been so disclosed.

  The Merger

        The Merger Agreement requires NIL and Red Lion to cause Red Lion or its applicable subsidiary to organize US HoldCo and Merger Sub prior to the mailing of this proxy statement/prospectus. All shares of common stock of Merger Sub and US HoldCo will be validly issued, fully paid and nonassessable, and will be directly or indirectly owned by Red Lion free and clear of any liens. The certificate of incorporation and bylaws of Merger Sub and US HoldCo will be in such forms as are to be determined by Red Lion. Promptly following the organization of US HoldCo and Merger Sub and prior to the mailing of the proxy statement/prospectus, Red Lion will cause (i) each of US HoldCo and Merger Sub to enter into and become a party to the Merger Agreement, (ii) each of Merger Sub and US HoldCo to adopt the Merger Agreement and (iii) the stockholders of each of Merger Sub and US HoldCo to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

        Pursuant to the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into C&J. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and C&J will continue as the surviving corporation as a direct wholly-owned subsidiary of Red Lion. The amended and restated certificate of incorporation and second amended and restated bylaws of C&J as in effect immediately prior to the Merger will be amended and restated in their entirety to read as set forth in Exhibit B and Exhibit C, respectively, to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation and bylaws of C&J following completion of the Merger until thereafter amended in accordance with their respective terms and the DGCL. At or prior to the effective time of the Merger, Red Lion shall adopt amended bye-laws in the form of Exhibit D to the Merger Agreement.

  Closing; Effective Time

        Pursuant to the Merger Agreement, the closing of the Merger will take place at 10:00 a.m., Bermuda Time, on the second business day after satisfaction or waiver (subject to applicable law) of the conditions to the Merger, unless otherwise agreed upon by C&J, Red Lion and NIL. However, if the marketing period (as defined in the Merger Agreement) has not ended at the time of satisfaction or waiver of the conditions precedent to the Merger, then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) a date during the marketing period specified by C&J on no less than three business days' notice to NIL and (ii) the third business day immediately following the final day of the marketing period, unless as otherwise agreed upon by C&J, Red Lion and NIL. C&J and NIL expect that the closing of the Separation will occur on the business day preceding the closing of the Merger.

        On the date of the closing of the Merger, C&J will execute and deliver for filing a certificate of merger to the Secretary of State for the State of Delaware and will make all other filings or recordings required under the DGCL to effect the Merger. The Merger will become effective at the time of filing of such certificate of merger or at such later time as provided in the certificate of merger as agreed between the parties to the Merger Agreement.

  Merger Consideration

        The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of C&J common stock (except shares of C&J common stock held by C&J or Merger Sub) will be automatically converted into the right to receive one newly issued Red Lion common share, which is referred to as the exchange ratio. However, if, after the date of the Merger Agreement and prior to the effective time of the Merger (or after the effective time of the Separation, with respect to Red Lion), C&J or Red Lion pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of C&J common stock (in each case, subject to the approval of NIL pursuant to Section 5.1 of the Merger Agreement) or Red Lion common shares (in each case, subject to the approval of C&J pursuant to Section 5.2 of the Merger Agreement), as applicable, then the exchange ratio and any other similarly dependent items, as the case may be, will be appropriately adjusted to provide to the holders of C&J common stock and Red Lion common shares the same economic effect as contemplated by the Merger Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the exchange ratio or other dependent item, as applicable, subject to further adjustment in accordance with the Merger Agreement.

        The calculation of the merger consideration as set forth in the Merger Agreement will result in NIL holding approximately 53% of the issued and outstanding Red Lion common shares immediately following the Merger and C&J stockholders holding the remaining approximately 47% of such shares.

  C&J Options and Other Stock-Based Awards

        The board of directors of each of Red Lion and C&J or the appropriate committee thereof will take all action necessary so that:

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  each option to acquire C&J common stock under any C&J stock plan (a "C&J stock option") that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will, as of the effective time of the Merger, cease to represent a right to acquire shares of C&J common stock and will be converted into an option to purchase, on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such C&J stock option immediately prior to the effective time of the Merger, the number of Red Lion common shares determined by multiplying the number of shares of C&J common stock subject to such C&J stock option immediately prior to the effective time of the Merger by the exchange ratio, at an exercise price per share of Red Lion common shares, rounded, if necessary, up to the nearest whole cent, equal to the per share exercise price for the shares of C&J common stock otherwise purchasable pursuant to such C&J stock option immediately prior to the effective time of the Merger divided by the exchange ratio; provided, however, that these adjustments with respect to any C&J stock options, whether or not they are "incentive stock options" as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the regulations promulgated thereunder;

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  each issued and outstanding share of C&J common stock subject to vesting or other lapse restrictions under any C&J stock plan immediately prior to the effective time of the Merger (a "restricted C&J share") will, as of the effective time of the Merger, cease to represent C&J common stock and will be converted into a number of Red Lion common shares equal to the exchange ratio (each, a "restricted Red Lion share"), with such restricted Red Lion shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such restricted C&J shares immediately prior to the effective time of the Merger;

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  each phantom unit awarded under the C&J International Middle East FZCO Phantom Equity Arrangement sub-plan under a C&J stock plan, which entitles the holder thereof to cash equal to the fair market value of a share of C&J common stock on the date of vesting, that is outstanding immediately prior to the effective time of the Merger will, as of the effective time of the Merger, become fully vested and be converted into the right to receive an amount in cash equal to the fair market value of a share of C&J common stock immediately prior to the effective time of the Merger, which cash payment will be made to the holder of such unit within 60 days following the effective time of the Merger; and

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  prior to the effective time of the Merger, C&J will take all actions that are necessary (i) to give effect to the transactions contemplated by the section of the Merger Agreement concerning C&J stock options and other stock-based awards, including amending the terms of the C&J stock plans, and (ii) to ensure that no individual will have the right to receive any C&J common stock in connection with the exercise of a C&J stock option following the effective time of the Merger. C&J will keep NIL fully informed, with respect to all amendments, resolutions, notices and actions that C&J intends to adopt, distribute or take in connection with the matters described hereby, and will provide NIL with a reasonable opportunity to review and comment on all such amendments, resolutions and notices. As soon as reasonably practicable after the effective time of the Merger, Red Lion will deliver to the holders of C&J stock options and restricted C&J shares that are being converted notices setting forth such holders' rights pursuant to the C&J stock plan, and stating that such C&J stock options and restricted C&J shares have been converted into stock options or restricted shares of Red Lion, as applicable, and that the agreements between C&J and each such holder regarding such C&J stock options and restricted C&J shares, as applicable, will be assumed by Red Lion and continue in effect on the same terms and conditions (subject to the adjustments required by the Merger Agreement after giving effect to the Merger and the terms of the C&J stock plan) pursuant to the applicable equity compensation plan of C&J or Red Lion.

  Nabors Options and Restricted Shares

        Each option held by a Continuing Employee (as defined below) to acquire NIL common shares under any equity incentive plan of Nabors (a "Nabors stock option") that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will, as of the effective time of the Merger, cease to represent a right to acquire NIL common shares and will be cancelled by Nabors and replaced by Red Lion with an option to purchase, on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such Nabors stock option immediately prior to the effective time of the Merger, the number of Red Lion common shares, rounded, if necessary, down to the nearest whole share, determined by multiplying the number of NIL common shares subject to such Nabors stock option immediately prior to the effective time of the Merger by the Nabors exchange ratio (which refers to the quotient of (i) the closing price of one NIL common share on the business day immediately prior to the closing date of the Merger divided by (ii) the closing price of one share of C&J common stock on the business day immediately prior to the closing date of the Merger), at an exercise price per share of Red Lion common shares, rounded, if necessary, up to the nearest whole cent, equal to the per share exercise price for NIL common shares otherwise purchasable pursuant to such Nabors stock option immediately prior to the effective time of the Merger divided by the Nabors exchange ratio; provided that these adjustments with respect to any Nabors stock options, whether or not they are "incentive stock options" as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the regulations promulgated thereunder. NIL will take any and all actions that are necessary to cause the cancellation of all Nabors stock options in accordance with the Sections of the Merger Agreement summarized in this paragraph.

        Each issued and outstanding NIL common share held by a Continuing Employee subject to vesting or other lapse restrictions under any equity incentive plan of Nabors immediately prior to the effective time of the Merger (a "restricted Nabors share") will, as of the effective time of the Merger, cease to represent NIL common shares and will be cancelled by NIL and replaced by Red Lion with a number of Red Lion common shares equal to the Nabors exchange ratio (as described above), with such shares subject to the same terms and conditions (including with respect to vesting, accumulated dividends and other dividend rights) as were applicable to such restricted Nabors shares immediately prior to the effective time of the Merger. NIL will take any and all actions that are necessary to cause the cancellation of all restricted Nabors shares in accordance with the Sections of the Merger Agreement summarized in this paragraph.

        Prior to the effective time of the Merger, C&J will take all actions that are necessary to adopt, effective as of the effective time of the Merger, one or more sub-plans to the C&J stock plans, with terms and conditions consistent with those of the Nabors share plan governing each applicable Nabors stock option and restricted Nabors share. Effective as of the effective time of the Merger, Red Lion will adopt the C&J stock plans (together with any sub-plans thereunder adopted in accordance with the immediately preceding sentence).

  Certain Pre-Merger Transactions

        Prior to the effective time of the Merger, NIL and Red Lion will cause the Red Lion Restructuring (as defined in the Separation Agreement) to be effected in accordance with the terms of the Separation Agreement. Neither NIL nor Red Lion, prior to the effective time of the Merger, will agree to (i) amend, modify, update, supplement, alter or waive any provisions of the Separation Agreement (including by way of a side letter or separate agreement) or (ii) take any action that would be reasonably expected to materially delay the consummation of the Red Lion Restructuring, without the written consent of C&J, which consent shall not be unreasonably withheld, conditioned or delayed.

        Upon the terms and subject to the conditions of the Separation Agreement, at or prior to the effective time of the Merger, NIL and Red Lion will each execute and deliver and, if applicable, cause any of their respective subsidiaries to execute and deliver, the following agreements, each substantially in the form attached to the Separation Agreement: the Employee Benefits Agreement, the Transition Services Agreements, the Tax Matters Agreement, the Alliance Agreement, the Registration Rights Agreement and any other agreements required in the Red Lion Restructuring.

   Representations and Warranties

        In the Merger Agreement, C&J, on the one hand, and NIL (on behalf of itself and the Red Lion Entities), on the other hand, have made representations and warranties to the other. For purposes of the Merger Agreement, "Red Lion Entities" means (i) prior to completion of the Red Lion Restructuring, NCPS, Nabors Production Services ("NPS Canada"), a division of Nabors Drilling Canada Limited, an Alberta corporation, and their respective subsidiaries, and (ii) from and after completion of the Red Lion Restructuring, the Red Lion Group. For purposes of the Merger Agreement, the terms "Red Lion Group" and "Red Lion Business" (which term is used in this proxy statement/prospectus interchangeably with the term "C&P Business") have the meanings set forth in the Separation Agreement, except that "Red Lion Group" when used in the Merger Agreement shall include only those persons that shall be members of the Red Lion Group immediately following the Red Lion Restructuring and shall not include C&J and its subsidiaries.

        These representations and warranties, which are substantially reciprocal, relate to, among other things:

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  corporate organization and similar corporate matters;

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  capital structure;

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  authority to enter into the Merger Agreement (and the other agreements executed in connection therewith) and no conflicts with or violations of governance documents, other obligations or laws;

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  financial statements;

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  absence of material undisclosed liabilities;

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  compliance with applicable laws and reporting requirements;

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  absence of investigations or litigation;

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  tax matters;

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  material contracts;

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  employee benefit matters and compliance with ERISA;

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  subsidiaries;

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  absence of certain changes or events;

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  approval by the board of directors;

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  interests in real property;

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  intellectual property matters;

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  environmental matters;

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  labor matters;

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  accuracy of information supplied for use in the registration statement of which this proxy statement/prospectus is a part and the registration statement to be filed;

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  insurance;

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  customers;

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  related-party transactions;

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  plant and equipment; and

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  payment of fees to brokers or finders in connection with the Merger.

        C&J has also made representations and warranties to Nabors relating to the opinions of C&J's financial advisors, the required vote of C&J stockholders to approve the Merger Agreement and the furnishing or filing of all reports, schedules, registration statements and other documents required to be filed with the SEC since August 3, 2011. C&J has also made representations and warranties to Nabors relating to the financing contemplated by the commitment letter, which is referred to as the "Red Lion commitment letter," dated as of June 25, 2014, by and between C&J and Citibank, N.A., pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to US HoldCo (the "debt financing"). C&J received an amended and restated commitment letter dated July 15, 2014 from Citibank, N.A., Citi, Bank of America, N.A., Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. On August 19, 2014, the amended and restated commitment letter was supplemented to add certain additional financial institutions as commitment parties thereunder (such additional financial institutions, together with the financial institutions identified above as parties to the debt financing commitment letter and certain of their respective affiliates, collectively, the "Debt Commitment Parties"). For a description of the debt financing, see "Debt Financing" beginning on page     .

        NIL (on behalf of Red Lion) also made representations and warranties to C&J relating to the required vote of Red Lion and Merger Sub shareholders to approve the Merger Agreement and the absence of ownership by NIL of shares of C&J common stock.

        Except for the representations and warranties contained in the Merger Agreement (as modified by C&J's disclosure letter or Nabors' disclosure letter, as applicable), or the certificates delivered pursuant to the Merger Agreement, none of C&J, NIL or any of their subsidiaries or representatives makes any other express or implied representation or warranty with respect to C&J, NIL or Red Lion, or any of their respective subsidiaries or, the transactions contemplated by the Merger Agreement, and C&J and NIL disclaimed any other representations or warranties, whether made by C&J, NIL, Red Lion or any of their respective affiliates or representatives.

        Many of the representations and warranties contained in the Merger Agreement are subject to a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Red Lion, the C&P Business or C&J, as applicable), knowledge, qualifications or both, and none of the representations and warranties survive the effective time of the Merger. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters.

        Under the Merger Agreement, a "material adverse effect" means, with respect to Red Lion and the C&P Business or C&J, as applicable, any event, occurrence, state of facts, circumstance, condition, effect or change, that is material and adverse to the financial condition, businesses or results of operations of the C&P Business (with respect to Red Lion) or C&J and its subsidiaries taken as a whole (with respect to C&J). However, a "material adverse effect" shall be deemed not to include any event, occurrence, state of facts, circumstances, condition, effect or change to the extent resulting from one or more of the following:

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  changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere (except to the extent those changes have a materially disproportionate effect on the C&P Business (with respect to Red Lion) or C&J and its subsidiaries taken as a whole (with respect to C&J) relative to other similarly situated participants in the industries in which they operate);

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  changes or events, affecting the industries in which Red Lion or C&J operate generally, including changes in market prices (except to the extent those changes or events have a materially disproportionate effect on the C&P Business (with respect to Red Lion) or C&J and its subsidiaries taken as a whole (with respect to C&J) relative to other similarly situated participants in the industries in which they operate);

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  changes in GAAP applicable to the C&P Business (with respect to Red Lion) or C&J and its subsidiaries taken as a whole (with respect to C&J);

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  changes in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity;

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  the announcement or pendency of the Merger Agreement, including termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, employees or other business relations of the C&P Business (with respect to Red Lion) or C&J and its subsidiaries taken as a whole (with respect to C&J);

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  any weather-related or other force majeure event, including any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those events have a materially disproportionate effect on the C&P Business (with respect to Red Lion) or C&J and its subsidiaries taken as a whole (with respect to C&J) relative to other similarly situated participants in the industries in which they operate);

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  any failure, in and of itself, by the C&P Business (with respect to Red Lion) or C&J and its subsidiaries taken as a whole (with respect to C&J) to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

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  compliance by NIL or Red Lion (with respect to Red Lion) or C&J and its subsidiaries (with respect to C&J) with the terms of the Merger Agreement; or

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  changes in the trading prices or trading volume of C&J's capital stock or its debt instruments (with respect to C&J) (it being understood that the facts or occurrences giving rise to or contributing to such change in trading prices or trading volume may be deemed to constitute, and be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect).

  Conduct of Business Pending the Merger

        During the period from the date of the Merger Agreement and continuing until the earlier of the effective time of the Merger and the termination of the Merger Agreement, C&J made certain agreements as to itself and its subsidiaries and NIL made certain agreements as to the Red Lion Entities and the C&P Business with respect to the conduct of their respective businesses. C&J agreed as to itself and its subsidiaries and NIL agreed as to the Red Lion Entities and the C&P Business that, except as expressly permitted or expressly contemplated by the Merger Agreement or the other Transaction Agreements (including any schedules thereto), as set forth in their respective disclosure letters, as required by applicable law, or to the extent consented to by the other party, which consent shall not be unreasonably withheld, conditioned or delayed, each of these parties (a) will carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by governmental entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will not be impaired in any material respect at the effective time of the Merger; and (b) will not (1) enter into any new material line of business; (2) change its or its subsidiaries' operating policies in any material respect, except as required by law or by policies imposed by a governmental entity; (3) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities (A) incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in the disclosure letters, in the aggregate; or (B) required on an emergency basis or for the safety of individuals or compliance with environmental laws and regulations in an amount not exceeding $5 million net of insurance coverage for any individual event or occurrence, provided that one party will notify the other as promptly as practicable of such expenditure; (4) enter into or amend any agreement that has as its subject matter an affiliate transaction; or (5) except in the ordinary course of business consistent with past practice, enter into any agreement that would constitute a material contract had such agreement been in effect on the date of the Merger Agreement or amend or terminate any material contract in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew, any material contract.

        C&J agreed that it will not, nor will it permit its subsidiaries to, and NIL agreed that it will not permit any member of the Red Lion Group to:

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  (i) declare or pay any dividends or make other distributions in respect of any of its capital stock; (ii) split, combine, subdivide, consolidate or reclassify any capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly-owned subsidiary of C&J or Red Lion or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned subsidiary of C&J or Red Lion to C&J or Red Lion or another wholly-owned subsidiary of C&J or Red Lion); or (iii) redeem, repurchase or otherwise acquire or permit any subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock; except, with respect to C&J, for any wholly-owned subsidiary of C&J or as required by the C&J stock plans, C&J employee benefit plans or employment agreement of C&J disclosed to NIL prior to the date of the Merger Agreement (including in connection with the payment of any exercise price or tax withholding in connection with the exercise or vesting of C&J stock options and restricted C&J shares);

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  issue, deliver, sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt, any stock appreciation rights, C&J share units, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than, with respect to NIL, issuances by a wholly-owned subsidiary of its capital stock to its parent or to another wholly-owned subsidiary of Red Lion and, with respect to C&J, (i) the issuance of C&J common stock required to be issued upon the exercise or settlement of C&J stock options under the C&J stock plans outstanding on the date of the Merger Agreement in accordance with the terms of the applicable C&J stock plan in effect on the date of the Merger Agreement, (ii) issuances of C&J stock options and restricted C&J shares granted under C&J stock plans to employees and directors in an aggregate amount not to exceed 17,000 shares of C&J common stock, or (iii) issuances by a wholly-owned subsidiary of its capital stock to its parent or to another wholly-owned subsidiary of C&J;

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  amend the parties' respective organizational documents or enter into, or permit any subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly-owned subsidiary;

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  acquire or agree to acquire businesses or assets (excluding acquisitions that (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by the Merger Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid in such acquisitions does not exceed in the aggregate $100 million, or (ii) are acquisitions of inventory in the ordinary course of business consistent with past practice); provided, however, that the foregoing shall not prohibit (a) internal reorganizations, mergers, amalgamations or consolidations involving existing subsidiaries that would not present a material risk of any material delay in the receipt of any required regulatory approvals; or (b) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement;

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  sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of, with respect to C&J, the assets of C&J or its subsidiaries, and, with respect to NIL, the assets that will be transferred to Red Lion or one of its subsidiaries pursuant to the Separation Agreement (excluding any sale, lease, assignment, encumbrance or other disposition of inventory in the ordinary course of business consistent with past practice and dispositions of assets (including subsidiaries) if the book value thereof does not exceed in the aggregate $5 million);

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  incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such parties or any of its subsidiaries or guarantee any long-term debt securities of others, other than (i)(a) in replacement of existing or maturing debt (including related premiums and expenses), (b) utilization of the existing credit line, provided the total balance outstanding does not exceed $350 million in the aggregate, solely for purposes of (x) working capital and the making of capital expenditures, in each case in the ordinary course of business consistent with past practice or (y) certain permitted acquisitions, or (c) indebtedness of any such party to another such party; and (ii) with respect to the Red Lion Group only, indebtedness or guarantees that would not be liabilities assumed by Red Lion or one of its subsidiaries pursuant to the Separation Agreement, or in connection with the debt financing; provided that no party will be prohibited from granting customers customary trade credit in the ordinary course of business and consistent with past practices. At or prior to the closing of the Merger, Red Lion will, and will cause each member of the Red Lion Group to, pay, discharge, compromise, settle, terminate or otherwise satisfy or cause to be paid, discharged, compromised, settled, terminated or otherwise satisfied in full all indebtedness for borrowed money (other than the Intercompany Notes issued in connection with the Separation, the debt financing and indebtedness under the Debt Financing Agreements (as defined in "—Red Lion Financing")) all guarantees any such indebtedness and all debt securities or warrants or rights to acquire any debt securities of Red Lion as well as all liens related to any of the foregoing;

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  make any material change in material accounting methods in effect at December 31, 2013, except as required by GAAP or applicable law and, with respect to C&J, except as disclosed in any C&J document filed with the SEC prior to the date of the Merger Agreement;

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  make, change or revoke any material tax election, change an annual tax accounting period, change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material taxes or surrender any right to claim a refund of a material amount of taxes;

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  take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a "five-percent transferee shareholder" (within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c));

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  intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the required regulatory approvals without taking any of the actions of the type referred to in the Merger Agreement;

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  (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any director, officer, employee or other service provider (or who would be a director, officer, employee or other service provider of the Red Lion Group as of the effective time of the Merger), provided that such increases in cash compensation will be permitted for any individual who is not a director or senior executive in the ordinary course of business consistent with past practice, but the aggregate amount of all such increases among all such individuals will not exceed $20 million (on an annualized basis); (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any director, employee or other service provider (or who would be a director, officer, employee or other service provider of the Red Lion Group as of the effective time of the Merger) or otherwise pay any amount to which any director, employee or other service provider is not entitled (or who would be a director, officer, employee or other service provider of the Red Lion Group as of the effective time of the Merger); (iii) establish, adopt or become a party to any new employment, severance, retention, change in control or consulting agreement, or any employee benefit or compensation plan, program, commitment, policy, practice, arrangement, or agreement or amend, suspend or terminate any employee benefit plan; provided that this clause will not prohibit the hiring of at-will employees to replace employees who have left employment, so long as such hiring (and the applicable employment terms) are consistent with past practice; (iv) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any employee benefit plan; (v) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement or other contract with any labor union, except as required by the terms of any collective bargaining agreement or other contract with any labor union in effect on the date of the Merger Agreement; (vi) with respect to C&J and its subsidiaries, modify any C&J stock option, restricted C&J share, C&J share unit or other equity-based award; (vii) with respect to NIL and the Red Lion Entities, take any action that would constitute a "plant closing" or "mass layoff" at any facilities that are used or held for use primarily in the C&P Business under the Worker Adjustment and Retraining Notification Act ("WARN Act") or transfer the employment or service relationship of any employee of, or independent contractor providing services to, a Red Lion Entity so that such individual is no longer employed by or contracted with a Red Lion Entity;

  •
  adopt a plan of complete or partial liquidation or resolutions providing for or authorize such a liquidation or dissolution, restructuring, recapitalization or reorganization;

  •
  with respect to C&J and its subsidiaries, settle or compromise any material litigation other than settlements or compromises of litigation where (i) the amount paid (less the amount reserved for such matters by C&J and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $1 million, and (ii) if such settlement or compromise involves a grant of injunctive relief against C&J or any of its subsidiaries, such injunctive relief would not reasonably be expected to materially impair the business of C&J and its subsidiaries, taken as a whole;

  •
  with respect to NIL, settle or compromise any material litigation primarily relating to the C&P Business if such settlement or compromise involves a grant of injunctive relief against Red Lion or any of the Red Lion Entities unless injunctive relief would not reasonably be expected to materially impair the C&P Business;

  •
  with respect to C&J and its subsidiaries, purchase any policies of directors' and officers' liability insurance, except for renewals or replacement of such directors' and officers' liability insurance with annual premiums no more than 200% of the annual premium paid by C&J with respect to the existing D&O policy;

  •
  with respect to the Red Lion Group, purchase any policies of directors' and officers' liability insurance, except to the extent set forth in the Merger Agreement;

  •
  with respect to C&J and its subsidiaries, enter into any contract, arrangement, commitment or understanding that, after the effective time of the Merger, would purport to limit the ability of NIL or any of its subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business;

  •
  with respect to NIL, enter into any contract, arrangement, commitment or understanding that, after the effective time of the Merger, would (i) purport to limit the ability of Red Lion or any of its subsidiaries to compete in those lines of business and those geographic areas in which the Red Lion Group will be permitted to engage immediately following the effective time of the Merger pursuant to the Alliance Agreement (including with any person with whom the Red Lion Group will be permitted to engage in business immediately following the effective time of the Merger pursuant to the Alliance Agreement) or (ii) require Red Lion or any of its subsidiaries to refer business; and

  •
  agree to, or make any commitment to, take, or authorize, any of the actions prohibited the foregoing.

  Reasonable Best Efforts to Obtain Required Shareholder Vote

        C&J has agreed to take all lawful action to call, set a record date for, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which this proxy statement/prospectus becomes effective for the purpose of obtaining the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock to approve the Merger Agreement. The Merger Agreement provides that C&J may adjourn or postpone such stockholder meeting:

  •
  after consultation with NIL, and with NIL's consent (not to be unreasonably withheld, conditioned or delayed) if as of the time for which the C&J stockholders meeting is originally scheduled there are insufficient shares of C&J common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business as such meeting or to obtain the requisite C&J stockholder vote;

  •
  after consultation with NIL, to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that C&J has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by C&J stockholders prior to the C&J stockholders meeting;

  •
  if C&J has delivered a written notice of a superior proposal or an intervening event, in accordance with the applicable time periods contemplated by the provisions of Merger Agreement that concern acquisition proposals, for revisions to the Merger Agreement would extend beyond the C&J stockholders meeting, until a date no earlier than five business days following the time at which such time periods have expired (or, if earlier, the date three business days before the End Date) and no more than 15 business days following the time at which such time periods have expired; or

  •
  if Merger Sub has not become a party to the Merger Agreement prior to the mailing of the proxy statement.

        In addition, C&J has agreed to use reasonable best efforts to obtain from its stockholders the required stockholder vote in favor of approval of the Merger Agreement.

  Acquisition Proposals

        C&J agreed that it will not, and will cause each of its subsidiaries (and any of the employees or directors of it or its subsidiaries) not to, and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

  •
  initiate, solicit, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any the transaction permitted or contemplated by the Merger Agreement) to effect:

  •
  a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries whose assets, taken together, constitute 15% or more of the consolidated assets (including stock of its subsidiaries) of C&J and its subsidiaries, taken as a whole, based on fair market value;

  •
  any direct or indirect sale of, or tender or exchange offer for, C&J's voting securities, in one or a series of related transactions, that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 15% or more of C&J's total voting power (or of the surviving parent entity in such transaction); or

  •
  any direct or indirect sale (including through acquisition of stock in any subsidiary of C&J), in one or a series of related transactions, of assets or businesses of C&J or its subsidiaries constituting 15% or more of the consolidated assets or revenues of C&J and its subsidiaries, taken as a whole (any such proposal, offer or transaction (other than a proposal or offer made by NIL or an affiliate thereof) being hereinafter referred to as an "acquisition proposal");

  •
  have any discussions with or provide any confidential information or data relating to C&J or any of its subsidiaries to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal; or

  •
  approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any acquisition proposal (other than an acceptable confidentiality agreement entered into pursuant to the Merger Agreement) or propose or agree to do any of the foregoing.

        Notwithstanding anything in the Merger Agreement to the contrary, C&J or the C&J board of directors is permitted to:

  •
  to the extent applicable, comply with Rule 14d-9 and Rule 14e-2, or make any "stop-look-listen" communication to C&J stockholders pursuant to Rule 14d-9(f), each as promulgated under the Exchange Act with regard to an acquisition proposal, provided that C&J or the C&J board of directors are not permitted to make a change in recommendation, except as otherwise expressly permitted by the terms of the Merger Agreement;

  •
  engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of C&J or any of its subsidiaries to, any person in response to an unsolicited (after the date of the Merger Agreement) bona fide, written acquisition proposal by any such person made after the date of the Merger Agreement under circumstances not resulting from any breach of the Merger Agreement, if and only to the extent that:

  •
  the C&J stockholders meeting has not occurred;

  •
  C&J has complied with the provisions of the Merger Agreement concerning acquisition proposals in all material respects;

  •
  the C&J board of directors, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such acquisition proposal constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and

  •
  prior to providing any information or data or access to any person in connection with an acquisition proposal, C&J will enter into a confidentiality agreement with such person having provisions as to confidentiality that are no less favorable to C&J than those contained in the Confidentiality Agreement, dated as of February 28, 2014, by and between C&J and NCPS, provided that such confidentiality agreement shall not prohibit compliance by C&J with any of the provisions of the Merger Agreement.

  •
  effect a change in recommendation or terminate the Merger Agreement in order to enter into a binding written agreement with respect to a superior proposal, in each case in response to an unsolicited (after the date of the Merger Agreement) bona fide written acquisition proposal by any such person made after the date of the Merger Agreement under circumstances not resulting from any breach of the Merger Agreement, if and only to the extent that:

  •
  the C&J stockholders meeting has not occurred;

  •
  C&J has complied with the provisions of the Merger Agreement concerning acquisition proposals in all material respects;

  •
  the C&J board of directors, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such acquisition proposal constitutes a superior proposal and, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with the fiduciary duties of the C&J board of directors under applicable law;

  •
  C&J has notified NIL in writing, at least three business days in advance, of its intention to effect such action (which notice shall include a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto); provided that such notice will be given again in the event of any revision to the financial terms or other material terms of such superior proposal; provided, further, however, that such subsequent three business day notice period will be shortened to the longer of two business days and the time remaining on the prior notice period if the only change to the material terms of such superior proposal is a change of price;

  •
  prior to taking such action, C&J has, and has caused its financial and legal advisors to, negotiate with NIL in good faith to enable NIL to propose in writing revisions to the terms and conditions of the Merger Agreement such that such acquisition proposal would no longer constitute a superior proposal; and

  •
  following the end of such notice period, the C&J board of directors has considered in good faith any changes to the Merger Agreement proposed in writing by NIL, and has determined in good faith, after consultation with its financial advisors and outside legal counsel, that notwithstanding such proposed changes, such acquisition proposal remains a superior proposal; or

  •
  effect a change in recommendation in response to an intervening event, if and only to the extent that:

  •
  the C&J stockholders meeting has not occurred;

  •
  C&J has complied with the provisions of the Merger Agreement concerning acquisition proposals in all material respects;

  •
  the C&J board of directors, after consultation with its outside legal counsel, has determined in good faith that failure to make a change in recommendation would be inconsistent with the fiduciary duties of the C&J board of directors under applicable law, provided that such action shall not be in response to an acquisition proposal or a superior proposal;

  •
  C&J has notified NIL in writing, at least three business days in advance, of its intention to effect a change in C&J's recommendation (which notice shall include a reasonable description of the intervening event that serves as the basis of such change in recommendation); provided that such three business day notice shall be given again in the event of any change to the material facts and circumstances relating to such intervening event;

  •
  prior to effecting such a change in recommendation, C&J has, and has caused its financial and legal advisors to, negotiate with NIL in good faith to enable NIL to propose in writing revisions the terms and conditions of the Merger Agreement in such a manner that would obviate the need for making such change in recommendation; and

  •
  following the end of such notice period, the C&J board of directors will have considered in good faith any changes to the Merger Agreement proposed in writing by NIL, and has determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, the failure to make a change in recommendation would be inconsistent with the fiduciary duties of the C&J board of directors under applicable law.

        C&J will notify NIL as promptly as practicable of any request for information related to a potential acquisition proposal or any acquisition proposal received by C&J or any of its representatives, orally and in writing, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such acquisition proposal (including a copy thereof if in writing and any related available material documentation or correspondence), and in any event C&J will provide written notice to NIL of such acquisition proposal or requests for information and initiation of such discussions or negotiations by the end of the business day following the day on which such event occurs. C&J agrees that it will keep NIL promptly and reasonably apprised of the status and material terms of any such acquisition proposal (including whether withdrawn or rejected) and the status and nature of all information requested, and in any event C&J shall provide NIL with written notice of any material development with respect to any of the foregoing by the end of the business day following the day on which such development occurs. C&J also agrees to provide NIL with any information that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless NIL has already been provided with such information.

        C&J (i) will and will cause its subsidiaries, and its and their representatives to, cease immediately and terminate any and all existing solicitation, knowing encouragement, knowing facilitation, discussions or negotiations with any third parties (other than NIL and its affiliates and its and their representatives) conducted prior to the date of the Merger Agreement with respect to any acquisition proposal, (ii) will not, and will cause its subsidiaries not to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any acquisition proposal, and (iii) will and will cause its subsidiaries to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. C&J agrees that it will use reasonable best efforts to promptly inform its and its subsidiaries' respective directors, officers, key employees, agents and representatives of the obligations undertaken in this section. C&J will promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with its consideration of any acquisition proposal, return or destroy all confidential information or data furnished to any person by or on behalf of C&J or any of its subsidiaries.

        For purposes of the Merger Agreement, "superior proposal" means a bona fide written acquisition proposal that the C&J board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, timing and other aspects of the proposal, all conditions contained therein and the person making the proposal, is more favorable to C&J stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement (after giving effect to any adjustments to the terms and provisions of the Merger Agreement committed to in writing by C&J in response to such acquisition proposal); provided that, for purposes of this definition of "superior proposal," the term "acquisition proposal" has the meaning assigned to such term elsewhere in the Merger Agreement, except that the reference to "15% or more" in the definition of "acquisition proposal" is deemed to be a reference to "50%."

        For purposes of the Merger Agreement, "intervening event" means a material event that was not known by or reasonably foreseeable to the C&J board of directors, as of the signing of the Merger Agreement (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or understood by, or not reasonably foreseeable by, the C&J board of directors as of the signing of the Merger Agreement), which event, magnitude or consequence becomes known to the C&J board of directors before obtaining the requisite stockholder vote; provided, that (i) in no event will any action taken by either party pursuant to and in compliance with certain affirmative covenants set forth in the Merger Agreement, and the consequences of any such action, constitute an intervening event, (ii) in no event will any changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere or any changes or events, affecting the industries in which the C&P Business operates generally, including changes in market prices (except to the extent those changes or events have a materially disproportionate effect on the C&P Business relative to other similarly situated participants in the industries in which it operates) constitute an intervening event, (iii) in no event will any failure, in and of itself, by the C&P Business to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics constitute an intervening event (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account), and (iv) in no event will the receipt, existence of or terms of an acquisition proposal or any inquiry relating thereto or the consequences thereof constitute an intervening event.

  Red Lion Board of Directors and Officers

        The full Red Lion board of directors on the date of the closing of the Merger will comprise seven directors who are identified in the Merger Agreement. However, if C&J and NIL reasonably determine that a majority of the named individuals would not be independent directors pursuant to the standard of independence under the rules and regulations of the NYSE if composed of such seven individuals, then, prior to the mailing of the proxy statement, NIL will designate one or more replacement independent directors so as to ensure that a majority of the members the Red Lion board of directors would be independent directors. In any such case NIL will replace the fewest number of individuals necessary to ensure that a majority of the members the Red Lion board of directors would be independent directors. The Red Lion board of directors will be divided into three classes and, effective as of the effective time of the Merger, the current Chief Executive Officer of C&J will be the Chairman of the Red Lion board of directors.

        On or prior to the effective time of the Merger, the Red Lion board of directors will take such actions as are necessary to cause the individuals set forth in Exhibit 6.9(c) of the Merger Agreement to be elected or appointed to the offices of Red Lion specified in such exhibit as of the effective time of the Merger.

  Standstill

        Unless approved in advance in writing by at least two-thirds of the members of the Red Lion board of directors, NIL agrees that, from the date of the closing of the Merger and ending upon the earlier to occur of (i) the five-year anniversary of the effective time of the Merger and (ii) the date that NIL beneficially owns less than 15% of all issued and outstanding Red Lion common shares, neither it nor any of its directors, officers or controlled affiliates, as applicable, will, and that it will use its reasonable best efforts to cause its directors and officers not to:

  •
  directly or indirectly, except as otherwise provided in the Merger Agreement acquire, directly or indirectly, beneficial ownership of any additional Red Lion common shares or other equity securities of Red Lion;

  •
  enter into arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other person in connection with anything in the bullet point above; or

  •
  request, propose or otherwise seek, in each case in a manner that would require public disclosure, any amendment or waiver of the provisions contained in the two bullet points above.

        Unless approved in advance in writing by at least two-thirds of the members of the Red Lion board of directors, NIL agrees that, from the date of the closing of the Merger and ending upon the earlier to occur of (i) the five-year anniversary of the effective time of the Merger and (ii) the date that NIL beneficially owns less than 15% of all issued and outstanding Red Lion common shares, neither it nor any of its directors, officers or controlled affiliates, as applicable, will:

  •
  seek, make or take any action to solicit or encourage any offer or proposal for any merger, amalgamation consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction involving Red Lion, among other things;

  •
  "solicit" or become a "participant" in any "solicitation" of any "proxy" (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Red Lion common shares in connection with any vote on any matter (whether or not relating to the election or removal of directors), or agree or announce its intention to vote with any person undertaking a "solicitation;"

  •
  form or join in or in any way participate in a "group" as defined under Section 13(d)(3) of the Exchange Act or the rules promulgated thereunder with respect to any Red Lion common shares or other equity securities of Red Lion;

  •
  grant any proxies to any third party with respect to any Red Lion equity securities (other than as recommended by the Red Lion board of directors) or deposit any Red Lion equity securities in a voting trust or enter into any other arrangement, understanding or agreement (whether written or oral) with a third party with respect to the voting thereof;

  •
  seek, alone or in concert with other persons, additional representation on, or propose any changes to the size of, the Red Lion board of directors;

  •
  enter into arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other person in connection with any of the five bullet points above; or

  •
  request, propose or otherwise seek, in each case in a manner that would require public disclosure, any amendment or waiver of the provisions contained in the six bullet points above.

  Red Lion Financing

        C&J will not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Red Lion commitment letter without the prior written consent of NIL, if such amendments, modifications or waivers would reasonably be expected to (i) modify the aggregate amount of the debt financing or (ii) impose new or additional conditions to the receipt of the debt financing that would reasonably be expected to (a) expand in any material respect the conditions precedent or contingencies to the funding at closing of the Merger, (b) prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement and the other Transaction Agreements or (c) materially adversely impact the ability of C&J to enforce its rights against the other parties to the Red Lion commitment letter. C&J will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in or contemplated by the Red Lion commitment letter, including using reasonable best efforts to: (A) maintain in effect the Red Lion commitment letter (provided, that (1) C&J may amend, restate, supplement or otherwise modify the Red Lion commitment letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Red Lion commitment letter as of the date of the Merger Agreement and make other changes to the Red Lion commitment letter in order to effectuate the foregoing, (2) C&J may increase the amount of the debt financing, in each case so long as such action would not reasonably be expected to prevent or materially delay the consummation of the debt financing or the transactions contemplated by the Transaction Agreements, and (3) C&J will disclose to NIL promptly its intention to amend, modify, waive or replace the Red Lion commitment letter, will keep NIL reasonably apprised of the status and proposed terms and conditions thereof, and will upon Nabors' written request, promptly furnish to NIL copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement); (B) satisfy on a timely basis all conditions and covenants applicable to C&J in the Red Lion commitment letter and otherwise comply with its obligations thereunder; (C) (x) furnish the report of C&J's auditor on the most recently available audited consolidated financial statements of C&J and its subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the debt financing, and (y) furnish any financial statements, schedules or other financial data or information relating to C&J as may be reasonably necessary to consummate the debt financing, including financial statements, financial data, pro forma financial statements, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering, reasonably required in connection with the debt financing or as otherwise necessary in order to assist in receiving customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Red Lion commitment letter (all such information in these clauses (x)

and (y), the "C&J Required Information"); (D) finalize and enter into definitive agreements with respect thereto (the "Debt Financing Agreements") on the terms and conditions contemplated by the Red Lion commitment letter (or terms and conditions (including the flex provisions) no less favorable to Red Lion than the terms and conditions in the Red Lion commitment letter); (E) timely (taking into account the expected timing of the marketing period) prepare the necessary marketing materials with respect to the debt financing; (F) commence the syndication and/or marketing activities contemplated by the Red Lion commitment letter (taking into account the expected timing of the marketing period); and (G) consummate the debt financing at or prior to closing of the Merger. C&J will (aa) furnish to NIL complete, correct and executed copies of the Debt Financing Agreements, (bb) give NIL prompt notice of any material breach by any party of any of the Red Lion commitment letter or the Debt Financing Agreements of which C&J becomes aware or any termination thereof and (cc) upon Nabors' request, otherwise keep NIL reasonably informed of the status of C&J's efforts to arrange the debt financing (or any replacement thereof). If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Red Lion commitment letter (including the flex provisions) or from sources contemplated in the Red Lion commitment letter, C&J will use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources for the same purposes as the purposes of the debt financing in an amount not less than $938,070,225 upon terms and conditions not less favorable, taken as a whole, to Red Lion than those in the Red Lion commitment letter as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto, provided, that C&J shall not be required to seek or accept any such alternate financing if the terms or conditions thereof are less favorable, taken as a whole, to Red Lion than the debt financing to be replaced, including with respect to economic terms and conditions.

        Prior to the closing of the Merger, each of NIL and Red Lion will and will cause its subsidiaries to, and will use its reasonable best efforts to cause its respective representatives to, provide to C&J, at C&J's sole expense, all reasonable cooperation reasonably requested by C&J that is necessary in connection with the debt financing, including using reasonable best efforts to: (i) furnish audited consolidated balance sheets and related statements of income, comprehensive income, equity and cash flows of the C&P Business for the three most recently completed fiscal years ended at least 90 days prior to the date of the closing of the Merger (which have been prepared in accordance with GAAP and Regulation S-X and include an audit opinion for each period that has not been withdrawn); (ii) furnish unaudited consolidated balance sheets and related statements of income, comprehensive income, equity and cash flows of the C&P Business for each subsequent fiscal quarter ended at least 45 days prior to the closing of the Merger (but excluding the fourth quarter of any fiscal year) (which have been prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with SAS 100) (and the equivalent interim period in the prior fiscal year); (iii) furnish the report or reports of the C&P Business's auditor on the latest three years of audited financial statements of the C&P Business ended at least 90 days prior to the date of the closing of the Merger and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor or auditors to provide customary comfort letters and bring down comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the debt financing; (iv) cooperate with C&J and providing assistance to C&J in connection with the preparation of a pro forma consolidated statement of operations for the most recent fiscal year ended at least 90 days before the date of the closing of the Merger, a pro forma balance sheet and related pro forma consolidated statement of operations for the most recent interim period ended at least 45 days prior to the date of the closing of the Merger, and a pro forma consolidated statement of operations for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the date of the closing of the Merger, in each case prepared giving effect to the transactions contemplated on the date of the closing of the Merger as if such business combination had occurred at the beginning of the applicable period (in the case of income statements) or the end of the applicable period (in the case of balance sheets) (which pro forma financial statements for the most recent year and interim period would be prepared in accordance with Rule 11-02 of Regulation S-X); (v) furnish any other financial statements, schedules or other financial data or information reasonably requested by C&J as may be reasonably necessary to consummate the debt financing, including financial statements, financial data, pro forma financial statements, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering on Form S-1 (including any financial statements required by Rule 3-05 of Regulation S-X), reasonably required in connection with the debt financing or as otherwise necessary in order to assist in receiving customary "comfort" (including "negative assurance" comfort and comfort on the pro forma financial statements) from independent accountants in connection with the offering(s) of debt securities contemplated by the Red Lion commitment letter (all such information in these clauses (i) through (v), collectively with the C&J Required Information, the "Required Information"); (vi) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the debt financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the debt financing (including, upon request, senior management and representatives, with appropriate seniority and expertise, of Nabors); (vii) assist with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the debt financing (including the delivery of one or more customary representation letters); (viii) cause the taking of corporate actions by NIL and its subsidiaries reasonably necessary to permit the completion of the debt financing; (ix) facilitate the execution and delivery at the closing of the Merger of definitive documents related to the debt financing on the terms contemplated hereby; (x) cooperate with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets; (xi) provide to the financing sources all documentation and other information reasonably requested by such sources that such sources reasonably determine is required by regulatory authorities with respect to Red Lion under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act; (xii) use reasonable best efforts to cooperate in obtaining consents, legal opinions, surveys and title insurance as reasonably requested by C&J and customary for financings similar to the debt financing and cooperation in connection with obtaining or preparing lien searches, Uniform Commercial Code filings, perfection certificates, incumbency certificates, solvency certificates, joinders, evidences of authority, notices, closing certificates, charters and other governing documents, and good standing certificates, and the creation and perfection of security interests in the collateral related to the debt financing; (xiii) ensure that there are no competing issues, offerings, arrangements or placements of debt securities or syndicated commercial bank or other credit facilities of NIL being offered, placed or arranged during the marketing period; (xiv) use their commercially reasonable efforts to cause the auditors who audited the financial statements included in the Required Information (a) to cooperate in connection with the preparation of offering documents, including reviewing and commenting on any offering memoranda utilized in connection with the financing; and (b) to participate in customary auditor's due diligence sessions with the financing sources; (xv) provide reasonable access to the financing sources and their counsel in connection with the debt financing to the books and records of the company for purposes of completing their due diligence, including minute books, contracts and any and all other documents customarily reviewed by banks, initial purchasers and underwriters in connection with financing transactions; (xvi) to the extent the initial purchasers in any offering of securities request the inclusion of "recent developments" in an offering memorandum which includes the results of the most recently completed quarterly period or the results of the current quarterly period which has not completed, provide such results to the extent reasonably available; (xvii) take such actions as are reasonably requested by C&J or its financing sources to facilitate the satisfaction on a timely basis of all conditions to the debt financing that are within its control; and (xviii) cooperate in procuring, prior to the date that is 20 consecutive calendar days prior to the date of the closing of the Merger, corporate and facilities ratings for the debt financing; provided, however, that nothing in the Merger Agreement shall require such cooperation to the extent it would interfere unreasonably with the business or operations of NIL or its subsidiaries. None of NIL or any of its subsidiaries will be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the debt financing or any of the foregoing, prior to the effective time of the Merger, unless such action is contingent upon the closing of the Merger. If the closing does not occur, C&J will indemnify and hold harmless NIL, Red Lion, their respective subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action, claim, arbitration, litigation or suit brought by a third party related to the arrangement of the debt financing (including any action taken in accordance with the section of the Merger Agreement summarized in this paragraph) and any information utilized in connection therewith (other than historical information relating to Red Lion or its subsidiaries or other information furnished by or on behalf of Red Lion or its subsidiaries), except to the extent that such liabilities, losses, damages, claims, costs expenses, interests, awards, judgments and penalties arise from the willful misconduct, gross negligence or bad faith of NIL, Red Lion, their subsidiaries or representatives. NIL consented to the reasonable use of NIL's and its subsidiaries' logos in connection with the debt financing, provided that such logos are used in a manner that is not intended to harm or disparage NIL or any of its subsidiaries or the reputation or goodwill of NIL or any of its subsidiaries. C&J will be responsible for all out-of-pocket, third party fees and expenses related to the debt financing (including all fees under commitment letters and all indemnity claims under any of them).

        At or immediately prior to the effective time of the Merger, C&J will, and will cause its subsidiaries to, permanently (i) terminate its existing credit facility and all related contracts to which C&J or any of its subsidiaries is a party and (ii) cause to be released any liens on its assets relating to such terminated credit facility.

        For the purposes of the Merger Agreement, "marketing period" means the first period of 15 consecutive business days after the date of the Merger Agreement and following the receipt by C&J of the Required Information and during which period such Required Information shall be accurate and complete, shall not be "stale" and shall comport with the requirements for a registration statement on Form S-1 for an offering registered under the Securities Act, no auditor shall have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information, it shall not be necessary to restate any of such historical financial statements and there shall not be any material open accounting comments on the financial statements of any affiliate of Red Lion included in the registration statement on Form S-4; provided, that the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014 or prior to December 15, 2014 or after January 2, 2015, and each day within the periods July 2, 2014 through July 7, 2014 and November 24, 2014 through November 30, 2014 shall not be deemed a business day for purposes of calculating such period.

  Tax Matters

        The Merger Agreement provides that NIL, Red Lion and C&J will cooperate and use reasonable best efforts in obtaining (i) the U.S. Distributions Tax Opinion from Nabors' tax counsel substantially to the effect that, for U.S. federal income tax purposes, the distribution by Nabors Industries, Inc., a Delaware corporation, of NCPS and the distribution by Nabors International Finance Inc., a Delaware corporation, of NCPS should qualify as tax-free pursuant to Section 355 of the Code, and (ii) the Merger Tax Opinion from C&J's tax counsel substantially to the effect that, for U.S. federal income tax purposes, the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and Red Lion should be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder who would be a "five-percent transferee shareholder" (within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger who does not enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8(c)).

        Notwithstanding anything in the Merger Agreement to the contrary, in the event that prior to the date of the closing of the Merger legislation is enacted, or the parties reasonably believe that legislation will be enacted with an effective date prior to or after the date of the closing of the Merger, which would cause Red Lion to be treated as a domestic corporation for U.S. federal income tax purposes, the Merger Agreement will be amended to provide for (i) the merger of a newly formed subsidiary of C&J with and into NCPS, with NCPS surviving such merger as a direct wholly-owned subsidiary of C&J, and (ii) the acquisition by C&J (or a subsidiary of C&J) of NPS Canada.

  Certain Other Covenants and Agreements

        The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

  •
  NIL's and C&J's obligations to each use their reasonable best efforts to:

  •
  take all actions necessary under the Merger Agreement and applicable laws to consummate the Merger as soon as practicable; and

  •
  as promptly as practicable, (i) make the appropriate filings pursuant to the HSR Act and other applicable laws, and (ii) supply any information or materials required by these laws or applicable regulatory authorities;

    except that no party, other than any member of the Nabors Group, is required to take any action that is not conditional on the consummation of the Merger or would reasonably be expected to result in a material adverse effect on the C&P Business or Red Lion after giving effect to the Merger.

  •
  confidentiality and, subject to applicable law, reasonable access to information including, but not limited to, information on properties, books, contracts, commitments, personnel and records, material documents filed with governmental entities and other information as may be reasonably requested;

  •
  the use of reasonable best efforts to cause (i) the Red Lion common shares to be issued in the Merger, (ii) the Red Lion common shares to be owned by NIL (or its wholly-owned subsidiary) following the Red Lion Restructuring and (iii) the Red Lion common shares to be reserved for issuance upon the exercise of an option to acquire Red Lion common shares, to be approved for listing on NYSE, subject to official notice of issuance, prior to the date of the closing of the Merger;

  •
  employee benefit plans and that nothing in the Merger Agreement will (i) be deemed to be an amendment to any employee benefit plan, (ii) prevent the termination or amendment of such plans or interfere with the right to make changes necessary to conform with applicable laws and regulations or (iii) limit the right to terminate the employment or service of any employee or other service provider at any time;

  •
  steps required to be taken to cause any receipt of Red Lion common shares resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act to be exempt under Rule 16(b) under the Exchange Act;

  •
  indemnification of persons who is or has been, at any time prior to the date of the Merger Agreement or who becomes prior to the effective time of the Merger, an officer or director of C&J or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of C&J or any of its subsidiaries or is or was serving at the request of C&J or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective time of the Merger;

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  continuing the existing policies of directors' and officers' liability insurance maintained by C&J for a period of six years after the effective time of the Merger;

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  the use of reasonable best efforts in to the making of public announcements;

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  stockholder litigation in which C&J and NIL agree to (i) give the other party the opportunity to participate in the defense or settlement of any such litigation and (ii) not settle or offer to settle any such litigation without the prior written consent of the other party;

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  transfer restrictions in which, from the date of the closing of the Merger and until the earlier to occur of (i) the five-year anniversary of the effective time of the Merger and (ii) the date that NIL beneficially owns less than 15% of all issued and outstanding Red Lion common shares, NIL will not, and will cause its subsidiaries not to, directly or indirectly, (a) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), any Red Lion common shares or any securities convertible into, exercisable for, or exchangeable for Red Lion common shares, or (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Red Lion common shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Red Lion common shares or other securities, in cash or otherwise, subject to certain exceptions;

  •
  first right of refusal in which, subject to the terms and conditions of the Merger Agreement, Red Lion has the right to purchase all, but not less than all, of the Red Lion common shares that NIL proposes to transfer to a passive investor, in accordance with the terms of the standstill, at the same price and on the same terms;

  •
  lock-up in which NIL will not, for a period commencing on the date of the closing of the Merger and ending 180 days after the date of the closing of the Merger, transfer Red Lion common shares or any securities convertible into, exercisable for, or exchangeable for Red Lion common shares;

  •
  additional agreements with respect to actions necessary or desirable to carry out the purposes of the Merger Agreement;

  •
  the taking of all action necessary to cause Red Lion and Merger Sub to perform their respective obligations under or related to the Merger Agreement, including, prior to the C&J stockholders meeting, causing (i) the boards of directors of Merger Sub and US HoldCo to adopt the Merger Agreement by resolution, and (ii) the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of Merger Sub to approve the Merger Agreement;

  •
  reorganization after the Merger in which immediately after the Merger, Red Lion will transfer all of the equity interests in the surviving corporation to LuxCo, and promptly thereafter LuxCo will transfer all of the equity interests in the surviving corporation to US HoldCo, and LuxCo will timely file an election with the IRS to be treated as an entity disregarded as separate from Red Lion for U.S. federal income tax purposes; and

  •
  share calculation in which at or prior to the closing of the Merger, C&J is to deliver a certificate signed on behalf of C&J by the Chief Executive Officer and Chief Financial Officer of C&J stating (i) the correct total number of shares of C&J common stock (including restricted C&J shares) issued between the date of the Merger Agreement and the effective time of the Merger, and (ii) the correct total number of shares of C&J common stock subject to issuance upon the exercise or payment of any C&J stock options that were issued between the date of the Merger Agreement and the effective time of the Merger.

  Conditions to Completion of the Merger

        NIL and C&J are not obligated to complete the Merger unless each of the following conditions is satisfied or waived:

  •
  the Merger Agreement has been approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock;

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  the Red Lion common shares to be issued in the Merger and the Red Lion common shares to be owned by Nabors following the Merger have been authorized for listing on the NYSE;

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  the waiting period applicable to the Merger under the HSR Act has been terminated or has expired;

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  the registration statement covering the Red Lion common shares has been declared effective under the Securities Act and is not subject to any stop order or proceedings seeking a stop order;

  •
  no restraining order, injunction or other judgment or order of any governmental authority of competent jurisdiction prohibiting completion of the Merger is in effect and completion of the Merger is not illegal under any applicable law, rule, regulation or order; and

  •
  the Red Lion Restructuring has been completed in accordance with the Separation Agreement.

        Nabors' and Merger Sub's obligations to effect the Merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following additional conditions:

  •
  the truth and correctness of C&J's representations and warranties, subject to specified materiality thresholds and material adverse effect qualifiers, as of the date of the closing of the Merger;

  •
  the performance in all material respects by C&J of all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

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  the receipt by NIL of a certificate signed on behalf of C&J by the Chief Executive Officer and Chief Financial Officer of C&J certifying the satisfaction of the foregoing two conditions;

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  the non-occurrence of an event that has had or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on C&J, since the date of the Merger Agreement;

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  the receipt by NIL of a U.S. Distributions Tax Opinion from Nabors' tax counsel, dated as of the closing date of the Merger;

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  the delivery by C&J to NIL of a certificate that satisfies the requirements of U.S. Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that C&J is not, nor has C&J been within five years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code, together with a copy of a notice to the IRS, signed by C&J, that satisfies the requirements of U.S. Treasury Regulation Section 1.897-2(h)(2);

  •
  the availability of debt financing sufficient to fund the repayment of the Intercompany Notes; and

  •
  the consents, approvals and other deliverables with respect to certain agreements that are listed in the C&J disclosure letter having been obtained and remaining in full force and effect.

        C&J's obligation to effect the Merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following additional conditions:

  •
  the truth and correctness of NIL's representations and warranties, subject to specified materiality thresholds and material adverse effect qualifiers, as of the date of the closing of the Merger;

  •
  the performance in all material respects by C&J of all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

  •
  the receipt by C&J of a certificate signed on behalf of NIL by the Chairman and Chief Executive Officer and Chief Financial Officer of NIL certifying the satisfaction by NIL of the foregoing two conditions;

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  the non-occurrence of an event that has had or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Red Lion, since the date of the Merger Agreement;

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  the adoption of amended bye-laws by Red Lion at or prior to the closing of the Merger so as to be in the form attached to the Merger Agreement as Exhibit D; and

  •
  the receipt by C&J of the Merger Tax Opinion from C&J's tax counsel, dated as of the closing date of the Merger.

  Termination

        The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the mutual written consent of NIL and C&J. Also, subject to specified qualifications and exceptions, either NIL or C&J may terminate the Merger Agreement at any time prior to the effective time of the Merger if:

  •
  any governmental entity has issued an order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the Merger, and the order, decree, ruling or injunction has become final and non-appealable;

  •
  the Merger has not been consummated on or before the End Date, provided that the closing date of the Merger would have occurred on or prior to December 31, 2014 if not for the failure to complete the marketing period, the End Date will be the earlier of (i) the third business day following the completion of the marketing period and (ii) January 31, 2015, and that if all of the conditions to closing of the Merger, subject to certain exceptions, have been satisfied, are capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that certain excepted conditions are not satisfied, the End Date may be extended by either NIL or C&J from time to time by written notice to the other party up to a date not beyond March 31, 2015, the latest of any of which dates shall thereafter be deemed to be the end date; or

  •
  the C&J stockholders meeting (including any adjournments and postponements thereof) has concluded without the requisite vote of C&J stockholders in favor of the Merger Agreement.

        In addition, subject to specified qualifications and exceptions, NIL may terminate the Merger Agreement if:

  •
  C&J has (i) failed to make the recommendation that C&J stockholders vote in favor of the Merger Agreement or effected a change in recommendation, whether or not permitted by the terms of the Merger Agreement, or (ii) breached its obligations under the Merger Agreement with respect to any acquisition proposal in any material respect;

  •
  there has been a breach by C&J of any of its covenants or agreements contained in the Merger Agreement, or a failure to be true of any of C&J's representations or warranties contained in the Merger Agreement, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the Merger, the failure of the condition to the closing of the Merger relating to the accuracy of C&J's representations or warranties or the compliance by C&J with its covenants or agreements and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to C&J or the End Date or, by its nature, cannot be cured within such time period; provided that NIL is not itself in breach of its representations, warranties or covenants such as would result in any of the applicable closing conditions not to be satisfied; or

  •
  (i) the conditions to C&J's obligations to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied at closing but that are expected to be satisfied at closing) or, to the extent permitted by applicable law, waived by the party having the right to waive such conditions, (ii) NIL has confirmed in a writing delivered to C&J following the end of the marketing period that the conditions to Nabors' obligations to complete the Merger (other than the condition relating to the availability of debt financing and those conditions that by their nature are to be satisfied at closing but that are expected to be satisfied at closing) have been satisfied (or that it would be willing to waive any such unsatisfied conditions for purposes of consummating the Merger) and that NIL stands ready, willing and able to consummate the Merger, and (iii) the full proceeds of the debt financing are not available to US HoldCo to fund the repayment of the Intercompany Notes within five business days after the delivery of such written notice.

        In addition, subject to specified qualifications and exceptions, C&J may terminate the Merger Agreement if:

  •
  there has been a breach by NIL of any of its covenants or agreements contained in the Merger Agreement, or a failure to be true of any of NIL's representations or warranties contained in the Merger Agreement, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the Merger, the failure of the condition to the closing of the Merger relating to the accuracy of NIL's representations or warranties or the compliance by NIL with its covenants or agreements and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to NIL or the End Date or, by its nature, cannot be cured within such time period; provided that C&J is not itself in breach of its representations, warranties or covenants such as would result in any of the applicable closing conditions not to be satisfied; or

  •
  at any time prior to receipt of the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock to approve the Merger Agreement, in order to enter into a binding written agreement with respect to a superior proposal, provided that C&J has complied in all material respects with its obligations under the Merger Agreement relating to acquisition proposals and has paid all amounts due pursuant to, in accordance with the terms of and at the times specified in, the Merger Agreement.

        In the event of termination of the Merger Agreement, the Merger Agreement will become void, and there will be no liability or obligation on the part of any party or its respective officers or directors, except with respect to certain provisions described below under "—Fees Payable in Certain Circumstances," and certain other provisions specified in the Merger Agreement, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages incurred or suffered by the other party arising out of its willful and material breach of its covenants contained in the Merger Agreement.

  Fees Payable in Certain Circumstances

        The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, certain fees may be payable. In the event C&J terminates the Merger Agreement following a breach by NIL of its covenants or a failure to be true of NIL's representations and warranties, then NIL will reimburse C&J, up to an aggregate of $10 million, by wire transfer of immediately available funds to such accounts as C&J may designate, for all of the documented out-of-pocket fees and expenses incurred by C&J and its subsidiaries in connection with the Merger Agreement, including all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives) or experts and consultants in connection with the Merger Agreement, on the second business day following such termination.

        C&J will make payments to NIL, by wire transfer of immediately available funds to such accounts as NIL may designate, if the Merger Agreement is terminated as follows:

  •
  if NIL terminates the Merger Agreement after (i) C&J has failed to make the recommendation that C&J stockholders vote in favor of the Merger Agreement or effects a change in recommendation or (ii) the full proceeds of the debt financing are not available to US HoldCo to fund the repayment of the Intercompany Notes within five business days after the delivery by NIL of written notice stating that all applicable conditions have been satisfied and that NIL stands ready, willing and able to consummate the Merger, then C&J must pay NIL the sum of $65 million on the second business day following such termination;

  •
  if either party terminates the Merger Agreement following the failure of C&J stockholders to vote in favor of the Merger Agreement at the C&J stockholders meeting, then C&J must pay NIL the sum of $17 million, to reimburse NIL for fees and expenses incurred by NIL and its subsidiaries in connection with the Merger Agreement and the transactions contemplated therein, on the second business day following such termination;

  •
  if C&J terminates the Merger Agreement in order to enter into a binding written agreement with respect to a superior proposal, then C&J must pay NIL the sum of $65 million prior to or concurrently with such termination;

  •
  if (i)(a) NIL terminates the Merger Agreement following C&J's breach of its obligations under the Merger Agreement with respect to acquisition proposals in any material respect or (b) either party terminates the Merger Agreement following the failure of C&J stockholders to vote in favor of the Merger Agreement at the C&J special meeting, (ii) at any time after the date of the Merger Agreement and at or before the date of the C&J stockholders meeting, there has been a publicly announced or publicly known acquisition proposal (provided that, for purposes of this clause (ii), any reference to "15% or more" in the definition of "acquisition proposal" shall be deemed to be a reference to "50% or more" and shall only include an acquisition proposal, directly or indirectly, with respect to C&J or its assets) that was not withdrawn at least ten business days prior to (A) the date of such termination (in the case of a termination described in clause (i)(a) above) or (B) the C&J stockholders meeting (in the case of a termination described in clause (i)(b) above), and (iii) within 12 months of the date of such termination of the Merger Agreement, C&J enters into any definitive agreement with respect to, or consummates, any acquisition proposal (provided that, for purposes of this clause (iii), any reference to "15% or more" in the definition of "acquisition proposal" shall be deemed to be a reference to "50% or more"), then C&J must pay NIL the sum of $65 million, less any amount previously paid by C&J to NIL pursuant to the second bullet point above or the last bullet point below, on the second business day following the consummation of such acquisition proposal;

  •
  if (i)(a) either party terminates the Merger Agreement because the Merger has not been consummated by the End Date and C&J's failure to comply with any provision of the Merger Agreement has been the primary cause of the failure of the Merger to occur on or before the End Date, or (b) NIL terminates the Merger Agreement following a breach by C&J of any of its covenants or agreements, or a failure to be true of any of its representations or warranties, (ii) at any time after the date of the Merger Agreement and before such termination there has been a publicly announced or publicly known acquisition proposal (provided that, for purposes of this clause (ii), any reference to "15% or more" in the definition of "acquisition proposal" shall be deemed to be a reference to "50% or more" and shall only include an acquisition proposal, directly or indirectly, with respect to C&J or its assets) that was not withdrawn at least the date 10 business days prior to (A) the date of such termination (in the case of a termination described in clause (i)(b) above) or (B) the C&J stockholders meeting (in the case of a termination described in clause (i)(a) above), and (iii) within 12 months of the date of such termination of the Merger Agreement, C&J enters into any definitive agreement with respect to, or consummates, any acquisition proposal (provided that, for purposes of this clause (iii), any reference to "15% or more" in the definition of "acquisition proposal" shall be deemed to be a reference to "50% or more"), then C&J must pay NIL the sum of $65 million, less any amount previously paid by C&J to NIL pursuant to the second bullet point above or the last bullet point below, on the second business day following the consummation of such acquisition proposal; and

  •
  if NIL terminates the Merger Agreement following C&J's breach of its obligations under the Merger Agreement with respect to acquisition proposals in any material respect or following a breach by C&J of any of its covenants or agreements, or a failure to be true of any of C&J representations or warranties, then C&J shall reimburse NIL, up to an aggregate of $10 million, for all of the documented out-of-pocket fees and expenses incurred by NIL and its subsidiaries in connection with the Merger Agreement, including all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives) or experts and consultants in connection with the Merger Agreement, on the second business day following such termination; provided that the foregoing expense reimbursement requirement shall not apply in the event NIL receives an expense reimbursement payment pursuant to the second bullet point above.

  Expenses

        Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except as otherwise provided in "—Fees Payable in Certain Circumstances" above and except that (i) if the Merger is consummated, C&J or Red Lion shall pay, or cause to be paid, any and all property or transfer taxes imposed on either C&J or Red Lion or their subsidiaries in connection with the Merger, and (ii) expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and filing fees paid to governmental entities with respect to the transactions contemplated thereby pursuant to the HSR Act will be shared equally by NIL and C&J.

  Specific Performance

        Notwithstanding anything in the Merger Agreement to the contrary, NIL is entitled to seek and obtain specific performance of C&J's obligations to consummate the Merger only in the event each of the following conditions has been satisfied: (i) all of the applicable conditions precedent have been satisfied or, to the extent permitted by applicable law, waived by the party having the right to waive such conditions; (ii) the third business day immediately following the final day of the marketing period has occurred; (iii) the debt financing has been funded or will be funded at the closing of the Merger; and (iv) NIL has confirmed in a written notice to C&J that if specific performance is granted and the debt financing is funded, then NIL stands ready, willing and able to close. For the avoidance of doubt, in no event is NIL entitled to enforce or seek to enforce specifically C&J's obligations to consummate the Merger if the debt financing has not been funded. Each of the parties further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

  Provisions Related to the Financing Sources

        Each of NIL and Red Lion agreed that neither it, US HoldCo, Merger Sub, NCPS or NPS Canada nor any of their former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and affiliates (collectively, "Nabors related parties"), will have any claim against any financing source, any lender participating in the debt financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, affiliates, successors or assigns (collectively, "financing related parties"), nor will any financing related party have any liability whatsoever to any Nabors related party, in connection with the debt financing or in any way relating to the Merger Agreement, any of the transactions contemplated hereby or the debt financing or the performance of services by any financing related party with respect to the foregoing, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any financing related party. Notwithstanding anything to the contrary in the Merger Agreement, (i) no amendment or modification to this section (or amendment or modification with respect to any related definitions as they affect this section) shall be effective without the prior written consent of each financing source or other financing related party, and (ii) each financing source and other financing related party shall be an express third party beneficiary of, and shall have the right to enforce, the sections of the Merger Agreement summarized in this paragraph. Each of the parties to the Merger Agreement agreed that the provisions of such sections are to be interpreted, and any action relating to this such sections, are to be governed by the laws of the State of New York. The sections of the Merger Agreement are intended to benefit and may be enforced by the financing sources and the other financing related parties. For purposes of such sections, "financing sources" means the financial institutions that have committed to provide or otherwise entered into agreements in connection with the debt financing in connection with the transactions contemplated by the Merger Agreement, including the parties named in the Red Lion commitment letter, any joinder agreements and the fee letter contemplated therein (and their respective successors and permitted assigns).

The Separation Agreement

        The following describes the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement. A copy of the Separation Agreement is incorporated by reference into this proxy statement/prospectus and attached as Annex B hereto. You are urged to read the Separation Agreement in its entirety. The Separation Agreement has been included to provide information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this proxy statement/prospectus. It is not intended to provide any other factual information about C&J, Merger Sub, NIL or Red Lion. Information about C&J, Merger Sub, NIL and Red Lion can be found elsewhere in this proxy statement/prospectus.

        Descriptions regarding the assets and liabilities retained by or conveyed to Red Lion and its subsidiaries, on the one hand, or other NIL subsidiaries, on the other hand, contained in the Separation Agreement are qualified by certain information that has been exchanged between NIL and Red Lion and that is not reflected in the Separation Agreement. Accordingly, you should not rely on the general descriptions of assets and liabilities in the Separation Agreement, as they have been modified in important ways by the information exchanged between NIL and Red Lion.

  Overview

        Red Lion is a direct wholly-owned subsidiary of NIL that currently functions as the holding company for Nabors' various subsidiaries, including the subsidiaries that operate the C&P Business. The Separation Agreement provides for the separation of the C&P Business from the other businesses of Nabors. Among other things, the Separation Agreement specifies which assets and liabilities will remain with Red Lion and its subsidiaries (generally those related to the C&P Business), and which assets and liabilities will be transferred to and assumed by other NIL subsidiaries (generally those related to the remaining businesses of Nabors). The Separation Agreement sets forth when and how these transfers and assumptions will occur and also includes procedures by which Nabors and Red Lion will become separate companies. The matters addressed by the Separation Agreement include, without limitation, the matters described below.

        NIL currently owns all of the issued and outstanding Red Lion common shares. NIL and Red Lion have each determined that it would be appropriate and desirable for NIL, Red Lion and Red Lion's subsidiaries to undergo the Red Lion Restructuring, such that following the Red Lion Restructuring, Red Lion's remaining assets and liabilities will consist solely of the C&P Business, and Nabors will be issued additional Red Lion common shares. As used in the Separation Agreement and certain other Ancillary Agreements, "Red Lion Group" means Red Lion and each of its subsidiaries, including, as of the effective time of the Merger, members of the C&J Group. As used in the Separation Agreement and Employee Benefits Agreement, "Nabors Group" means NIL and its subsidiaries other than members of the Red Lion Group.

        NIL and Red Lion contemplate that, concurrently with or immediately following the Red Lion Restructuring, as further described herein, US HoldCo will incur indebtedness, and will enter into definitive agreements with respect thereto, to be used to fund repayment of the Intercompany Notes to be issued to two wholly-owned subsidiaries of NIL, Nabors Industries, Inc., and Nabors Drilling Canada Limited ("NDCL"), which will have face amounts of $829,820,225 and $108,250,000, respectively.

  Transfer of the Red Lion Assets and Assumption of Red Lion Liabilities

        Subject to the terms and conditions contained in the Separation Agreement:

  •
  NIL will cause its subsidiaries to convey to Red Lion or an entity that will be a subsidiary of Red Lion following the Separation, and Red Lion or such entity will accept, all direct or indirect right, title and interest in and to certain assets of the C&P Business (other than any assets of the C&P Business already held by Red Lion or an entity that will be a subsidiary of Red Lion following the Separation);

  •
  NIL will cause its subsidiaries to convey to Red Lion or an entity that will be a subsidiary of Red Lion following the Separation, and Red Lion or such entity will assume, certain liabilities of the C&P Business (other than any liabilities of the C&P Business that are already liabilities of Red Lion or an entity that will be a subsidiary of Red Lion following the Separation);

  •
  NIL will cause any applicable member or members of the Red Lion Group to convey to NIL or a subsidiary of NIL, and NIL will accept or cause the applicable subsidiary of NIL to accept,

    certain assets that the parties have agreed will be assets of NIL or a subsidiary of NIL following the Separation;

  •
  NIL will cause any applicable member or members of the Red Lion Group to convey to NIL or a subsidiary of NIL, and NIL will assume or cause a subsidiary of NIL to assume certain liabilities that the parties have agreed will be liabilities of NIL or a subsidiary of NIL following the Separation; and

  •
  each party will transfer any misallocated assets or liabilities to such other party as such other party is entitled to under the Separation Agreement.

        The assets to be transferred or assigned to Red Lion or one of its subsidiaries include the following, to the extent they are owned by NIL or its subsidiaries at the effective time of the Separation:

  •
  all real property interests in the facilities that are used or held for use primarily in the C&P Business;

  •
  all equity interests of certain specified subsidiaries of NIL that are owned by NIL or its affiliates;

  •
  all interests, rights, claims and benefits of Nabors pursuant to, and associated with, all contracts that are related primarily to the C&P Business;

  •
  all books and records related primarily to the C&P Business;

  •
  all cash and cash equivalents in any bank or brokerage account owned by any member of the Red Lion Group not withdrawn prior to the effective time of the Separation;

  •
  all trade accounts and notes receivable and other amounts receivable arising from the sale or other disposition of goods, or the performance of services, by the C&P Business;

  •
  all prepaid expenses, prepaid property taxes, security deposits, credits, deferred charges, advanced payments that are, in each case, related primarily to the C&P Business (other than prepaid insurance premiums, deposits, security or other prepaid amounts in connection with worker's compensation and other insurance policies, insurance contracts and claim administration contracts of any kind);

  •
  all rights with respect to third-party warranties and guaranties that are, in each case, related primarily to the C&P Business and all related claims, credits, rights of recovery and other similar rights as to such third parties;

  •
  all rights to causes of action, lawsuits, judgments, claims and demands that are, in each case, related primarily to the C&P Business, including items listed on specified schedules;

  •
  all intellectual property owned by Nabors that is primarily used or held for use in the C&P Business, including all causes of action for past, present and future infringement and misappropriation of such intellectual property, including the right to sue for injunctive relief and damages for such past, present and future infringements and misappropriations and to retain all damages collected in connection therewith and seek and obtain injunctive relief;

  •
  all motor vehicles and other transportation equipment, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, special and general tangible tools, prototypes, models and other tangible personal property that are, in each case, used or held for use primarily in the C&P Business;

  •
  all inventories of materials, parts, raw materials, packaging materials, stores, supplies, work-in-process, goods in transit and finished goods and products that are, in each case, used or held for use primarily in the C&P Business;

  •
  all approvals, consents, franchises, licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any governmental authority and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of, the C&P Business;

  •
  any other assets that are expressly contemplated by the Separation Agreement or any of the Ancillary Agreements as assets that have been or that are to be conveyed to Red Lion or any other member of the Red Lion Group; and

  •
  any other assets (other than specifically enumerated excluded assets) owned that are used or held for use primarily in, or related primarily to, the C&P Business.

        The Separation Agreement provides that the assets to be transferred or assigned to Red Lion or one of its subsidiaries will not in any event include any of the following assets:

  •
  any cash or cash equivalents withdrawn from any bank or brokerage account owned by any member of the Red Lion Group prior to the effective time of the Separation;

  •
  except as otherwise provided in the Separation Agreement, all insurance policies, binders and claims and rights thereunder and all prepaid insurance premiums;

  •
  all Red Lion employee benefit plans or any other compensation or benefit plans, agreements or arrangements of the Nabors Group, all trusts, trust assets, trust accounts, reserves, insurance policies and other assets held in connection therewith, and all data and records required to administer the benefits under any of the foregoing;

  •
  the assets of any member of the Nabors Group not included in the foregoing list of assets to be transferred or assigned to Red Lion;

  •
  all rights to causes of action, lawsuits, judgments, claims and demands to the extent related to an action that the parties have decided to exclude or to any business or product line of the C&P Business sold or terminated by the Nabors Group or a predecessor of any member of the Nabors Group prior to the Separation;

  •
  all interests, rights, claims and benefits of Nabors pursuant to, and associated with, any contracts not primarily related to the C&P Business (including such contracts to which, prior to the closing of the Merger, both members of the Nabors Group and members of the Red Lion Group are a party); and

  •
  the assets listed on a specified schedule, and any and all assets that are expressly contemplated by the Separation Agreement or any of the Ancillary Agreements as assets to be retained by NIL or any other member of the Nabors Group.

        The Separation Agreement provides that the liabilities that are to be assumed by Red Lion or a subsidiary of Red Lion include the following:

  •
  all liabilities that are expressly contemplated by the Separation Agreement or any of the Ancillary Agreements to be assumed by the Red Lion Group, or expressly assumed by any member of the Red Lion Group under the Separation Agreement or any of the Ancillary Agreements;

  •
  all liabilities that are identified on a specified schedule;

  •
  any liabilities to the extent arising from any of the contracts set forth on a specified schedule;

  •
  all liabilities relating to, arising out of or resulting from any assets to be transferred as part of the C&P Business;

  •
  all trade and other accounts payable related primarily to the C&P Business;

  •
  all operating expenses and other current liabilities related to the C&P Business;

  •
  subject to the limitations set forth in the Separation Agreement, all liabilities under contracts that are related primarily to the C&P Business;

  •
  all liabilities with respect to any return, rebate, discount, credit, recall warranty, customer program or similar liabilities relating primarily to products of the C&P Business;

  •
  all liabilities for death, personal injury advertising injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the C&P Business;

  •
  all liabilities under the Intercompany Notes, the Red Lion financing and the debt financing agreements;

  •
  all liabilities, other than excluded liabilities, to the extent arising out of or resulting from (i) the operation of the C&P Business or the ownership or use of the assets to be transferred as part of the C&P Business at any time before, at or after the effective time of the Separation by any member of the Red Lion Group, C&J Group or any of their respective predecessors or, prior to the effective time of the Separation, any member of the Nabors Group or any of their respective predecessors, or (ii) the operation of any other business conducted by any member of the Red Lion Group or the C&J Group at any time after the effective time of the Separation;

  •
  all liabilities, other than excluded liabilities, arising pursuant to environmental law to the extent arising out of or resulting from the C&P Business;

  •
  all liabilities that are expressly provided by the Separation Agreement or any of the Ancillary Agreements as liabilities to be assumed or retained by, or allocated to, any member of the Red Lion Group; and

  •
  all liabilities of any member of the Red Lion Group or C&J Group under the Separation Agreement or any of the Ancillary Agreements.

        The Separation Agreement provides that the liabilities that are to be assumed by Red Lion or a subsidiary of Red Lion will not in any event include any of the following liabilities:

  •
  all liabilities to the extent relating to or arising out of any of the assets that will be retained by NIL or one of its subsidiaries pursuant to the Separation Agreement;

  •
  the liabilities listed on a specified schedule and any and all other liabilities that are expressly contemplated by the Separation Agreement or any of the Ancillary Agreements to be retained or assumed by NIL or any other member of the Nabors Group, and all agreements and obligations of any member of the Nabors Group under the Separation Agreement or any of the Ancillary Agreements;

  •
  all liabilities arising out of any action by or before any governmental authority or any arbitration or mediation tribunal pending or asserted in writing as of the effective time of the Separation with respect to any environmental conditions at any property owned or leased by NIL or any of its affiliates at or prior to the effective time of the Separation (other than liabilities arising out of an action that identified on a specified schedule as liabilities to be assumed by Red Lion or a subsidiary of Red Lion);

  •
  all liabilities arising out of claims made by the respective directors, officers, shareholders, stockholders, employees, agents, subsidiaries or affiliates of Red Lion, NIL or any of their respective subsidiaries, against Red Lion, NIL or any of their respective subsidiaries to the extent relating to, arising out of or resulting from any business of Nabors other than the C&P Business or any of the assets that will not be transferred or assigned to, or otherwise held by, Red Lion or one of its subsidiaries pursuant to the Separation Agreement;

  •
  all liabilities relating to or arising out of any business or product line of the C&P Business sold or terminated by any member of the Nabors Group or a predecessor of any member of the Nabors Group prior to the Separation;

  •
  all liabilities arising out of any action by or before any governmental authority or any arbitration or mediation tribunal pending or asserted in writing as of the effective time of the Separation with respect to any environmental condition at any property owned or leased by NIL or any of its affiliates at or prior to the Separation;

  •
  all liabilities that would be classified as indebtedness under GAAP other than the Intercompany Notes, the Red Lion financing and the debt financing agreements; and

  •
  all liabilities of any member of the Nabors Group not identified as liabilities that are to be assumed by Red Lion or a subsidiary of Red Lion.

        Notwithstanding the foregoing, NIL intends to effect the Separation, and separate the assets and liabilities that will remain with Red Lion and its subsidiaries (generally those related to the C&P Business) from those that will be transferred to and assumed by other NIL subsidiaries (generally those related to the remaining businesses of Nabors) primarily by transferring equity interests in entities in members of the Nabors Group from Red Lion to Nabors. As of the date of this proxy statement/prospectus, Red Lion holds substantially all of the assets and liabilities of Nabors, including the equity of the entities operating the businesses to be retained by Nabors.

  Transfer of the C&P Business

        The Separation Agreement requires NIL and Red Lion to deliver certain documents to the other party to effect the transfer of the C&P Business to Red Lion.

        On the date of the Separation, NIL will deliver, or will cause one of its subsidiaries to deliver, to Red Lion the following:

  •
  the Ancillary Agreements, each executed by NIL or the applicable member of the Nabors Group;

  •
  resignations of each of the individuals who serve as an officer or director of members of the Red Lion Group as set forth on a specified schedule in their capacity as such and the resignations of any other persons who will be employees of any member of the Nabors Group after the effective time of the Separation and who are directors or officers of any member of the Red Lion Group, to the extent requested by Red Lion; and

  •
  all necessary transfer documents relating to the assets to be transferred or assigned to Red Lion (or to be retained by NIL, as the case may be) and the liabilities to be assumed by Red Lion (or to be retained by NIL, as the case may be).

        On the date of the Separation, Red Lion will deliver, or will cause one of its subsidiaries to deliver, to NIL the following:

  •
  in each case where any member of the Red Lion Group is a party to any of the Ancillary Agreements, a counterpart of such Ancillary Agreement duly executed by the member of the Red Lion Group party thereto; and

  •
  all necessary transfer documents relating to the assets to be transferred or assigned to Red Lion (or to be retained by NIL, as the case may be) and the liabilities to be assumed by Red Lion (or to be retained by NIL, as the case may be).

  Intercompany Arrangements and Guaranties

        Except for certain agreements such as the Separation Agreement, the Merger Agreement, the Ancillary Agreements, the Intercompany Notes, any contracts to which any person other than NIL, Red Lion and their respective affiliates is a party and any contracts to which any non-wholly-owned subsidiary of NIL or Red Lion is a party, all contracts between or among Red Lion or any member of the Red Lion Group, on the one hand, and NIL or any member of the Nabors Group, on the other hand, will be terminated as of the effective time of the Separation. Except as otherwise provided in the Separation Agreement, Red Lion and NIL will also settle all intercompany receivables, payables, loans and other accounts at or prior to the effective time of the Separation.

  Consents and Delayed Transfers

        The Separation Agreement provides that NIL and Red Lion will use their respective commercially reasonable efforts to obtain any required third-party consents or governmental approvals required in connection with the Red Lion Restructuring; however, NIL will not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party or governmental authority to obtain any such consent or governmental approval, except to the extent that Red Lion or C&J agrees to reimburse and make whole NIL for any such payments or accommodations made by NIL at Red Lion's request. These specific obligations terminate on the one-year anniversary of the effective time of the Separation, except for any consent or governmental approvals as are in the process of being obtained on such date, as to which such obligations will continue.

        The conveyance of any specific asset or liability to either Red Lion or NIL in connection with the Separation will automatically be deferred until all legal or contractual impediments are removed and all necessary consents and governmental approvals have been obtained, subject to certain exceptions. The party retaining such asset will hold such asset or liability in trust for the use and benefit and burden of the other (at such other party's expense) until properly conveyed, and use commercially reasonable efforts to take such other actions as may be reasonably requested by the person to whom such asset or liability is to be conveyed in order to place such person in substantially the same position as if such asset or liability had been conveyed as contemplated thereby and so that all the benefits and burdens relating to such asset or liability are to inure from and after the effective time of the Separation to the person to whom such asset or liability is to be conveyed.

  No Representations or Warranties

        Under the Separation Agreement, other than as expressly provided therein, Red Lion acknowledges that neither NIL nor any member of the Nabors Group will make any representations or warranties, express or implied, as to any matter whatsoever, including with respect to the condition or the value of any asset or liability, the freedom from any security interest of any asset, the absence of defenses or freedom from counterclaims, or any implied warranties of merchantability and fitness for a particular purpose or title. Except to the extent otherwise provided for in the Separation Agreement or the Merger Agreement, all assets to be transferred to Red Lion will be transferred without any covenant, representation or warranty (whether express or implied) and are held "as is, where is" and from and after the closing of the Transactions, Red Lion will bear the economic and legal risk that any conveyance will prove to be insufficient to vest in Red Lion good and marketable title, free and clear of any security interest, necessary consents or governmental approvals, or requirements of laws not complied with.

  Note Repayment

        Notwithstanding anything in the Separation Agreement to the contrary, the Intercompany Notes issued to Nabors Industries, Inc. and NDCL will survive the effective time of the Separation. At the closing of the Merger, if the full proceeds of the Red Lion Financing are available to US HoldCo, US HoldCo will make the note repayment to Nabors Industries, Inc. and NDCL.

  Conditions to the Red Lion Restructuring

        Nabors' obligation to effect the Red Lion Restructuring is conditioned upon the fulfillment (or waiver by Nabors) at or prior to the effective time of the Separation of the condition that each of the parties to the Merger Agreement has irrevocably confirmed to the other that each condition to such party's obligations to effect the Merger (other than the condition that the Red Lion Restructuring has been completed in accordance with the Separation Agreement and the condition that there is sufficient debt financing available to fund the repayment of the Intercompany Notes) has been fulfilled, will be fulfilled at the effective time of the Merger or is or has been waived by such party in accordance with the terms of the Merger Agreement. However, unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of C&J.

  Recapitalization of Red Lion

        In connection with the Separation, immediately prior to the effective time of the Merger, Red Lion will issue to NIL or one of its wholly-owned subsidiaries a number of Red Lion common shares such that the total number of Red Lion common shares owned by NIL or one of its wholly-owned subsidiaries immediately thereafter will equal: (i) the C&J base share number (calculated in accordance with the terms of the Separation Agreement); divided by (ii) 0.4975; multiplied by (iii) 0.5025. Subject to the last sentence of this section entitled "Recapitalization of Red Lion," the C&J base share number shall equal 61,920,092, which represents the sum of:

  •
  the total number of shares of C&J common stock (including restricted C&J shares, whether or not vested) outstanding as of the date of the Separation Agreement multiplied by the exchange ratio specified in the Merger Agreement (i.e., each share of C&J common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (other than any cancelled shares) will be converted into the right to receive one share, subject to adjustment in accordance with the Merger Agreement, of validly issued, fully paid and nonassessable Red Lion common shares);

  •
  the total number of shares of C&J common stock subject to issuance upon the exercise or payment of any C&J stock options (whether vested or unvested) outstanding as of the date of the Separation Agreement multiplied by the exchange ratio specified in the Merger Agreement;

  •
  the total number of shares of C&J common stock that would be issued (including restricted C&J shares, whether or not vested) or would be subject to issuance upon the exercise or payment of C&J stock options (whether vested or unvested) if C&J issued all of the C&J stock options and/or restricted C&J shares that it is permitted to issue pursuant to the Merger Agreement multiplied by the exchange ratio;

  •
  the total number of Red Lion common shares subject to issuance upon the exercise or payment of options or other rights to acquire Red Lion common shares expected to be issued to employees of C&J or Red Lion in connection with the Merger, whether before, at or after the effective time of the Merger (other than adjusted options and Nabors adjusted options);

  •
  the total number of shares of Red Lion common shares that will be subject to issuance upon the exercise or payment of any Nabors adjusted options (whether vested or unvested) at the effective time of the Merger if all of the Nabors stock options outstanding as of the date of the Separation Agreement that are subject to conversion into Nabors adjusted options at the effective time of the Merger pursuant to the Merger Agreement are so converted; and

  •
  the total number of adjusted Nabors restricted shares, whether vested or unvested, that will be issued and outstanding at the effective time of the Merger if all of the restricted Nabors shares issued and outstanding as of June 25, 2014 and subject to conversion into adjusted Nabors restricted shares at the effective time of the Merger pursuant to the Merger Agreement are so converted.

        Notwithstanding the foregoing, (i) if the parties reasonably determine that the calculation set forth on a specified schedule of the Separation Agreement is erroneous such that Nabors has not been issued shares equal the number of shares intended by the Separation Agreement, then the parties will amend the relevant, specified section of the Separation Agreement to correct such error and the C&J base share number will be modified accordingly; (ii) if C&J issues any shares of C&J common stock (including restricted C&J shares, whether or not vested), C&J stock options or other capital stock or securities, or Red Lion issues (with C&J's consent if occurring prior to the effective time of the Merger) any options or other rights to acquire Red Lion common shares to employees of C&J or Red Lion in connection with the Merger, in either case from and after the date of the Separation Agreement (other than (a) in an issuance pursuant to a specified section of the Merger Agreement that the Merger Agreement expressly provides does not require the prior consent of NIL or (b) for shares already included in the calculation pursuant to the fourth bullet point above); or (iii) if NIL, with the consent of C&J, such consent not to be unreasonably withheld, issues any Nabors stock options or restricted Nabors shares that are subject to conversion into Nabors adjusted options or adjusted Nabors restricted shares, respectively, at the effective time of the Merger pursuant to a specified section of the Merger Agreement, then the C&J base share number shall be increased by the number of such shares issued or subject to issuance, as applicable, and if necessary additional Red Lion common shares will be issued to Nabors at or after the effective time of the Merger, with effect retroactive to the effective time of the Merger (including with respect to distributions paid on such Red Lion common shares from and after the effective time of the Merger), in each case so that Nabors has been issued shares equal to (1) the C&J base share number as so revised, divided by (2) 0.4975, multiplied by (3) 0.5025.

  Working Capital Adjustment

        The Separation Agreement provides for a working capital adjustment to the extent that the actual working capital of Red Lion as of the effective date of the Separation is outside of a target working capital range as of such date. Under the Separation Agreement:

  •
  "working capital" means the difference between the current assets of the Red Lion Group and the current liabilities of the Red Lion Group, in each case as of 12:01 a.m., EST, on the effective date of the Separation;

  •
  "target working capital range" means the range of consecutive whole numbers the smallest of which equals 0.515 multiplied by the trailing three month revenue and the largest of which equals 0.600 multiplied by the trailing three month revenue; and

  •
  "trailing three month revenue" means the aggregate revenue of the C&P Business for the 90 days preceding the closing date of the Merger Agreement.

If the actual working capital transferred to Red Lion by NIL in the Separation exceeds the top of the target working capital range, then Red Lion will pay to NIL the difference between the actual working capital amount and the top of such target working capital range. If the actual working capital amount transferred to Red Lion by NIL in the Separation is less than the bottom of the target working capital range, then NIL will pay to Red Lion the difference between the actual working capital amount and the bottom of such target working capital range.

   Mutual Releases and Indemnification

        Without limiting the parties' rights and obligations under the Separation Agreement and the other Transaction Agreements, both Red Lion and NIL will release each other and specified related parties from any and all liabilities existing or arising from any acts or events occurring or failing to occur at or before the effective time of the Separation. The Separation Agreement, however, provides that neither Red Lion nor NIL will be released from the following liabilities:

  •
  any liability provided in or resulting from any agreement among any members of the Nabors Group or the Red Lion Group that will not terminate as of the effective time of the Separation;

  •
  any liability assumed, transferred, assigned or allocated to the group of which such person is a member in accordance with the Separation Agreement or any other Ancillary Agreement, or any other liability of any member of any group under the Separation Agreement or any other Ancillary Agreement;

  •
  any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one group from a member of the other group prior to the effective time of the Separation;

  •
  any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one group at the request or on behalf of the other group;

  •
  any liability that the parties may have with respect to indemnification or contribution pursuant to the Separation Agreement, which liability is governed by the Separation Agreement and any applicable provisions of Ancillary Agreements or the Merger Agreement; or

  •
  any liability the release of which would result in the release of any person other than a person released pursuant to the Separation Agreement.

        In addition, under the Separation Agreement, Red Lion and each member of the Red Lion Group will jointly and severally indemnify NIL, the other members of the Nabors Group and each of their respective current and former directors, officers, employees and certain other persons from and against any and all losses relating to, arising out of or resulting from (whether prior to, at or following the effective time of the Separation):

  •
  liabilities that are to be assumed by a member of the Red Lion Group pursuant to the Separation Agreement and other liabilities of the Red Lion Group, including the failure to discharge or comply with any such liabilities;

  •
  any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Red Lion Group by NIL or any of its subsidiaries that survives following the effective time of the Separation;

  •
  any breach by Red Lion or any member of the Red Lion Group of any obligations to be performed by such persons pursuant to the Separation Agreement or the Employee Benefits Agreement subsequent to the effective time of the Separation; and

  •
  the enforcement by NIL, each member of the Nabors Group, and all persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Nabors Group (in each case, in their respective capacities as such) of their rights to be indemnified under the Separation Agreement.

        Further, under the Separation Agreement, without limiting or otherwise affecting the indemnity provisions of the Merger Agreement or Ancillary Agreements, from and after the effective time of the

Separation, NIL and each member of the Nabors Group will, on a joint and several basis, indemnify Red Lion, the other members of the Red Lion Group and their respective current and former directors, officers, employees and certain other persons from and against any and all losses relating to, arising out of or resulting from (whether prior to or following the effective time of the Separation):

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  the excluded liabilities and the liabilities of the Nabors Group, including the failure to discharge or comply with any such liabilities;

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  any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Nabors Group by Red Lion or any of its subsidiaries that survives following the effective time of the Separation;

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  any breach by NIL or any other member of the Nabors Group of any obligations to be performed by such persons pursuant to the Separation Agreement or the Employee Benefits Agreement subsequent to the effective time of the Separation;

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  the enforcement by Red Lion, each member of the Red Lion Group, and each of their respective successors and assigns, and all persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Red Lion Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns of their rights to be indemnified under the Separation Agreement; and

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  the termination of, or failure to meet requirements under, certain agreements set forth in the Separation Agreement.

        Under the Separation Agreement, indemnification payments will be reduced by any insurance proceeds or other amounts actually recovered from unaffiliated third-parties by or on behalf of the indemnitee in respect of the related loss. The existence of a claim by an indemnitee for payment from an insurer or against a third party in respect of any indemnifiable loss will not, however, delay any payment pursuant to the indemnification provisions contained in the Separation Agreement and otherwise determined to be due and owing by the indemnifying party. Rather, the indemnifying party will make payment in full of the amount determined to be due and owing by it, and the indemnitee will assign to the indemnifying party its entire claim for insurance proceeds or against such third party.

        In the absence of a final determination to the contrary, any amount payable by Red Lion to NIL under the Separation Agreement will be treated as occurring immediately prior to the Red Lion Restructuring, as an intercompany distribution, and any amount payable by NIL to Red Lion under the Separation Agreement will be treated as occurring immediately prior to the Red Lion Restructuring, as a contribution to capital.

        Any claim on account of indemnifiable losses that does not involve a third-party claim will be asserted by reasonably prompt written notice given by the indemnitee to the indemnifying party from whom such indemnification is sought. If an indemnitee receives notice or otherwise learns of the assertion by a person who is not a member of the Nabors Group or Red Lion Group or any of their respective affiliates of any claim or of the commencement by any such person of any action with respect to which an indemnifying party may be obligated to provide indemnification, such indemnitee will give such indemnifying party prompt written notice thereof but in any event within 15 calendar days after becoming aware of such third-party claim. Notwithstanding the foregoing, the delay or failure of any indemnitee or other person to give notice as provided in Separation Agreement will not relieve the indemnifying party of its obligations under the Separation Agreement, except to the extent that such indemnifying party is actually prejudiced by such delay or failure to give notice. Provided the conditions as outlined in the Separation Agreement are met, the indemnifying party has the right to assume and conduct the defense of such third-party claim in accordance with the limits set forth in the

Separation Agreement with counsel selected by the indemnifying party and reasonably acceptable to the indemnitee.

        With respect to any third-party claim for which Red Lion, on the one hand, and NIL, on the other hand, may have liability under the Separation Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense so as to minimize such liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such third-party claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

        Provided the conditions outlined in the Separation Agreement are met and notwithstanding the preceding paragraph, NIL may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all actions pending at the effective time of the Separation which relate to or arise out of the C&P Business, the Red Lion assets or the Red Lion liabilities if such action also relates to the excluded assets and excluded liabilities and a member of the Nabors Group is also named as a target or defendant thereunder. In the event of an action that involves solely matters that are indemnifiable and in which the indemnifying party is not a named defendant, if either the indemnitee or the indemnifying party so requests, the parties will endeavor to substitute the indemnifying party for the named defendant. If such substitution cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in the Separation Agreement will not be affected.

        In the event of payment by or on behalf of any indemnifying party to or on behalf of any indemnitee in connection with any third-party claim, such indemnifying party will be subrogated to and will stand in the place of such indemnitee as to any events or circumstances in respect of which such indemnitee may have any right, defense or claim relating to such third-party claim against any claimant asserting such third-party claim or against any other person. Such indemnitee will cooperate with such indemnifying party in a reasonable manner, and at the cost and expense of such indemnifying party, in prosecuting any subrogated right, defense or claim.

        Except as otherwise provided for in the Separation Agreement, the Separation Agreement will not apply to taxes (which are covered by the Tax Matters Agreement), and in case of any conflict, the Tax Matters Agreement will prevail.

        Any claim pursuant to the Separation Agreement with respect to the presence or release of any hazardous materials on any real property owned or operated by C&J, Red Lion or any affiliate thereof, will be governed by the specific terms and conditions of the Separation Agreement.

        Each of Red Lion and NIL intends and agrees that the Separation Agreement sets forth the exclusive remedy of the parties following the effective time of the Separation for any losses arising out of any breach of the covenants or agreements of the parties contained in the Separation Agreement, except that nothing contained therein will impair any right of any person (i) to exercise all of their rights and seek all damages available to them under law in the event of claims or causes of action arising from fraud, (ii) to specific performance and (iii) to equitable relief.

  Additional Agreements

        The Separation Agreement addresses additional obligations of NIL and Red Lion, relating to, among others, the exchange of information, ownership of information, record retention, compensation for providing information and production of witnesses, and includes covenants relating to the use of Nabors Group names by Red Lion, and the removal of tangible assets transferred to Red Lion and Nabors from facilities transferred to Red Lion or retained by NIL, as applicable. Certain obligations and covenants are described below.

        Further Assurances.    Prior to the effective time of the Separation, in the event the parties identify any tangible asset that (i) is owned by a member of the Nabors Group, (ii) is not included in the Red Lion assets or will otherwise be made available to the C&P Business pursuant to the Red Lion Transition Services Agreement or any of the other Ancillary Agreements, (iii) is not used primarily in, or held primarily for the benefit of, the C&P Business and (iv) is necessary to manufacture products of the C&P Business in a manner consistent with the manner in which they have manufactured as of the date of the Separation Agreement, the parties will reasonably cooperate and negotiate in good faith to identify a mutually acceptable, commercially reasonable arrangement pursuant to which such asset will be made available to the C&P Business subsequent to the effective time of the Separation for a reasonable period of time.

        Exchange of Information.    Except as otherwise provided in the Transition Services Agreements, each party will provide access to certain shared information in its possession or control for a period that is until the later of (i) six years following the effective time of the Separation and (ii) the expiration of the relevant statute of limitations period, if applicable.

        Intellectual Property Assignment/Recordation.    Under the Separation Agreement, each party will be responsible for, and will pay all expenses (whether incurred before, at or after the effective time of the Separation) involved in notarization, authentication, legalization and/or consularization of the signatures of any representatives of its group on any of the transfer documents relating to the transfer of intellectual property. Red Lion will be responsible for, and will pay, all expenses (whether incurred before, at or after the effective time of the Separation) incurred in connection with the transfer of licenses or procurement of new licenses from third parties as may be necessary or advisable in connection with the transfer documents relating to the transfer of intellectual property to Red Lion. Red Lion will be responsible for, and will pay, all expenses (whether incurred before, at or after the effective time of the Separation) relating to, the recording of any such transfer documents relating to the transfer of intellectual property to any member of the Red Lion Group with any governmental authorities as may be necessary or appropriate.

        Use of Names of the Nabors Group by Red Lion.    Except as provided in the Alliance Agreement, from and after the effective time of the Separation, Red Lion will take all actions necessary to assure that no member of the Red Lion Group operates the C&P Business utilizing, based on or taking advantage of the name, reputation, trademarks or associated goodwill of any member of the Nabors Group (except as a matter of historical reference). In addition, Red Lion and each member of the Red Lion Group may use products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, trademarks or consumer information telephone numbers of the Nabors Group after the effective time of the Separation; however, Red Lion will, and will cause each member of the Red Lion Group to, cease use of products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, trademarks or consumer information telephone numbers beginning on the first anniversary of the effective time of the Separation, and there will be no time limit with respect to Red Lion's sale of products bearing the corporate name, trademarks or consumer information telephone numbers or that use any packaging bearing that same included in its inventory.

        Removal of Tangible Assets.    Except as may be otherwise provided in the Transition Services Agreements or otherwise agreed to by the parties, all tangible Red Lion assets that are located at any facilities used primarily by a member of the Nabors Group will be moved promptly after the effective time of Separation at NIL's expense. All tangible excluded assets that are located at any of the facilities used or held for use primarily in the C&P Business will be moved as promptly as practicable after the effective time of the Separation at NIL's expense.

        Insurance.    From and after the effective time of the Separation, neither Red Lion nor any other member of the Red Lion Group will have any rights with respect to any insurance policies, except that (i) NIL will, if requested by Red Lion, use commercially reasonable efforts to assert, on behalf of Red Lion, claims for any loss, liability or damage with respect solely to the Red Lion assets or liabilities under "occurrence basis" insurance policies arising out of insured incidents occurring before the effective time of the Separation, and (ii) NIL will continue to prosecute, on behalf of Red Lion, claims with respect solely to Red Lion assets or liabilities properly asserted with an insurer prior to the effective time of the Separation under "claims made" insurance policies arising out of insured incidents occurring before the effective time of the Separation.

  Termination

        The Separation Agreement will terminate without further action at any time before the effective time of the Merger upon termination of the Merger Agreement. In the event of such a termination, neither party will have any further liability to the other party except as provided in the Merger Agreement.

  Parties in Interest

        The Separation Agreement provides that C&J is a third-party beneficiary of the rights of Red Lion under the Separation Agreement. Unless the Merger Agreement shall have been terminated in accordance with its terms, no amendment or waiver of any provision of the Separation Agreement will be effective without the prior written consent of C&J.

DEBT FINANCING

        In connection with its entry into the Merger Agreement and the Separation Agreement, C&J received an amended and restated commitment letter dated July 15, 2014 from Citibank, N.A., Citi, Bank of America, N.A., Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. The Debt Commitment Letter replaced the debt financing commitment letter that had previously been provided by Citibank, N.A. and certain of its affiliates at the signing of the Merger Agreement and the Separation Agreement on June 25, 2014. On August 19, 2014 the amended and restated commitment letter was supplemented to add certain additional financial institutions as commitment parties thereunder (such financial institutions, together with the financial institutions identified above as parties to the debt commitment letter and certain of their respective affiliates, the "Debt Commitment Parties", and the amended and restated commitment letter as so supplemented, the "Debt Commitment Letter"). Pursuant to the Debt Commitment Letter, and subject to the conditions set forth therein, the Debt Commitment Parties have agreed to provide to Red Lion and its subsidiaries (i) senior secured credit facilities (the "Senior Secured Credit Facilities") in an aggregate principal amount of $1.275 billion, consisting of (a) a revolving credit facility (the "Revolving Credit Facility") in an aggregate principal amount of $600 million and (b) a term loan B facility (the "Term Loan B Facility") in an aggregate principal amount of $675 million, and (ii) senior unsecured bridge loans (the "Bridge Facility") in an aggregate principal amount of $600 million.

        Red Lion or one or more of its affiliates intends, on or prior to the closing of the Merger, to issue senior unsecured notes (the "Notes") in an offering conducted under Rule 144A of the Securities Act or another private placement transaction. The Bridge Facility will only be utilized to the extent that Red Lion or one or more of its affiliates is unable to issue the Notes.

        The Debt Commitment Letter contains conditions to the funding of the debt financing that are customary for commitments of this type, including but not limited to:

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  consummation of the Merger;

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  the absence of a Material Adverse Effect (defined in the Debt Commitment Letter in an manner consistent with the definition of Material Adverse Effect applicable to Red Lion in the Merger Agreement);

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  solvency of Red Lion and its subsidiaries after giving effect to the transactions contemplated by the Merger Agreement;

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  delivery of customary financial information; and

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  accuracy of fundamental representations and warranties.

Senior Secured Credit Facilities

        Red Lion and its subsidiaries intend to enter into a Senior Secured Credit Agreement among Red Lion, US HoldCo, certain subsidiaries of Red Lion from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the "Senior Secured Credit Agreement"). The Senior Secured Credit Agreement will effectuate the Senior Secured Credit Facilities contemplated by the Debt Commitment Letter. The aforementioned parties have not entered into a definitive agreement with respect to the Senior Secured Credit Agreement and the final terms and conditions remain subject to change. The parties anticipate finalizing definitive documentation prior to or contemporaneously with the completion of the Merger.

        The borrower under the Revolving Credit Facility will be Red Lion and/or US HoldCo. The borrower under the Term Loan B Facility will be Red Lion or US HoldCo. Red Lion or US HoldCo, as applicable, expects to use the proceeds of the Term Loan B Facility together with the proceeds from the Bridge Facility and/or the Notes to (i) fund the repayment of the Intercompany Notes issued in connection with the Separation, (ii) repay existing indebtedness of C&J and (iii) pay fees, costs and expenses incurred in connection with the Transactions. Red Lion expects that no amount will initially be drawn under the Revolving Credit Facility on the closing date of the Merger, and expects to use the Revolving Credit Facility for ongoing working capital and for general corporate purposes from and after the closing date of the Merger.

        The Senior Secured Credit Agreement is expected to have several features similar to credit facilities of this nature, including, but not limited to, the following.

  Maturity and Amortization

        Borrowings under the Revolving Credit Facility are expected to mature on the fifth anniversary of the closing date of the Merger. Borrowings under the Term Loan B Facility are expected to mature on the seventh anniversary of the closing date of the Merger.

        Borrowings under the Revolving Credit Facility will be non-amortizing. The Term Loan B Facility is expected to amortize in quarterly installments in an amount equal to 1.00% per annum, with the remaining balance payable on the maturity date.

  Pricing

        Amounts outstanding under the Revolving Credit Facility will bear interest based on, at the option of the borrower, London Interbank Offered Rate ("LIBOR") or an alternative base rate, plus an applicable margin determined pursuant to a pricing grid based on the ratio of consolidated total indebtedness of Red Lion and its subsidiaries to consolidated EBITDA of Red Lion and its subsidiaries for the most recent four fiscal quarter period for which financial statements are available (the "Total Leverage Ratio"), which grid is expected to be as follows:

	Total Leverage Ratio ≤ 1.0:1.0	Total Leverage Ratio > 1.0:1.0 but ≤ 2.0:1.0	Total Leverage Ratio > 2.0:1.0 but ≤ 3.0:1.0	Total Leverage Ratio > 3.0:1.0 but ≤ 3.5:1.0	Total Leverage Ratio > 3.5:1.0
LIBOR loans	2.00%	2.25%	2.50%	2.75%	3.00%
Base rate loans	1.00%	1.25%	1.50%	1.75%	2.00%

        The Revolving Credit Facility will also require that the borrower(s) pay a commitment fee to the lenders thereunder in respect of unused commitments, which commitment fee is expected to be equal to (i) 0.375% of the amount of the aggregate unused commitments so long as the Total Leverage Ratio is less than or equal to 2.0:1.0 and (ii) 0.50% of the aggregate unused commitments so long as the Total Leverage Ratio is greater than 2.0:1.0.

        Amounts outstanding under the Term Loan B Facility will bear interest based on, at the option of the borrower, LIBOR (which, in the case of the Term Loan B facility, will be deemed to be no less than 1.00%) or an alternative base rate, plus an applicable margin equal to (i) in the case of LIBOR loans, 3.25%, and (ii) in the case of base rate loans, 2.25%.

        For purposes of the foregoing, the alternative base rate is expected to be the highest of (i) the administrative agent's letter of credit base rate, (ii) the three month certificate of deposit rate plus 1/2 of 1.00%, (iii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iv) LIBOR plus 1.00%.

  Incremental Facilities

        Subject to certain conditions and limitations, the borrower(s) are expected to be permitted under the Senior Secured Credit Agreement to increase the Revolving Credit Facility and/or the Term Loan B

Facility, add one or more incremental term loan facilities and/or issue certain incremental equivalent notes, in an aggregate total principal amount not to exceed $200 million.

  Prepayments

        The Senior Secured Credit Facilities are expected to be permitted to be prepaid from time to time without premium or penalty, except, in the case of the Term Loan B Facility, for a 1.00% premium on prepayments made in connection with certain repricing transactions occurring within six months after the closing date of the Merger.

        Subject to certain conditions and exceptions, the Term Loan B Facility is expected to be required to be prepaid under certain circumstances, including (i) in the event of a sale or other disposition of property by Red Lion or its subsidiaries, in an amount equal to 100% of the net proceeds of such sale or other disposition, subject to customary reinvestment rights and other exceptions; and (ii) in the event of an incurrence of debt not permitted under the Senior Secured Credit Agreement, in an amount equal to 100% of the net proceeds of such debt.

  Restrictive Covenants

        The Senior Secured Credit Agreement is expected to contain customary restrictive covenants (in each case, subject to exceptions) that will limit, among other things, the ability of Red Lion and its subsidiaries to create, incur, assume or suffer to exist liens or indebtedness, sell or otherwise dispose of their assets, make certain restricted payments and investments, enter into transactions with affiliates and prepay certain indebtedness.

  Financial Covenants

        The Senior Secured Credit Agreement is expected to contain certain financial covenants applicable to the Revolving Credit Facility only, including a maximum Total Leverage Ratio as follows:

Period	Maximum Total Leverage Ratio
First two fiscal quarters after the closing date	4.50:1.00
Third fiscal quarter after the closing date	4.25:1.00
Thereafter	4.00:1.00

        The Senior Secured Credit Agreement is also expected to contain a maximum ratio of consolidated secured indebtedness of Red Lion and its subsidiaries to consolidated EBITDA of Red Lion and its subsidiaries for the most recent four fiscal quarter period for which financial statements are available (the "Secured Leverage Ratio"), applicable to the Revolving Credit Facility only, as follows:

Period	Maximum Secured Leverage Ratio
First three fiscal quarters after the closing date	3.00:1.00
Fourth, fifth and sixth fiscal quarters after the closing date	2.75:1.00
Thereafter	2.50:1.00

        The Senior Secured Credit Agreement is also expected to contain a minimum ratio of consolidated EBITDA of Red Lion and its subsidiaries to consolidated interest expense of Red Lion and its subsidiaries for the most recent four fiscal quarter period for which financial statements are available, of 3.00:1.00, which will be applicable to the Revolving Credit Facility only.

   Events of Default

        The Senior Secured Credit Agreement is expected to contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain bankruptcy or insolvency events, certain ERISA-related events, changes in control or ownership and invalidity of any loan document.

  Guarantees

        Subject to certain exceptions, obligations under the Senior Secured Credit Agreement and in respect of related hedging arrangements and related cash management arrangements are expected to be guaranteed by Red Lion and each of its subsidiaries, except that C&J and its subsidiaries will generally not be required to guarantee the Senior Secured Credit Facilities before the date that is 45 days after the closing date of the Merger.

Bridge Facility

        The borrower under the Bridge Facility and/or the issuer of the Notes is expected to be Red Lion or US HoldCo or, in the case of an Escrow Funding described below, another subsidiary of Red Lion. Red Lion, US HoldCo or such other subsidiary, as applicable, expects to use the proceeds of the Bridge Facility and/or the Notes together with the proceeds from the Term Loan B Facility (i) to fund the repayment of the Intercompany Notes issued in connection with the Separation, (ii) to repay existing indebtedness of C&J and (iii) to pay fees, costs and expenses incurred in connection with the Transactions.

        Interest under the Bridge Facility will initially equal a LIBOR-based rate, plus a margin, increasing every three months thereafter up to a cap. The Bridge Facility is expected to be unsecured and guaranteed by the same entities that guarantee the Senior Secured Credit Facilities.

        Loans under the Bridge Facility that are not paid in full on or before the first anniversary of the incurrence thereof will, except under limited circumstances, be converted into extending term loans maturing eight years after the date the Bridge Loans are incurred. After such a conversion, the holders of outstanding extended term loans may choose, subject to certain limitations, to exchange their extended term loans for senior exchange notes that mature eight years after the date the Bridge Loans are incurred.

        The documentation for the Bridge Facility is expected to contain customary restrictive covenants (in each case, subject to exceptions) that will limit, among other things, the ability of Red Lion and its subsidiaries to create, incur, assume or suffer to exist liens or indebtedness, sell or otherwise dispose of their assets, make certain restricted payments and investments, enter into transactions with affiliates and prepay certain indebtedness.

        It is expected that, in lieu of borrowings under the Bridge Facility, up to $600 million in aggregate principal amount of Notes will be issued by Red Lion or one or more of its affiliates in an offering conducted under Rule 144A of the Securities Act or another private placement transaction.

  Escrow Funding

        If the closing of the Merger does not occur prior to January 1, 2015, the Debt Commitment Parties will have the right, under certain circumstances, to require C&J to incur the Bridge Facility and fund the proceeds into escrow pursuant to an escrow arrangement to be agreed. Such proceeds delivered into escrow would be released upon the earlier of the closing of the Merger and the termination of the Merger Agreement in accordance with the terms thereof.

 ADDITIONAL AGREEMENTS RELATED TO THE SEPARATION AND THE MERGER

        The descriptions of the Employee Benefits Agreement, the Tax Matters Agreement, the Transition Services Agreements, the Alliance Agreement and the Registration Rights Agreement are qualified by reference to the complete text of these agreements, which are incorporated by reference into this proxy statement/prospectus. We encourage you to read the agreements in their entirety.

The Employee Benefits Agreement

        In connection with the transactions contemplated by the Merger Agreement, NIL, Red Lion and C&J will enter into the Employee Benefits Agreement to allocate certain assets, liabilities and responsibilities with respect to certain matters regarding employment, employee compensation, employee benefit plans, retirement plans, and other programs and arrangements.

  Allocation of Assets, Liabilities and Responsibilities

        Individuals who, immediately prior to the effective time of the Merger, are employed by the C&P Business, including any individual absent due to short-term medical leave, long-term medical leave, vacation, holiday or leave of absence, including military leave and leave under the Family and Medical Leave Act, are referred to as "Continuing Employees." A member of the Red Lion Group will assume and retain all liabilities with respect to (i) all Red Lion employee benefit plans, (ii) the employment or other service or termination of employment of all Continuing Employees and (iii) Red Lion independent contractors, in each case provided that any applicable liabilities arise from an action first asserted upon or after the effective time of the Separation. Red Lion will also assume and retain all liabilities with respect to all liabilities under or in connection with workers' compensation benefits with respect to any Continuing Employee or any other person who is or was employed by the C&P Business or Red Lion, in each case, arising from an action asserted upon or after the effective time of the Separation.

        The Nabors Group will retain all liabilities with respect to employment or other service or termination of employment of Continuing Employees to the extent such liabilities pertain to an action pending or asserted in writing before the effective time of the Separation, as well as employment or service of individuals who provide or have provided services to the Nabors Group and are not Continuing Employees.

        Immediately prior to the effective time of the Separation, each Continuing Employee will cease to be a participating member in, and will cease to accrue further benefits from, each Nabors Group employee benefit plan, except that Continuing Employees enrolled in certain health and welfare plans and certain Canadian benefit plans will continue to participate in such plans for a specified period of time following the effective time of the Merger subject to the terms of the Red Lion Transition Services Agreement. The costs and expenses associated with this continued participation in the plans will be the sole responsibility of Red Lion. To the extent permitted by applicable law and subject to any and all required regulatory approvals, the Nabors Group will transfer all assets and liabilities of Continuing Employees under the Pension Plan for Employees of Nabors Drilling Canada Limited, which is a defined contribution retirement plan similar to a U.S. 401(k) plan, to a corresponding Red Lion Employee Benefit Plan, effective as of the effective time of the Merger.

  Terms of Employment for Continuing Employees and C&J Employees

        For purposes of the Employee Benefits Agreement, "Benefit Continuation Period" means the period from the effective time of the Merger through the earlier of (i) the one-year anniversary of the effective time of the Merger and (ii) December 31, 2015. During the Benefit Continuation Period, Red Lion will provide each Continuing Employee and C&J employee comparable types and levels of employee benefits as those provided immediately prior to the effective time of the Merger to similarly-situated C&J employees or Continuing Employees. Immediately following the effective time of the Merger, each Continuing Employee and each C&J employee will be eligible to receive severance benefits from Red Lion on the terms and subject to the conditions of the Nabors Industries, Inc. Severance Plan (as is in effect as of the execution of the Employee Benefits Agreement).

        Under the employee benefit plans of Red Lion that provide benefits to any Continuing Employees or C&J employees from or after the effective time of the Merger, Continuing Employees and C&J employees will receive credit for their years of service with Nabors, Red Lion, C&J, their respective affiliates and each of their respective predecessors to the same extent as they were entitled to credit under any similar benefit plans in which such individuals participated immediately prior to the effective time of the Merger for all purposes (other than benefit accrual under any defined benefit pension plan and except to the extent service credit would result in a duplication of benefits). With respect to any medical, dental, pharmaceutical and/or vision benefits, Red Lion will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements to be waived. Continuing Employees' account balances under health and dependent care spending accounts will be transferred to comparable plans of Red Lion. Red Lion will honor all unused vacation of each Continuing Employee during the calendar year in which the effective time of the Separation occurs. Thereafter, Continuing Employees will be subject to the applicable vacation, sick and personal leave policies of Red Lion.

        The Red Lion subsidiary employing a Continuing Employee will be responsible for determining and paying all bonus awards for performance periods during which the effective time of the Separation occurs and all performance periods thereafter for each such employee.

  COBRA, HIPAA and WARN

        Red Lion will assume all liabilities for actions pursued under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996 and other applicable state or similar Laws with respect to Continuing Employees, provided that such action is asserted upon or after the effective time of the Separation.

        Red Lion will similarly assume all liabilities incurred by the Nabors Group pursuant to the WARN Act resulting from the termination of employment of any Continuing Employee upon or after the effective time of the Separation. The Nabors Group will assume all liabilities incurred by Red Lion pursuant to the WARN Act resulting from the termination of employment of any Continuing Employee by the C&P Business prior to the effective time of the Separation and the termination of employment of any other current or former employee or service provider of the Nabors Group, in each case who is not a Continuing Employee.

  Retirement Plans and Deferred Compensation Plans

        From and after the effective time of the Merger, the Nabors Group will retain all assets and liabilities under the Pool Company Retirement Income Plan and the associated plan trust(s) and will hold Red Lion harmless for all liabilities related to the plan or trust(s).

        Red Lion will cause a cash or deferred arrangement intended to qualify under Section 401(a) of the Code to accept rollovers from and after the effective time of the Merger from the Nabors Industries, Inc. Retirement Savings Plan ("Nabors 401(k) Plan") with respect to Continuing Employees. Red Lion will assume all assets and liabilities of the KVS 401(k) Plan and will hold the Nabors Group harmless from any action asserted upon or after the effective time of the Separation with respect to the KVS 401(k) Plan to the extent the KVS 401(k) Plan has not merged with and into the Nabors 401(k) Plan prior to the effective time of the Separation.

        The Nabors Group will retain all assets and liabilities arising out of or relating to the Nabors Industries, Inc. Deferred Compensation Plan and the Nabors Industries, Inc. Executive Deferred Compensation Plan.

The Tax Matters Agreement

        The Tax Matters Agreement will govern the respective rights, responsibilities and obligations of NIL, on the one hand, and Red Lion, on the other hand, after completion of the Merger, with respect to certain tax matters, including the allocation of liability for taxes, NIL's and Red Lion's obligations to file tax returns and remit taxes, NIL's and Red Lion's control over tax contests and NIL's and Red Lion's obligations to cooperate after the Merger in tax return preparation and record-keeping matters.

        The Tax Matters Agreement generally provides that NIL will be responsible for, and will indemnify Red Lion for, all pre-closing U.S. federal taxes (including any consolidated U.S. federal income taxes of NIL) and state and local income taxes attributable to the C&P Business and Red Lion will be responsible for all post-closing taxes attributable to the C&P Business, Red Lion and its subsidiaries (and certain pre-closing taxes of those entities to the extent that such taxes are accrued and reflected in the working capital adjustment). In addition, except as described in the next paragraph, NIL will be responsible for any taxes that arise in connection with the Separation. Pursuant to the Code and the U.S. Treasury Regulations thereunder, each member of the NIL consolidated U.S. federal income tax group (including NCPS) would be severally liable for such taxes. As a result, to the extent NIL is unable to pay such taxes, the IRS may seek payment from NCPS. Under the Tax Matters Agreement, NIL generally is required to indemnify Red Lion if the IRS collects such taxes from NCPS. However, there can be no assurance that NIL would be able to fulfill its obligations under the Tax Matters Agreement if NIL was determined to be responsible thereunder.

        Notwithstanding the above, the Tax Matters Agreement provides that Red Lion will indemnify NIL for all taxes imposed as a result of the U.S. Distributions becoming wholly or partly taxable by reason of (i) Red Lion or any of its subsidiaries taking an action that is prohibited under the Tax Matters Agreement (described below), (ii) a violation of NIL's preemptive rights under the amended bye-laws of Red Lion, (iii) Red Lion or any entity that will be a subsidiary of Red Lion after the Merger taking an action that Red Lion is required to consult with NIL under the terms of the Tax Matters Agreement prior to taking and with respect to which NIL has informed Red Lion, in accordance with the procedures set forth in the Tax Matters Agreement, of a reasonable risk that such action will cause the U.S. Distributions to be taxable, and (iv) certain C&J pre-closing actions, and any costs and expenses related to the foregoing (including reasonable attorneys' fees and expenses).

        The Tax Matters Agreement restricts Red Lion and its subsidiaries from taking certain actions that could cause the U.S. Distributions to be taxable. In particular, for two years after the Merger, Red Lion (each, a "restricted action"):

  •
  shall, and shall cause its subsidiaries to, continue and cause to be continued the active conduct of the C&P Business;

  •
  shall not, and shall not permit its subsidiaries that conduct the C&P Business to, voluntarily dissolve or liquidate;

  •
  shall not issue Red Lion shares, options, warrants or similar interest or such interests of any entity in the chain of NCPS ownership (including NCPS) (i) to any person in connection with a public offering or a private placement (a) if such person would be a "ten-percent shareholder" or a "coordinating group" that is treated as a ten-percent shareholder, directly or indirectly, of NCPS (in each case, as defined in U.S. Treasury Regulation Section 1.355-7(h)) or (b) which is taken into account for purposes of Code Section 355(e) as a result of pre-Merger actions of

    C&J, or (ii) as consideration to effect a merger with or acquisition of any entity (or affiliate of such entity) included on a list of entities provided by NIL (the "Prohibited Entities List");

  •
  shall not, and shall not permit its subsidiaries to, sell or dispose of any entity that will be a subsidiary of Red Lion after the Merger and is or will be in the chain of ownership that includes NCPS (including NCPS); or

  •
  shall not, and shall not permit any entity that will be a subsidiary of Red Lion after the Merger and is or will be in the chain of ownership that includes NCPS (including NCPS) to, sell, transfer or otherwise dispose of assets (including stock of subsidiaries) that constitute more than 30% of the consolidated gross assets of NCPS (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of Red Lion debt).

        If Red Lion wishes to take any such restricted action, it may only do so with the consent of NIL, or following receipt of an IRS ruling or an unqualified tax opinion, in each case reasonably acceptable to NIL, to the effect that such action will not affect the status of the U.S. Distributions as tax-free for U.S. federal income tax purposes pursuant to Code Section 355. Red Lion's obligation to indemnify NIL for taxes resulting from a restricted action is not impaired by NIL's receipt of an IRS ruling or acceptance of Red Lion's unqualified tax opinion (in each case, concluding that such action would not adversely affect the tax-free status of the U.S. Distributions) or waiver of either of these requirements with respect to such restricted action.

        In addition to the above restrictions, during the two-year period after completion of the Merger, the Tax Matters Agreement requires that Red Lion consult with NIL prior to Red Lion or any entity in the chain of NCPS ownership (including NCPS) taking the following actions (each, a "consultation action"):

  •
  issuing shares, options, warrants or similar interests (other than any such interests (x) issued to a person for the performance of services as an employee, director, or independent contractor for Red Lion, C&J or any affiliate in a transaction to which Code Section 83 or 421(a) or (b) applies, (y) that are prohibited from being issued as a restricted action described above, or (z) subject to preemptive rights under the Red Lion amended bye-laws);

  •
  merging with or agreeing to be acquired by an entity not on the Prohibited Entities List; and

  •
  amending the memorandum of association, bye-laws or certificate of incorporation, or taking any other action affecting the relative voting rights of the capital stock, of Red Lion or any entity in the chain of NCPS ownership (including NCPS).

        If any of the foregoing consultation actions occurs and causes the U.S. Distributions to be partly or wholly taxable under Code Section 355 and either (i) NIL informed Red Lion that there is a reasonable risk that such action would cause the U.S. Distributions to be taxable, or (ii) the tax is incurred due to the pre-Merger actions of C&J, then Red Lion shall indemnify NIL for such taxes imposed in connection with such action.

The Transition Services Agreements

        NIL and Red Lion will enter into the Nabors Transition Services Agreement and the Red Lion Transition Services Agreement. Under these agreements, NIL and Red Lion will, on a transitional basis, provide to each other certain support services, access to certain shared facilities and other assistance following the completion of the Transactions to facilitate the transition of the C&P Business to Red Lion and the ongoing operations of Nabors.

        The terms of the transition services will vary by service. Each Transition Services Agreement, once effective, shall terminate upon the earlier of (i) the last date on which a party designated as "the provider" under the applicable agreement is obligated to provide services, and (ii) mutual written agreement of both parties to terminate the agreement in its entirety. The party which has been designated as "the recipient" in each of the respective Transition Services Agreements may terminate such agreement with respect to the entirety of any individual service or any portion thereof for any reason or no reason upon 60 days' prior written notice, subject to such terminating party's obligation to pay certain termination charges, or if the party designated as "the provider" in such agreement materially breaches its obligations and the breach is not cured upon 30 days' written notice.

        In addition, a party designated as the provider in the applicable Transition Services Agreement may terminate such agreement with respect to one or more services, in whole but not in part, if the recipient in such agreement has breached any of its material obligations with respect to such service and the breach is not cured upon 30 days' written notice.

        NIL and Red Lion, in their respective roles as the provider under the applicable Transition Services Agreement, will indemnify each other and each other's related parties from liabilities relating to or in connection with the use or provision of any services covered by the applicable Transition Services Agreement to the extent that such liabilities arose out of, relate to or are a consequence of the bad faith, gross negligence or willful misconduct of the party acting as the provider of services.

The Alliance Agreement

        The Alliance Agreement, between Red Lion and NIL, will formally establish Red Lion's and NIL's collective understanding regarding their cooperation in the performance of their respective operations following the completion of the Transactions and the potential to provide complementary services in certain specified circumstances, and provides for certain mutual exclusivity and non-competition obligations.

        The Alliance Agreement sets forth the process whereby Red Lion and NIL will cooperate with respect to procurement processes conducted by third parties where (a) a client has requested that certain drilling services (as provided by NIL) and certain completion and production services (as provided by Red Lion) be bid together as a single service offering by participating bidders (such drilling services and completion and production services, as detailed in the Alliance Agreement, "Drilling Services" and "P&C Services", respectively, and together, "Complementary Services") or (b) the party submitting a bid wishes to include in its bid any of the other party's Complementary Services. This obligation to cooperate under the Alliance Agreement will apply with respect to any country other than (i) Saudi Arabia, (ii) Ecuador, (iii) Argentina and (iv) for a certain period of time, Mexico.

        Where Red Lion or NIL has been invited to participate in a project subject to the cooperation obligations set forth in the Alliance Agreement (each an "Eligible Project"), the party that has been invited to bid (the "Primary Bidding Party") will collaborate with the other party (the "Secondary Bidding Party") in accordance with the Alliance Agreement. With respect to each Eligible Project, the parties will discuss in good faith the applicable bidding requirements, scope and other requirements relating to the Eligible Project, and options for transaction structuring. Except to the extent agreed by the Primary Bidding Party in its sole discretion, the relationship on each Eligible Project shall be between the client and the Primary Bidding Party, with the Secondary Bidding Party acting as the Primary Bidding Party's subcontractor. Each party in the role of Secondary Bidding Party regarding the applicable Eligible Project will not bid or offer to provide Complementary Services regarding such Eligible Project except in collaboration with the Primary Bidding Party, except as otherwise set forth in the Alliance Agreement.

        The Primary Bidding Party will engage the Secondary Bidding Party as part of the bid to provide Complementary Services; provided, however, that there are circumstances in which the Primary Bidding

Party has no obligation to collaborate with the Secondary Bidding Party with respect to an Eligible Project. Those exceptions include the following: (a) the Secondary Bidding Party declines to participate or lacks the authorization or capability to provide the Complementary Services in a manner that complies with all of the client's requirements; (b) the client rejects the Secondary Bidding Party's involvement; (c) the Secondary Bidding Party fails (i) to provide in a timely manner information requested by the Client or (ii) to participate in presentations or submissions necessary to secure the contract; (d) the Secondary Bidding Party proposes Complementary Services (or related terms and conditions) that do not comply with client requirements; (e) the Secondary Bidding Party is not at that time authorized to provide the Complementary Services in the applicable jurisdictions; (f) the Secondary Bidding Party has previously been sanctioned in the applicable jurisdiction for failure to comply with anti-bribery, anti-corruption, occupational safety or import/export (or other trade) regulations; (g) the Secondary Bidding Party fails to respond to Primary Bidding Party requests for information or proposals within deadlines set forth in the Alliance Agreement; or (h) the Primary Bidding Party receives a proposal from a third party to provide Complementary Services for a lower fee than the fees the Secondary Bidding Party is willing to accept.

        The Alliance Agreement will terminate upon the earlier of (i) the fifth anniversary of the effective date of the agreement, and (ii) the first anniversary of the first date NIL beneficially owns less than 15% of the issued and outstanding Red Lion common shares.

        In the event a Secondary Bidding Party competes with the Primary Bidding Party with respect to an Eligible Project for any reason, then upon the Primary Bidding Party's election, the country in which such Eligible Project is located will no longer be considered an eligible country subject to the collaboration requirements set forth in the Alliance Agreement.

        Red Lion will not provide or offer, directly or indirectly, Drilling Services (other than directional drilling services currently developed or currently in development by Red Lion) anywhere in the world except in collaboration with NIL as set out in the Alliance Agreement. Subject to the provisions of the Alliance Agreement relating to acquired businesses or assets (as described below), NIL will not provide or offer, directly or indirectly, P&C Services on land anywhere in the world except in collaboration with Red Lion as set out in the Alliance Agreement; provided, however, that the foregoing restriction on NIL's activities shall not apply regarding any of the following: (i) Saudi Arabia; (ii) Argentina; (iii) Ecuador; (iv) for a certain period of time, Mexico; and (v) heavy workover services performed with drilling rigs. Notwithstanding the foregoing, in no event will either party be prohibited from an acquisition of the business or assets of a third party if such business or assets include an operating segment performing the other party's Complementary Service, so long as (i) the revenues attributed to such operating segment do not constitute 25% or more of the aggregate revenues attributed to the business or assets being acquired during the 12 months preceding the acquisition and (ii) the acquiring party (a) acts in good faith to divest the competitive portion of the acquired business or (b) causes the acquired business not to compete with the other party with respect to Eligible Project procurement processes that commence after the closing date of the acquisition of the business.

        Red Lion and NIL will defend, indemnify, and hold harmless each other and each other's affiliates, officers, directors, employees, successors and permitted assigns from and against any loss, liability (including settlements, judgments, fines and penalties) or costs (including reasonable attorney fees, court costs and other litigation expenses) relating to any action, suit or proceeding (whether civil, criminal, administrative, arbitral, investigative or otherwise) brought by a third party (including by any governmental agency) alleging that Red Lion's or NIL's intellectual property (and use thereof) infringes or misappropriates, or causes the infringement or misappropriation of, the copyright, trademark, patent, trade secrets or other intellectual property rights of a third party, relating to any breach of confidentiality obligations by Red Lion or NIL, or the failure of Red Lion or NIL to comply with certain applicable laws.

        Each of the parties will be liable for direct damages under the Alliance Agreement. Neither party will be liable for consequential damages generally, but each shall be liable for consequential damages that arise out of that party's gross negligence or willful misconduct (in each case to the extent the party claiming such consequential damages has paid amounts to a third party as part of a settlement or judgment). The limitations of liability will not apply with respect to a party's obligation to indemnify the other under the Alliance Agreement.

The Registration Rights Agreement

        The Registration Rights Agreement, between Red Lion and NIL, will govern Red Lion's and NIL's respective rights and obligations with respect to the registration for resale of Red Lion common shares held by NIL following the consummation of the Transactions. Pursuant to the Registration Rights Agreement, Red Lion will be required to prepare and file a shelf registration statement under the Securities Act with the SEC for all of the Red Lion common shares held by NIL and maintain the effectiveness of such shelf registration statement until the date upon which there are no longer any registrable securities outstanding.

        The Registration Rights Agreement will terminate with respect to any holder at such time as such holder does not beneficially own any registrable securities, or if both the effective time of the Merger has not occurred and the Merger Agreement has been terminated in accordance with its terms.

 INFORMATION ABOUT THE PARTIES

Information about Nabors

        Nabors owns and operates the world's largest land-based drilling rig fleet and has one of the largest completion services and workover and well servicing rig fleets in North America. Nabors is a leading provider of offshore platform workover and drilling rigs in the United States and multiple international markets. Nabors provides innovative drilling technology and equipment, directional drilling and comprehensive oilfield services in most of the significant oil and gas markets in the world.

        Nabors' internet address is www.nabors.com. Please note that Nabors' internet address is included in this proxy statement/prospectus as an inactive textual reference only. The information contained on Nabors' website is not incorporated by reference into this proxy statement/prospectus or any future documents that may be filed with the SEC and should not be considered part of this proxy statement/prospectus. NIL makes available on this website, free of charge, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the SEC. These reports are not incorporated by reference. Investors may access these filings in the "Investor Relations" section of Nabors' website.

        For a more detailed description of the business of Nabors, see NIL's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Information about Red Lion

        Red Lion is a direct wholly-owned subsidiary of NIL that currently functions as the holding company for NIL's various subsidiaries, including the subsidiaries that operate the C&P Business. Following the Transactions, Red Lion will continue to own and operate the combined businesses of C&J and the C&P Business, while all of Nabors' other businesses will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. In connection with the Separation, NIL and Red Lion will enter into a number of agreements that will govern the relationship between Nabors and Red Lion following the Separation.

Information about Merger Sub

        Merger Sub is a direct wholly-owned subsidiary of Red Lion. Merger Sub was formed on August 7, 2014 for the purposes of merging with and into C&J in the Merger, with C&J continuing as the surviving corporation and a wholly-owned subsidiary of Red Lion. Merger Sub has not carried on any activities other than in connection with the Merger Agreement.

Information about C&J

        C&J is an independent provider of premium hydraulic fracturing, coiled tubing, wireline and other complementary services with a focus on complex, technically demanding well completions. These services are provided to oil and natural gas exploration and production companies throughout the United States. In addition to C&J's core service offerings, it manufactures, repairs and refurbishes equipment and provides oilfield parts and supplies for third-party companies in the energy services industry, as well as to fulfill its internal needs.

        C&J's internet address is www.cjenergy.com. Please note that C&J's internet address is included in this proxy statement/prospectus as an inactive textual reference only. The information contained on C&J's website is not incorporated by reference into this proxy statement/prospectus or any future documents that may be filed with the SEC and should not be considered part of this proxy statement/prospectus. C&J makes available on this website, free of charge, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the SEC. Investors may access these filings in the "Investor Relations" section of C&J website.

        For a more detailed description of the business of C&J, see C&J's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

 INFORMATION ABOUT RED LION AND THE C&P BUSINESS

Overview

        Red Lion holds substantially all of the assets and liabilities of Nabors, and conducts substantially all the operations of Nabors' business. Red Lion currently owns substantially all of the operating subsidiaries of NIL, including those that operate the C&P Business and the drilling and rig services businesses.

        Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL will separate the C&P Business from Nabors' other businesses prior to the Merger. Red Lion and its subsidiaries will retain the C&P Business, while the remaining businesses of Nabors, including the drilling and rig services businesses, will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Red Lion will no longer have an ownership interest in the businesses retained by Nabors following the Transactions. Accordingly, in connection with the Merger, C&J shareholders will be issued common shares in an entity that, at that time, will own the C&P Business but will not own the drilling and rig services or any of the other businesses currently owned by Red Lion. See "The Transactions—The Separation" beginning on page    . For additional information regarding the drilling and rig services businesses, see "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations of Red Lion" beginning on page    , and NIL's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

        The C&P Business consists of Nabors' existing completion and production services businesses with activities primarily in the United States and Canada, which also currently comprises Nabors' existing Completion Services and Production Services reporting segments. The C&P Business provides completion and production services including technical pumping, down-hole surveying, well servicing, fluid logistics and rental tool services for major and independent oil and natural gas companies operating in the most important oil and natural gas producing regions throughout the United States and Canada. Nabors established the C&P Business in 1999 through the acquisition of Pool Energy Services, and has continued to grow the C&P Business both organically and through a series of strategic acquisitions, including the 2010 acquisition of Superior Well Services, Inc. ("Superior Well"), and the 2013 acquisitions of KVS Transportation, Inc. and D&D Equipment Investments, LLC (collectively, "KVS").

        The C&P Business has established a leadership position in its industry based on the breadth of its service offerings, the quality of its equipment and personnel and its long-standing relationships with customers. The C&P Business provides a broad range of services to its customers across the completion and production phases of an oil or natural gas well. The following table sets forth operating revenue with respect to the C&P Business's operations by geographic area:

	2013	2012	2011
	(In thousands)
U.S.	$1,958,096	$2,313,925	$1,936,936
Canada	118,832	141,863	146,125

Total	$2,076,928	$2,455,788	$2,083,061

        The C&P Business has organized its business into the following two operating segments:

  Completion Services

        The Completion Services segment operated a fleet of 24 pressure pumping crews with a total of 805,000 hydraulic horsepower, 84 cementing units, 42 wireline units and 30 coiled tubing units, as of June 30, 2014. The C&P Business utilizes this equipment to perform hydraulic fracturing services, a part of the well completion process in which water, sand and chemicals are injected under pressure into subsurface formations to stimulate oil and natural gas production. Other services provided by this segment include perforating the well casing in specified producing zones, stimulating and testing these zones and installing down-hole equipment. For the six months ended June 30, 2014 and the year ended December 31, 2013, the C&P Business's Completion Services segment generated 49% and 52% of the C&P Business's revenues, respectively.

        The segment consists of the following service lines:

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  Stimulation Services.  The C&P Business's fluid-based stimulation services include fracturing and acidizing, which are designed to improve the flow of oil and natural gas from producing zones.

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  Cementing Services.  The C&P Business's cementing services consist of blending high-grade cement and water with various solid and liquid additives to create a cement slurry. The additives and the properties of the slurry are designed to ensure the proper pump time, compression strength and fluid loss control and vary depending on the well depth, down-hole temperatures and pressures and formation characteristics. The C&P Business's field engineers develop job design recommendations to achieve desired porosity and bonding characteristics.

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  Down-Hole Surveying Services.  The C&P Business offers two types of down-hole surveying services-logging and perforating. The C&P Business supplies wireline logging services primarily to open-hole markets and perforating services to cased-hole markets.

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  Coiled Tubing Services.  Coiled tubing services involve the use of a continuous metal pipe spooled on a large reel for oil and natural gas well applications, such as wellbore clean-outs, nitrogen jet lifts, through-tubing fishing, formation stimulation utilizing acid, chemical treatments and fracturing. Coiled tubing is also used for a number of horizontal well applications.

        The following table sets forth the type, number and location of the completion services equipment the C&P Business operated at June 30, 2014:

	Frac crews	Cementing units	Wireline units	Coiled tubing units
Ark-La-Tex	—	—	—	—
Rocky Mountains	9	9	10	1
Mid-Continent	1	8	11	—
South Texas	3	7	3	1
Gulf Coast	—	4	—	—
West Texas	6	4	3	12
Northeast	5	40	15	—
West	—	12	—	16

Total	24	84	42	30

  Production Services

        The Production Services segment operated a fleet of 544 workover rigs as of June 30, 2014, which are utilized to perform well maintenance and workover services during the production phase of an oil or natural gas well. Well maintenance services are generally performed on a call-out basis and can be completed within 48 hours. The services include the repair and replacement of pumps, sucker rods, tubing and other mechanical apparatuses at the wellsite that are used to pump or lift hydrocarbons from producing wells. The C&P Business also utilizes its well service rigs to perform plugging services for wells in which the oil and natural gas has been depleted or further production has become uneconomical. Workover services can be utilized to remedy failures, modify well depth and formation penetration to capture hydrocarbons from alternative formations, clean out and recomplete a well when production has declined, repair leaks, or convert a depleted well to an injection well for secondary or enhanced recovery projects. Workovers are typically carried out with a rig that includes standard drilling accessories such as rotary drilling equipment, pumps and tanks for drilling fluids, blowout preventers and other specialized equipment for servicing rigs. The production services segment also operated a fleet of 1,491 fluid services trucks, 5,279 frac tanks and 29 salt water disposal wells as of June 30, 2014, which supply, store, remove and dispose of specialized fluids utilized in completion and workover operations and used in daily operations for producing wells. For the six months ended June 30, 2014 and the year ended December 31, 2013, the C&P Business's production services segment generated 51% and 48% of the C&P Business's revenues, respectively.

        The segment consists of the following service lines:

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  Well Servicing.  The C&P Business provides maintenance, workover, and plug & abandonment services on oil and gas wells.

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  Fluid Hauling.  The fluid services truck units are used to transport water to fill frac tanks on well locations, including frac tanks provided by the C&P Business and others, to transport produced salt water to disposal wells, including injection wells owned by the C&P Business and to transport drilling and completion fluids to and from well locations. Following the completion of fracturing operations by customers, fluid service trucks are used to transport the flowback produced as a result of the fracturing operations from the wellsite to disposal wells.

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  Equipment Rental.  This equipment is used by oilfield operators to store various fluids at the wellsite, including fresh water, brine and acid for frac jobs, flowback, temporary production and mud storage. Frac tanks are used during all phases of the life of a producing well.

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  Salt Water Disposal Wells.  The C&P Business operates a network of permitted salt water disposal wells. These injection wells are licensed by state authorities and are completed in permeable formations below the fresh water table. The C&P Business's transport trucks frequently transport fluids that are disposed of in these salt water disposal wells. The salt water disposal wells are strategically located in close proximity to the producing wells of customers.

        The following table sets forth the type, number and location of the production services equipment the C&P Business operated at June 30, 2014:

	Rigs	Fluid services trucks	Frac tanks	SWD wells
Ark-La-Tex	14	129	304	7
Rocky Mountains	76	75	322	2
Mid-Continent	34	95	448	5
South Texas	28	210	511	3
Gulf Coast	—	—	—	—
West Texas	106	326	1,269	12
Northeast	7	104	597	—
West	181	552	1,828	—
Canada	98	—	—	—

Total	544	1,491	5,279	29

The C&P Business's Strengths

        Nabors believes that the C&P Business is well-positioned to execute its business strategies successfully based on the following strengths:

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  Leading Presence in Key Operating Areas in the United States and Canada.  The C&P Business's leading presence and geographic focus in the United States and Canada provide it with logistical advantages in servicing its customers, including reduced mobilization times and costs and increased flexibility of crew deployment. The C&P Business's broad footprint facilitates redeploying equipment as market conditions change. The C&P Business's operations are focused on regions currently experiencing the highest level of oil and gas activity, including the Rockies, West Texas, South Texas, California and the Northeast United States and can be redeployed as necessary to capture demand. As the focus of North American drilling activity has shifted to oil from natural gas, the C&P Business has increased its market presence in those areas where oil-directed activity has grown, such as the Eagleford, the Permian and the Bakken basins. Nabors believes the C&P Business is among the top providers of pressure pumping services and well servicing in most markets served.

  •
  Diversified Portfolio of Services.  The C&P Business offers a diversified portfolio of services, including stimulation, cementing, coiled tubing, nitrogen, well-servicing, trucking, plug and abandonment, salt water disposal wells, frac tank rental and others. The C&P Business's diverse portfolio provides it with cross-selling opportunities and enables it to compete effectively for the business of customers that are attempting to consolidate their vendor bases. Nabors believes this provides the C&P Business with ample opportunity to expand its business.

  •
  Modern and Highly Capable Equipment Fleet.  The C&P Business has a modern fleet that is optimized for the unconventional basins that are typical in many of the areas it services, including the Rockies and South Texas. The C&P Business continues to upgrade and update its pressure pumping fleet. For instance, the C&P Business plans to update approximately 10% of the horsepower of its fleets including refurbishments and duel fuel, by the end of 2014. As of June 30, 2014, approximately half the fleet of the C&P Business's hydraulic horsepower has been placed into service since the acquisition of Superior Well in 2010. In addition, the C&P Business has also begun deploying more capable well-servicing rigs into applications that demand such equipment and the first natural-gas-capable fleet of frac pumps was deployed into the field in November 2013.

  •
  Strong Relationships with its Customer Base.  The C&P Business benefits from its management's long-standing relationships with many of its customers, and in some instances, it has developed preferred service provider relationships with its customers. The C&P Business's customer base primarily consists of various independent and major oil and natural gas producers which tend to be well-capitalized and often evaluate vendors on the basis of field performance and quality of service, availability and condition of equipment, safety record and pricing, criteria by which it believes it is highly competitive.

  •
  Exceptional Safety Record.  Safety is a critical factor in the customer decision-making process. The C&P Business provides industry-leading performance due to its strong culture of safe operation stemming from training and safety features on equipment.

  •
  Execution of Disciplined Growth Strategy.  The C&P Business has a strong track record of successfully expanding its business both organically and through acquisitions. In recent years, the C&P Business has both introduced new service lines, as well as completed strategic acquisitions.

The C&P Business's Strategies

        Nabors believes the C&P Business's strengths will allow it to develop mutually beneficial, long-term customer relationships. The C&P Business intends to capitalize on its strengths to execute its strategy based on the following objectives:

  •
  Maintain and Expand Market Leadership in Core Completion and Production Services.  Nabors believes the C&P Business is a market leader in many of the regions in which it provides its services and constantly invests in new assets and redeploys and upgrades existing assets as market demand warrants. The C&P Business's growth continues to be focused towards opportunities in its North America target market, which maintain or incrementally improve its market share, margin and cash flow objectives. The C&P Business's strong performance on jobs in the field often leads to expansion opportunities. Since field operating performance is one of its customers' key decision criteria when selecting a service provider, the C&P Business strives to provide services and equipment that perform at standards that exceed those of its competitors.

  •
  Expand Sales to Existing Customers.  Currently, only three of the C&P Business's top 10 customers utilize both its completion and production services operations even though all of these customers require both completion and production services. As a result, Nabors believes the C&P Business has a meaningful opportunity to increase its penetration of customers that are primarily served by only one of these two segments. The C&P Business's current network of facilities gives it a market presence in the major hydrocarbon basins. As a result, by augmenting existing yards, offices, management and systems with additional service lines, the C&P Business can expand its service breadth often without the time and expense normally associated with a greenfield expansion. The C&P Business's services span the needs of a well from completion through end of life. The development of unconventional resources, which has been the primary focus of the C&P Business's customers in recent years, requires increasingly intensive stimulation and related services. In addition to services required to bring wells on production, flowing wells require periodic maintenance and potentially recompletion and workover. Once an operator decides a well is no longer economically viable, the C&P Business provides the services to plug and abandon the well.

  •
  Perform as an Efficient, Low-Cost Service Provider.  The C&P Business maintains an organizational structure and asset base that allows it to be an efficient, low-cost service provider in the industry, which Nabors believes allows the C&P Business to maintain significant operating flexibility and maximize its earnings and cash flow over the entire business cycle. At the same time, the C&P Business continues to realize benefits and expense reductions from combining the completion and production services segments under a single organization. Nabors believes the C&P Business has additional opportunities to integrate field operations and realize reductions to its costs at that level. The C&P Business's broad service portfolio enables it to maintain asset utilization at higher levels than if it were operating in fewer service lines. The C&P Business intends to capitalize on these capabilities to offer competitive prices to its customers, while optimizing its returns on investment by redeploying existing equipment and resources into their highest return opportunities.

Competition

        The industry in which the C&P Business operates is generally competitive due to the large number of market participants. In the C&P Business's geographic markets, Nabors believes price and the availability and condition of equipment are the most significant factors in determining which contractor is awarded a job. Other factors include the availability of trained personnel possessing the required specialized skills, the overall quality of service and safety record and the ability to offer ancillary services.

        Certain competitors are present in more than one of the C&P Business's operating regions, although no one competitor operates in all of these areas. In providing its production services, it competes with Basic Energy Services, Inc., Key Energy Services, Inc., Superior Energy Services, Inc. (formerly Complete Energy Services, Inc.), Forbes Energy Services Ltd. and numerous other competitors having smaller regional or local rig operations. In providing its completion services, the C&P Business competes with large operators such as Halliburton, Baker Hughes, Weatherford International Ltd., Schlumberger Limited and FTS International Services LLC, smaller companies such as RPC, Inc. and other small and mid-sized independent contractors, and major oilfield services companies with operations outside of the United States.

Customers

        The C&P Business's customers include major national and independent oil and gas companies. Two customers individually accounted for 14% and 11%, and 17% and 12% of the C&P Business's consolidated revenues in 2013 and 2012, respectively. Sales are generated by the C&P Business's sales force and through referral from existing customers. The C&P Business monitors closely the financial condition of these customers, their capital expenditure plans and other indications of their drilling, completion and production services or delivering equipment.

Employees

        As of June 30, 2014, the C&P Business employed approximately 7,100 personnel.

Seasonality

        The C&P Business in the United States is subject to seasonal variations as a result of weather conditions, holidays, and shorter daylight hours in the first and fourth quarters. In addition, the completion services located in the Appalachian, Mid-Continent and Rocky Mountain regions of the United States can be adversely affected by seasonal weather conditions, primarily in the spring, as many municipalities impose weight restrictions on the paved roads leading to the C&P Business's jobsites due to the muddy conditions caused by spring thaws. The Canadian operations are subject to seasonal variations as a result of weather conditions and generally experience reduced levels of activity and financial results during the second quarter of each year. The C&P Business's overall financial results reflect the seasonal variations experienced in these operations.

Intellectual Property

        The C&P Business seeks patent and trademark protections for the C&P Business's technology when it deems it prudent, and the C&P Business aggressively pursues protection of these rights. Nabors believes the C&P Business's patents and trademarks are adequate for the conduct of the C&P Business and that no single patent or trademark is critical to its business. In addition, the C&P Business relies to a great extent on the technical expertise and know-how of its personnel to maintain its competitive position.

Insurance

        The C&P Business's operations are subject to many hazards inherent in the workover and well-servicing and pressure pumping industries, including blowouts, cratering, explosions, fires, loss of well control, loss of or damage to the wellbore or underground reservoir, damaged or lost equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental and natural resources damage and damage to the property of others.

        Accidents may occur and the C&P Business may be unable to obtain desired contractual indemnities, and its insurance may prove inadequate in certain cases. The occurrence of an event not fully insured or indemnified against, or the failure or inability of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, insurance may not be available to cover any or all of these risks. Even if available, insurance may be inadequate or insurance premiums or other costs may rise significantly in the future, making insurance prohibitively expensive. The C&P Business expects to continue to face upward pressure in its insurance renewals; its premiums and deductibles may be higher, and some insurance coverage may either be unavailable or more expensive than it has been in the past. Moreover, the C&P Business's insurance coverage generally provides that it assumes a portion of the risk in the form of a deductible or self-insured retention. The C&P Business may choose to increase the levels of deductibles (and thus assume a greater degree of risk) from time to time in order to minimize its overall costs.

Environmental and Other Regulatory Matters

        The C&P Business is significantly affected by stringent and complex federal, state and local laws and regulations governing the emission or discharge of substances into the environment, protection of the environment and worker health and safety. Any failure by the C&P Business to comply with such environmental and occupational health and safety laws and regulations may result in governmental authorities taking actions against its business that could adversely impact its operations and financial condition, including the following:

  •
  issuance of administrative, civil and criminal penalties;

  •
  modification, denial or revocation of permits or other authorizations;

  •
  imposition of limitations on its operations; and

  •
  performance of site investigatory, remedial or other corrective actions.

        As part of its business, the C&P Business handles, transports and disposes of a variety of fluids and substances used by its customers in connection with their oil and natural gas exploration and production activities. The C&P Business also generates and disposes of nonhazardous and hazardous wastes. Such activities are subject to strict regulation for the prevention of oil spills and release of hazardous substances, and can lead to liability for removal costs and natural resource, real or personal property and certain economic damages arising from any spills. The generation, handling, transportation and disposal of these fluids, substances and wastes are regulated by a number of laws, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act, SDWA and analogous state laws. Failure to properly handle, transport or dispose of these materials or otherwise conduct its operations in accordance with these and other environmental laws could expose the C&P Business to liability for governmental penalties, third-party claims, cleanup costs associated with releases of such materials, damages to natural resources and other damages, as well as potentially impair its ability to conduct its operations. Moreover, certain of these environmental laws impose joint and several, strict liability even though the C&P Business's conduct in performing such activities was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties was the basis for such liability. In addition, environmental laws and regulations are subject to frequent change and if existing laws, regulatory requirements or enforcement policies were to change in the future, the C&P Business may be required to make significant unanticipated capital and operating expenditures.

        Changes in environmental laws and regulations may also negatively impact the operations of oil and natural gas exploration and production companies, which in turn could have an adverse effect on the C&P Business. For example, legislation has been proposed from time to time in the U.S. Congress that would reclassify some oil and natural gas production wastes as hazardous wastes under RCRA, which would make the reclassified wastes subject to more stringent and costly handling, disposal and clean-up requirements. In addition, the Outer Continental Shelf Lands Act provides the federal government with broad discretion in regulating the leasing of offshore oil and gas production sites. If existing laws, regulatory requirements or enforcement policies were to change in the future, the C&P Business may be required to make significant unanticipated capital and operating expenditures.

  Hydraulic Fracturing

        The C&P Business's completion services include hydraulic fracturing, a process sometimes used in the completion of oil and gas wells, whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate gas and, to a lesser extent, oil production. Hydraulic fracturing typically is regulated by state oil and natural gas commissions; however, the U.S. Environmental Protection Agency ("EPA") has asserted federal regulatory authority pursuant to the SDWA, over certain hydraulic fracturing activities involving the use of diesel fuel. In 2012, the EPA also promulgated new rules establishing new air emission controls for oil and gas production and natural gas processing operations. More recently, in May 2014, the EPA issued an advanced notice of proposed rulemaking regarding the agency's intent to develop regulations under the Toxic Substances and Control Act related to the disclosure of chemicals used in hydraulic fracturing. The EPA has also indicated an intent to regulate wastewater discharges from hydraulic fracturing under the Clean Water Act and air emissions from hydraulic fracturing under the Clean Air Act, while the Bureau of Land Management has imposed new requirements with respect to hydraulic fracturing conducted on federal land, including the disclosure of chemical additives used. In addition, from time to time legislation has been introduced before the U.S. Congress to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. There has been public opposition to hydraulic fracturing, which could lead to legal changes and additional legislative or regulatory initiatives. In addition, various state and local governments have implemented, or are considering, increased regulatory oversight of hydraulic fracturing through additional permit requirements, operational restrictions, disclosure requirements and temporary or permanent bans on hydraulic fracturing in certain environmentally sensitive areas such as certain watersheds. These rules require, among other things, controlling emissions through flaring until 2015 and thereafter through reduced emissions completions, as well as imposing new requirements on emissions from tanks and other equipment. These rules and any other new laws and regulations regulating completion and production activities could cause operational delays, increased costs of compliance or increased costs in exploration and production for the C&P Business's customers, which could adversely affect its business and the demand for fracturing services.

  Climate Change

        In December 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases ("GHGs") present an endangerment to the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth's atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act including one that requires a reduction in emissions of GHGs from motor vehicles and another that requires certain construction and operating permit reviews for GHG emissions from certain large stationary sources. The EPA has also adopted rules requiring the monitoring and reporting of GHGs from specified GHG emission sources, including, among others, certain oil and natural gas production facilities, on an annual basis. Further, the EPA recently proposed strict regulations with respect to GHG emissions from certain new and existing power plants. In addition to the EPA, the U.S. Congress has from time to time considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions or major producers of fuels, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal. Future or more stringent regulation could dramatically increase operating costs for oil and natural gas companies and could reduce the market for its services by making wells and/or oilfields uneconomical to operate.

        The C&P Business does not currently anticipate that compliance with currently applicable environmental regulations and controls will significantly change its competitive position, capital spending or earnings during 2014. Nabors believes the C&P Business is in material compliance with applicable environmental rules and regulations, and the cost of such compliance is not material to the business or the financial condition of the C&P Business.

 Safety Program

        The C&P Business involves the operation of heavy and powerful equipment which can result in serious injuries to its employees and third parties and substantial damage to property. The C&P Business has comprehensive safety and training programs designed to minimize accidents in the workplace and improve the efficiency of its operations. In addition, many of its larger customers now place greater emphasis on safety and quality management programs of their contractors. The C&P Business believes that these factors will gain further importance in the future. Nabors has directed substantial resources toward employee safety and quality management training programs as well as its employee review process.

        Company-mandated policies and procedures provide the overall framework to ensure its operations minimize the hazards inherent in its work and are intended to meet regulatory requirements, while allowing its field operations to satisfy customer-mandated policies and local needs and practices.

Properties

        The C&P Business leases local office space and owns or leases numerous rig facilities, storage facilities, truck facilities and sales and administrative offices throughout the geographic regions in which it operates. In connection with its fluid management services, the C&P Business operates a number of owned and leased saltwater disposal facilities and brine and freshwater stations. The C&P Business's leased properties are subject to various lease terms and expirations.

        Nabors believes all properties that the C&P Business currently occupies are suitable for their intended uses. Nabors believes that the C&P Business's current facilities are sufficient to conduct its operations. However, the C&P Business continues to evaluate the purchase or lease of additional properties or the consolidation of its properties, as its business requires.

Legal Proceedings

        The C&P Business is, from time to time, involved in routine litigation incidental to its operations. None of the litigation in which the C&P Business is currently involved, individually or in the aggregate, is material to its combined financial condition or results of operations nor is the C&P Business aware of any material pending or contemplated proceedings as of the date of this proxy statement/prospectus.

        Pursuant to the Separation Agreement, any liability arising from or relating to legal proceedings involving the C&P Business prior to the Separation (other than any liabilities arising from or relating to certain legal proceedings as agreed by NIL, Red Lion and C&J) will be retained by NIL, and NIL has agreed to indemnify Red Lion (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses it may incur arising from or relating to such legal proceedings. There can be no assurance that NIL will be able to fully satisfy its indemnification obligations. Moreover, even if Red Lion ultimately succeeds in recovering from NIL any amounts for which Red Lion is held liable, Red Lion may be temporarily required to bear these losses.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF RED LION

        The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with "Selected Historical Consolidated Financial Data of Red Lion," "Unaudited Pro Forma Condensed Combined Financial Information" and the consolidated financial statements and notes thereto appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this proxy statement/prospectus. See "Cautionary Statement Regarding Forward-Looking Statements." Unless the context requires otherwise, the terms "Red Lion," "the Company," "its," "we," "our," "ours" and "us" refer to Nabors Red Lion Limited, a Bermuda exempted company and its subsidiaries, and the term "Nabors" refers to the consolidated group of companies comprising Nabors Industries Ltd., a publicly traded Bermuda exempted company.

 Overview

        Nabors Red Lion Limited is a wholly-owned subsidiary of NIL, and it owns substantially all of the operating subsidiaries of NIL.

        Management operates Nabors and Red Lion as a single enterprise. As the sole shareholder with control of Red Lion, NIL consolidates Red Lion for financial reporting purposes, and NIL holds few significant assets other than through Red Lion. Therefore, the consolidated financial statements of Nabors and Red Lion are substantially similar, and for purposes of the following discussion and analysis, it should be understood that "Red Lion" and "Nabors" refer to the same group of operating entities, except with respect to matters occurring at a future date following the Separation. NIL does not conduct business itself, other than acting as the sole shareholder of Red Lion and certain other entities. Red Lion holds substantially all of the assets and liabilities of Nabors and conducts substantially all the operations of Nabors businesses with no publicly traded equity.

        Pursuant to and in accordance with the terms and conditions of the Separation Agreement, NIL will separate the C&P Business from Nabors' other businesses, and will cause Red Lion and its subsidiaries to retain the C&P Business, while the remaining businesses of Nabors, including the drilling and rig services businesses, will be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. After the Transactions, the drilling and rig services businesses will be owned by Nabors and Red Lion will no longer have an ownership interest in these businesses. In connection with the Merger, C&J shareholders will be issued Red Lion common shares, which at the time, will own the C&P Business but will not own the drilling and rig services or any other business currently owned by Red Lion. See "The Transactions—The Separation" beginning on page      .

        Because this discussion and analysis relates to the consolidated historical financial condition and results of operations of Red Lion as of and for periods occurring prior to the Separation, it addresses revenues, costs, assets and liabilities from businesses that will be retained by Nabors, including the drilling and rig services business. See "Risk Factors—Risks Related to Red Lion After the Transactions—The historical financial information included in this proxy statement/prospectus may not be a reliable indicator of future results."

        Red Lion has grown from a land drilling business centered in the United States and Canada to a global business aimed at optimizing the entire well life cycle, with operations on land and offshore in most of the major oil and gas markets in the world. The majority of our business is conducted through two business lines:

  •
  Drilling & Rig Services.  This business line is comprised of our global drilling rig operations and drilling-related services, consisting of equipment manufacturing, instrumentation optimization software and directional drilling services.

  •
  Completion & Production Services.  This business line is comprised of our operations involved in the completion, life-of-well maintenance and eventual plugging and abandonment of a well. These product lines include stimulation, coiled-tubing, cementing, wireline, workover, well-servicing and fluids management. This business line is substantially the same as the C&P Business, and will be retained by Red Lion and merged with C&J.

        Our business depends, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. A sustained increase or decrease in the price of oil or natural gas could materially impact exploration, development and production activities of our customers and, consequently, our financial position, results of operations and cash flows.

        The spending of our customers is determined principally by their internally generated cash flow and, to a lesser extent, by joint venture arrangements and funding from the capital markets. In our drilling and rig services business line, operations have traditionally been driven by natural gas prices, but the majority of current activity is driven by the price of oil and, to a lesser extent, natural gas liquids from unconventional reservoirs (shales). Activity in our international markets is increasingly driven by the development of natural gas reserves. In our completion and production services business line, operations are primarily driven by oil prices.

        The following table sets forth oil and natural gas price data according to Bloomberg for each of the 12 months ended June 30, 2014 and 2013 and three years ended December 31, 2013, 2012 and 2011:

	Twelve Months Ended June 30,		Increase/ (Decrease)		Year Ended December 31,			Increase/(Decrease)
	2014	2013	2014 to 2013		2013	2012	2011	2013 to 2012		2012 to 2011
	(In thousands, except percentages)
Commodity prices:
Average Henry Hub natural gas spot price ($/mcf)	$4.48	$3.83	$0.65	17%	$3.72	$2.75	$4.00	$0.97	35%	$(1.25)	(31)%
Average West Texas intermediate crude oil spot price ($/barrel)	$101.30	$95.79	$5.51	6%	$98.02	$94.10	$95.05	$3.92	4%	$(0.95)	(1)%

  Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

        Operating revenues and earnings from unconsolidated affiliates totaled $3.2 billion for the six months ended June 30, 2014, representing an increase of $205.9 million, or 7%, as compared to the six months ended June 30, 2013. Adjusted income derived from operating activities and income from continuing operations, net of tax, for the six months ended June 30, 2014 totaled $242.6 million and $125.6 million, respectively, representing an increase of 4% and a decrease of 4%, respectively, as compared to the corresponding 2013 period.

        During the six months ended June 30, 2014, our operating results improved over 2013 as they reflected generally rising crude oil prices. Crude oil prices remain the primary driver of U.S. drilling activity. Our customers' financial results benefit from these higher prices, resulting, we believe, in increased drilling activity and related well-completion activity. Continued resilient crude oil prices could lead to increased domestic drilling activity for the balance of 2014. Although prices of natural gas and natural gas liquids in the United States have increased since early 2012, they remain at levels that negatively impact gas-directed drilling activity, and we believe they would have to increase further in order for our customers to increase their gas-directed drilling activity significantly.

        Our international markets have begun to respond to improving oil prices during the last two years. Several of our international markets have also begun to experience an increase in demand for drilling driven by increasing natural gas prices. Beginning in 2013, we signed agreements for several new and significantly upgraded drilling rigs, for both oil- and gas-directed drilling. Our plans to deploy those rigs during 2014, and the combination of these deployments and day rate increases commencing in 2014 should improve international results beginning in the second half of 2014 and into 2015.

  Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Operating revenues and earnings from unconsolidated affiliates in 2013 totaled $6.2 billion, representing a decrease of $402.3 million, or 6%, over 2012. Adjusted income derived from operating activities and net income from continuing operations for 2013 totaled $564.9 million and $173.6 million, respectively, representing decreases of 39% and 27% when compared to 2012.

        During 2013, our income from continuing operations was negatively impacted by a $208.2 million loss recognized when we repurchased $785.4 million aggregate principal amount of the 9.25% senior notes in September. Excluding this, our operating results in North American drilling and completion operations decreased due to the industry-wide decrease in land drilling activity and overcapacity in the pressure pumping markets. Results from our international operations significantly increased due to the deployment of additional rigs under long-term contracts and the renewal of existing contracts at current market rates.

  Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Operating revenues and earnings from unconsolidated affiliates for 2012 totaled $6.6 billion, representing an increase of $455.4 million, or 7%, over 2011. Adjusted income derived from operating activities for 2012 totaled $922.8 million, representing an increase of 5% over 2011, while net income from continuing operations for 2012 totaled $237.7 million, representing a decrease of 34% over 2011.

        During 2012, our income from continuing operations was negatively impacted by impairments and other charges, including full-cost ceiling test writedowns from an unconsolidated oil and gas joint venture totaling $283.4 million, representing our proportionate share of the writedowns, a $75 million impairment of an intangible asset related to the trade name of Superior Well Services, Inc., a provision for the retirement of long-lived assets totaling $138.7 million in multiple operating segments, a $50.4 million impairment of some coil-tubing rigs and a goodwill impairment totaling $26.3 million. Partially offsetting these charges were $160 million of asset gains, primarily relating to selling our interest in an unconsolidated oil and gas joint venture at the end of 2012. Excluding these items, our operating results improved as a result of increased demand for our services and products due to increased drilling activity in oil- and liquids-rich shale basins and increased well-servicing activity in the United States and Canada. This increase in activity has more than offset the drop in demand from gas-related plays.

  Year Ended December 31, 2011

        Operating revenues and earnings from unconsolidated affiliates for 2011 totaled $6.1 billion, and adjusted income derived from operating activities for 2011 totaled $879.2 million, while net income from continuing operations for 2011 totaled $362.3 million.

        During 2011, our operating results improved primarily due to the incremental revenue and positive operating results from the addition of our Completion Services operating segment beginning in September 2010, increased drilling activity in oil- and liquids-rich shale basins in our drilling operations in both our U.S. lower 48 and Canadian drilling operations and increased well-servicing activity in the United States and Canada. However, our operating results and activity levels were negatively impacted in (i) our U.S. offshore operations in response to uncertainty in the regulatory environment in the Gulf of Mexico, (ii) our Alaskan operations due to key customers' spending constraints and (iii) in our Saudi Arabian operations due to downtime and reduced rates on several jackup rigs.

        The following tables set forth certain information with respect to our reportable segments and rig activity:

	Six Months Ended June 30,
					Year Ended December 31,			Increase/(Decrease)
(In thousands, except percentages and rig activity)			Increase/ (Decrease)
	2014	2013			2013	2012	2011	2013 to 2012		2012 to 2011
	(unaudited)	(unaudited)
Operating revenues and Earnings (losses) from unconsolidated affiliates(1)
Drilling & Rig Services:
U.S.	$1,043,370	$951,902	$91,468	10%	$1,914,786	$2,276,808	$1,999,241	$(362,022)	(16)%	$277,567	14%
Canada	166,482	191,656	(25,174)	(13)%	361,676	429,411	426,455	(67,735)	(16)%	2,956	1%
International	766,320	672,937	93,383	14%	1,464,264	1,265,060	1,104,461	199,204	16%	160,599	15%
Rig Services(2)	305,466	252,351	53,115	21%	516,004	688,310	626,169	(172,306)	(25)%	62,141	10%

Subtotal Drilling & Rig Services(3)	2,281,638	2,068,846	212,792	10%	4,256,730	4,659,589	4,156,326	(402,859)	(9)%	503,263	12%
Completion & Production Services:
Completion Services	504,538	516,154	(11,616)	(2)%	1,074,713	1,462,767	1,237,306	(388,054)	(27)%	225,461	18%
Production Services	533,778	496,173	37,605	8%	1,009,214	1,000,873	849,522	8,341	1%	151,351	18%

Subtotal Completion & Production Services(4)	1,038,316	1,012,327	25,989	3%	2,083,927	2,463,640	2,086,828	(379,713)	(15)%	376,812	18%
Other reconciling items(5)(7)	(116,376)	(83,474)	(32,902)	(39)%	(188,603)	(568,896)	(144,226)	380,293	67%	(424,670)	(294)%

Total	$3,203,578	$2,997,699	$205,879	7%	$6,152,054	$6,554,333	$6,098,928	$(402,279)	(6)%	$455,405	7%

	Six Months Ended June 30,
					Year Ended December 31,			Increase/(Decrease)
(In thousands, except percentages and rig activity)			Increase/ (Decrease)
	2014	2013			2013	2012	2011	2013 to 2012		2012 to 2011
	(unaudited)	(unaudited)
Adjusted income (loss) derived from operating activities(1)(6)
Drilling & Rig Services:
U.S.	$162,471	$147,408	$15,063	10%	$315,496	$509,894	$442,831	$(194,398)	(38)%	$67,063	15%
Canada	26,385	34,413	(8,028)	(23)%	61,193	91,360	89,344	(30,167)	(33)%	2,016	2%
International	98,702	53,950	44,752	83%	177,833	91,226	123,813	86,607	95%	(32,587)	(26)%
Rig Services(2)	17,787	(4,096)	21,883	534%	(3,918)	67,366	55,856	(71,284)	(106)%	11,510	21%

Subtotal Drilling & Rig Services(3)	305,345	231,675	73,670	32%	550,604	759,846	711,844	(209,242)	(28)%	48,002	7%
Completion & Production Services:
Completion Services	(34,216)	24,626	(58,842)	(239)%	51,722	188,518	229,125	(136,796)	(73)%	(40,607)	(18)%
Production Services	60,480	49,485	10,995	22%	102,130	108,835	80,018	(6,705)	(6)%	28,817	36%

Subtotal Completion & Production Services(4)	26,264	74,111	(47,847)	(65)%	153,852	297,353	309,143	(143,501)	(48)%	(11,790)	(4)%
Other reconciling items(7)	(88,981)	(73,311)	(15,670)	(21)%	(139,515)	(134,370)	(141,801)	(5,145)	(4)%	7,431	5%

Total adjusted income derived from operating activities	$242,628	$232,475	$10,153	4%	$564,941	$922,829	$879,186	$(357,888)	(39)%	$43,643	5%

U.S. oil and gas joint venture earnings (losses)	—	—	—	—	—	(289,199)	88,486	289,199	100%	(377,685)	(427)%
Interest expense	(91,113)	(120,284)	29,171	24%	(223,418)	(251,904)	(256,632)	28,486	11%	4,728	2%
Investment income	8,046	94,241	(86,195)	(91)%	96,576	63,137	19,935	33,439	53%	43,202	217%
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(17,256)	(61,637)	44,381	72%	(39,230)	134,313	(467)	(173,543)	(129)%	134,780	n/m (8)
Impairments and other charges	—	—	—	—	(280,491)	(290,260)	(198,072)	9,769	3%	(92,188)	(47)%

Income from continuing operations before income taxes	142,305	144,795	(2,490)	(2)%	118,378	288,916	532,436	(170,538)	(59)%	(243,520)	(46)%
Income tax expense (benefit)	14,688	12,492	2,196	18%	(58,256)	48,254	167,127	(106,510)	(221)%	(118,873)	(71)%
Subsidiary preferred stock dividend	1,984	1,500	484	32%	3,000	3,000	3,000	—	0%	—	0%

Income from continuing operations, net of tax	125,633	130,803	(5,170)	(4)%	173,634	237,662	362,309	(64,028)	(27)%	(124,647)	(34)%
Income (loss) from discontinued operations, net of tax	483	(19,862)	20,345	102%	(11,179)	(67,526)	(97,601)	56,347	83%	30,075	31%

Net income	126,116	110,941	15,175	14%	162,455	170,136	264,708	(7,681)	(5)%	(94,572)	(36)%
Less: Net income attributable to noncontrolling interest	(826)	(5,713)	4,887	86%	(7,180)	(621)	(1,045)	(6,559)	n/m (8)	424	41%

Net income attributable to Red Lion	$125,290	$105,228	$20,062	19%	$155,275	$169,515	$263,663	$(14,240)	(8)%	$(94,148)	(36)%

	Six Months Ended June 30,
					Year Ended December 31,			Increase/(Decrease)
			Increase/ (Decrease)
	2014	2013			2013	2012	2011	2013 to 2012		2012 to 2011
	(unaudited)	(unaudited)
Rig activity:
Rig years:(9)
U.S.	211.0	192.8	18.2	9%	195.0	219.1	214.7	(24.1)	(11)%	4.4	2%
Canada	32.6	28.6	4.0	14%	29.9	34.8	39.8	(4.9)	(14)%	(5.0)	(13)%
International(10)	128.6	124.0	4.6	4%	124.2	119.3	105.3	4.9	4%	14.0	13%

Total rig years	372.2	345.4	26.8	8%	349.1	373.2	359.8	(24.1)	(6)%	13.4	4%

Rig hours:(11)
Production Services	420,732	436,979	(16,247)	(4)%	865,939	853,373	791,956	12,566	1%	61,417	8%
Canada Production Services	70,211	76,829	(6,618)	(9)%	152,747	181,185	184,908	(28,438)	(16)%	(3,723)	(2)%

Total rig hours	490,943	513,808	(22,865)	(4)%	1,018,686	1,034,558	976,864	(15,872)	(2)%	57,694	6%

(1)
All periods present the operating activities of our wholly-owned oil and gas businesses, our previously held equity interests in oil and gas joint ventures in Canada and Colombia and aircraft logistics operations and construction services as discontinued operations.

(2)
Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services. These services represent our other companies that are not aggregated into a separate reportable operating segment.

(3)
Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of ($3.3) million and $4.0 million for each of the six months ended June 30, 2014 and 2013, respectively, and ($0.4) million, $0 million and ($3.1) million for the years ended December 31, 2013, 2012 and 2011, respectively.

(4)
Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $0.3 million for each of the six months ended June 30, 2014 and 2013 and $0.4 million, $0.5 million and $0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(5)
Represents the elimination of inter-segment transactions and unallocated corporate expenses for each of the six months ended June 30, 2014 and 2013, and the elimination of inter-segment transactions and earnings (losses), net from the U.S. unconsolidated oil and gas joint venture, accounted for using the equity method until sold in December 2012, of ($289.2) million and $88.5 million for each of the years ended December 31, 2012 and 2011, respectively.

(6)
Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from the U.S. oil and gas joint venture from the sum of Operating revenues and earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because we believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.

(7)
Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)
Number is so large that it is not meaningful.

(9)
Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)
Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 rig years during each of the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 and 2.1 years during the year ended December 31, 2011.

(11)
Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

Segment Results of Operations

  Drilling & Rig Services

        This business line is comprised of Red Lion's global drilling rig operations and drilling-related services, consisting of equipment manufacturing, instrumentation optimization software and directional drilling services.

	Six Months Ended June 30,
					Year Ended December 31,			Increase/(Decrease)
			Increase/ (Decrease)
	2014	2013			2013	2012	2011	2013 to 2012		2012 to 2011
	(unaudited)	(unaudited)
	(In thousands, except percentages and rig activity)
U.S.
Revenues	$1,043,370	$951,902	$91,468	10%	$1,914,786	$2,276,808	$1,999,241	$(362,022)	(16)%	$277,567	14%
Adjusted income	$162,471	$147,408	$15,063	10%	$315,496	$509,894	$442,831	$(194,398)	(38)%	$67,063	15%
Rig years	211.0	192.8	18.2	9%	195.0	219.1	214.7	(24.1)	(11)%	4.4	2%
Canada
Revenues	$166,482	$191,656	$(25,174)	(13)%	$361,676	$429,411	$426,455	$(67,735)	(16)%	$2,956	1%
Adjusted income	$26,385	$34,413	$(8,028)	(23)%	$61,193	$91,360	$89,344	$(30,167)	(33)%	$2,016	2%
Rig years	32.6	28.6	4.0	14%	29.9	34.8	39.8	(4.9)	(14)%	(5.0)	(13)%
International
Revenues	$766,320	$672,937	$93,383	14%	$1,464,264	$1,265,060	$1,104,461	$199,204	16%	$160,599	15%
Adjusted income	$98,702	$53,950	$44,752	83%	$177,833	$91,226	$123,813	$86,607	95%	$(32,587)	(26)%
Rig years	128.6	124.0	4.6	4%	124.2	119.3	105.3	4.9	4%	14.0	13%
Rig Services
Revenues	$305,466	$252,351	$53,115	21%	$516,004	$688,310	$626,169	$(172,306)	(25)%	$62,141	10%
Adjusted income (loss)	$17,787	$(4,096)	$21,883	534%	$(3,918)	$67,366	$55,856	$(71,284)	(106)%	$11,510	21%

  United States

        Our U.S. drilling segment includes land drilling activities in the lower 48 states, Alaska and offshore operations in the Gulf of Mexico.

        Operating results increased during the six months ended June 30, 2014 compared to the corresponding 2013 period primarily as a result of an increase in drilling activity in the lower 48 states. During the period we deployed nine newbuild PACE® X rigs and deployed eight net existing rigs. Compared to the comparable period of 2013, our average daily revenue per rig in the lower 48 increased, which was partially offset by an increase in our daily operating cost per rig. This net increase was partially offset by decreased drilling activity in offshore operations due to lower utilization of our MODS™ rigs and the impact on results from the sale of four offshore rigs in the Gulf of Mexico.

        Operating results decreased from 2012 to 2013 primarily as a result of an industry-wide decrease in land drilling activity over the latter part of 2012 in response to declines in commodity prices. Throughout 2013, this resulted in both reduced drilling activity and lower dayrates for our lower 48 fleet. Expiring term contracts also contributed to the decrease as contracts were renewed at the lower market prices. These decreases were partially offset by slight improvements in margins and costs for our offshore fleet operating in the Gulf of Mexico.

        Operating results increased from 2011 to 2012 primarily due to higher average dayrates and a slight increase in drilling activity, as well as $39.6 million in revenues recognized that were related to early contract terminations. These increases were partially offset by higher depreciation expense related to new rigs placed into service during 2012.

  Canada

        Operating results decreased during the six months ended June 30, 2014 compared to the corresponding 2013 period primarily due to an unfavorable foreign exchange variance. In addition, revenue was unfavorably impacted by lower average drilling dayrates, partially offset by increased drilling activity. The Canadian dollar weakened approximately 8% against the U.S. dollar year-over-year. This negatively impacted margins, as both revenues and expenses are denominated in Canadian dollars.

        Operating results decreased from 2012 to 2013 also as a result of the industry-wide decrease in land drilling activity, similar to the United States. Strong oil prices and oil-related drilling activities have partially mitigated the impact of the overall natural gas oversupply in North America and the resulting reductions in customer demand for gas drilling.

        Operating results increased slightly from 2011 to 2012 primarily due to higher average dayrates, which offset the decreases in drilling and well-servicing activities. The natural gas oversupply in North America and resulting low natural gas prices decreased customer demand for gas drilling and well-servicing activity in 2012. Reduced natural gas drilling activity was largely offset by increased demand in oil exploration. Strong oil prices increased in oil drilling activity and drilling dayrates, with more demand for larger rigs required to drill long-reach horizontal wells in the shale plays and oil sands.

  International

        Operating results increased during the six months ended June 30, 2014 compared to the corresponding 2013 period primarily as a result of increased drilling activity and higher dayrates from existing land rigs and deployments with higher margins in Saudi Arabia, Argentina, Northern Iraq, Algeria and Colombia. Operating results during the current period were also positively impacted by revenues earned in Venezuela and Iraq. These increases were partially offset by downtime associated with a jackup rig in dry dock in Saudi Arabia.

        Operating results increased from 2012 to 2013 primarily as a result of increases in the utilization of our overall rig fleet and higher average margins from recent rig deployments in Papua New Guinea, Northern Iraq and Abu Dhabi. Results were also impacted by favorable moves on the land rigs, favorable activity on the offshore rigs in Saudi Arabia and overall improvements in operational efficiencies.

        Operating results increased from 2011 to 2012 as a result of increases in utilization of our overall rig fleet albeit at lower margins. Adjusted income derived from operating activities decreased from 2011 to 2012 primarily from the decreases in average dayrates and lower utilization of our jackup rigs in Saudi Arabia and lower offshore activity in Congo. These decreases were partially offset by new activity in Papua New Guinea and increased utilization of rigs in Mexico.

  Rig Services

        Operating results increased during the six months ended June 30, 2014 compared to the corresponding 2013 period primarily due to capital equipment unit sales of Canrig Drilling Technology Ltd. ("Canrig") and higher ROCKIT™ system sales. Our Ryan Directional Services Inc. operations also contributed to these increases from sales of our new aluminum pipe product line. Adjusted income increased primarily due to cost reductions and higher service and rental margins at Canrig.

        Operating results decreased from 2012 to 2013 primarily resulting from reductions to Canrig activities during 2013 compared to 2012 due to lower demand in the U.S. and Canadian drilling markets for top drives, rig instrumentation and data collection services from oil and gas exploration companies, along with lower third-party rental and RigWatchTM units, which generate higher margins.

        Operating results increased from 2011 to 2012 primarily as a result of increased demand in the United States and Canadian drilling markets for top drives, rig instrumentation and data collection services from oil and gas exploration companies and higher third-party rental and RigWatchTM units, which generate higher margins, partially offset by a continued decline in customer demand for our construction services in Alaska.

  Completion & Production Services

        This business line is comprised of our operations involved in the completion, life-of-well maintenance and eventual plugging and abandonment of a well. These product lines include stimulation, coiled-tubing, cementing, wireline, workover, well-servicing and fluids management.

	Six Months Ended June 30,
					Year Ended December 31,			Increase/(Decrease)
			Increase/ (Decrease)
	2014	2013			2013	2012	2011	2013 to 2012		2012 to 2011
	(unaudited)	(unaudited)
	(In thousands, except percentages and rig activity)
Completion Services
Revenues	$504,538	$516,154	$(11,616)	(2)%	$1,074,713	$1,462,767	$1,237,306	$(388,054)	(27)%	$225,461	18%
Adjusted income	$(34,216)	$24,626	$(58,842)	(239)%	$51,722	$188,518	$229,125	$(136,796)	(73)%	$(40,607)	(18)%
Production Services
Revenues	$533,778	$496,173	$37,605	8%	$1,009,214	$1,000,873	$849,522	$8,341	1%	$151,351	18%
Adjusted income	$60,480	$49,485	$10,995	22%	$102,130	$108,835	$80,018	$(6,705)	(6)%	$28,817	36%
Rig hours
U.S.	420,732	436,979	(16,247)	(4)%	865,939	853,373	791,956	12,566	1%	61,417	8%
Canada	70,211	76,829	(6,618)	(9)%	152,747	181,185	184,908	(28,438)	(16)%	(3,723)	(2)%

	490,943	513,808	(22,865)	(4)%	1,018,686	1,034,558	976,864	(15,872)	(2)%	57,694	6%

  Completion Services

        Operating results decreased during the six months ended June 30, 2014, primarily due to the expiration of five multi-year take-or-pay contracts at favorable rates and reduced customer activity caused in part by severe weather in the Northeast and Rocky Mountain operating areas that reduced customer activity.

        Operating results decreased from 2012 to 2013 primarily due to downward pricing pressure across all regions due to continued overcapacity in the pressure pumping market and reduced customer activity in part caused by severe weather in our northern operating areas. During 2013, we suspended some of our stimulation operations in Canada and some of our coil-tubing operations in the United States. We relocated the Canadian assets to the United States.

        Operating revenues increased from 2011 to 2012 primarily due to the increased levels of fracturing activity and associated increase in our assets deployed in the major producing areas in the United States. Adjusted income derived from operating activities decreased from 2011 to 2012 due to lower margins on product sales as a result of higher commodity prices.

  Production Services

        Operating results for our U.S. operations increased during the six months ended June 30, 2014 compared to the corresponding 2013 period, primarily due to incremental operating results from our acquisition of KVS, a trucking and logistics business, during the fourth quarter of 2013. Operating results for our Canadian operations were slightly improved, where the combination of stronger rig hourly rates, and increased rental revenue offset the unfavorable impact of the foreign exchange rate.

        Operating revenues increased from 2012 to 2013 primarily due to our acquisition of KVS. From 2011 to 2012, operating revenues increased primarily due to the mix of higher and lower rate rigs working in our U.S. markets, partially offset by weaker Canadian markets. Our U.S. markets have had higher utilization and increases in rig and truck fleets as well as frac tank counts, despite continued pricing challenges. The decrease in adjusted income from 2012 to 2013 reflects the costs that have increased in rig and truck fleets as a result of capital invested over the past few years to increase those fleets.

Other Financial Information

	Six Months Ended June 30,
					Year Ended December 31,			Increase/(Decrease)
			Increase/ (Decrease)
	2014	2013			2013	2012	2011	2013 to 2012		2012 to 2011
	(unaudited)	(unaudited)
	(In thousands, except percentages)
General and administrative expenses	$267,769	$257,055	$10,714	4%	$513,316	$518,966	$474,628	(5,650)	(1)%	44,338	9%
As a percentage of operating revenue	8.4%	8.6%	(0.2)%	(2)%	8.3%	7.6%	7.9%	0.7%	9%	(0.3)%	(4)%
Depreciation and amortization	564,947	535,575	29,372	5%	1,086,677	1,039,923	918,122	46,754	4%	121,801	13%
Interest expense	91,113	120,284	(29,171)	(24)%	223,418	251,904	256,632	(28,486)	(11)%	(4,728)	(2)%
Investment income	8,046	94,241	(86,195)	(91)%	96,576	63,137	19,935	33,439	53%	43,202	217%
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	17,256	61,637	(44,381)	(72)%	39,230	(134,313)	467	173,543	129%	(134,780)	n/m (1)

(1)
Number is so large that it is not meaningful.

  General and administrative expenses

        General and administrative expenses increased slightly during the six months ended June 30, 2014 compared to the corresponding 2013 period. As a percentage of operating revenues, general and administrative expenses are slightly lower for the 2014 period and consistent with the slight increase in operating revenues during the six months ended June 30, 2014 as compared to the corresponding 2013 period.

        General and administrative expenses decreased slightly from 2012 to 2013 primarily as a result of lower activities and cost-reduction efforts across all business units. As a percentage of operating revenues, general and administrative expenses have increased primarily as a result of the similar drop in operating revenues during 2013.

        General and administrative expenses increased from 2011 to 2012 primarily as a result of an increase in wages to support a higher headcount as a result of increased operations for a majority of our operating segments. As a percentage of operating revenues, general and administrative expenses decreased from 2011 to 2012.

  Depreciation and amortization

        Depreciation and amortization expense increased slightly during the six months ended June 30, 2014 compared to the corresponding 2013 period, as a result of the incremental depreciation expense related to newly constructed rigs which were placed into service during 2013 and the first half of 2014 in the United States, and to a lesser extent, rig upgrades and other capital expenditures made during 2013 and 2014 relating to our drilling and rig services business line in Red Lion's U.S. and international markets.

        Depreciation and amortization expense increased from 2012 to 2013 and from 2011 to 2012 as a result of the incremental depreciation expense from newly constructed rigs placed into service during 2012 and 2013 and rig upgrades and other capital expenditures made since 2012.

  Interest expense

        Interest expense decreased during the six months ended June 30, 2014 compared to the corresponding 2013 periods as a result of the redemption of a portion of the principal amount of our

9.25% senior notes in September 2013, partially offset by the September 2013 issuances of our 2.35% and 5.10% senior notes. During the six months ended June 30, 2014, average interest rates were lower on our outstanding senior notes, revolving credit facility and commercial paper balances as compared to the corresponding 2013 periods.

        Interest expense decreased from 2012 to 2013 primarily as a result of the redemptions of some of our 9.25% senior notes in September 2013 and our 5.375% senior notes in August 2012. During 2013, our overall debt was lower and average interest rates were lower on our outstanding senior notes, revolving credit facility and commercial paper balances as compared to 2012. These reductions were partially offset by the September 2013 issuance of $700 million aggregate principal amount of 2.35% and 5.10% senior notes.

        Interest expense decreased from 2011 to 2012 primarily as a result of the redemption in May 2011 of our remaining 0.94% senior exchangeable notes, aggregate principal amount $1.4 billion, and the redemption in August 2012 of our 5.375% senior notes, aggregate principal amount $275 million. The decrease was partially offset by interest expense increases related to our August 2011 issuance of 4.625% senior notes due September 2021 and interest on larger amounts outstanding on our revolving credit facilities.

  Investment income

        Investment income for the six months ended June 30, 2014 included realized gains of $5.1 million, related to the sale of some of our available-for-sale securities and $3.0 million attributable to interest and dividend income.

        Investment income for the six months ended June 30, 2013 was comprised primarily of realized gains of $88.7 million related to the sale of some of our available-for-sale debt and equity securities. The balance was attributable to interest, dividend income and unrealized gains on the remaining portfolio of investments.

        Investment income during 2013 was $96.6 million and included $89.0 million related to realized gains from short-term and other long-term investments and net gains of $2.5 million from our trading securities. The balance was attributable to $5.1 million in interest and dividend income.

        Investment income during 2012 was $63.1 million and included (i) $41.1 million net in realized gains from our trading securities; (ii) $14.5 million in realized gains from short-term and other long-term investments and (iii) $7.5 million in interest and dividend income from our cash, other short-term and long-term investments.

        Investment income during 2011 was $19.9 million and included (i) $12.9 million in realized gains relating to one of our overseas fund investments classified as long-term investments, (ii) $5.1 million in realized gains from short-term and other long-term investments and (iii) $9.9 million in interest and dividend income from our cash, other short-term and long-term investments. Investment income was partially offset by net unrealized losses of $8.0 million from our trading securities.

  Gains (losses) on sales and disposals of long-lived assets and other income (expense), net

        The losses on sales and disposals of long-lived assets and other income (expense), net for the six months ended June 30, 2014 were $17.3 million, which primarily included net losses on sales and disposals of assets of approximately $13.5 million, currency exchange losses of approximately $0.7 million and increases to our litigation reserves of $3.6 million.

        The losses on sales and disposals of long-lived assets and other income (expense), net for the six months ended June 30, 2013 were $61.6 million, which primarily included our portion of a one-time stock grant valued at $23.0 million, which vested immediately and $15.3 million in cash awarded and paid to Mr. Petrello in connection with the termination of his prior employment agreement. The Chief Executive Officer and certain other executives' compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity's operations. In addition, there were increases to our litigation reserves of $5.6 million, foreign currency exchange losses of approximately $7.0 million and net losses on sales and disposals of assets of approximately $5.3 million.

        The losses on sales and disposals of long-lived assets and other income (expense), net for 2013 were $39.2 million, which was primarily comprised of (i) net losses on sales and disposals of assets of approximately $13.6 million, (ii) increases to litigation reserves of $11.7 million and (iii) foreign currency exchange losses of $8.1 million.

        The gains on sales and disposals of long-lived assets and other income (expense), net for 2012 were $134.3 million, which included net gains on sales and disposals of long-lived assets of approximately $147.5 million, primarily as result of the gain from the sale of our equity interest in Sabine Oil & Gas LLC. These gains were partially offset by (i) increases to our litigation reserves of $4.7 million and (ii) foreign currency exchange losses of approximately $8.3 million.

        The losses on sales and disposals of long-lived assets and other income (expense), net for 2011 were $0.5 million and were primarily comprised of (i) increases to our litigation reserves of $11.3 million, (ii) foreign currency exchange losses of approximately $2.1 million and (iii) a net loss on sales and disposals of long-lived assets of approximately $1.9 million. The net loss was partially offset by a $13.1 million gain recognized in connection with our acquisition of the remaining 50% equity interest of Peak Oilfield Service Company.

  Impairments and Other Charges

	Year Ended December 31,			Increase/(Decrease)
	2013	2012	2011	2013 to 2012		2012 to 2011
	(In thousands, except percentages)
Loss on tendered notes	$208,197	$—	$—	$208,197	100%	$—	—
Provision for retirement of assets	14,044	138,666	98,072	(124,622)	(90)%	40,594	41%
Impairment of long-lived assets	20,000	50,355	—	(30,355)	(60)%	50,355	100%
Termination of employment contract	38,250	—	100,000	38,250	100%	(100,000)	(100)%
Intangible asset impairment	—	74,960	—	(74,960)	(100)%	74,960	100%
Goodwill impairment	—	26,279	—	(26,279)	(100)%	26,279	100%

Total	$280,491	$290,260	$198,072	(9,769)	(3)%	$92,188	47%

        We did not record any impairments for each of the six months ended June 30, 2014 and 2013.

  Loss on tendered notes

        During 2013, we recognized a loss related to the extinguishment of debt in connection with the tender offer for our 9.25% senior notes. In 2013, Nabors completed a cash tender offer for these notes and repurchased $785.4 million aggregate principal amount. We paid the holders an aggregate of approximately $1 billion in cash, reflecting principal, accrued and unpaid interest and prepayment premium and recognized a loss as part of the debt extinguishment.

   Provision for retirement of assets

        During 2013, we recorded a provision for retirement of long-lived assets in multiple operating segments totaling $14.0 million, which reduced the carrying value of some assets to their salvage value. The retirements related to assets in Saudi Arabia and included obsolete top-drives, nonworking trucks, generators, engines and other miscellaneous equipment. The retirements in our Canadian operations included functionally inoperable rigs and other drilling equipment. In our completion and production operations, the retirements related to rigs and vehicles that would require significant repair to return to work and other non-core assets.

        During 2012, we recorded a provision for retirement of long-lived assets in multiple operating segments, including $37.1 million in United States, $33.7 million in Canada, $16.5 million in international and $2.0 million in rig services, all from our drilling and rig services business line. The retirements in this business line included mechanical rigs, a jackup rig and other assets that have become inoperable or functionally obsolete and that we do not believe could be returned to service without significant costs to refurbish.

        Additionally in 2012, we recorded similar provisions for retirement of long-lived assets of $49.4 million in our completion and production services business line. During 2012, we streamlined our operations and consolidated our completion services and production services into this business line, and retired some non-core assets.

        During 2011, we recorded a provision for retirement of long-lived assets totaling $98.1 million in multiple operating segments. This related to the decommissioning and retirement of one jackup rig, 116 land rigs, and a number of rigs and trucks. Our U.S., International and Production Services operations recorded $63.2 million, $26.1 million and $8.9 million, respectively. These assets were deemed to be functionally or economically non-competitive for today's market and are being dismantled for parts and scrap.

        A continued period of lower oil and natural gas prices and their potential impact on our utilization and dayrates could result in the recognition of future impairment charges to additional assets if future cash flow estimates, based upon information then available to management, indicate that the carrying value of those assets may not be recoverable.

  Impairment of long-lived assets

        During 2013, we recognized an impairment of $20.0 million to our fleet of coil-tubing units in our completion and production services business line. Intense competition and oversupply of equipment has led to lower utilization and margins for this product line. When these factors were considered as part of our annual impairment tests on long-lived assets, the sum of the estimated future cash flows, on an undiscounted basis, was less than the carrying amount of these assets. The estimated fair values of these assets were calculated using discounted cash flow models involving assumptions based on our utilization of the assets, revenues and direct costs, capital expenditures and working capital requirements. We believe the fair value estimated for purposes of these tests represents a Level 3 fair value measurement. In 2013, we suspended our coil-tubing operations in the United States. A prolonged period of slow economic recovery could continue to adversely affect the demand for and prices of our services, which could result in future impairment charges for other reporting units due to the potential impact on our estimate of our future operating results.

        During the fourth quarter of 2012, we determined that some of our coil-tubing rigs would not be fully utilized as forecasted, which resulted in a triggering event and required a year-end long-lived asset impairment test. Our year-end impairment test resulted in impairment charges of $17.4 million in our U.S. and $32.9 million in our Canada operations.

        We did not record any impairment of long-lived assets in 2011.

   Termination of employment contract

        During 2013, we recognized a one-time stock grant valued at $23.0 million, which vested immediately, and $15.3 million in cash awarded and paid to Mr. Petrello in connection with the termination of his prior employment agreement. The Chief Executive Officer and certain other executives' compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity's operations.

        During the fourth quarter of 2011, we recorded a provision for a contingent liability that existed on December 31, 2011 related to the change of our Chief Executive Officer that occurred in October 2011. This charge resulted from a potential termination payment to our former Chief Executive Officer, Eugene Isenberg, under the terms of his employment contract. Subsequent to December 31, 2011, Mr. Isenberg elected to forego triggering that payment, and as a result, we did not owe or make the termination payment. During 2012, we made charitable contributions to benefit the needs of our employees and other community-based causes. We contributed one million Nabors common shares to the Nabors Charitable Foundation, a 501(c)(3) organization, in support of this objective. Mr. Isenberg's election to forego triggering the potential payment was accounted for as a capital contribution, net of the charitable contributions described above, during the first quarter of 2012.

  Intangible asset impairment

        During 2012, we recorded an impairment of the trade name of Superior Well Services, Inc. totaling $75.0 million. The trade name of Superior Well Services, Inc. was initially classified as a ten-year intangible asset at the date of acquisition in September 2010. The impairment is a result of the decision to cease using the trade name of Superior Well Services, Inc. to reduce confusion in the marketplace and enhance the Nabors brand.

        There were no intangible asset impairments in 2013 or 2011.

  Goodwill impairment

        During 2012, we recognized the impairment of goodwill associated with our U.S. and international drilling operations. The impairments were deemed necessary due to the prolonged uncertainty of utilization of some of our rigs as a result of changes in our customers' plans for future drilling operations in the Gulf of Mexico and our international markets. A prolonged period of lower natural gas prices or changes in laws and regulations could continue to adversely affect the demand for and prices of our services, which could result in future goodwill impairment charges for other reporting units due to the potential impact on our estimate of future operating results.

        There were no goodwill impairments in 2013 or 2011.

Income tax rate

	Six Months Ended June 30,				Year Ended December 31,
								Increase/(Decrease)
			Increase/ (Decrease)
	2014	2013			2013	2012	2011	2013 to 2012		2012 to 2011
	(unaudited)	(unaudited)
Effective income tax rate from continuing operations	10.3%	8.6%	1.7%	20%	(49.2)%	16.7%	31.4%	(65.9)%	(395)%	(14.7)%	(47)%

        The change in our effective tax rate for each of the periods presented results mainly from the proportion of income generated in the United States versus other countries where we operate. Income generated in the United States is generally taxed at a higher rate than other jurisdictions.

        The effective tax rate for 2013 resulted mainly from the loss on the tendered notes.

        We are subject to income taxes in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. One of the most volatile factors in this determination is the relative proportion of our income or loss being recognized in high-versus low-tax jurisdictions. In the ordinary course of our business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We are regularly audited by tax authorities. Although we believe our tax estimates are reasonable, the final outcome of tax audits and any related litigation could be materially different than what is reflected in our income tax provisions and accruals. The results of an audit or litigation could materially affect our financial position, income tax provision, net income or cash flows.

        Various bills have been introduced in the U.S. Congress that could reduce or eliminate the tax benefits associated with Nabors' 2002 reorganization as a Bermuda company. Legislation enacted by the U.S. Congress in 2004 provides that a corporation reorganizing in a foreign jurisdiction on or after March 4, 2003 be treated as a domestic corporation for U.S. federal income tax purposes. There has been and we expect that there may continue to be legislation proposed by the U.S. Congress from time to time which, if enacted, could limit or eliminate the tax benefits associated with Nabors' reorganization.

        Because we cannot predict whether legislation will ultimately be adopted, no assurance can be given that the tax benefits associated with Nabors' reorganization will ultimately accrue to the benefit of the company and its shareholders. It is possible that future changes to the tax laws (including tax treaties) could impact our ability to realize the tax savings recorded to date as well as future tax savings resulting from Nabors' reorganization.

  Assets Held-for-Sale

	June 30,	December 31,
(In thousands)	2014	2013	2012
	(unaudited)
Oil and Gas	$233,163	$239,936	$377,625
Other Rig Services	—	3,328	6,232

	$233,163	$243,264	$383,857

  Oil and Gas Properties

        The carrying value of our assets held for sale represents the lower of carrying value or fair value less costs to sell. We continue to market these properties at prices that are reasonable compared to current fair value.

        We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing. In December 2013, we entered into agreements to restructure these contracts, assigning a portion of the obligation to third parties and reducing our future payment commitments. As of June 30, 2014, our undiscounted contractual commitments for these contracts approximated $139.2 million and we had liabilities of $63.1 million, $28.8 million of which were classified as current and were included in accrued liabilities. As of December 31, 2013, our undiscounted contractual commitments for these contracts approximated $171.2 million, and we had liabilities of $113.6 million, $64.4 million of which were classified as current and are included in accrued liabilities. The amounts at each balance sheet date represented our best estimate of the fair value of the excess capacity of the pipeline commitments calculated using a discounted cash flow model, when considering our disposal plan, current production levels, natural gas prices and expected utilization of the pipeline over the remaining contractual term. Decreases in actual production or natural gas prices could result in future charges related to excess pipeline commitments.

        As of December 31, 2012, we had liabilities of $206.0 million, $69.0 million of which were classified as current and included in accrued liabilities.

  Discontinued Operations

        Our income (loss) from discontinued operations for each operating segment were as follows:

	Six Months Ended June 30,				Year Ended December 31,
											Increase/(Decrease)
			Increase/ (Decrease)
	2014	2013			2013		2012		2011		2013 to 2012		2012 to 2011
	(unaudited)	(unaudited)
					(In thousands, except percentages)
Operating revenues
Oil and Gas	$8,528	$22,039	$(13,511)	(61)%	$25,327		$27,363		$125,654	(1)	$(2,036)	(7)%	$(98,291)	(78)%
Rig Services	$—	$81,758	$(81,758)	(100)%	$127,154		$172,335		$76,584		$(45,181)	(26)%	$95,751	125%
Income (loss) from discontinued operations:
Oil and Gas	$483	$(33,700)	$34,183	(101)%	$(27,396)	(2)	$(66,033)	(3)	(91,394)	(4)	$38,637	59%	$25,361	28%
Rig Services	$—	$13,838	$(13,838)	(100)%	$16,217		$(1,493)	(5)	(6,207)	(5)	$17,710	n/m (6)	$4,714	76%

(1)
Includes approximately $83 million of equity in earnings during 2011 for our proportionate share of Remora Energy International LP's net income, inclusive of the gains recognized for asset sales during 2011.

(2)
Includes impairments during 2013 of $61.5 million to write down the carrying value of some of our wholly-owned oil and gas-centered assets, partially offset by a gain related to our restructure of our future pipeline obligations.

(3)
Includes adjustments during 2012 to increase our pipeline contractual commitments by $128.1 million and other gains and losses related to the sale of our wholly-owned oil and gas-centered assets.

(4)
Includes impairments during 2011 of $255.0 million to write down the carrying value of our wholly-owned oil and gas-centered assets.

(5)
Includes $7.8 million and $7.9 million, respectively, of impairment (a Level 3 measurement) in 2012 and 2011 to our aircraft and logistics assets as a result of the continued downturn in the oil and gas industry in Canada.

(6)
Number is so large that it is not meaningful.

Liquidity and Capital Resources

        We require capital to fund ongoing operations, organic growth initiatives and acquisitions. Our working capital requirements and funding for maintenance capital expenditures, strategic investments and acquisitions have historically been part of the corporate-wide cash management program of Nabors. After the completion of the Transactions, Red Lion will be solely responsible for the provision of funds to finance its working capital, capital programs and other cash requirements.

  Cash Flows

        Our cash flows depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Sustained increases or decreases in the price of oil or natural gas could have a material impact on these activities, and could also materially affect Red Lion's cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures or acquisitions, purchases and sales of investments, issuances and repurchases of debt and, prior to the completion of the Transactions, of Nabors common shares, are within our control and are adjusted as necessary based on market conditions.

        Operating Activities.    Net cash provided by operating activities totaled $841.4 million during the six months ended June 30, 2014, compared to net cash provided by operating activities of $637.9 million during the corresponding 2013 period. Net cash provided by operating activities ("operating cash flows") is our primary source of capital and liquidity. Factors affecting changes in operating cash flows are largely the same as those that impact net earnings, with the exception of non-cash expenses such as depreciation and amortization, depletion, impairments, share-based compensation, deferred income taxes and our proportionate share of earnings or losses from unconsolidated affiliates. Net income (loss) adjusted for non-cash components was approximately $706.0 million and $599.8 million during each of the six months ended June 30, 2014 and 2013, respectively. Additionally, changes in working capital items such as collection of receivables, deferred revenue arrangements, and payments of operating payables can be significant factors affecting operating cash flows. Changes in working capital items contributed $135.4 million and $38.1 million in cash during each of the six months ended June 30, 2014 and 2013, respectively.

        Net cash provided by operating activities totaled $1.4 billion during 2013, compared to net cash provided by operating activities of $1.6 billion during 2012 and $1.5 billion during 2011. Net income (loss) adjusted for non-cash components was approximately $1.4 billion, $1.6 billion and $1.5 billion in 2013, 2012 and 2011, respectively. Additionally, changes in working capital items such as collection of receivables can be a significant component of operating cash flows. Changes in working capital items used $13.5 million, used $49.5 million and used $32.4 million in cash flows during 2013, 2012 and 2011, respectively.

        Investing Activities.    Net cash used for investing activities totaled $782.9 million during the six months ended June 30, 2014 compared to $342.1 million during the corresponding 2013 period. Our primary use of cash for investing activities is for capital expenditures related to the rig-related enhancements, new construction and equipment, as well as sustaining capital expenditures. During each of the six months ended June 30, 2014 and 2013, we used cash for capital expenditures totaling $862.7 million and $500.4 million, respectively. During the six months ended June 30, 2014, we received $69.3 million from the sale of assets. This was primarily from the sale of non-core assets in a continuation of our efforts to monetize non-core assets and focus on our core business. During the six months ended June 30, 2013, we paid $37.5 million cash to purchase the business of Navigate Energy Services, Inc., and we sold our trading equity securities and some of our available-for-sale equity securities, providing $163.2 million in cash.

        Net cash used for investing activities totaled $815.5 million during 2013 compared to net cash used for investing activities of $1.2 billion in 2012 and $1.9 billion in 2011. Our primary use of cash for investing activities is for capital expenditures related to rig-related enhancements, new construction and equipment, as well as sustaining capital expenditures. During 2013, 2012 and 2011, we used cash for capital expenditures totaling $1.2 billion, $1.5 billion and $2.0 billion, respectively.

        In 2013, cash of $318.9 million was provided in proceeds from sales of our oil and gas assets and other non-core operations.

        In 2013, we used cash of $79.5 million to purchase KVS and $37.5 million to purchase Navigate Energy Services, Inc. We also sold our trading equity securities and some of our available-for-sale debt and equity securities, providing $164.5 million in cash.

        In 2012, cash of $254.5 million was provided in proceeds from sales of our oil and gas assets and equity interests in unconsolidated oil and gas joint ventures.

        Financing Activities.    Net cash used for financing activities was $30.8 million during the six months ended June 30, 2014 compared to $307.8 million during the corresponding 2013 period. During the six months ended June 30, 2014, we issued $111.2 million in commercial paper and repaid $60.0 million on amounts borrowed under our revolving credit facility. During the six months ended June 30, 2013, we issued $295.0 million in commercial paper and repaid $590.0 million on amounts borrowed under our revolving credit facility.

        During 2013, net cash used for financing was $680.0 million. We issued $329.8 million net in commercial paper. Additionally, we received proceeds of $694.3 million (net of financing costs) from the issuance of 2.35% senior notes and 5.10% senior notes and used these proceeds (plus proceeds from our commercial paper and cash on hand) to repurchase $785.4 million aggregate principal amount of our 9.25% senior notes due 2019 for $991.3 million. We also repaid borrowings under our revolving credit facility of $720.0 million during 2013.

        Net cash used for financing activities totaled $260.8 million during 2012, including repayment of $282.4 million, representing principal and accrued interest, of our $275.0 million 5.375% senior notes. Of that amount $30 million, net, of the required cash came from our revolving credit facilities.

        Net cash provided by financing activities was $180.3 million during 2011. During 2011, we drew $1.6 billion from our revolving credit facilities primarily for the redemption of the remaining $1.4 billion of our 0.94% senior exchangeable notes. During 2011, cash was provided from the receipt of $690.4 million in proceeds, net of debt issuance costs, from the issuance by Nabors Delaware of its 4.625% senior notes due September 2021 in August 2011 and was used to repay amounts then outstanding under the revolving credit facilities.

  Future Cash Requirements

        Purchase commitments outstanding as of June 30, 2014 totaled approximately $953.8 million, primarily for rig-related enhancements, new construction and equipment, as well as sustaining capital expenditures, other operating expenses and purchases of inventory. This amount could change significantly based on market conditions and new business opportunities. The level of our outstanding purchase commitments and our expected level of capital expenditures over the next 12 months represent a number of capital programs that are currently underway or planned. These programs will result in an expansion in the number of land drilling rigs, upgrades to our offshore rigs, completion and production services equipment and well-servicing equipment and additions to the technology assets that we own and operate. We expect to be able to reduce the planned expenditures if necessary or increase them if market conditions and new business opportunities warrant it.

        We have historically completed a number of acquisitions and will continue to evaluate opportunities to acquire assets or businesses to enhance our operations. Several of our previous acquisitions were funded through issuance of debt or Nabors common shares. Future acquisitions may be funded using existing cash or by issuing debt or, prior to the completion of the Transactions, Nabors common shares. Such capital expenditures and acquisitions will depend on our view of market conditions and other factors.

        The following table summarizes Red Lion's contractual cash obligations as of December 31, 2013:

	Payments due by Period
	Total	<1 Year	1 - 3 Years		3 - 5 Years		Thereafter
	(In thousands)
Contractual cash obligations:
Long-term debt:
Principal	$3,914,451	$—	$350,000	(1)	$1,474,844	(2)	$2,089,607	(3)
Interest	1,149,950	184,858	369,763		323,247		272,082
Operating leases	58,750	24,689	19,661		6,474		7,926
Purchase commitments(4)	787,821	766,537	21,284		—		—
Employment contracts	21,976	6,449	11,147		4,125		255
Pension funding obligations	1,400	1,400	—		—		—
Transportation and processing contracts(5)	171,150	44,365	44,807		28,024		53,954

(1)
Represents Nabors Delaware aggregate 2.35% senior notes due September 2016

(2)
Represents Nabors Delaware's aggregate 6.15% senior notes due February 2018, commercial paper and amounts drawn on our revolving credit facility which expires November 2017.

(3)
Represents Nabors Delaware's aggregate 9.25% senior notes due January 2019, 5.00% senior notes due September 2020, 4.625% senior notes due September 2021 and 5.10% senior notes due September 2023.

(4)
Purchase commitments include: agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable pricing provisions; and the approximate timing of the transaction.

(5)
We have contracts with pipeline companies to pay specified fees based on committed volume for gas transport and processing, as calculated on a monthly basis.

        During the year ended December 31, 2012, we paid a $12.5 million dividend to our shareholder.

  Financial Condition and Sources of Liquidity

        Our primary sources of liquidity are cash, investments, availability under our revolving credit facility and commercial paper program and cash generated from operations. As of June 30, 2014, we had cash and short-term investments of $485.2 million and working capital of $1.5 billion. As of December 31, 2013, we had cash and short-term investments of $506.3 million and working capital of $1.4 billion. As of June 30, 2014, we had $.9 billion of availability remaining under our $1.5 billion revolving credit facility and commercial paper program.

        We had 11 letter-of-credit facilities with various banks as of June 30, 2014. Availability under these facilities as of June 30, 2014 was as follows:

(In thousands)
Credit available	$573,203
Less: Letters of credit outstanding, inclusive of financial and performance guarantees	331,928

Remaining availability	$241,275

        Our ability to access capital markets or to otherwise obtain sufficient financing is enhanced by our senior unsecured debt ratings as provided by the major credit rating agencies in the United States and our historical ability to access these markets as needed. While there can be no assurances that we will be able to access these markets in the future, we believe that we will be able to access capital markets or otherwise obtain financing in order to satisfy any payment obligation that might arise upon exchange or purchase of our notes and that any cash payment due, in addition to its other cash obligations, would not ultimately have a material adverse impact on our liquidity or financial position. A ratings downgrade could adversely impact our ability to access debt markets in the future, increase the cost of future debt, and potentially require us to post letters of credit for certain obligations.

        Our gross debt to capital ratio was 0.40:1 as of June 30, 2014 and December 31, 2013. Our net debt to capital ratio was 0.37:1 as of June 30, 2014 and December 31, 2013. The gross debt to capital ratio is calculated by dividing (x) total debt by (y) total capital. Total capital is defined as total debt plus shareholder's equity. Net debt is total debt minus the sum of cash and cash equivalents and short-term investments. Neither the gross debt to capital ratio nor the net debt to capital ratio is a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

        Our interest coverage ratio was 8.7:1 as of June 30, 2014 and 7.4:1 as of December 31, 2013. The interest coverage ratio is a trailing 12-month quotient of the sum of (x) operating revenues and earnings (losses) from unconsolidated affiliates, direct costs and general administrative expenses divided by (y) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

        Our current cash and investments, projected cash flows from operations, possible dispositions of non-core assets, revolving credit facility and commercial paper program are expected to adequately finance our purchase commitments, capital expenditures, acquisitions, scheduled debt service requirements, and all other expected cash requirements for the next 12 months. After the completion of the Transactions, however, Red Lion's existing revolving credit facility and commercial paper program will not be immediately available to provide such financing for cash requirements.

Off-Balance Sheet Arrangements (Including Guarantees)

        We are a party to some transactions, agreements or other contractual arrangements defined as "off-balance sheet arrangements" that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers' compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties.

Other Matters

  Recent Accounting Pronouncements

        In April 2014, the Financial Accounting Standards Board ("FASB") issued an Accounting Standards Update ("ASU") relating to the reporting of discontinued operations and the disclosures related to disposals of components of an entity. The core principles address the question around whether the disposal represents a strategic shift, if the operations and cash flows can be clearly distinguished and continuing involvement will no longer preclude a disposal from being presented as discontinued operations. These changes are effective for interim and annual periods that begin after December 15, 2014. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

        In May 2014, the FASB issued an ASU relating to the revenue recognition from contracts with customers that creates a common revenue standard for GAAP and IFRS. The core principle will require recognition of revenue to represent the transfer of promised goods or services to customers in an amount that reflects the consideration, including costs incurred, to which the entity expects to be entitled in exchange for those goods or services. These changes are effective for interim and annual periods that begin after December 15, 2016. Early application is not permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

        In June 2014, the FASB issued an ASU relating to the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The core principle will require the reporting entity to apply existing guidance in Topic 718 relating to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. These changes are effective for interim and annual periods that begin after December 15, 2015. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

   Critical Accounting Estimates

        The preparation of our financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. We analyze our estimates based on our historical experience and various other assumptions that we believe to be reasonable under the circumstances. However, actual results could differ from our estimates. The following is a discussion of our critical accounting estimates. Management considers an accounting estimate to be critical if:

  •
  it requires assumptions to be made that were uncertain at the time the estimate was made; and

  •
  changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated financial position or results of operations.

  Financial Instruments

        Fair value is the price that would be received upon a sale of an asset or paid upon a transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated, or generally unobservable. We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best information available. Accordingly, we employ valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The use of unobservable inputs is intended to allow for fair value determinations in situations where there is little, if any, market activity for the asset or liability at the measurement date. We are able to classify fair value balances utilizing a fair-value hierarchy based on the observability of those inputs. Under the fair-value hierarchy:

  •
  Level 1 measurements include unadjusted quoted market prices for identical assets or liabilities in an active market;

  •
  Level 2 measurements include quoted market prices for identical assets or liabilities in an active market that have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets; and

  •
  Level 3 measurements include those that are unobservable and of a highly subjective nature.

  Depreciation of Property, Plant and Equipment

        The drilling, workover and well-servicing and pressure pumping industries are very capital intensive. Property, plant and equipment represented 71.0% of our total assets as of June 30, 2014, and depreciation constituted 18.4% of our total costs and other deductions for the six months ended June 30, 2014. Property, plant and equipment represented 71.0% of our total assets as of December 31, 2013, and depreciation constituted 18.0% of our total costs and other deductions in 2013.

        Depreciation for our primary operating assets, drilling and workover rigs is calculated based on the units-of-production method. For each day a rig is operating, we depreciate it over an approximate 4,927-day period, with the exception of our jackup rigs which are depreciated over an 8,030-day period, after provision for salvage value. For each day a rig asset is not operating, it is depreciated over an assumed depreciable life of 20 years, with the exception of our jackup rigs, where a 30-year depreciable life is typically used, after provision for salvage value.

        Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, aircraft equipment, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings—10 to 30 years; well-servicing rigs—three to 15 years; marine transportation and supply vessels—10 to 25 years; aircraft equipment—five to 20 years; oilfield hauling and mobile equipment and other machinery and equipment—three to 10 years).

        These depreciation periods and the salvage values of our property, plant and equipment were determined through an analysis of the useful lives of our assets and based on our experience with the salvage values of these assets. Periodically, we review our depreciation periods and salvage values for reasonableness given current conditions. Depreciation of property, plant and equipment is therefore based upon estimates of the useful lives and salvage value of those assets. Estimation of these items requires significant management judgment. Accordingly, management believes that accounting estimates related to depreciation expense recorded on property, plant and equipment are critical.

        There have been no factors related to the performance of our portfolio of assets, changes in technology or other factors indicating that these estimates do not continue to be appropriate. Accordingly, for each of the six months ended June 30, 2014 and 2013 and each of the years ended December 31, 2013, 2012 and 2011, no significant changes have been made to the depreciation rates applied to property, plant and equipment, the underlying assumptions related to estimates of depreciation, or the methodology applied. However, certain events could occur that would materially affect our estimates and assumptions related to depreciation. Unforeseen changes in operations or technology could substantially alter management's assumptions regarding our ability to realize the return on its investment in operating assets and therefore affect the useful lives and salvage values of our assets.

  Impairment of Long-Lived Assets

        As discussed above, the drilling, workover and well-servicing and pressure pumping industry is very capital intensive. We review our assets for impairment annually or when events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the sum of estimated future cash flows, on an undiscounted basis, is less than the carrying amount of the long-lived asset. Impairment charges are recorded using discounted cash flows, which requires the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry. Significant and unanticipated changes to the assumptions could result in future impairments. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment, and an impairment of these assets could result in a material charge on our consolidated statements of income (loss), management believes that accounting estimates related to impairment of long-lived assets are critical.

        Assumptions made in the determination of future cash flows are made with the involvement of management personnel at the operational level where the most specific knowledge of market conditions and other operating factors exists. For each of the six months ended June 30, 2014 and 2013 and each of the years 2013, 2012 and 2011, no significant changes have been made to the methodology utilized to determine future cash flows.

        For an asset classified as held for sale, we consider the asset impaired when its carrying amount exceeds fair value less its cost to sell. Fair value is determined in the same manner as an impaired long-lived asset that is held and used.

        Given the nature of the evaluation of future cash flows and the application to specific assets and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions. A significantly prolonged period of lower oil and natural gas prices could adversely affect the demand for and prices of our services, which could result in future impairment charges.

  Impairment of Goodwill and Intangible Assets

        We review goodwill and intangible assets with indefinite lives for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of such goodwill and intangible assets exceed their fair value. During the second quarter of 2013, we assessed qualitative factors and determined it was necessary to perform the two-step annual goodwill impairment test for all of our reporting units within our operating segments. Our drilling and rig services business line consists of U.S., Canada, international and rig services operating segments. Our rig services operating segment includes Canrig and Ryan Directional Services Inc. Our completion and production services business line consists of completion and production services operating segments. The impairment test involves comparing the estimated fair value of the reporting unit to its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss. This second step compares the implied fair value of the reporting unit's goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess. During 2013, we concluded that all our operating segments' fair values were substantially in excess of their carrying value.

        The fair values calculated in these impairment tests are determined using discounted cash flow models involving assumptions based on our utilization of rigs or other oil and gas service equipment, revenues and earnings from affiliates, as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our discounted cash flow projections for each reporting unit were based on financial forecasts. The future cash flows were discounted to present value using discount rates that are determined to be appropriate for each reporting unit. Terminal values for each reporting unit were calculated using a Gordon Growth methodology with a long-term growth rate of 3%. We believe the fair value estimated for purposes of these tests represent a Level 3 fair value measurement.

        A significantly prolonged period of lower oil and natural gas prices or changes in laws and regulations could continue to adversely affect the demand for and prices of our services, which could result in future goodwill impairment charges for other reporting units due to the potential impact on our estimate of our future operating results.

  Income Taxes

        Deferred taxes represent a substantial liability for Red Lion. For financial reporting purposes, management determines our current tax liability as well as those taxes incurred as a result of current operations yet deferred until future periods. In accordance with the liability method of accounting for income taxes as specified in the Income Taxes Topic of the ASC, the provision for income taxes is the sum of income taxes both currently payable and deferred. Currently payable taxes represent the liability related to our income tax return for the current year, while the net deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities reported on our consolidated balance sheets. The tax effects of unrealized gains and losses on investments and derivative financial instruments are recorded through accumulated other comprehensive income (loss) within equity. The changes in deferred tax assets or liabilities are determined based upon changes in differences between the basis of assets and liabilities for financial reporting purposes and the basis of assets and liabilities for tax purposes as measured by the enacted tax rates that management estimates will be in effect when these differences reverse. Management must make certain assumptions regarding whether tax differences are permanent or temporary and must estimate the timing of their reversal, and whether taxable operating income in future periods will be sufficient to fully recognize any gross deferred tax assets. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for valuation allowances, management has considered and made judgments and estimates regarding estimated future taxable income and ongoing prudent and feasible tax planning strategies. These judgments and estimates are made for each tax jurisdiction where we operate as the calculation of deferred taxes is completed at that level. Under U.S. federal tax law, the amount and availability of loss carryforwards (and certain other tax attributes) are subject to a variety of interpretations and restrictive tests applicable to us. The utilization of these carryforwards could be limited or effectively lost upon certain changes in ownership. Accordingly, although we believe substantial loss carryforwards are available to us, no assurance can be given concerning their realization or whether or not they will be available in the future. These loss carryforwards are also considered in our calculation of taxes for each jurisdiction in which we operate. Additionally, we record reserves for uncertain tax positions that are subject to a significant level of management judgment related to the ultimate resolution of those tax positions. Accordingly, management believes that the estimate related to the provision for income taxes is critical to our results of operations.

        We are subject to income taxes in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly audited by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than that reflected in historical income tax provisions and accruals. An audit or litigation could materially affect our financial position, income tax provision, net income, or cash flows in the period or periods challenged. However, certain events could occur that would materially affect management's estimates and assumptions regarding the deferred portion of our income tax provision, including estimates of future tax rates applicable to the reversal of tax differences, the classification of timing differences as temporary or permanent, reserves recorded for uncertain tax positions and any valuation allowance recorded as a reduction to our deferred tax assets. Management's assumptions related to the preparation of our income tax provision have historically proved to be reasonable in light of the ultimate amount of tax liability due in all taxing jurisdictions.

        Our 2013 provision for income taxes from continuing operations was $58.3 million tax benefit, consisting of $33.0 million of current tax expense and $91.3 million of deferred tax benefit. Changes in management's estimates and assumptions regarding the tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could potentially impact the provision for income taxes and could potentially change the effective tax rate. A 1% change in the effective tax rate from (51.9%) to (50.9%) would decrease the current year income tax benefit by approximately $1.1 million.

  Litigation and Self-Insurance Reserves

        Our operations are subject to many hazards inherent in the drilling, workover and well-servicing and pressure pumping industries, including blowouts, cratering, explosions, fires, loss of well control, loss of or damage to the wellbore or underground reservoir, damaged or lost drilling equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental and natural resources damage and damage to the property of others. Our offshore operations are also subject to the hazards of marine operations including capsizing, grounding, collision and other damage from hurricanes and heavy weather or sea conditions and unsound ocean bottom conditions. Our operations are subject to risks of war, civil disturbances and other political events.

        Accidents may occur, we may be unable to obtain desired contractual indemnities, and Red Lion's insurance may prove inadequate in certain cases. There is no assurance that our insurance or indemnification agreements will adequately protect us against liability from all of the consequences of the hazards described above. Moreover, our insurance coverage generally provides that we assume a portion of the risk in the form of a deductible or self-insured retention.

        Based on the risks discussed above, it is necessary for us to estimate the level of our liability related to insurance and record reserves for these amounts in our consolidated financial statements. Reserves related to self-insurance are based on the facts and circumstances specific to the claims and our past experience with similar claims. The actual outcome of self-insured claims could differ significantly from estimated amounts. We maintain actuarially determined accruals in our consolidated balance sheets to cover self-insurance retentions for workers' compensation, employers' liability, general liability and automobile liability claims. These accruals are based on certain assumptions developed utilizing historical data to project future losses. Loss estimates in the calculation of these accruals are adjusted based upon actual claim settlements and reported claims. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable in light of the actual amount of claims paid.

        Because the determination of our liability for self-insured claims is subject to significant management judgment and in certain instances is based on actuarially estimated and calculated amounts, and because such liabilities could be material in nature, management believes that accounting estimates related to self-insurance reserves are critical.

        During each of the six months ended June 30, 2014 and 2013 and each of the years 2013, 2012 and 2011, no significant changes were made to the methodology used to estimate insurance reserves. For purposes of earnings sensitivity analysis, if the December 31, 2013 reserves were adjusted by 10%, total costs and other deductions would change by $18.2 million, or 0.3%.

  Fair Value of Assets Acquired and Liabilities Assumed

        We have completed a number of acquisitions in recent years. In conjunction with our accounting for these acquisitions, it was necessary for us to estimate the values of the assets acquired and liabilities assumed in the various business combinations using various assumptions. These estimates may be affected by such factors as changing market conditions, technological advances in the industry or changes in regulations governing the industry. The most significant assumptions, and the ones requiring the most judgment, involve the estimated fair values of property, plant and equipment, and the resulting amount of goodwill, if any. Unforeseen changes in operations or technology could substantially alter management's assumptions and could result in lower estimates of values of acquired assets or of future cash flows. This could result in impairment charges being recorded in our consolidated statements of income. As the determination of the fair value of assets acquired and liabilities assumed is subject to significant management judgment and a change in purchase price allocations could result in a material difference in amounts recorded in our consolidated financial statements, management believes that accounting estimates related to the valuation of assets acquired and liabilities assumed are critical.

        The determination of the fair value of assets and liabilities is based on the market for the assets and the settlement value of the liabilities. These estimates are made by management based on our experience with similar assets and liabilities. During each of the six months ended June 30, 2014 and 2013 and each of the years 2013, 2012 and 2011, no significant changes were made to the methodology utilized to value assets acquired or liabilities assumed. Our estimates of the fair values of assets acquired and liabilities assumed have proved to be reliable in the past.

        Given the nature of the evaluation of the fair value of assets acquired and liabilities assumed and the application to specific assets and liabilities, it is not possible to reasonably quantify the impact of changes in these assumptions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information (the "unaudited pro forma statements") combines the historical financial statements of C&J and Red Lion after giving effect to (i) the Separation and certain Merger-related transactions between Nabors and Red Lion; (ii) the payment of approximately $938 million to Nabors in connection with the repayment of Intercompany Notes; and (iii) the Merger using the acquisition method of accounting for a reverse acquisition and incorporating preliminary estimates, assumptions and pro forma adjustments as described in the accompanying notes to the unaudited pro forma statements.

        The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on June 30, 2014, and the unaudited pro forma condensed combined statements of operations are presented as if the Merger had occurred on January 1, 2013.

        The unaudited pro forma statements were prepared using: (i) C&J's consolidated financial statements for the year ended December 31, 2013, which have been incorporated by reference into this proxy statement/prospectus; (ii) the historical consolidated financial statements of Red Lion for the year ended December 31, 2013, which are included elsewhere in this proxy statement/prospectus; (iii) C&J's consolidated financial statements as of and for the six months ended June 30, 2014, which have been incorporated by reference into this proxy statement/prospectus; and (iv) the historical consolidated financial statements of Red Lion as of and for the six months ended June 30, 2014, which are included elsewhere in this proxy statement/prospectus.

        C&J, NIL and Red Lion have determined that C&J will be the accounting acquirer in the Merger based on the facts and circumstances outlined in "The Transactions—Accounting Treatment." Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to the C&P Business. In arriving at the estimated fair market values, C&J and NIL have considered the appraisal of an independent appraisal firm which was based on a preliminary and limited review of the assets related to the C&P Business. Following the effective date of the Merger, C&J expects to complete the purchase price allocation after considering the appraisal of the C&P Business assets at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

        The pro forma Red Lion Post-Separation amounts reflect various elements of the Transactions, including the separation of Nabors' C&P Business from its other businesses, the result of which is that Red Lion Post-Separation retains substantially all of the C&P Business while all other Nabors' businesses will be transferred to other NIL subsidiaries. Additionally, these adjustments reflect the removal of certain C&P Business assets and liabilities which are to be retained by Nabors at closing of the Merger, including (i) cash, (ii) debt and (iii) receivable and payable balances due from/to other NIL subsidiaries and affiliates. Certain expenses reflected in the Red Lion Post-Separation amounts are an allocation of corporate expenses from other Nabors' affiliates. These expenses include, but are not limited to, centralized Nabors' support functions such as legal, accounting, tax, treasury, internal audit, information technology and human resources, as well as interest expense. The actual costs that may have been incurred if it had operated as a standalone company would be dependent on a number of factors including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, the Red Lion Post-Separation amounts do not necessarily reflect the financial position and results of operations that would have resulted if it had operated as a standalone company during the periods presented.

        C&J is developing a plan to integrate the operations of C&J and the C&P Business after the Merger. In connection with that plan, management anticipates that certain non-recurring charges, such as operational relocation expenses, employee severance costs, asset impairments, product rebranding and consulting expenses, will be incurred in connection with this integration. Management cannot identify the timing, nature and amount of such charges as of the date of this proxy statement/prospectus. However, any such charge could affect the future results of the combined company in the period in which such charges are incurred. The unaudited pro forma statements do not include the effects of the costs associated with any restructuring or other integration activities resulting from the Merger. The unaudited pro forma statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Merger.

        The unaudited pro forma statements should be read in conjunction with the separate historical financial statements and accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of C&J that are incorporated by reference in this proxy statement/prospectus and of Red Lion that are included herein and the information under "Management's Discussion and Analysis of the Consolidated Financial Condition and Results of Operations of Red Lion."

        The unaudited pro forma statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2014
(in thousands)

			Pro Forma
	Historical
			The Separation(a)	Red Lion Post-Separation			C&J Combined
	C&J	Red Lion			Adjustments
Current assets:
Cash and cash equivalents	$19,315	$409,789	$(409,789)	$—	$17,522	(c)	$36,837
Short-term investments	—	75,386	(75,386)	—	—		—
Assets held for sale	—	233,163	(233,163)	—	—		—
Accounts receivable, net	228,166	1,448,511	(1,007,664)	440,847	—		669,013
Inventory, net	75,951	216,444	(181,917)	34,527	—		110,478
Prepaid and other current assets	20,377	336,798	(302,008)	34,790	—		55,167
Deferred tax assets	452	87,354	(74,845)	12,509	—		12,961

Total current assets	344,261	2,807,445	(2,284,772)	522,673	17,522		884,456
Long-term investments and other receivables	—	2,724	(2,724)	—	—		—
Property, plant and equipment, net	662,513	8,832,966	(7,526,546)	1,306,420	158,963	(d)	2,127,896
Other assets:
Goodwill	220,507	512,897	(87,343)	425,554	30,395	(b)	676,456
Intangible assets, net	135,096	42,510	—	42,510	246,490	(e)	424,096
Investment in unconsolidated affiliates	—	60,509	(60,509)	—	—		—
Deposits on equipment under construction	12,231	—	—	—	—		12,231
Deferred financing costs, net	2,108	—	—	—	45,370	(f)	47,478
Other noncurrent assets	7,266	173,755	(161,631)	12,124	—		19,390

Total assets	$1,383,982	$12,432,806	$(10,123,525)	$2,309,281	$498,740		$4,192,003

Current liabilities:
Accounts payable	$151,057	$617,710	$(476,804)	$140,906	$—		$291,963
Accrued expenses	43,209	674,449	(632,713)	41,736	—		84,945
Income taxes payable	—	26,711	(26,747)	(36)	—		(36)
Current portion of long-term debt and capital lease obligations	4,355	207	(207)	—	6,750	(h)	11,105
Affiliate payable	—	167,610	770,390	938,000	(938,000)	(c)	—
Other current liabilities	2,166	—	—	—	—		2,166

Total current liabilities	200,787	1,486,687	(366,081)	1,120,606	(931,250)		390,143
Long-term liabilities:
Deferred tax liabilities	155,337	481,420	(136,901)	344,519	148,753	(g)	648,609
Long-term debt and capital lease obligations	297,589	3,956,290	(3,956,290)	—	1,007,250	(h)	1,304,839
Other long-term liabilities	2,528	597,227	(597,225)	2	—		2,530

Total liabilities	656,241	6,521,624	(5,056,497)	1,465,127	224,753		2,346,121
Stockholders' equity:
Common stock	554	12	—	12	613	(i)	1,179
Additional paid-in capital	263,074	2,540,265	(1,712,441)	827,824	302,225	(i)	1,393,123
Accumulated other comprehensive income	—	189,826	(173,909)	15,917	(15,917)	(i)	—
Retained earnings	464,113	4,115,210	(4,115,210)	—	(12,533)	(i)	451,580
Less: treasury shares at cost	—	(944,627)	944,627	—	—		—

Total stockholders' equity	727,741	5,900,686	(5,056,933)	843,753	274,388		1,845,882
Noncontrolling interest	—	10,496	(10,095)	401	(401)	(i)	—

Total equity	727,741	5,911,182	(5,067,028)	844,154	273,987	(i)	1,845,882

Total liabilities and equity	$1,383,982	$12,432,806	$(10,123,525)	$2,309,281	$498,740		$4,192,003

See accompanying notes to unaudited pro forma condensed combined financial information.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2014
(in thousands, except per share data)

			Pro Forma
	Historical
			The Separation(a)	Red Lion Post-Separation			C&J Combined
	C&J	Red Lion			Adjustments
Revenues and other income	$684,458	$3,211,624	$(2,171,786)	$1,039,838	$—		$1,724,296
Costs and expenses:
Direct costs	498,583	2,128,234	(1,290,528)	837,706	—		1,336,289
Selling, general and administrative expenses	91,306	267,769	(189,865)	77,904	(7,128)	(l)	162,082
Research and development	6,358	—	—	—	—		6,358
Depreciation and amortization	47,244	564,947	(451,774)	113,173	(2,238)	(j)	158,179
(Gain) loss on disposal of assets	(1)	17,256	(13,047)	4,209	—		4,208
Interest expense, net	3,944	91,113	(91,113)	—	41,732	(k)	45,676
Other expense (income), net	(378)	—	—	—	—		(378)

Income (loss) before income taxes	37,402	142,305	(135,459)	6,846	(32,366)		11,882
Income tax expense (benefit)	14,706	14,688	(11,788)	2,900	(12,214)	(m)	5,392
Less: Subsidiary preferred stock dividend	—	1,984	—	1,984	(1,984)	(n)	—

Income (loss) from continuing operations	22,696	125,633	(123,671)	1,962	(18,168)		6,490
Income (loss) from discontinued operations, net of tax	—	483	(483)	—	—		—

Net income (loss) available to shareholders	22,696	126,116	(124,154)	1,962	(18,168)		6,490
Net (income) loss attributable to noncontrolling interest	—	(826)	729	(97)	97	(n)	—

Net income (loss) attributable to common shareholders	$22,696	$125,290	$(123,425)	$1,865	$(18,071)		$6,490

Basic income per common share	$0.42						$0.06

Diluted income per common share	$0.40						$0.05

Weighted average common shares outstanding:
Basic	53,722				62,500	(o)	116,222

Diluted	56,547				63,001	(p)	119,548

See accompanying notes to unaudited pro forma condensed combined financial information.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2013
(in thousands, except per share data)

			Pro Forma
	Historical
			The Separation(a)	Red Lion Post-Separation			C&J Combined
	C&J	Red Lion			Adjustments
Revenues and other income	$1,070,322	$6,248,630	$(4,171,571)	$2,077,059	$—		$3,147,381
Costs and expenses:
Direct costs	738,947	3,987,120	(2,421,213)	1,565,907	—		2,304,854
Selling, general and administrative expenses	136,910	513,316	(349,242)	164,074	—		300,984
Research and development	5,020	—	—	—	—		5,020
Depreciation and amortization	74,703	1,086,677	(880,245)	206,432	11,042	(j)	292,177
(Gain) loss on disposal of assets	527	39,230	(30,628)	8,602	—		9,129
Impairment of long-lived assets	—	280,491	(260,491)	20,000	—		20,000
Interest expense, net	6,550	223,418	(223,418)	—	87,151	(k)	93,701
Other expense, net	(53)	—	—	—	—		(53)

Income before income taxes	107,718	118,378	(6,334)	112,044	(98,193)		121,569
Income tax expense (benefit)	41,313	(58,256)	98,441	40,185	(36,881)	(m)	44,617

Net income (loss)	66,405	176,634	(104,775)	71,859	(61,312)		76,952
Less: Dividends on preferred stock	—	3,000	—	3,000	(3,000)	(n)	—

Income (loss) from continuing operations	66,405	173,634	(104,775)	68,859	(58,312)		76,952
Income (loss) from discontinued operations, net of tax	—	(11,179)	11,179	—	—		—

Net income (loss) available to shareholders	66,405	162,455	(93,596)	68,859	(58,312)		76,952
Net (income) loss attributable to noncontrolling interest	—	(7,180)	6,946	(234)	234	(n)	—

Net income (loss) attributable to common shareholders	$66,405	$155,275	$(86,650)	$68,625	$(58,078)		$76,952

Basic income per common share	$1.25						$0.67

Diluted income per common share	$1.20						$0.65

Weighted average common shares outstanding:
Basic	53,038				62,500	(o)	115,538

Diluted	55,367				62,936	(p)	118,303

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1.  Description of the Merger

        On June 25, 2014, C&J and NIL announced that they had agreed to combine C&J and the C&P Business pursuant to the terms of the Merger Agreement. In connection with the Transactions, NIL and Red Lion have entered into a Separation Agreement, pursuant to which NIL will separate the C&P Business from Nabors' other businesses, all of which are currently indirectly held by Red Lion. NIL will cause Red Lion and its subsidiaries to retain the C&P Business, with the remaining businesses of Nabors to be transferred from Red Lion and its subsidiaries to other NIL subsidiaries. Following the Separation, NIL, Red Lion and C&J will consummate the Merger upon the terms and subject to the conditions of the Merger Agreement. Red Lion's direct wholly-owned subsidiary, Merger Sub, will merge with and into C&J and C&J will survive the Merger as a direct wholly-owned subsidiary of Red Lion.

        In the Merger, each share of C&J common stock (other than shares owned by C&J or Merger Sub) will be converted into the right to receive one Red Lion common share. As a result of and immediately following these transactions, C&J stockholders will own approximately 47% of the issued and outstanding Red Lion common shares and approximately 53% of the issued and outstanding Red Lion common shares will be held by Nabors. Additionally, subsidiaries of Red Lion will issue Intercompany Notes with an aggregate face amount of approximately $938 million to subsidiaries of NIL in connection with the Separation. The Intercompany Notes will be repaid in connection with the closing of the Merger, resulting in a cash payment to Nabors of approximately $938 million. After the Transactions, Red Lion will be a publicly traded company that operates the combined businesses of C&J and the C&P Business. Red Lion's name will be changed to C&J Energy Services Ltd., and it is anticipated that Red Lion common shares will be traded on the NYSE under the ticker symbol "CJES."

        C&J's and Red Lion's obligations to effect the Merger are subject to the satisfaction or, to the extent permitted by law, waiver of certain conditions precedent. For a description of these conditions, see "The Transaction Agreements—The Merger Agreement—Conditions to Completion of the Merger."

Note 2.  Calculation of Purchase Price of the C&P Business

        The following is a preliminary estimate of the purchase price for the C&P Business (in thousands):

Assumption of the Intercompany Notes	$938,000
Stock Consideration:
62,500,000 Red Lion common shares issued to Nabors and valued based on the number of C&J shares required to be issued to produce the same 53%/47% ownership ratio (62,500,000 C&J shares given a 1 for 1 exchange ratio) and using a closing market price per share of C&J on October 28, 2014 of $18.00 per share	1,125,000
Estimated portion of Red Lion replacement restricted stock awards attributable to pre-merger service for 218,997 shares of Nabors restricted stock	4,109
Estimated portion of Red Lion replacement stock option awards attributable to pre-merger service for 371,437 Nabors stock options	2,140

Total estimated purchase price	$2,069,249

        The following is a preliminary estimate of the purchase price allocation (in thousands):

Preliminary estimated allocation of purchase price:
Current assets	$522,673
Property, plant and equipment	1,465,383
Goodwill	455,949
Intangible assets (identifiable)	289,000
Other long-term assets	12,124
Current liabilities	(182,606)
Deferred income taxes	(493,272)
Other long-term liabilities	(2)

Total estimated purchase price	$2,069,249

        For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of the C&P Business at June 30, 2014. The preliminary assessment of fair value resulted in approximately $289 million of identifiable intangible assets, which are expected to have useful lives ranging from 5 to 15 years, and $456 million of goodwill, which will be subject to periodic impairment testing in accordance with GAAP.

        C&J will engage an independent appraisal firm to assist in finalizing the allocation of the C&P Business purchase price. The preliminary assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on appropriate and generally accepted valuation techniques. These and other preliminary estimates may materially differ from the estimates presented herein as additional information becomes available and is assessed by C&J and its independent appraisal firm.

Note 3.  Pro Forma Assumptions and Adjustments

        The following assumptions and adjustments apply to the pro forma statements:

          (a)   To reflect various elements of the Transactions related to the Merger, including the separation of Red Lion's C&P Business from its other businesses, such that Red Lion Post-Separation retains the C&P Business while all other Red Lion businesses will be transferred to other NIL subsidiaries. Additionally, these adjustments reflect the removal of C&P Business assets and liabilities to be retained by Nabors at closing of the Merger, including (i) cash, (ii) debt and (iii) receivable and payable balances due from/to other Nabors subsidiaries and affiliates.

          (b)   To reflect the adjustment to goodwill for the acquisition of the C&P Business based upon the preliminary purchase price allocation as follows:

Total estimated consideration	$2,069,249
Less:
Book value of the C&P Business net assets	844,154
Assumption of the Intercompany Notes	938,000
Adjustments to historical net book value:
Adjust property, plant and equipment to fair value (see note (d))	158,963
Adjust intangible and other long-term assets to fair value (see note (e))	246,490
Adjust deferred tax liabilities as a result of fair value adjustments (see note (g))	(148,753)

Pro forma adjustment to goodwill	$30,395

          (c)   To reflect the adjustment to cash for the assumption and repayment of the Intercompany Notes in connection with the acquisition of the C&P Business, the retirement of C&J outstanding debt, the payment of estimated acquisition-related costs, and the debt issuance costs related to the financing arrangements as follows:

Assumption and repayment of the Intercompany Notes (see note (2))	$(938,000)
Estimated debt issuance costs related to financing arrangements	(47,478)
Estimated acquisition-related transaction costs	(10,425)
Estimated registration costs	(575)
Retirement of C&J debt (see note (h))	(261,000)
Gross proceeds from financing arrangements (see note (h))	1,275,000

Pro forma adjustment to cash	$17,522

          (d)   To reflect a $159 million increase in the C&P Business property, plant and equipment acquired to adjust it to its preliminary estimated fair value of $1.5 billion. Final purchase price allocations may materially differ from the preliminary estimates presented herein.

          (e)   To reflect a $246 million increase in identified intangible assets of the C&P Business to adjust it to its preliminary estimated fair value of $289 million. The preliminary estimate includes customer relationships, developed technology, and non-compete covenants which are expected to have useful lives ranging from 5 to 15 years. Final purchase price adjustments may materially differ from the preliminary estimates presented herein.

          (f)    To reflect a $47.5 million increase in deferred financing costs related to the financing arrangements, partially offset by a $2.1 million decrease in deferred financing costs related to retiring C&J outstanding debt.

          (g)   To reflect the deferred tax liabilities associated with non-deductible fair value adjustments to the C&P Business property, plant and equipment and intangible assets calculated as follows:

Non-deductible fair value adjustments:
C&P Business property, plant and equipment estimated fair value adjustment (see note (d))	$158,963
C&P Business identifiable intangible assets estimated fair value adjustment (see note (e))	246,490

Total non-deductible adjustments	405,453
Estimated deferred tax rate(1)	36.7%

Pro forma adjustment to deferred income taxes	$148,753

(1)
Tax rate was based on an estimate of the blended effective tax rate of the C&P Business.

          Final adjustments to deferred taxes will be based on final purchase price adjustments from an independent appraisal firm and other determined temporary differences between book and tax basis.

          (h)   To reflect the gross proceeds from the financing arrangements and the retirement of C&J debt:

Pro forma adjustment to current portion of long-term debt and capital lease obligations	$6,750

Debt financing arrangements:
Gross proceeds from senior secured term debt	$675,000
Gross proceeds from bridge loan	600,000

Gross proceeds from debt financing arrangements	1,275,000
Current portion of senior secured term debt	(6,750)
Retirement of C&J debt	(261,000)

Pro forma adjustment to debt—long-term debt	$1,007,250

          (i)    To reflect the fair value of stock consideration from the issuance of Red Lion common shares to Nabors, the capital structure of Red Lion as the legal acquirer in a reverse acquisition, the elimination of the C&P Business historical stockholder's equity and noncontrolling interest, and the estimated acquisition-related costs:

Total stock consideration (see note (2))	$1,131,249
Eliminate C&P Business historical stockholder's equity and noncontrolling interest and reflect Red Lion capital structure	(844,154)
Write off deferred financing costs related to retirement of C&J debt	(2,108)
Estimated acquisition-related transaction costs	(10,425)
Estimated registration costs	(575)

Pro forma adjustment to equity	$273,987

          (j)    To reflect depreciation and amortization based on the estimated fair value of the C&P Business assets acquired, partially offset by the elimination of C&P Business depreciation and amortization based on original historical cost:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Depreciation expense related to the fair value of C&P Business property, plant and equipment acquired with an estimated weighted average life of approximately 8 years	$99,840	$195,283
Amortization expense related to the fair value adjustment of C&P Business intangible assets acquired with useful lives ranging from 5 to 15 years	11,095	22,191
Elimination of C&P Business previously recorded depreciation and amortization expense	(113,173)	(206,432)

Pro forma adjustment to depreciation and amortization	$(2,238)	$11,042

          (k)   To reflect additional estimated interest expense from pro forma borrowings under the arranged financing and the elimination of C&J interest expense for retirement of C&J debt at the closing of the Merger:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Interest expense associated with financing arrangements	$45,307	$89,545
Eliminate interest expense associated with the retirement of C&J debt	(3,575)	(6,242)
Write off deferred financing costs related to retirement of C&J debt	—	3,848

Pro forma adjustment to interest expense	$41,732	$87,151

          A 1/8% variance in the variable interest rate would affect interest expense by approximately $0.5 million and approximately $0.9 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.

          (l)    To reflect the elimination of acquisition-related transaction costs included in the historical consolidated statement of operations of C&J for the six months ended June 30, 2014.

          (m)  To reflect income tax expense (benefit) related to income (loss) before income taxes generated by the pro forma adjustments based upon an estimate of the effective tax rate of the combined operations.

          (n)   To reflect the elimination of preferred stock dividends attributable to preferred stockholders of C&P Business and to eliminate earnings attributable to C&P Business noncontrolling interest.

          (o)   To reflect the Red Lion shares issued to Nabors as stock consideration to effect the Merger.

          (p)   To reflect the Red Lion shares issued to Nabors to effect the Merger and the dilutive impact of replacement stock options and restricted stock awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS OF C&J

        The table below sets forth the beneficial ownership of C&J's common stock as of September 24, 2014. The table sets forth the beneficial ownership by the following individuals or entities:

  •
  each person known to C&J that owns more than 5% of the issued and outstanding shares of C&J common stock;

  •
  C&J's named executive officers;

  •
  C&J's directors; and

  •
  all directors and executive officers of C&J as a group.

Name and Address of Beneficial Owner(1)	Aggregate Number of Shares Owned(2)	Acquirable within 60 Days(3)	Percent of Class Outstanding(4)
Capital Research Global Investors(5)	6,581,261	—	12%
General Atlantic LLC(6)	5,248,508	—	9%
BlackRock, Inc.(7)	4,123,727	—	7%
Point72 Asset Management, L.P./ Point72 Capital Advisors, Inc./ Cubist Systematic Strategies, LLC/ Steven A. Cohen(8)	3,603,200	—	6%
T. Rowe Price & Associates, Inc.(9)	3,353,890	—	6%
The Vanguard Group(10)	2,874,808	—	5%
Joshua E. Comstock(11)	5,672,895	2,640,690	10%
Randall C. McMullen, Jr.	1,949,669	1,527,333	3%
Donald J. Gawick	83,538	2,112	*
James H. Prestidge, Jr.	41,727	—	*
Theodore R. Moore	222,132	144,407	*
Darren M. Friedman	19,935	3,667	*
Adrianna Ma(6)	4,850	—	*
Michael Roemer	19,935	3,667	*
H. H. Wommack, III	19,935	3,667	*
C. James Stewart, III	19,935	3,667	*
Executive Officers and Directors as Group (18 persons)	8,717,912	4,645,932	16%

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of C&J common stock shown as beneficially owned, subject to applicable community property laws. As of September 24, 2014, 55,339,023 shares of C&J common stock were issued and outstanding. In computing the number of shares of C&J common stock beneficially owned by a person and the percentage ownership of that person, shares of C&J common stock that are subject to employee stock options or SSARs held by that person that are exercisable on or within 60 days of September 24, 2014 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

*
Represents less than 1% of the outstanding common stock.

(1)
Except as otherwise indicated, the mailing address of each person or entity named in the table is C&J Energy Services, Inc., 3990 Rogerdale Rd., Houston, Texas 77042.

(2)
Reflects the number of shares beneficially held by the named person as of September 24, 2014, with the exception of the amounts reported in filings on Schedule 13G or Schedule 13D (including any amendments thereto), which amounts are based on holdings as of December 31, 2013, or such other date as disclosed in such filings. The number of shares beneficially owned by the named person includes (a) any shares of restricted stock, whether vested or unvested, held by such person and (b) any shares that could be purchased upon the exercise of options held by the named person as of September 24, 2014, or within 60 days after September 24, 2014. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

(3)
Reflects the number of shares that could be purchased upon the exercise of options held by the named person as of September 24, 2014, or within 60 days after September 24, 2014.

(4)
Based on 55,339,023 shares of common stock issued and outstanding as of September 24, 2014. Based on the number of shares owned and acquirable within 60 days at September 24, 2014 by the named person (including (a) any shares of restricted stock, whether vested or unvested, held by such person and (b) any shares that could be purchased upon the exercise of options held by the named person as of September 24, 2014, or within 60 days after September 24, 2014), with the exception of the amounts reported in filings on Schedule 13G or Schedule 13D (including any amendments thereto), which amounts are based on holdings as of December 31, 2013, or such other date as disclosed in such filings.

(5)
As reported on Schedule 13G/A as of December 31, 2013 and filed with the SEC on February 13, 2014. Capital Research Global Investors, a division of Capital Research and Management Company ("CRMC"), is deemed to be the beneficial owner of these securities as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and the securities reported as owned by Capital Research Global Investors are owned by accounts under the discretionary investment management of Capital Research Global Investors. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California, 90071.

(6)
As reported on Schedule 13D/A as of May 20, 2013 and filed with the SEC on May 22, 2013. The shares for which General Atlantic LLC ("GA LLC") is deemed to beneficially own and have shared voting and dispositive control are owned by GAP Coinvestments CDA, L.P. ("GAPCO CDA"), GAP Coinvestments III, LLC ("GAPCO III"), GAP Coinvestments IV, LLC ("GAPCO IV"), General Atlantic Partners 90, L.P. ("GAP LP") and GAPCO GmbH & Co. KG ("GAPCO KG"). GA LLC is the general partner of GAPCO CDA and of General Atlantic GenPar, L.P., which is the general partner of GAP LP. GA LLC is also the managing member of GAPCO III and GAPCO IV. GAPCO Management GmbH ("GAPCO Management") is the general partner of GAPCO KG. GAPCO CDA, GAPCO III, GAPCO IV, GAP LP, and GAPCO KG, (collectively, the "GA Group") are a "group" within the meaning of Rule 13d-5 of the Exchange Act. Ms. Adrianna Ma is a Managing Director of GA LLC, by virtue of which she may be deemed to have shared voting and dispositive control of the shares owned by the GA Group. There are twenty-five managing directors of GA LLC. Ms. Ma disclaims beneficial ownership of such shares owned by the GA Group, except to the extent of her pecuniary interest therein. The address of the GA Group is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut, 06830.

(7)
As reported on Schedule 13G as of December 31, 2013 and filed with the SEC on January 28, 2014. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.

(8)
As reported on Scheduled 13D/A as of September 12, 2014 and filed with the SEC on September 15, 2014. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of (i) Point72 Asset Management, L.P. ("Point72 Asset Management"), Point72 Capital Advisors, Inc. ("Point72 Capital Advisors Inc."), and Mr. Steven A. Cohen may be deemed to beneficially own 3,603,200 shares of C&J common stock, which includes 1,000,000 shares of C&J common stock subject to call options held by an investment fund managed by Point72 Asset Management and

  (ii) each of Cubist Systematic Strategies, LLC ("Cubist Systemic Strategies") and Mr. Cohen may be deemed to beneficially own 4,898 shares of Common Stock. Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systemic Strategies and Mr. Cohen own directly no shares of C&J common stock. The principal business of Point72 Asset Management and Cubist Systematic Strategies is to serve as an investment manager and sub-investment manager, respectively, to a variety of private investment funds and to control the investing and trading in securities by these private investment funds. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Mr. Cohen controls each of Point72 Capital Advisors Inc. and Cubist Systematic Strategies and the principal business of Mr. Cohen is to serve as a principal of Point72 Asset Management, L.P. and other affiliated entities. The address of the principal business office of (i) Point72 Asset Management, L.P., Point72 Capital Advisors Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) Cubist Systematic Strategies is 330 Madison Avenue, New York, NY 10173

(9)
As reported on Schedule 13G/A as of December 31, 2013 and filed with the SEC on February 11, 2014. These securities are owned by various individuals and institutional investors, which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(10)
As reported on Schedule 13G as of December 31, 2013 and filed with the SEC on February 11, 2014. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(11)
Included in the shares indicated as beneficially owned by Mr. Comstock are 971,990 shares owned by Mr. Comstock in his individual capacity, 966,000 shares held by a trust for the benefit of Mr. Comstock, of which Mr. Comstock serves as trustee and of which he may be deemed to be the beneficial owner, 966,000 shares held by a trust for the benefit of Rebecca A. Comstock, of which Mr. Comstock serves as co-trustee and of which he may be deemed to be the beneficial owner, 150,000 shares owned by JRC Investments, LLC, of which Mr. Comstock may be deemed to be the beneficial owner in his capacity as the sole member of JRC Investments, LLC, and 2,503,163 options owned by Mr. Comstock in his individual capacity which are exercisable within 60 days of April 4, 2014.

 DESCRIPTION OF RED LION SHARE CAPITAL

        The following description of share capital summarizes certain provisions of Red Lion's memorandum of association and amended bye-laws as they will be in effect immediately following the Merger. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of Red Lion's memorandum of association and amended bye-laws. Red Lion's amended bye-laws are attached as Annex E to this proxy statement/prospectus, which you are urged to read in their entirety.

General

        Red Lion is an exempted company incorporated under the laws of Bermuda. It is registered with the Registrar of Companies in Bermuda under registration number 42239. It was incorporated on June 8, 2008 under the name Nabors Red Lion Limited. Its registered office is located at Canon's Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.

        Red Lion's objects are unrestricted, and it has the capacity of a natural person. It can therefore undertake activities without restriction on its capacity.

        Since June 26, 2014, other than an increase of authorized share capital of Red Lion from $12,000 to $8.0 million there have been no material changes to Red Lion's share capital, mergers, amalgamations or consolidations of Red Lion or any of its subsidiaries, no material changes in the mode of conducting its business, no material changes in the types of products produced or services rendered and no name changes. There have been no bankruptcy, receivership or similar proceedings with respect to Red Lion or its subsidiaries.

        There have been no public takeover offers by third parties for Red Lion's shares nor any public takeover offers by Red Lion for the shares of another company which have occurred during the last or current financial years.

Share Capital

        Immediately following the consummation of the Merger, Red Lion's authorized share capital will consist of 800 million common shares, par value $0.01 per share, and        undersigned preference shares, par value $0.01 per share. Upon consummation of the Merger, there will be approximately                issued and outstanding common shares, excluding        common shares issuable upon exercise of options granted as of        , and no preference shares issued and outstanding. All of the issued and outstanding Red Lion common shares prior to consummation of the Merger are and will be fully paid, and all of the Red Lion common shares to be issued in connection with the Merger will be issued fully paid.

        Pursuant to Red Lion's amended bye-laws, subject to any resolution of the shareholders to the contrary, the Red Lion board of directors is authorized to issue any of its authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote its shares.

Common Shares

        Other than Nabors, holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by Red Lion's amended bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Immediately following the closing of the Merger, NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Red Lion common shares.

        Red Lion's amended bye-laws provide Nabors with preemptive rights to purchase any newly issued securities of Red Lion, on a pro rata basis to the percentage of all issued and outstanding shares in Red Lion held by Nabors at any given time, up until the later of the termination of the Standstill Period and the two-year anniversary of the closing date of the Merger, subject to such exceptions as described in Red Lion's amended bye-laws.

        In the event of Red Lion's liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in Red Lion's assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

        Pursuant to Bermuda law and Red Lion's amended bye-laws, its board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Red Lion.

Dividend Rights

        Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Under Red Lion's amended bye-laws, each common share is entitled to a dividend if, as and when dividends are declared by its board of directors, subject to any preferred dividend right of the holders of any preference shares.

        Any cash dividends payable to holders of Red Lion common shares listed on the NYSE will be paid to Red Lion's transfer agent in the United States for disbursement to those holders.

Variation of Rights

        If at any time Red Lion has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either with the (i) consent in writing of the holders of 75% of the issued shares of that class, or (ii) sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Red Lion's amended bye-laws specify that the creation or issue of shares ranking equally with existing shares or the purchase or redemption by Red Lion of its shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking in priority to common shares for payment of dividends or with respect to capital, or which confer on the holders voting rights more favorable than those conferred on the shares already in issue will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

        The Red Lion board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that it is not fully paid. The board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as the board of directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in the amended bye-laws (or as near thereto as circumstances admit) or in such other common form as the board of directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share the board of directors may accept the instrument signed only by the transferor.

Meetings of Shareholders

        Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which is referred to as the annual general meeting. However, the members may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any member may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called.

        Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Red Lion's amended bye-laws provide that the president or chairman or a majority of the Red Lion board of directors may convene an annual general meeting or a special general meeting. Under Red Lion's amended bye-laws, at least 10 days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting, or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present throughout the meeting and representing in person or by proxy in excess of one third of the total issued voting shares.

Access to Books and Records and Dissemination of Information

        Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company's memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of a company, minutes of general meetings and a company's audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

 Election and Removal of Directors

        Red Lion's amended bye-laws provide that during the Standstill Period its board of directors shall consist of seven directors; thereafter, its board of directors shall consist of not less than three directors and not more than such maximum as the board of directors may from time to time determine. Upon consummation of the Merger, the Red Lion board of directors will consist of seven directors.

        Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by the board of directors must give notice of the intention to propose the person for election. Where a person is proposed to be elected as a director at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to members or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to members or the date on which public disclosure of the date of the special general meeting was made.

        A director may be removed only by resolution approval by a majority of other directors and only for cause.

Proceedings of Board of Directors

        Red Lion's amended bye-laws provide that its business is to be managed and conducted by its board of directors. Bermuda law permits individual and corporate directors and there is no requirement in Red Lion's amended bye-laws or Bermuda law that directors hold any of its shares. There is also no requirement in Red Lion's amended bye-laws or Bermuda law that its directors must retire at a certain age.

        The remuneration of Red Lion's directors is determined by the board of directors. The directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with Red Lion's business or their duties as directors.

        A director who has a direct or indirect interest in any contract or arrangement with Red Lion must disclose such interest as required by Bermuda law. Such an interested director is not entitled to vote on or participate in any discussion in respect of any such contract or arrangement in which he or she is interested.

Indemnification of Directors and Officers

        Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

        Red Lion's amended bye-laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Red Lion's amended bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits Red Lion to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not Red Lion may otherwise indemnify such officer or director. Red Lion is expected to purchase and maintain a directors' and officers' liability policy for such a purpose.

Amendment of Memorandum of Association and Amended Bye-laws

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Red Lion's amended bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of the Red Lion board of directors and by a resolution of Red Lion shareholders. In the case of certain bye-laws, such as the bye-laws relating to the election and removal of directors, the number of directors, the classes of directors, the term of office of directors, approval of business combinations, amendment of bye-law provisions and changes to the memorandum of association, the required resolutions must include the affirmative vote of at least two thirds of the directors then in office and of at least two thirds of the votes attaching to all shares in issue. Further, in the case of bye-laws relating to the voting on resolutions, the ability to pass resolutions by way of written resolution, the election and removal of directors, the number of directors, the powers of the board of directors and the appointment of officers, the required resolutions must include the affirmative vote of (i) a majority of all directors, (ii) the chairman of Red Lion and (iii) at least 75% of the directors other than the directors elected by Nabors. During the Standstill Period, any amendment of bye-law provisions relating to the election and removal of directors must be approved by a resolution including the affirmative vote of not less than 85% of all of the votes attaching to all shares in issue. Until the later of the termination of the Standstill Period and the two-year anniversary of the closing date of the Merger, any amendment of bye-law provisions relating to Nabors' preemptive rights must be approved by a resolution including the affirmative vote of not less than 85% of the votes attached to all shares in issue.

        In the case of bye-laws relating to the adoption by the board of directors of a rights plan during and upon termination of the Standstill Period, any amendment to such bye-law provisions require the consent of Nabors.

        Finally, in the case of bye-laws relating to a company sale, the rights plan to be adopted by the board of directors within two days of the closing date of the Merger and bye-laws enabling the board of directors to issue rights in connection with a rights plan, the required resolutions must include the affirmative vote of 100% of the votes attaching to all shares in issue.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Business Combinations

        The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Red Lion's amended bye-laws provide that a merger or an amalgamation that is a business combination with an interested shareholder must be approved as described below.

        Red Lion's amended bye-laws contain provisions regarding "business combinations" with "interested shareholders." Pursuant to Red Lion's amended bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by the board of directors and authorized at an annual or special general meeting by the affirmative vote of at least two-thirds of Red Lion's issued and outstanding voting shares that are not owned by the interested shareholder, unless (i) prior to the time that the shareholder becoming an interested shareholder, the Red Lion board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the issued and outstanding Red Lion voting shares at the time the transaction commenced. For purposes of these provisions, "business combinations" include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An "interested shareholder" is a person that beneficially owns 15% or more of issued and outstanding voting shares and any person affiliated or associated with Red Lion that owned 15% or more of the issued and outstanding Red Lion voting shares at any time three years prior to the relevant time.

        Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Suits

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Red Lion's amended bye-laws contain a provision by virtue of which its shareholders waive any claim or right of action that they have, both individually and on its behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Capitalization of Profits and Reserves

        Pursuant to Red Lion's amended bye-laws, its board of directors may capitalize (i) any part of the amount of its share premium or other reserve accounts or any amount credited to its profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders, or (ii) any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent

        A register of holders of the common shares will be maintained by Appleby Services (Bermuda) Limited in Bermuda, and a branch register will also be maintained in the United States.

Untraced Shareholders

        Red Lion's amended bye-laws provide that its board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for seven years from the date when such monies became due for payment. In addition, Red Lion is entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

        Red Lion has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows it to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its common shares.

        Red Lion intends to apply for, and expects to receive, consent from the Bermuda Monetary Authority for the issue and free transferability of all of Red Lion common shares to and between non-residents of Bermuda for exchange control purposes, provided any of Red Lion's shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to Red Lion's performance or its creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of Red Lion's business or for the correctness of any opinions or statements expressed herein. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, Red Lion is not bound to investigate or see to the execution of any such trust.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS BEFORE AND AFTER THE TRANSACTIONS

        The rights of C&J stockholders are governed by Delaware law and C&J's amended and restated certificate of incorporation and second amended and restated bylaws. After the Merger, C&J stockholders will become holders of Red Lion common shares and their rights will be governed by the Companies Act and Red Lion's memorandum of association and amended bye-laws.

        The principal attributes of C&J common stock and Red Lion common shares will be substantially similar; however, there are certain differences between your rights as a stockholder under Delaware law and as a shareholder under Bermuda law, which is largely modeled after the laws of England. In addition, there are certain differences between C&J's amended and restated certificate of incorporation and second amended and restated bylaws and Red Lion's memorandum of association and amended bye-laws. Other than certain restrictions during the Standstill Period, it is our intention that your rights as a stockholder be substantially the same before and after the Merger and, accordingly, any differences which may arise would be as a consequence of the difference between Bermuda and Delaware law. In addition, there are similarities between those actions that constitute violations of the U.S. federal securities laws that would also constitute or give rise to a cause of action under Bermuda law and would therefore result in civil liability on Red Lion or its directors or officers in a suit brought in the Supreme Court of Bermuda. For example, a material untrue statement made without reasonable grounds to believe it to be true made in a document filed as a prospectus for a public offering of securities would give rise to a criminal offense under Bermuda law and could give rise to civil liability on the Bermuda company and its directors or officers to shareholders who purchased the securities in the offering. In addition, any use of any deceptive or manipulative devices by the company or by its officers or directors on behalf of the company in connection with the purchase or sale of the company's securities could give rise to civil liability on the Bermuda company and its directors or officers under Bermuda and U.S. securities laws.

        The amended bye-laws of Red Lion, as they will be in effect immediately following the Merger, are incorporated by reference into this proxy statement/prospectus and attached as Annex E hereto. The amended and restated certificate of incorporation of C&J is included as Exhibit 3.1 to C&J's Registration Statement on Form S-1, filed March 30, 2011. The second amended and restated bylaws of C&J are included as Exhibit 3.1 to C&J's Current Report on Form 8-K, dated February 27, 2012, filed February 29, 2012. The amended and restated certificate of incorporation and the second amended and restated bylaws of C&J are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find Additional Information".

        The following is a comparison of the material rights of holders of C&J common stock and Red Lion common shares.

 COMPARISON OF CORPORATE GOVERNANCE PROVISIONS

PROVISION	RED LION	C&J
BOARD OF DIRECTORS
Size of Board

During the Standstill Period, the board of directors shall consist of seven directors. After the Standstill Period, the board of directors shall consist of not less than three directors nor more than the maximum number of directors as determined by the board of directors from time to time.

Board must contain seven directors.
Classified Board

Directors are divided into three classes, each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain each class as nearly equal as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Directors are not divided into classes. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.
Term of Office

Except for three classes of directors which shall initially hold one, two and three year terms commencing on the closing date of the Merger and expiring at each succeeding annual general meeting, the term of office of each member of the board of directors shall be until the third annual general meeting following his or her election.

Directors shall hold their offices for such term to which they are elected.
Vacancies

Any vacancy among directors of any class, including a vacancy that results from an increase in the number of directors, may be filled for the unexpired term by a resolution of the remaining directors subject to the approval of the nominating and governance committee of Red Lion, regardless of class; provided, that during the Standstill Period, any vacancy in the office of a director selected by Nabors shall be filled with a person designated by Nabors. During any vacancy the remaining directors shall have full power to act as the Red Lion board of directors, so long as the requirements for a quorum are satisfied.

The provisions of C&J's organizational documents are substantially similar, except that there is no requirement for approval from a nominating committee, and there are no similar limitations on who must designate a director.

PROVISION	RED LION	C&J
Removal of Directors	Directors can be removed from office prior to the expiration of their term only for cause by a resolution approved by a majority of other directors.

Under C&J's second amended and restated bylaws, directors can be removed from office prior to the expiration of their term only for cause by the affirmative vote of the holders of 80% of the voting power of C&J on the relevant record date.

Indemnification of Directors and Officers

Red Lion shall indemnify and secure harmless its directors, secretary and other officers from and against all actions, costs, charges, losses, damages and expenses which such directors or officers or any of them (or their heirs, executors or administrators) shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to Red Lion which may attach to the indemnified parties. The indemnification provided for in the amended bye-laws is not exclusive of other rights to which a director or officer may be entitled, including rights provided pursuant to the amended bye-laws, any agreement, any insurance purchased by Red Lion, or otherwise. If the Merger is completed, Red Lion anticipates that it will enter into indemnification agreements with its directors and officers with terms and conditions substantially similar to the agreements C&J has entered into with its directors and officers (subject always to Bermuda law and any limitations on such agreements contained in the Companies Act).

C&J's amended and restated certificate of incorporation makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of C&J to the fullest extent permitted by the DGCL.

Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

•

by a majority of the disinterested directors, even though less than a quorum;

•

by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

•

by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•

by a majority vote of the stockholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

PROVISION	RED LION	C&J

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon current directors or officers executing an undertaking to repay any advances, if it is determined ultimately that those individuals are not entitled to be indemnified.

C&J's second amended and restated bylaws contain a provision making advancement of expenses mandatory for any person involved in a proceeding by reason of the fact he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation in any capacity another corporation or entity, subject delivery of an undertaking (if required by applicable law) to repay such advancements if it is determined ultimately that those individuals are not entitled to be indemnified. C&J has entered into agreements with each of its directors and officers indemnifying each of them against expenses, settlements, judgments and fines in connection with any threatened, pending or completed action, suit, arbitration or proceeding where the individual's involvement is by reason of the fact that he is or was a director or officer or served at C&J's request as a director or officer of another organization, except that indemnification is not provided against judgments or fines in a derivative suit unless permitted by Delaware law.

PROVISION	RED LION	C&J
Limitations on Liability

Red Lion's amended bye-laws provide that each shareholder of Red Lion agrees to waive any claim or right of action, whether individually or derivatively, against any officer, director or committee member on account of any action, or failure to take any action, of such person in his performance of his duties with or for Red Lion or any subsidiary thereof, provided that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such person in relation to Red Lion.

In addition to the terms of Red Lion's amended bye-laws, in order to maintain a derivative action on behalf of the company, a shareholder must satisfy the requirements described under "—Shareholder Derivative Suits" beginning on page    .

Delaware law provides that the certificate of incorporation of a Delaware corporation may include a provision which limits or eliminates the liability of directors of the corporation or its stockholders for monetary damages for breach of a fiduciary duty, provided such liability does not arise from prescribed conduct, including a breach of the duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or which involve a knowing violation of the law, the unlawful payment of dividends, or any transaction from which the director derived an improper personal benefit. C&J's amended and restated certificate of incorporation contains such a provision.

SHAREHOLDER MEETINGS
Calling a Special Meeting

A special meeting of the shareholders may be called by a majority of the board of directors or the president or chairman of Red Lion, or upon the requisition of shareholders holding at least 10% of the paid up voting capital of Red Lion, as provided by the Companies Act.

A special meeting of the stockholders may be called by the board of directors, the chairman of the board, or the chief executive officer.
Quorum Requirements; Adjournment

At least two persons present throughout the meeting and representing in person or by proxy at least one-third of the voting shares of Red Lion on the relevant date constitutes a quorum. At any meeting duly called, the chairman of a general meeting may adjourn the meeting.

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders. At any meeting duly called, whether or not a quorum is present, the chairman of the meeting and the holders of a majority of the shares represented at the meeting may adjourn the meeting.

Voting Rights	Each holder of Red Lion common shares will be entitled to one vote per share on all matters submitted to a vote of shareholders.	In a voice vote, each stockholder shall be entitled to one vote. In a stock vote, each stockholder shall be entitled to one vote for each share of stock held by such stockholder.
Action by Written Consent	The Companies Act and the amended bye-laws of Red Lion each provide that shareholders may take action by unanimous written consent other than in respect of the removal of an auditor or director.	C&J's organizational documents prohibit actions taken by written consent.

PROVISION	RED LION	C&J
Advanced Notice Requirements for Matters to be Considered at a General Meeting

The Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting or to circulate a statement prepared by the shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders.

The provisions of C&J's organizational documents are substantially similar. C&J is subject to the Exchange Act which provides that a stockholder who continuously holds at least $2,000 in market value or 1% of a company's voting securities for at least one year prior to the submission of a proposal and through the meeting date may, subject to certain conditions, include the proposal in the company's proxy materials sent to stockholders.

Red Lion's amended bye-laws provide that all nominees for election to the board of directors, other than retiring directors or directors proposed by the board of directors, must be made following written notice to Red Lion accompanied by certain other information as may be required by the board of directors from time to time. In connection with any annual general meeting, written notice of a shareholder's intention to make such nominations must be given to Red Lion not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting, provided that in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary date, such notice must be given not later than the 10th day following the day on which such notice of the date of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever occurs first.

PROVISION	RED LION	C&J
Red Lion will be subject to the Exchange Act which provides that a shareholder who continuously holds at least $2,000 in market value or 1% of a company's voting securities for at least one year prior to the submission of a proposal and through the meeting date may, subject to certain conditions, include the proposal in the company's proxy materials sent to shareholders.
Annual Meeting	The annual general meeting of Red Lion shareholders shall be held in each calendar year at such time and place as the president, chairman or board of directors shall appoint.	The annual meeting of C&J stockholders shall be held on such date at such place and time as the board of directors may designate.
AMENDMENTS TO ORGANIZATIONAL DOCUMENTS
Memorandum of Association/Certificate of Incorporation

Red Lion's memorandum of association may be amended only by a resolution of the board of directors including the affirmative vote of the chairman, and by a shareholder resolution including the affirmative vote of not less than two-thirds of the votes attaching to all shares in issue.

C&J's amended and restated certificate of incorporation may be amended if the holders of at least 66 2/3% of shares of stock entitled to vote on the matter approve the amendment.

In addition, under Delaware law, class voting rights exist with respect to any amendments to C&J's restated certificate of incorporation that adversely affect the terms of the shares of such class.

Bye-laws / Bylaws

Until the fifth anniversary following the closing of the Merger, the amended bye-laws may be amended only by a resolution of the board of directors together with a resolution of the shareholders approved by the holders of two-thirds of the issued and outstanding shares, unless such amendment has been approved by a resolution of the board of directors including the affirmative vote of the chairman and at least three of the directors other than the directors selected by Nabors, in which case, subject to the last sentence in this section, only a simple board resolution and a simple shareholders resolution are required. Subject to the following sentence, after such fifth anniversary, the amended bye-laws may only be amended by a resolution of the board of directors and a resolution of the shareholders.

C&J's second amended and restated bylaws may be amended by:

•

the stockholders by the affirmative vote of the holders of 66 2/3% of the stock entitled to vote with resect thereto; or

•

the board of directors by the affirmative vote of the majority of the board.

PROVISION	RED LION	C&J
There are additional requirements placed on the amendment of certain amended bye-laws, such as those that have an anti-takeover effect, which are intended to preserve such amended bye-laws.
VOTING REQUIREMENT FOR STOCKHOLDER ACTION

Except as otherwise specifically provided in the amended bye-laws or the Companies Act, any action to be taken by the shareholders may be taken by the affirmative vote of a simple majority of the shares voting at a general meeting of Red Lion.

Except as specifically provided in the amended and restated certificate of incorporation or the DGCL, any action to be taken by stockholders may be taken by a voice vote; however, upon demand by stockholders holding a majority of the issued and outstanding stock, a stock vote shall be taken and stockholder action may be taken with the affirmative vote of the holders of a majority of the shares of C&J present in person or represented by proxy at a meeting (at which a quorum is present) and entitled to vote.

PURCHASE OF SHARES

The amended bye-laws provide that the board of directors, at its discretion, may authorize the purchase of Red Lion's shares of any class at any price (whether at par or below par) provided such purchases are in accordance with the Companies Act.

Under Delaware law, the C&J board of directors has substantially similar authority so long as such purchases comply with the DGCL.
OPTIONS AND WARRANTS

Directors may, in their discretion, grant options for any class of shares or series of class of shares, to any persons for any period and upon such terms as the board may deem advisable, and cause appropriate instruments evidencing such options to be issued.

Under Delaware law, the C&J board of directors has substantially similar authority.

PROVISION	RED LION	C&J
ISSUANCE OF PREFERRED SHARES

The amended bye-laws provide that the Red Lion board of directors may from time to time authorize by means of a board resolution the issuance of preferred shares in one or more series. The board of directors is expressly authorized to fix for each such series the number of shares which shall constitute such series, voting power, (full or limited, or no voting power) and designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof. Such a "blank check" preferred share provision could have certain "anti-takeover" effects. See "Description of Red Lion Share Capital" beginning on page    .

The provisions of C&J's organizational documents are substantially similar.
APPROVAL OF MERGER/SALE OF ASSETS

The Companies Act permits an amalgamation or merger between two or more Bermuda companies, or between one or more Bermuda "exempted companies" and one or more foreign companies. Under Bermuda law, Red Lion will be considered an "exempted company."

Red Lion's amended bye-laws provide that, until the fifth anniversary of the closing date of the Merger, an affirmative vote from shareholders holding two-thirds of the shares in issuance is required to approve a sale of Red Lion by way of a merger or amalgamation.

See "Description of Red Lion Share Capital—Amalgamations and Business Combinations" beginning on page    .

In general, under Delaware law, an agreement of merger or consolidation must be approved both by the C&J board of directors and by the affirmative vote of holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote thereon.

Similarly, a sale of all or substantially all of such corporation's assets other than in the ordinary course of business, or a voluntary dissolution of C&J, requires the approval of the C&J board of directors and the affirmative vote of holders of a majority of the shares of C&J common stock entitled to vote thereon.

PROVISION	RED LION	C&J
SHAREHOLDER DERIVATIVE SUITS	Bermuda courts generally follow English law precedent, which permits a shareholder action in the name of the company:

•

where the act complained of is alleged to be beyond the corporate power of Red Lion or illegal or would result in the violation of Red Lion's memorandum of association or amended bye-laws;

•

where the acts are alleged to constitute a fraud against the minority shareholders; or

•

where the act requires approval by a greater percentage of Red Lion shareholders than actually approved it.

In general, it may be more difficult for you to bring a shareholder derivative suit on behalf of the company under Bermuda law than it is to bring such a suit under Delaware law.

Delaware law requires that a stockholder bringing a derivative suit against a Delaware corporation have been a stockholder at the time of the disputed transaction, or its shares thereafter passed to the stockholder by operation of law from a person who was a holder at that time.

Under Delaware law, a complaint in a derivative suit must:

•

state the plaintiff was a stockholder at the time of the transaction with respect to which the plaintiff complains or that the plaintiff's shares thereafter became the plaintiff's by operation of law; and

•

(i) allege with particularity the efforts plaintiff has made to obtain the action the plaintiff desires from the directors of the corporation, or (ii) state the reasons for the plaintiff's failure to obtain the action or for not making the effort to obtain the action.

ALTERATION OF CAPITAL	Under Bermuda law and its amended bye-laws, Red Lion may, by resolution of the shareholders or where required, of a separate class of shareholders:	Substantially similar rights are provided under Delaware law.
• increase its authorized share capital;
• divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;
• consolidate and divide its share capital into shares of larger par value than its existing shares;
• subdivide its shares into shares of smaller par value than is fixed by the memorandum of association;
• make provision for the issue and allotment of shares which do not carry any voting rights;

PROVISION	RED LION	C&J

•

cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares cancelled; and

• change the currency denomination of its share capital.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        C&J reviews all relationships and transactions in which it, its control persons and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Pursuant to its Related Persons Transactions Policy, C&J's General Counsel is primarily responsible for developing and implementing procedures and controls to obtain information from the directors and executive officers with respect to related person transactions and for subsequently determining, based on the facts and circumstances disclosed to them, whether C&J or a related person has a direct or indirect material interest in the transaction.

        C&J's Code of Business Conduct and Ethics discourages all conflicts of interest and provides guidance with respect to conflicts of interest. Under the Code of Business Conduct and Ethics, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with C&J's interests. C&J's restrictions on conflicts of interest under the Code of Business Conduct and Ethics will include related person transactions.

        C&J has multiple processes for reporting conflicts of interests, including related person transactions. Under its Code of Business Conduct and Ethics, all employees are required to report any actual or apparent conflicts of interest, or potential conflicts of interest, to their supervisors and all related person transactions involving its regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by C&J's Audit Committee, the C&J board of directors or its independent registered public accounting firm, as deemed necessary, and discussed with management. Going forward, as part of this review, the following factors will generally be considered:

  •
  the nature of the related person's interest in the transaction;

  •
  material terms of the transaction, including, without limitation, the amount and type of transaction;

  •
  the importance of the transaction to the related person;

  •
  the importance of the transaction to C&J;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of C&J; and

  •
  any other matters deemed appropriate with respect to the particular transaction.

        Ultimately, all such transactions require approval or ratification by the C&J board of directors in accordance with its Related Persons Transactions Policy. Any member of the C&J board of directors who is a related person with respect to a transaction will be recused from the review of the transaction.

        In addition, C&J annually distributes a questionnaire to its executive officers and members of its board of directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Business Conduct and Ethics. At the completion of the annual audit, C&J's Audit Committee and its independent registered public accounting firm reviews with management, insider and related person transactions and potential conflicts of interest.

        C&J expects the Code of Business Conduct and Ethics, the Related Person Transaction Policy and the written policy described above to apply to Red Lion after the Merger.

        Additionally, in connection with the Transactions, NIL and Red Lion entered into certain agreements including the Separation Agreement, and C&J, NIL and Red Lion will enter into the Ancillary Agreements, as applicable. For a more complete discussion, see "The Transaction Agreements" and "Additional Agreements Related to the Separation and the Merger."

        Pursuant to Item 18(b) of Form S-4, certain other information required by Item 18(a)(7)(iii) of Form S-4 is being incorporated by reference into this proxy statement/prospectus from C&J's latest Annual Report on Form 10-K.

 LEGAL MATTERS

        The validity of the Red Lion common shares to be issued in connection with the Merger will be passed upon for Red Lion by Conyers Dill & Pearman Limited, special Bermuda legal counsel to Red Lion. Certain U.S. federal income tax consequences will be passed upon for Red Lion by Milbank, Tweed, Hadley, & McCloy LLP.

EXPERTS

        The consolidated financial statements of C&J as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and the effectiveness of C&J's internal control over financial reporting as of December 31, 2013, incorporated in this proxy statement/prospectus by reference from C&J's Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Red Lion as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Red Lion's significant transactions with related parties as described in Note 17 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Sabine Oil & Gas LLC for the year ended December 31, 2011 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an emphasis of a matter paragraph relating to the Company's restatement of its 2011 financial statements as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The estimates of net proved oil and gas reserves from Red Lion's wholly-owned assets in Canada as of December 31, 2012 and 2011 included in this proxy statement/prospectus have been so included in reliance on the reports of AJM Deloitte, an independent petroleum engineer consultant firm, given on the authority of said firm as experts in oil and gas reserves reporting.

        The estimates net proved oil and gas reserves from Red Lion's wholly-owned assets in the Eagle Ford Shale, Texas, as of December 31, 2012 and 2011, and in Giddings, Texas, as of December 31, 2011, included in this proxy statement/prospectus has been so included in reliance on the reports of Cawley, Gillespie & Associates, Inc., an independent petroleum engineer consultant firm, given on the authority of said firm as experts in oil and gas reserves reporting.

        The estimates net proved oil and gas reserves from Red Lion's wholly-owned assets in Alaska as of December 31, 2012 included in this proxy statement/prospectus has been so included in reliance on the report of DeGolyer and MacNaughton, an independent petroleum engineer consultant firm, given on the authority of said firm as experts in oil and gas reserves reporting.

        The estimates net proved oil and gas reserves from Red Lion's wholly-owned assets and interests in oil and natural gas properties in the United States as of December 31, 2011 included in this proxy statement/prospectus has been so included in reliance on the reports of Miller and Lents, Ltd., an independent petroleum engineer consultant firm, given on the authority of said firm as experts in oil and gas reserves reporting.

 SUBMISSION OF FURTHER STOCKHOLDER PROPOSALS

        Assuming consummation of the Merger, Red Lion shareholders will be entitled to present proposals for consideration at forthcoming shareholder meetings provided that they comply with the proxy rules promulgated by the SEC and Red Lion's amended bye-laws. The deadline for submission of all shareholder proposals to be considered for inclusion in Red Lion's proxy statement for its next annual meeting will be disclosed in a Form 10-Q or Form 8-K filed after the consummation of the Merger.

        C&J will hold a 2015 annual meeting of stockholders only if the Merger has not already been completed. If such a meeting is held, stockholder proposals for inclusion in the C&J proxy statement relating to the C&J 2015 annual meeting of stockholders must be received by C&J between January 22, 2015 and February 21, 2015.

PROPOSAL 1

Proposal to Approve the Merger Agreement

        For a summary and detailed information regarding this proposal, see the information about the Merger Agreement throughout this proxy statement/prospectus, including the information set forth in section entitled "The Transaction Agreements—The Merger Agreement" beginning on page      . A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

        Under the Merger Agreement, approval of this proposal is a condition to the completion of the Merger. If the proposal is not approved, the Merger and the Transactions will not be completed even if the other proposals related to the Transactions are approved.

        Adoption of the Merger Agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the issued and outstanding shares of C&J common stock that are entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote "AGAINST" the approval of such proposal.

        THE C&J BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT C&J STOCKHOLDERS VOTE FOR PROPOSAL 1.

 PROPOSAL 2

Advisory Vote on Compensation

        C&J is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation payments that will or may be paid to the C&J named executive officers in connection with the Merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, which is referred to in this proxy statement/prospectus as the "compensation proposal," gives C&J stockholders the opportunity to vote on a non-binding, advisory basis on the compensation payments that will or may be paid to C&J's named executive officers in connection with the Merger. The compensation that C&J's named executive officers may be entitled to receive in connection with the Merger is summarized in the table under "The Transactions—Interests of Certain Persons in the Merger—Quantification of Potential Payments to C&J's Named Executive Officers in Connection with the Merger." That summary includes all compensation and benefits that will or may be paid to the C&J named executive officers in connection with the Merger.

        The C&J board of directors encourages you to review carefully the compensation information disclosed in this proxy statement/prospectus.

        The C&J board of directors unanimously recommends that C&J stockholders approve the following resolution:

        "RESOLVED, that C&J stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to the C&J named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement titled "The Transactions—Interests of Certain Persons in the Merger—Quantification of Potential Payments to C&J's Named Executive Officers in Connection with the Merger" and the related narrative disclosures."

        The vote on the compensation proposal is a vote separate and apart from the vote on the approval of the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. An approval vote on the compensation proposal is not a condition to the Merger. Because the vote on the compensation proposal is advisory only, it will not be binding on C&J or Red Lion. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation payments that are contractually required to be paid to C&J's named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory, non-binding vote of C&J stockholders on the compensation proposal.

        In accordance with the DGCL and C&J's governing documents, the approval of the compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of C&J common stock entitled to vote and present in person or represented by proxy at the special meeting at which a quorum is present. Accordingly, an abstention will have the same effect as a vote "AGAINST" the compensation proposal. The failure of a C&J stockholder to vote or to instruct his broker, bank or nominee to vote if his shares are held in "street name" will not (assuming a quorum is present) affect the vote to approve the compensation proposal.

        THE C&J BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE COMPENSATION PAYMENTS THAT WILL OR MAY BE PAID TO C&J'S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

 PROPOSAL 3

Possible Adjournment of the Special Meeting

        If C&J fails to receive a sufficient number of votes to approve Proposal 1, C&J may propose to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal 1, whether or not a quorum is present. C&J currently does not intend to propose adjournment of the special meeting if there are sufficient votes to approve Proposal 1. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of the holders of a majority of the shares of C&J common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present. Therefore, if you abstain from voting on the meeting adjournment proposal, it will have the same effect as a vote "AGAINST" the adoption of the meeting adjournment proposal. Because each of the proposals is a non-routine matter, shares of C&J common stock held in "street name" and as to which a broker, bank or other nominee has not received voting instructions on any of the proposals will not have any effect on the meeting adjournment proposal. If a broker, bank or other nominee has received instructions as to one or more of the proposals, but not as to the meeting adjournment proposal, with respect to any shares held in "street name," then those shares will have the same effect as a vote "AGAINST" the meeting adjournment proposal." If a quorum is not present, C&J's second amended and restated bylaws also permit the Chairman to adjourn the special meeting without a stockholder vote.

        THE C&J BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT C&J STOCKHOLDERS VOTE FOR PROPOSAL 3, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

INDEX—FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Nabors Red Lion Limited:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows present fairly, in all material respects, the financial position of Nabors Red Lion Limited and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 17 to the consolidated financial statements, the Company has entered into significant transactions with related parties.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
September 29, 2014

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash	$389,109	$523,257
Short-term investments	117,218	253,282
Assets held for sale	243,264	383,857
Accounts receivable, net	1,399,516	1,382,623
Inventory	209,793	251,133
Deferred income taxes	121,316	110,480
Other current assets	272,731	226,510

Total current assets	2,752,947	3,131,142
Long-term investments	3,236	4,269
Property, plant and equipment, net	8,597,813	8,712,088
Goodwill	512,964	472,326
Investment in unconsolidated affiliates	64,260	61,690
Other long-term assets	227,708	272,792

Total assets	$12,158,928	$12,654,307

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$10,185	$364
Trade accounts payable	545,426	498,893
Accrued liabilities	696,715	589,473
Affiliate payables	160,136	174,948
Income taxes payable	58,634	33,628

Total current liabilities	1,471,096	1,297,306
Long-term debt	3,904,117	4,379,336
Other long-term liabilities	382,053	529,101
Deferred income taxes	517,586	602,064

Total liabilities	6,274,852	6,807,807
Commitments and contingencies (Note 18)
Subsidiary preferred stock (Note 15)	69,188	69,188
Equity:
Shareholder's equity:
Common shares, par value $0.01 per share:
Issued and outstanding 1,200, respectively	12	12
Capital in excess of par value	2,538,003	2,533,458
Accumulated other comprehensive income	217,801	339,948
Retained earnings	3,991,608	3,836,333
Less: treasury shares of parent, at cost, 28,414 common shares	(944,627)	(944,627)

Total shareholder's equity	5,802,797	5,765,124
Noncontrolling interest	12,091	12,188

Total equity	5,814,888	5,777,312

Total liabilities and equity	$12,158,928	$12,654,307

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012	2011
	(In thousands, except per share amounts)
Revenues and other income:
Operating revenues	$6,152,015	$6,843,051	$6,013,480
Earnings (losses) from unconsolidated affiliates	39	(288,718)	85,448
Investment income	96,576	63,137	19,935

Total revenues and other income	6,248,630	6,617,470	6,118,863
Costs and other deductions:
Direct costs	3,987,120	4,361,814	3,738,506
General and administrative expenses	513,316	518,966	474,628
Depreciation and amortization	1,086,677	1,039,923	918,122
Interest expense	223,418	251,904	256,632
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	39,230	(134,313)	467
Impairments and other charges	280,491	290,260	198,072

Total costs and other deductions	6,130,252	6,328,554	5,586,427
Income from continuing operations before income taxes	118,378	288,916	532,436
Income tax expense (benefit):
Current	32,994	148,022	111,327
Deferred	(91,250)	(99,768)	55,800

Total income tax expense (benefit)	(58,256)	48,254	167,127
Subsidiary preferred stock dividend	3,000	3,000	3,000

Income from continuing operations, net of tax	173,634	237,662	362,309
Loss from discontinued operations, net of tax	(11,179)	(67,526)	(97,601)

Net income	162,455	170,136	264,708
Less: Net income attributable to noncontrolling interest	(7,180)	(621)	(1,045)

Net income attributable to Red Lion	$155,275	$169,515	$263,663

Earnings per share:
Basic from continuing operations	$139	$198	$301
Basic from discontinued operations	(10)	(57)	(81)

Total Basic	$129	$141	$220

Diluted from continuing operations	$139	$198	$301
Diluted from discontinued operations	(10)	(57)	(81)

Total Diluted	$129	$141	$220

Weighted-average number of common shares outstanding:
Basic	1,200	1,200	1,200
Diluted	1,200	1,200	1,200

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Net income attributable to Red Lion	$155,275	$169,515	$263,663
Other comprehensive income (loss), before tax:
Translation adjustment attributable to Red Lion	(63,591)	24,627	(23,664)
Unrealized gains/(losses) on marketable securities:
Unrealized gains on marketable securities	23,007	98,138	5,356
Less: reclassification adjustment for gains included in net income	(88,158)	(13,405)	(3,036)

Unrealized gains/(losses) on marketable securities	(65,151)	84,733	2,320
Pension plan	5,916	(324)	(5,391)
Unrealized gains on cash flow hedges	613	702	763

Other comprehensive income (loss), before tax	(122,213)	109,738	(25,972)
Income tax benefit related to items of other comprehensive income (loss)	(66)	(4,147)	(1,777)

Other comprehensive income (loss), net of tax	(122,147)	113,885	(24,195)

Comprehensive income attributable to Red Lion	33,128	283,400	239,468
Net income attributable to noncontrolling interest	7,180	621	1,045
Translation adjustment attributable to noncontrolling interest	(932)	311	(185)

Comprehensive income attributable to noncontrolling interest	6,248	932	860

Comprehensive income	$39,376	$284,332	$240,328

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$162,455	$170,136	$264,708
Adjustments to net income:
Depreciation and amortization	1,099,741	1,055,757	927,460
Accretion, depletion and other exploratory expenses	22,270	2,573	44,551
Deferred income tax benefit	(99,481)	(129,502)	(11,960)
Deferred financing costs amortization	4,255	4,294	5,107
Discount amortization on long-term debt	2,137	1,908	27,042
Impairments and other charges	53,905	311,541	460,971
Losses on debt extinguishment	211,981	—	—
Losses (gains) on long-lived assets, net	18,060	(51,585)	(51,945)
Gains on investments, net	(91,480)	(56,925)	(12,486)
Foreign currency transaction losses, net	8,081	8,373	2,318
Equity in (earnings) losses of unconsolidated affiliates, net of dividends	800	299,717	(161,189)
Other	(9,730)	1,241	(12,122)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(44,534)	200,537	(459,453)
Inventory	39,412	14,447	(114,896)
Other current assets	(6,943)	(42,743)	(24,820)
Other long-term assets	42,298	(38,467)	71,867
Trade accounts payable and accrued liabilities	117,763	(223,246)	516,769
Affiliate payables	(14,813)	10,191	4,634
Income taxes payable	(31,752)	(1,488)	999
Other long-term liabilities	(114,967)	31,222	(27,540)

Net cash provided by operating activities	1,369,458	1,567,981	1,450,015
Cash flows from investing activities:
Purchases of investments	—	(950)	(11,746)
Sales and maturities of investments	164,510	31,944	39,063
Proceeds from sale of unconsolidated affiliates	12,640	159,529	126,414
Cash paid for acquisition of businesses, net	(116,971)	—	(55,459)
Investment in unconsolidated affiliates	(5,967)	(1,325)	(112,262)
Capital expenditures	(1,178,205)	(1,518,628)	(2,042,617)
Proceeds from sales of assets and insurance claims	308,538	149,801	180,558
Other	(13)	—	16,570

Net cash used for investing activities	(815,468)	(1,179,629)	(1,859,479)
Cash flows from financing activities:
Increase (decrease) in cash overdrafts	(4,421)	1,609	6,373
Proceeds from issuance of long-term debt	698,753	—	697,578
Contribution from parent	—	—	26,085
Debt issuance costs	(4,502)	(3,433)	(7,141)
Proceeds from revolving credit facilities	—	710,000	1,560,000
Proceeds from short term borrowings	10,000	—	—
Reduction in long-term debt	(994,181)	(276,258)	(1,404,281)
Dividends received on parent treasury shares	4,545	—	—
Dividends paid to shareholder	—	(12,500)	—
Proceeds from commercial paper, net	329,844	—	—
Reduction in revolving credit facilities	(720,000)	(680,000)	(700,000)
Other	—	(266)	1,734

Net cash (used for) provided by financing activities	(679,962)	(260,848)	180,348
Effect of exchange rate changes on cash and cash equivalents	(8,176)	(2,603)	(3,380)

Net increase (decrease) in cash and cash equivalents	(134,148)	124,901	(232,496)
Cash and cash equivalents, beginning of period	523,257	398,356	630,852

Cash and cash equivalents, end of period	$389,109	$523,257	$398,356

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Shares
				Accumulated Other Comprehensive Income
(In thousands)	Shares	Par Value	Capital in Excess of Par Value		Retained Earnings	Treasury Shares	Non-controlling Interest	Total Equity
As of December 31, 2010	1,200	$12	$2,468,667	$250,258	$3,410,851	$(977,873)	$14,701	$5,166,616
Net income					263,663		1,045	264,708
Other comprehensive income (loss), net of tax				(24,195)			(185)	(24,380)
Capital contribution from parent			26,085					26,085
Other	—	—	1,734		4,804		(2,159)	4,379

As of December 31, 2011	1,200	$12	$2,496,486	$226,063	$3,679,318	$(977,873)	$13,402	$5,437,408
Net income					169,515		621	170,136
Other comprehensive income (loss), net of tax				113,885			311	114,196
Capital contribution from forgiveness of liability, net of tax			62,734					62,734
Issuance of parent treasury shares, net of tax			(25,496)			33,246		7,750
Dividends paid to shareholder			—		(12,500)			(12,500)
Other	—	—	(266)				(2,146)	(2,412)

As of December 31, 2012	1,200	$12	$2,533,458	$339,948	$3,836,333	$(944,627)	$12,188	$5,777,312
Net income					155,275		7,180	162,455
Dividends received on parent treasury shares			4,545		—			4,545
Other comprehensive income (loss), net of tax				(122,147)			(932)	(123,079)
Other	—	—	—				(6,345)	(6,345)

As of December 31, 2013	1,200	$12	$2,538,003	$217,801	$3,991,608	$(944,627)	$12,091	$5,814,888

The accompanying notes are an integral part of these consolidated financial statements.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Organization and Nature of Operations

Organization and Business

        Nabors Red Lion Limited ("Red Lion") is a Bermuda exempted company and a wholly owned subsidiary of Nabors Industries Ltd. ("NIL"). NIL is a publicly traded company listed on the New York Stock Exchange ("NYSE") under the ticker NBR. As used in this Report, "we", "us", "our", "the Company", and "Red Lion" means Nabors Red Lion Limited and its subsidiaries. Any reference to "Nabors" refers to the consolidated group of companies comprised of NIL and its subsidiaries, collectively. Reference to "NIL" refers to the parent holding company.

        Red Lion is the company through which substantially all of the operating segments of Nabors reside, exclusive of the parent holding company NIL. The majority of Nabors' and Red Lion's business is conducted through two business lines, Drilling & Rig Services and Completion & Production Services. See further discussion of these business lines within Nature of Operations below.

Merger and Separation from Nabors

        In June 2014, Nabors and Red Lion signed a definitive merger agreement with C&J Energy Services, Inc. ("CJES"), an independent oilfield services and manufacturing company, to merge Nabors' Completion and Production Services business (the "C&P Business") with and into CJES with CJES surviving as a wholly-owned subsidiary of Red Lion (the "Merger"). The C&P Business comprises substantially all of Red Lion's existing reportable Completion and Production Services segments. Prior to the Merger, Nabors will engage in a series of restructuring transactions to separate the C&P Business from Nabors' other businesses and will cause Red Lion and its subsidiaries to retain the C&P Business, while the remaining businesses of Nabors, including the drilling and rig services businesses, will be transferred from Red Lion to other Nabors' subsidiaries (the "Separation").

        Following the completion of the Merger and Separation, Nabors will own approximately 53 percent of the combined company, which will be incorporated in Bermuda and is expected to be listed on the NYSE as C&J Energy Services Ltd. The Merger has been approved by the board of directors of both Nabors and CJES, and is subject to approval by CJES shareholders and the satisfaction of customary closing conditions and regulatory approvals. The accompanying audited consolidated financial statements and footnotes do not reflect any changes related to the Merger or the aforementioned restructuring transactions for the periods presented herein.

Basis of Presentation

        Our consolidated financial statements include the accounts of Red Lion, as well as all majority owned and non-majority owned subsidiaries required to be consolidated under generally accepted accounting principles in the United States ("GAAP"). All significant intercompany accounts and transactions are eliminated in consolidation. The consolidated financial statements reflect the Company's financial position, results of operations and cash flows in conformity with GAAP.

        Nabors maintains share-based compensation programs at the corporate level. To the extent that our employees participate in these programs, we are allocated a portion of the associated expenses which is included in direct costs and general and administrative expenses in our Consolidated Statements of Income. However, the Consolidated Balance Sheets do not include any Nabors' outstanding equity related to the share-based compensation. See "Note 8—Share-Based Compensation" for a further description of these awards.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Organization and Nature of Operations (Continued)

        Investments in operating entities where we have the ability to exert significant influence, but where we do not control operating and financial policies, are accounted for using the equity method. Our share of the net income (loss) of these entities is recorded as earnings (losses) from unconsolidated affiliates in our Consolidated Statements of Income. The investments in these entities are included in investment in unconsolidated affiliates in our Consolidated Balance Sheets.

Nature of Operations

        Red Lion has grown from a land drilling business centered in the United States and Canada to a global business aimed at optimizing the entire well life cycle, with operations on land and offshore in most of the major oil and gas markets in the world. The majority of our business is conducted through two business lines:

Drilling & Rig Services

        This business line is comprised of our global drilling rig operations and drilling-related services, consisting of equipment manufacturing, instrumentation optimization software and directional drilling services.

Completion & Production Services

        This business line is comprised of our operations involved in the completion, life-of-well maintenance and eventual plugging and abandonment of a well. These services include stimulation, coiled-tubing, cementing, wireline, workover, well-servicing and fluids management.

        As a global provider of services for land-based and offshore oil and natural gas wells, Red Lion's fleet of rigs and equipment includes:

  •
  485 actively marketed land drilling rigs for oil and gas land drilling operations in the United States, Canada and over 20 other countries throughout the world.

  •
  445 actively marketed rigs for land well-servicing and workover services in the United States and approximately 104 rigs for land well-servicing and workover services in Canada.

  •
  38 platform, 8 jackup and 4 barge rigs actively marketed in the United States and multiple international markets.

  •
  Approximately 800,000 hydraulic horsepower for hydraulic fracturing, cementing, nitrogen and acid pressure pumping services in key basins throughout the United States and Canada.

        In addition:

  •
  We offer a wide range of ancillary well-site services, including engineering, transportation and disposal, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services in select U.S. and international markets.

  •
  We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment, pipeline handling equipment and rig reporting software.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Organization and Nature of Operations (Continued)

  •
  We have a 51% ownership interest in a joint venture in Saudi Arabia, which owns and actively markets 5 rigs in addition to the rigs we lease to the joint venture.

Note 2 Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less.

Investments

  Short-term investments

        Short-term investments consist of equity securities, corporate debt securities, mortgage-backed debt securities and asset-backed debt securities. Securities classified as available-for-sale are stated at fair value. Unrealized holding gains and temporary losses for available-for-sale securities are excluded from earnings and, until realized, are presented in the Consolidated Statement of Comprehensive Income. Unrealized holding losses are included in earnings during the period for which the loss is determined to be other-than-temporary.

        In computing realized gains and losses on the sale of equity securities, the specific-identification method is used. In accordance with this method, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased.

  Long-term investments

        We have investments in overseas funds that invest primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed and mortgage-backed securities, global structured-asset securitizations, whole-loan mortgages, and participations in whole loans and whole-loan mortgages). These investments are non-marketable and do not have published fair values. The fair value of these investments approximates their carrying value and totaled $3.2 million and $4.3 million as of December 31, 2013 and 2012, respectively.

Inventory

        Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out or weighted-average costs methods and includes the cost of materials, labor and manufacturing overhead. Inventory included the following:

	December 31,
	2013	2012
	(In thousands)
Raw materials	$128,606	$148,822
Work-in-progress	26,762	45,733
Finished goods	54,425	56,578

	$209,793	$251,133

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Property, Plant and Equipment

        Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We provide for the depreciation of our drilling and workover rigs using the units-of-production method. For each day a rig is operating, we depreciate it over an approximate 4,927-day period, with the exception of our jackup rigs which are depreciated over an 8,030-day period, after provision for salvage value. For each day a rig asset is not operating, it is depreciated over an assumed depreciable life of 20 years, with the exception of our jackup rigs, where a 30-year depreciable life is used, after provision for salvage value.

        Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings—10 to 30 years; well-servicing rigs—3 to 15 years; marine transportation and supply vessels—10 to 25 years; oilfield hauling and mobile equipment and other machinery and equipment—3 to 10 years). Amortization of capitalized leases is included in depreciation and amortization expense. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective property, plant and equipment accounts and any gains or losses are included in our Consolidated Statements of Income.

        We review our assets for impairment annually or when events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the sum of estimated future cash flows, on an undiscounted basis, is less than the carrying amount of the long-lived asset. Impairment charges are recorded using discounted cash flows which requires the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry.

        For an asset classified as held for sale, we consider the asset impaired when its carrying amount exceeds fair value less its cost to sell. Fair value is determined in the same manner as an impaired long-lived asset that is held and used.

        Significant and unanticipated changes to the assumptions could result in future impairments. A significantly prolonged period of lower oil and natural gas prices could adversely affect the demand for and prices of our services, which could result in future impairment charges. As the determination of whether impairment charges should be recorded on our long-lived assets is subject to significant management judgment, and an impairment of these assets could result in a material charge on our Consolidated Statements of Income, management believes that accounting estimates related to impairment of long-lived assets are critical.

Goodwill

        We initially assess goodwill for impairment based on qualitative factors to determine whether to perform the two-step annual goodwill impairment test, a Level 3 fair value measurement. After qualitative assessment, step one of the impairment test compares the estimated fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step is required to measure the goodwill impairment loss. The second step compares the implied fair value of

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

the reporting unit's goodwill to its carrying amount. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to the excess.

        The fair values calculated in these impairment tests were determined using discounted cash flow models involving assumptions based on our utilization of rigs or other oil and gas service equipment, revenues and earnings from affiliates, as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our discounted cash flow projections for each reporting unit were based on financial forecasts. The future cash flows were discounted to present value using discount rates determined to be appropriate for each reporting unit. Terminal values for each reporting unit were calculated using a Gordon Growth methodology with a long-term growth rate of 3%.

        Our estimated fair values of our reporting units incorporate judgment and the use of estimates by management. Potential factors requiring assessment include a further or sustained decline in our stock price, declines in oil and natural gas prices, a variance in results of operations from forecasts, and additional transactions in the oil and gas industry. Another factor in determining whether impairment has occurred is the relationship between our market capitalization and our book value. As part of our annual review, we compared the sum of our reporting units' estimated fair value, which included the estimated fair value of non-operating assets and liabilities, less debt, to our market capitalization and assessed the reasonableness of our estimated fair value. Any of the above-mentioned factors may cause us to re-evaluate goodwill during any quarter throughout the year.

        The change in the carrying amount of goodwill for our business lines for the years ended December 31, 2012 and 2013 was as follows:

	Balance at December 31, 2011	Acquisitions and Purchase Price Adjustments	Disposals and Impairments		Cumulative Translation Adjustment	Balance at December 31, 2012
	(In thousands)
Drilling & Rig Services:
U.S.	$57,445	$—	$(7,296)	(1)	$—	$50,149
International	18,983	—	(18,983)	(1)	—	—
Rig Services	34,766	—	(3,035)	(2)	382	32,113

Subtotal Drilling & Rig Services	111,194	—	(29,314)		382	82,262
Completion & Production Services
Completion	334,992	—	—		—	334,992
Production	55,072	—	—		—	55,072

Subtotal Completion & Production Services	390,064	—	—		—	390,064

Total	$501,258	$—	$(29,314)		$382	$472,326

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

	Balance at December 31, 2012	Acquisitions and Purchase Price Adjustments		Disposals and Impairments	Cumulative Translation Adjustment	Balance at December 31, 2013
	(In thousands)
Drilling & Rig Services:
U.S.	$50,149	$—		$—	$—	$50,149
Rig Services	32,113	15,828	(3)	(9,631) (4)	(1,049)	37,261

Subtotal Drilling & Rig Services	82,262	15,828		(9,631)	(1,049)	87,410
Completion & Production Services
Completion	334,992			—	—	334,992
Production	55,072	35,490	(5)	—	—	90,562

Subtotal Completion & Production Services	390,064	35,490		—	—	425,554

Total	$472,326	$51,318		$(9,631)	$(1,049)	$512,964

(1)
Represents the impairment of goodwill associated with our operations in our U.S. and International drilling operating segments. As of December 31, 2012, our International operating segment had no recorded goodwill.

(2)
Represents the removal of goodwill in connection with our sale of a subsidiary that provided trucking and logistics services.

(3)
Represents the goodwill recorded in connection with our acquisition of NES. See "Note 5—Acquisitions" for additional discussion.

(4)
Represents the removal of goodwill in connection with our sale of Peak and the logistic assets from one of our Canada subsidiaries.

(5)
Represents the goodwill recorded in connection with our acquisition of KVS. See "Note 5—Acquisitions" for additional discussion.

        Goodwill for the consolidated company, totaling approximately $76.7 million, is expected to be deductible for tax purposes.

Litigation and Insurance Reserves

        We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. We maintain actuarially determined accruals in our Consolidated Balance Sheets to cover self-insurance retentions. See "Note 18—Commitments and Contingencies" regarding self-insurance accruals. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can reasonably be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure.

Revenue Recognition

        We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. We defer revenue related to mobilization periods and recognize the revenue over the term of the related drilling contract. Costs incurred related to a mobilization period for which a contract is secured are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. We defer recognition of revenue on amounts received from customers for prepayment of services until those services are provided.

        We recognize revenue for top drives and instrumentation systems we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectability is probable, and pricing is fixed and determinable.

        In connection with the performance of our cementing services, we recognize product and service revenue when the products are delivered or services are provided to the customer and collectability is reasonably assured. Product sale prices are determined by published price lists provided to our customers.

        We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in losses (gains) on sales and disposals of long-lived assets and other expense (income), net in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements that are expected to be less than the carrying value of damaged assets are recognized at the time the loss is incurred and proof of loss documentation is received and then recorded in losses (gains) on sales and disposals of long-lived assets and other expense (income), net.

        We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs.

Income Taxes

        We are a Bermuda exempted company and are not subject to income taxes in Bermuda. Consequently, income taxes have been provided based on the tax laws and rates in effect in the countries where we operate and earn income. The income taxes in these jurisdictions vary substantially. Our effective tax rate for financial statement purposes will continue to fluctuate from year to year because our operations are conducted in different taxing jurisdictions.

        We recognize increases to our tax reserves for uncertain tax positions along with interest and penalties as an increase to other long-term liabilities.

        For U.S. and other jurisdictional income tax purposes, we have net operating and other loss carryforwards that we are required to assess quarterly for potential valuation allowances. We consider the sufficiency of existing temporary differences and expected future earnings levels in determining the

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

amount, if any, of valuation allowance required against such carryforwards and against deferred tax assets.

        Red Lion realizes an income tax benefit associated with certain awards issued under our stock plans. We recognize the benefits related to tax deductions up to the amount of the compensation expense recorded for the award in the Consolidated Statements of Income. Any excess tax benefit (i.e., tax deduction in excess of compensation expense) is reflected as an increase in capital in excess of par. Any shortfall is recorded as a reduction to capital in excess of par to the extent of our aggregate accumulated pool of windfall benefits, beyond which the shortfall would be recognized in the Consolidated Statements of Income.

Foreign Currency Translation

        For certain of our foreign subsidiaries, such as those in Canada and Argentina, the local currency is the functional currency, and therefore translation gains or losses associated with foreign-denominated monetary accounts are accumulated in a separate section of the Consolidated Statements of Changes in Equity. For our other international subsidiaries, the U.S. dollar is the functional currency, and therefore local currency transaction gains and losses, arising from remeasurement of payables and receivables denominated in local currency, are included in our Consolidated Statements of Income.

Cash Flows

        We treat the redemption price, including accrued original issue discount, on our convertible debt instruments as a financing activity for purposes of reporting cash flows in our Consolidated Statements of Cash Flows.

Recent Accounting Pronouncements

        In April 2014, the Financial Accounting Standards Board ("FASB") issued an Accounting Standards Update ("ASU") relating to the reporting of discontinued operations and the disclosures related to disposals of components of an entity. The core principles address the question around whether the disposal represents a strategic shift, if the operations and cash flows can be clearly distinguished and continuing involvement will no longer preclude a disposal from being presented as discontinued operations. These changes are effective for interim and annual periods that begin after December 15, 2014. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

        In May 2014, the FASB issued an ASU relating to the revenue recognition from contracts with customers that creates a common revenue standard for GAAP and IFRS. The core principle will require recognition of revenue to represent the transfer of promised goods or services to customers in an amount that reflects the consideration, including costs incurred, to which the entity expects to be entitled in exchange for those goods or services. These changes are effective for interim and annual periods that begin after December 15, 2016. Early application is not permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

        In June 2014, the FASB issued an ASU relating to the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The core principle will require the reporting entity to apply existing guidance in Topic 718—Compensation—Stock Compensation relating to awards with performance conditions that

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. These changes are effective for interim and annual periods that begin after December 15, 2015. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from such estimates. Areas where critical accounting estimates are made by management include:

  •
  depreciation of property, plant and equipment;

  •
  impairment of long-lived assets;

  •
  impairment of goodwill and intangible assets;

  •
  income taxes;

  •
  litigation and self-insurance reserves; and

  •
  fair value of assets acquired and liabilities assumed.

Note 3 Impairments and Other Charges

        The components of impairments and other charges is provided below:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Loss on tendered notes	$208,197	$—	$—
Provision for retirement of assets	14,044	138,666	98,072
Impairment of long-lived assets	20,000	50,355	—
Termination of employment contract	38,250	—	100,000
Intangible asset impairment	—	74,960	—
Goodwill impairment	—	26,279	—

Total	$280,491	$290,260	$198,072

Loss on tendered notes

        During 2013, we recognized a loss related to the extinguishment of debt in connection with the tender offer for our 9.25% senior notes. See "Note 12—Debt" for additional discussion. In 2013, we completed a cash tender offer for these notes and repurchased $785.4 million aggregate principal amount. We paid the holders an aggregate of approximately $1.0 billion in cash, reflecting principal and accrued and unpaid interest and recognized a loss as part of the debt extinguishment.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3 Impairments and Other Charges (Continued)

Provision for retirement of long-lived assets

        During 2013, we recorded a provision for retirement of long-lived assets in multiple operating segments totaling $14.0 million, which reduced the carrying value of some assets to their salvage value. The retirements related to assets in Saudi Arabia and included obsolete top-drives, nonworking trucks, generators, engines and other miscellaneous equipment. The retirements in our Canada operations included functionally inoperable rigs and other drilling equipment. In our Completion & Production operations, the retirements related to rigs and vehicles that would require significant repair to return to work and other non-core assets.

        During 2012, we recorded a provision for retirement of long-lived assets in multiple operating segments, including $37.1 million in U.S., $33.7 million in Canada, $16.5 million in International and $2.0 million in Rig Services, all from our Drilling & Rig Services business line. The retirements in this business line included mechanical rigs, a jackup rig and other assets that have become inoperable or functionally obsolete and that we do not believe could be returned to service without significant costs to refurbish. Additionally in 2012, we recorded provisions for retirement of long-lived assets of $49.4 million.

        During 2011, we recorded a provision for retirement of long-lived assets totaling $98.1 million in multiple operating segments. This related to the decommissioning and retirement of one jackup rig, 116 land rigs, and a number of rigs and trucks. Our U.S., International and Production Services operations recorded $63.2 million, $26.1 million and $8.9 million, respectively. These assets were deemed to be functionally or economically non-competitive for today's market and are being dismantled for parts and scrap.

        A continued period of lower oil and natural gas prices and their potential impact on our utilization and dayrates could result in the recognition of future impairment charges to additional assets if future cash flow estimates, based upon information then available to management, indicate that the carrying value of those assets may not be recoverable.

Impairments of long-lived assets

        During 2013, we recognized an impairment of $20.0 million to our fleet of coil-tubing units in our Completion & Production Services business line. Intense competition and oversupply of equipment has led to lower utilization and margins for this product line. When these factors were considered as part of our annual impairment tests on long-lived assets, the sum of the estimated future cash flows, on an undiscounted basis, was less than the carrying amount of these assets. The estimated fair values of these assets were calculated using discounted cash flow models involving assumptions based on our utilization of the assets, revenues and direct costs, capital expenditures and working capital requirements. We believe the fair value estimated for purposes of these tests represents a Level 3 fair value measurement. In 2013, we suspended our coil-tubing operations in the United States. A prolonged period of slow economic recovery could continue to adversely affect the demand for and prices of our services, which could result in future impairment charges for other reporting units due to the potential impact on our estimate of our future operating results.

        During the fourth quarter of 2012, we determined that some of our coil-tubing rigs would not be fully utilized as forecasted, which resulted in a triggering event and required a year-end long-lived asset impairment test. Our year-end impairment test resulted in impairment charges of $17.4 million in our U.S. and $32.9 million in our Canada operations.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3 Impairments and Other Charges (Continued)

        We did not record any impairment of long-lived assets in 2011.

Provision for termination of employment contract

        During 2013, Nabors recognized a one-time stock grant valued at $27.0 million, which vested immediately, and $18.0 million in cash awarded and paid to Mr. Petrello in connection with the termination of his prior employment agreement. The Chief Executive Officer and certain other executives' compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity's operations. The amounts included in our consolidated financial statements are $23.0 million in stock awards and $15.3 million in cash. See "Note 18—Commitments and Contingencies" for additional discussion.

        During 2011, we recorded a provision for a contingent liability that existed on December 31, 2011 related to the change of our Chief Executive Officer that occurred in October 2011. This charge resulted from a potential termination payment to our former Chief Executive Officer, Eugene Isenberg, under the terms of his employment contract. Subsequent to December 31, 2011, Mr. Isenberg elected to forego triggering that payment and as a result, we did not owe or make the termination payment. During 2012, we made charitable contributions to benefit the needs of our employees and other community-based causes. Nabors contributed one million common shares previously held by an affiliate to the Nabors Charitable Foundation, a 501(c)(3) organization, in support of this objective. We consider our former Chief Executive Officer to be a significant shareholder of the Company and, therefore, recorded these transactions as equity. During 2012, we recorded the release of the contingent liability, net of tax, through capital in excess of par as a forgiveness of liability from a beneficial owner—see Capital Contribution From Forgiveness of Liability, net of tax in our 2012 Consolidated Statement of Changes in Equity. We recorded the donation of shares of our parent (presented as treasury shares) at their weighted average cost, net of tax, through capital in excess of par.

Intangible asset impairment

        During 2012, we recorded an impairment of the Superior Wells Services, Inc. ("Superior") trade name totaling $75.0 million. The Superior trade name was initially classified as a ten-year intangible asset at the date of acquisition in September 2010. The impairment is a result of the decision to cease using the Superior trade name to reduce confusion in the marketplace and enhance the Nabors brand.

        There were no intangible asset impairments in 2013 or 2011.

Goodwill impairments

        During 2012, we recognized the impairment of goodwill associated with our operations in the U.S. and International drilling operations. The impairments were deemed necessary due to the prolonged uncertainty of utilization of some of our rigs as a result of changes in our customers' plans for future drilling operations in the Gulf of Mexico and our international markets. A prolonged period of lower natural gas prices or changes in laws and regulations could continue to adversely affect the demand for and prices of our services, which could result in future goodwill impairment charges for other reporting units due to the potential impact on our estimate of future operating results.

        There were no goodwill impairments in 2013 or 2011.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 Assets Held for Sale and Discontinued Operations

Assets Held for Sale

        Assets held for sale included the following:

	December 31,
	2013	2012
	(In thousands)
Oil and Gas	$239,936	$377,625
Rig Services	3,328	6,232

	$243,264	$383,857

Oil and Gas Properties

        The carrying value of our assets held for sale represents the lower of carrying value or fair value less costs to sell. We continue to market these properties at prices that are reasonable compared to current fair value. Also, we have deferred tax assets of approximately $15.0 million, which are included in long-term deferred income taxes in our Consolidated Balance Sheets, associated with our oil and gas operations in Canada.

        We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing. In December 2013, we entered into agreements to restructure these contracts, assigning a portion of the obligation to third parties and reducing our future payment commitments. At December 31, 2013, our undiscounted contractual commitments for these contracts approximated $171.2 million, and we had liabilities of $113.6 million, $64.4 million of which were classified as current and are included in accrued liabilities.

        At December 31, 2012, we had liabilities of $206 million, $69 million of which were classified as current and included in accrued liabilities. The amounts at December 31, 2013 and 2012 represented our best estimate of the fair value of the excess capacity of the pipeline commitments calculated using a discounted cash flow model, when considering our disposal plan, current production levels, natural gas prices and expected utilization of the pipeline over the remaining contractual term.

Discontinued Operations

        The operating results from the assets discussed above for all periods presented are retroactively presented and accounted for as discontinued operations in the accompanying audited Consolidated Statements of Income and the respective accompanying notes to the consolidated financial statements.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 Assets Held for Sale and Discontinued Operations (Continued)

Our condensed statements of income (loss) from discontinued operations for each operating segment were as follows:

	Year Ended December 31,
	2013		2012	2011
	(In thousands, except percentages)
Operating revenues
Oil and Gas	$25,327		$27,363	$125,654 (1)
Rig Services	$127,154		$172,335	$76,584
Income (loss) from Oil & Gas discontinued operations:
Income (loss) from discontinued operations	$(17,371)		$(3,958)	$18,880
Less: Impairment charges or other (gains) and losses on sale of wholly owned assets	24,087	(2)	106,096 (3)	208,455 (4)
Less: Income tax expense (benefit)	(14,062)		(44,021)	(98,181)

Income (loss) from Oil and Gas discontinued operations, net of tax	$(27,396)		$(66,033)	$(91,394)

Income (loss) from Rig Services discontinued operations:
Income (loss) from discontinued operations	$17,680		$9,846	$458
Less: Impairment charges or other (gains) and losses on sale of wholly owned assets	(4,368	)(5)	9,087 (6)	8,800 (6)
Less: Income tax expense (benefit)	5,831		2,252	(2,135)

Income (loss) from Rig Services discontinued operations, net of tax	$16,217		$(1,493)	$(6,207)

Oil and Gas

(1)
Includes approximately $83 million of equity in earnings during 2011 for our proportionate share of Remora's net income, inclusive of the gains recognized for asset sales during 2011.

(2)
Includes impairments during 2013 of $61.5 million to write down the carrying value of some of our wholly owned oil and gas-centered assets, partially offset by a gain related to our restructure of our future pipeline obligations.

(3)
Includes adjustments during 2012 to increase our pipeline contractual commitments by $128.1 million and other gains and losses related to the sale of our wholly owned oil and gas-centered assets.

(4)
Includes impairments during 2011 of $255.0 million to write down the carrying value of our wholly owned oil and gas-centered assets.

        In 2013, we sold some of our wholly owned oil and gas assets and received proceeds of $90.0 million.

        In 2012, we sold our remaining wholly owned oil and gas business in Colombia and sold additional wholly owned assets in the United States. In December 2012, we sold our 49.7% ownership interest in the U.S. unconsolidated oil and gas joint venture, to the remaining equity owners. During 2012, we received cumulative gross cash proceeds of $254.5 million from sales of oil and gas assets.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 Assets Held for Sale and Discontinued Operations (Continued)

        In 2011, we sold some of our wholly owned oil and gas assets in Colombia and the United States. Additionally in 2011, Remora Energy International LP ("Remora"), a former unconsolidated international oil and gas joint venture, completed sales of its oil and gas assets in Colombia. During 2011, we received gross cash proceeds of $303.8 million from sales of oil and gas assets.

Rig Services

(5)
Represents the gains recognized from our sale of our logistics services and construction services. In April 2013, we sold the assets of one of our former Canadian subsidiaries that provided logistics services for proceeds of $9.3 million. In October 2013, we sold Peak, one of our businesses in Alaska, for gross cash proceeds of $135.5 million.

(6)
Includes $7.8 million and $7.9 million, respectively, of impairment (a Level 3 measurement) in 2012 and 2011 to our aircraft and logistics assets as a result of the continued downturn in the oil and gas industry in Canada.

        Additional discussion of our policy pertaining to the calculations of our annual impairment tests, including any impairment to goodwill, is set forth in Note 2—Summary of Significant Accounting Policies. A further protraction of lower commodity prices or an inability to sell these assets in a timely manner could result in recognition of future impairment charges.

Note 5 Acquisitions

2013 Acquisitions

        In January 2013, we purchased the business of Navigate Energy Services, Inc. ("NES"), for a total cash price of approximately $37.5 million. NES operates primarily in Texas, Louisiana and North Dakota as a provider of drift-while-drilling and measure-while-drilling services and technology. Their business was focused on directional drilling by oil and gas exploration and development companies. This acquisition expands our technology and development capability for drilling and measurement tools and services, and is included in our Rig Services operating segment. The purchase price was allocated to the net tangible and intangible assets acquired based on their fair value. The excess of the purchase price over the fair values of the assets acquired was recorded as goodwill in the amount of $15.8 million.

        In October 2013, we purchased KVS Transportation, Inc. and D&D Equipment Investments, LLC, (collectively, "KVS") for total consideration of $149.0 million, $66.8 million of which is payable in three equal annual installments through 2016. KVS provided various logistics and support services operating in the oilfield and well-servicing industry. Services are provided by tractor trucks, bobtail trucks, winch trucks, other truck types, trailers, container bins, eyewash stations, various types of tanks, shop equipment and other related support equipment. This acquisition expands our truck fleet, vacuum truck services, and tank and related equipment services, and is included in our Production Services operating segment. The excess of the purchase price over the fair values of the assets acquired was recorded as goodwill in the amount of $35.5 million.

2011 Acquisitions

        In 2011, we paid $65 million in cash to acquire the remaining 50 percent equity interest of Peak Oilfield Service Company ("Peak"), making it a wholly owned subsidiary on this date. Peak provided

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5 Acquisitions (Continued)

construction and rig moving services in icy conditions as well as light and heavy-duty moving, hauling and maintenance services. Previously, we held a 50 percent equity interest with a carrying value of $38.1 million that we had accounted for as an equity method investment. In 2013, we sold Peak. See "Note 4—Assets Held For Sale and Discontinued Operations."

Note 6 Cash and Cash Equivalents and Short-term Investments

        Our cash and cash equivalents and short-term investments consisted of the following:

	December 31,
	2013	2012
	(In thousands)
Cash and cash equivalents	$389,109	$523,257
Short-term investments:
Trading equity securities	—	52,705
Available-for-sale equity securities	96,942	174,610
Available-for-sale debt securities	20,276	25,967

Total short-term investments	$117,218	$253,282

        Certain information related to our cash and cash equivalents and short-term investments follows:

	December 31,
	Fair Value	2013 Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value	2012 Gross Unrealized Holding Gains	Gross Unrealized Holding Losses
	(In thousands)
Cash and cash equivalents	$389,109	$—	$—	$523,257	$—	$—
Short-term investments:
Trading equity securities	—	—	—	52,705	46,981	—
Available-for-sale equity securities	96,942	68,395	—	174,610	137,282	(1,030)
Available-for-sale debt securities:
Commercial paper and CDs	—	—	—	206	—	—
Corporate debt securities	19,388	4,122	—	23,399	1,870	—
Mortgage-backed debt securities	210	11	—	244	15	—
Mortgage-CMO debt securities	20	—	(2)	523	10	(3)
Asset-backed debt securities	658	2	(54)	1,595	28	(192)

Total available-for-sale debt securities	20,276	4,135	(56)	25,967	1,923	(195)

Total available-for-sale securities	117,218	72,530	(56)	200,577	139,205	(1,225)

Total short-term investments	117,218	72,530	(56)	253,282	186,186	(1,225)

Total cash, cash equivalents and short-term investments	$506,327	$72,530	$(56)	$776,539	$186,186	$(1,225)

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6 Cash and Cash Equivalents and Short-term Investments (Continued)

        Certain information related to the gross unrealized losses of our cash and cash equivalents and short-term investments follows:

	As of December 31, 2013
	Less Than 12 Months		More Than 12 Months
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
Available-for-sale equity securities	$—	$—	$—	$—
Available-for-sale debt securities:(1)
Mortgage-CMO debt securities	—	—	20	2
Asset-backed debt securities	395	54	—	—

Total available-for-sale debt securities	395	54	20	2

Total	$395	$54	$20	$2

        The estimated fair values of our corporate, mortgage-backed, mortgage-CMO and asset-backed debt securities at December 31, 2013, classified by time to contractual maturity, are shown below. Expected maturities differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties and we may elect to sell the securities prior to the contractual maturity date.

Estimated Fair Value December 31, 2013
(In thousands)
Debt securities:
Due in one year or less	$—
Due after one year through five years	15,600
Due in more than five years	4,676

Total debt securities	$20,276

        Certain information regarding our debt and equity securities is presented below:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Available-for-sale
Proceeds from sales and maturities	$107,586	$24,010	$12,672
Realized gains, net	$88,158	$13,405	$3,036

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7 Fair Value Measurements

        Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated, or generally unobservable. We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best information available. Accordingly, we employ valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The use of unobservable inputs is intended to allow for fair value determinations in situations where there is little, if any, market activity for the asset or liability at the measurement date. We are able to classify fair value balances utilizing a fair value hierarchy based on the observability of those inputs. Under the fair value hierarchy:

  •
  Level 1 measurements include unadjusted quoted market prices for identical assets or liabilities in an active market;

  •
  Level 2 measurements include quoted market prices for identical assets or liabilities in an active market that have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets; and

  •
  Level 3 measurements include those that are unobservable and of a subjective nature.

        These financial statements also include notes payable, related to the acquisition of KVS, at carrying value which approximates fair value as of December 31, 2013. This fair value (Level 3) was calculated using a discounted cash flow model which incorporates details such as contractual terms, maturity and, in certain instances, timing and amount of future cash flows, as well as assumptions related to liquidity and credit valuation adjustments of marketplace participants. See "Note 5—Acquisitions" for additional discussion.

        Preferred stock is presented on the Consolidated Balance Sheets at fair value as of the acquisition date of Superior. The fair value of our preferred stock is estimated based on prices quoted from third party financial institutions. The fair value (Level 2) of our preferred stock was approximately $69.0 million and $68.6 million as of December 31, 2013 and 2012, respectively. See "Note 15—Preferred Stock" for additional discussion

        The following tables set forth, by level within the fair value hierarchy, our financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2013 and 2012. Our debt securities could transfer into or out of a Level 1 or 2 measure depending on the availability of independent and current pricing at the end of each quarter. During 2013 and 2012, there were no transfers of our financial assets between Level 1 and Level 2 measures. Our financial assets and

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7 Fair Value Measurements (Continued)

liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Short-term investments:
Available-for-sale equity securities from energy industry	$96,080	$862	$—	$96,942
Available-for-sale debt securities:
Corporate debt securities	—	19,388	—	19,388
Mortgage-backed debt securities	—	210	—	210
Mortgage-CMO debt securities	—	20	—	20
Asset-backed debt securities	658	—	—	658

Total short-term investments	$96,738	$20,480	$—	$117,218

	Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Short-term investments:
Available-for-sale equity securities from energy industry	$163,924	$10,686	$—	$174,610
Available-for-sale debt securities:
Commercial paper and CDs	206	—	—	206
Corporate debt securities	—	23,399	—	23,399
Mortgage-backed debt securities	—	244	—	244
Mortgage-CMO debt securities	—	523	—	523
Asset-backed debt securities	1,595	—	—	1,595
Trading equity securities from energy industry	52,705	—	—	52,705

Total short-term investments	$218,430	$34,852	$—	$253,282

Nonrecurring Fair Value Measurements

        Fair value measurements were applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which would consist of measurements primarily to assets held for sale, goodwill, intangible assets and other long-lived assets, assets acquired and liabilities assumed in a business combination and our pipeline contractual commitment.

Fair Value of Financial Instruments

        The fair value of our financial instruments has been estimated in accordance with GAAP. The fair value of our long-term debt, revolving credit facility, commercial paper and subsidiary preferred stock is

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7 Fair Value Measurements (Continued)

estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of these liabilities were as follows:

	December 31,
	2013			2012
	Effective Interest Rate	Carrying Value	Fair Value	Effective Interest Rate	Carrying Value	Fair Value
	(In thousands)
2.35% senior notes due September 2016	2.56%	$349,820	$354,694	6.42%	$—	$—
6.15% senior notes due February 2018	6.42%	969,928	1,097,480	6.42%	968,708	1,164,813
9.25% senior notes due January 2019	9.33%	339,607	428,733	9.33%	1,125,000	1,492,819
5.00% senior notes due September 2020	5.20%	697,947	731,955	5.20%	697,648	770,707
4.625% senior notes due September 2021	4.75%	698,148	709,793	4.75%	697,907	755,517
5.10% senior notes due September 2023	5.26%	348,765	349,731	0.00%	—	—
Subsidiary preferred stock	4.00%	69,188	69,000	4.00%	69,188	68,625
Revolving credit facility	2.28%	170,000	170,000	2.17%	890,000	890,000
Commercial paper	0.45%	329,844	329,844	0.00%	—	—
Other	0.00%	10,243	10,243	0.00%	437	437

Total		$3,983,490	$4,251,473		$4,448,888	$5,142,918

        The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.

        As of December 31, 2013, our short-term investments were carried at fair market value and included $117.2 million in securities classified as available-for-sale. As of December 31, 2012, our short-term investments were carried at fair market value and included $200.6 million and $52.7 million in securities classified as available-for-sale and trading, respectively.

Note 8 Share-Based Compensation

        We compensate some of our employees in the form of share-based awards issued from NIL. The Chief Executive Officer and certain other executives' compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity's operations. The amount of compensation expense we recognize is based on the grant-date fair value and we pay cash to NIL as awards vest. Total share-based compensation expense, which includes stock options and restricted stock, totaled $46.0 million, $16.2 million and $18.9 million for 2013, 2012 and 2011, respectively, and is included in direct costs and general and administrative expenses in our Consolidated Statements of Income. See "Note 21—Segment Information."

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8 Share-Based Compensation (Continued)

        Nabors restricted stock share-based awards also include two types of performance share awards: the first, based on Nabors performance measured against pre-determined performance metrics and the second, based on market conditions measured against a predetermined peer group. The performance period for the awards granted in 2013 commenced on January 1, 2013 and ended December 31, 2013.

Stock Option Plans

        As of December 31, 2013, Nabors had several stock plans under which options to purchase Nabors common shares could be granted to key officers and managerial employees of Red Lion and its subsidiaries. Options granted under the plans generally are at prices equal to the fair market value of Nabors shares on the date of the grant. Options granted under the plans generally are exercisable in varying cumulative periodic installments after one year. In the case of certain key executives, options granted may vest immediately on the grant date. Options granted under the plans cannot be exercised more than ten years from the date of grant. Options to purchase 7.8 million and 14.3 million Nabors common shares remained available for grant as of December 31, 2013 and 2012, respectively. Of the Nabors common shares available for grant as of December 31, 2013, approximately 6.8 million of these shares are also available for issuance in the form of restricted shares.

        The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model which uses assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatilities are based on implied volatilities from traded options on Nabors' common shares, historical volatility of Nabors' common shares, and other factors. We use historical data to estimate the expected term of the options and employee terminations within the option-pricing model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of the options represents the period of time that the options granted are expected to be outstanding.

        We also consider an estimated forfeiture rate for these option awards, and we recognize compensation cost only for those shares that are expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three to five years. The forfeiture rate is based on historical experience. Estimated forfeitures have been adjusted to reflect actual forfeitures during 2013.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8 Share-Based Compensation (Continued)

        Stock option transactions under our various stock-based employee compensation plans are presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands, except exercise price)
Options outstanding as of December 31, 2012	18,758	$20.27
Granted	32	15.91
Exercised	(577)	9.34
Forfeited	(2,792)	19.33

Options outstanding as of December 31, 2013	15,421	$20.84	3.31 years	$44,910

Options exercisable as of December 31, 2013	14,872	$20.84	3.13 years	$44,592

        Of the options outstanding, 14.9 million, 17.1 million and 21.3 million were exercisable at weighted-average exercise prices of $20.84, $20.80 and $19.49, as of December 31, 2013, 2012 and 2011, respectively.

        During 2013, 2012 and 2011, respectively, Nabors awarded options vesting over periods up to four years to purchase 32,000, 644,822 and 813,087 of Nabors common shares to our employees and executive officers.

        The fair value of stock options granted during 2013, 2012 and 2011 was calculated using the Black-Scholes option pricing model and the following weighted-average assumptions:

	Year Ended December 31,
	2013	2012	2011
Weighted average fair value of options granted	$6.01	$9.47	$6.19
Weighted average risk free interest rate	0.57%	0.63%	0.65%
Dividend yield	0.69%	0%	0%
Volatility(1)	51.01%	55.84%	51.11%
Expected life	4.0 years	4.0 years	4.0 years

(1)
Expected volatilities are based on implied volatilities from publicly traded options to purchase Nabors' common shares, historical volatility of Nabors' common shares and other factors.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8 Share-Based Compensation (Continued)

        A summary of our unvested stock options as of December 31, 2013, and the changes during the year then ended is presented below:

Unvested Stock Options	Outstanding	Weighted-Average Grant-Date Fair Value
	(In thousands, except fair value)
Unvested as of December 31, 2012	1,623	$5.61
Granted	32	6.01
Vested	(1,043)	3.91
Forfeited	(63)	5.47

Unvested as of December 31, 2013	549	$8.88

        The total intrinsic value of options exercised during 2013, 2012 and 2011 was $4.1 million, $23.1 million and $17.1 million, respectively. The total fair value of options that vested during the years ended December 31, 2013, 2012 and 2011 was $4.1 million, $7.1 million and $4.7 million, respectively.

        As of December 31, 2013, there was $3.8 million of total future compensation cost related to unvested options that are expected to vest. That cost is expected to be recognized over a weighted-average period of approximately one year.

Restricted Stock

        Our stock plans allow grants of Nabors restricted stock. Nabors restricted stock is issued on the grant date, but cannot be sold or transferred. Nabors restricted stock vests in varying periodic installments ranging up to five years.

        A summary of our restricted stock as of December 31, 2013, and the changes during the year then ended, is presented below:

Restricted stock	Outstanding	Weighted-Average Grant-Date Fair Value
	(In thousands, except fair value)
Unvested as of December 31, 2012	1,596	$23.51
Granted	3,971	16.44
Vested	(1,929)	18.48
Forfeited	(247)	20.07

Unvested as of December 31, 2013	3,391	$18.28

        During 2013, 2012 and 2011, Nabors awarded 3,971,414, 836,015 and 1,024,379 shares of restricted stock, respectively, to our employees. These awards had an aggregate value at their date of grant of $65.2 million, $17.1 million and $27.9 million, respectively, and were scheduled to vest over a period of up to four years. The fair value of Nabors restricted stock that vested during 2013, 2012 and 2011 was $31.9 million, $8.1 million and $17.4 million, respectively. The fair value of these awards is based on the closing price of Nabors stock on the date the awards are granted.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8 Share-Based Compensation (Continued)

        As of December 31, 2013, there was $44.5 million of total future compensation cost related to unvested Nabors restricted stock awards that are expected to vest. That cost is expected to be recognized over a weighted-average period of approximately one year.

Restricted Stock Based on Performance Conditions

        During the first quarter of 2014, Nabors granted 307,964 restricted stock performance-based awards for fiscal year 2013 to some of our executives. These awards vest over a period up to three years. The performance awards granted are based upon achievement of specific financial or operational objectives. The number of shares granted was determined by the number of performance goals achieved. Our performance shares based on performance conditions are liability-classified awards, of which our accrued liabilities included $1.6 million at December 31, 2013. The fair value of these awards was estimated at each reporting period during 2013, based on internal metrics and marked to market at December 31, 2013.

Restricted Stock Based on Market Conditions

        During 2013, Nabors began granting restricted stock awards based on market conditions to some of our executives. Nabors granted 300,843 such awards with an aggregate fair value of $3.1 million. These shares were granted based on the comparative performance of Nabors Total Shareholder Return ("TSR") relative to a peer group over a three-year period.

        The grant date fair value of these awards was based on a Monte Carlo model, using the following assumptions during 2013:

Risk free interest rate	0.41%
Expected volatility	46.00%
Closing stock price	$16.53
Expected term (in years)	2.82

        The following table sets forth information regarding outstanding Nabors restricted stock based on market conditions as of December 31, 2013:

Market based restricted stock	Outstanding	Weighted-Average Grant-Date Fair Value
	(In thousands, except fair value)
Outstanding as of December 31, 2012	—	$—
Granted	301	10.42
Vested	—	—
Forfeited	—	—

Outstanding as of December 31, 2013	301	$10.42

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9 Property, Plant and Equipment

        The major components of our property, plant and equipment are as follows:

	December 31,
	2013	2012
	(In thousands)
Land	$63,733	$49,965
Buildings	163,962	154,878
Drilling, workover and well-servicing rigs, and related equipment	12,818,136	12,364,021
Marine transportation and supply vessels	14,062	14,054
Oilfield hauling and mobile equipment	1,322,798	1,313,339
Other machinery and equipment	168,465	176,468
Construction-in-process(1)	693,475	363,537

	$15,244,631	$14,436,262
Less: accumulated depreciation and amortization	(6,646,818)	(5,724,174)

	$8,597,813	$8,712,088

(1)
Relates primarily to amounts capitalized for new or substantially new drilling, workover and well-servicing rigs that were under construction and had not yet been placed in service as of December 31, 2013 or 2012.

        Repair and maintenance expense included in direct costs in our Consolidated Statements of Income totaled $510.8 million, $563.5 million and $586.4 million during 2013, 2012 and 2011, respectively.

        Interest costs of $13.0 million, $19.4 million and $24.0 million were capitalized during 2013, 2012 and 2011, respectively.

Note 10 Investments in Unconsolidated Affiliates

        Our principal investment in unconsolidated affiliates accounted for using the equity method include drilling and workover operations located in Saudi Arabia (51% ownership). This unconsolidated affiliate is integral to our operations. See "Note 17—Related-Party Transactions" for additional information. During 2011 and 2012, we sold our equity interests in unconsolidated oil and gas joint ventures.

        Combined condensed financial data for investments in unconsolidated affiliates, including assets classified as held for sale, are summarized as follows:

	December 31,
	2013	2012
	(In thousands)
Current assets	$442,703	$174,977
Long-term assets	$138,222	$161,207
Current liabilities	$440,585	$194,504
Long-term liabilities	$4,169	$3,389

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10 Investments in Unconsolidated Affiliates (Continued)

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Gross revenues	$562,101	$657,362	$760,257
Gross margin	$46,446	$107,035	$205,502
Net income (loss)	$1,088	$(624,172)	$327,760
Red Lion's earnings (losses) from unconsolidated affiliates(1)	$39	$(288,718)	$85,448

(1)
Red Lion's earnings (losses) from unconsolidated affiliates included in discontinued operations, net of tax was $76.5 million for the year ended December 31, 2011.

Note 11 Financial Instruments and Risk Concentration

        We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. These risks arise primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates, and marketable and non-marketable security prices as discussed below.

Foreign Currency Risk

        We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk or foreign currency devaluation risk. The most significant exposures arise in connection with our operations in Venezuela and Canada, which usually are substantially unhedged.

        At various times, we utilize local currency borrowings (foreign-currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate.

Credit Risk

        Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, short-term and long-term investments and accounts receivable. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our short-term and long-term investments are managed within established guidelines that limit the amounts that may be invested with any one issuer and provide guidance as to issuer credit quality. We believe that the credit risk in our cash and investment portfolio is minimized as a result of the mix of our investments. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers, and we generally do not require material collateral. We do occasionally require prepayment of amounts from customers whose creditworthiness is in question prior to providing services to them. We maintain

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11 Financial Instruments and Risk Concentration (Continued)

reserves for potential credit losses, and these losses historically have been within management's expectations.

Interest Rate and Marketable and Non-marketable Security Price Risk

        Our financial instruments that are potentially sensitive to changes in interest rates include our 2.35%, 5.10%, 6.15%, 9.25%, 5.0% and 4.625% senior notes, our investments in debt securities (including corporate, asset-backed, mortgage-backed debt and mortgage-CMO debt securities) and our investments in overseas funds that invest primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed and mortgage-backed securities, global structured-asset securitizations, whole-loan mortgages, and participations in whole loans and whole-loan mortgages), which are classified as long-term investments.

        We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of a counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect on the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.

Note 12 Debt

        Debt consisted of the following:

	As of December 31,
	2013	2012
	(In thousands)
2.35% senior notes due September 2016	$349,820	$—
6.15% senior notes due February 2018	969,928	968,708
9.25% senior notes due January 2019	339,607	1,125,000
5.00% senior notes due September 2020	697,947	697,648
4.625% senior notes due September 2021	698,148	697,907
5.10% senior notes due September 2023	348,765	—
Revolving credit facility	170,000	890,000
Commercial paper	329,844	—
Other	10,243	437

	$3,914,302	$4,379,700
Less: current portion	10,185	364

	$3,904,117	$4,379,336

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12 Debt (Continued)

        As of December 31, 2013, the maturities of our primary debt for each of the five years after 2013 and thereafter are as follows:

	Paid at Maturity
	(In thousands)
2014	$—
2015	—
2016	350,000	(1)
2017	499,844	(2)
2018	975,000	(3)
Thereafter	2,089,607	(4)

	$3,914,451

(1)
Represents our 2.35% senior notes due September 2016

(2)
Represents amounts drawn on our revolving credit facility and commercial paper, which expires November 2017

(3)
Represents our 6.15% senior notes due February 2018

(4)
Represents our 9.25% senior notes due January 2019, 5.0% senior notes due September 2020, 4.625% senior notes due September 2021 and 5.10% senior notes due September 2023

2.35% and 5.10% Senior Notes Due September 2016 and September 2023

        In September 2013, Nabors Industries, Inc., a Delaware corporation ("Nabors Delaware"), our wholly owned subsidiary, completed a private placement of $700 million aggregate principal amount of senior notes, comprised of $350 million aggregate principal amount of 2.35% senior notes due 2016 and $350 million aggregate principal amount of 5.10% senior notes due 2023. The notes are unsecured and fully and unconditionally guaranteed by NIL. The notes were sold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A and to certain investors outside of the United States under Regulation S under the Securities Act. The notes pay interest semiannually on March 15 and September 15, beginning on March 15, 2014. The 2.35% senior notes will mature on September 15, 2016, and the 5.10% senior notes will mature on September 15, 2023.

        The notes rank equal in right of payment to all of Nabors Delaware's existing and future senior unsubordinated debt. The notes rank senior in right of payment to all of our existing and future senior subordinated and subordinated debt. NIL's guarantee of the notes is unsecured and ranks equal in right of payment to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The indenture includes covenants customary for transactions of this type that, subject to significant exceptions, limit our subsidiaries' ability to, among other things, incur certain liens or enter into sale and leaseback transactions. In the event of a Change of Control Trigger Event, as defined in the indenture, with respect to a series of the notes, the holders of that series of notes may require Nabors Delaware to purchase all or a portion of each senior note in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any. The notes are redeemable in whole or in part at any time at the option of Nabors Delaware at the redemption prices specified in the indenture, plus

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12 Debt (Continued)

accrued and unpaid interest. Nabors Delaware used the proceeds from the issuance of the notes, together with cash on hand, to redeem a portion of its 9.25% senior notes due 2019.

6.15% Senior Notes Due February 2018

        In February 2008, Nabors Delaware completed a private placement of $575 million aggregate principal amount of 6.15% senior notes due 2018, which are unsecured and are fully and unconditionally guaranteed by NIL. On July 22, 2008, Nabors Delaware completed an additional private placement under the same indenture of $400 million aggregate principal amount of 6.15% senior notes due 2018, and fully and unconditionally guaranteed by NIL. These new notes are subject to the same rates, terms and conditions and together will be treated as a single class of debt securities under the indenture (together $975 million 6.15% senior notes due 2018). The issue of notes was resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain investors outside of the United States pursuant to Regulation S under the Securities Act. The notes bear interest at a rate of 6.15% per year, payable semi-annually on February 15 and August 15 and will mature on February 15, 2018.

        The notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware's future secured debt. The senior notes rank equally with any of Nabors Delaware's other existing and future unsubordinated debt and are senior in right of payment to any of Nabors Delaware's future senior subordinated debt. NIL's guarantee of the senior notes is unsecured and ranks equal in right of payment to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The notes are subject to redemption by Nabors Delaware, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes then outstanding to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest, determined in the manner set forth in the indenture. In the event of a change in control triggering event, as defined in the indenture, the holders of notes may require Nabors Delaware to purchase all or any part of each note in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, except to the extent Nabors Delaware has exercised its right to redeem the notes.

9.25% Senior Notes Due January 2019

        In September 2013, Nabors Delaware commenced a cash tender offer for any and all of its outstanding 9.25% senior notes due 2019, which expired on September 11, 2013. On September 12, 2013, Nabors Delaware accepted for repurchase all of the notes that were validly tendered and not validly withdrawn prior to the expiration of the tender offer, totaling $785.4 million aggregate principal amount of the notes (including $14 million held by a consolidated affiliate). Nabors Delaware paid the holders an aggregate of approximately $1.0 billion in cash, reflecting principal, accrued and unpaid interest and a premium of $211.9 million (including related fees), from the proceeds of the 2.35% senior notes due 2016 and 5.10% senior notes due 2023 issued in September 2013, discussed above, borrowings under its commercial paper program and cash on hand. Following the repurchase, $339.6 million aggregate principal amount of the 9.25% senior notes remains outstanding. The 9.25% senior notes due 2019 have similar rankings, covenants and change of control provisions as Nabors Delaware's other series of senior notes. The premium represents the loss on the debt extinguishment and is included in the impairments and other charges line of our Consolidated Statements of Income for the year ended December 31, 2013.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12 Debt (Continued)

5.0% Senior Notes Due September 2020

        In September 2010, Nabors Delaware completed a private placement of $700 million aggregate principal amount of 5.0% senior notes due 2020, which are unsecured and fully and unconditionally guaranteed by NIL. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A and to certain investors outside of the United States under Regulation S. The notes pay interest semi-annually on March 15 and September 15 and will mature on September 15, 2020.

        The notes rank equal in right of payment to all of Nabors Delaware's existing and future unsubordinated indebtedness, and senior in right of payment to all of Nabors Delaware's existing and future senior subordinated and subordinated indebtedness. NIL's guarantee of the notes is unsecured and an unsubordinated obligation and ranks equal in right of payments to all of our unsecured and unsubordinated indebtedness from time to time outstanding. In the event of a change of control triggering event, as defined in the indenture, the holders of the notes may require Nabors Delaware to purchase all or a portion of the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. The notes are redeemable in whole or in part at any time at the option of Nabors Delaware at a redemption price, plus accrued and unpaid interest, as specified in the indenture. Nabors Delaware used a portion of the proceeds to repay the borrowing under a revolving credit facility incurred to fund our acquisition in September 2010.

4.625% Senior Notes Due September 2021

        In August 2011, Nabors Delaware completed a private placement of $700 million aggregate principal amount of 4.625% senior notes due 2021, which are unsecured and fully and unconditionally guaranteed by NIL. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A and to certain investors outside of the United States under Regulation S. The notes pay interest semi-annually on March 15 and September 15 and will mature on September 15, 2021.

        The notes rank equal in right of payment to all of Nabors Delaware's existing and future unsubordinated indebtedness, and senior in right of payment to all of Nabors Delaware's existing and future senior subordinated and subordinated indebtedness. NIL's guarantee of the notes is unsecured and an unsubordinated obligation and ranks equal in right of payments to all of our unsecured and unsubordinated indebtedness from time to time outstanding. In the event of a change of control triggering event, as defined in the indenture, the holders of the notes may require Nabors Delaware to purchase all or a portion of the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. The notes are redeemable in whole or in part at any time at the option of Nabors Delaware at a redemption price, plus accrued and unpaid interest, as specified in the indenture. Nabors Delaware used a portion of the proceeds to pay back borrowings on our revolving credit facilities and for other general corporate purposes.

5.375% Senior Notes Due August 2012

        In August 2012, we paid $282.4 million to holders of Nabors Delaware's 5.375% senior notes, representing principal of $275.0 million and accrued interest of $7.4 million. We used cash on hand and $270 million from revolving credit facilities to pay this obligation.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12 Debt (Continued)

Senior Exchangeable Notes

        In May 2011, the remaining $1.4 billion aggregate principal amount of our 0.94% senior exchangeable notes matured, and we redeemed them with $1.2 billion of borrowings under our revolving credit facilities and available cash.

Commercial Paper Program

        In April 2013, Nabors Delaware established a commercial paper program. This program allows for the issuance from time to time of up to an aggregate amount of $1.5 billion in commercial paper with a maturity of no more than 397 days. Our commercial paper borrowings are classified as long-term debt because the borrowings are fully supported by availability under our revolving credit facility, which matures as currently structured in November 2017, more than one year from the date of the Consolidated Balance Sheets. As of December 31, 2013, we had approximately $329.8 million of commercial paper outstanding; we used the proceeds to reduce borrowings under our revolving credit facility and redeem debt. The weighted average interest rate on borrowings at December 31, 2013 was 0.446%.

Revolving Credit Facility

        At December 31, 2013, we had $1.3 billion of remaining availability under our $1.5 billion revolving credit facility. The weighted average interest rate on borrowings at December 31, 2013 was 1.49%. The revolving credit facility contains various covenants and restrictive provisions that limit our ability to incur additional indebtedness, make investments or loans and create liens and require Nabors to maintain a net funded indebtedness to total capitalization ratio, as defined in each agreement. We were in compliance with all covenants under the agreement at December 31, 2013. If we fail to perform our obligations under the covenants, the revolving credit commitment could be terminated, and any outstanding borrowings under the facility could be declared immediately due and payable.

Short-Term Borrowings

        We had 10 letter-of-credit facilities with various banks as of December 31, 2013. Availability and borrowings under our letter-of-credit facilities are as follows:

December 31, 2013
(In thousands)
Credit available	$523,204
Less: Letters of credit outstanding, inclusive of financial and performance guarantees	321,818

Remaining availability	$201,386

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13 Income Taxes

        The change in our unrecognized tax benefits during 2013, 2012 and 2011 were as follows:

	Year Ended December 31,
	2013		2012	2011
	(In thousands)
Balance as of January 1	$83,950		$68,848	$81,174
Additions based on tax positions related to the current year	145		922	1,850
Additions for tax positions of prior years	3,360		16,372 (2)	11,748
Reductions for tax positions for prior years	(30,320)	(1)	(1,174)	(11,082)
Settlements	(9,583)		(1,018)	(14,842)

Balance as of December 31	$47,552		$83,950	$68,848

(1)
Includes $21.6 million related to settlements in Mexico, Canada and Algeria and $8.7 million due to the expiration of statutes.

(2)
Includes an unrecognized tax benefit of $10.4 million related to a Mexico audit assessment.

        The balance also represents the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate in future periods. As of December 31, 2013, 2012 and 2011, we had approximately $20.6 million, $42.8 million and $28.2 million, respectively, of interest and penalties related to our total gross unrecognized tax benefits. During 2013, 2012 and 2011, we accrued and recognized estimated interest related to unrecognized tax benefits and penalties of approximately $5.2 million, $2.7 million and $4.6 million, respectively. We recognize interest and penalties related to income tax matters in the income tax expense (benefit) line item in our Consolidated Statements of Income.

        We are subject to income taxes in the United States and numerous other jurisdictions. A number of our United States and non-United States income tax returns from 1998 through 2012 are currently under audit examination. We anticipate that several of these audits could be finalized within the next 12 months. It is possible that the benefit relating to our unrecognized tax positions could significantly increase or decrease within the next 12 months. However, based on the current status of examinations, and the protocol for finalizing audits with the relevant tax authorities, which could include formal legal proceedings, it is not possible to estimate the future impact of the amount of changes, if any, to recorded uncertain tax positions at December 31, 2013.

        Income from continuing operations before income taxes was comprised of the following:

	Year Ended December 31,
United States and Other Jurisdictions	2013	2012	2011
	(In thousands)
United States	$(88,471)	$200,238	$206,952
Other jurisdictions	206,849	88,678	325,484

Income from continuing operations before income taxes	$118,378	$288,916	$532,436

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13 Income Taxes (Continued)

        Income taxes have been provided based upon the tax laws and rates in the countries where we operate. We are a Bermuda exempted company. Bermuda does not impose corporate income taxes. Our U.S. subsidiaries are subject to a U.S. federal tax rate of 35%.

        Income tax expense (benefit) from continuing operations consisted of the following:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Current:
U.S. federal	$(16,934)	$25,802	$27,649
Outside the U.S.	43,995	87,978	45,357
State	5,933	34,242	38,321

	$32,994	$148,022	$111,327

Deferred:
U.S. federal	$(72,555)	$(76,953)	$52,158
Outside the U.S.	(5,188)	(9,484)	16,692
State	(13,507)	(13,331)	(13,050)

	$(91,250)	$(99,768)	$55,800

Income tax expense (benefit)	$(58,256)	$48,254	$167,127

        Red Lion is not subject to tax in Bermuda. A reconciliation of the differences between taxes on income before income taxes computed at the appropriate statutory rate and our reported provision for income taxes follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Income tax provision at statutory (Bermuda rate of 0%)	$—	$—	$—
Taxes on U.S. and other international earnings (losses) at greater than the Bermuda rate	(29,481)	(37,590)	122,711
Increase in valuation allowance	25,592	33,730	4,785
Effect of change in tax rate	—	—	(258)
Tax reserves and interest	(46,792)	31,204	14,618
State income taxes	(7,575)	20,910	25,271

Income tax expense (benefit)	$(58,256)	$48,254	$167,127

Effective tax rate	(49.2)%	16.7%	31.4%

        The changes in our effective tax rate from 2012 to 2013 and from 2011 to 2012 resulted mainly from the proportion of income generated in the United States versus other countries where we operate and settlements of tax disputes. In general, the effective tax rate reflects the proportion of income generated in the United States versus other countries where we operate. Income generated in the United States is generally taxed at a higher rate than other jurisdictions.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13 Income Taxes (Continued)

        The significant components of our deferred tax assets and liabilities were as follows:

	December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$1,658,084	$1,826,597
Equity compensation	32,219	29,337
Deferred revenue	35,689	33,523
Tax credit and other attribute carryforwards	109,294	110,563
Insurance loss reserves	4,645	10,873
Accrued Interest	224,959	55,143
Other	161,253	46,827

Subtotal	2,226,143	2,112,863
Valuation allowance	(1,547,441)	(1,520,852)

Deferred tax assets:	$678,702	$592,011
Deferred tax liabilities:
Depreciation and amortization for tax in excess of book expense	$967,689	$945,888
Variable interest investments	85,979	144,020
Other	17,890	—

Deferred tax liability	$1,071,558	$1,089,908

Net deferred assets (liabilities)	$(392,856)	$(497,897)

Balance Sheet Summary:
Net current deferred asset	$121,316	$110,480
Net noncurrent deferred asset(1)	6,489	4,408
Net current deferred liability(2)	(3,075)	(10,721)
Net noncurrent deferred liability	(517,586)	(602,064)

Net deferred asset (liability)	$(392,856)	$(497,897)

(1)
This amount is included in other long-term assets.

(2)
This amount is included in accrued liabilities.

        For U.S. federal income tax purposes, we have net operating loss ("NOL") carryforwards of approximately $213.0 million that, if not utilized, will expire between 2018 and 2033. The NOL carryforwards for alternative minimum tax purposes are approximately $132.0 million. Additionally, we have NOL carryforwards in other jurisdictions of approximately $5.4 billion of which $492.0 million that, if not utilized, will expire at various times from 2014 to 2033. We provide a valuation allowance against NOL carryforwards in various tax jurisdictions based on our consideration of existing temporary differences and expected future earning levels in those jurisdictions. We have recorded a deferred tax asset of approximately $1.44 billion as of December 31, 2013 relating to NOL carryforwards that have an indefinite life in several non-U.S. jurisdictions. A valuation allowance of approximately $1.43 billion

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13 Income Taxes (Continued)

has been recognized because we believe it is more likely than not that substantially all of the deferred tax asset will not be realized.

        The NOL carryforwards by year of expiration:

Year Ended December 31,	Total	U.S. Federal	Non-U.S.
	(In thousands)
2014	$14,538	$—	$14,538
2015	12,052	—	12,052
2016	37,089	—	37,089
2017	36,674	—	36,674
2018	54,102	999	53,103
2019	21,666	17,722	3,944
2020	17,065	—	17,065
2021	24,020	—	24,020
2022	475	—	475
2023	5,673	—	5,673
2030	28,173	—	28,173
2031	259,630	189,444	70,186
2032	82,328	—	82,328
2033	94,533	4,778	89,755

Subtotal: expiring NOLs	$688,018	$212,943	$475,075
Non-expiring NOLs	4,924,153	—	4,924,153

Total	$5,612,171	$212,943	$5,399,228

        In addition, for state income tax purposes, we have net operating loss carryforwards of approximately $304.0 million that, if not utilized, will expire at various times from 2014 to 2033.

        Under U.S. federal tax law, the amount and availability of loss carryforwards (and certain other tax attributes) are subject to a variety of interpretations and restrictive tests applicable to Red Lion and our subsidiaries. The utilization of these carryforwards could be limited or effectively lost upon certain changes in our shareholder base. Accordingly, although we believe substantial loss carryforwards are available to us, no assurance can be given that they will be available in the future.

        Various bills have been introduced in the U.S. Congress that could reduce or eliminate the U.S. tax benefits associated with our 2002 reorganization as a Bermuda company. Legislation enacted by Congress in 2004 provides that a corporation that reorganized in a foreign jurisdiction on or after March 4, 2003 be treated as a domestic corporation for United States federal income tax purposes. There has been and we expect that there may continue to be legislation proposed in Congress from time to time which, if enacted, could limit or eliminate the tax benefits associated with our reorganization.

        Because we cannot predict whether legislation will ultimately be adopted, no assurance can be given that the tax benefits associated with our reorganization will ultimately accrue to the benefit of the Company and its shareholders. It is possible that future changes to tax laws (including tax treaties) could impact our ability to realize the tax savings recorded to date as well as future tax savings resulting from our reorganization.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14 Common Shares

        On June 26, 2014, in connection with a larger restructuring of the Company's business, approved by the Board of Directors, we altered our existing share capital by subdividing 12,000 common shares with a par value of $1.00 each into 1,200,000 common shares with a par value of $0.01 each. This increased our authorized share capital from $12,000 to $8,000,000 by the creation of 798,800,000 new common shares of par value $0.01 each to rank pari passu with the existing shares. Earnings per share and common shares outstanding are reported giving retrospective effect to the aforementioned transactions in these financials.

        Red Lion, as a wholly owned subsidiary of NIL, holds treasury shares of NIL. From time to time, treasury shares may be reissued. When shares are reissued, we use the weighted-average-cost method for determining cost. The difference between the cost of the shares and the issuance price is added to or deducted from our capital in excess of par value account. We have received dividends amounting to $4.5 million for the year ended December 31, 2013. These dividends have been recorded as an increase to shareholder's equity within our consolidated financial statements.

Note 15 Subsidiary Preferred Stock

        Nabors Completion & Production Services Co. ("NCPS"), a wholly owned subsidiary, had 75,000 shares of Series A Preferred Stock ("preferred stock"), $0.01 par value per share, outstanding at December 31, 2013 and 2012. There are 10,000,000 shares authorized. The preferred stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by its board; the board may also fix the number of shares constituting each series and increase or decrease the number of shares of any series.

        Holders of the preferred stock are entitled to receive, when and if declared by its board, out of assets legally available therefor, cumulative cash dividends at the rate per annum of $40.00 per share of preferred stock. Dividends on the preferred stock are payable quarterly in arrears on December 1, March 1, June 1 and September 1 of each year (and, in the case of any undeclared and unpaid dividends, at such additional times and for such interim periods, if any, as determined by its board), at such annual rate. Dividends are cumulative from the date of the original issuance of the preferred stock, whether or not in any dividend period or periods we have assets legally available for the payment of such dividends.

        As of December 31, 2013, dividends on outstanding shares of preferred stock had been declared and paid in full with respect to each quarter since its issuance.

Liquidation Preference

        Holders of preferred stock are entitled to receive, in the event that NCPS is liquidated, dissolved or wound up, whether voluntarily or involuntarily, $1,000 per share (the "Liquidation Value") plus an amount per share equal to all dividends undeclared and unpaid thereon to the date of final distribution (the "Liquidation Preference"), and no more. Until the holders of preferred stock have been paid the Liquidation Preference in full, NCPS may not make any payment to any holder of stock that ranks junior to the preferred stock upon liquidation, dissolution or winding up. As of December 31, 2013, the preferred stock had a total Liquidation Preference of $75.0 million.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15 Subsidiary Preferred Stock (Continued)

Redemption

        The preferred stock is redeemable, in whole or in part, and at NCPS's option, at any time on or after November 18, 2013, for a redemption price of 101% of the Liquidation Value, plus all accrued dividends. The redemption price is payable in cash.

        As a result of the Superior acquisition in 2010, each share of preferred stock is convertible, at the option of the holder thereof, into $22.12 for each share of NCPS common stock into which the preferred share would have been convertible prior to the acquisition (a "deemed common share"). The preferred shares had a conversion price of $25.00 per deemed common share prior to the acquisition (equivalent to a conversion rate of 40 deemed common shares for each share of preferred stock), representing 3,000,000 deemed common shares. This results in a redemption value of $75.8 million at December 31, 2013, payable in cash. The right to convert shares of preferred stock that may be called for redemption will terminate at the close of business on the day preceding a redemption date.

Voting Rights

        Except as otherwise required from time to time by applicable law or upon certain events of default, the holders of preferred stock have no voting rights, and their consent is not required for taking any corporate action. When and if the holders of the preferred stock are entitled to vote, each holder will be entitled to one vote per share.

Note 16 Pension, Postretirement and Postemployment Benefits

Pension Plans

        In conjunction with our acquisition of Pool Energy Services Co. ("Pool") in November 1999, we acquired the assets and liabilities of a defined benefit pension plan, the Pool Company Retirement Income Plan (the "Pool Pension Plan"). Benefits under the Pool Pension Plan are frozen and participants were fully vested in their accrued retirement benefit on December 31, 1998.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16 Pension, Postretirement and Postemployment Benefits (Continued)

        Summarized information on the Pool Pension Plan is as follows:

	Pension Benefits
	2013	2012
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$29,205	$26,659
Interest cost	1,078	1,116
Actuarial loss (gain)	(3,360)	2,107
Benefit payments	(730)	(677)

Benefit obligation at end of year(1)	$26,193	$29,205

Change in plan assets:
Fair value of plan assets at beginning of year	$18,780	$16,352
Actual (loss) returns on plan assets	2,736	1,598
Employer contributions	598	1,507
Benefit payments	(730)	(677)

Fair value of plan assets at end of year	$21,384	$18,780

Funded status:
Underfunded status at end of year	$(4,809)	$(10,425)
Amounts recognized in consolidated balance sheets:
Other long-term liabilities	$(4,809)	$(10,425)

(1)
As of December 31, 2013 and 2012, the accumulated benefit obligation was the same as the projected benefit obligation.

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Components of net periodic benefit cost (recognized in our consolidated statements of income):
Interest cost	$1,078	$1,116	$1,198
Expected return on plan assets	(1,210)	(1,086)	(1,008)
Recognized net actuarial loss	1,123	1,034	628

Net periodic benefit cost	$991	$1,064	$818

Weighted-average assumptions:
Weighted-average discount rates	4.75%	3.75%	4.25%
Expected long-term rate of return on plan assets	6.50%	6.50%	6.50%

        For the years ended December 31, 2013, 2012 and 2011, the net actuarial loss amounts included in other comprehensive income were approximately ($6.6) million, ($12.7) million and ($12.1) million, respectively.

        The amount included in other comprehensive income that is expected to be recognized as a component of net periodic benefit cost during 2014 is approximately $0.5 million.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16 Pension, Postretirement and Postemployment Benefits (Continued)

        We analyze the historical performance of investments in equity and debt securities, together with current market factors such as inflation and interest rates to help us make assumptions necessary to estimate a long-term rate of return on plan assets. Once this estimate is made, we review the portfolio of plan assets and make adjustments thereto that we believe are necessary to reflect a diversified blend of investments in equity and debt securities that is capable of achieving the estimated long-term rate of return without assuming an unreasonable level of investment risk.

        The following table sets forth, by level within the fair value hierarchy, the investments in the Pool Pension Plan as of December 31, 2013. The investments' fair value measurement level within the fair value hierarchy is classified in its entirety based on the lowest level of input that is significant to the measurement.

	Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:(1)
Cash equivalents	$558	$—	$—	$558
Short-term investments:
Available-for-sale equity securities(2)	—	11,988	—	11,988
Available-for-sale debt securities(3)	—	8,838	—	8,838

Total investments	—	20,826	—	20,826

Total	$558	$20,826	$—	$21,384

(1)
Includes investments in collective trust funds that are valued based on the fair value of the underlying investments using quoted prices in active markets or other significant inputs that are deemed observable.

(2)
Includes funds that invest primarily in U.S. common stocks and foreign equity securities.

(3)
Includes funds that invest primarily in investment grade debt.

        The measurement date used to determine pension measurements for the plan is December 31.

        Our weighted-average asset allocations as of December 31, 2013 and 2012 by asset category are as follows:

	2013	2012
Cash	3%	3%
Equity securities	56%	55%
Debt securities	41%	42%

Total	100%	100%

        We invest plan assets based on a total return on investment approach, pursuant to which the plan assets include a diversified blend of investments in equity and debt securities toward a goal of maximizing the long-term rate of return without assuming an unreasonable level of investment risk. We determine the level of risk based on an analysis of plan liabilities, the extent to which the value of the

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16 Pension, Postretirement and Postemployment Benefits (Continued)

plan assets satisfies the plan liabilities and our financial condition. Our investment policy includes target allocations approximating 55% investment in equity securities and 45% investment in debt securities. The equity portion of the plan assets represents growth and value stocks of small, medium and large companies. We measure and monitor the investment risk of the plan assets both on a quarterly basis and annually when we assess plan liabilities.

        We expect to contribute approximately $1.4 million to the Pool Pension Plan in 2014. This is based on the sum of (1) the minimum contribution for the 2013 plan year that will be made in 2014 and (2) the estimated minimum required quarterly contributions for the 2014 plan year. We made contributions to the Pool Pension Plan in 2013 and 2012 totaling $0.6 million and $1.5 million, respectively.

        As of December 31, 2013, we expect that benefits to be paid in each of the next five years after 2013 and in the aggregate for the five years thereafter will be as follows:

(In thousands)
2014	$1,060
2015	1,171
2016	1,258
2017	1,370
2018	1,476
2019 - 2023	8,602

$14,937

        Some of our employees are covered by defined contribution plans. Our contributions to the plans totaled $23.1 million, $19.0 million and $22.9 million during 2013, 2012 and 2011, respectively. Red Lion does not provide post-employment defined benefit pension plan benefits to its employees, except for employees covered under the Pool Pension Plan.

Note 17 Related-Party Transactions

        Red Lion has various arrangements with the parent holding company, NIL. Among these arrangements is the issuance of share-based awards. NIL issues share-based awards to the employees of Red Lion based on the fair value of the award on the date of the grant using the Black-Scholes option pricing model. The Chief Executive Officer and certain other executives' compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity's operations. As these awards vest or are exercised by our employees, we pay cash to NIL. For further discussion, see "Note 8—Share-Based Compensation." In addition, NIL is the guarantor of the debt of Red Lion, which is further discussed in "Note 12—Debt."

        Red Lion and certain current and former key employees, including Mr. Petrello, entered into split-dollar life insurance agreements, pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in some instances, members of their families. These agreements provide that we are reimbursed for the premium payments upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Red Lion could be limited to the cash surrender value of the policies under certain circumstances. As such,

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17 Related-Party Transactions (Continued)

the values of these policies are recorded at their respective cash surrender values in our Consolidated Balance Sheets. We have made premium payments to date totaling $6.5 million related to these policies. The cash surrender value of these policies of approximately $5.9 million and $5.8 million is included in other long-term assets in our Consolidated Balance Sheets as of December 31, 2013 and 2012, respectively.

        Under the Sarbanes-Oxley Act of 2002, the payment of premiums by Red Lion under the agreements could be deemed to be prohibited loans to these individuals. Consequently, we have paid no premiums related to our agreements with these individuals since the adoption of the Sarbanes-Oxley Act.

        In the ordinary course of business, we enter into various rig leases, rig transportation and related oilfield services agreements with our unconsolidated affiliates at market prices. Revenues from business transactions with these affiliated entities totaled $190.6 million, $164.0 million and $218.4 million for 2013, 2012 and 2011, respectively. Expenses from business transactions with these affiliated entities totaled $0.1 million, $0.1 million and $0.9 million for 2013, 2012 and 2011, respectively. Additionally, we had accounts receivable from these affiliated entities of $87.1 million and $68.7 million as of December 31, 2013 and 2012, respectively. We had accounts payable to these affiliated entities of $6.4 million and $3.2 million as of December 31, 2013 and 2012, respectively, and long-term payables with these affiliated entities of $0.8 million as of those dates, which are included in other long-term liabilities.

        In the ordinary course of business, we also provide drilling, well-servicing and other services to LINN Operating, Inc. ("LINN"), a company of which Mr. Linn, an independent member of NIL's Board of Directors, is a Director. Revenues from business transactions with LINN totaled $3.2 million and $12.5 million during 2013 and 2012, respectively. We had accounts receivable from LINN of $0.2 million and $1.9 million as of December 31, 2013 and 2012, respectively.

        In addition, Mr. Crane, an independent director of NIL's Board of Directors, is Chairman and Chief Executive Officer of Crane Capital Group Inc. ("CCG"), an investment company that indirectly owns a majority interest in several operating companies, some of which have provided services to us in the ordinary course of business, including international logistics and electricity. During 2013 and 2012, we made payments for these services of $39.4 million and $42.0 million, respectively. We had accounts payable to these CCG-related companies of $1.4 million and $1.4 million as of December 31, 2013 and 2012, respectively.

Note 18 Commitments and Contingencies

Commitments

  Leases

        Red Lion and its subsidiaries occupy various facilities and lease certain equipment under various lease agreements.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18 Commitments and Contingencies (Continued)

        The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2013, were as follows:

(In thousands)
2014	$24,689
2015	11,660
2016	8,001
2017	4,896
2018	1,578
Thereafter	7,926

$58,750

        The above amounts do not include property taxes, insurance or normal maintenance that the lessees are required to pay. Rental expense relating to operating leases with terms greater than 30 days amounted to $40.5 million, $35.5 million and $36.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

  Minimum Volume Commitment

        We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing. Our pipeline contractual commitments as of December 31, 2013 were as follows:

(In thousands)
2014	$44,365
2015	29,285
2016	15,522
2017	14,195
2018	13,829
Thereafter(1)	53,954

$171,150

(1)
Final commitment period is for the period ending October 2029. See "Note 4—Assets Held for Sale and Discontinued Operations" for additional discussion.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18 Commitments and Contingencies (Continued)

  Employment Contracts

        We have entered into employment contracts with certain of our employees. Our minimum salary and bonus obligations under these contracts as of December 31, 2013 were as follows:

(In thousands)
2014	$6,449
2015	5,908
2016	5,239
2017	3,105
2018	1,020
Thereafter	255

$21,976

        During the first quarter of 2013, the Compensation Committee authorized a new employment agreement for Mr. Petrello effective January 1, 2013 that significantly restructured his compensation arrangements. The new employment agreement provides for an initial term of five years, with automatic one-year extensions at the end of each term, subject to a 90-day notice of termination provided within the agreement.

  •
  The new employment agreement provides for an annual cash bonus targeted at base salary, with a cap of twice that amount, based on the achievement of certain financial and operational performance metrics and defined performance criteria.

  •
  The new employment agreement provides for long-term equity incentive awards. Mr. Petrello may receive restricted stock that may or may not vest depending upon the Company's performance relative to a Performance Peer Group (as defined) over a three-year period ("TSR Shares"). The agreement provides that the target number of TSR Shares that will vest is valued at 150% of base salary, with a maximum number of TSR Shares valued at twice that amount.

  •
  The employment agreement provides for long-term equity incentive awards in the form of restricted stock based upon the achievement of specific financial or operational objectives ("Performance Shares"). Once earned, Performance Shares are then subject to three-year vesting requirements. Performance Shares are targeted at 200% of base salary, with a maximum award of twice that amount, and are also subject to a minimum threshold before any amount can be earned.

  •
  In the event of Mr. Petrello's Termination Without Cause (including in the event of a change of control), or his death or disability, either he or his estate would be entitled to receive, within 30 days thereafter, 2.99 times the average of his base salary and annual cash bonus during the three fiscal years preceding the termination.

        During 2013, Mr. Petrello's annual compensation package pursuant to his employment agreement included $1.7 million in base salary and $1.5 million in cash bonus. The Chief Executive Officer and certain other executives' compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity's operations. The amounts included in our consolidated financial statements are $1.45 million in base salary and $1.28 million in cash bonus. The employment agreement also provides

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18 Commitments and Contingencies (Continued)

a quarterly deferred bonus of $0.3 million to his account under Nabors' executive deferred compensation plan.

        Mr. Petrello is also eligible for awards under Nabors' equity plans, may participate in annual long-term incentive programs and pension and welfare plans on the same basis as other executives, and may receive special bonuses from time to time as determined by the Board of Directors.

        Other Obligations.    In addition to salary and bonus, Mr. Petrello receives group life insurance at an amount at least equal to three times his base salary, various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella insurance policy in the amount of $5 million. Premiums payable under the split-dollar life insurance policies were suspended as a result of the adoption of the Sarbanes-Oxley Act of 2002.

Contingencies

  Income Tax Contingencies

        We are subject to income taxes in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly audited by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than what is reflected in income tax provisions and accruals. An audit or litigation could materially affect our financial position, income tax provision, net income, or cash flows in the period or periods challenged.

        It is possible that future changes to tax laws (including tax treaties) could impact our ability to realize the tax savings recorded to date as well as future tax savings, resulting from our 2002 corporate reorganization. See "Note 13—Income Taxes" for additional discussion.

        In 2006, Nabors Drilling International Limited, one of our wholly owned Bermuda subsidiaries ("NDIL"), received a Notice of Assessment from Mexico's federal tax authorities in connection with the audit of NDIL's Mexico branch for 2003. The notice proposed to deny depreciation expense deductions relating to drilling rigs operating in Mexico in 2003. The notice also proposed to deny a deduction for payments made to an affiliated company for the procurement of labor services in Mexico. NDIL's Mexico branch took similar deductions for depreciation and labor expenses from 2004 to 2008. In 2009, the government proposed similar assessments against the Mexico branch of another wholly owned Bermuda subsidiary, Nabors Drilling International II Ltd. ("NDIL II") for 2006. We anticipate that a similar assessment will eventually be proposed against NDIL through 2008 and against NDIL II for 2007 to 2010. Although Red Lion and its tax advisors previously concluded that the deductions were appropriate for each of the years, a reserve has been recorded in accordance with GAAP. During 2013, we reached a negotiated settlement for NDIL's 2003, 2005 and 2006 tax years (the statute of limitations had previously expired on the 2004 tax year) and NDIL II's 2006 tax year. Accordingly, the corresponding reserves were reduced by approximately $20 million during the first quarter of 2013. After this settlement, the remaining amounts assessed or expected to be assessed in the aggregate, range from $30 million to $35 million, for which reserves are recorded in accordance with GAAP. If we ultimately do not prevail, we would be required to recognize additional tax for any amount in excess of the current reserve.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18 Commitments and Contingencies (Continued)

  Self-Insurance

        We estimate the level of our liability related to insurance and record reserves for these amounts in our consolidated financial statements. Our estimates are based on the facts and circumstances specific to existing claims and our past experience with similar claims. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable in light of the actual amount of claims paid and are actuarially supported. Although we believe our insurance coverage and reserve estimates are reasonable, a significant accident or other event that is not fully covered by insurance or contractual indemnity could occur and could materially affect our financial position and results of operations for a particular period.

        We self-insure for certain losses relating to workers' compensation, employers' liability, general liability, automobile liability and property damage. Some workers' compensation claims, employers' liability and marine employers' liability claims are subject to a $2.0 million per-occurrence deductible. Some automobile liability is subject to a $1.0 million deductible. General liability claims are subject to a $5.0 million per-occurrence deductible.

        In addition, we are subject to a $5.0 million deductible for land rigs and for offshore rigs. This applies to all kinds of risks of physical damage except for named windstorms in the U.S. Gulf of Mexico for which we are self-insured.

        Political risk insurance is procured for select operations in South America, Africa, the Middle East and Asia. Losses are subject to a $0.25 million deductible, except for Colombia, which is subject to a $0.5 million deductible. There is no assurance that such coverage will adequately protect Red Lion against liability from all potential consequences.

        As of December 31, 2013 and 2012, our self-insurance accruals totaled $181.7 million and $168.4 million, respectively, and our related insurance recoveries/receivables were $44.7 million and $24.6 million, respectively.

  Litigation

        Red Lion and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

        In 2009, the Court of Ouargla entered a judgment of approximately $17.7 million (at current exchange rates) against us relating to alleged customs infractions in Algeria. We believe we did not

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18 Commitments and Contingencies (Continued)

receive proper notice of the judicial proceedings, and that the amount of the judgment was excessive in any case. We asserted the lack of legally required notice as a basis for challenging the judgment on appeal to the Algeria Supreme Court. In May 2012, that court reversed the lower court and remanded the case to the Ouargla Court of Appeals for treatment consistent with the Supreme Court's ruling. In January 2013, the Ouargla Court of Appeals reinstated the judgment. We have again lodged an appeal to the Algeria Supreme Court, asserting the same challenges as before. Based upon our understanding of applicable law and precedent, we continue to believe that we will prevail. Although the appeal remains ongoing at this time, the Hassi Messaoud customs office recently initiated efforts to collect the judgment prior to the Supreme Court's decision in the case. As a result, we paid approximately $3.1 million and posted security of approximately $1.33 million to suspend those collection efforts and to enter into a formal negotiations process with the customs authority. We have recorded a reserve in the amount of the posted security. If we are ultimately required to pay a fine or judgment related to this matter, the resulting loss could be up to $13.3 million in excess of amounts accrued.

        In March 2011, the Court of Ouargla entered a judgment of approximately $34.8 million (at current exchange rates) against us relating to alleged violations of Algeria's foreign currency exchange controls, which require that goods and services provided locally be invoiced and paid in local currency. The case relates to certain foreign currency payments made to us by CEPSA, a Spanish operator, for wells drilled in 2006. Approximately $7.5 million of the total contract amount was paid offshore in foreign currency, and approximately $3.2 million was paid in local currency. The judgment includes fines and penalties of approximately four times the amount at issue. We have appealed the ruling based on our understanding that the law in question applies only to resident entities incorporated under Algerian law. An intermediate court of appeals has upheld the lower court's ruling, and we have appealed the matter to the Algeria Supreme Court. While our payments were consistent with our historical operations in the country, and, we believe, those of other multinational corporations there, as well as interpretations of the law by the Central Bank of Algeria, the ultimate resolution of this matter could result in a loss of up to $26.8 million in excess of amounts accrued.

        In 2012, Nabors Global Holdings II Limited ("NGH2L") signed a contract with ERG Resources, LLC ("ERG") relating to the sale of all of the Class A shares of NGH2L's wholly owned subsidiary, Ramshorn International Limited, an oil and gas exploration company. When ERG failed to meet its closing obligations, NGH2L terminated the transaction on March 19, 2012 and, as contemplated in the agreement, retained ERG's $3.0 million escrow deposit. ERG filed suit the following day in the 61st Judicial District Court of Harris County, Texas, in a case styled ERG Resources, LLC v. Nabors Global Holdings II Limited, Ramshorn International Limited, and Parex Resources, Inc.; Cause No. 2012-16446, seeking injunctive relief to halt any sale of the shares to a third party, specifically naming as defendant Parex Resources, Inc. ("Parex"). The lawsuit also seeks monetary damages of up to $750.0 million based on an alleged breach of contract by NGH2L and alleged tortious interference with contractual relations by Parex. Red Lion successfully defeated ERG's effort to obtain a temporary restraining order from the Texas court on March 20, 2012. Red Lion completed the sale of Ramshorn's Class A shares to a Parex affiliate in April 2012, which mooted ERG's application for a temporary injunction. The lawsuit is staid, pending further court actions. ERG retains its causes of action for monetary damages, but Red Lion believes the claims are foreclosed by the terms of the agreement and are without factual or legal merit. Although we are vigorously defending the lawsuit, its ultimate outcome cannot be determined at this time.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18 Commitments and Contingencies (Continued)

  Off-Balance Sheet Arrangements (Including Guarantees)

        We are a party to some transactions, agreements or other contractual arrangements defined as "off-balance sheet arrangements" that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers' compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided by Red Lion to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.

        Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial guarantees issued by Red Lion:

	Maximum Amount
	2014	2015	2016	Thereafter	Total
	(In thousands)
Financial standby letters of credit and other financial surety instruments	$70,144	34	—	11,933	$82,111

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19 Earnings Per Share

        A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands, except per share amounts)
Net income (numerator):
Income from continuing operations, net of tax	$173,634	$237,662	$362,309
Less: Income attributable to noncontrolling interest	(7,180)	(621)	(1,045)

Adjusted income from continuing operations—basic and diluted	166,454	237,041	361,264
Loss from discontinued operations, net of tax	(11,179)	(67,526)	(97,601)

Adjusted net income attributable to Nabors	$155,275	$169,515	$263,663

Earnings per share:
Basic from continuing operations	$139	$198	$301
Basic from discontinued operations	(10)	(57)	(81)

Total Basic	$129	$141	$220

Diluted from continuing operations	$139	$198	$301
Diluted from discontinued operations	(10)	(57)	(81)

Total Diluted	$129	$141	$220

Shares (denominator):
Weighted-average number of shares outstanding—basic	1,200	1,200	1,200
Weighted-average number of shares outstanding—diluted	1,200	1,200	1,200

        For all periods presented, there were no potentially dilutive options or warrants outstanding.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20 Supplemental Balance Sheets, Income Statement and Cash Flow Information

        Accrued liabilities include the following:

	December 31,
	2013	2012
	(In thousands)
Accrued compensation	$172,299	$153,380
Deferred revenue	202,918	148,165
Other taxes payable	76,781	58,590
Workers' compensation liabilities	29,459	22,645
Interest payable	64,728	90,878
Warranty accrual	4,653	6,436
Litigation reserves	30,784	26,782
Current liability to discontinued operations	64,404	63,614
Professional fees	2,947	2,958
Current deferred tax liability	3,075	10,721
Current liability to acquisition of KVS	22,033	—
Other accrued liabilities	22,634	5,304

	$696,715	$589,473

        Investment income includes the following:

	Year Ended December 31,
	2013		2012		2011
	(In thousands)
Interest and dividend income	$5,119		$7,536		$9,925
Gains on investments, net	91,457	(1)	55,601	(2)	10,010	(3)

	$96,576		$63,137		$19,935

(1)
Includes net gains of $2.5 million from our trading securities and $89.0 million realized gains from short-term and other long-term investments.

(2)
Includes net unrealized gains of $41.1 million from our trading securities and $14.5 million realized gains from short-term and other long-term investments.

(3)
Reflects gain on sale of debt securities and gains from our long-term investments of $18.0 million, partially offset by net unrealized losses of $8.0 million from our trading securities.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20 Supplemental Balance Sheets, Income Statement and Cash Flow Information (Continued)

        Losses (gains) on sales and disposals of long-lived assets and other expense (income), net include the following:

	Year Ended December 31,
	2013	2012		2011
	(In thousands)
Losses (gains) on sales, disposals and involuntary conversions of long-lived assets	$13,624	$(147,522)	(1)	$(11,196)	(2)
Litigation expenses	11,659	4,716		11,300
Foreign currency transaction losses	8,074	8,341		2,092
Other losses	5,873	152		(1,729)

	$39,230	$(134,313)		$467

(1)
Includes a $160 million gain from the sale of our equity interest in our U.S. unconsolidated oil and gas joint venture.

(2)
Includes a $13.1 million pre-tax gain from our acquisition of Peak during 2011 representing the excess of the estimated fair value of the assets and liabilities over the net carrying value of our previously held equity interest. See "Note 5—Acquisitions" for additional discussion.

        The changes in accumulated other comprehensive income (loss), by component, includes the following:

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for- sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(In thousands(a))
As of January 1, 2013	$(2,793)	$134,229	$(7,632)	$216,144	$339,948

Other comprehensive income (loss) before reclassifications	—	22,968	—	(63,591)	(40,623)
Amounts reclassified from accumulated other comprehensive income (loss)	374	(85,455)	3,557	—	(81,524)

Net other comprehensive income (loss)	374	(62,487)	3,557	(63,591)	(122,147)

As of December 31, 2013	$(2,419)	$71,742	$(4,075)	$152,553	$217,801

(a)
All amounts are net of tax. Amounts in parentheses indicate debits.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20 Supplemental Balance Sheets, Income Statement and Cash Flow Information (Continued)

        The line items that were reclassified to net income include the following:

	Year Ended December 31,
Line item in consolidated statement of income	2013	2012	2011
	(In thousands)
Investment income	$88,158	$13,405	$3,036
Interest expense	613	702	763
General and administrative expenses	5,916	(324)	(5,391)

Total before tax	81,629	13,027	7,664
Tax expense	105	4,147	1,777

Reclassification adjustment for gains included in net income	$81,524	$8,880	$5,887

        Supplemental cash flow information includes the following:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Cash paid for income taxes	$100,749	$85,044	$53,759

Cash paid for interest, net of capitalized interest	$239,637	$250,045	$208,212

Acquisitions of businesses:
Fair value of assets acquired	$140,740	$—	$80,585
Goodwill	51,318	—	8,000
Liabilities assumed	(8,232)	—	(10,471)
Gain on acquisition	—	—	(13,114)
Future consideration payments (fair value)	(64,174)	—	—

Cash paid for acquisitions of businesses	119,652	—	65,000
Cash acquired in acquisitions of businesses	(2,681)	—	(9,541)

Cash paid for acquisitions of businesses, net	$116,971	$—	$55,459

Note 21 Segment Information

        At December 31, 2013, we conducted our operations through two business lines:

  •
  Drilling & Rig Services.  This business line is comprised of our global drilling rig operations and drilling-related services, consisting of equipment manufacturing, instrumentation optimization software and directional drilling services.

  •
  Completion & Production Services.  This business line is comprised of our operations involved in the completion, life-of-well maintenance and eventual plugging and abandonment of a well. These services include stimulation, coiled-tubing, cementing, wireline, workover, well-servicing and fluids management.

        The accounting policies of the segments are the same as those described in Note 2—Summary of Significant Accounting Policies. Inter-segment sales are recorded at cost or cost plus a profit margin. We evaluate the performance of our segments based on several criteria, including adjusted income (loss) derived from operating activities.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21 Segment Information (Continued)

        The following table sets forth financial information with respect to our operating segments:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Operating revenues and Earnings (losses) from unconsolidated affiliates:(1)
Drilling & Rig Services:
U.S.	$1,914,786	$2,276,808	$1,999,241
Canada	361,676	429,411	426,455
International	1,464,264	1,265,060	1,104,461
Rig Services(2)	516,004	688,310	626,169

Subtotal drilling and rig services(3)	4,256,730	4,659,589	4,156,326
Completion & Production Services:
Completion Services	1,074,713	1,462,767	1,237,306
Production Services	1,009,214	1,000,873	849,522

Subtotal completion and production services(4)	2,083,927	2,463,640	2,086,828
Other reconciling items(5)	(188,603)	(568,896)	(144,226)

Total	$6,152,054	$6,554,333	$6,098,928

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21 Segment Information (Continued)

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Adjusted income (loss) derived from operating activities:(1)(6)
Drilling & Rig Services:
U.S.	$315,496	$509,894	$442,831
Canada	61,193	91,360	89,344
International	177,833	91,226	123,813
Rig Services(2)	(3,918)	67,366	55,856

Subtotal drilling and rig services(3)	550,604	759,846	711,844
Completion & Production Services:
Completion Services	51,722	188,518	229,125
Production Services	102,130	108,835	80,018

Subtotal completion and production services(4)	153,852	297,353	309,143
Other reconciling items(7)	(139,515)	(134,370)	(141,801)

Total adjusted income derived from operating activities	564,941	922,829	879,186

U.S. oil and gas joint venture earnings (losses)	—	(289,199)	88,486
Interest expense	(223,418)	(251,904)	(256,632)
Investment income	96,576	63,137	19,935
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(39,230)	134,313	(467)
Impairments and other charges	(280,491)	(290,260)	(198,072)

Income from continuing operations before income taxes	118,378	288,916	532,436
Income tax expense (benefit)	(58,256)	48,254	167,127
Subsidiary preferred stock dividend	3,000	3,000	3,000

Income from continuing operations, net of tax	173,634	237,662	362,309
Loss from discontinued operations, net of tax	(11,179)	(67,526)	(97,601)

Net income	162,455	170,136	264,708
Less: Net income attributable to noncontrolling interest	(7,180)	(621)	(1,045)

Net income attributable to Red Lion	$155,275	$169,515	$263,663

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21 Segment Information (Continued)

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Depreciation and amortization(1)
Drilling & Rig Services:
U.S.	$440,210	$406,740	$360,604
Canada	57,796	59,191	57,382
International	346,659	330,388	273,315
Rig Services(2)	32,029	29,617	28,192

Subtotal drilling and rig services	876,694	825,936	719,493
Completion & Production Services:
Completion Services	109,242	112,401	102,009
Production Services	103,502	104,201	96,885

Subtotal completion and production services	212,744	216,602	198,894
Other reconciling items(7)	(2,761)	(2,615)	(265)

Total depreciation and amortization	$1,086,677	$1,039,923	$918,122

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Capital expenditures and acquisitions of businesses:(9)
Drilling & Rig Services:
U.S.	$644,792	$758,555	$719,741
Canada	59,386	78,729	58,134
International	248,980	265,249	653,759
Rig Services(2)	70,831	39,923	136,739

Subtotal drilling and rig services	1,023,989	1,142,456	1,568,373
Completion & Production Services(8)	325,449	238,300	487,900
Other reconciling items(7)	16,556	52,830	191,462

Total capital expenditures and acquisitions of businesses	$1,365,994	$1,433,586	$2,247,735

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21 Segment Information (Continued)

	Year Ended December 31,
	2013	2012
	(In thousands)
Total assets:
Drilling & Rig Services:
U.S.	$4,248,630	$4,157,470
Canada	608,018	699,698
International	3,584,339	3,626,307
Rig Services	474,275	644,350

Subtotal drilling and rig services(10)	8,915,262	9,127,825
Completion & Production Services(8)(11)	2,394,865	2,301,803
Other reconciling items(7)(12)	848,801	1,224,679

Total assets	$12,158,928	$12,654,307

(1)
All periods present the operating activities of our wholly owned oil and gas businesses, our previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as discontinued operations.

(2)
Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services. These services represent our other companies that are not aggregated into a separate reportable operating segment.

(3)
Includes earnings, net from unconsolidated affiliates, accounted for using the equity method, of ($0.4) million, $0 million and ($3.1) million for the years ended December 31, 2013, 2012 and 2011, respectively.

(4)
Includes earnings, net from unconsolidated affiliates, accounted for using the equity method, of $0.4 million, $0.5 million and $0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(5)
Represents the elimination of inter-segment transactions and earnings (losses), net from the U.S. unconsolidated oil and gas joint venture, accounted for using the equity method until sold in December 2012, of ($289.2) million and $88.5 million for the years ended December 31, 2012 and 2011, respectively.

(6)
Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from the U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21 Segment Information (Continued)

(7)
Represents the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

(8)
Reflects assets allocated to the line of business to conduct its operations. Further allocation to individual operating segments of Completion & Production Services is not available.

(9)
Includes the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value.

(10)
Includes $57.0 million and $59.9 million of investments in unconsolidated affiliates accounted for using the equity method as of December 31, 2013 and 2012, respectively.

(11)
Includes $7.4 million and $1.8 million of investments in unconsolidated affiliates accounted for using the equity method as of December 31, 2013 and 2012, respectively.

(12)
Includes assets of $239.9 million and $377.6 million from oil and gas businesses classified as assets held-for-sale as of December 31, 2013 and 2012, respectively.

        The following table sets forth financial information with respect to Red Lion's operations by geographic area:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Operating revenues and Earnings (losses) from unconsolidated affiliates:
U.S.	$4,146,125	$4,625,614	$4,311,009
Outside the U.S.	2,005,929	1,928,719	1,787,919

	$6,152,054	$6,554,333	$6,098,928

Property, plant and equipment, net:
U.S.	$5,474,746	$5,179,578	$4,974,239
Outside the U.S.	3,123,067	3,532,510	3,655,707

	$8,597,813	$8,712,088	$8,629,946

Goodwill:
U.S.	$498,149	$456,463	$466,794
Outside the U.S.	14,815	15,863	34,464

	$512,964	$472,326	$501,258

Note 22 Subsequent Events

        During the six months ended June 30, 2014, we paid $70.9 million to redeem the 75,000 shares of Series A Preferred Stock outstanding of our subsidiary and paid all dividends due on such shares. The result of the redemption was a loss of $1.688 million, representing the difference between the redemption amount and the carrying value of the subsidiary preferred stock. We also paid regular and accrued dividends of $750,000 and $108,750, respectively, and special dividends of $375,000. These

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22 Subsequent Events (Continued)

dividends were treated as regular dividends, and as such were reflected in net income in the Consolidated Statements of Income for the six months ended June 30, 2014.

        Following the June 25, 2014 announcement that C&J, Nabors, and Red Lion entered into a definitive merger agreement, a purported stockholder of C&J filed a lawsuit against C&J, the C&J board of directors, Nabors and Red Lion challenging the Merger. The lawsuit is styled City of Miami General Employees' and Sanitation Employees' Retirement Trust, et al. v. C&J Energy Services, Inc., et al.; C.A. No. 9980-VCN, in the Court of Chancery of the State of Delaware, filed on July 30, 2014 (the "Lawsuit"). Plaintiff in the Lawsuit generally alleges that the C&J board of directors breached fiduciary duties of loyalty, due care, good faith, candor and independence owed to C&J stockholders by allegedly approving the Merger Agreement at an unfair price and through an unfair process. Plaintiff specifically alleges that the C&J board directors, or certain of them (i) failed to fully inform themselves of the market value of C&J, maximize its value and obtain the best price reasonably available for C&J, (ii) acted in bad faith and for improper motives, (iii) erected barriers to discourage other strategic alternatives and (iv) put their personal interests ahead of the interests of C&J stockholders. The Lawsuit further alleges that C&J, Nabors and Red Lion aided and abetted the alleged breaches of fiduciary duties by the C&J board of directors. Plaintiff in the Lawsuit seeks, among other relief, to enjoin the Merger, rescission in the event the Merger is consummated and an award of costs and disbursements, including reasonable attorneys' and experts' fees. The Lawsuit is at a preliminary stage. We cannot predict the outcome of this or any other lawsuit that might be filed, nor can we predict the amount of time and expense that will be required to resolve the Lawsuit. We believe the Lawsuit is without merit and we intend to defend against it vigorously.

        On July 31, 2014, we sold our oil and gas properties located on the North Slope of Alaska. Under the terms of the agreement, we received $35 million at closing and expect to receive additional payments of $27 million upon the properties achieving certain production targets in subsequent years. In addition, we will retain a working interest at various interests and an overriding royalty interest in the properties at various interests. The working interest is fully carried up to $600 million of total project costs. The transaction generally remains subject to approval of local Alaska regulatory authorities, among other usual and customary conditions.

Supplemental Information on Oil and Gas Exploration and Production Activities (unaudited)

        We own certain mineral interests in connection with our investment in development and production of natural gas, oil and natural gas liquids in the United States and the Canadian provinces of Alberta and British Columbia.

        Beginning in 2010 and in accordance with the SEC's Final Rule, Modernization of Oil and Gas Reporting, our operating results from wholly owned oil and gas activities and from our U.S. unconsolidated oil and gas joint venture were deemed significant, and we provided the oil and gas disclosure required by the SEC's Industry Guide. In December 2012, we sold our U.S. unconsolidated oil and gas joint venture, the remaining oil and gas investment classified as continuing operations. During 2013, we determined that the criteria for disclosing significant oil and gas activities was not met. Accordingly, we present below for 2011 and 2012, our oil and gas activities, during which time these investments were deemed significant.

        The estimates of net proved oil and gas reserves as of December 31, 2012 were based on reserve reports prepared by independent petroleum engineers. AJM Deloitte prepared reports of estimated proved oil and gas reserves for our wholly owned assets in Canada. Cawley, Gillespie & Associates, Inc. prepared reports of estimated proved oil reserves for our wholly owned assets located in the Eagle Ford Shale, Texas. DeGolyer and MacNaughton Corp. prepared reports of estimated proved oil and gas reserves for our wholly owned assets in Alaska.

        The estimates of net proved oil and gas reserves as of December 31, 2011 were based on reserve reports prepared by independent petroleum engineers. AJM Deloitte prepared reports of estimated proved oil and gas reserves for our wholly owned assets in Canada. Miller and Lents, Ltd. prepared reports of estimated proved oil and gas reserves for our wholly owned assets and interests in oil and natural gas properties located in the United States. Cawley, Gillespie & Associates, Inc. prepared reports of estimated proved oil reserves for our wholly owned assets located in the Eagle Ford Shale and Giddings field in Grimes County, Texas.

        The following supplementary information includes our results of operations for oil and gas production activities; capitalized costs related to oil and gas producing activities; and costs incurred in oil and gas property acquisition, exploration and development. Supplemental information is also provided for the estimated quantities of proved oil and gas reserves; the standardized measure of discounted future net cash flows associated with proved oil and gas reserves; and a summary of the changes in the standardized measure of discounted future net cash flows associated with proved oil and gas reserves.

Results of Operations

        Results of operations of oil and gas activities are included in discontinued operations, except those of our former unconsolidated U.S. oil and gas joint venture. Net revenues from production include only the revenues from the production and sale of natural gas, oil, and natural gas liquids. Production costs are those incurred to operate and maintain wells and related equipment and facilities used in oil and gas operations. Exploration expenses include dry-hole costs, geological and geophysical expenses, and the costs of retaining undeveloped leaseholds. Income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include depreciation, depletion and amortization ("DD&A") allowances, after giving effect to permanent differences. The results of operations exclude general office overhead and interest expense attributable to oil and gas activities.

	United States	Canada	Colombia	Total
	(In thousands)
Results of Operations
For the year ended December 31, 2011:
Consolidated Subsidiaries
Revenue	$25,684	$7,046	$12,378	$45,108
Production costs	12,682	27,432 (3)	3,704	43,818
Exploration expenses	23,768	3,324	122	27,214
Depreciation and depletion	22,350	104	949	23,403
Impairment of oil and gas properties	71,392	183,654	—	255,046
Loss (gain) on disposition	(6,642)	—	(39,599)	(46,241)
Related income tax expense (benefit)	(38,707)	(54,979)	15,577	(78,109)

Results of producing activities for consolidated subsidiaries	$(59,159)	$(152,489)	$31,625	$(180,023)

	Revised			Revised
Equity Companies(1)
Revenue	$102,149	$1,335	$26,730	$130,214
Production costs	28,639	4,600	10,598	43,837
Depreciation and depletion	37,874	1,032	9,806	48,712
Impairment of oil and gas properties	2,088	—	—	2,088
Realized gain on derivative instrument	—	(84)	—	(84)
Loss (gain) on acquisitions/dispositions	(49,575)	—	(95,301)	(144,876)
Related income tax expense (benefit)(2)	—	—	6,055	6,055

Results of producing activities for equity subsidiaries	$83,123	$(4,213)	$95,572	$174,482

Total results of operations	$23,964	$(156,702)	$127,197	$(5,541)

	United States	Canada	Colombia		Total
	(In thousands)
Results of Operations
For the year ended December 31, 2012:
Consolidated Subsidiaries
Revenue	$24,805	$4,741	$435		$29,981
Production costs	8,959	5,842	106		14,907
Exploration expenses	1,245	160	2,343		3,748
Depreciation and depletion	89	2,308	13		2,410
Impairment of oil and gas properties	29,314	127,766	—		157,080
Loss (gain) on disposition	(2,302)	—	(47,060)	(5)	(49,362)
Related income tax expense (benefit)	(8,092)	(32,834)	—		(40,926)

Results of producing activities for consolidated subsidiaries	$(4,408)	$(98,501)	$45,033		$(57,876)

	Revised				Revised
Equity Companies(1)
Revenue	$80,607	$—	$—		$80,607
Production costs	32,192	—	—		32,192
Depreciation and depletion	39,502	—	—		39,502
Impairment of oil and gas properties	305,151 (4)	—	—		305,151
Realized gain on derivative instrument	—	—	—		—
Related income tax expense (benefit)(2)	—	—	—		—

Results of producing activities for equity subsidiaries	$(296,238)	$—	$—		$(296,238)

Total results of operations	$(300,646)	$(98,501)	$45,033		$(354,114)

(1)
Represents our proportionate share of interests in our equity companies for the applicable year.

(2)
Equity companies are pass-through entities for tax purposes.

(3)
Includes $24.2 million of transportation costs from pipeline commitments during 2011.

(4)
Includes our proportionate share of full-cost ceiling test write-downs.

(5)
Includes our gain on disposition of Colombia properties in April 2012.

Capitalized Cost

        Capitalized costs include the cost of properties, equipment and facilities for oil and gas-producing activities. Capitalized costs for proved properties include costs for oil and gas leaseholds where proved reserves have been identified, development wells, and related equipment and facilities, including development wells in progress. Capitalized costs for unproved properties include costs for acquiring oil and gas leaseholds where no proved reserves have been identified, including costs of exploratory wells that are in the process of drilling or for active completion, and costs of exploratory wells suspended or waiting for completion.

	United States	Canada	Colombia	Total
	(In thousands)
Capitalized Costs
For the year ended December 31, 2011:
Consolidated Subsidiaries
Property acquisition costs, proved	$587,385	$101,402	$—	$688,787
Property acquisition costs, unproved	101,611	92,750	23,767	218,128

Total acquisition costs	688,996	194,152	23,767	906,915
Accumulated depreciation and amortization	(539,380)	(28,838)	(741)	(568,959)

Net capitalized costs for consolidated subsidiaries	$149,616	$165,314	$23,026	$337,956

Equity Companies(1)
Property acquisition costs, proved	$1,141,393	$—	$—	$1,141,393
Property acquisition costs, unproved	103,657	—	—	103,657

Total acquisition costs	1,245,050	—	—	1,245,050
Accumulated depreciation and amortization	(512,503)			(512,503)

Net capitalized costs for equity companies	$732,547	$—	$—	$732,547

	United States	Canada	Colombia	Total
	(In thousands)
Capitalized Costs
For the year ended December 31, 2012:
Consolidated Subsidiaries
Property acquisition costs, proved	$114,427	$62,048	$—	$176,475
Property acquisition costs, unproved	91,219	83,455	—	174,674

Total acquisition costs	205,646	145,503	—	351,149
Accumulated depreciation and amortization	(23,949)	(29,560)		(53,509)

Net capitalized costs for consolidated subsidiaries	$181,697	$115,943	$—	$297,640

Equity Companies(2)

(1)
Represents our proportionate share of interests in our equity companies for the applicable year.

(2)
As of December 31, 2012, we had no equity companies with oil and gas assets.

Costs Incurred in Oil and Gas Property Acquisitions, Exploration and Development

        Amounts reported as costs incurred include both capitalized costs and costs charged to expense during 2012 and 2011, respectively, for oil and gas property acquisition, exploration and development activities. Costs incurred also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligations resulting from changes to cost estimates during the year. Exploration costs include the costs of drilling and equipping successful exploration wells, as well as dry-hole costs, geological and geophysical expenses, and the costs of retaining undeveloped leaseholds. Development costs include the costs of drilling and equipping development wells, and construction of related production facilities.

	United States	Canada	Colombia	Total
	(In thousands)
Costs incurred in property acquisitions, exploration and development activities
For the year ended December 31, 2011:
Consolidated Subsidiaries
Property acquisition costs, proved	$23,051	$7,748	$—	$30,799
Property acquisition costs, unproved	37,272	26,099	—	63,371
Exploration costs	49,156	—	122	49,278
Development costs	43,780	184	19,605	63,569
Asset retirement costs	496	750	254	1,500

Total costs incurred for consolidated subsidiaries	$153,755	$34,781	$19,981	$208,517

Equity Companies(1)
Property acquisition costs, proved	$232,410	$—	$—	$232,410
Property acquisition costs, unproved	14,268	—	4,395	18,663
Exploration costs	252	—	—	252
Development costs	136,711	—	—	136,711
Asset retirement costs	2,834	—	—	2,834

Total costs incurred for equity companies	$386,475	$—	$4,395	$390,870

	United States	Canada	Colombia	Total
	(In thousands)
Costs incurred in property acquisitions, exploration and development activities
For the year ended December 31, 2012:
Consolidated Subsidiaries
Property acquisition costs, proved	$—	$—	$—	$—
Property acquisition costs, unproved	—	—	—	—
Exploration costs	27,994	190	13,181	41,365
Development costs	64,805	623	—	65,428
Asset retirement costs	89	162	13	264

Total costs incurred for consolidated subsidiaries	$92,888	$975	$13,194	$107,057

Equity Companies(1)
Property acquisition costs, proved	$1,420	$—	$—	$1,420
Property acquisition costs, unproved	—	—	—	—
Exploration costs	31,411	—	—	31,411
Development costs	24,355	—	—	24,355
Asset retirement costs	127	—	—	127

Total costs incurred for equity companies	$57,313	$—	$—	$57,313

(1)
Represents our proportionate share of interests in equity companies for the applicable year.

Oil and Gas Reserves

        The reserve disclosures that follow reflect estimates of proved reserves for our consolidated subsidiaries and equity companies of natural gas, oil, and natural gas liquids owned at December 31, 2012 and 2011 and changes in proved reserves during 2012 and 2011. Our year-end reserve volumes in the following tables were calculated using average prices during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period. These reserve quantities are also used in calculating unit-of-production depreciation rates and in calculating the standardized measure of discounted net cash flow. Estimates of volumes of proved reserves of natural gas at year end are expressed in billions of cubic feet of natural gas ("Bcf") at a pressure base of 14.73 pounds per square inch for natural gas and in millions of barrels ("MMBbls") for oil and natural gas liquids.

        For our wholly owned properties in the United States, the prices used in our reserve reports were $2.75 per mcf for the 12-month average of natural gas, $33.74 per barrel for natural gas liquids and $94.71 per barrel for oil at December 31, 2012. For our wholly owned properties in Canada, the price used in our reserve reports was $1.05 per mcf for the 12-month average of natural gas at December 31, 2012.

        Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain.

        Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, (2) new geologic, reservoir or production data or (3) changes in average prices and year-end costs that are used in the estimation of reserves. This category can also include significant changes in either development strategy or production equipment/facility capacity.

        Proved reserves include 100 percent of each majority-owned affiliate's participation in proved reserves and our ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others.

        In the proved reserves tables, consolidated reserves and equity company reserves are reported separately. However, we do not view equity company reserves any differently than those of our consolidated subsidiaries.

        Net proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Net proved undeveloped reserves are those volumes that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

	United States				Canada		Colombia		Total
Reserves	Liquids (MMBbls)		Natural Gas (Bcf)		Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
Net proved reserves of consolidated subsidiaries
January 1, 2011	21.2		19.8		—	5.5	2.0	—	23.2	25.3
Revisions	0.1		(3.9)		—	0.9	—	—	0.1	(3.0)
Extensions, additions and discoveries	1.6		4.0		—	—	—	—	1.6	4.0
Production	(0.2)		(3.0)		—	(2.1)	(0.1)	—	(0.3)	(5.1)
Purchases in place	—		—		—	3.9	—	—	—	3.9
Sales in place	(20.9	)(2)	—		—	—	(1.9)	—	(22.8)	—

December 31, 2011	1.8		16.9		—	8.2	—	—	1.8	25.1
Revisions	(0.2)		0.6		—	1.5	—	—	(0.2)	2.1
Extensions, additions and discoveries	14.8	(3)	0.9		—	—	—	—	14.8	0.9
Production	(0.2)		(0.8)		—	(2.0)	—	—	(0.2)	(2.8)
Purchases in place	—		—		—	—	—	—	—	—
Sales in place	(0.8)		(16.5	)(4)	—	—	—	—	(0.8)	(16.5)

December 31, 2012	15.4		1.1		—	7.7	—	—	15.4	8.8

	United States		Canada			Colombia			Total
Reserves	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)		Liquids (MMBbls)		Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
Proportional interest in proved reserves of equity companies
January 1, 2011	7.9	552.8	—	5.2		1.9		—	9.8	558.0
Revisions	(4.2)	(359.0)	—	—		—		—	(4.2)	(359.0)
Extensions, additions and discoveries	3.2	103.1							3.2	103.1
Production	(0.4)	(18.6)	—	(0.4)		(0.3)		—	(0.7)	(19.0)
Purchases in place	9.4	304.2 (5)	—	—		—		—	9.4	304.2
Sales in place	—	—	—	(4.8	)(6)	(1.6	)(7)	—	(1.6)	(4.8)

December 31, 2011	15.9	582.5	—	—		—		—	15.9	582.5
Revisions	(1.5)	(22.6)	—	—		—		—	(1.5)	(22.6)
Extensions, additions and discoveries	1.4	8.9							1.4	8.9
Production	(0.5)	(19.0)	—	—		—		—	(0.5)	(19.0)
Purchases in place	—	—	—	—		—		—	—	—
Sales in place(8)	(15.3)	(549.8)	—	—		—		—	(15.3)	(549.8)

December 31, 2012	—	—	—	—		—		—	—	—

	United States		Canada		Colombia		Total
Reserves	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
Total proved reserves at December 31, 2011	17.7	599.4		8.2			17.7	607.6
Total proved reserves at December 31, 2012	15.4	1.1	—	7.7	—	—	15.4	8.8
Proved Developed Reserves at December 31, 2011
Consolidated subsidiaries	0.9	13.6	—	8.2	—	—	0.9	21.8
Equity companies(1)	6.3	256.4	—	—	—	—	6.3	256.4
Proved Developed Reserves at December 31, 2012
Consolidated subsidiaries	1.1	0.4	—	7.7	—	—	1.1	8.1
Proved Undeveloped Reserves at December 31, 2011
Consolidated subsidiaries	0.9	3.3	—	—	—	—	0.9	3.3
Equity companies(1)	9.6	326.1	—	—	—	—	9.6	326.1
Proved Undeveloped Reserves at December 31, 2012
Consolidated subsidiaries	14.3	0.7	—	—	—	—	14.3	0.7

(1)
Represents our proportionate share of interests in equity companies for the applicable year. As of December 31, 2012, we had no equity companies with oil and gas assets.

(2)
On December 14, 2011, we sold our 25% working interest in the Cat Canyon and West Cat Canyon fields in Santa Barbara County, California. We received approximately $71.6 million in cash from the sale.

(3)
Relates primarily to the discovery of proved undeveloped reserves in our North Slope, Alaska field.

(4)
Relates to the divestitures during 2012 of substantially all of our U.S. wholly owned gas properties.

(5)
Relates to acquisitions of properties with 360.4 Bcfe and drilling of non-proved properties of 122.2 Bcfe. In addition, negative revisions of 384 Bcfe were noted primarily resulting from proved undeveloped reserves being reclassified to non-proved status in accordance with the SEC five-year guidance for recording proved reserves.

(6)
Relates to the proved reserves of 4.8 Bcfe that were exchanged for our ownership interest when the Canada unconsolidated oil and gas joint venture was dissolved in June 2011.

(7)
Relates to the sale of Remora's assets which resulted in a decrease in proved reserves of 9.5 Bcfe.

(8)
Relates to our sale of Sabine in December 2012, which included 15.1 MMBbls and 531.9 Bcf, respectively, of oil and natural gas.

Standardized Measure of Discounted Future Cash Flows

        For the years ended December 31, 2012 and 2011, the standardized measure of discounted future net cash flow was computed by applying first-day-of-the-month average prices, year-end costs and legislated tax rates and a discount factor of 10 percent to proved reserves. Estimated future net cash flows for all periods presented are reduced by estimated future development, production, abandonment and dismantlement costs based on existing costs, assuming continuation of existing economic conditions, and by estimated future income tax expense. These estimates also include assumptions about the timing of future production of proved reserves, and timing of future development, production costs, and abandonment and dismantlement. Income tax expense, both U.S. and global, is calculated by applying the existing statutory tax rates, including any known future changes, to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis. The 10-percent discount factor is prescribed by GAAP.

        The present value of future net cash flows does not purport to be an estimate of the fair market value of our consolidated subsidiaries and equity companies' proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas. Significant changes in estimated reserve volumes or commodity prices could have a material effect on our consolidated financial statements.

	United States	Canada	Colombia	Total
	(In thousands)
Standardized Measure of Discounted Future Cash Flows
For the year ended December 31, 2011:
Consolidated Subsidiaries
Future cash flows from sales of oil and gas	$225,141	$20,906	$—	$246,047
Future production costs	(66,448)	(5,761)	—	(72,209)
Future development costs	(45,505)	(1,607)	—	(47,112)
Future income tax expense(2)	—	—	—	—

Future net cash inflows	113,188	13,538	—	126,726
Effect of discounting net cash flows at 10%	(55,886)	(2,527)		(58,413)

Discounted future net cash flows	$57,302	$11,011	$—	$68,313
Equity Companies(1)
Future cash flows from sales of oil and gas	$3,347,348	$—	$—	$3,347,348
Future production costs	(1,005,922)	—	—	(1,005,922)
Future development costs	(660,509)	—	—	(660,509)
Future income tax expense(3)	—	—	—	—

Future net cash inflows	1,680,917	—	—	1,680,917
Effect of discounting net cash flows at 10%	(1,098,854)			(1,098,854)

Discounted future net cash flows	$582,063	$—	$—	$582,063
Total consolidated and equity interests in standardized measure of discounted future net cash flows	$639,365	$11,011	$—	$650,376

For the year ended December 31, 2012:
Consolidated Subsidiaries
Future cash flows from sales of oil and gas	$1,633,946	$8,101	$—	$1,642,047
Future production costs	(427,971)	(5,060)	—	(433,031)
Future development costs	(402,392)	(376)	—	(402,768)
Future income tax expense(2)	(305,215)	—	—	(305,215)

Future net cash inflows	498,368	2,665	—	501,033
Effect of discounting net cash flows at 10%	(218,139)	(268)		(218,407)

Discounted future net cash flows	$280,229	$2,397	$—	$282,626

Total consolidated and equity interests in standardized measure of discounted future net cash flows(4)	$280,229	$2,397	$—	$282,626

(1)
Represents our proportionate share of interests in equity companies for the applicable year.

(2)
For Canada and Colombia, there are net operating loss carryforwards that are expected to offset any future taxable earnings.

(3)
Equity companies are pass-through entities for tax purposes.

(4)
As of December 31, 2012, we had no equity companies with oil and gas assets.

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

        The following table reflects the estimate of changes in the standardized measure of discounted future net cash flows from proved reserves:

	United States	Canada	Colombia	Total
	(In thousands)
Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
Consolidated Subsidiaries
Discounted future net cash flows as of December 31, 2011	$57,302	$11,011	$—	$68,313

Value of reserves added during the year due to extensions, discoveries and net purchases less related costs	454,913	—	—	454,913
Changes in value of previous-year reserves due to:
Sales of oil and gas produced, net of production costs	(14,958)	1,101	—	(13,857)
Development costs incurred during the year	11,343	623	—	11,966
Net change in prices and production costs	13,174	(11,659)	—	1,515
Net change in future development costs	1,164	4	—	1,168
Revisions of previous reserve estimates	(894)	427	—	(467)
Purchases of reserves	—	—	—	—
Divestiture of reserves	(33,082)	—	—	(33,082)
Accretion of discount	5,730	1,101	—	6,831
Other	(25,922)	(211)	—	(26,133)
Net change in income taxes(2)	(188,541)	—	—	(188,541)

Total change in the standardized measure for consolidated subsidiaries	$222,927	$(8,614)	$—	$214,313

Discounted future net cash flows as of December 31, 2012	$280,229	$2,397	$—	$282,626

	(In thousands)
Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves Equity Companies(1)
Discounted future net cash flows as of December 31, 2011	$582,063	$—	$—	$582,063

Value of reserves added during the year due to extensions, discoveries and net purchases less related costs	16,926	—	—	16,926
Changes in value of previous-year reserves due to:
Sales of oil and gas produced, net of production costs	(48,432)	—	—	(48,432)
Development costs incurred during the year	24,356	—	—	24,356
Net change in prices and production costs	—	—	—	—
Net change in future development costs	—	—	—	—
Revisions of previous reserve estimates	(377,184)	—	—	(377,184)
Purchases of reserves	—	—	—	—
Divestiture of reserves(4)	(246,093)	—	—	(246,093)
Accretion of discount	58,206	—	—	58,206
Other	(9,842)	—	—	(9,842)
Net change in income taxes(3)	—	—	—	—

Total change in the standardized measure for equity companies	$(582,063)	$—	$—	$(582,063)

Discounted future net cash flows as of December 31, 2012	$—	$—	$—	$—

(1)
Represents our proportionate share of interests in equity companies for the applicable year.

(2)
For Canada and Colombia, there are net operating loss carryforwards that are expected to offset any future taxable earnings.

(3)
Equity companies are pass-through entities for tax purposes. On December 14, 2011, we sold our 25% working interest in the Cat Canyon and West Cat Canyon fields in Santa Barbara County, California. We received approximately $71.6 million in cash from the sale.

(4)
Includes $233 million, representing our divestiture of Sabine in December 2012.

	Proved Developed		Undeveloped		Total
Reserve Category	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
For the year ended December 31, 2012:
Consolidated subsidiaries
United States	1.1	0.4	14.3	0.7	15.4	1.1
Canada	—	7.7	—	—	—	7.7
Colombia	—	—	—	—	—	—

Total consolidated	1.1	8.1	14.3	0.7	15.4	8.8

Equity companies(1)
United States	—	—	—	—	—	—
Canada	—	—	—	—	—	—
Colombia	—	—	—	—	—	—
Total equity companies	—	—	—	—	—	—

Total	1.1	8.1	14.3	0.7	15.4	8.8

For the year ended December 31, 2011:
Consolidated subsidiaries
United States	0.9	13.6	0.9	3.3	1.8	16.9
Canada	—	8.2	—	—	—	8.2
Colombia	—	—	—	—	—	—

Total consolidated	0.9	21.8	0.9	3.3	1.8	25.1
Equity companies(1)
United States	6.3	256.4	9.6	326.1	15.9	582.5
Canada	—	—	—	—	—	—
Colombia	—	—	—	—	—	—
Total equity companies	6.3	256.4	9.6	326.1	15.9	582.5

Total	7.2	278.2	10.5	329.4	17.7	607.6

(1)
We held no interests in equity companies at December 31, 2012.

(2)
Represents our proportionate interests in our equity companies for the applicable period.

	United States			Canada		Colombia			Total
	Liquids (MMBbls)	Natural Gas (Bcf)		Liquids (MMBbls)	Natural Gas (Bcf)	Liquids (MMBbls)		Natural Gas (Bcf)	Liquids (MMBbls)	Natural Gas (Bcf)
As of December 31, 2012:
Oil and natural gas liquids production
Consolidated subsidiaries	0.268	0.938		—	2.00	0.003		—	0.271	2.938

Equity companies(1)	0.545	19.01		—	—	—		—	0.545	19.010
Average production sales prices:
Consolidated subsidiaries	$76.74	$3.04		$—	$2.36	$130.04		$—	$77.33	$2.58

Equity companies(1)	$53.94	$2.70		$—	$—	$—		$—	$—	$—
Average production costs ($/bce):
Consolidated subsidiaries		$3.52/Mcfe	(2)		$2.91/Mcfe	$31.75/Boe

Equity companies(1)		$1.47/Mcfe			$—	$—
As of December 31, 2011:
Oil and natural gas liquids production
Consolidated subsidiaries	0.140	2.944		—	2.117	0.111		0.011	0.251	5.072

Equity companies(1)	0.409	18.634		—	0.380	0.316		—	0.725	19.014
Average production sales prices:
Consolidated subsidiaries	$88.94	$4.09		$—	$3.33	$111.57		$5.00	$98.91	$3.77

Equity companies(1)	$58.16	$4.03		$—	$3.48	$84.47		$—	$69.63	$4.02
Average production costs ($/bce):
Consolidated subsidiaries		$3.35/Mcfe	(2)		$12.96/Mcfe	$32.98/Boe	(2)

Equity companies(1)		$1.32/Mcfe			$11.99/Mcfe	$33.49/Boe

(1)
Represents our proportionate interests in our equity companies for the applicable period.

(2)
Reflects the thousand cubic feet ("Mcf") equivalent, determined using the ratio of six Mcf of natural gas to one barrel of crude oil or natural gas liquids, or as "Mcfe" and reflects the barrel of oil equivalent or as "Boe".

	Net Productive Exploratory Wells Drilled	Net Dry Exploratory Wells Drilled	Net Productive Development Wells Drilled	Net Dry Development Wells Drilled
For the year ended December 31, 2012:
Consolidated subsidiaries
United States	2.40	—	6.50	—
Canada	—	—	—	—
Colombia	1.15	—	—	—

Total consolidated	3.55	—	6.50	—

Equity companies(1)		—
United States	1.49	—	3.48	—

Total equity companies	1.49	—	3.48	—

For the year ended December 31, 2011:
Consolidated subsidiaries
United States	5.14	3.63	2.04	3.28
Canada	3.00	4.00	—	—
Colombia	—	—	2.00	1.40

Total consolidated	8.14	7.63	4.04	4.68

Equity companies(1)
United States	—	—	10.45	—

Total equity companies	—	—	10.45	—

(1)
Represents our proportionate interests in our equity companies for the applicable period.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

        Years Ended December 31, 2013, 2012 and 2011

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
	(In thousands)
2013
Allowance for doubtful accounts	$32,847	(1,880)	(294)	(3,539)	$27,134
Inventory reserve	$6,645	18,469	(366)	(2,748)	$22,000
Valuation allowance on deferred tax assets	$1,520,852	—	26,589	—	$1,547,441
2012
Allowance for doubtful accounts	$41,703	(5,979)	179	(3,056)	$32,847
Inventory reserve	$6,984	(3,141)	9	2,793	$6,645
Valuation allowance on deferred tax assets	$1,485,540	—	35,312	—	$1,520,852
2011
Allowance for doubtful accounts	$22,507	5,352	(29)	13,873	$41,703
Inventory reserve	$6,784	(1,185)	1,889	(504)	$6,984
Valuation allowance on deferred tax assets	$1,514,153	—	—	(28,613)	$1,485,540

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$409,789	$389,109
Short-term investments	75,386	117,218
Assets held for sale	233,163	243,264
Accounts receivable, net	1,448,511	1,399,516
Inventory	216,444	209,793
Deferred income taxes	87,354	121,316
Other current assets	336,798	272,731

Total current assets	2,807,445	2,752,947
Long-term investments and other receivables	2,724	3,236
Property, plant and equipment, net	8,832,966	8,597,813
Goodwill	512,897	512,964
Investment in unconsolidated affiliates	60,509	64,260
Other long-term assets	216,265	227,708

Total assets	$12,432,806	$12,158,928

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$207	$10,185
Trade accounts payable	617,710	545,426
Accrued liabilities	674,449	696,715
Affiliate payables	167,610	160,136
Income taxes payable	26,711	58,634

Total current liabilities	1,486,687	1,471,096
Long-term debt	3,956,290	3,904,117
Other long-term liabilities	597,227	382,053
Deferred income taxes	481,420	517,586

Total liabilities	6,521,624	6,274,852
Commitments and contingencies (Note 9)
Subsidiary preferred stock	—	69,188
Equity:
Shareholder's equity:
Common shares, par value $0.01 per share:
Issued and outstanding 1,200, respectively	12	12
Capital in excess of par value	2,540,265	2,538,003
Accumulated other comprehensive income	189,826	217,801
Retained earnings	4,115,210	3,991,608
Less: treasury shares of parent, at cost, 28,414 common shares	(944,627)	(944,627)

Total shareholder's equity	5,900,686	5,802,797
Noncontrolling interest	10,496	12,091

Total equity	5,911,182	5,814,888

Total liabilities and equity	$12,432,806	$12,158,928

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended June 30,
(In thousands, except per share amounts)	2014	2013
Revenues and other income:
Operating revenues	$3,206,599	$2,993,444
Earnings (losses) from unconsolidated affiliates	(3,021)	4,255
Investment income	8,046	94,241

Total revenues and other income	3,211,624	3,091,940
Costs and other deductions:
Direct costs	2,128,234	1,972,594
General and administrative expenses	267,769	257,055
Depreciation and amortization	564,947	535,575
Interest expense	91,113	120,284
Losses on sales and disposals of long-lived assets and other expense, net	17,256	61,637

Total costs and other deductions	3,069,319	2,947,145
Income from continuing operations before income tax	142,305	144,795
Income tax expense (benefit):
Current	17,935	23,339
Deferred	(3,247)	(10,847)

Total income tax expense (benefit)	14,688	12,492
Subsidiary preferred stock dividend	1,984	1,500

Income from continuing operations, net of tax	125,633	130,803
Income (loss) from discontinued operations, net of tax	483	(19,862)

Net income	126,116	110,941
Less: Net income attributable to noncontrolling interest	(826)	(5,713)

Net income attributable to Red Lion	$125,290	$105,228

Earnings (losses) per share:
Basic from continuing operations	$103	$104
Basic from discontinued operations	—	(16)

Total Basic	$103	$88

Diluted from continuing operations	$103	$104
Diluted from discontinued operations	—	(16)

Total Diluted	$103	$88

Weighted-average number of common shares outstanding:
Basic	1,200	1,200
Diluted	1,200	1,200

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2014	2013
Net income attributable to Red Lion	$125,290	$105,228
Other comprehensive income (loss), before tax:
Translation adjustment attributable to Red Lion	(4,727)	(52,857)
Unrealized gains/(losses) on marketable securities:
Unrealized gains/(losses) on marketable securities	(19,533)	5,002
Less: reclassification adjustment for gains on marketable securities	(4,903)	(88,157)

Unrealized losses on marketable securities	(24,436)	(83,155)
Pension liability amortization and adjustment	246	562
Unrealized losses and amortization of cash flow hedges	306	306

Other comprehensive loss, before tax	(28,611)	(135,144)
Income tax benefit related to items of other comprehensive loss	(636)	(2,277)

Other comprehensive loss, net of tax	(27,975)	(132,867)

Comprehensive income (loss) attributable to Red Lion	97,315	(27,639)
Net income attributable to noncontrolling interest	826	5,713
Translation adjustment attributable to noncontrolling interest	(102)	(801)

Comprehensive income attributable to noncontrolling interest	724	4,912

Comprehensive income (loss)	$98,039	$(22,727)

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$126,116	$110,941
Adjustments to net income :
Depreciation and amortization	564,947	543,637
Depletion and other oil and gas expense	1,511	14,182
Deferred income tax benefit	(3,604)	(18,866)
Impairment and other charges	—	38,250
Losses on long-lived assets, net	15,041	7,930
Gains on investments, net	(5,062)	(91,140)
Foreign currency transaction losses, net	657	7,023
Equity in (earnings) losses of unconsolidated affiliates, net of dividends	3,021	(3,891)
Other	3,357	(8,239)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(48,116)	22,556
Inventory	(6,623)	13,893
Other current assets	(29,806)	4,099
Other long-term assets	10,868	25,820
Trade accounts payable and accrued liabilities	57,373	42,650
Affiliate payables	7,470	(2,537)
Income taxes payable	(63,070)	(28,834)
Other long-term liabilities	207,283	(39,556)

Net cash provided by operating activities	841,363	637,918
Cash flows from investing activities:
Purchases of investments	(266)	—
Sales and maturities of investments	23,238	163,161
Proceeds from sales of unconsolidated affiliate	—	10,000
Cash paid for acquisition of businesses, net	(10,200)	(37,516)
Investment in unconsolidated affiliates	(1,612)	(3,927)
Capital expenditures	(862,680)	(500,368)
Proceeds from sales of assets and insurance claims	69,343	29,731
Other	(761)	(3,142)

Net cash used for investing activities	(782,938)	(342,061)
Cash flows from financing activities:
Increase (decrease) in cash overdrafts	(3,392)	(8,686)
Dividends received on parent treasury shares	2,272	2,272
Proceeds from short term borrowings	—	11,250
Reduction in long-term debt	—	(17,853)
Reduction in short-term debt	(10,000)	—
Proceeds from commercial paper, net	111,228	295,000
Purchase of subsidiary preferred stock	(70,875)	—
Proceeds from revolving credit facilities	15,000	—
Reduction in revolving credit facilities	(75,000)	(590,000)
Other	—	230

Net cash used for financing activities	(30,767)	(307,787)
Effect of exchange rate changes on cash and cash equivalents	(6,978)	(6,709)

Net increase (decrease) in cash and cash equivalents	20,680	(18,639)
Cash and cash equivalents, beginning of period	389,109	523,257

Cash and cash equivalents, end of period	$409,789	$504,618

The accompanying notes are an integral part of these consolidated financial statements.

NABORS RED LION LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Common Shares
			Capital in Excess of Par Value	Accumulated Other Comprehensive Income
(In thousands)	Shares	Par Value			Retained Earnings	Treasury Shares	Non- controlling Interest	Total Equity
As of December 31, 2012	1,200	$12	$2,533,458	$339,948	$3,836,333	$(944,627)	$12,188	$5,777,312

Net income					105,228		5,713	110,941
Dividends received on parent treasury shares			2,272					2,272
Other comprehensive loss, net of tax				(132,867)			(801)	(133,668)
Other							(6,378)	(6,378)

As of June 30, 2013	1,200	$12	$2,535,730	$207,081	$3,941,561	$(944,627)	$10,722	$5,750,479

As of December 31, 2013	1,200	$12	$2,538,003	$217,801	$3,991,608	$(944,627)	$12,091	$5,814,888

Net income					125,290		826	126,116
Dividends received on parent treasury shares			2,272					2,272
Other comprehensive loss, net of tax				(27,975)			(102)	(28,077)
Other			(10)		(1,688)		(2,319)	(4,017)

As of June 30, 2014	1,200	$12	$2,540,265	$189,826	$4,115,210	$(944,627)	$10,496	$5,911,182

The accompanying notes are an integral part of these consolidated financial statements.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Organization and Nature of Operations

Organization and Business

        Nabors Red Lion Limited ("Red Lion") is a Bermuda exempted company and a wholly owned subsidiary of Nabors Industries Ltd. ("NIL"). NIL is a publicly traded company listed on the New York Stock Exchange ("NYSE") under the ticker NBR. As used in this Report, "we", "us", "our", "the Company", and "Red Lion" means Nabors Red Lion Limited and its subsidiaries. Any reference to "Nabors" refers to the consolidated group of companies comprised of NIL and its subsidiaries, collectively. Reference to "NIL" refers to the parent holding company.

        Red Lion is the company through which substantially all of the operating segments of Nabors reside, exclusive of the parent holding company NIL. The majority of Nabors' and Red Lion's business is conducted through two business lines, Drilling & Rig Services and Completion & Production Services. See further discussion of these business lines within Nature of Operations below.

Merger and Separation from Nabors

        In June 2014, Nabors and Red Lion signed a definitive merger agreement with C&J Energy Services, Inc. ("CJES"), an independent oilfield services and manufacturing company, to merge Nabors' Completion and Production Services business (the "C&P Business") with and into CJES with CJES surviving as a wholly-owned subsidiary of Red Lion (the "Merger"). The C&P Business comprises substantially all Red Lion's existing reportable Completion and Production Services segments. Prior to the Merger, Nabors will engage in a series of restructuring transactions to separate the C&P Business from Nabors' other businesses and will cause Red Lion and its subsidiaries to retain the C&P Business, while the remaining businesses of Nabors, including the drilling and rig services businesses, will be transferred from Red Lion to other Nabors' subsidiaries (the "Separation").

        Following the completion of the Merger and Separation, Nabors will own approximately 53 percent of the combined company, which will be incorporated in Bermuda and is expected to be listed on the NYSE as C&J Energy Services Ltd. The Merger has been approved by the board of directors of both Nabors and CJES, and is subject to approval by CJES shareholders and the satisfaction of customary closing conditions and regulatory approvals. The accompanying unaudited consolidated financial statements and footnotes do not reflect any changes related to the Merger or the aforementioned restructuring transactions for the periods presented herein.

Basis of Presentation

        Our consolidated financial statements include the accounts of Red Lion, as well as all majority owned and non-majority owned subsidiaries required to be consolidated under generally accepted accounting principles in the United States ("GAAP"). All significant intercompany accounts and transactions are eliminated in consolidation. The consolidated financial statements reflect the Company's financial position, results of operations and cash flows in conformity with GAAP.

        Nabors maintains share-based compensation programs at the corporate level. To the extent that our employees participate in these programs, we are allocated a portion of the associated expenses which is included in direct costs and general and administrative expenses in our Consolidated Statements of Income. However, the Consolidated Balance Sheets do not include any Nabors' outstanding equity related to the share-based compensation. See "Note 5—Share-Based Compensation" for a further description of these awards.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Organization and Nature of Operations (Continued)

        Investments in operating entities where we have the ability to exert significant influence, but where we do not control operating and financial policies, are accounted for using the equity method. Our share of the net income (loss) of these entities is recorded as earnings (losses) from unconsolidated affiliates in our Consolidated Statements of Income. The investments in these entities are included in investment in unconsolidated affiliates in our Consolidated Balance Sheets.

Nature of Operations

        Red Lion has grown from a land drilling business centered in the United States and Canada to a global business aimed at optimizing the entire well life cycle, with operations on land and offshore in most of the major oil and gas markets in the world. The majority of our business is conducted through two business lines:

Drilling & Rig Services

        This business line is comprised of our global drilling rig operations and drilling-related services, consisting of equipment manufacturing, instrumentation optimization software and directional drilling services.

Completion & Production Services

        This business line is comprised of our operations involved in the completion, life-of-well maintenance and eventual plugging and abandonment of a well. These services include stimulation, coiled-tubing, cementing, wireline, workover, well-servicing and fluids management.

        As a global provider of services for land-based and offshore oil and natural gas wells, Red Lion's fleet of rigs and equipment includes:

  •
  496 actively marketed land drilling rigs for oil and gas land drilling operations in the United States, Canada and over 26 other countries throughout the world.

  •
  446 actively marketed rigs for land well-servicing and workover services in the United States and approximately 98 rigs for land well-servicing and workover services in Canada.

  •
  36 platform, 7 jackup and 1 barge rig actively marketed in the United States and multiple international markets.

  •
  Approximately 800,000 hydraulic horsepower for hydraulic fracturing, cementing, nitrogen and acid pressure pumping services in key basins throughout the United States.

        In addition:

  •
  We offer a wide range of ancillary well-site services, including engineering, transportation and disposal, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services in select U.S. and international markets.

  •
  We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment, pipeline handling equipment and rig reporting software.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Organization and Nature of Operations (Continued)

  •
  We have a 51% ownership interest in a joint venture in Saudi Arabia, which owns and actively markets 5 rigs in addition to the rigs we lease to the joint venture.

Note 2 Summary of Significant Accounting Policies

Interim Financial Information

        The unaudited consolidated financial statements of Red Lion are prepared in conformity with GAAP. Pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted. Therefore, these financial statements should be read along with our annual financial statements for the year ended December 31, 2013 ("Annual Financials"). In management's opinion, the consolidated financial statements contain all adjustments necessary to present fairly our financial position as of June 30, 2014, as well as the results of our operations and comprehensive income (loss), cash flows and changes in equity for the six months ended June 30, 2014 and 2013, in accordance with GAAP. Interim results for the six months ended June 30, 2014 may not be indicative of results that will be realized for the full year ending December 31, 2014.

Inventory

        Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out or weighted-average cost methods and includes the cost of materials, labor and manufacturing overhead. Inventory included the following:

	June 30, 2014	December 31, 2013
	(In thousands)
Raw materials	$139,090	$128,606
Work-in-progress	38,537	26,762
Finished goods	38,817	54,425

	$216,444	$209,793

Goodwill

        We initially assess goodwill for impairment based on qualitative factors to determine whether to perform the two-step annual goodwill impairment test, a Level 3 fair value measurement. After qualitative assessment, step one of the impairment test compares the estimated fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step is required to measure the goodwill impairment loss. The second step compares the implied fair value of the reporting unit's goodwill to its carrying amount. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to the excess.

        The fair values calculated in these impairment tests were determined using discounted cash flow models involving assumptions based on our utilization of rigs or other oil and gas service equipment, revenues and earnings from affiliates, as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our discounted cash flow projections for each reporting unit were based on financial forecasts. The future

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

cash flows were discounted to present value using discount rates determined to be appropriate for each reporting unit. Terminal values for each reporting unit were calculated using a Gordon Growth methodology with a long-term growth rate of 3%.

        Our estimated fair values of our reporting units incorporate judgment and the use of estimates by management. Potential factors requiring assessment include a further or sustained decline in our stock price, declines in oil and natural gas prices, a variance in results of operations from forecasts, and additional transactions in the oil and gas industry. Another factor in determining whether impairment has occurred is the relationship between our market capitalization and our book value. As part of our annual review, we compared the sum of our reporting units' estimated fair value, which included the estimated fair value of non-operating assets and liabilities, less debt, to our market capitalization and assessed the reasonableness of our estimated fair value. Any of the above-mentioned factors may cause us to re-evaluate goodwill during any quarter throughout the year.

        Based on our review, there was no goodwill impairment.

Recent Accounting Pronouncements

        In April 2014, the Financial Accounting Standards Board ("FASB") issued an Accounting Standards Update ("ASU") relating to the reporting of discontinued operations and the disclosures related to disposals of components of an entity. The core principles address the question around whether the disposal represents a strategic shift, if the operations and cash flows can be clearly distinguished and continuing involvement will no longer preclude a disposal from being presented as discontinued operations. These changes are effective for interim and annual periods that begin after December 15, 2014. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

        In May 2014, the FASB issued an ASU relating to the revenue recognition from contracts with customers that creates a common revenue standard for GAAP and IFRS. The core principle will require recognition of revenue to represent the transfer of promised goods or services to customers in an amount that reflects the consideration, including costs incurred, to which the entity expects to be entitled in exchange for those goods or services. These changes are effective for interim and annual periods that begin after December 15, 2016. Early application is not permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

        In June 2014, the FASB issued an ASU relating to the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The core principle will require the reporting entity to apply existing guidance in Topic 718—Compensation—Stock Compensation relating to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. These changes are effective for interim and annual periods that begin after December 15, 2015. Early application is permitted. We are currently evaluating the impact this will have on our consolidated financial statements.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3 Cash and Cash Equivalents and Short-term Investments

        Certain information related to our cash and cash equivalents and short-term investments follows:

	June 30, 2014			December 31, 2013
	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses
	(In thousands)
Cash and cash equivalents	$409,789	$—	$—	$389,109	$—	$—

Short-term investments:
Available-for-sale equity securities	75,366	48,041		96,942	68,395	—

Available-for-sale debt securities:
Corporate debt securities	—	—	—	19,388	4,122	—
Mortgage-backed debt securities	—	—	—	210	11	—
Mortgage-CMO debt securities	20	—	(1)	20	—	(2)
Asset-backed debt securities	—	—	—	658	2	(54)

Total available-for-sale debt securities	20	—	(1)	20,276	4,135	(56)

Total available-for-sale securities	75,386	48,041	(1)	117,218	72,530	(56)

Total short-term investments	75,386	48,041	(1)	117,218	72,530	(56)

Total cash, cash equivalents and short-term investments	$485,175	$48,041	$(1)	$506,327	$72,530	$(56)

        Certain information related to the gross unrealized losses of our short-term investments follows:

	As of June 30, 2014
	Less Than 12 Months		More Than 12 Months
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
Available-for-sale debt securities:
Mortgage-CMO debt securities	$—	$—	$20	$1

Total available-for-sale debt securities	—	—	20	1

Total	$—	$—	$20	$1

        The estimated fair values of our mortgage-CMO debt securities at June 30, 2014, classified by time to contractual maturity, are shown below. Expected maturities may differ from contractual maturities

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3 Cash and Cash Equivalents and Short-term Investments (Continued)

because the issuers of the securities may have the right to repay obligations without prepayment penalties and we may elect to sell the securities prior to the contractual maturity date.

Estimated Fair Value June 30, 2014
(In thousands)
Debt securities:
Due in one year or less	$—
Due after one year through five years	—
Due in more than five years	20

Total debt securities	$20

        Certain information regarding our debt and equity securities is presented below:

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Available-for-sale
Proceeds from sales and maturities	$22,313	$106,953
Realized gains, net	$4,903	$88,157

Note 4 Fair Value Measurements

        The following table sets forth, by level within the fair value hierarchy, our financial assets that are accounted for at fair value on a recurring basis as of June 30, 2014. Our debt securities could transfer into or out of a Level 1 or 2 measures depending on the availability of independent and current pricing at the end of each quarter. During the six months ended June 30, 2014, there were no transfers of our financial assets between Level 1 and Level 2 measures. Our financial assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value as of June 30, 2014
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Short-term investments:
Available-for-sale equity securities (energy industry)	$74,504	$862	$—	$75,366
Available-for-sale debt securities:
Mortgage-CMO debt securities	—	20	—	20

Total short-term investments	$74,504	$882	$—	$75,386

Nonrecurring Fair Value Measurements

        Fair value measurements were applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which would consist of measurements primarily to assets

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 Fair Value Measurements (Continued)

held-for-sale, goodwill, intangible assets and other long-lived assets, assets acquired and liabilities assumed in a business combination and our pipeline contractual commitments.

Fair Value of Financial Instruments

        The fair value of our financial instruments has been estimated in accordance with GAAP. The fair value of our long-term debt, revolving credit facility and commercial paper is estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of these liabilities were as follows:

	June 30, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
2.35% senior notes due September 2016	$349,853	$358,596	$349,820	$354,694
6.15% senior notes due February 2018	970,541	1,113,255	969,928	1,097,480
9.25% senior notes due January 2019	339,607	434,405	339,607	428,733
5.00% senior notes due September 2020	698,100	785,883	697,947	731,955
4.625% senior notes due September 2021	698,268	756,623	698,148	709,793
5.10% senior notes due September 2023	348,829	385,284	348,765	349,731
Subsidiary preferred stock(1)	—	—	69,188	69,000
Revolving credit facility	110,000	110,000	170,000	170,000
Commercial paper	441,072	441,072	329,844	329,844
Other	227	227	10,243	10,243

Total	$3,956,497	$4,385,345	$3,983,490	$4,251,473

(1)
We redeemed all outstanding subsidiary preferred stock during the current quarter. See "Note 8—Subsidiary Preferred Stock" for additional discussion.

        The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.

Note 5 Share-Based Compensation

        We compensate some of our employees in the form of share-based awards issued from NIL. The Chief Executive Officer and certain other executives' compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity's operations. The amount of compensation expense we recognize is based on the grant-date fair value and we pay cash to NIL as awards vest. Total share-based compensation expense, which includes stock options and restricted stock, totaled $16.9 million and $33.3 million for the six months ended June 30, 2014 and 2013, respectively, and is included in direct costs and general and administrative expenses in our Consolidated Statement of Income. See "Note 13—Segment Information."

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5 Share-Based Compensation (Continued)

Stock Options

        The total intrinsic value of Nabors' stock options exercised during the six months ended June 30, 2014 and 2013 was $36.6 million and $2.4 million, respectively. The total fair value of Nabors' stock options that vested during the six months ended June 30, 2014 and 2013 was $1.5 million and $3.9 million, respectively.

Restricted Stock

        During the six months ended June 30, 2014 and 2013, Nabors awarded 978,892 and 3,836,456 shares of restricted stock, respectively, vesting over periods of up to four years, to our employees. These awards had an aggregate value at their date of grant of $22.3 million and $62.9 million, respectively. The fair value of Nabors' restricted stock that vested during the six months ended June 30, 2014 and 2013 was $22.1 million and $30.9 million, respectively.

Restricted Stock Based on Performance

        During the six months ended June 30, 2014, Nabors awarded 307,964 shares of restricted stock, vesting over a period of three years to some of our executives. The Nabors performance awards granted were based upon achievement of specific financial or operational objectives. The number of Nabors shares granted was determined by the number of performance goals achieved during the period beginning January 1, 2013 through December 31, 2013.

        Nabors performance awards based on performance conditions are liability-classified awards until shares are granted, of which our accrued liabilities included $0.8 million at June 30, 2014 for the performance period beginning January 1, 2014 through December 31, 2014. The fair value of these awards are estimated at each reporting period, based on internal metrics and marked to market.

Restricted Stock Based on Market Conditions

        During the six months ended June 30, 2014 and 2013, Nabors awarded 395,550 and 353,933 shares of restricted stock, respectively, which will vest based on Nabors' performance compared to peer group over a three-year period. These awards had an aggregate value at their date of grant of $4.5 million and $3.7 million, respectively, after consideration of all assumptions. The grant date fair value of these awards was based on a Monte Carlo model, using the following assumptions during the six months ended June 30, 2014 and 2013:

	2014	2013
Risk free interest rate	0.80%	0.41%
Expected volatility	40.00%	46.00%
Closing stock price	$18.19	$16.53
Expected term (in years)	2.97	2.82

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6 Debt

        Debt consisted of the following:

	June 30, 2014	December 31, 2013
	(In thousands)
2.35% senior notes due September 2016	$349,853	$349,820
6.15% senior notes due February 2018	970,541	969,928
9.25% senior notes due January 2019	339,607	339,607
5.00% senior notes due September 2020	698,100	697,947
4.625% senior notes due September 2021	698,268	698,148
5.10% senior notes due September 2023	348,829	348,765
Revolving credit facility	110,000	170,000
Commercial paper	441,072	329,844
Other	227	10,243

	$3,956,497	$3,914,302
Less: current portion	207	10,185

	$3,956,290	$3,904,117

Commercial Paper Program

        As of June 30, 2014, we had approximately $441.1 million of commercial paper outstanding. The weighted average interest rate on borrowings at June 30, 2014 was 0.33%. Our commercial paper borrowings are classified as long-term debt because the borrowings are fully supported by availability under our revolving credit facility, which matures as currently structured in November 2017, more than one year from the balance sheet date.

Revolving Credit Facility

        As of June 30, 2014, we had approximately $110.0 million of borrowings outstanding. The weighted average interest rate on borrowings at June 30, 2014 was 1.45%. The revolving credit facility contains various covenants and restrictive provisions that limit our ability to incur additional indebtedness, make investments or loans and create liens and require us to maintain a net funded indebtedness to total capitalization ratio, as defined in each agreement. We were in compliance with all covenants under the agreement at June 30, 2014. If we fail to perform our obligations under the covenants, the revolving credit commitment could be terminated, and any outstanding borrowings under the facility could be declared immediately due and payable.

Note 7 Common Shares

        On June 26, 2014, in connection with a larger restructuring of the Company's business, approved by the Board of Directors, we altered our existing share capital by subdividing 12,000 common shares with a par value of $1.00 each into 1,200,000 common shares with a par value of $0.01 each. This increased our authorized share capital from $12,000 to $8,000,000 by the creation of 798,800,000 new common shares of par value $0.01 each to rank pari passu with the existing shares. Earnings per share and common shares outstanding are reported giving retrospective effect to the aforementioned transactions in these financials.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7 Common Shares (Continued)

        Red Lion, as a wholly owned subsidiary of Nabors, holds treasury shares of NIL. From time to time, treasury shares may be reissued. When shares are reissued, we use the weighted-average-cost method for determining cost. The difference between the cost of the shares and the issuance price is added to or deducted from our capital in excess of par value account. We have received dividends amounting to $2.3 million for each of the six months ended June 30, 2014 and 2013. These dividends have been recorded as an increase to stockholder's equity within our consolidated financial statements.

Note 8 Subsidiary Preferred Stock

        During the six months ended June 30, 2014, we paid $70.9 million to redeem the 75,000 shares of Series A Preferred Stock outstanding of our subsidiary and paid all dividends due on such shares. The result of the redemption was a loss of $1.688 million, representing the difference between the redemption amount and the carrying value of the subsidiary preferred stock. The loss results in a charge to retained earnings for the six months ended June 30, 2014 and a reduction to net income used to determine income available for common shareholders in the calculation of basic and diluted earnings per share in the period of transaction. We also paid regular and accrued dividends of $750,000 and $108,750, respectively, and special dividends of $375,000. These dividends were treated as regular dividends, and as such were reflected in earnings in the Consolidated Statement of Income for the six months ended June 30, 2014.

Note 9 Commitments and Contingencies

Contingencies

  Income Tax

        We are subject to income taxes in the United States and numerous other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly audited by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than what is reflected in income tax provisions and accruals. An audit or litigation could materially affect our financial position, income tax provision, net income, or cash flows in the period or periods challenged.

        It is possible that future changes to tax laws (including tax treaties) could impact our ability to realize the tax savings recorded to date as well as future tax savings, resulting from our 2002 corporate reorganization. See "Note 13—Income Taxes in our Annual Financials" for additional discussion.

        In 2006, Nabors Drilling International Limited, one of our wholly owned Bermuda subsidiaries ("NDIL"), received a Notice of Assessment from Mexico's federal tax authorities in connection with the audit of NDIL's Mexico branch for 2003. The notice proposed to deny depreciation expense deductions relating to drilling rigs operating in Mexico in 2003. The notice also proposed to deny a deduction for payments made to an affiliated company for the procurement of labor services in Mexico. NDIL's Mexico branch took similar deductions for depreciation and labor expenses from 2004 to 2008. In 2009, the government proposed similar assessments against the Mexico branch of another wholly owned Bermuda subsidiary, Nabors Drilling International II Ltd. ("NDIL II") for 2006. We anticipate that a similar assessment will eventually be proposed against NDIL through 2008 and against NDIL II

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9 Commitments and Contingencies (Continued)

for 2007 to 2010. Although we previously concluded that the deductions were appropriate for each of the years, a reserve has been recorded in accordance with GAAP. During 2013, we reached a negotiated settlement for NDIL's 2003, 2005 and 2006 tax years (the statute of limitations had previously expired on the 2004 tax year) and NDIL II's 2006 tax year. Accordingly, the corresponding reserves were reduced by approximately $20 million during 2013. After this settlement, the remaining amounts assessed or expected to be assessed in the aggregate, range from $30 million to $35 million, for which reserves are recorded in accordance with GAAP. If we ultimately do not prevail, we would be required to recognize additional tax expense for any amount in excess of the current reserve.

  Self-Insurance

        We estimate the level of our liability related to insurance and record reserves for these amounts in our consolidated financial statements. Our estimates are based on the facts and circumstances specific to existing claims and our past experience with similar claims. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable in light of the actual amount of claims paid and are actuarially supported. Although we believe our insurance coverage and reserve estimates are reasonable, a significant accident or other event that is not fully covered by insurance or contractual indemnity could occur and could materially affect our financial position and results of operations for a particular period.

        We self-insure for certain losses relating to workers' compensation, employers' liability, general liability, automobile liability and property damage. Effective April 1, 2014, some of our workers' compensation claims, employers' liability and marine employers' liability claims are subject to a $3.0 million per-occurrence deductible; additionally, some of our automobile liability claims are subject to a $2.5 million deductible. General liability claims remain subject to a $5.0 million per-occurrence deductible.

        In addition, we are subject to a $5.0 million deductible for land rigs and for offshore rigs. This applies to all kinds of risks of physical damage except for named windstorms in the U.S. Gulf of Mexico for which we are self-insured.

  Litigation

        Red Lion and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. For matters where an unfavorable outcome is reasonably possible and significant, we disclose the nature of the matter and a range of potential exposure, unless an estimate cannot be made at the time of disclosure. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9 Commitments and Contingencies (Continued)

        In 2009, the Court of Ouargla entered a judgment of approximately $17.7 million (at current exchange rates) against us relating to alleged customs infractions in Algeria. We believe we did not receive proper notice of the judicial proceedings, and that the amount of the judgment was excessive in any case. We asserted the lack of legally required notice as a basis for challenging the judgment on appeal to the Algeria Supreme Court. In May 2012, that court reversed the lower court and remanded the case to the Ouargla Court of Appeals for treatment consistent with the Supreme Court's ruling. In January 2013, the Ouargla Court of Appeals reinstated the judgment. We have again lodged an appeal to the Algeria Supreme Court, asserting the same challenges as before. Based upon our understanding of applicable law and precedent, we continue to believe that we will prevail. Although the appeal remains ongoing at this time, the Hassi Messaoud customs office recently initiated efforts to collect the judgment prior to the Supreme Court's decision in the case. As a result, we paid approximately $3.1 million and posted security of approximately $1.33 million to suspend those collection efforts and to enter into a formal negotiations process with the customs authority. We have recorded a reserve in the amount of the posted security. If we are ultimately required to pay a fine or judgment related to this matter, the resulting loss could be up to $13.3 million in excess of amounts accrued.

        In 2011, the Court of Ouargla entered a judgment of approximately $34.8 million (at current exchange rates) against us relating to alleged violations of Algeria's foreign currency exchange controls, which require that goods and services provided locally be invoiced and paid in local currency. The case relates to certain foreign currency payments made to us by CEPSA, a Spanish operator, for wells drilled in 2006. Approximately $7.5 million of the total contract amount was paid offshore in foreign currency, and approximately $3.2 million was paid in local currency. The judgment includes fines and penalties of approximately four times the amount at issue. We have appealed the ruling based on our understanding that the law in question applies only to resident entities incorporated under Algerian law. An intermediate court of appeals has upheld the lower court's ruling, and we have appealed the matter to the Algeria Supreme Court. While our payments were consistent with our historical operations in the country, and, we believe, those of other multinational corporations there, as well as interpretations of the law by the Central Bank of Algeria, the ultimate resolution of this matter could result in a loss of up to $26.8 million in excess of amounts accrued.

        In 2012, Nabors Global Holdings II Limited ("NGH2L") signed a contract with ERG Resources, LLC ("ERG") relating to the sale of all of the Class A shares of NGH2L's wholly owned subsidiary, Ramshorn International Limited, an oil and gas exploration company. When ERG failed to meet its closing obligations, NGH2L terminated the transaction on March 19, 2012 and, as contemplated in the agreement, retained ERG's $3.0 million escrow deposit. ERG filed suit the following day in the 61st Judicial District Court of Harris County, Texas, in a case styled ERG Resources, LLC v. Nabors Global Holdings II Limited, Ramshorn International Limited, and Parex Resources, Inc.; Cause No. 2012-16446, seeking injunctive relief to halt any sale of the shares to a third party, specifically naming as defendant Parex Resources, Inc. ("Parex"). The lawsuit also seeks monetary damages of up to $750.0 million based on an alleged breach of contract by NGH2L and alleged tortious interference with contractual relations by Parex. Nabors successfully defeated ERG's effort to obtain a temporary restraining order from the Texas court on March 20, 2012. Nabors completed the sale of Ramshorn's Class A shares to a Parex affiliate in April 2012, which mooted ERG's application for a temporary injunction. The lawsuit is staid, pending further court actions. ERG retains its causes of action for monetary damages, but Nabors believes the claims are foreclosed by the

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9 Commitments and Contingencies (Continued)

terms of the agreement and are without factual or legal merit. Although we are vigorously defending the lawsuit, its ultimate outcome cannot be determined at this time.

  Off-Balance Sheet Arrangements (Including Guarantees)

        We are a party to some transactions, agreements or other contractual arrangements defined as "off-balance sheet arrangements" that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations under which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers' compensation insurance program and other financial surety instruments such as bonds. In addition, we have provided indemnifications, which serve as guarantees, to some third parties. These guarantees include indemnification provided to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.

        Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial guarantees issued by Red Lion:

	Maximum Amount
	Remainder of 2014	2015	2016	Thereafter	Total
	(In thousands)
Financial standby letters of credit and other financial surety instruments	$71,297	$120,139	$75	$—	$191,511

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10 Earnings Per Share

        A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Six Months Ended June 30,
	2014	2013
	(In thousands, except per share amounts)
Net income (loss) (numerator):
Income from continuing operations, net of tax	$125,633	$130,803
Less: net income attributable to noncontrolling interest	(826)	(5,713)
Less: loss on redemption of subsidiary preferred stock	(1,688)	—

Adjusted income from continuing operations—basic and diluted	$123,119	$125,090

Income (loss) from discontinued operations, net of tax	$483	$(19,862)

Earnings per share:
Basic from continuing operations	$103	$104
Basic from discontinued operations	—	(16)

Total Basic	$103	$88

Diluted from continuing operations	$103	$104
Diluted from discontinued operations	—	(16)

Total Basic	$103	$88

Shares (denominator):
Weighted-average number of shares outstanding—basic	1,200	1,200
Weighted-average number of shares outstanding—diluted	1,200	1,200

        For all periods presented, there were no potentially dilutive options or warrants outstanding.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11 Supplemental Balance Sheets, Income Statement and Cash Flow Information

        Accrued liabilities include the following:

	June 30, 2014	December 31, 2013
	(In thousands)
Accrued compensation	$153,021	$172,299
Deferred revenue	285,329	202,918
Other taxes payable	45,363	76,781
Workers' compensation liabilities	29,459	29,459
Interest payable	64,232	64,728
Warranty accrual	4,448	4,653
Litigation reserves	22,781	30,784
Current liability to discontinued operations	28,824	64,404
Professional fees	2,647	2,947
Current deferred tax liability	3,075	3,075
Current liability to acquisition of KVS	22,033	22,033
Other accrued liabilities	13,237	22,634

	$674,449	$696,715

        Investment income includes the following:

	Six Months Ended June 30,
	2014		2013
	(In thousands)
Interest and dividend income	$2,998		$3,117
Gains on investments, net	5,048	(1)	91,124	(2)

	$8,046		$94,241

(1)
Includes realized gains of $5.0 million from the sale of available-for-sale securities.

(2)
Includes realized gains of $88.7 million from the sale of available-for-sale securities and net realized gains of $2.4 million from the sale of our trading securities.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11 Supplemental Balance Sheets, Income Statement and Cash Flow Information (Continued)

        Losses (gains) on sales and disposals of long-lived assets and other expense (income), net include the following:

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Losses on sales, disposals and involuntary conversions of long-lived assets	$13,546	$5,344
Termination of employment contract(1)	—	38,250
Litigation expenses	3,627	5,634
Foreign currency transaction losses	656	7,019
Other losses (gains)	(573)	5,390

	$17,256	$61,637

(1)
Represents a one-time stock grant valued at $23.0 million, which vested immediately, and $15.3 million in cash awarded and paid to Mr. Petrello in connection with the termination of his prior employment agreement. The Chief Executive Officer and certain other executives' compensation is portioned such that it is allocated between the parent company, NIL, and Red Lion and its subsidiaries based upon an estimate of time devoted to each respective entity's operations. See "Note 18—Commitments and Contingencies" in our Annual Financials for additional discussion.

        The changes in accumulated other comprehensive income (loss), by component, includes the following:

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(In thousands)
As of January 1, 2013	$(2,793)	$134,229	$(7,632)	$216,144	$339,948

Other comprehensive income (loss) before reclassifications, net of tax of $70	—	4,913	—	(52,857)	(47,944)
Amounts reclassified from accumulated other comprehensive income (loss)(1)	187	(85,454)	344	—	(84,923)

Net other comprehensive income (loss)	187	(80,541)	344	(52,857)	(132,867)

As of June 30, 2013	$(2,606)	$53,688	$(7,288)	$163,287	$207,081

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11 Supplemental Balance Sheets, Income Statement and Cash Flow Information (Continued)

	Gains (losses) on cash flow hedges	Unrealized gains (losses) on available- for-sale securities	Defined benefit pension plan items	Foreign currency items	Total
	(In thousands)
As of January 1, 2014	$(2,419)	$71,742	$(4,075)	$152,553	$217,801

Other comprehensive income (loss) before reclassifications, net of tax of $93	—	(19,626)	—	(4,727)	(24,353)
Amounts reclassified from accumulated other comprehensive income (loss)(1)	187	(3,960)	151	—	(3,622)

Net other comprehensive income (loss)	187	(23,586)	151	(4,727)	(27,975)

As of June 30, 2014	$(2,232)	$48,156	$(3,924)	$147,826	$189,826

(1)
All amounts are net of tax. Amounts in parentheses indicate debits.

        The line items that were reclassified to net income include the following:

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Investment income	$4,903	$88,157
Interest expense	306	306
General and administrative expenses	246	562

Total before tax	$4,351	$87,289
Tax expense	729	2,366

Reclassification adjustment for (gains)/losses included in net income (loss)	$3,622	$84,923

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11 Supplemental Balance Sheets, Income Statement and Cash Flow Information (Continued)

        Supplemental cash flow information includes the following:

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Cash paid for income taxes	$76,652	$67,378

Cash paid for interest, net of capitalized interest	$84,815	$116,567

Acquisitions of businesses:
Fair value of assets acquired	$10,200	$23,349
Goodwill	—	15,829
Liabilities assumed	—	(1,640)

Cash paid for acquisitions of businesses	10,200	37,538
Cash acquired in acquisitions of businesses	—	(22)

Cash paid for acquisitions of businesses, net	$10,200	$37,516

Note 12 Assets Held-for-Sale and Discontinued Operations

	June 30, 2014	December 31, 2013
	(In thousands)
Oil and Gas	$233,163	$239,936
Rig Services	—	3,328

	$233,163	$243,264

        We have contracts with pipeline companies to pay specified fees based on committed volumes for gas transport and processing. At June 30, 2014, our undiscounted contractual commitments for these contracts approximated $139.2 million and we had liabilities of $63.1 million, $28.8 million of which were classified as current and were included in accrued liabilities. At December 31, 2013, we had liabilities of $113.6 million, $64.4 million of which were classified as current and were included in accrued liabilities. These amounts represent our best estimate of the fair value of the excess capacity of the pipeline commitments calculated using a discounted cash flow model, when considering our disposal plan, current production levels, natural gas prices and expected utilization of the pipeline over the remaining contractual term. Decreases in actual production or natural gas prices could result in future charges related to excess pipeline commitments.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12 Assets Held-for-Sale and Discontinued Operations (Continued)

Discontinued Operations

        Our condensed statements of income (loss) from discontinued operations for each operating segment were as follows:

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Operating revenues
Oil and Gas	$8,528	$22,039

Income (loss) from Oil and Gas discontinued operations:
Income (loss) from discontinued operations	$1,536	$(8,202)
Less: Impairment charges or other (gains) and losses on sale of wholly owned assets	1,411	36,663
Less: Income tax benefit	(358)	(11,165)

Income (loss) from Oil and Gas discontinued operations, net of tax	$483	$(33,700)

        During the six months ended June 30, 2013, Rig Services contributed operating revenues of $81.8 million. Income from discontinued operations, net of tax was $13.8 million, for the same period.

Note 13 Segment Information

        The following table sets forth financial information with respect to our operating segments:

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Operating revenues and Earnings (losses) from unconsolidated affiliates:(1)
Drilling & Rig Services:
U.S.	$1,043,370	$951,902
Canada	166,482	191,656
International	766,320	672,937
Rig Services(2)	305,466	252,351

Subtotal Drilling & Rig Services(3)	2,281,638	2,068,846
Completion & Production Services:
Completion Services	504,538	516,154
Production Services	533,778	496,173

Subtotal Completion & Production Services(4)	1,038,316	1,012,327
Other reconciling items(5)	(116,376)	(83,474)

Total	$3,203,578	$2,997,699

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13 Segment Information (Continued)

	Six Months Ended June 30,
	2014	2013
	(In thousands)
Adjusted income (loss) derived from operating activities(1)(6)
Drilling & Rig Services:
U.S.	$162,471	$147,408
Canada	26,385	34,413
International	98,702	53,950
Rig Services(2)	17,787	(4,096)

Subtotal Drilling & Rig Services(3)	305,345	231,675
Completion & Production Services:
Completion Services	(34,216)	24,626
Production Services	60,480	49,485

Subtotal Completion & Production Services(4)	26,264	74,111
Other reconciling items(5)	(88,981)	(73,311)

Total adjusted income derived from operating activities	$242,628	$232,475

Interest expense	(91,113)	(120,284)
Investment income	8,046	94,241
Losses on sales and disposals of long-lived assets and other expense, net	(17,256)	(61,637)

Income from continuing operations before income taxes	142,305	144,795

Income tax expense	14,688	12,492
Subsidiary preferred stock dividend	1,984	1,500

Income from continuing operations, net of tax	125,633	130,803
Income (loss) from discontinued operations, net of tax	483	(19,862)

Net income	126,116	110,941
Less: Net income attributable to noncontrolling interest	(826)	(5,713)

Net income attributable to Red Lion	$125,290	$105,228

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13 Segment Information (Continued)

	June 30, 2014	December 31, 2013
	(In thousands)
Total assets:
Drilling & Rig Services:
U.S.	$4,352,311	$4,248,630
Canada	647,313	608,018
International	3,817,316	3,584,339
Rig Services	503,222	474,275

Subtotal Drilling & Rig Services(7)	9,320,162	8,915,262
Completion & Production Services(8)(9)	2,319,326	2,394,865
Other reconciling items(5)	793,318	848,801

Total assets:	$12,432,806	$12,158,928

(1)
All periods present the operating activities of our wholly owned oil and gas businesses, our previously held equity interests in oil and gas joint ventures in Canada and Colombia, aircraft logistics operations and construction services as discontinued operations.

(2)
Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services. These services represent our other companies that are not aggregated into a separate reportable operating segment.

(3)
Includes earnings, net from unconsolidated affiliates, accounted for using the equity method, of ($3.3) million and $4.0 million for the six months ended June 30, 2014 and 2013, respectively.

(4)
Includes earnings, net from unconsolidated affiliates, accounted for using the equity method, of $0.3 million for each of the six months ended June 30, 2014 and 2013.

(5)
Represents the elimination of inter-segment transactions and unallocated corporate expenses and assets.

(6)
Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.

(7)
Includes $51.3 million and $56.9 million of investments in unconsolidated affiliates accounted for using the equity method as of June 30, 2014 and December 31, 2013, respectively.

(8)
Reflects assets allocated to the line of business necessary to conduct its operations. Further allocation to individual operating segments of Completion & Production Services is not available.

Nabors Red Lion Limited and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13 Segment Information (Continued)

(9)
Includes $9.2 million and $7.4 million of investments in unconsolidated affiliates accounted for using the equity method as of June 30, 2014 and December 31, 2013, respectively.

Note 14 Subsequent Events

        On July 31, 2014, we sold our oil and gas properties located on the North Slope of Alaska. Under the terms of the agreement, we received $35 million at closing and expect to receive additional payments of $27 million upon the properties achieving certain production targets in subsequent years. In addition, we will retain a working interest at various interests and an overriding royalty interest in the properties at various interests. The working interest is fully carried up to $600 million of total project costs. The transaction generally remains subject to approval of local Alaska regulatory authorities, among other usual and customary conditions.

        Following the June 25, 2014 announcement that C&J, Nabors, and Red Lion entered into a definitive merger agreement, a purported stockholder of C&J filed a lawsuit against C&J, the C&J board of directors, Nabors and Red Lion challenging the Merger. The lawsuit is styled City of Miami General Employees' and Sanitation Employees' Retirement Trust, et al. v. C&J Energy Services, Inc., et al.; C.A. No. 9980-VCN, in the Court of Chancery of the State of Delaware, filed on July 30, 2014 (the "Lawsuit"). Plaintiff in the Lawsuit generally alleges that the C&J board of directors breached fiduciary duties of loyalty, due care, good faith, candor and independence owed to C&J stockholders by allegedly approving the Merger Agreement at an unfair price and through an unfair process. Plaintiff specifically alleges that the C&J board directors, or certain of them (i) failed to fully inform themselves of the market value of C&J, maximize its value and obtain the best price reasonably available for C&J, (ii) acted in bad faith and for improper motives, (iii) erected barriers to discourage other strategic alternatives and (iv) put their personal interests ahead of the interests of C&J stockholders. The Lawsuit further alleges that C&J, Nabors and Red Lion aided and abetted the alleged breaches of fiduciary duties by the C&J board of directors. Plaintiff in the Lawsuit seeks, among other relief, to enjoin the Merger, rescission in the event the Merger is consummated and an award of costs and disbursements, including reasonable attorneys' and experts' fees. The Lawsuit is at a preliminary stage. We cannot predict the outcome of this or any other lawsuit that might be filed, nor can we predict the amount of time and expense that will be required to resolve the Lawsuit. We believe the Lawsuit is without merit and we intend to defend against it vigorously.

SABINE OIL & GAS LLC
1415 Louisiana Street, Suite 1600
Houston, TX 77002

Annual Report
for the Year Ended
December 31, 2013

INDEPENDENT AUDITORS' REPORT

The Member of Sabine Oil & Gas LLC

        We have audited the accompanying consolidated financial statements of Sabine Oil & Gas LLC and its subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, member's capital and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sabine Oil & Gas LLC and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        As discussed in Note 2 to the consolidated financial statements, the accompanying 2012 consolidated financial statements have been restated to correct errors. Our opinion is not modified with respect to this matter.

Disclaimer of Opinion on Supplementary Information

        Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary information on oil and natural gas producing activities is presented for the purpose of additional analysis and is not a required part of the consolidated financial statements. This supplementary information is the responsibility of the Company's management. Such information has not been subjected to the auditing procedures applied in our audits of the consolidated financial statements and, accordingly it is inappropriate to and we do not express an opinion on the supplementary information referred to above.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 2014

Independent Auditor's Report

The Member of Sabine Oil & Gas LLC

        We have audited the accompanying consolidated financial statements of Sabine Oil & Gas LLC (formerly known as NFR Energy LLC) and its subsidiaries which comprise the consolidated statements of operations, of member's capital and of cash flows for the year ended December 31, 2011.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (PCAOB). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and of cash flows of Sabine Oil & Gas LLC and its subsidiaries for the year ended December 31, 2011 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

        As described in Note 2 to the financial statements, the 2011 financial statements have been restated to correct an error. Our opinion is not modified with regard to this matter.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 31, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Restatement of Previously Issued Financial Statements as described in Note 2, as to which the date is March 31, 2014.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Balance Sheets

As of December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
	(in thousands)
	(Unaudited)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$11,821	$6,193
Accounts receivable, net	71,384	33,190
Prepaid expenses and other current assets	2,910	3,618
Derivative instruments	7,806	54,855
Other short term assets	—	515

Total current assets	93,921	98,371

Property, plant and equipment:
Oil and natural gas properties (full cost method)
Proved	3,204,317	2,825,430
Unproved	208,823	332,898
Gas gathering and processing equipment	19,577	15,564
Office furniture and fixtures	11,167	9,262

	3,443,884	3,183,154
Accumulated depletion, depreciation and amortization	(2,063,842)	(1,926,944)

Total property, plant and equipment, net	1,380,042	1,256,210

Other assets:
Derivative instruments	4,332	1,651
Deferred financing costs, net	26,502	29,827
Goodwill	173,547	173,547
Other long term assets	375	953

Total other assets	204,756	205,978

Total assets	$1,678,719	$1,560,559

Liabilities and member's capital
Current liabilities:
Accounts payable—trade	$16,148	$3,074
Royalties payable	33,964	8,814
Accrued interest payable	23,891	15,523
Accrued exploration and development	75,819	23,281
Accrued operating expenses and other	47,602	31,102
Derivative instruments	11,625	3,875
Other short term liabilities	278	251

Total current liabilities	209,327	85,920

Long term liabilities:
Credit facility	250,000	405,000
Term loan	645,272	490,127
Senior notes	348,040	347,411
Asset retirement obligation	13,798	13,580
Derivative instruments	11,272	18,017
Other long term liabilities	—	71

Total long term liabilities	1,268,382	1,274,206

Commitments and contingencies
Member's capital:
Member's capital	1,523,008	1,533,008
Accumulated deficit	(1,321,998)	(1,332,575)

Total member's capital	201,010	200,433

Total liabilities and member's capital	$1,678,719	$1,560,559

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2013, 2012 and 2011

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
	(Unaudited)	(As Restated)	(As Restated)
Revenues
Oil, natural gas liquids and natural gas	$354,223	$177,422	$201,421
Other	755	24	131

Total revenues	354,978	177,446	201,552

Operating expenses
Lease operating	42,491	41,011	27,113
Workover	2,160	2,638	2,903
Marketing, gathering, transportation and other	17,567	17,491	16,149
Production and ad valorem taxes	17,824	4,400	7,775
General and administrative	27,469	21,434	23,546
Depletion, depreciation and amortization	137,068	91,353	75,424
Gain on bargain purchase	—	—	(99,548)
Accretion	952	862	628
Impairments	1,125	664,438	4,192

Total operating expenses	246,656	843,627	58,182

Other income (expenses)
Interest expense, net of capitalized interest	(99,471)	(49,387)	(39,632)
Gain on derivative instruments	814	29,267	71,834
Other income (expenses)	912	(498)	(389)

Total other income (expenses)	(97,745)	(20,618)	31,813

Net income (loss) including noncontrolling interests	10,577	(686,799)	175,183
Less: Net income (loss) applicable to noncontrolling interests	—	17	(117)

Net income (loss) applicable to controlling interests	$10,577	$(686,782)	$175,066

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statement of Member's Capital

For the Years ended December 31, 2013, 2012 and 2011

(in thousands)

	Member's Capital
			Amounts Receivable from Member	Accumulated Deficit	Noncontrolling Interests	Total Member's Capital
	Units	Value
Balance as of December 31, 2010—As Restated	1,067	$1,065,183	$(150)	$(820,859)	$3,035	$247,209

Member's contributions	203	203,000	—	—	—	203,000
Amounts receivable from member	—	—	109	—	—	109
Distributions—noncontrolling interests	—	—	—	—	(888)	(888)
Distributions to member for state tax withholding	—	(485)	—	—	—	(485)
Net income applicable to controlling interests	—	—	—	175,066	—	175,066
Net income applicable to noncontrolling interests	—	—	—	—	117	117

Balance as of December 31, 2011—As Restated	1,270	$1,267,698	$(41)	$(645,793)	$2,264	$624,128

Member's contributions	88	87,467	—	—	—	87,467
In-kind contributions	178	178,000	—	—	—	178,000
Amounts receivable from member	—	—	41	—	—	41
Distributions—noncontrolling interests	—	—	—	—	(175)	(175)
Distributions to member for state tax withholding	—	(157)	—	—	—	(157)
Sale of noncontrolling interests	—	—	—	—	(2,072)	(2,072)
Net loss applicable to controlling interests	—	—	—	(686,782)	—	(686,782)
Net loss applicable to noncontrolling interests	—	—	—	—	(17)	(17)

Balance as of December 31, 2012—As Restated	1,536	$1,533,008	$—	$(1,332,575)	$—	$200,433

Distributions to member	—	(10,000)	—	—	—	(10,000)
Net income	—	—	—	10,577	—	10,577

Balance as of December 31, 2013—(Unaudited)	1,536	$1,523,008	$—	$(1,321,998)	$—	$201,010

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statements of Cash Flows

For the Years ended December 31, 2013, 2012 and 2011

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
	(Unaudited)	(As Restated)	(As Restated)
Cash flows from operating activities:
Net income (loss), including noncontrolling interest	$10,577	$(686,799)	$175,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	137,068	91,353	75,424
Impairments	1,125	664,438	4,192
Loss on sale of asset	—	651	600
Accretion expense	952	862	628
Accrued interest expense	10,328	2,372	1,458
Amortization of deferred rent	(249)	(532)	(38)
Amortization of deferred financing costs	9,587	4,020	2,817
(Gain) loss on derivative instruments	46,545	75,735	(1,272)
Amortization of option premiums	(1,171)	(56)	—
Amortization of prepaid expenses	4,787	2,546	2,482
Gain on bargain purchase	—	—	(99,548)
Non cash distribution to member	—	(157)	(485)
Working capital and other changes:
Increase in accounts receivable	(38,195)	(8,431)	(8,855)
Increase in other assets	(7,248)	(5,811)	(6,713)
Increase in accounts payable, royalties payable and accrued liabilities	43,092	3,975	13,159

Net cash provided by operating activities	217,198	144,166	159,032

Cash flows from investing activities:
Oil and gas property additions	(360,080)	(170,970)	(292,648)
Oil and gas property acquisitions	—	(559,066)	(385,218)
Cash received from insurance proceeds	604	12,680	—
Gas processing equipment additions	(4,014)	(5,409)	(3,810)
Other asset additions	(2,075)	(384)	(2,952)
Cash received from sale of assets	171,756	35,764	3,706

Net cash used in investing activities	(193,809)	(687,385)	(680,922)

Cash flows from financing activities:
Borrowings under senior secured revolving credit facility	193,000	123,000	584,500
Borrowings under second lien term loan	153,500	490,000	—
Debt repayments for the senior secured revolving credit facility	(348,000)	(136,000)	(260,500)
Deferred financing costs	(6,261)	(19,227)	(4,462)
Member's contributions	—	87,508	203,109
Distributions—noncontrolling interests	—	(175)	(888)
Distributions to member	(10,000)	—	—

Net cash provided by (used in) financing activities	(17,761)	545,106	521,759

Net increase (decrease) in cash and cash equivalents	5,628	1,887	(131)
Cash and cash equivalents, beginning of period	6,193	4,306	4,437

Cash and cash equivalents, end of period	$11,821	$6,193	$4,306

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited)

1. Organization

        Effective December 19, 2012, NFR Energy LLC was renamed Sabine Oil & Gas LLC ("Sabine" or "the Company"). The Company was established as a Delaware limited liability company in late 2006 to invest in oil and natural gas exploration opportunities within the onshore U.S. market. The Company is wholly owned by Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company ("Holdings II" or "Member"), which is wholly owned by Sabine Oil & Gas Holdings LLC, a Delaware limited liability company ("Holdings"). The Company's sole membership interest is owned by Holdings. Currently, affiliates of First Reserve Corporation ("First Reserve"), own approximately 99.76% of the common equity interests of Holdings and the remaining interests are owned by certain members of the Company's management and board of representatives.

        The Company operates in the exploration and production segment of the energy industry and is pursuing development and exploration projects in a variety of forms including operated and non-operated working interests, joint ventures, farm-outs, and acquisitions, in both conventional and unconventional resources. Sabine is a holding company which conducts its operations through its subsidiaries, which own the operating assets of the Company.

2. Significant Accounting Policies

Basis of Presentation

        The Company presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). The accompanying consolidated financial statements include Sabine and its subsidiaries. All intercompany transactions have been eliminated.

Restatement of Previously Issued Financial Statements

        The Company is restating its financial statements for the years ended December 31, 2012 and 2011 with respect to the accounting and disclosures for certain derivative financial transactions under Accounting Standards Codification Topic 815, Derivatives and Hedging ("ASC 815"). The Company determined that the documentation it had prepared to support its initial hedge designations for effectiveness in connection with the Company's oil and natural gas hedging program was not compliant with the technical documentation requirements to qualify for cash flow hedge accounting treatment in accordance with ASC 815, and as a result, the Company was not permitted to utilize hedge accounting treatment in the preparation of its financial statements.

        Under ASC 815, the fair value of hedge contracts is recognized in the Company's Consolidated Balance Sheets as an asset or liability, as the case may be, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for cash flow hedge accounting treatment, the fair value of the hedge contract that is effective in offsetting changes in expected cash flows (the effective portion) is recorded in "Accumulated other comprehensive income", and the effective portion of the changes in the fair value do not affect net income in the period. The portion of the change in fair value of the qualified derivative instrument that is not effective in offsetting changes in expected cash flows (the ineffective portion), as well as any amount excluded from the assessment of the effectiveness of the derivative instruments, are recognized in earnings. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract is reflected in earnings during the period

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

as a "Gain (loss) on derivatives" within revenues on the Consolidated Statements of Operations. Under the cash flow hedge accounting treatment used by the Company, the effective portion of the fair value of the hedge contracts was recognized in the Consolidated Balance Sheets with the offsetting gain or loss recorded initially in "Accumulated other comprehensive income" and later reclassified through earnings when the hedged production impacted earnings. The ineffective portion of the designated derivative instruments was recognized in "Gain on derivative instruments" within Other income (expenses) on the Consolidated Statements of Operations. As a result of the determination that the designation documentation failed to meet the requirements necessary to utilize cash flow hedge accounting treatment, any gain or loss resulting from changes in fair value should have been recorded in the Consolidated Statements of Operations as a component of earnings. The Company previously recognized gains and losses resulting from the settlement of its designated derivative financial instruments as a component of revenues, and has reclassified gains of $107.4 million in 2012 and $72.5 million in 2011 to "Gain on derivative instruments" within Other income (expenses) as a result of eliminating hedge accounting. In addition, the Company reclassified $67.8 million of losses and $25.1 million of gains in 2012 and 2011, respectively, from "Accumulated other comprehensive income" to "Gain on derivative instruments" within Other income (expenses). Because the derivatives did not qualify for hedge accounting, the inclusion of hedge value for designated contracts in the full cost ceiling calculation at all balance sheet dates when the ceiling test was performed was not appropriate. Thus, our full cost ceiling calculations were revised and resulted in restatements to increase impairment expense recognized in earlier periods and reductions to our ceiling test impairment expense of $62.0 million and $25.7 million in 2012 and 2011, respectively, as well as requiring restatements to decrease depletion expense by $4.5 million and $6.8 million in 2012 and 2011, respectively.

        Additionally, the Company is restating its financial statements for the year ended December 31, 2012 with respect to reversing the $14.5 million bargain purchase gain recognized for our December 17, 2012 acquisition of certain oil and natural gas properties in South Texas. We reduced the fair value allocated to the oil and gas properties acquired to reflect the consideration paid which was a reflection of market participants and similar transactions in the same period. The impact of this restatement was considered regarding the full cost ceiling calculation at December 31, 2012 for adjustment to impairment expense of $14.3 million and depletion expense of $0.2 million. Factors that gave rise to bargain purchase gains in 2011 were not present in 2012.

        Certain other reclassifications have been made to prior periods. These reclassifications include the correction of pricing differentials of $3.7 million and $3.6 million in 2012 and 2011, respectively, which were previously reported as "Marketing, gathering, transportation and other" costs and are currently reported as "Oil, natural gas liquids and natural gas" revenues as a reflection of realized pricing, as well a $9.9 million reclassification of loss from "Loss on sale of assets" to "Impairments" in 2012. These reclassifications also include a $5.1 million correction of the classification of our option premiums previously reported as "Other short term liabilities" and "Other long term liabilities" and currently reported as short term and long term derivatives assets in accordance with netting requirements. These reclassifications have no impact on previously reported net income and management believes they are immaterial to previously reported financial information.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

        The following table represents the impact of this restatement on relevant financial statement line items in our Consolidated Balance Sheet:

	December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)
Assets
Property, plant and equipment:
Oil and natural gas properties (full cost method)
Proved	$2,839,900	$(14,470)	$2,825,430
Accumulated depletion, depreciation and amortization	(1,851,998)	(74,946)	(1,926,944)
Other assets:
Derivative instruments	6,731	(5,080)	1,651

Total assets	$1,655,055	$(94,496)	$1,560,559

Liabilities and member's capital
Long term liabilities:
Other long term liabilities	$5,151	$(5,080)	$71
Member's capital:
Accumulated deficit	(1,306,203)	(26,372)	(1,332,575)
Accumulated other comprehensive income	63,044	(63,044)	—

Total liabilities and member's capital	$1,655,055	$(94,496)	$1,560,559

        The following table represents the impact of this restatement on relevant financial statement line items in our Consolidated Statements of Operations:

	Year ended December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)
Revenues
Oil, natural gas liquids and natural gas	$181,098	$(3,676)	$177,422
Gain on derivative instruments	107,374	(107,374)	—

Total revenues	288,496	(111,050)	177,446

Operating expenses
Marketing, gathering, transportation and other	21,167	(3,676)	17,491
Depletion, depreciation and amortization	96,096	(4,743)	91,353
Gain on bargain purchase	(14,470)	14,470	—
Impairments	730,916	(66,478)	664,438
Loss on sale of assets	9,880	(9,880)	—

Total operating expenses	913,934	(70,307)	843,627

Other income (expenses)
Gain (loss) on derivative instruments	(10,312)	39,579	29,267

Total other income (expenses)	(60,197)	39,579	(20,618)

Net loss including noncontrolling interests	(685,635)	(1,164)	(686,799)

Net loss applicable to controlling interests	$(685,618)	$(1,164)	$(686,782)

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

	Year ended December 31, 2011
	As Reported	Adjustments	As Restated
	(in thousands)
Revenues
Oil, natural gas liquids and natural gas	$204,989	$(3,568)	$201,421
Gain on derivative instruments	72,517	(72,517)	—

Total revenues	277,637	(76,085)	201,552

Operating expenses
Marketing, gathering, transportation and other	19,717	(3,568)	16,149
Depletion, depreciation and amortization	82,178	(6,754)	75,424
Impairments	29,921	(25,729)	4,192

Total operating expenses	94,233	(36,051)	58,182

Other income (expenses)
Gain (loss) on derivative instruments	(25,799)	97,633	71,834

Total other income (expenses)	(65,820)	97,633	31,813

Net income including noncontrolling interests	117,584	57,599	175,183

Net income applicable to controlling interests	$117,467	$57,599	$175,066

        The following table represents the impact of this restatement on relevant financial statement line items in our Consolidated Statement of Member's Capital:

	Member's Capital
			Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member's Capital
	Units	Value
Balance as of December 31, 2010—As Reported	1,067	$1,065,183	$(150)	$(738,052)	$105,722	$3,035	$435,738
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(82,807)	—	—	(82,807)
Unrealized loss on derivative contracts	—	—	—	—	(105,722)	—	(105,722)
Total

Balance as of December 31, 2010—As Restated	1,067	$1,065,183	$(150)	$(820,859)	$—	$3,035	$247,209

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

	Member's Capital
			Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member's Capital
	Units	Value
Balance as of December 31, 2011—As Reported	1,270	$1,267,698	$(41)	$(620,585)	$130,837	$2,264	$780,173
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(25,208)	—	—	(25,208)
Unrealized loss on derivative contracts	—	—	—	—	(130,837)	—	(130,837)
Total

Balance as of December 31, 2011—As Restated	1,270	$1,267,698	$(41)	$(645,793)	$—	$2,264	$624,128

	Member's Capital
			Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member's Capital
	Units	Value
Balance as of December 31, 2012—As Reported	1,536	$1,533,008	$—	$(1,306,203)	$63,044	$—	$289,849
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(26,372)	—	—	(26,372)
Unrealized loss on derivative contracts	—	—	—	—	(63,044)	—	(63,044)
Total

Balance as of December 31, 2012—As Restated	1,536	$1,533,008	$—	$(1,332,575)	$—	$—	$200,433

        The following table represents the impact of this restatement on relevant financial statement line items in our Consolidated Statements of Cash Flows:

	Year ended December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)
Cash flows from operating activities:
Net loss, including noncontrolling interest	$(685,635)	$(1,164)	$(686,799)
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	96,096	(4,743)	91,353
Impairments	730,916	(66,478)	664,438
Loss on sale of asset	10,531	(9,880)	651
Loss on derivative instruments	7,940	67,795	75,735
Gain on bargain purchase	(14,470)	14,470	—

Net cash provided by operating activities	$144,166	$—	$144,166

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

	Year ended December 31, 2011
	As Reported	Adjustments	As Restated
	(in thousands)
Cash flows from operating activities:
Net income, including noncontrolling interest	$117,584	$57,599	$175,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	82,178	(6,754)	75,424
Impairments	29,921	(25,729)	4,192
(Gain) loss on derivative instruments	23,844	(25,116)	(1,272)

Net cash provided by operating activities	$159,032	$—	$159,032

Cash and Cash Equivalents

        All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Concentration of Credit Risk

        The Company's significant receivables are comprised of oil and natural gas revenue receivables. The amounts are due from a limited number of entities; therefore, the collectability is dependent upon the general economic conditions of a few purchasers. The Company regularly reviews collectability and establishes the allowance for doubtful accounts as necessary using the specific identification method. The receivables are not collateralized.

        Derivative instruments subject the Company to a concentration of credit risk (see Note 8).

Inventory

        Inventory, which is included in "Prepaid expenses and other current assets" on our Consolidated Balance Sheets, consists principally of tubular goods, spare parts, and equipment used in our drilling operations. The inventory balance, net of impairments, was $0.7 million and $1.6 million as of December 31, 2013 and 2012, respectively. Inventory is stated at the lower of weighted average cost or market. Under this method, impairments relating to obsolete inventory were $1.1 million, $1.2 million and $1.4 million for the years ended December 31, 2013, 2012 and 2011, respectively, and are included in "Impairments" in the Consolidated Statements of Operations.

Oil and Natural Gas Properties and Equipment

        The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method, the Company capitalizes all acquisition, exploration, and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits, and other internal costs directly attributable to these activities. The Company capitalized $6.6 million, $2.7 million and $3.5 million of internal costs during the years ended December 31, 2013, 2012 and 2011, respectively. Costs associated with production and general corporate activities are expensed in the

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

period incurred. The Company also includes the present value of its dismantlement, restoration and abandonment costs within the capitalized oil and natural gas property balance (see "Asset Retirement Obligation" below). Unless a significant portion of the Company's proved reserve quantities is sold (greater than 25%), proceeds from the sale of oil and natural gas properties are accounted for as a reduction to capitalized costs, and gains and losses are not recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas.

        Depletion of proved oil and natural gas properties is computed using the units-of-production method based upon estimated proved oil and natural gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. Unproved properties are reviewed on a quarterly basis for impairment, and if impaired, are reclassified to proved properties and included in the ceiling test and depletion calculations.

        Under the full cost method of accounting, a ceiling test is performed on a quarterly basis. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit on the book value of oil and natural gas properties. The capitalized costs of proved oil and natural gas properties, net of "Accumulated depletion, depreciation and amortization" (accumulated DD&A) on our Consolidated Balance Sheets, may not exceed the estimated future net cash flows from proved oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on our Consolidated Balance Sheets, using the unweighted average first-day-of-the-month prices for the prior twelve month period ended December 31, 2013 and 2012 (adjusted for quality and basis differentials), held flat for the life of production, discounted at 10%, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as accumulated DD&A.

        For the year ended December 31, 2013 the Company did not recognize an impairment for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation. For the year ended December 31, 2012 the Company recognized an impairment of $641.8 million for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation mostly as a result of the decline of oil and natural gas prices. For the year ended December 31, 2011 the Company did not recognize an impairment for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation. The average of the unweighted first day of the month prices for the prior twelve month period ended December 31, 2013 was $3.67 per Mcf for natural gas. Additionally, the average of the unweighted first day of the month prices for the prior twelve month period ended December 31, 2013 was $96.78 per Bbl for oil. As of December 31, 2013, the ceiling limitation exceeded the carrying value of proved oil and natural gas properties by approximately $201 million. The Company could have a reduction in our asset carrying value for oil and natural gas properties if the average of the unweighted first day of the month natural oil and natural gas prices for the prior twelve month periods declines.

        Gathering assets and related facilities, certain other property and equipment, and furniture and fixtures are depreciated using the straight-line method based on the estimated useful lives of the respective assets, generally ranging from 3 to 30 years. These assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is then recognized if the carrying amount is not recoverable and exceeds fair value.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2013. In 2012, we recorded impairment charges for gas gathering and processing equipment of $21.4 million based on expected present value and estimated future cash flows using current volume throughput and pricing assumptions, for properties which were subsequently sold in August 2012. No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2011. Leasehold improvements are amortized over the shorter of their economic lives or the lease term. Repairs and maintenance costs are expensed in the period incurred.

        The Company's depletion, depreciation and amortization (DD&A) expense on our oil and natural gas properties is calculated each quarter utilizing period end reserve quantities. For the years ended December 31, 2013, 2012 and 2011, the Company recorded $134.2 million, $87.6 million and $71.2 million, respectively, of depletion on oil and natural gas properties. As a rate of production, depletion was $2.10 per Mcfe, $1.80 per Mcfe and $1.61 per Mcfe for the years ended December 31, 2013, 2012 and 2011, respectively.

        For the years ended December 31, 2013 and 2012, the Company received insurance proceeds of $0.6 million and $12.7 million, respectively, which were netted with the replacement costs recognized in oil and natural gas properties. Insurance proceeds were received as the result of control of well events during drilling or completion operations in East Texas. No insurance proceeds were received for the year ended December 31, 2011.

Capitalized Interest

        The Company capitalizes interest costs to oil and natural gas properties on expenditures made in connection with exploration and development projects that are not subject to current depletion. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. The Company capitalized $13.0 million, $4.3 million and $5.9 million of interest during the years ended December 31, 2013, 2012 and 2011, respectively.

Leases

        The Company accounts for leases with escalation clauses and rent holidays on a straight-line basis. The deferred rent expense liability associated with future lease commitments is reported under the caption "Other short term liabilities" on our Consolidated Balance Sheets.

Derivative Instruments and Hedging Activities

        The Company uses derivative financial instruments to achieve a more predictable cash flow from its oil and natural gas production by reducing its exposure to price fluctuations. Such derivative instruments, which are placed with major financial institutions who are participants in the Company's Credit Facility (see Note 5) that the Company believes are minimal credit risks, may take the form of forward contracts, futures contracts, swaps, options, or basis swaps.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

        At December 31, 2013, substantially all of our oil and natural gas derivative contracts are settled based upon reported New York Mercantile Exchange (NYMEX) prices. Our derivative contracts are with multiple counterparties to minimize our exposure to any individual counterparty, and we have netting arrangements with all of our counterparties that provide for offsetting payables against receivables from separate hedging arrangements with that counterparty. The oil and natural gas reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a generally high degree of historical correlation with actual prices received by the Company for its oil and natural gas production. Our fixed-price swap and option agreements are used to fix the sales price for our anticipated future oil and natural gas production. Upon settlement, the Company receives a fixed price for the hedged commodity and receives or pays our counterparty a floating market price, as defined in each instrument. The instruments are settled monthly. When the floating price exceeds the fixed price for a contract month, the Company pays our counterparty. When the fixed price exceeds the floating price, our counterparty is required to make a payment to the Company.

        Our derivatives instruments at December 31, 2013 included natural gas basis swaps in addition to fixed price swaps and oil and natural gas options. The basis swaps are used to minimize exposure to fluctuating differentials on certain pricing indices against other pricing indices. These instruments are settled monthly. Upon settlement, the Company will pay a floating price on a specified index, and the counterparty will pay a floating price on a different specified index, either of which may include a specified differential. When the Company's specified index price is less than the counterparties, the counterparty will pay the Company. When the Company's specified index price is greater than the counterparties specified index price, the Company will pay the counterparty. Additionally, the Company has bought and sold natural gas puts, bought and sold oil and natural gas calls and sold oil puts. For the oil and natural gas calls, the counterparty has the option to purchase a set volume of the contracted commodity at a contracted price on a contracted date in the future. For the oil and natural gas puts, the counterparty has the option to sell a contracted volume of the commodity at a contracted price on a contracted date in future.

        The Company records balances resulting from commodity risk management activities on the Consolidated Balance Sheets as either assets or liabilities measured at fair value. Gains and losses from the change in fair value of derivative instruments and cash settlements on commodity derivatives are presented within "Gain on derivative instruments" located in Other income (expenses) in the Consolidated Statements of Operations.

Deferred Financing Costs

        Deferred financing costs of approximately $6.3 million and $19.2 million were incurred during 2013 and 2012, respectively, and include costs associated with the Company's term loan agreement ("Term Loan") and senior secured revolving credit facility ("Credit Facility") (see Note 5). Deferred financing costs associated with the Term Loan, Credit Facility and 9.75% senior unsecured notes due 2017 (the "2017 Notes") are being amortized over the life of the respective obligations with $9.0 million, $3.2 million and $2.8 million included in interest expense during 2013, 2012 and 2011, respectively. As a result of reductions in the borrowing base of our Credit Facility, the Company also expensed $0.6 million and $0.8 million, in 2013 and 2012, respectively.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

Financial Instruments

        The Company's financial instruments including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The Company's Credit Facility and Term Loan are reported at carrying value which approximates fair value based on current rates applicable to similar instruments. Since considerable judgment is required to develop estimates of fair value, the estimates provided are not necessarily indicative of the amounts the Company could realize upon the purchase or refinancing of such instruments. The Company's derivative instruments are reported at fair value based on Level 2 fair value methodologies and the 2017 Notes are reported at carrying value but further compared to fair value based on Level 2 fair value methodologies (see Note 9).

Goodwill

        Goodwill represents the excess of the purchase price of an asset over the estimated fair value of the assets acquired. The Company assesses the carrying amount of goodwill by testing for impairment annually and when impairment indicators arise. Goodwill totaled $173.5 million at December 31, 2013 and 2012. The goodwill was recognized during 2012 as a result of our December 2012 acquisitions discussed in Note 4—Property Acquisitions and Divestitures. No impairment of goodwill was recognized during 2013 and 2012.

Asset Retirement Obligations

        If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, we record an "Asset retirement obligation" ("ARO") as a liability and capitalize the present value of the asset retirement cost in "Oil and natural gas properties" on our Consolidated Balance Sheets in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for our company. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed cost of funds and the additional capitalized costs are depreciated on a unit-of-production basis within the related full cost pool. The capitalized costs associated with an ARO are included in the amortization base for purposes of calculating the ceiling test.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

        The information below reconciles the recorded amount of our asset retirement obligations:

	For the year ended December 31,
	2013	2012
	(in thousands)
Beginning balance	$13,580	$15,348
Liabilities incurred	993	1,887
Liabilities disposed	(1,678)	(4,689)
Liabilities settled	(49)	(102)
Change in estimate	—	274
Accretion expense	952	862

Ending balance	$13,798	$13,580

Revenue Recognition

        The Company records revenues from the sales of oil, natural gas liquids and natural gas when produced, sold and collectability is ensured. The Company uses the entitlement method that requires revenue recognition for the Company's net revenue interest of sales from its properties. Accordingly, oil, natural gas liquids and natural gas sales are not recognized for deliveries in excess of the Company's net revenue interest, while oil, natural gas liquids and natural gas sales are recognized for any under delivered volumes. Production imbalances are generally recorded at estimated sales prices of the anticipated future settlements of the imbalances. The Company had no material overproduction or underproduction at December 31, 2013 and 2012.

        Additionally, the Company owns and operates certain gathering facilities in Texas and charges fees to collect and transport produced natural gas from common delivery points to locations along the sales stream. These gathering fees are reported in "Other revenue" on the Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011.

Use of Estimates

        The preparation of the consolidated financial statements for the Company in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

        The Company's consolidated financial statements are based on a number of significant estimates, including oil, natural gas liquids and natural gas reserve quantities that are the basis for the calculation of DD&A and impairment of oil, natural gas liquids and natural gas properties, and timing and costs associated with its asset retirement obligations.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

2. Significant Accounting Policies (Continued)

Income Taxes

        The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the Member. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies have been provided for in the accompanying consolidated financial statements. Any uncertain tax position taken by the Member is not an uncertain position of the Company.

        In accordance with the operating agreement of the Company, to the extent possible without impairing the Company's ability to continue to conduct its business and activities, and in order to permit its Member to pay taxes on the taxable income of the Company, the Company would be required to make distributions to the Member in the amount equal to the estimated tax liability of such Member computed as if the Member paid income tax at the highest marginal federal and state rate applicable to an individual resident of New York, New York, in the event that taxable income is generated for the Member. There was no taxable income and therefore no distributions to the Member in 2013, 2012 or 2011.

Recent Accounting Pronouncements

        In December 2011, the FASB issued Accounting Standards Update 2011-11, "Disclosures About Offsetting Assets and Liabilities" (ASU 2011-11), which was clarified by Accounting Standards Update 2013-01. These updates amend the disclosure requirements on offsetting assets and liabilities by requiring improved information about financial instruments and derivative instruments that have a right of offset or are subject to an enforceable master netting arrangement or similar agreement. This information will enable users of a company's financial statements to evaluate the effect or potential effect of netting arrangements on a company's financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. The Company is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company adopted the provisions of ASU 2011-11 in the quarter ended March 31, 2013. As ASU 2011-11 relates to disclosure requirements, there will be no impact on the Company's financial condition or results of operations. Refer to Note 8 for updated disclosure.

3. Significant Customers

        During the year ended December 31, 2013, purchases by three companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Eastex Crude Company, Enbridge Pipeline (East Texas) LP and CP Energy LLC accounted for approximately 19%, 16% and 11% of oil, natural gas liquids and natural gas sales, respectively. During the year ended December 31, 2012, purchases by four companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Shell Trading (US) Company, Texla Energy Management LLC and Eastex Crude Company accounted for approximately 17%, 14%, 13% and 12% of oil, natural gas liquids and natural gas sales, respectively. During the year ended December 31, 2011, purchases by three companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Texla

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

3. Significant Customers (Continued)

Energy Management LLC and PVR Midstream LLC accounted for approximately 18%, 15% and 13% of oil, natural gas liquids and natural gas sales, respectively.

4. Property Acquisitions and Divestitures

        On December 18, 2013, the Company closed on the sale of our interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area for $169.0 million, net of certain purchase price adjustments. The sale of the Texas Panhandle and surrounding Oklahoma properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized.

        On April 30, 2013, the Company closed on the purchase of interests in approximately 5,000 net acres in South Texas for approximately $14.9 million. The acquisition does not qualify as a business combination under Accounting Standards Codification Topic 805, Business Combinations ("ASC 805").

        Total costs incurred for oil and natural gas property acquisitions for 2012 were approximately $737.1 million, net of purchase price adjustments, of which $145.1 million related to unproved property, $420.2 million related to proved property acquisitions, and $173.5 million related to goodwill. Total costs incurred for related gathering and processing facilities was approximately $5.7 million, net of purchase price adjustments.

        The results of the acquisitions described below are included in the accompanying Consolidated Statements of Operations since each acquisitions respective close date.

        On December 14, 2012, the Company closed the acquisition of certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area for $657.8 million, net of purchase price adjustments. The acquisition was funded in part by $181.6 million of equity contributed by the Member with the remaining balance funded from the proceeds of the Term Loan. This acquisition qualified as a business combination. The Company recorded a fair value of $340.9 million for proved property and $145.1 million for unproved acreage, net of the ARO liability assumed of $1.7 million. This transaction resulted in the recognition of $173.5 million of goodwill for the excess of the consideration transferred over the net assets received and represents the future economic benefits arising from assets acquired that could not be individually identified and separately recognized. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates.

        The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition (in millions):

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved properties	$340.9
Unproved properties	145.1
Goodwill	173.5
Asset retirement obligation	(1.7)

Consideration, net of accrued purchase price adjustments	$657.8

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

4. Property Acquisitions and Divestitures (Continued)

        The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on our results of operations for the years ended December 31, 2012 and 2011 as if it had been consummated on January 1, 2011. The unaudited pro forma results do not purport to represent what our actual results of operations would have been if the acquisition had been completed on such date or to project our results of operations for any future date or period.

	Year ended December 31, 2012		Year ended December 31, 2011
	Actual	Pro Forma	Actual	Pro Forma
	(in thousands)
	(As Restated)		(As Restated)
Pro Forma (unaudited)
Total revenues	$177,446	$258,362	$201,552	$251,395
Net loss applicable to controlling interests(1)	$(686,782)	$(385,929)	$175,066	$213,016

(1)
Reductions in operating expenses due to pro forma ceiling test impact of $252.1 million for 2012 have been included in pro forma results above.

        On December 17, 2012, the Company closed the acquisition of certain oil and natural gas properties in South Texas for $79.3 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. The Company recorded a fair value of $79.3 million for proved property. The valuation to derive the purchase price included proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates.

        The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on our results of operations for the years ended December 31, 2012 and 2011 as if it had been consummated on January 1, 2011. The unaudited pro forma results do not purport to represent what our actual results of operations would have been if the acquisition had been completed on such date or to project our results of operations for any future date or period.

	Year ended December 31, 2012		Year ended December 31, 2011
	Actual	Pro Forma	Actual	Pro Forma
	(in thousands)
	(As Restated)		(As Restated)
Pro Forma (unaudited)
Total revenues	$177,446	$181,197	$201,552	$213,412
Net loss applicable to controlling interests(1)	$(686,782)	$(648,246)	$175,066	$184,495

(1)
Reductions in operating expenses due to pro forma ceiling test impact of $37.8 million for 2012 have been included in pro forma results above.

        Acquired properties that are considered to be business combinations are recorded at their fair value. In determining the fair value of the properties, the Company prepares estimates of oil and natural gas reserves. The Company uses estimated future prices to apply to the estimated reserve quantities acquired and the estimated future operating and development costs to arrive at the estimates

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

4. Property Acquisitions and Divestitures (Continued)

of future net revenues. For the fair value assigned to proved reserves, the future net revenues are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition. To compensate for inherent risks of estimating and valuing reserves, proved undeveloped, probable and possible reserves are reduced by additional risk-weighting factors.

        On August 31, 2012, the Company closed on the sale of our interests in Montana oil and natural gas properties for $15.8 million, net of purchase price adjustments. The sale of the Montana oil and natural gas properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized. Concurrently with the sale of the Montana oil and natural gas properties, the Company closed on the sale of its controlling ownership interests in Montana gathering entities Lodge Creek Pipelines, LLC and Willow Creek Gathering, LLC for a combined $2.5 million, net of purchase price adjustments.

        On May 22, 2012, the Company closed on the sale of its interests in Utah oil and natural gas properties for $18.2 million, net of purchase price adjustments. The sale of the Utah oil and natural gas properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized.

        Total costs incurred for 2011 were approximately $396.4 million (excluding related asset retirement costs), of which approximately $31.3 million related to unproved properties, $365.1 million related to proved property acquisitions, and no goodwill acquired.

        On November 14, 2011, the Company closed on the acquisition of certain oil and natural gas properties in East Texas for $222 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. The Company recorded a fair value of $235.1 million for proved property and $5.3 million for unproved acreage, which resulted in a bargain purchase gain of $18.4 million that was recorded in the current period's earnings. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for the proved developed and undeveloped reserves and unproved acreage.

        The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

Year Ended December 31, 2011
(in millions)
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed properties	$235.1
Unproved leasehold properties	5.3
Bargain purchase gain	(18.4)

Cash, net of accrued purchase price adjustments	$222.0

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

4. Property Acquisitions and Divestitures (Continued)

        The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on our results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to represent what our actual results of operations would have been if the acquisition had been completed on such date or to project our results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
	(As Restated)
Pro Forma (unaudited)
Total revenues	$201,552	$241,169
Net income applicable to controlling interests (1)	$75,518	$90,973

(1)
Bargain purchase gain of $99.5 million, recognized in operating expenses, has been excluded from actual results above.

        On August 18, 2011, the Company closed on the acquisition of certain oil and natural gas properties in East Texas for $102.6 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. The Company recorded a fair value of $142.3 million for proved property and $14.8 million for unproved acreage, which resulted in a bargain purchase gain of $54.5 million that was recorded in the current period's earnings. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for the proved developed and undeveloped reserves and unproved acreage, as well as an upward shift in the forward price curve at the time of closing.

        The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

Year Ended December 31, 2011
$ (in millions)
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved properties	$142.3
Unproved properties	14.8
Bargain purchase gain	(54.5)

Cash, net of accrued purchase price adjustments	$102.6

        The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on our results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

4. Property Acquisitions and Divestitures (Continued)

represent what our actual results of operations would have been if the acquisition had been completed on such date or to project our results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
	(As Restated)
Pro Forma (unaudited)
Total revenues	$201,552	$216,071
Net income applicable to controlling interests(1)	$75,518	$84,456

(1)
Bargain purchase gain of $99.5 million, recognized in operating expenses, has been excluded from actual results above.

        On January 31, 2011 and February 8, 2011, the Company entered into agreements to purchase working interests in developed and undeveloped acreage in East Texas for $60.7 million and $11.2 million, respectively, for a total adjusted purchase price of $71.8 million, which qualified as a business combination pursuant to ASC 805. The Company recorded a fair value of $87.4 million for developed acreage, which resulted in a bargain purchase gain of $26.7 million that was recorded in the current period's earnings. The valuation to derive the purchase price included proved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for both proved developed and undeveloped reserves and unproved acreage, as well as a result of an upward shift in the forward price curve at the time of closing and receipt of updated production data for the recent producing wells that improved the well economics.

        The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

Year Ended December 31, 2011
$ (in millions)
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed properties	$87.4
Unproved leasehold properties	11.2
Asset retirement obligation	(0.1)
Bargain purchase gain	(26.7)

Cash, net of accrued purchase price adjustments	$71.8

        The unaudited pro forma results presented below have been prepared to give the effect of the acquisitions discussed above on our results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

4. Property Acquisitions and Divestitures (Continued)

represent what our actual results of operations would have been if these acquisitions had been completed on such date or to project our results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
	(As Restated)
Pro Forma (unaudited)
Total revenues	$201,552	$204,434
Net income applicable to controlling interests(1)	$75,518	$77,768

(1)
Bargain purchase gain of $99.5 million, recognized in operating expenses for 2011, has been excluded from actual results above.

        The Company incurred $371.5 million and $56.1 million in development costs, for 2013 and 2012, respectively. The Company incurred exploration costs of $4.6 million and $43.1 million in 2013 and 2012, respectively.

        The costs of unproved properties are excluded from amortization until the properties are evaluated. We review all of our unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties and otherwise if impairment has occurred. Unevaluated properties are grouped by major prospect area where individual property costs are not significant. In addition, we analyze our unevaluated leasehold and transfer to evaluated properties leasehold that can be associated with proved reserves, leasehold that expired in the quarter or leasehold that is not a part of our development strategy and will be abandoned.

        The table below sets forth the cost of unproved properties excluded from the amortization base as of December 31, 2013 and the year in which the associated costs were incurred:

	Year of Acquisition
	2013	2012	2011	Prior	Total
	(in millions)
Leasehold acquisition costs	$20.3	$87.7	$2.1	$37.4	$147.5
Development costs (1)	46.3	—	—	4.4	50.7
Capitalized interest	5.3	1.8	1.9	1.6	10.6

Total	$71.9	$89.5	$4.0	$43.4	$208.8

(1)
Development costs excluded from the amortization base in accordance with full cost accounting rules.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

5. Long-Term Debt

Senior Notes

        On February 12, 2010, we and our subsidiary Sabine Oil & Gas Finance Corporation, formerly NFR Energy Finance Corporation, co-issued $200 million in 9.75% senior unsecured notes due 2017 (the "2017 Notes") in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and to persons outside the United States in compliance with Regulation S of the Securities Act of 1933. The 2017 Notes bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 each year commencing August 15, 2010. The 2017 Notes were issued at 98.73% of par. In conjunction with the issuance of the 2017 Notes, the Company recorded a discount of $2.5 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $1.1 million and $1.5 million at December 31, 2013 and 2012, respectively. The 2017 Notes were issued under and are governed by an indenture dated February 12, 2010 between the Company, Sabine Oil & Gas Finance Corporation, the Bank of New York Mellon Trust Company, N.A. as trustee, and the Company's subsidiaries named therein as guarantors.

        All of our restricted subsidiaries that guarantee our senior secured revolving Credit Facility (other than Sabine Oil & Gas Finance Corporation) have guaranteed the 2017 Notes on a senior unsecured basis.

        On April 14, 2010, we and Sabine Oil & Gas Finance Corporation issued an additional $150 million in senior notes at 9.75% due 2017. The additional notes were issued at 98.75% of par and bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 of each year commencing August 15, 2010. The additional notes were issued under the same indenture as the 2017 Notes issued on February 12, 2010. The Company recorded a discount of $1.9 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $0.8 million and $1.1 million at December 31, 2013 and 2012, respectively.

        We may redeem the 2017 Notes, in whole or in part, at any time on or after February 15, 2014, at a redemption price (expressed as a percentage of principal amount) set forth in the following table plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2014	104.875
2015	102.438
2016	100.000

        The indenture governing the 2017 Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness unless the ratio of our adjusted consolidated EBITDA to our adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits under our Credit Facility); pay dividends or repurchase or redeem equity interests; limit dividends or other payments by restricted subsidiaries that are not guarantors to us or our other subsidiaries; make certain investments; incur liens; enter into certain types of transactions with our affiliates; and sell assets or

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

5. Long-Term Debt (Continued)

consolidate or merge with or into other companies. However, if the 2017 Notes have an investment grade rating from Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc., and no default or event of default exists under the indenture, we will not be subject to certain of the foregoing covenants.

Senior Secured Revolving Credit Facility

        On November 30, 2007, the Company entered into a senior secured revolving credit facility ("Credit Facility") with a syndicate of banks. Through a series of redeterminations, the Company has amended and restated the Credit Facility. The most recent redetermination effective November 7, 2013, increased the borrowing base from $550 million to $675 million. Effective December 18, 2013, the borrowing base was reduced from $675 million to $620 million due to the sale of certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. The next scheduled redetermination will be in April 2014.

        As of December 31, 2013, commitments under the Credit Facility were $750 million, the borrowing base was $620 million, the outstanding balance amount totaled $250 million and we were able to incur approximately $370 million of additional secured indebtedness under the Credit Facility. The Credit Facility's maturity date is April 7, 2016.

        Subsequent to the period ended December 31, 2013, through March 31, 2014, the Company has borrowed $130 million and has repaid $25 million. As of March 31, 2014 after giving effect to the net amount of borrowings and repayments, the borrowing base under the Credit Facility was $620 million, the outstanding amount totaled $355 million and we had approximately $265 million of secured indebtedness available under the Credit Facility.

        Borrowings made under the Credit Facility are guaranteed by first priority perfected liens and security interests on substantially all assets of Sabine and its wholly-owned domestic subsidiaries.

        Interest on borrowings under the Credit Facility accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (ABR). The Eurodollar rate is calculated as London Interbank Offered Rate (LIBOR) plus an applicable margin that varies from 1.75% (for periods in which Sabine has utilized less than 30% of the borrowing base) to 2.75% (for periods in which Sabine has utilized equal to or greater than 90% of the borrowing base). The ABR is calculated as the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) Eurodollar rate on such day (or if such day is not a business day, the immediately preceding business day) plus 1.5%. The Company elects the basis of the interest rate at the time of each borrowing. In addition, Sabine pays a commitment fee of 0.50% under the Credit Facility (quarterly in arrears) for the amount that the aggregate commitments exceed borrowings under the Credit Facility.

        Under the Credit Facility, the Company may request letters of credit, provided that the borrowing base is not exceeded or will not be exceeded as a result of issuance of the letter of credit. There were no outstanding letters of credit on December 31, 2013 or 2012.

        The Credit Facility requires the Company to comply with certain financial covenants to maintain (a) a current ratio, defined as a ratio of consolidated current assets (including the unused amount of the total commitments under the Credit Facility, but excluding noncash assets under ASC 815,

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

5. Long-Term Debt (Continued)

Derivatives and Hedging, to consolidated current liabilities (excluding noncash obligations under ASC 815 and the current maturities under the Credit Facility, determined at the end of each quarter), of not less than 1.0 to 1.0; (b) an interest coverage ratio at the end of each quarter defined as a ratio of EBITDA (as such terms are defined in the Credit Facility) for the period of four fiscal quarters then ending to interest expense for such period of not less than 2.5 to 1.0.

        In addition, the Credit Facility contains covenants that restrict, among other things, the Company's ability to incur other indebtedness, create liens, or sell its assets; merge with other entities; pay dividends; enter into hedging agreements; and make certain investments.

        We received a waiver from our lenders to make a one time payment in June 2013 to Nabors in the amount of $10.0 million in order to satisfy Holdings' commitment to Nabors that was otherwise guaranteed by First Reserve.

        At December 31, 2013 and 2012, Sabine was in compliance with its financial debt covenants under the Credit Facility.

Term Loan Agreement

        The Company entered into a $500 million term loan agreement ("Term Loan") on December 14, 2012 with a maturity date of November 16, 2016. On January 23, 2013, the syndication was completed with an additional funding of $150 million bringing the outstanding balance to $650 million as of December 31, 2013. Proceeds from the Term Loan were used to acquire oil and natural gas properties in December 2012 and repay borrowings under the Credit Facility in the first quarter of 2013.

        Borrowings made under the Term Loan are subordinate to the liens and security interests securing the Credit Facility.

        Interest on borrowings under the Term Loan accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (ABR). Effective with the close of the syndicate in January 2013, the Eurodollar rate is calculated as London Interbank Offered Rate (LIBOR) with a floor of 1.25%, plus an applicable margin of 7.50%. The Company elects the basis of the interest rate at the time of each borrowing. The weighted average interest rate incurred on this indebtedness for the years ended December 31, 2013 and 2012 was 8.8% and 10.0%, respectively.

6. Member's Capital

Common Units

        The Company is authorized to issue one class of units to be designated as "Common Units". The Units are not represented by certificates. All Common Units are issued at a price equal to $1,000 per unit.

        In June 2013, the Company made a one time payment to Nabors Industries LTD "Nabors" in the amount of $10.0 million in order to satisfy Holdings' commitment to Nabors that was otherwise guaranteed by First Reserve.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

6. Member's Capital (Continued)

Incentive Units

        In addition to common units, Holdings established an incentive plan which provides for incentive units which have been issued to certain of our directors, officers and employees. The incentive units have no voting rights and participate only upon liquidation events meeting certain requisite financial thresholds. No compensation expense related to the incentive units has been recognized by the Company as the occurrence of a liquidation event is not considered probable, and thus the value of the incentive, if any, cannot be determined.

7. Statement of Cash Flows

        During the year ended December 31, 2013, the Company's noncash investing and financing activities consisted of the following transactions:

  •
  Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company's oil and natural gas properties valued at $1.0 million.

  •
  Working capital related to capital expenditures as of December 31, 2013 was $90.3 million.

        During the year ended December 31, 2012, the Company's noncash investing and financing activities consisted of the following transactions:

  •
  Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company's oil and natural gas properties valued at $1.9 million.

  •
  Working capital related to capital expenditures as of December 31, 2012 was $25.9 million.

  •
  In-kind contribution of assets for an equity interest in the Company of $178.0 million.

        During the year ended December 31, 2011, the Company's noncash investing and financing activities consisted of the following transactions:

  •
  Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company's oil and natural gas properties valued at $5.7 million.

  •
  Recognition of bargain purchase gains of $99.5 million related to the recognition of the fair market value in excess of the consideration paid for proved developed and undeveloped reserves and undeveloped acreage.

  •
  Working capital related to capital expenditures as of December 31, 2011 was $56.2 million.

        Sabine paid $89.7 million, $47.1 million and $41.1 million for interest during 2013, 2012 and 2011, respectively.

8. Derivative Financial Instruments

        The Company is exposed to risks associated with unfavorable changes in the market price of natural gas as a result of the forecasted sale of its production and uses derivative instruments to hedge or reduce its exposure to certain of these risks. For these derivative instruments, the Company did not elect hedge accounting for accounting purposes or did not qualify for hedge accounting treatment and,

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

8. Derivative Financial Instruments (Continued)

accordingly, recorded the net change in the mark-to-market valuation of these derivative instruments in the Consolidated Statements of Operations.

        All of our derivative instruments serve as economic hedges and are recorded at fair value with gains and losses recognized immediately in earnings. These marked-to-market adjustments will produce a degree of earnings volatility that can be significant from period to period, but such adjustments will have no cash flow impact relative to changes in market prices. The impact to cash flow occurs upon settlement of the underlying contract.

        Throughout the year ended December 31, 2013, the Company has executed derivative contracts as market conditions allowed in order to economically hedge our anticipated future cash flows from oil and natural gas producing activities. These include both oil and natural gas fixed price swap agreements covering certain portions of our anticipated 2013, 2014, and 2015 production volumes. Additionally, the Company executed option contracts including purchased and written oil and natural gas call agreements, as well as purchased and written oil and natural gas put agreements, covering certain portions of our anticipated 2014 oil and natural gas production. No material premiums were recognized as a result of these option agreements. None of the fixed-price swap or option contracts executed during 2013 were designated for hedge accounting, with all mark to market changes in fair value recognized currently in earnings. See the table below for specific volume, timing, and pricing details regarding our outstanding trade positions.

        In December 2012, the Company entered into certain oil and natural gas swap contracts covering a portion of anticipated production for 2013 and 2014. These contracts were not designated as cash flow hedges at the time of their execution, with all mark to market changes recognized currently in earnings. See the table below for specific volume, timing, and pricing details regarding our trade positions.

        Additionally, during 2012 and in prior years, the Company entered into certain option contracts on oil and natural gas. These included purchased natural gas puts, written oil and natural gas calls, and written oil and natural gas puts for periods from 2014 through 2016, for which a net premium was recognized. The net unamortized premium included in short term and long term derivative liabilities is $7.2 million and $9.0 million, respectively, at December 31, 2013. See the table below for specific volume, timing, and pricing details regarding our derivative positions.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

8. Derivative Financial Instruments (Continued)

        The following swaps and options were outstanding with associated notional volumes and contracted swap, floor, and ceiling prices that represent hedge weighted average prices for the index specified as of December 31, 2013:

Natural Gas

			Weighted Average Prices
Settlement Period	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Mmbtu)	($/Mmbtu)
2014	Swap	19,722,000	$4.06
2014	Swap with sub floor	3,128,000	$3.99	$3.25
2014	Three-way collar	4,554,000		$3.50	$4.50	$5.25
2014	Three-way collar	3,096,000		$3.50	$4.50	$4.50
2014	Three-way collar	18,775,000		$3.25	$4.50	$4.50
2015	Swap	18,250,000	$4.09
2015	Sold Call	21,900,000				$5.25
2016	Sold Call	21,960,000				$5.00

Oil

			Weighted Average Prices
		Notional Amount
Settlement Period	Derivative Instrument		Swap	Sub Floor	Floor	Ceiling
		(Bbl)	($/Bbl)
2014	Swap	1,264,725	$92.25
2014	Swap with sub floor	122,275	$89.13	$70.00
2014	Sold Call	73,000				$100.00
2015	Swap	365,000	$89.50
2015	Sold Call	200,750				$106.36

        The Company recorded a short term and a long term derivative asset of $7.8 million and $4.3 million, respectively, and recorded a short term and a long term derivative liability of $11.6 million and $11.3 million, respectively, related to the fair value of the derivative instrument's prices on related volumes as of December 31, 2013.

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
Gain on commodity derivative instruments	$814	$29,267	$71,834

        We received $46.2 million, $104.9 million and $70.6 million on settlements of derivatives in 2013, 2012 and 2011, respectively.

        Our derivative contracts are executed with counterparties under certain master netting agreements that allow us to offset assets due from, and liabilities due to, the counterparties. The table below presents the carrying value of our derivative assets and liabilities both before and after the impact of

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

8. Derivative Financial Instruments (Continued)

such netting agreements on our Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012:

		Derivative Assets
		December 31, 2013	December 31, 2012
		(in thousands)
		Fair Value
Current assets	Derivative Instruments	$15,859	$55,230
Current liabilities(1)	Derivative Instruments	2,826	45

Total current asset fair value		18,685	55,275
Other assets	Derivative Instruments	6,488	11,908
Long term liabilities(1)	Derivative Instruments	223	5,727

Total long term asset fair value		6,711	17,635
Less: Counterparty set-off		(13,258)	(16,404)

Total derivative asset net fair value		$12,138	$56,506

		Derivative Liabilities
		December 31, 2013	December 31, 2012
		(in thousands)
		Fair Value
Current liabilities	Derivative Instruments	$(14,451)	$(3,921)
Current assets(1)	Derivative Instruments	(8,052)	(375)

Total current liability fair value		(22,503)	(4,296)
Long term liabilities	Derivative Instruments	(11,496)	(23,744)
Other assets(1)	Derivative Instruments	(2,156)	(10,256)

Total long term liability fair value		(13,652)	(34,000)
Less: Counterparty set-off		13,258	16,404

Total derivative liability net fair value		$(22,897)	$(21,892)

(1)
Impact of counterparty right of set-off for derivative instruments subject to certain master netting agreements.

        At December 31, 2013, and December 31, 2012, none of our outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to us upon any change in our credit ratings.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

9. Fair Value Measurements

        As discussed in Note 8, the Company utilizes derivative instruments to hedge against the variability in cash flows associated with the forecasted sale of its anticipated future natural gas production. The Company generally hedges a substantial, but varying, portion of anticipated natural gas production for the next 12 to 60 months. These derivatives are carried at fair value on the Consolidated Balance Sheets.

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs.

        The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

        The three levels of the fair value hierarchy are as follows:

        Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

        Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, basis swaps, options, and collars.

        Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

        The following table sets forth, by level, within the fair value hierarchy, the Company's financial assets and liabilities that were accounted for at fair value as of December 31, 2013 and 2012. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

9. Fair Value Measurements (Continued)

the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Recurring Fair Value Measures
	Level 1	Level 2	Level 3	Total
	(in millions)
As of December 31, 2013
Derivative Assets	$—	$12.1	$—	$12.1
Derivative Liabilities	—	(22.9)	—	(22.9)

Total	$—	$(10.8)	$—	$(10.8)

	Level 1	Level 2	Level 3	Total
As of December 31, 2012
Derivative Assets	$—	$56.5	$—	$56.5
Derivative Liabilities	—	(21.9)	—	(21.9)

Total	$—	$34.6	$—	$34.6

        Derivatives listed above include commodity swaps, basis swaps, put and call options that are carried at fair value. The fair value amounts on the Consolidated Balance Sheets associated with the Company's derivatives resulted from Level 2 fair value methodologies, that is, the Company is able to value the assets and liabilities based on observable market data for similar instruments. The amounts above include the impact of netting assets and liabilities with counterparties with which the right of offset exists.

        The observable data includes the forward curve for commodity prices and interest rates based on quoted markets prices and prospective volatility factors related to changes in commodity prices, as well as the impact of our non-performance risk of the counterparties which is derived using credit default swap values.

        The Company measures fair value of its long term debt based on a Level 2 methodology using quoted market prices with consideration given to the effect of the Company's credit risk. The carrying value of the Company's Credit Facility and Term Loan approximate fair value based on current rates applicable to similar instruments. The following table outlines the fair value of our 2017 Notes as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
	(in thousands)
2017 Senior Notes
Carrying Value	$348,040	$347,411
Fair Value	$327,698	$326,050

        We utilize fair value on a non-recurring basis to perform impairment tests as required on our inventory, property, plant and equipment, goodwill and intangible assets. No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2013. For the years

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

9. Fair Value Measurements (Continued)

ended December 31, 2012 and 2011, we recognized $21.4 million and $2.8 million, respectively, of impairment charges for gas gathering and processing equipment. For the years ended December 31, 2013, 2012 and 2011, we recognized $1.1 million, $1.2 million and $1.4 million, respectively, of impairment charges related to the write-down of carrying value of certain sizes of casing inventory. Assets and liabilities acquired in business combinations are recorded at their fair value as of the date of acquisition (Note 4). The inputs used to determine such fair value are primarily based upon internally developed cash flow models and would generally be classified as Level 3. Additionally, we use fair value to determine the inception value of our asset retirement obligations. The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates from independent third parties for costs that would be incurred to restore leased property to the contractually stipulated condition, and would generally be classified as Level 3.

10. Commitments and Contingencies

        From time to time, the Company may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of its business. All known liabilities are accrued when probable and reasonably estimable based on the Company's best estimate of the potential loss. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Company's management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on the Company's consolidated operating results, financial position or cash flows.

        Holdings has entered into a Committed Oilfield Services Agreement (the "Services Agreement") with Nabors, which grants Nabors service contracts with revenues of no less than 20% and 75% of the Company's gross spend on hydraulic fracturing services and drilling and directional services, respectively, through December 13, 2016. If at any yearly anniversary of the execution of the Services Agreement, we have failed to meet the revenue commitment for the previous 12-month period and Nabors has complied with its service obligations under the Services Agreement, Holdings may be required to pay Nabors an amount equal to the revenue shortfall multiplied by 40%, which would likely result in Holdings requesting that the Company settle such obligations. For the annual period ended December 31, 2013, the Company recognized a shortfall and penalty amount due to Nabors under the terms of the services agreement of $1.7 million which is included in "Accrued operating expenses and other" liabilities on the Consolidated Balance Sheets and "Other income (expense)" on the Consolidated Statements of Operations as of December 31, 2013 and was paid in January 2014.

        As part of our ongoing operations, since inception we have contracted with affiliates of Nabors to secure drilling rigs and other services for the oil and natural gas well activity we have undertaken. Amounts paid to affiliates of Nabors under these agreements totaled $55.2 million, $42.8 million and $87.3 million for the years ended December 31, 2013, 2012 and 2011, respectively, and the Company recognized a liability on our Consolidated Balance Sheets as of December 31, 2013 and 2012 of $8.5 million and $3.6 million, respectively, for these services which are reflected in "Accounts payable—trade" and "Accrued exploration and development" balances on our Consolidated Balance Sheets.

        As of December 31, 2013 total future commitments relating to our secured rig and servicing contracts were $68.9 million over the next five years, which does not include non-contracted services or any estimated shortfalls required by the Nabors Services Agreement.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

10. Commitments and Contingencies (Continued)

        The Company leases approximately 73,000 square feet of office space in downtown Houston, Texas, under a lease, which was amended effective January 1, 2014 to terminate on April 30, 2016. The average rent for this space over the life of the lease is approximately $1.8 million per year. As of December 31, 2013, total future commitments are $5.4 million.

        The Company leases approximately 11,000 square feet of office space in downtown Denver, Colorado. The lease terminates on August 31, 2014 and the Company has the option to extend its lease term for an additional 60 months. This lease is sub leased out with proceeds to offset the rent commitments. As of December 31, 2013 total future commitments are $0.2 million.

        Rent expense was approximately $1.8 million, $1.4 million and $1.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        The Company leases various office and production equipment. As of December 31, 2013, total future commitments are $0.9 million. The majority of our operating leases continue with a month to month lease term after initial contractual obligations have expired.

        As is customary in the oil and natural gas industry, the Company may at times have commitments in place to reserve or earn certain acreage positions or wells. If the Company does not pay such commitments, the acreage positions or wells may be lost.

        A summary of our contractual obligations as of December 31, 2013 is provided in the following table:

	Payments due by period For the Year Ending December 31,
	2014	2015	2016	2017	2018	Thereafter	Total
	(in millions)
Senior Secured revolving credit facility(1)	$—	$—	$250.0	$—	$—	$—	$250.0
Second Lien term loan(1)	—	—	—	—	650.0	—	650.0
2017 Senior Notes	34.1	34.1	34.1	366.8	—	—	469.1
Drilling rig commitments(2)	19.3	28.5	20.1	1.0	—	—	68.9
Office and equipment leases	3.1	2.5	0.9	—	—	—	6.5
Other	0.9	0.3	0.1	—	—	—	1.3

Total	$57.4	$65.4	$305.2	$367.8	$650.0	$—	$1,445.8

(1)
Includes outstanding principal amounts at December 31, 2013. This table does not include future commitment fees, interest expense or other fees on these facilities because they are floating rate instruments and we cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged.

(2)
At December 31, 2013, we had three drilling rigs under contract which expires in 2016. Any other rig performing work for us is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the table above. The values in the table represent the gross amounts that we are committed to pay. However, we will record in our financials our proportionate share based on our working interest.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

11. Employee Benefit Plans

        The Company co-sponsors a 401(k) tax deferred savings plan (the Plan) and makes it available to employees. The Plan is a defined contribution plan, and the Company may make discretionary matching contributions of up to 6% of each participating employee's compensation to the Plan. The contributions made by the Company totaled approximately $972,000, $905,000 and $845,000 during the years ended December 31, 2013, 2012 and 2011, respectively.

12. Subsequent Events

        Management has evaluated subsequent events through March 31, 2014, which represents the date the consolidated financial statements were issued.

        On March 25, 2014, the Company completed the acquisition of certain oil and natural gas properties in North Texas for approximately $20 million. The acquisition qualifies as a business combination; however, no further disclosure is feasible as of the date of this report as the Company is still in the process of determining fair value.

13. Selected Quarterly Financial Data (Unaudited)

	2013
	First (As Restated)	Second (As Restated)	Third (As Restated)	Fourth	Total
	(In thousands)
Total oil, natural gas liquids and natural gas	$67,523	$81,356	$96,007	$109,337	$354,223
Income from operations	$17,317	$24,934	$32,737	$33,334	$108,322
Net income (loss) applicable to controlling interests	$(25,575)	$28,291	$6,546	$1,315	$10,577

	2012
	First (As Restated)	Second (As Restated)	Third (As Restated)	Fourth	Total (As Restated)
	(In thousands)
Total oil, natural gas liquids and natural gas	$48,897	$38,580	$41,590	$48,355	$177,422
Loss from operations	$(88,129)	$(307,975)	$(233,930)	$(36,147)	$(666,181)
Net loss applicable to controlling interests	$(61,454)	$(326,616)	$(258,390)	$(40,322)	$(686,782)

        The Company is restating its financial statements for each of the fiscal quarters ended March 31, 2013 and 2012, June 30, 2013 and 2012, and September 30, 2013 and 2012 with respect to the accounting and disclosures for certain derivative financial transactions under Accounting Standards Codification Topic 815, Derivatives and Hedging ("ASC 815"). The Company determined that the formal documentation it had prepared to support its initial hedge designations for effectiveness in connection with the Company's oil hedging program was not compliant with the technical documentation requirements to qualify for cash flow hedge accounting treatment in accordance with ASC 815, and as a result, the Company was not permitted to utilize hedge accounting treatment in the

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

13. Selected Quarterly Financial Data (Unaudited) (Continued)

preparation of its financial statements. The restatements eliminate hedge accounting treatment which had been applied in 2013 and 2012 and reflect other immaterial adjustments to oil and natural gas sales.

        Under ASC 815, the fair value of hedge contracts is recognized in the Company's Consolidated Balance Sheets as an asset or liability, as the case may be, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for cash flow hedge accounting treatment, the fair value of the hedge contract that is effective in offsetting changes in expected cash flows (the effective portion) is recorded in "Accumulated other comprehensive income", and the effective portion of the changes in the fair value do not affect net income in the period. The portion of the change in fair value of the qualified derivative instrument that was not effective in offsetting changes in expected cash flows (the ineffective portion), as well as any amount excluded from the assessment of the effectiveness of the derivative instruments, are recognized in earnings. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract is reflected in earnings during the period as a "Gain (loss) on derivatives". Under the cash flow hedge accounting treatment used by the Company, the effective portion of the fair value of the hedge contracts was recognized in the Consolidated Balance Sheets with the offsetting gain or loss recorded initially in "Accumulated other comprehensive income" and later reclassified through earnings when the hedged production impacted earnings. The ineffective portion of the designated derivative instruments was recognized in "Gain on derivative instruments" within Other income (expenses) on the Consolidated Statements of Operations. As a result of the determination that the designation documentation failed to meet the requirements necessary to utilize cash flow hedge accounting treatment, any gain or loss resulting from changes in fair value should have been recorded in the Consolidated Statements of Operations as a component of earnings. The Company previously recognized gains and losses resulting from the settlement of its designated derivative financial instruments as a component of Revenues, and has reclassified gains in 2012 and in 2011 to "Gain on derivative instruments" within other Other income (expenses) as a result of eliminating hedge accounting.

        The following tables present the restated condensed Consolidated Balance Sheets as of March 31, 2013 and 2012, June 30, 2013 and 2012 and September 30, 2013 and 2012, the restated condensed Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012, June 30, 2013 and 2012 and September 30, 2013 and 2012 and the condensed Consolidated Statements of Cash

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

13. Selected Quarterly Financial Data (Unaudited) (Continued)

Flows for the three months ended March 31, 2013 and 2012, six months ended June 30, 2013 and 2012 and nine months ended September 30, 2013 and 2012:

Sabine Oil and Gas LLC
Consolidated Balance Sheets
(Unaudited)

	March 31, 2013			June 30, 2013			September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Assets
Derivative instruments	$29,403	$(1,292)	$28,111	$37,802	$(2,599)	$35,203	$29,800	$(3,841)	$25,959
Property, plant and equipment:
Oil and natural gas properties (full cost method) Proved	2,907,592	(14,470)	2,893,122	3,027,316	(14,470)	3,012,846	3,154,639	(14,470)	3,140,169
Accumulated depletion, depreciation and amortization	(1,892,001)	(61,114)	(1,953,115)	(1,924,809)	(59,933)	(1,984,742)	(1,962,242)	(58,711)	(2,020,953)
Other assets:
Derivative instruments	3,901	(3,788)	113	8,276	(2,481)	5,795	6,441	(1,239)	5,202

Total assets	$1,686,206	$(80,664)	$1,605,542	$1,778,925	$(79,483)	$1,699,442	$1,858,139	$(78,261)	$1,779,878

Liabilities and member's capital
Current liabilities:
Other short term liabilities	$143	$—	$143	$2,707	$(2,599)	$108	$3,972	$(3,841)	$131
Long term liabilities:
Other long term liabilities	5,124	(5,080)	44	2,499	(2,481)	18	1,239	(1,239)	—
Member's capital:
Member's capital	1,533,008	—	1,533,008	1,533,008	(10,000)	1,523,008	1,533,008	(10,000)	1,523,008
Accumulated deficit	(1,316,493)	(41,657)	(1,358,150)	(1,295,200)	(34,659)	(1,329,859)	(1,283,000)	(40,313)	(1,323,313)
Accumulated other comprehensive income	33,927	(33,927)	—	29,744	(29,744)	—	22,868	(22,868)	—

Total controlling interests member's capital	250,442	(75,584)	174,858	267,552	(74,403)	193,149	272,876	(73,181)	199,695

Noncontrolling interests	—	—	—	—	—	—	—	—	—

Total member's capital	250,442	(75,584)	174,858	267,552	(74,403)	193,149	272,876	(73,181)	199,695

Total liabilities and member's capital	$1,686,206	$(80,664)	$1,605,542	$1,778,925	$(79,483)	$1,699,442	$1,858,139	$(78,261)	$1,779,878

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

13. Selected Quarterly Financial Data (Unaudited) (Continued)

	March 31, 2012			June 30, 2012			September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Assets
Property, plant and equipment:
Accumulated depletion, depreciation and amortization	$(1,200,366)	$(100,203)	$(1,300,569)	$(1,513,780)	$(108,801)	$(1,622,581)	$(1,763,270)	$(99,091)	$(1,862,361)
Other assets:
Derivative instruments	39,114	—	39,114	30,121	(5,080)	25,041	13,339	(5,080)	8,259

Total assets	$1,565,078	$(100,203)	$1,464,875	$1,213,088	$(113,881)	$1,099,207	$921,246	$(104,171)	$817,075

Liabilities and member's capital
Long term liabilities:
Other long term liabilities	$721	$—	$721	$5,667	$(5,080)	$587	$5,535	$(5,080)	$455
Member's capital:
Accumulated deficit	(750,736)	43,487	(707,249)	(1,034,326)	463	(1,033,863)	(1,270,511)	(21,742)	(1,292,253)
Accumulated other comprehensive income	143,690	(143,690)	—	109,264	(109,264)	—	77,349	(77,349)	—

Total liabilities and member's capital	$1,565,078	$(100,203)	$1,464,875	$1,213,088	$(113,881)	$1,099,207	$921,246	$(104,171)	$817,075

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

13. Selected Quarterly Financial Data (Unaudited) (Continued)

Sabine Oil and Gas LLC
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31, 2013			Three months ended June 30, 2013			Three months ended September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Revenues
Oil, natural gas and natural gas liquids	$68,283	$(760)	$67,523	$81,356	$—	$81,356	$96,007	$—	$96,007
Gain on derivative instruments	15,004	(15,004)	—	5,205	(5,205)	—	—	—	—

Total revenues	83,460	(15,764)	67,696	86,762	(5,205)	81,557	96,260	—	96,260

Operating expenses
Marketing, gathering, transportation and other	5,237	(760)	4,477	3,744	—	3,744	4,286	—	4,286
Depletion, depreciation and amortization	27,285	(1,113)	26,172	32,893	(1,181)	31,712	37,518	(1,222)	36,296
Impairments	12,719	(12,719)	—	4	—	4	2	—	2

Total operating expenses	64,971	(14,592)	50,379	57,804	(1,181)	56,623	64,745	(1,222)	63,523

Other income (expenses)
Gain (loss) on derivative instruments	(5,472)	(14,113)	(19,585)	27,284	1,022	28,306	5,932	(6,876)	(944)
Other income (expense)	11	—	11	(9,971)	10,000	29	82	—	82

Total other income (expenses)	(28,779)	(14,113)	(42,892)	(7,665)	11,022	3,357	(19,315)	(6,876)	(26,191)

Net income (loss) including noncontrolling interests	(10,290)	(15,285)	(25,575)	21,293	6,998	28,291	12,200	(5,654)	6,546

Net income (loss) applicable to controlling interests	$(10,290)	$(15,285)	$(25,575)	$21,293	$6,998	$28,291	$12,200	$(5,654)	$6,546

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

13. Selected Quarterly Financial Data (Unaudited) (Continued)

	Three months ended March 31, 2012			Three months ended June 30, 2012			Three months ended September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Revenues
Oil, natural gas liquids and natural gas	$49,816	$(919)	$48,897	$38,580	$—	$38,580	$41,590	$—	$41,590
Gain on derivative instruments	26,405	(26,405)	—	31,669	(31,669)	—	27,060	(27,060)	—

Total revenues	76,132	(27,324)	48,808	70,237	(31,669)	38,568	68,698	(27,060)	41,638

Operating expenses
Marketing, gathering, transportation and other	5,530	(919)	4,611	4,177	—	4,177	4,429	—	4,429
Depletion, depreciation and amortization	27,028	(1,548)	25,480	24,267	(955)	23,312	20,296	(983)	19,313
Impairments	140,603	(54,296)	86,307	291,698	9,553	301,251	233,923	1,153	235,076
Loss on sale of assets	—	—	—	—	—	—	9,880	(9,880)	—

Total operating expenses	193,700	(56,763)	136,937	337,945	8,598	346,543	285,278	(9,710)	275,568

Other income (expenses)
Gain (loss) on derivative instruments	(640)	39,258	38,618	(4,488)	(2,758)	(7,246)	(8,212)	(4,854)	(13,066)

Total other income (expenses)	(12,610)	39,258	26,648	(15,886)	(2,758)	(18,644)	(19,592)	(4,854)	(24,446)

Net loss including noncontrolling interests	(130,178)	68,697	(61,481)	(283,594)	(43,025)	(326,619)	(236,172)	(22,204)	(258,376)

Net loss applicable to controlling interests	$(130,151)	$68,697	$(61,454)	$(283,591)	$(43,025)	$(326,616)	$(236,186)	$(22,204)	$(258,390)

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

13. Selected Quarterly Financial Data (Unaudited) (Continued)

Sabine Oil and Gas LLC
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31, 2013			Six months ended June 30, 2013			Nine months ended September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Cash flows from operating activities:
Net income (loss), including noncontrolling interest	$(10,290)	$(15,285)	$(25,575)	$11,003	$(8,287)	$2,716	$23,203	$(13,941)	$9,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	27,285	(1,113)	26,172	60,177	(2,294)	57,883	97,695	(3,516)	94,179
Impairments	12,719	(12,719)	—	12,723	(12,719)	4	12,725	(12,719)	6
(Gain) loss on derivative instruments	5,574	29,117	34,691	(18,731)	33,300	14,569	(13,138)	40,176	27,038

Net cash provided by operating activities	$22,197	$—	$22,197	$83,386	$10,000	$93,386	$139,771	$10,000	$149,771

Cash flows from financing activities:
Distributions to member	$—	$—	$—	$—	$(10,000)	$(10,000)	$—	$(10,000)	$(10,000)

Net cash provided by (used in) financing activities	$49,753	$—	$49,753	$52,364	$(10,000)	$42,364	$107,845	$(10,000)	$97,845

Consolidated Financial Statements

Sabine Oil & Gas LLC

Notes to Consolidated Financial Statements (2013 amounts and disclosures unaudited) (Continued)

13. Selected Quarterly Financial Data (Unaudited) (Continued)

	Three months ended March 31, 2012			Six months ended June 30, 2012			Nine months ended September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Cash flows from operating activities:
Net loss, including noncontrolling interest	$(130,178)	$68,697	$(61,481)	$(413,772)	$25,672	$(388,100)	$(649,944)	$3,468	$(646,476)
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	27,028	(1,548)	25,480	51,296	(2,503)	48,793	71,592	(3,486)	68,106
Impairments	140,603	(54,296)	86,307	432,301	(44,743)	387,558	666,223	(43,590)	622,633
Loss on sale of asset	439	—	439	438	—	438	10,318	(9,880)	438
Loss on derivative instruments	49	(12,853)	(12,804)	(1,098)	21,574	20,476	11,524	53,488	65,012

Net cash provided by operating activities	$31,629	$—	$31,629	$79,392	$—	$79,392	$106,973	$—	$106,973

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

        The following supplemental information regarding our oil and natural gas producing activities is presented in accordance with the requirements of Section 932-235-50 of the ASC.

Costs Incurred

        The costs incurred in oil and natural gas acquisitions, exploration and development activities were as follows:

	For the Year Ended December 31,
	2013	2012		2011
	(in thousands)
Property acquisition costs, proved	$—	$429,682	(1)	$466,874
Property acquisition costs, unproved	51,184	165,657	(1)	28,663
Exploration and extension well costs	4,553	43,097	(1)	507
Development costs	371,525	56,112	(1)	274,631
Asset retirement costs	993	1,887		5,693

Total Costs	$428,255	$696,435	(1)	$776,368

(1)
The Company revised this previously reported unaudited financial information to exclude the proceeds from divested properties of $39.2 million, remove the effects of bargain purchase gains as restated and to conform to current period presentation.

Capitalized Costs

        The capitalized costs in oil and natural gas properties were as follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(As Restated)	(As Restated)
Proved properties	$3,204,317	$2,825,430	$2,292,875
Unproved properties	208,823	332,898	208,230

	3,413,140	3,158,328	2,501,105
Accumulated depletion, depreciation and amortization	(2,049,132)	(1,914,919)	(1,185,582)

Net capitalized costs	$1,364,008	$1,243,409	$1,315,523

Results of Operations

        Results of operations for oil and natural gas producing activities, which exclude processing and other activities, corporate general and administrative expenses, and straight-line depreciation expense on non oil and natural gas assets, were as follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(As Restated)	(As Restated)
Revenues
Oil, natural gas liquids and natural gas	$354,223	$177,422	$201,421
Operating expenses:
Lease operating	42,491	41,011	27,113
Workover	2,160	2,638	2,903
Marketing, gathering, transportation and other	17,567	17,491	16,149
Production and ad valorem taxes	17,824	4,400	7,775
Depletion, depreciation and amortization	134,213	87,625	71,178
Impairments	—	641,891	—

Results of operations	$139,968	$(617,634)	$76,303

Oil and Natural Gas Reserves and Related Financial Data

        Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir also may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates may occur from time to time.

        The following tables set forth our total proved reserves and the changes in our total proved reserves. These reserve estimates are based in part on reports prepared by Ryder Scott and Miller and Lents, independent petroleum engineers, utilizing data compiled by us. In preparing their reports, Ryder Scott evaluated properties representing all of our proved reserves at December 31, 2013 and Miller and Lents evaluated properties representing all of our proved reserves at December 31, 2012 and 2011. Our proved reserves are located onshore in the United States. There are many uncertainties inherent in estimating proved reserve quantities, and projecting future production rates and the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with production history. Accordingly, these estimates are subject to change as additional information becomes available. Proved reserves are the estimated quantities of oil, natural gas liquids and natural gas that geoscience and engineering data demonstrate with reasonable certainty to be economically producible in future years from known oil and natural gas reservoirs under existing economic conditions, operating methods and government regulations at the end of the respective years. Proved developed reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods.

        Proved reserves as of December 31, 2013, 2012 and 2011 were estimated using the average of the historical unweighted first-day-of-the-month prices of oil and natural gas for the prior twelve months as required under SEC rules. The average of the historical unweighted first-day-of-the-month prices for the prior twelve month periods ended December 31, 2013, 2012 and 2011 were $3.67, $2.76 and $4.12, respectively, for natural gas. The average of the historical unweighted first-day-of-the-month prices for the prior twelve month periods ended December 31, 2013, 2012 and 2011 were $96.78, $94.71 and

$96.19, respectively, for oil. The average of the historical unweighted first-day-of-the-month prices for the prior twelve months as of March 2013 is $3.99 for natural gas and $98.30 for oil, and the future prices actually received may materially differ from current prices or the prices used in making the reserve estimates impacting the amount of proved developed and proved undeveloped reserves as of December 31, 2013. With respect to future development costs and operating expenses, the Company derived estimates using the current cost environment at year end, which is consistent with current SEC rules.

	Oil (BBLS)	NGLS (BBLS)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)
Estimated Proved Reserves
December 31, 2010	4.8	11.2	1,111.0	1,206.7

Revisions of previous estimates	(2.8)	(5.6)	(720.2)	(770.6)
Extensions and discoveries	1.3	5.1	207.1	245.7
Production	(0.7)	(0.2)	(39.0)	(44.3)
Purchases of minerals in Place	3.3	15.5	611.1	723.9

December 31, 2011	5.9	26.0	1,170.0	1,361.4

Revisions of previous estimates	(2.2)	(12.2)	(504.3)	(591.1)
Extensions and discoveries	2.2	0.4	2.6	18.0
Production	(0.3)	(0.9)	(41.1)	(48.6)
Purchases of minerals in Place	10.5	16.2	117.5	277.8
Sales of minerals in Place	(0.1)	(0.1)	(35.7)	(36.7)

December 31, 2012	16.0	29.4	709.0	980.8

Revisions of previous estimates	0.1	—	(58.3)	(57.4)
Extensions and discoveries	6.9	5.4	73.7	147.5
Production	(1.4)	(1.8)	(44.0)	(63.4)
Sales of minerals in Place	(4.7)	(8.0)	(92.1)	(168.2)

December 31, 2013	16.9	25.0	588.3	839.3

Estimated Proved Developed Reserves
December 31, 2011	2.4	10.3	514.9	591.2
December 31, 2012	3.8	10.3	415.0	499.2
December 31, 2013	6.0	11.6	360.6	466.1

        The proved oil and natural gas reserves utilized in the preparation of the financial statements were estimated by Ryder Scott as of December 31, 2013 and Miller & Lents as of December 31, 2012 and 2011. These independent petroleum consultants made their estimations in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

        The following information was developed utilizing procedures prescribed by ASC 932, Disclosures about Oil and Natural Gas Producing Activities. The information is based on estimates prepared by our petroleum engineering staff. The "standardized measure of discounted future net cash flows" should not be viewed as representative of the current value of our proved oil and natural gas reserves. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating us or our performance.

        In reviewing the information that follows, we believe that the following factors should be taken into account:

  •
  future costs and sales prices will probably differ from those required to be used in these calculations;

  •
  actual production rates for future periods may vary significantly from the rates assumed in the calculations;

  •
  a 10% discount rate may not be reasonable relative to risk inherent in realizing future net oil and natural gas revenues.

        Under the standardized measure, future cash inflows were estimated by using the average of the historical unweighted first-day-of-the-month prices of oil and natural gas for the prior twelve month periods ended December 31, 2013, 2012 and 2011. Future cash inflows do not reflect the impact of open hedge positions. Future cash inflows were reduced by estimated future development and production costs based on year end costs in order to arrive at net cash flows before tax. Use of a 10% discount rate and year-end prices and costs are required by ASC 932.

        In general, management does not rely on the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible outcomes.

        The standardized measure of discounted future net cash flows from our estimated proved oil and natural gas reserves follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
Future cash inflows	$4,667,459	$4,615,745	$6,724,283
Less related future:
Production costs	(1,127,359)	(1,413,634)	(2,020,736)
Development costs	(682,876)	(1,055,357)	(1,326,857)

Future net cash inflows	2,857,224	2,146,754	3,376,690
10% annual discount for estimated timing of cash flows	(1,506,352)	(1,236,961)	(2,207,421)

Standardized measure of discounted future net cash flows	$1,350,872	$909,793	$1,169,269

        A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves follows:

	For the Year Ended December 31,
	2013	2012		2011
	(in thousands)
Beginning Balance	$909,793	$1,169,269		$585,674
Revisions of previous estimates
Changes in prices and costs	186,943	(105,480)	(1)	(41,896)
Changes in quantities	45,167	(561,009)	(1)	40,535
Additions to proved reserves	392,752	35,351		168,123
Purchases of reserves	—	467,885	(1)	527,760
Sales of reserves	(152,677)	(26,436)	(1)	—
Accretion of discount	90,973	116,927		58,567
Sales of oil and gas, net	(274,180)	(114,520)	(1)	(147,481)
Change in estimated future development costs	22,181	(5,636)	(1)	(102,647)
Previously estimated development costs incurred	117,377	29,068		88,980
Changes in rate of production and other, net	12,542	(95,626)	(1)	(8,346)

Net change	441,078	(259,476)		583,595

Ending Balance	$1,350,872	$909,793		$1,169,269

(1)
The Company has revised this previously reported unaudited financial information.

 ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of June 25, 2014

by and among

NABORS INDUSTRIES LTD.,

NABORS RED LION LIMITED

and

C&J ENERGY SERVICES, INC.

A-ii

 EXHIBITS

Exhibit A	Separation Agreement
Exhibit B	Form of Surviving Corporation Charter
Exhibit C	Form of Surviving Corporation By-laws
Exhibit D	Form of Amended Red Lion Bye-laws
Exhibit 6.9(c)	Red Lion Officers Post-Closing

Subject Matters of Disclosure Letters to Agreement and Plan of Merger

        The following is a list of the subject matters addressed in the disclosure letter delivered by Nabors Industries Ltd. to C&J Energy Services, Inc. and the disclosure letter delivered by C&J Energy Services, Inc. to Nabors Industries Ltd. concurrently with entering into the Agreement and Plan of Merger. Pursuant to Item 601(b)(2) of Regulation S-K, Nabors Industries Ltd. and C&J Energy Services, Inc. agree to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

List of Subject Matters in the Nabors Industries Ltd. Disclosure Letter

4.2(b)	Capital Structure
4.2(b)(v)	Nabors Stock Plans
4.2(c)	Authority
4.2(d)	Financial Statements
4.2(e)	Undisclosed Liabilities
4.2(f)	Compliance with Applicable Laws

A-iii

4.2(g)	Legal Proceedings
4.2(h)	Taxes
4.2(i)	Certain Agreements
4.2(j)(i)	Red Lion Employee Benefit Plans
4.2(j)(iii)	Red Lion Qualified Plans
4.2(j)(vi)	Title IV Plans
4.2(j)(ix)	Severance and Acceleration
4.2(k)	Subsidiaries
4.2(l)	Absence of Certain Changes or Events
4.2(o)	Properties
4.2(q)	Environmental Matters
4.2(u)	Customers
4.2(v)	Related-Party Transactions
4.2(w)	Plants and Equipment
5.2	Covenants of Nabors
5.2(a)	Ordinary Course Covenants

List of Subject Matters in the C&J Energy Services, Inc. Disclosure Letter

4.1(b)	Capital Structure
4.1(c)	Authority
4.1(h)	Taxes
4.1(i)	Certain Agreements
4.1(j)	Benefit Plans
4.1(r)	Labor and Employment Matters
4.1(u)	Customers
4.1(v)	Related-Party Transactions
5.1	Covenants of Penny
6.10(b)	Insurance
6.13(c)	Credit Facility
6.15(b)	Competitors
6.17	Executive Officers of C&J
7.2(h)	Material Agreements

A-iv

 INDEX OF DEFINED TERMS

Section
Acceptable Confidentiality Agreement	6.4(b)(i)
Acquisition Proposal	6.4(a)
Acquisitions	5.1(e)
Adjusted Navy Restricted Share	2.4(b)
Adjusted Option	2.3(a)
Agreement	Preamble
Alliance Agreement	3.2(d)
Blue	4.2
Book-Entry Shares	2.2(b)(i)
Business Day	1.5
Cancelled Shares	2.1(b)
Certificate of Merger	1.4
Certificates	2.2(b)(i)
Change in Penny Recommendation	6.1(b)
Closing	1.5
Closing Date	1.5
Code	Recitals
Competitor	6.15(b)
Conditions	6.18(c)
Confidentiality Agreement	6.2
Debt Financing Agreements	6.13(a)
DGCL	1.3
Effective Time	1.4
Employee Benefits Agreement	3.2(a)
Encumbrance	4.1(o)(v)
End Date	8.1(c)
Environmental Claim	4.1(q)(ii)
Environmental Laws	4.1(q)(i)
Environmental Permits	4.1(q)(i)
ERISA	4.1(j)
ERISA Affiliate	4.1(j)
Event	4.1(a)(iii)
Exchange Act	4.1(d)
Exchange Agent	2.2(b)(i)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Existing D&O Policy	6.10(b)
Financing Related Parties	9.14
Form S-4	6.1(a)(i)
Former Penny Holders	2.2(b)(i)
Former Penny Shares	2.2(b)(i)
GAAP	4.1(a)(iii)
Good Faith Disqualification Notice	6.14(d)
Governmental Entity	4.1(c)(iii)
Hazardous Materials	4.1(q)(iii)
HSR Act	4.1(c)(iii)
Indemnified Parties	6.10(a)
Independent Director	6.9(a)

A-v

Section
Infringe	4.1(p)
Injunction	7.1(e)
Insiders	6.7
Insurance Amount	6.10(b)
Intervening Event	6.4(f)
IRS	4.1(j)(ii)
knowledge	9.3
known	9.3
Liens	1.1
LuxCo	6.21
Marketing Period	1.5
Material Adverse Effect	4.1(a)(iii)
Merger	1.3
Merger Consideration	2.1(a)
Merger Control Law	4.1(c)(iii)
Merger Sub	Recitals
Merger Tax Opinion	6.19(b)
Navy	Preamble
Navy Adjusted Option	2.4(a)
Navy Affiliate Transaction	4.2(v)
Navy Common Stock	2.4(a)
Navy Disclosure Letter	4.2
Navy Exchange Ratio	2.4(d)
Navy Related Parties	9.14
Navy Selected Director	6.9(e)
Navy Stock Option	2.4(a)
Navy Stock Plan	2.4(b)
Navy Tax Counsel	6.19(a)
Non-US Penny Plan	4.1(j)(vii)
Non-US Red Lion Plan	4.2(j)(vii)
Note Repayment	4.1(z)
NYSE	4.1(c)(iii)
Offered Shares	6.18(a)
Offer Notice	6.18(a)
Ownership Limit	6.15(a)(iii)
Passive Investor	6.15(a)(iii)
PBGC	4.1(j)(xiii)
Penny	Preamble
Penny Affiliate Transaction	4.1(v)(ii)
Penny Board	Recitals
Penny By-laws	1.6(a)
Penny Charter	1.6(a)
Penny Common Stock	2.1(a)
Penny Contracts	4.1(i)
Penny Disclosure Letter	4.1
Penny Employee Benefit Plan	4.1(j)
Penny Intellectual Property	4.1(p)
Penny Permits	4.1(f)
Penny Permitted Encumbrances	4.1(o)(v)
Penny Permitted Liens	4.1(o)(i)

A-vi

Section
Penny Preferred Stock	4.1(b)(i)
Penny Qualified Plans	4.1(j)(iii)
Penny Real Properties	4.1(o)(ii)
Penny Real Property Leases	4.1(o)(iii)
Penny Recommendation	6.1(b)
Penny Required Information	6.13(a)
Penny SEC Documents	4.1(d)
Penny Share Unit	2.3(c)
Penny Stockholders Meeting	6.1(b)
Penny Stock Option	2.3(a)
Penny Stock Plans	4.1(b)
Penny Tax Counsel	6.19(b)
Penny Termination Fee	8.2(b)(i)
Penny Top Customers	4.1(u)
proceedings	4.1(h)(i)
Proxy Statement	6.1(a)(i)
Public Penny Proposal	8.2(b)
Red Lion	Preamble
Red Lion Assets	4.2
Red Lion Business	4.2
Red Lion Bye-laws	1.6(b)
Red Lion Commitment Letter	4.1(z)
Red Lion Common Shares	1.1
Red Lion Contracts	4.2(i)
Red Lion Employee	2.4(a)
Red Lion Employee Benefit Plan	4.2(j)
Red Lion Entities	4.2
Red Lion Financing	4.1(z)
Red Lion Financial Statements	4.2(d)
Red Lion Group	4.2
Red Lion Intellectual Property	4.2(p)
Red Lion MOA	4.2(a)
Red Lion Permitted Encumbrances	4.2(o)(v)
Red Lion Permits	4.2(f)
Red Lion Permitted Liens	4.2(o)(i)
Red Lion Qualified Plans	4.2(j)(iii)
Red Lion Real Properties	4.2(o)(ii)
Red Lion Real Property Leases	4.2(o)(iii)
Red Lion Required Information	6.13(b)
Red Lion Restructuring	Recitals
Red Lion Top Customers	4.2(u)
Refusal Period	6.18(b)
Registration Rights Agreement	3.2(e)
Representatives	6.2
Required Information	6.13(b)
Required Penny Vote	4.1(n)
Requisite Regulatory Approvals	7.1(c)
Restricted Navy Share	2.4(b)
Restricted Penny Share	2.3(b)
Restricted Red Lion Share	2.3(b)

A-vii

Section
Restructuring Tax Opinion	6.19(a)
Right of First Refusal	6.18(b)
Royal	4.2
SEC	4.1(a)(ii)
Secretary of State	1.4
Section 16 Information	6.7
Securities Act	4.1(b)(iii)
Separation Agreement	Recitals
Separation Time	2.1(d)
Significant Subsidiary	4.1(a)(ii)
Standstill Period	6.14(c)
Subsidiary	4.1(a)(i)
Superior Proposal	6.4(e)
Support Agreement	Recitals
Support Group	Recitals
Surviving Corporation	1.3
Surviving Corporation Charter	1.6(a)
Tax	4.1(h)(ii)
Tax Matters Agreement	3.2(c)
Tax Return	4.1(h)(iii)
Title IV Plan	4.2(j)(vi)
Transaction Agreements	3.2(f)
Transfer	6.15(a)
Transition Services Agreements	3.2(b)
USHC	Recitals
Violation	4.1(c)(ii)
Voting Debt	4.1(b)(ii)
Willful and Material Breach	8.2(a)

A-viii

        AGREEMENT AND PLAN OF MERGER dated as of June 25, 2014 (this "Agreement") is by and among Nabors Industries Ltd., a Bermuda exempted company ("Navy"), Nabors Red Lion Limited, a Bermuda exempted company ("Red Lion") and C&J Energy Services, Inc., a Delaware corporation ("Penny").

        WHEREAS, Red Lion is a wholly owned Subsidiary of Navy, Red Lion will form a direct wholly owned Subsidiary as a Delaware corporation ("Merger Sub"), and Red Lion will form an indirect wholly owned Subsidiary as a Delaware corporation ("USHC") (which will be treated as a direct wholly owned Subsidiary of Red Lion for U.S. federal and, to the extent permitted, state and local income Tax purposes);

        WHEREAS, concurrently with and as a condition to the execution of this Agreement, Navy and Red Lion entered into the Separation Agreement in the form attached hereto as Exhibit A (the "Separation Agreement"), pursuant to which Navy and Red Lion will cause Red Lion to undergo a restructuring more fully described in the Separation Agreement (the "Red Lion Restructuring");

        WHEREAS, at the Effective Time, the parties will effect the merger of Merger Sub with and into Penny in which the issued and outstanding shares of Penny Common Stock will be converted into the right to receive Red Lion Common Shares, with Penny continuing as the surviving corporation and as a direct wholly owned Subsidiary of Red Lion, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, immediately after the Merger, Red Lion will transfer Penny to USHC;

        WHEREAS, the Board of Directors of Penny (the "Penny Board") has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of, Penny and its stockholders and (i) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement to which Penny is a party, including the Merger, and (ii) has determined to recommend that the Penny stockholders approve this Agreement and such transactions, including the Merger;

        WHEREAS, the Board of Directors of Red Lion has determined that the Red Lion Restructuring is necessary to facilitate the Merger, and that the Merger and this Agreement are advisable and in the best interests of Red Lion and has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Red Lion Restructuring, the Merger and the issuance of Red Lion Common Shares in connection therewith and has made all such arrangements and taken all such corporate action as is required to ensure sufficient authorized share capital exists for the issuance of the requisite number of Red Lion Common Shares at the Effective Time;

        WHEREAS, the Board of Directors of Navy has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Merger and the Red Lion Restructuring;

        WHEREAS, Navy, Red Lion and Penny desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for Red Lion to be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a "five-percent transferee shareholder" (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c));

        WHEREAS, as a condition and inducement to Navy's willingness to enter into this Agreement, Joshua E. Comstock and certain affiliated entities (collectively, the "Support Group") are entering into a support agreement dated as of the date hereof (the "Support Agreement"), pursuant to which, among other things, the Support Group has agreed to vote certain shares of Penny Common Stock it beneficially owns in favor of adoption of this Agreement and not to sell or otherwise transfer those shares prior to the termination of such Support Agreement in accordance with its terms;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1.    Organization of Red Lion.     Red Lion is organized under the laws of Bermuda. Navy owns all of the share capital of Red Lion. As of the date hereof, the authorized share capital of Red Lion consists of 12,000 common shares, par value $1.00 per share (the "Red Lion Common Shares"), all of which have been issued to Navy, which Red Lion Common Shares are validly issued, fully paid and nonassessable, and are owned by Navy free and clear of any liens (statutory or other), pledges, charges, encumbrances and security interests whatsoever ("Liens").

        1.2.    Organization of Merger Sub and USHC.     In accordance with the Separation Agreement, Navy and Red Lion shall cause Red Lion or its applicable Subsidiary to organize USHC and Merger Sub prior to the mailing of the Proxy Statement. All shares of common stock of Merger Sub and USHC shall be validly issued, fully paid and nonassessable, and shall be directly or indirectly owned by Red Lion free and clear of any Liens. The certificate of incorporation and by-laws of Merger Sub and USHC shall be in such forms as shall be determined by Red Lion. Promptly following the organization of USHC and Merger Sub and prior to the mailing of the Proxy Statement, Red Lion shall cause each of USHC and Merger Sub to enter into and become a party to this Agreement and shall cause Merger Sub and USHC to adopt this Agreement and shall cause the stockholders of Merger Sub and USHC to approve this Agreement and the transactions contemplated hereby, including the Merger.

        1.3.    The Merger.     At the Effective Time, Merger Sub shall be merged with and into Penny (the "Merger"). Penny will be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of Merger Sub shall cease. As a result of the Merger, Penny shall become a direct wholly owned Subsidiary of Red Lion. The Merger will have the effects set forth in the Delaware General Corporation Law (the "DGCL").

        1.4.    Effective Time of the Merger.     Subject to the provisions of this Agreement, on the Closing Date, Penny shall execute and deliver for filing a certificate of merger (the "Certificate of Merger") to the Secretary of State for the State of Delaware ("Secretary of State"), in such form and manner provided in the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State or at such time thereafter as is provided in such Certificate of Merger as agreed between the parties (such time, the "Effective Time").

        1.5.    Closing.     The closing of the Merger (the "Closing") will take place at 10:00 a.m., Bermuda time, on the date (the "Closing Date") that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties to this Agreement; provided, however that if the Marketing Period has not ended at the time of satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Penny on no less than three Business Days' notice to Navy and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) as of the date determined pursuant to this proviso), unless another time or date is agreed to in writing by the parties to this Agreement. The Closing shall be held at the offices of Navy, Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton, HM 08, Bermuda, unless another place is agreed to in writing. For purposes of this Agreement, "Business Day" means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal laws of the United States. For purposes of this Agreement, "Marketing Period" means the first period of fifteen (15) consecutive Business Days after the date of this Agreement and following the receipt by Penny of the Required Information and during which period such Required Information shall be accurate and complete, shall not be "stale" and shall comport with the requirements for a registration statement on Form S-1 for an offering registered under the Securities Act, no auditor shall have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information, it shall not be necessary to restate any of such historical financial statements and there shall not be any material open accounting comments on the financial statements of any affiliate of Red Lion included in the Form S-4; provided, that the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014 or prior to December 15, 2014 or after January 2, 2015 and each of (i) July 2, 2014 through July 7, 2014, and (ii) November 24, 2014 through November 30, 2014 shall not be deemed a Business Day for purposes of calculating such period.

        1.6.    Charters and By-laws of the Surviving Corporation and Red Lion.     (a) At the Effective Time, (i) the certificate of incorporation of Penny (the "Penny Charter") shall be amended and restated so as to read in its entirety as set forth on Exhibit B hereto (the "Surviving Corporation Charter"), and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL, and (ii) and by-laws of Penny (the "Penny By-laws") shall be amended and restated so as to read in their entirety as set forth in Exhibit C hereto, and as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the Surviving Corporation Charter, as the same may be amended, and the DGCL.

          (b)   At or prior to the Effective Time, the bye-laws of Red Lion (the "Red Lion Bye-laws") shall be amended so as to be in the form of Exhibit D hereto.

ARTICLE II
EFFECTS OF THE MERGER

        2.1.    Conversion of Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of Red Lion, Merger Sub, Navy, Penny or the holders of any of their securities:

          (a)    Conversion of Penny Common Stock.    Each share of common stock, par value $0.01 per share, of Penny ("Penny Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares (as defined in Section 2.1(b)) shall be converted into the right to receive one share (the "Exchange Ratio"), subject to adjustment in accordance with Section 2.1(d), of validly issued, fully paid and nonassessable Red Lion Common Shares (the "Merger Consideration").

          (b)    Penny and Merger Sub-Owned Shares.    Each share of Penny Common Stock owned by Penny or Merger Sub ("Cancelled Shares"), in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

          (c)    Conversion of Merger Sub Capital Stock.    The capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Penny Common Stock, as the surviving corporation in the Merger, following which the Surviving Corporation shall become a direct wholly owned Subsidiary of Red Lion.

          (d)    Adjustments.    If, after the date hereof and prior to the Effective Time (or after the Separation Time (as defined in the Separation Agreement), with respect to Red Lion), Penny or Red Lion pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Penny Common Stock (in each case, subject to the approval of Navy pursuant to Section 5.1) or Red Lion Common Shares (in each case, subject to the approval of Penny pursuant to Section 5.2), as applicable, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Penny Common Stock and Red Lion Common Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

        2.2.    Exchange of Certificates.

          (a)    Deposit of Merger Consideration.    As of and from time to time after the Effective Time, Red Lion shall deposit with the Exchange Agent, for the benefit of the shareholders of Penny, certificates or, at Red Lion's option, evidence of shares in book entry form, representing Red Lion Common Shares in such denominations as the Exchange Agent may reasonably specify. Such certificates (or evidence of book-entry form, as the case may be) for Red Lion Common Shares, together with any dividends or distributions with respect thereto are hereinafter referred to as the "Exchange Fund."

          (b)    Exchange Procedures.    (i) Not less than three Business Days prior to the Closing, Red Lion shall designate Computershare Trust Company, N.A., or another bank or trust company reasonably acceptable to Penny, to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Penny Common Stock (the "Certificates") and shares of Penny Common Stock represented by book-entry ("Book-Entry Shares") for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Red Lion shall cause to be mailed to each record holder, as of the Effective Time, of Penny Common Stock (such holders, "Former Penny Holders" and such shares, "Former Penny Shares"): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Penny Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other provisions as Red Lion may specify and shall be reasonably acceptable to Penny.

             (ii)  Upon surrender by a Former Penny Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former Penny Holder shall be entitled to receive in exchange therefor: (A) the number of Red Lion Common Shares into which such holder's shares of Penny Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II, and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.2(f)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c).

            (iii)  If issuance of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such issuance shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Penny Common Stock represented by the Certificate pursuant to this Article II.

            (iv)  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II, the issuance of which shall be deemed to be the satisfaction in full of all rights pertaining to shares of Penny Common Stock converted in the Merger.

             (v)  At the Effective Time, the stock transfer books of Penny shall be closed, and thereafter there shall be no further registration of transfers of shares of Penny Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to Penny for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Red Lion Common Shares issuable with respect to the shares of Penny Common Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the Red Lion Common Shares issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those Red Lion Common Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those Red Lion Common Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the shareholders of Penny on the first anniversary of the Effective Time shall be delivered to Red Lion, upon demand by Red Lion, and any shareholders of Penny who have not theretofore complied with this Article II shall thereafter look only to Red Lion for payment of their claim for any part of the Merger Consideration and any dividends or distributions with respect to Red Lion Common Shares.

          (e)    No Liability.    None of Navy, Penny or Red Lion shall be liable to any holder of shares of Penny Common Stock for cash or Red Lion Common Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f)    Withholding.    Red Lion and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Penny Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Red Lion or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Penny Common Stock in respect of which such deduction and withholding was made by Red Lion or the Exchange Agent.

        2.3.    Penny Options and Other Stock-Based Awards.     The Board of Directors of each of Red Lion and Penny or the appropriate committee thereof shall take all action necessary so that:

          (a)   Each option to acquire Penny Common Stock under any Penny Stock Plan (a "Penny Stock Option") that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, cease to represent a right to acquire shares of Penny Common Stock and shall be converted into an option (an "Adjusted Option") to purchase, on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such Penny Stock Option immediately prior to the Effective Time, the number of Red Lion Common Shares determined by multiplying the number of shares of Penny Common Stock subject to such Penny Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Red Lion Common Shares, rounded, if necessary, up to the nearest whole cent, equal to the per share exercise price for the shares of Penny Common Stock otherwise purchasable pursuant to such Penny Stock Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that the adjustments provided in this Section 2.3(a) with respect to any Penny Stock Options, whether or not they are "incentive stock options" as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the regulations promulgated thereunder.

          (b)   Each issued and outstanding share of Penny Common Stock subject to vesting or other lapse restrictions under any Penny Stock Plan immediately prior to the Effective Time (a "Restricted Penny Share") shall, as of the Effective Time, cease to represent Penny Common Stock and shall be converted into a number of Red Lion Common Shares equal to the Exchange Ratio (each, a "Restricted Red Lion Share"), with such Restricted Red Lion Shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such Restricted Penny Shares immediately prior to the Effective Time.

          (c)   Each phantom unit awarded under the Penny International Middle East FZCO Phantom Equity Arrangement sub-plan under a Penny Stock Plan, which entitles the holder thereof to cash equal to the fair market value of a share of Penny Common Stock on the date of vesting (a "Penny Share Unit"), that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the fair market value of a share of Penny Common Stock immediately prior to the Effective Time, which cash payment will be made to the holder of such Penny Share Unit within 60 days following the Effective Time.

          (d)   Prior to the Effective Time, Penny shall take all actions that are necessary (i) to give effect to the transactions contemplated by this Section 2.3, including amending the terms of the Penny Stock Plans, and (ii) to ensure that no individual shall have the right to receive any Penny Common Stock in connection with the exercise of a Penny Stock Option following the Effective Time. Penny shall keep Navy fully informed, with respect to all amendments, resolutions, notices and actions that Penny intends to adopt, distribute or take in connection with the matters described in this Section 2.3, and shall provide Navy with a reasonable opportunity to review and comment on all such amendments, resolutions and notices. As soon as reasonably practicable after the Effective Time, Red Lion shall deliver to the holders of Penny Stock Options and Restricted Penny Shares that are being converted pursuant to Sections 2.3(a) and (b) notices setting forth such holders' rights pursuant to the Penny Stock Plan, and stating that such Penny Stock Options and Restricted Penny Shares have been converted into stock options or restricted shares of Red Lion, as applicable, and that the agreements between Penny and each such holder regarding such Penny Stock Options and Restricted Penny Shares, as applicable, shall be assumed by Red Lion and continue in effect on the same terms and conditions (subject to the adjustments required by Sections 2.3(a) and (b) after giving effect to the Merger and the terms of the Penny Stock Plan) pursuant to the applicable equity compensation plan of Penny or Red Lion.

        2.4.    Navy Options and Restricted Shares.

          (a)   Each option held by a "Red Lion Employee" (as such term is defined in the Employee Benefits Agreement) to acquire common shares of Navy ("Navy Common Stock") under any equity incentive plan of Navy (a "Navy Stock Option") that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, cease to represent a right to acquire shares of Navy Common Stock and shall be cancelled by Navy and replaced by Red Lion with an option (a "Navy Adjusted Option") to purchase, on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such Navy Stock Option immediately prior to the Effective Time, the number of Red Lion Common Shares, rounded, if necessary, down to the nearest whole share, determined by multiplying the number of shares of Navy Common Stock subject to such Navy Stock Option immediately prior to the Effective Time by the Navy Exchange Ratio, at an exercise price per share of Red Lion Common Shares, rounded, if necessary, up to the nearest whole cent, equal to the per share exercise price for the shares of Navy Common Stock otherwise purchasable pursuant to such Navy Stock Option immediately prior to the Effective Time divided by the Navy Exchange Ratio; provided, however, that the adjustments provided in this Section 2.4(a) with respect to any Navy Stock Options, whether or not they are "incentive stock options" as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the regulations promulgated thereunder. Navy shall take any and all actions that are necessary to cause the cancellation of all Navy Stock Options in accordance with this Section 2.4(a).

          (b)   Each issued and outstanding share of Navy Common Stock held by a Red Lion Employee subject to vesting or other lapse restrictions under any equity incentive plan of Navy (a "Navy Stock Plan") immediately prior to the Effective Time (a "Restricted Navy Share") shall, as of the Effective Time, cease to represent Navy Common Stock and shall be cancelled by Navy and replaced by Red Lion with a number of Red Lion Common Shares equal to the Navy Exchange Ratio (each, an "Adjusted Navy Restricted Share"), with such Adjusted Navy Restricted Share subject to the same terms and conditions (including with respect to vesting, accumulated dividends and other dividend rights) as were applicable to such Restricted Navy Shares immediately prior to the Effective Time. Navy shall take any and all actions that are necessary to cause the cancellation of all Restricted Navy Shares in accordance with this Section 2.4(b).

          (c)   Prior to the Effective Time, Penny shall take all actions that are necessary to adopt, effective as of the Effective Time, one or more sub-plans to the Penny Stock Plans, with terms and conditions consistent with those of the Navy Stock Plan governing each applicable Navy Stock Option and Restricted Navy Share. Effective as of the Effective Time, Red Lion shall adopt the Penny Stock Plans (together with any sub-plans thereunder adopted in accordance with the immediately preceding sentence).

          (d)   For purposes of this Agreement, "Navy Exchange Ratio" means, subject to adjustment in accordance with Section 2.1(d), the quotient of (i) the closing price of one share of Navy Common Stock on the Business Day immediately prior to the Closing Date, divided by (ii) the closing price of one share of Penny Common Stock on the Business Day immediately prior to the Closing Date.

 ARTICLE III
CERTAIN PRE-MERGER TRANSACTIONS

        The following transactions shall occur at or prior to the Effective Time.

        3.1.    Red Lion Restructuring.

          (a)   Neither Navy nor Red Lion shall agree to (i) amend, modify, update, supplement, alter or waive any provisions of the Separation Agreement (including by way of a side letter or separate agreement), or (ii) take any action that would be reasonably expected to materially delay the consummation of the Red Lion Restructuring, without the written consent of Penny, which consent shall not be unreasonably withheld, conditioned or delayed.

          (b)   Upon the terms and subject to the conditions of the Separation Agreement, prior to the Effective Time, Navy and Red Lion shall cause to be effected the Red Lion Restructuring in accordance with the terms of the Separation Agreement.

        3.2.    Navy/Red Lion Transaction Agreements.     Upon the terms and subject to the conditions of the Separation Agreement, at or prior to the Effective Time, Navy and Red Lion shall each execute and deliver and, if applicable, cause any of their respective Subsidiaries to execute and deliver, the following agreements, each in the form attached to the Separation Agreement in all material respects:

          (a)   the Employee Benefits Agreement to be entered into by and between Navy, Red Lion and Penny set forth as Exhibit A to the Separation Agreement (the "Employee Benefits Agreement");

          (b)   the Transition Services Agreements to be entered into by and between Navy and Red Lion set forth as Exhibit B and Exhibit C to the Separation Agreement (the "Transition Services Agreements");

          (c)   the Tax Matters Agreement to be entered into by and between Navy and Red Lion set forth as Exhibit D to the Separation Agreement (the "Tax Matters Agreement");

          (d)   the Global Alliance Agreement to be entered into by and between Navy and Red Lion set forth as Exhibit E to the Separation Agreement (the "Alliance Agreement");

          (e)   the Registration Rights Agreement to be entered into by and between Navy and Red Lion set forth as Exhibit F to the Separation Agreement (the "Registration Rights Agreement"); and

          (f)    all other agreements, if any, required in connection with the Red Lion Restructuring (such agreements referred to in clauses (a) through (f), together with this Agreement and the Separation Agreement, the "Transaction Agreements").

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

        4.1.    Representations and Warranties of Penny.     Except, with respect to any subsection of this Section 4.1, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Penny to Navy concurrently herewith (the "Penny Disclosure Letter") (it being understood by the parties that any information disclosed in one subsection of the Penny Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Penny Disclosure Letter to which the relevance of such information is reasonably apparent on its face), and except as disclosed in the Penny SEC Documents filed with the SEC between January 1, 2013 and the date hereof (excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than, in each of the foregoing, any historical facts included therein), Penny represents and warrants to Navy as follows:

          (a)    Organization, Standing and Power.    Each of Penny and its Subsidiaries is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Penny. True, complete and correct copies of the Penny Charter and Penny By-laws as in effect on the date hereof have been made available to Navy. As used in this Agreement:

              (i)  the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (A) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (B) a majority of the stock or other equity interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

             (ii)  a "Significant Subsidiary" means any Subsidiary of Penny or Navy, as the case may be, that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"); and

            (iii)  the term "Material Adverse Effect" means, with respect to Red Lion and the Red Lion Business on the one hand, or Penny, on the other hand, any event, occurrence, state of facts, circumstance, condition, effect or change (an "Event"), that is material and adverse to the financial condition, businesses or results of operations of the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny); provided that, a "Material Adverse Effect" shall be deemed not to include any Event to the extent resulting from one or more of the following: (A) changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere (except to the extent those changes have a materially disproportionate effect on the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate), (B) changes or events, affecting the industries in which it or they operate generally, including changes in market prices (except to the extent those changes or events have a materially disproportionate effect on the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate), (C) changes in generally accepted accounting principles ("GAAP") applicable to the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, (E) the announcement or pendency of this Agreement, including termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, employees or other business relations of the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny), (F) any weather-related or other force majeure event, including any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those events have a materially disproportionate effect on the Red

    Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate), (G) any failure, in and of itself, by the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (H) compliance by Navy or Red Lion (with respect to Red Lion) or Penny and its Subsidiaries (with respect to Penny) with the terms of this Agreement or (J) changes in the trading prices or trading volume of Penny's capital stock or its debt instruments (with respect to Penny) (it being understood that the facts or occurrences giving rise to or contributing to such change in trading prices or trading volume may be deemed to constitute, and be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect).

          (b)    Capital Structure; Share Calculation.    (i) The authorized capital stock of Penny consists of 100,000,000 shares of Penny Common Stock and 20,000,000 preferred shares, par value $0.01 per share (the "Penny Preferred Stock"). As of June 25, 2014, (A) 53,942,537 shares of Penny Common Stock were issued and outstanding (not including Restricted Penny Shares), 5,067,858 shares of Penny Common Stock were subject to issuance upon the exercise or payment of outstanding Penny Stock Options, 1,408,101 Restricted Penny Shares were outstanding, no Penny Share Units were outstanding, and 2,599,502 shares of Penny Common Stock remained available for future issuance under the Penny Stock Plans, and (B) no shares of Penny Preferred Stock were outstanding or reserved for issuance. All issued and outstanding shares of Penny Common Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the DGCL, nonassessable and are not subject to preemptive rights. Neither Penny nor any of its Subsidiaries owns any shares of Penny Common Stock (as treasury stock or otherwise). For purposes of this Agreement, "Penny Stock Plans" means the Penny 2012 Long-Term Incentive Plan, the Penny 2010 Stock Option Plan, and the Penny 2006 Stock Option Plan.

             (ii)  No bonds, debentures, notes or other indebtedness generally having the right to vote on any matters on which shareholders may vote ("Voting Debt") of Penny are issued or outstanding.

            (iii)  Except for (A) the Transaction Agreements, (B) the 5,067,858 shares of Penny Common Stock subject to issuance upon the exercise or payment of outstanding Penny Stock Options, as of June 25, 2014, (C) the 1,408,101 Restricted Penny Shares outstanding as of June 25, 2014, and (D) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 5.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Penny or any Subsidiary of Penny is a party or by which it or any such Subsidiary is bound obligating Penny or any Subsidiary of Penny to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt, Penny Share Units or stock appreciation rights of Penny or of any Subsidiary of Penny or obligating Penny or any Subsidiary of Penny to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Penny or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Penny or any of its Subsidiaries, or (B) pursuant to which Penny or any of its Subsidiaries is or could be required to register shares of Penny Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), except any such contractual obligations entered into after the date hereof as permitted by Section 5.1.

            (iv)  Since December 31, 2013, except as permitted by Section 5.1, Penny has not (A) issued or permitted to be issued any shares of capital stock, Penny Share Units, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Penny or any of its Subsidiaries, other than pursuant to and as required by the terms of the Penny Stock Plans; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of Penny or any of its Subsidiaries.

             (v)  Section 4.1(b)(v) of the Penny Disclosure Letter identifies each award or other right granted under a Penny Stock Plan that would vest solely as a result of this Agreement or the transactions contemplated hereby.

            (vi)  Penny Shares Outstanding.

              (1)   The correct total number of shares of Penny Common Stock outstanding as of the date hereof (including Restricted Penny Shares, whether or not vested) is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column A.

              (2)   The correct total number of shares of Penny Common Stock subject to issuance upon the exercise or payment of any Penny Stock Options (whether vested or unvested) outstanding as of the date hereof is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column B.

              (3)   The correct total number of shares of Penny Common Stock that would be issued (including Restricted Penny Shares, whether or not vested) or would be subject to issuance upon the exercise or payment of Penny Stock Options (whether vested or unvested) if Penny issued all of the Penny Stock Options and/or Restricted Penny Shares that it is permitted to issue pursuant to Section 5.1(c)(ii), is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column C.

              (4)   The correct total number of Red Lion Common Shares subject to issuance upon the exercise or payment of options or other rights to acquire Red Lion Common Shares expected to be issued to employees of Penny in connection with the Merger, (other than those to be issued pursuant to Section 2.3 or described in clause (3) above) is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column D.

              (5)   The correct total number of unvested Restricted Penny Shares as of the date hereof that are both not entitled to vote and for which the safe harbor described in Treasury Regulation Section 1.355-7(d)(8) applies is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column E.

              (6)   The correct total number of Penny Stock Options outstanding as of the date hereof for which the safe harbor described in Treasury Regulation Section 1.355-7(d)(8) applies is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column F.

          (c)    Authority.    (i) Penny has all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and, subject to the approval of this Agreement by the Required Penny Vote (as defined in Section 4.1(n)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Penny, subject to the approval of this Agreement by the Required Penny Vote. This Agreement has been duly executed and delivered by Penny and constitutes a valid and binding obligation of Penny, enforceable against Penny in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles. Each other Transaction Agreement to which Penny is a party has been, or will be prior to the Effective Time, duly executed and delivered by Penny and constitutes, or will constitute at the Effective Time, a valid and binding obligation of Penny, enforceable against Penny in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

             (ii)  The execution and delivery of this Agreement and each other Transaction Agreement to which Penny is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the Penny Charter, Penny By-laws or equivalent governing documents of any Subsidiary of Penny, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Penny or any Subsidiary of Penny or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Penny or (y) prevent, materially delay or materially impede Penny's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or multijurisdictional, or self-regulatory organization (a "Governmental Entity") is required by or with respect to Penny or any Subsidiary of Penny in connection with the execution and delivery of this Agreement or any other Transaction Agreement to which Penny is a party by Penny or the consummation by Penny of the transactions contemplated hereby or thereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Penny or (y) prevent, materially delay or materially impede Penny's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act or the rules and regulations of the New York Stock Exchange("NYSE"), including the filing with the SEC of the Proxy Statement, (B) the filing of the Certificate of Merger with the applicable Governmental Entities required by the DGCL, and (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any required notices, clearances, approvals or authorizations in any jurisdiction under any statute, ordinance, law, merger control or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position ("Merger Control Law").

          (d)    SEC Documents.    Penny has furnished or filed all reports, schedules, registration statements and other documents required to be furnished or filed with the SEC since August 3, 2011 (the "Penny SEC Documents"). As of their respective dates of being furnished or filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Penny SEC Documents complied, and each Penny SEC Document filed after the date hereof and prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Penny SEC Documents, and none of the Penny SEC Documents when so furnished or filed contained (or to the extent filed after the date hereof and prior to the Closing Date, will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Penny SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of Penny included in the Penny SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Penny and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Penny SEC Documents.

          (e)    Undisclosed Liabilities.    Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of Penny included in its Annual Report on Form 10-K for the fiscal quarter ended December 31, 2013, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to Penny, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Penny and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Penny's financial statements in accordance with GAAP.

          (f)    Compliance with Applicable Laws and Reporting Requirements.    (i) Penny and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Penny and its Subsidiaries, taken as a whole (the "Penny Permits"), and Penny and its Subsidiaries are, and for the two years preceding the date hereof have been, in compliance with the terms of the Penny Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a Material Adverse Effect on Penny. The businesses of Penny and its Subsidiaries are not being and during the two years preceding the date hereof have not been conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity (including the Sarbanes Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Penny. No investigation by any Governmental Entity with respect to Penny or any of its Subsidiaries is pending or, to the knowledge of Penny, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Penny.

             (ii)  Penny and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Penny (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Penny in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Penny's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Penny's auditors and the audit committee of the Penny Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Penny's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Penny's internal controls over financial reporting.

          (g)    Legal Proceedings.    There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Penny, threatened, against or affecting Penny or any Subsidiary of Penny that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Penny or prevent, materially delay or materially impede Penny's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Penny or any Subsidiary of Penny having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Penny or on Red Lion after the Effective Time.

          (h)    Taxes.    (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Penny:

            (1)   Each of Penny and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all Taxes that are due and payable or claimed to be due from it by U.S. federal, state, or local or non-U.S. taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Penny's most recent consolidated financial statements;

            (2)   Penny and each of its Subsidiaries has complied in all respects with all applicable laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (A) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (B) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and has timely collected, deducted or withheld and paid over to the relevant taxing authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable law;

            (3)   Neither Penny nor, to Penny's knowledge, any of its Subsidiaries, has received written notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding ("proceedings") against, or with respect to any Taxes of, Penny or any of its Subsidiaries, and no such proceedings are currently pending;

            (4)   No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Penny or any of its Subsidiaries that have not been finally resolved and paid in full;

            (5)   Neither Penny nor any of its Subsidiaries (A) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (B) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, (C) has executed or filed any power of attorney with any taxing authority which is still in effect or (D) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority;

            (6)   No claim has been made in writing by any taxing authority in a jurisdiction in which Penny or any of its Subsidiaries does not file a Tax Return that Penny or any of its Subsidiaries is or may be subject to taxation by such jurisdiction;

            (7)   There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been reflected on Penny's most recent consolidated financial statements) upon any of the assets of Penny or any of its Subsidiaries;

            (8)   Neither Penny nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Penny and its Subsidiaries, customary tax indemnifications contained in credit or similar agreements and the Tax Matters Agreement);

            (9)   Neither Penny nor any of its Subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Penny) or (B) has any liability for the Taxes of any person (other than Penny or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

            (10) Neither Penny nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. law) for a taxable period ending on or before the Closing Date, (B) "closing agreement" as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election by Penny or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law);

            (11) Neither Penny nor any of its Subsidiaries has been, within the past two years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

            (12) Neither Penny nor any of its Subsidiaries has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a "five-percent transferee shareholder" (within the meaning of

    Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c);

            (13) Neither Penny nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

               (ii)  As used in this Agreement, the term "Tax" or "Taxes" means (A) all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Governmental Entity together with all penalties and additions to tax and interest thereon and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of law) or otherwise.

              (iii)  As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.

          (i)    Certain Agreements.    (i) Except for this Agreement and any other Transaction Agreement to which it is a party, as of the date hereof, neither Penny nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, officers or employees, or with any consultants that are natural persons, involving the payment of $500,000 or more per annum, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that purports to limit the ability of Penny or any of its Subsidiaries (or, after the Effective Time, Red Lion and its Subsidiaries) to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Penny and its Subsidiaries taken as a whole, (iv) in the case of a Penny Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in connection with any other event, condition or circumstance), or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) that has as its subject matter a Penny Affiliate Transaction (as defined in Section 4.1(v)(ii)), (vi) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement, (vii) that is an options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise, (viii) requires an aggregate payment, from and after the date hereof until the end of the term of such contract, in excess of $5 million or (ix) that is a material contract that grants "most favored nation" status that, following the Effective Time, would impose obligations upon Red Lion or any of its Subsidiaries, including Penny and its Subsidiaries. All contracts, arrangements, commitments or understandings of the type described in this Section 4.1(i) (collectively referred to herein as the "Penny Contracts") are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Penny. Penny has provided or made available to Navy correct and complete copies of each Penny Contract. Neither Penny nor any of its Subsidiaries has, and to the knowledge of Penny, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Penny Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Penny.

             (ii)  Except as set forth in Section 4.1(i)(ii) of the Penny Disclosure Letter, neither Penny nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding that, after the Effective Time, would purport to limit the ability of Nabors or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business.

          (j)    Benefit Plans.    For purposes hereof, the following terms shall have the following meanings:

            "Penny Employee Benefit Plan" means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of Penny or any of its Subsidiaries or any beneficiary or dependent thereof that is entered into, sponsored or maintained by Penny or any of its Subsidiaries or to which Penny or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

            "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                (i)  Section 4.1(j)(i) of the Penny Disclosure Letter includes a complete list of all material Penny Employee Benefit Plans.

               (ii)  With respect to each material Penny Employee Benefit Plan, Penny has made available to Navy a true and correct copy of each of the following, as applicable: (A) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), if any, (B) the plan documents comprising such Penny Employee Benefit Plan, including any and all amendments thereto, (C) each trust agreement, insurance contract or other funding agreement relating to such Penny Employee Benefit Plan, if any, (D) the most recent summary plan description for each Penny Employee Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Penny Employee Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter, opinion letter or advisory letter issued by the IRS with respect to any Penny Employee Benefit Plan qualified under Section 401(a) of the Code, if any.

              (iii)  Section 4.1(j)(iii) of the Penny Disclosure Letter identifies each Penny Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Penny Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Penny Qualified Plan and the related trust (or a favorable opinion letter upon which Penny or its applicable Subsidiary is entitled to rely, in the case of a prototype document for which a separate determination letter is not required) that has not been revoked, and there are no circumstances, and no events have occurred, that could reasonably be expected to adversely affect the qualified status of any Penny Qualified Plan or the related trust. Section 4.1(j)(iii) of the Penny Disclosure Letter identifies each Penny Employee Benefit Plan funded through a trust that is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b)) of the Code.

              (iv)  All contributions required to be made to any Penny Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Penny Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full (except where Penny's failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax).

               (v)  With respect to each Penny Employee Benefit Plan, Penny and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Penny Employee Benefit Plans, and each Penny Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Penny Employee Benefit Plan or the imposition of any lien on the assets of Penny or any of its Subsidiaries under ERISA or the Code.

              (vi)  Neither Penny nor any of its Subsidiaries has ever maintained, sponsored or contributed to, or had an obligation to maintain, sponsor or contribute to, or had any actual or contingent liability or obligation with respect to, and no Penny Employee Benefit Plan is, a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither Penny nor any of its Subsidiaries has any actual or contingent liability under Title IV of ERISA.

             (vii)  With respect to any Penny Employee Benefit Plan that is maintained outside of the United States (a "Non-US Penny Plan"), (A) if intended to qualify for special tax treatment, the Non-US Penny Plan meets the requirements for such treatment in all material respects, (B) the financial statements of Penny and its Subsidiaries accurately reflect the Non-US Penny Plan liabilities and accruals for contributions required to be paid to the Non-US Penny Plans, in accordance with applicable GAAP consistently applied, and (C) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any law or regulation in connection with a Non-US Penny Plan which could have a Material Adverse Effect on (1) any Non-US Penny Plan or (2) the condition of Penny or any of its Subsidiaries.

            (viii)  Neither Penny nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

              (ix)  Section 4.1(j)(ix) of the Penny Disclosure Letter sets forth each Penny Employee Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, condition or circumstance) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of Penny or any of its Subsidiaries, or could limit the right of Penny or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Penny Employee Benefit Plan or trust.

               (x)  Except as set forth in Section 4.1(j)(x) of the Penny Disclosure Letter, neither Penny nor any of its Subsidiaries is a party to or maintains any plan, program, practice, agreement, arrangement, or policy that (A) would result, separately or in the aggregate, in connection with this Agreement or the transactions contemplated hereby, in the payment or provision (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of Penny or any of its Subsidiaries or (B) could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

              (xi)  No Penny Employee Benefit Plan provides for a tax gross-up or any similar payments or benefits with respect to the excise tax imposed under Section 4999 of the Code or the tax or penalties imposed under Section 409A of the Code.

             (xii)  To Penny's knowledge, none of Penny and its Subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Penny Employee Benefit Plans or their related trusts, Penny, any of its Subsidiaries or any person that Penny or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

            (xiii)  There are no pending or, to Penny's knowledge, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Penny's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Penny Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Penny Employee Benefit Plans or the assets of any of the trusts under any of the Penny Employee Benefit Plans which could reasonably be expected to result in any material liability of Penny or any of its Subsidiaries to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Treasury, the Department of Labor, any Penny Employee Benefit Plan or any participant in a Penny Employee Benefit Plan.

            (xiv)  Neither Penny nor any of its Subsidiaries has any liability for life, or medical benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Penny or any of its Subsidiaries.

             (xv)  Each Penny Employee Benefit Plan that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code and any guidance issued by the Department of Treasury or the IRS thereunder, to the extent applicable to such plan.

            (xvi)  All Penny Stock Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) of a share of Penny Common Stock on the date of grant and no

      Penny Stock Option has been extended or amended, and no Penny Stock Option has been repriced, in each case since the date of grant.

          (k)    Subsidiaries.    Exhibit 21.1 to Penny's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 26, 2014 includes all the Subsidiaries of Penny that are Significant Subsidiaries. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Penny or by another Subsidiary of Penny are fully paid and nonassessable and are owned by Penny or a Subsidiary of Penny free and clear of any Lien.

          (l)    Absence of Certain Changes or Events.    Since December 31, 2013, (i) Penny and its Subsidiaries have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on Penny.

          (m)    Board Approval.    The Penny Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (A) approved and declared advisable this Agreement, (B) recommended that the stockholders of Penny approve and adopt this Agreement and the transactions contemplated hereby to which Penny is a party, including the Merger, and directed that such matter be submitted for consideration by Penny shareholders at the Penny Stockholders Meeting (as defined in Section 6.1(b)), and (C) approved each other Transaction Agreement to which it is a party. The Penny Board has taken all action necessary to exempt this Agreement, any other Transaction Agreement, the Merger and the other transactions contemplated by this Agreement from Section 203 of the DGCL. To the knowledge of Penny, no "moratorium," "control share," "fair price" or other anti-takeover law or regulation (other than Section 203 of the DGCL) is applicable to this Agreement, the Merger, or the other transactions contemplated hereby.

          (n)    Vote Required of Penny Stockholders.    The affirmative vote of the holders of a majority of the outstanding shares of Penny Common Stock to approve this Agreement (the "Required Penny Vote") is the only vote of the holders of any class or series of Penny capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (o)    Properties.    (i) Other than with respect to the Penny Real Properties (which are addressed in clauses (ii)-(v) of this Section 4.1(o)), Penny or one of its Subsidiaries (A) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Penny SEC Documents as being owned by Penny or one of its Subsidiaries or acquired after the date thereof that are material to Penny's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the consolidated financial statements of Penny (such Liens in clauses (1) through (3), "Penny Permitted Liens"), and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Penny SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Penny's knowledge, the lessor.

             (ii)  Except as would not reasonably be expected to have a Material Adverse Effect on Penny, Penny or one of its Subsidiaries has good and marketable either fee simple or leasehold (as the case may be) title to all real properties occupied, used or held for use in Penny's business or reflected in the latest audited balance sheet included in the Penny SEC Documents (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (the "Penny Real Properties"), in each case free and clear of all Liens and Encumbrances other than Penny Permitted Liens and Penny Permitted Encumbrances. All aspects of the Penny Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Penny Permitted Encumbrances, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Penny Permitted Encumbrances, except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Penny.

            (iii)  Each of the leases and subleases pursuant to which Penny or any of its Subsidiaries leases the leased Penny Real Properties (the "Penny Real Property Leases") is valid, binding and in full force and effect without default thereunder by the lessee or, to Penny's knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Penny Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Penny. True and complete copies of all Penny Real Property Leases that are material to Penny have been made available by Penny to Navy prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. There is no pending or, to the knowledge of Penny, threatened suit, action or proceeding with respect to any leased property that is material to Penny's business which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant. As used herein, the term "lease" shall also include subleases, the term "lessor" shall also include any sublessor, and the term "lessee" shall also include any sublessee.

            (iv)  Except as would not reasonably be expected to have a Material Adverse Effect on Penny, all buildings, structures, improvements and fixtures located on or within the Penny Real Property, and all other aspects of the Penny Real Property, (1) are in good operating condition and repair and are structurally sound and free of any defects; (2) are suitable, sufficient and appropriate in all respects for their current and contemplated uses; and (3) consist of sufficient land, parking areas, sidewalks, driveways and other improvements (and otherwise have adequate ingress and egress to public rights of way) to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted.

             (v)  As used herein, the term "Encumbrance" shall mean any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature. As used herein, the term "Penny Permitted Encumbrances" means easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not materially and adversely impact the use of the applicable Penny Real Property in the business as currently operated or otherwise materially and adversely impair Penny's business operations at such location (as currently operated).

          (p)    Intellectual Property.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Penny, (i) Penny or its Subsidiaries own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Penny Permitted Liens or have a valid license to use all material patents, trade secrets, copyrights, trademarks, service marks, domain names, trade names, confidential know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the "Penny Intellectual Property") necessary to carry on their business as currently conducted, (ii) the Penny Intellectual Property does not infringe, misappropriate, dilute, violate or make unauthorized use of ("Infringe") the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Penny, no facts or circumstances exist that would affect the validity, substance or existence of, or Penny's rights in, the Penny Intellectual Property, (iv) Penny and its Subsidiaries have taken reasonable actions to protect and maintain the Penny Intellectual Property, including Penny Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Penny, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Penny Intellectual Property, nor does Penny know of any valid basis therefor.

          (q)    Environmental Matters.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Penny:

              (i)  Penny and its Subsidiaries hold, and are in compliance with all applicable permits, licenses, approvals, certifications, registrations and other governmental authorizations ("Environmental Permits") required under all applicable foreign, federal, state and local laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of natural resources or the environment or exposure to hazardous or toxic substances, materials or wastes ("Environmental Laws") for Penny to conduct its operations, and are in compliance with all applicable Environmental Laws;

             (ii)  to Penny's knowledge, Penny and its Subsidiaries have not received or been subject to any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an "Environmental Claim"), and Penny has no knowledge of any pending or threatened Environmental Claim; and

            (iii)  neither Penny nor any of its Subsidiaries has released any contaminant, pollutant or other hazardous or toxic substance, material or waste regulated as such under Environmental Laws or any other substance, material or waste that would reasonably be expected to result in liability under any Environmental Laws (collectively, "Hazardous Materials") at, on, from or under any of the properties or facilities currently or formerly owned or leased by Penny or its Subsidiaries in violation of, or in a manner, location or quantity that would reasonably be expected to require remedial action under, any Environmental Laws.

          (r)    Labor and Employment Matters.    Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to Penny or any of its Subsidiaries, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Penny, threatened against Penny or any of its Subsidiaries, (ii) to Penny's knowledge, no union organizing campaign with respect to any employees of Penny or its Subsidiaries is underway or threatened, (iii) there is no unfair labor practice charge or complaint against Penny or its Subsidiaries pending or, to the knowledge of Penny, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, and (v) no charges with respect to or relating to Penny or its Subsidiaries are pending before the Equal Employment

  Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Section 4.1(r) of the Penny Disclosure Letter sets forth a complete list of each bargaining unit of Penny or any of its Subsidiaries that is represented by a labor union and each collective bargaining agreement or similar labor-related agreement or arrangement to which Penny or any of its Subsidiaries is a party or subject.

          (s)    Information Supplied.    None of the information supplied or to be supplied by Penny for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement relating to the Penny Stockholders Meeting will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Penny with respect to statements made or incorporated by reference therein based on information supplied by Navy or its Affiliates for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

          (t)    Insurance.    Penny and its Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in Penny's reasonable determination, is adequate to protect Penny and its Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries. With respect to each insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Penny, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Penny nor any of its Subsidiaries is in breach or default, and neither Penny nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Penny, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

          (u)    Customers.    Prior to the date hereof, Penny has furnished to Navy a list of the ten largest customers of Penny (on a consolidated basis) for the calendar year ended December 31, 2013 (the "Penny Top Customers"). During the 12 months prior to the date hereof: (i) no Penny Top Customer has cancelled or otherwise terminated its relationship with Penny or any of its Subsidiaries; and (ii) no Penny Top Customer has threatened in writing to cancel or otherwise terminate its relationship with Penny or any of its Subsidiaries or its usage of the services of Penny or any of its Subsidiaries.

          (v)    Related-Party Transactions.    (i) Except for passive ownership of less than five percent (5%) of the outstanding stock of any publicly traded entity, no member of the Support Group owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, (x) any business that competes, directly or indirectly, with Penny or its affiliates, or (y) any lessor, lessee, customer or supplier of Penny. No officer or director of Penny or any member of the Support Group has any interest in any tangible or intangible assets or real or personal property used in or pertaining to the business of Penny.

             (ii)  Except for employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Penny SEC Document, Section 4.1(v)(ii) of the Penny Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which Penny has any existing or future liabilities of the type required to be reported by Penny pursuant to Item 404 of Regulation S-K promulgated by the SEC (a "Penny Affiliate Transaction"), between Penny or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of Penny or any of its Subsidiaries or any of such officer's or director's immediate family members, (B) record or beneficial owner of more than 5% of the Penny Common Stock, or (C) any affiliate of any such officer, director or owner, since December 31, 2012, and (ii) identifies each Penny Affiliate Transaction that is in existence as of the date of this Agreement. Penny has provided or made available to Navy correct and complete copies of each contract or other relevant documentation (including any amendments or modifications thereto) providing for each Penny Affiliate Transaction.

          (w)    Plants and Equipment.    To Penny's knowledge, the plants, structures and equipment necessary for the continued operation of the businesses of Penny or any of its Subsidiaries are sufficient to conduct their material operations in the ordinary course of business in a manner consistent with their past practices.

          (x)    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or person except Citigroup Global Markets Inc. and Tudor, Pickering, Holt & Co. Securities Inc. is or will be entitled to any broker's or finder's fee or any other similar commission or fee from Penny or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

          (y)    Opinions of Penny Financial Advisors.    Penny has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Penny Common Stock. Penny has also received the opinion of Tudor, Pickering, Holt & Co. Securities Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio provided in the Merger pursuant to the Merger Agreement is fair from a financial point of view to the holders of Penny Common Stock, other than any Shares held by Penny or Merger Sub. Such opinions have not been amended in any material respect or rescinded as of the date of this Agreement.

          (z)    Contemplated Red Lion Financing.    Penny has delivered to Navy a true and complete copy of the executed debt commitment letter (the "Red Lion Commitment Letter"), dated June 25, 2014, by and between Penny and Citigroup Global Markets Inc., pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to USHC (the "Red Lion Financing") for use in connection with the Red Lion Restructuring and the Note Repayment. "Note Repayment" shall have the meaning set forth in the Separation Agreement. The Red Lion Commitment Letter has not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the Red Lion Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or agreements to which Penny or any of its Subsidiaries is a party related to the funding of Red Lion Financing that could reasonably be expected to adversely affect the availability of the Red Lion Financing. Penny has fully paid any and all commitment fees or other fees in connection with the Red Lion Commitment Letter that are payable on or prior to the date hereof, and as of the date hereof, the Red Lion Commitment Letter is in full force and effect and is the legal, valid and binding enforceable obligation of Penny, and, to the knowledge of Penny, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Red Lion Financing, other than as expressly set forth in the Red Lion Commitment Letter and Penny does not have any reason to believe that the conditions to the Red Lion Financing will not be satisfied or that the Red Lion Financing will not be available to USHC on the Closing Date. As of the date hereof, subject to the accuracy of the representations and warranties of Navy set forth in Section 4.2, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Penny or, to the knowledge of Penny, any other party thereto under the Red Lion Commitment Letter.

          (aa)    No Other Representations or Warranties.    Except for the representations and warranties contained in this Section 4.1 (as modified by the Penny Disclosure Letter), or the certificates delivered pursuant to Section 7.2, neither Penny nor any of its Subsidiaries or Representatives makes any other express or implied representation or warranty with respect to Penny or any of its Subsidiaries or the transaction contemplated by this Agreement or any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Penny disclaims any other representations or warranties, whether made by Penny or any of its affiliates or its Representatives. The parties hereto agree that neither Penny nor any other person on behalf of Penny (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to Penny or any of its Subsidiaries regarding any projections or probable or future revenues, expenses, profitability or financial results of Penny or its Subsidiaries, any material made available to Navy or Red Lion at any time in certain "data rooms", management presentations, "break-out" discussions, responses to questions submitted by or on behalf of Navy or Red Lion, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

        4.2.    Representations and Warranties of Navy.     Except, with respect to any subsection of this Section 4.2, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Navy to Penny concurrently herewith (the "Navy Disclosure Letter") (it being understood by the parties that any information disclosed in one subsection of the Navy Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Navy Disclosure Letter to which the relevance of such information is reasonably apparent on its face), Navy represents and warrants to Penny as follows. For purposes of this Agreement, "Red Lion Entities" means (i) prior to completion of the Red Lion Restructuring, Nabors Completion & Production Services Co., a Delaware corporation ("Blue"), Nabors Production Services ("Royal"), a division of Nabors Drilling Canada Limited, an Alberta corporation, and their respective Subsidiaries, and (ii) from and after completion of the Red Lion Restructuring, the Red Lion Group. For purposes of this Agreement, the terms "Red Lion Group", "Red Lion Assets" and "Red Lion Business" have the meanings set forth in the Separation Agreement, provided, for the avoidance of doubt, that "Red Lion Group" when used in this Agreement shall include only those persons that shall be members of the Red Lion Group immediately following the Red Lion Restructuring and shall not include Penny and its Subsidiaries.

          (a)    Organization, Standing and Power.    Red Lion is an exempted company duly organized, validly existing and, if applicable, in good standing under the laws of Bermuda. Each member of the Red Lion Group will, as of the Effective Time, be a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, have all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and be duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Red Lion. True, complete and correct copies of the memorandum of association of Red Lion (the "Red Lion MOA") and Red Lion Bye-laws as in effect on the date hereof have been made available to Penny.

          (b)    Capital Structure.    (i) As of the date hereof, the authorized share capital of Red Lion consists of 12,000 Red Lion Common Shares. Immediately prior to the completion of the Red Lion Restructuring, the authorized share capital of Red Lion shall be US$8,000,000 consisting of 800 million common shares, each of par value US$0.01. Immediately prior to the Effective Time, (a) all of the issued and outstanding Red Lion Common Shares will be owned of record by Navy, (b) will be validly issued, fully paid and nonassessable, (c) will not be subject to or issued in violation of any preemptive rights and (d) will be owned by Navy free and clear of any liens. Immediately prior to the Effective Time, there will be issued and outstanding a number of Red Lion Common Shares equal to 12,000 plus the number of Red Lion Common Shares determined in accordance with Section 2.3 of the Separation Agreement. As of the date hereof, there are 376,193 Navy Stock Options held by an employee of Blue or Royal and there are 604,185 Restricted Navy Shares held by an employee of Blue or Royal.

             (ii)  No bonds, debentures, notes or other Voting Debt of Red Lion are issued or outstanding.

            (iii)  Except for (A) the Transaction Agreements and (B) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 5.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which any member of the Red Lion Group is a party or by which it or any such Subsidiary is bound obligating any member of the Red Lion Group to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of any member of the Red Lion Group or obligating any member of the Red Lion Group to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of any member of the Red Lion Group (A) to repurchase, redeem or otherwise acquire any shares of capital stock of any member of the Red Lion Group, or (B) pursuant to which any member of the Red Lion Group could be required to register Red Lion Common Shares or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 5.2.

            (iv)  Since December 31, 2013, except as permitted by Section 5.2, (A) Red Lion has not (1) issued or permitted to be issued any shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares of any member of the Red Lion Group, or (2) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more members of the Red Lion Group, any shares of any member of the Red Lion Group, and (B) Navy has not issued or permitted to be issued any shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares of Navy that will be converted into Navy Adjusted Options or Adjusted Navy Restricted Shares in accordance with Section 2.4.

             (v)  Section 4.2(b)(v) of the Navy Disclosure Letter identifies each award or other right granted under a Navy Stock Plan that would vest as a result of this Agreement or the transactions contemplated hereby.

            (vi)  At the Effective Time, all of the issued and outstanding capital stock of Merger Sub shall consist of shares of common stock, par value $.01 per share, and will be owned directly by Red Lion, and there will be (A) no other shares of capital stock or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Prior to the Effective Time Merger Sub will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (c)    Authority.    (i) Navy and Red Lion have, and prior to the Penny Stockholders Meeting Merger Sub and USHC will have, all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Navy and Red Lion and prior to the Penny Stockholders Meeting will be duly authorized by all necessary corporate action on the part of Merger Sub and USHC. This Agreement has been duly executed and delivered by Navy and by Red Lion and constitutes a valid and binding obligation of Navy and of Red Lion, enforceable against Navy and against Red Lion in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles. Prior to the Penny Stockholders Meeting, this Agreement will be duly executed and delivered by Merger Sub and by USHC and constitutes a valid and binding obligation of Navy and of Red Lion, enforceable against Navy and against Red Lion in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles. Each other Transaction Agreement to which Navy or Red Lion is a party has been, or will be prior to the Effective Time, duly executed and delivered by Navy or Red Lion, as applicable, and constitutes, or will constitute at the Effective Time, a valid and binding obligation of Navy or Red Lion, as applicable, enforceable against Navy or Red Lion, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

             (ii)  The execution and delivery of this Agreement and each other Transaction Agreement to which Navy or Red Lion is a party and the execution and delivery of this Agreement by Merger Sub and USHC does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) result in any Violation of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets pursuant to, any provision of the Red Lion MOA, Red Lion Bye-laws or equivalent governing documents of any other member of the Red Lion Group that is a Subsidiary of Navy, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Red Lion Business or any Red Lion Entity, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Red Lion or (y) prevent, materially delay or materially impede Navy's, Red Lion's, Merger Sub's or USHC's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Navy, any Red Lion Entity, Merger Sub or USHC in connection with the execution and delivery of this Agreement or any other Transaction Agreement to which Navy or Red Lion is a party by Navy, Red Lion, Merger Sub or USHC, or the consummation by Navy, Red Lion, Merger Sub or USHC of the transactions contemplated hereby or thereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Red Lion or (y) prevent, materially delay or materially impede Navy's or Red Lion's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act or the rules and regulations of the NYSE, including the filing with the SEC of the Form S-4, (B) the filing of the Certificate of Merger with the applicable Governmental Entities required by the DGCL, (C) the filing of the Certificate of Incorporation of USHC and Merger Sub with the applicable Governmental Entities required by the DGCL, (D) notices or filings under the HSR Act and any required clearances, approvals or authorizations under any Merger Control Law and (E) any permissions or consents under Bermuda law which have been given or obtained prior to the date hereof.

          (d)    Financial Statements.    Section 4.2(d) of the Navy Disclosure Letter contains the following financial statements (collectively, with any notes thereto, the "Red Lion Financial Statements"): (i) the audited financial statements of Blue, as of and for the fiscal year ended December 31, 2013, (ii) the unaudited financial statements of Royal, as of and for the fiscal year ended December 31, 2013, (iii) the unaudited financial statements of Blue, as of March 31, 2014, for the three month period then ended and (iv) the unaudited financial statements of Royal, as of March 31, 2014, for the three month period then ended. The Red Lion Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Red Lion Business and the consolidated results of operations, changes in shareholders' equity and/or cash flows of the Red Lion Business, as applicable, as of the dates and for the periods shown. As of the date hereof, no member of the Red Lion Group is required to file any form, report, registration statement, prospectus or other document with the SEC.

          (e)    Undisclosed Liabilities.    Except for (i) those liabilities that are reflected or reserved for in the Red Lion Financial Statements, (ii) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to the Red Lion Business, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, the Red Lion Entities do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the financial statements of the Red Lion Business in accordance with GAAP.

          (f)    Compliance with Applicable Laws.    The Red Lion Entities hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the Red Lion Business, taken as a whole (the "Red Lion Permits"), and the Red Lion Entities are, and for the two years preceding the date hereof have been, in compliance with the terms of the Red Lion Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a Material Adverse Effect on Red Lion. The Red Lion Business is not being and during the two years preceding the date hereof has not been conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity, except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Red Lion. No investigation by any Governmental Entity with respect to the Red Lion Entities is pending or, to the knowledge of Red Lion, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Red Lion.

          (g)    Legal Proceedings.    There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Navy, threatened, against or affecting any Red Lion Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Red Lion or prevent, materially delay or materially impede Navy's or Red Lion's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against any Red Lion Entity having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Red Lion after the Effective Time.

          (h)    Taxes.    (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Red Lion:

            (1)   Each member of the Red Lion Group has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all Taxes that are due and payable or claimed to be due from it by U.S. federal, state, or local or non-U.S. taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Red Lion Financial Statements;

            (2)   Each member of the Red Lion Group has complied in all respects with all applicable laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (A) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (B) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and has timely collected, deducted or withheld and paid over to the relevant taxing authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable law;

            (3)   To Navy's knowledge, no member of the Red Lion Group has received written notice of any proceedings against, or with respect to any Taxes of, any member of the Red Lion Group, and no such proceedings are currently pending;

            (4)   No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any member of the Red Lion Group that have not been finally resolved and paid in full;

            (5)   No member of the Red Lion Group (A) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (B) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, (C) has executed or filed any power of attorney with any taxing authority which is still in effect or (D) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority;

            (6)   No claim has been made in writing by any taxing authority in a jurisdiction in which a member of the Red Lion Group does not file a Tax Return that any member of the Red Lion Group is or may be subject to taxation by such jurisdiction;

            (7)   There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been reflected on the Red Lion Financial Statements) upon any of the assets of the Red Lion Business or any of the Red Lion Entities;

            (8)   No member of the Red Lion Group is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Red Lion and the Red Lion Entities, customary tax indemnifications contained in credit or similar agreements and the Tax Matters Agreement);

            (9)   No member of the Red Lion Group (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Red Lion, a member of the Red Lion Group, Nabors International Finance Inc., Nabors Canada, or Nabors Drilling Canada Limited) or (B) has any liability for the Taxes of any person (other than any member of the Red Lion Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

            (10) No member of the Red Lion Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. law) for a taxable period ending on or before the Closing Date, (B) "closing agreement" as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election by any member of the Red Lion Group under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law);

            (11) No member of the Red Lion Group has been, within the past two years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code, except any transactions entered into in connection with the Red Lion Restructuring;

            (12) No member of the Red Lion Group has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a "five-percent transferee shareholder" (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c));

            (13) Red Lion (A) directly owns 100% of the stock of Merger Sub and (B) directly owns (or will be treated for U.S. federal and, to the extent permitted, state and local income Tax purposes as directly owning) 100% of the stock of USHC; and

            (14) No member of the Red Lion Group has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

          (i)    Certain Agreements.    Except for this Agreement and any other Transaction Agreement to which it is a party, as of the date hereof, none of the Red Lion Entities is a party to or bound by any contract, arrangement, commitment or understanding that is intended to be conveyed to the Red Lion Group pursuant to the Separation Agreement (i) with respect to the employment of any directors, officers or employees, or with any consultants that are natural persons, involving the payment of $500,000 or more per annum, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that purports to limit the ability of any of the Red Lion Entities to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to the Red Lion Business, (iv) that has as its subject matter a Navy Affiliate Transaction, (v) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement, (vi) that is an options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise, (vii) requires an aggregate payment, from and after the date hereof until the end of the term of such contract, in excess of $5 million or (viii) that is a material contract that grants "most favored nation" status that, following the Effective Time, would impose obligations upon any of the Red Lion Entities. All contracts, arrangements, commitments or understandings of the type described in this Section 4.2(i) (collectively referred to herein as the "Red Lion Contracts") are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Red Lion. Navy has provided or made available to Penny correct and complete copies of each Red Lion Contract. None of the Red Lion Entities has, and to the knowledge of Navy, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Red Lion Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Red Lion.

          (j)    Benefit Plans.    For purposes hereof, the following terms shall have the following meanings:

            "Red Lion Employee Benefit Plan" means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of any of the Red Lion Entities or any beneficiary or dependent thereof that is entered into, sponsored or maintained by any of the Red Lion Entities, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement.

                (i)  Section 4.2(j)(i) of the Navy Disclosure Letter includes a complete list of all material Red Lion Employee Benefit Plans.

               (ii)  With respect to each material Red Lion Employee Benefit Plan, Red Lion has made available to Penny a true and correct copy of each of the following, as applicable: (A) the most recent annual report (Form 5500) filed with the IRS, if any, (B) the plan documents comprising such Red Lion Employee Benefit Plan, including any and all amendments thereto, (C) each trust agreement, insurance contract or other funding agreement relating to such Red Lion Employee Benefit Plan, if any, (D) the most recent summary plan description for each Red Lion Employee Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Red Lion Employee Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter, opinion letter or advisory letter issued by the IRS with respect to any Red Lion Employee Benefit Plan qualified under Section 401(a) of the Code, if any.

              (iii)  Section 4.2(j)(iii) of the Navy Disclosure Letter identifies each Red Lion Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Red Lion Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Red Lion Qualified Plan and the related trust (or a favorable opinion letter upon which the applicable Red Lion Entity is entitled to rely, in the case of a prototype document for which a separate determination letter is not required) that has not been revoked, and there are no circumstances, and no events have occurred, that could reasonably be expected to adversely affect the qualified status of any Red Lion Qualified Plan or the related trust. Section 4.2(j)(iii) of the Navy Disclosure Letter identifies each Red Lion Employee Benefit Plan funded through a trust that is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b)) of the Code).

              (iv)  All contributions required to be made to any Red Lion Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Red Lion Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full (except where Red Lion's failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax).

               (v)  With respect to each Red Lion Employee Benefit Plan, the Red Lion Entities have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Red Lion Employee Benefit Plans and each Red Lion Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Red Lion Employee Benefit Plan or the imposition of any lien on the assets of any of the Red Lion Entities under ERISA or the Code.

              (vi)  Except as set forth in Section 4.2(j)(vi) to the Navy Disclosure Letter, none of the Red Lion Entities has ever maintained, sponsored or contributed to, or had an obligation to maintain, sponsor or contribute to, or had any actual or contingent liability or obligation with respect to, and no Red Lion Employee Benefit Plan is, a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. As to any employee benefit plan sponsored, maintained, contributed to, or required to be contributed to, by a Red Lion Entity or any of its ERISA Affiliates that is subject to Title IV of ERISA (a "Title IV Plan"), except as would not reasonably be expected to have a Material Adverse Effect on the condition of any of the Red Lion Entities, (A) there has been no event or condition that presents a risk of plan termination; (B) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Section 412 of the Code; (C) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of regulation Section 4043.1 et seq., promulgated by the PBGC have not been waived) has occurred; (D) no proceeding has been instituted under Section 4042 of ERISA to terminate the plan; (E) the Red Lion Entities and their ERISA Affiliates have made all required contributions; (F) no notice of intent to terminate such plan has been given under Section 4041 of ERISA; (G) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (H) no withdrawal liability, within the meaning of 4201 of ERISA, for which a Red Lion Entity or any of its ERISA Affiliates could be liable has been incurred, which withdrawal liability has not been satisfied; and (I) such plan complies in form and has been operated in compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. An actuarial report or valuation for the most recently completed plan year for each Title IV Plan has been made available to Penny.

             (vii)  With respect to any Red Lion Employee Benefit Plan that is maintained outside of the United States (a "Non-US Red Lion Plan"), (A) if intended to qualify for special tax treatment, the Non-US Red Lion Plan meets the requirements for such treatment in all material respects, (B) the financial statements of the Red Lion Entities accurately reflect the Non-US Red Lion Plan liabilities and accruals for contributions required to be paid to the Non-US Red Lion Plans, in accordance with applicable GAAP consistently applied, (C) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any law or regulation in connection with a Non-US Red Lion Plan which could have a Material Adverse Effect on (1) any Non-US Red Lion Plan or (2) the condition of any of the Red Lion Entities.

            (viii)  None of the Red Lion Entities, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

              (ix)  Section 4.2(j)(ix) of the Navy Disclosure Letter sets forth each Red Lion Employee Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, condition or circumstance) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of any of the Red Lion Entities, or could limit the right of any of the Red Lion Entities to amend, merge, terminate or receive a reversion of assets from any Red Lion Employee Benefit Plan or trust.

               (x)  Except as set forth in Section 4.2(j)(x) of the Navy Disclosure Letter, none of the Red Lion Entities is a party to or maintains any plan, program, practice, agreement, arrangement, or policy that (A) would result, separately or in the aggregate, in connection with this Agreement or the transactions contemplated hereby, in the payment or provision (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of any of the Red Lion Entities or (B) could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

              (xi)  No Red Lion Employee Benefit Plan provides for a tax gross-up or any similar payments or benefits with respect to the excise tax imposed under Section 4999 of the Code or the tax or penalties imposed under Section 409A of the Code.

             (xii)  To Red Lion's knowledge, none of the Red Lion Entities nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Red Lion Employee Benefit Plans or their related trusts, any of the Red Lion Entities or any person that any of the Red Lion Entities has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

            (xiii)  There are no pending or, to Red Lion's knowledge, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Red Lion's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Red Lion Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Red Lion Employee Benefit Plans or the assets of any of the trusts under any of the Red Lion Employee Benefit Plans which could reasonably be expected to result in any material liability of any of the Red Lion Entities to the PBGC, the Department of Treasury, the Department of Labor, any Red Lion Employee Benefit Plan or any participant in a Red Lion Employee Benefit Plan.

            (xiv)  None of the Red Lion Entities has any liability for life, or medical benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any of the Red Lion Entities.

             (xv)  Each Red Lion Employee Benefit Plan that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code and any guidance issued by the Department of Treasury or the IRS thereunder, to the extent applicable to such plan.

            (xvi)  All Navy Stock Options granted to Red Lion Employees were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) of a share of Navy Common Stock on the date of grant and no Navy Stock Option granted to a Red Lion Employee has been extended or amended, and no Navy Stock Options granted to Red Lion Employees have been repriced, in each case since the date of grant.

          (k)    Subsidiaries.    Section 4.2(k) of the Navy Disclosure Letter sets forth all of the Subsidiaries of Red Lion following completion of the Red Lion Restructuring. No Red Lion Entity owns any interest in any Person other than the Subsidiaries listed on Schedule 4.2(k) of the Navy Disclosure Letter. Following the Red Lion Restructuring, all of the shares of capital stock or other equity interests of each of the members of the Red Lion Group held by Red Lion or by another Subsidiary of Red Lion will be fully paid and nonassessable and owned by Red Lion or by another Subsidiary of Red Lion free and clear of any Lien.

          (l)    Absence of Certain Changes or Events.    Since December 31, 2013, (i) Navy and the Red Lion Entities have conducted the Red Lion Business in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on Red Lion.

          (m)    Board Approval.    The Board of Directors of Navy, by resolutions duly adopted, has approved and adopted this Agreement and approved each other Transaction Agreement to which it or any of its Subsidiaries is a party, and the Board of Directors of Red Lion, by resolutions duly adopted, has adopted this Agreement and each other Transaction Agreement to which it or any of its Subsidiaries is a party. Prior to the Penny Stockholders Meeting, the Board of Directors of each of Merger Sub and USHC, shall by resolutions duly adopted, adopt this Agreement and each other Transaction Agreement to which it is a party. To the knowledge of Navy, no "moratorium," "control share," "fair price" or other anti-takeover law or regulation is applicable to this Agreement, the Merger, or the other transactions contemplated hereby.

          (n)    Vote Required of Red Lion Shareholders.    The affirmative vote of the holders of a majority of the outstanding Red Lion Common Shares, which vote has been obtained, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Merger Sub, which vote shall be obtained prior to the Penny Stockholders Meeting, are the only votes of the holders of any class or series of Navy, Red Lion, Merger Sub or USHC capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (o)    Properties.    (i) Other than with respect to the Red Lion Real Properties (which are addressed in clauses (ii)-(v) of this Section 4.2(o)), one of the Red Lion Entities (A) has good and marketable title to all the properties and assets reflected in Red Lion Financial Statements as being owned by one of the Red Lion Entities or acquired after the date thereof that are material to the Red Lion Business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the Red Lion Financial Statements (such Liens in clauses (1) through (3), "Red Lion Permitted Liens"), and (B) is the lessee of all leasehold estates reflected in the latest year-end financial statements included in the Red Lion Financial Statements or acquired after the date thereof that are material to the Red Lion Business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Navy's knowledge, the lessor.

             (ii)  Except as would not reasonably be expected to have a Material Adverse Effect on Red Lion, one of the Red Lion Entities has good and marketable either fee simple or leasehold (as the case may be) title to all real properties occupied, used or held for use in the Red Lion Business or reflected in the latest year-end balance sheet included in the Red Lion Financial Statements (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (the "Red Lion Real Properties"), in each case free and clear of all Liens and Encumbrances other than Red Lion Permitted Liens and Red Lion Permitted Encumbrances. All aspects of the Red Lion Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Red Lion Permitted Encumbrances, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Red Lion Permitted Encumbrances, except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Red Lion.

            (iii)  Each of the leases and subleases pursuant to which any of the Red Lion Entities leases the leased Red Lion Real Properties (the "Red Lion Real Property Leases") is valid, binding and in full force and effect without default thereunder by the lessee or, to Navy's knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Red Lion Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Red Lion. True and complete copies of all Red Lion Real Property Leases that are material to the Red Lion Business have been made available by Navy to Penny prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. There is no pending or, to the knowledge of Navy, threatened suit, action or proceeding with respect to any leased property that is material to the Red Lion Business which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant.

            (iv)  Except as would not reasonably be expected to have a Material Adverse Effect on Red Lion, all buildings, structures, improvements and fixtures located on or within the Red Lion Real Property, and all other aspects of the Red Lion Real Property, (1) are in good operating condition and repair and are structurally sound and free of any defects; (2) are suitable, sufficient and appropriate in all respects for their current and contemplated uses; and (3) consist of sufficient land, parking areas, sidewalks, driveways and other improvements (and otherwise have adequate ingress and egress to public rights of way) to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted.

             (v)  As used herein, the term "Red Lion Permitted Encumbrances" means easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not materially and adversely impact the use of the applicable Red Lion Real Property in the business as currently operated or otherwise materially and adversely impair the operation of the Red Lion Business at such location (as currently operated).

          (p)    Intellectual Property.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Red Lion, (i) the Red Lion Entities own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Red Lion Permitted Liens or have a valid license to use all material patents, trade secrets, copyrights, trademarks, service marks, domain names, trade names, confidential know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the "Red Lion Intellectual Property") necessary to carry on their business as currently conducted, (ii) the Red Lion Intellectual Property does not Infringe the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Navy, no facts or circumstances exist that would affect the validity, substance or existence of, or the Red Lion Entities' rights in, the Red Lion Intellectual Property, (iv) the Red Lion Entities have taken reasonable actions to protect and maintain the Red Lion Intellectual Property, including Red Lion Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Navy, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Red Lion Intellectual Property, nor does Navy know of any valid basis therefor.

          (q)    Environmental Matters.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Red Lion:

              (i)  the Red Lion Group holds, and is in compliance with all Environmental Permits required under all applicable Environmental Laws for the Red Lion Business to conduct its operations, and is in compliance with all applicable Environmental Laws;

             (ii)  to Navy's knowledge, the Red Lion Group has not received any Environmental Claim applicable to any of the properties or facilities that is intended to be conveyed to the Red Lion Group pursuant to the Separation Agreement, and Navy has no knowledge of any pending or threatened Environmental Claim applicable to any such property; and

            (iii)  no member of the Red Lion Group has released any Hazardous Materials at, on, from or under any of the properties or facilities that is intended to be conveyed to the Red Lion Group pursuant to the Separation Agreement in violation of, or in a manner, location or quantity that would reasonably be expected to require remedial action under, any Environmental Laws.

          (r)    Labor and Employment Matters.    Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to any member of the Red Lion Group, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Red Lion, threatened against any of the Red Lion Entities in connection with the Red Lion Business, (ii) to Red Lion's knowledge, no union organizing campaign with respect to any employees of the Red Lion Business is underway or threatened, (iii) there is no unfair labor practice charge or complaint against any Red Lion Entities pending or, to the knowledge of Red Lion, threatened before the National Labor Relations Board or any similar state or foreign agency related to the Red Lion Business, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, and (v) no charges with respect to or relating to the Red Lion Business are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Neither Red Lion nor any of its Subsidiaries is a party to or subject to any collective bargaining agreement or other contract with any labor union or similar representative of employees and no Red Lion Employee is represented by a labor union, works council or other similar representative.

          (s)    Information Supplied.    None of the information supplied or to be supplied by Navy for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Navy with respect to statements made or incorporated by reference therein based on information supplied by Penny or its Affiliates for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

          (t)    Insurance.    The Red Lion Entities maintain insurance in such amounts and covering such losses and risks as, in Navy's reasonable determination, is adequate to protect the Red Lion Entities with respect to the Red Lion Business and is customary for companies engaged in similar businesses in similar industries. With respect to each insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Red Lion, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) none of the Red Lion Entities is in breach or default, and none of the Red Lion Entities has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Navy, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

          (u)    Customers.    Prior to the date hereof, Navy has furnished to Penny a list of the ten largest customers of the Red Lion Business (on a consolidated basis) for the calendar year ended December 31, 2013 (the "Red Lion Top Customers"). During the 12 months prior to the date hereof: (i) no Red Lion Top Customer has cancelled or otherwise terminated its relationship with any of the Red Lion Entities; and (ii) no Red Lion Top Customers has threatened in writing to cancel or otherwise terminate its relationship with the Red Lion Entities or its usage of the services of the Red Lion Business.

          (v)    Related-Party Transactions.    Section 4.2(v) of the Navy Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements primarily related to the Red Lion Business that will not terminate prior to the Effective Time pursuant to the Separation Agreement under which Navy has any existing or future liabilities of the type that would be required to be reported by Red Lion pursuant to Item 404 of Regulation S-K promulgated by the SEC if it were an SEC reporting company (a "Navy Affiliate Transaction"), between any Red Lion Entity, on the one hand, and, on the other hand, any (A) present or former officer or director of Navy or a Red Lion Entity or any of such officer's or director's immediate family members, (B) record or beneficial owner of more than 5% of the common stock of Navy, or (C) any affiliate of any such officer, director or owner (but not including, for the avoidance of doubt, Navy or any Subsidiary of Navy that is not a Red Lion Entity), since December 31, 2012, and (ii) identifies each Navy Affiliate Transaction that is in existence as of the date of this Agreement. Navy has provided or made available to Penny correct and complete copies of each contract or other relevant documentation (including any amendments or modifications thereto) providing for each Navy Affiliate Transaction.

          (w)    Plants and Equipment.    To Navy's knowledge, the plants, structures and equipment necessary for the continued operation of the Red Lion Business are sufficient to conduct their material operations in the ordinary course of business in a manner consistent with their past practices.

          (x)    Ownership of Penny Common Stock.    Neither Navy nor any of its affiliates is, nor at any time during the last three (3) years has been, an "interested stockholder" of Penny as defined in Section 203 of the DGCL.

          (y)    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or person except Goldman, Sachs & Co. and Lazard Frères & Co. LLC (the fees of which will be paid by Navy) is or will be entitled to any broker's or finder's fee or any other similar commission or fee from any member of the Red Lion Group in connection with any of the transactions contemplated by this Agreement.

          (z)    No Other Representations or Warranties.    Except for the representations and warranties contained in this Section 4.2 (as modified by the Navy Disclosure Letter), or the certificates delivered pursuant to Section 7.1, neither Navy nor any of its Subsidiaries or Representatives makes any other express or implied representation or warranty with respect to Navy, Red Lion or any of the Red Lion Entities, or any of their respective Subsidiaries, the transaction contemplated by this Agreement or any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Navy disclaims any other representations or warranties, whether made by Navy, Red Lion or any of their respective affiliates or Representatives. The parties hereto agree that neither Navy nor any other person on behalf of Navy (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to Navy, Red Lion or any of the Red Lion Entities, or any of their respective Subsidiaries, regarding any projections or probable or future revenues, expenses, profitability or financial results of Red Lion or any of the Red Lion Entities, any material made available to Penny at any time in certain "data rooms", management presentations, "break-out" discussions, responses to questions submitted by or on behalf of Penny, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

 ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1.    Covenants of Penny.     During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement, Penny agrees as to itself and its Subsidiaries that, except as expressly permitted or expressly contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto), as set forth in Section 5.1 of the Penny Disclosure Letter, as required by applicable law, or to the extent that Navy shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

          (a)    Ordinary Course.    Penny and its Subsidiaries shall carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Notwithstanding the foregoing, no failure to act by Penny or any of its Subsidiaries with respect to matters specifically prohibited by any other provisions of this Section 5.1 shall be deemed a breach of the preceding sentence. Penny shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries' operating policies in any respect that is material to Penny, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities (A) incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 5.1(a) of the Penny Disclosure Letter, in the aggregate, or (B) required on an emergency basis or for the safety of individuals or compliance with Environmental Laws in an amount not exceeding $5 million net of insurance coverage for any individual event or occurrence, provided that Penny shall notify Navy as promptly as practicable of such expenditure, (iv) enter into or amend any agreement that has as its subject matter a Penny Affiliate Transaction, or (v) except in the ordinary course of business consistent with past practice, enter into any agreement that would constitute a Penny Contract had such agreement been in effect on the date hereof or amend or terminate any Penny Contract in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew, any Penny Contract.

          (b)    Dividends; Changes in Stock.    Without limitation to Section 2.3(d), except for transactions solely among Penny and its wholly owned Subsidiaries, Penny shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, subdivide, consolidate or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly owned Subsidiary of Penny or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Penny to Penny or another wholly owned Subsidiary of Penny) or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except (A) for any wholly owned Subsidiary of Penny, or (B) as required by the Penny Stock Plans, Penny Employee Benefit Plans or employment agreement of Penny disclosed to Navy prior to the date hereof (including in connection with the payment of any exercise price or Tax withholding in connection with the exercise or vesting of Penny Stock Options and Restricted Penny Shares).

          (c)    Issuance of Securities.    Penny shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, Penny Share Units, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Penny Common Stock required to be issued upon the exercise or settlement of Penny Stock Options under the Penny Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Penny Stock Plan in effect on the date hereof, (ii) issuances of Penny Stock Options and Restricted Penny Shares granted under Penny Stock Plans to employees and directors in an aggregate amount not to exceed 17,000 shares of Penny Common Stock, or (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Penny.

          (d)    Governing Documents, Etc.    Penny shall not amend or propose to amend the Penny Charter or the Penny By-laws or, except as permitted pursuant to Section 5.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned Subsidiary of Penny.

          (e)    No Acquisitions.    Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, "Acquisitions") that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by Penny and its Subsidiaries in such Acquisitions does not exceed in the aggregate $100 million, or (ii) are Acquisitions of inventory in the ordinary course of business consistent with past practice, Penny shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Penny; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, mergers, amalgamations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (B) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

          (f)    No Dispositions.    Other than (i) any sale, lease, assignment, encumbrances or other disposition of inventory in the ordinary course of business consistent with past practice and (ii) dispositions of assets (including Subsidiaries) if the book value thereof does not exceed in the aggregate $5 million, Penny shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets.

          (g)    Indebtedness.    Penny shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Penny or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt (including related premiums and expenses), (ii) utilization of Penny's existing credit line, provided the total balance outstanding does not exceed $350 million in the aggregate, solely for purposes of (x) working capital and the making of capital expenditures, in each case in the ordinary course of business consistent with past practice or (y) acquisitions permitted by Section 5.1(e), or (iii) indebtedness of any Subsidiary of Penny to Penny or to another Subsidiary of Penny; provided, however, that nothing in this Section 5.1(g) shall prohibit Penny from granting customers customary trade credit in the ordinary course of business and consistent with past practices.

          (h)    Other Actions.    Penny shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 6.3(b)(i).

          (i)    Accounting Methods; Tax Matters.    Except as disclosed in any Penny SEC Document filed prior to the date hereof, Penny shall not change in any material respect its material methods of accounting in effect at December 31, 2013, except as required by changes in GAAP or applicable law, as concurred with by Penny's independent auditors. Penny shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes or surrender any right to claim a refund of a material amount of Taxes.

          (j)    Tax-Free Qualification.    Penny shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a "five-percent transferee shareholder" (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c).

          (k)    Compensation and Benefit Plans.    Except as required by applicable law, Penny shall not and shall not permit its Subsidiaries to: (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director, officer, employee or other service provider of Penny or any of its Subsidiaries; provided that such increases in cash compensation shall be permitted for any individual who is not a director or senior executive of Penny in the ordinary course of business consistent with past practice, but the aggregate amount of all such increases among all such individuals shall not exceed $20 million (on an annualized basis); (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any director, employee or other service provider of Penny or any of its Subsidiaries or otherwise pay any amount to which any director, employee or other service provider of Penny or any of its Subsidiaries is not entitled; (iii) establish, adopt, or become a party to any new employment, severance, retention, change in control, or consulting agreement or any employee benefit or compensation plan, program, commitment, policy, practice, arrangement, or agreement or amend, suspend or terminate any Penny Employee Benefit Plan; provided that this clause shall not prohibit Penny or its Subsidiaries from hiring at-will employees to replace employees who have left employment, so long as such hiring (and the applicable employment terms) are consistent with past practice; (iv) modify any Penny Stock Option, Restricted Penny Share, Penny Share Unit or other equity-based award; (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Penny Employee Benefit Plan; or (vi) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement or other contract with any labor union, except as required by the terms of any collective bargaining agreement or other contract with any labor union in effect on the date hereof.

          (l)    No Liquidation.    Penny shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

          (m)    Litigation.    Penny shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation other than settlements or compromises of litigation where (i) the amount paid (less the amount reserved for such matters by Penny and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $1 million and (ii) if such settlement or compromise involves a grant of injunctive relief against Penny or any of its Subsidiaries, such injunctive relief would not reasonably be expected to materially impair the business of Penny and its Subsidiaries, taken as a whole.

          (n)    Insurance.    Penny shall not, and shall not permit any of its Subsidiaries to, purchase any policies of directors' and officers' liability insurance, except for renewals or replacement of such directors' and officers' liability insurance with annual premiums no more than 200% of the annual premium paid by Penny with respect to the Existing D&O Policy.

          (o)    Non-Competition.    Penny shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement, commitment or understanding that, after the Effective Time, would purport to limit the ability of Navy or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business.

          (p)    Other Agreements.    Penny shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

        5.2.    Covenants of Navy.     During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement, Navy agrees as to the Red Lion Entities and the Red Lion Business that, except as expressly permitted or expressly contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto) (including as necessary for the Red Lion Restructuring), as set forth in Section 5.2 of the Navy Disclosure Letter, as required in connection with the Red Lion Restructuring or the Separation Agreement, as required by applicable law, or to the extent that Penny shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

          (a)    Ordinary Course.    Navy and its Subsidiaries shall carry on the Red Lion Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the Red Lion Business organization, maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with employees, customers, suppliers and others having business dealings with the Red Lion Business to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Notwithstanding the foregoing, no failure to act by Navy or any of its Subsidiaries with respect to matters specifically prohibited by any other provisions of this Section 5.2 shall be deemed a breach of the preceding sentence. Navy and its Subsidiaries shall not (i) permit any member of the Red Lion Group to enter into any new material line of business, (ii) change its or its Subsidiaries' operating policies in any respect that is material to the Red Lion Business, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities (A) incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 5.2(a) of the Navy Disclosure Letter, in the aggregate, and (B) required on an emergency basis or for the safety of individuals or compliance with Environmental Laws in an amount not exceeding $5 million net of insurance coverage for any individual event or occurrence, provided that Navy, or a member of the Red Lion Group, shall notify Penny as promptly as practicable of such expenditure, (iv) enter into or amend any agreement that has as its subject matter a Navy Affiliate Transaction, or (v) except in the ordinary course of business consistent with past practice, enter into any agreement that would constitute a Red Lion Contract had such agreement been in effect on the date hereof or amend or terminate any Red Lion Contract in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew, any Red Lion Contract.

          (b)    Dividends; Changes in Stock.    Except for transactions solely among Red Lion and Navy or its wholly owned Subsidiaries, or as contemplated by the Separation Agreement, Navy shall not permit any member of the Red Lion Group to, (i) declare or pay any dividends on or make other distributions in respect of any of its equity securities, (ii) split, combine, subdivide, consolidate or reclassify any capital stock or issue or authorize or propose the issuance or authorization of any other securities of any member of the Red Lion Group in respect of, in lieu of or in substitution for, shares (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly owned Subsidiary of Red Lion or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Red Lion to Red Lion or another wholly owned Subsidiary of Red Lion) or (iii) repurchase, redeem or otherwise acquire, or permit any member of the Red Lion Group to redeem, repurchase or otherwise acquire, any of its shares or any securities convertible into or exercisable for any of its shares, except for any wholly owned Subsidiary of Red Lion.

          (c)    Issuance of Securities.    Red Lion shall not, nor shall it permit any of the member of the Red Lion Group to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its shares of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Red Lion.

          (d)    Governing Documents, Etc.    Red Lion shall not amend or propose to amend the Red Lion MOA or the Red Lion Bye-laws or, except as permitted pursuant to the Red Lion Restructuring or Section 5.2(e) or (f), enter into, or permit any member of the Red Lion Group to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned Subsidiary of Red Lion.

          (e)    No Acquisitions.    Other than Acquisitions that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and (A) for which the fair market value of the total consideration paid by the Red Lion Entities in such Acquisitions does not exceed in the aggregate $100 million, or (B) are Acquisitions of inventory in the ordinary course of business consistent with past practice, Red Lion shall not, and shall not permit any member of the Red Lion Group to, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Red Lion and that are Red Lion Assets; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, mergers, amalgamations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (B) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

          (f)    No Dispositions.    Other than (i) any sale, lease, assignment, encumbrances or other disposition of inventory in the ordinary course of business consistent with past practice and (ii) dispositions of assets (including Subsidiaries) if the book value thereof does not exceed in the aggregate $5 million, Navy shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of the Red Lion Assets.

          (g)    Indebtedness.    Red Lion shall not, and shall not permit any member of the Red Lion Group to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Red Lion or any member of the Red Lion Group or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt (including related premiums and expenses), (ii) utilization of Red Lion's existing credit line, provided the total balance outstanding does not exceed $350 million in the aggregate, solely for (x) purposes of working capital and the making of capital expenditures, in each case in the ordinary course of business consistent with past practice or (y) acquisitions permitted by Section 5.2(e), (iii) indebtedness of any member of the Red Lion Group to another member of the Red Lion Group, (iv) indebtedness or guarantees that would not be Red Lion Liabilities (as defined in the Separation Agreement), or (v) in connection with the Red Lion Financing; provided, however, that nothing in this Section 5.2(g) shall prohibit Red Lion from granting customers customary trade credit in the ordinary course of business and consistent with past practices. At or prior to the Closing, Red Lion shall, and shall cause each member of the Red Lion Group to, pay, discharge, compromise, settle, terminate or otherwise satisfy or cause to be paid, discharged, compromised, settled, terminated or otherwise satisfied in full all indebtedness for borrowed money (other than the Notes (as defined in the Separation Agreement), the Red Lion Financing and indebtedness under the Debt Financing Agreements) all guarantees any such indebtedness and all debt securities or warrants or rights to acquire any debt securities of Red Lion as well as all Liens related to any of the foregoing. Red Lion shall obtain customary debt payoff letters and related ancillary documents in respect of the foregoing, including evidence of the release of all Liens related thereto, and deliver true copies thereof to Penny at least two business days prior to the Closing Date.

          (h)    Other Actions.    Navy shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 6.3(b)(i).

          (i)    Accounting Methods; Tax Matters.    Red Lion shall not change in any material respect its material methods of accounting in effect at December 31, 2013 to the extent it relates solely to the Red Lion Business, except as required by changes in GAAP or applicable law as concurred with by Red Lion's or Navy's independent auditors. Navy shall not permit any Red Lion Entity to, make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes or surrender any right to claim a refund of a material amount of Taxes.

          (j)    Tax-Free Qualification.    Navy and Red Lion shall not, and shall not permit any of the Red Lion Entities to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a "five-percent transferee shareholder" (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)).

          (k)    Compensation and Benefit Plans.    Except as required by applicable law or in connection with actions generally applicable to employees of Navy and its Subsidiaries in the relevant jurisdictions that are not specifically targeted at employees of the Red Lion Entities, Navy shall not and shall not permit the Red Lion Entities to: (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director, officer, employee or other service provider of any member of the Red Lion Group (or who would be a director, officer, employee or other service provider of any member of the Red Lion Group as of the Effective Time); provided that such increases in cash compensation shall be permitted for any individual who is not a director or senior executive of Red Lion in the ordinary course of business consistent with past practice, but the aggregate amount of all such increases among all such individuals shall not exceed $20 million (on an annualized basis); (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any director, employee or other service provider of Red Lion or any member of the Red Lion Group (or who would be a director, employee or other service provider of Red Lion or any member of the Red Lion Group as of the Effective Time) or otherwise pay any amount to which any director, employee or other service provider of any member of the Red Lion Group is not entitled (or who would be a director, employee or other service provider of Red Lion or any member of the Red Lion Group as of the Effective Time); (iii) establish, adopt, or become a party to any new employment, severance, retention, change in control or consulting agreement or any employee benefit or compensation plan, program, commitment, policy, practice, arrangement, or agreement or amend, suspend or terminate any Red Lion Employee Benefit Plan; provided that this clause shall not prohibit the Red Lion Entities from hiring at-will employees to replace employees who have left employment, so long as such hiring (and the applicable employment terms) are consistent with past practice; (iv) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Red Lion Employee Benefit Plan; (v) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement or other contract with any labor union, except as required by the terms of any collective bargaining agreement or other contract with any labor union in effect on the date hereof; (vi) take any action that would constitute a "plant closing" or "mass layoff" at any Red Lion Facility (as defined in the Separation Agreement) under the Worker Adjustment and Retraining Notification Act or (vii) transfer the employment or service relationship of any employee of, or independent contractor providing services to a Red Lion Entity so that such individual is no longer employed by or contracted with a Red Lion Entity.

          (l)    No Liquidation.    Red Lion shall not, and shall not permit any of the members of the Red Lion Group to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

          (m)    Litigation.    Navy shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation primarily relating to the Red Lion Business if such settlement or compromise involves a grant of injunctive relief against Red Lion or any of the Red Lion Entities unless injunctive relief would not reasonably be expected to materially impair the Red Lion Business.

          (n)    Insurance.    Navy shall not permit any member of the Red Lion Group to purchase any policies of directors' and officers' liability insurance, except to the extent set forth in Section 6.10(c).

          (o)    Non-Competition.    Navy shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement, commitment or understanding that, after the Effective Time, would (1) purport to limit the ability of Red Lion or any of its Subsidiaries to compete in those lines of business and those geographic areas in which the Red Lion Group will be permitted to engage immediately following the Effective Time pursuant to the Alliance Agreement (including with any person with whom the Red Lion Group will be permitted to engage in business immediately following the Effective Time pursuant to the Alliance Agreement) or (2) require Red Lion or any of its Subsidiaries to refer business.

          (p)    Other Agreements.    Navy shall not, and shall not permit any of the Red Lion Entities to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited to be taken by such person by this Section 5.2.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1.    Preparation of Proxy Statement; Penny Stockholders Meeting.     (a) (i) As promptly as practicable following the date of this Agreement, Navy and Penny shall cooperate in preparing, and shall file, as applicable, with the SEC a proxy statement relating to the Penny Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and a registration statement on Form S-4 with respect to the issuance of Red Lion Common Shares in the Merger (such registration statement on Form S-4, and any amendments or supplements thereto, the "Form S-4"), in which the Proxy Statement will be included as a prospectus. Each of Navy and Penny shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Penny shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Penny Common Stock as promptly as practicable after the Form S-4 is declared effective.

             (ii)  If at any time prior to the Effective Time there shall occur (i) any event with respect to Penny or any of its Subsidiaries, or with respect to other information supplied by Penny for inclusion in the Form S-4 or the Proxy Statement or (ii) any event with respect to Navy, or with respect to information supplied by Navy for inclusion in the Form S-4 or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement, to the Form S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Penny.

            (iii)  Each of Navy and Penny shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between Penny or any of its representatives, or Navy or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Navy and Penny shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable. Navy and Penny shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

          (b)   Penny shall duly take all lawful action to call, set a record date for, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (including any adjournment or postponement thereof, the "Penny Stockholders Meeting") for the purpose of obtaining the Required Penny Vote with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Penny may adjourn or postpone the Penny Stockholders Meeting, (i) after consultation with Navy, and with Navy's consent (not to be unreasonably withheld, conditioned or delayed) if as of the time for which the Penny Stockholders Meeting is originally scheduled there are insufficient shares of Penny Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business as such meeting or to obtain the Required Penny Vote, (ii) after consultation with Navy, to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Penny has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Penny stockholders prior to the Penny Stockholders Meeting, (iii) if Penny has delivered a written notice of a Superior Proposal or an Intervening Event in accordance with Section 6.4(b) and the applicable time periods contemplated by Section 6.4(b) for revisions to this Agreement would extend beyond the Penny Stockholders Meeting, until a date no earlier than five Business Days following the time at which such time periods have expired (or, if earlier, the date three Business Days before the End Date) and no more than 15 Business Days following the time at which such time periods have expired or (iv) if Merger Sub has not become a party to this Agreement prior to the mailing of the Proxy Statement. Unless it is permitted to make a Change in Penny Recommendation (as defined below) pursuant to Section 6.4(b), Penny shall use reasonable best efforts to solicit the approval of its stockholders of the matters comprising the Required Penny Vote and the Penny Board shall recommend approval of the matters comprising the Required Penny Vote by the stockholders of Penny to the effect as set forth in Section 4.1(n) (the "Penny Recommendation") and shall not (nor shall any committee thereof) (w) withdraw, qualify or modify (or propose to withdraw, qualify or modify) in any manner adverse to Navy such recommendation, (x) fail to include the such recommendation in the Proxy Statement, (y) take any action with respect to any tender offer or exchange offer for the shares of Penny Common Stock (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) other than a recommendation against such offer that reaffirms the Penny Recommendation or (z) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any letter of intent, agreement, commitment or agreement in principle with respect to any Acquisition Proposal (collectively, a "Change in Penny Recommendation"). Notwithstanding any Change in Penny Recommendation, unless this Agreement shall have been terminated in accordance with its terms, Penny shall submit this Agreement to the stockholders of Penny at the Penny Stockholders Meeting for the purpose of approving the matters comprising the Required Penny Vote, and nothing contained herein shall be deemed to relieve Penny of such obligation.

        6.2.    Access to Information; Confidentiality.     Subject to the agreement, dated as of February 28, 2014 between Penny and Blue (the "Confidentiality Agreement"), and subject to applicable law, upon reasonable notice, each of Navy, Red Lion and Penny shall, and shall cause its respective Subsidiaries to, afford to each other and their respective officers, directors, employees, accountants, counsel, financial advisors, accountants and other agents and representatives (collectively, "Representatives"), reasonable access during normal business hours and upon reasonable prior notice during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each of Red Lion and Penny shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as Navy or Penny may reasonably request. No review pursuant to this Section 6.2 shall affect any representation or warranty made by any party in this Agreement or any certificate delivered pursuant hereto. Each party will hold, and will cause its respective Representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Any such investigation pursuant to this Section 6.2 shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Navy, Red Lion or Penny, as the case may be. No party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. Notwithstanding the foregoing, no party shall be required to disclose personnel records relating to individual performance or evaluation records, medical histories, or other information the disclosure of which would violate applicable law. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        6.3.    Reasonable Best Efforts.     (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and in no event after the End Date, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity, including pursuant to the HSR Act, and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party agrees (i) (A) to make, as promptly as practicable, and in any event no later than 15 Business Days from the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (B) to make, as promptly as reasonably practicable such other notifications and filings as are required under any Merger Control Laws with respect to the transactions contemplated hereby that the Parties agree are required to be made, and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, or Merger Control Law by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Merger Control Law and to secure any clearances and authorizations under Merger Control Laws on or before the End Date.

          (b)   Each of Navy and Penny shall, in connection with the efforts referenced in Section 6.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or teleconference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.

          (c)   In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, (i) if (A) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree (including the HSR Act), (B) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Merger or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree (including the HSR Act) or that would otherwise prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (C) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, then (ii) each of Penny and Navy shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including agreeing to sell, swap, hold separate or otherwise dispose of or conduct its or its Subsidiaries' business or assets in a specified manner, or selling, swapping, holding separate or otherwise disposing of or conducting its or its Subsidiaries' business or asset in a specified manner, which would resolve such objections, actions or proceedings such that the Merger can reasonably likely to be consummated by the End Date. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 6.3 shall require, or be deemed to require the taking of any of the foregoing actions: (x) by any member of the Navy Group (as defined in the Separation Agreement); or (y) by any other party that (i) is not conditional on the consummation of the Merger or (ii) would reasonably be expected to result in a Material Adverse Effect on the Red Lion Business or Red Lion after giving effect to the Merger.

          (d)   In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any of the events specified in Section 6.3(c)(i)(B) or (C) occurs, then each of Navy and Penny shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 6.3(c), to vigorously contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Merger or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Navy and Penny shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

          (e)   Each of Penny and Navy and their respective Boards of Directors shall, if any "moratorium," "control share," "fair price" or other anti-takeover law or regulation becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

        6.4.    Acquisition Proposals.     (a) Except as permitted by this Section 6.4, Penny shall not, and shall cause each of its Subsidiaries (and any of the employees or directors of it or its Subsidiaries) not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any the transaction permitted or contemplated by this Agreement) to effect (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the consolidated assets (including stock of its Subsidiaries) of Penny and its Subsidiaries, taken as a whole, based on fair market value, (B) any direct or indirect sale of, or tender or exchange offer for, Penny's voting securities, in one or a series of related transactions, that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 15% or more of Penny's total voting power (or of the surviving parent entity in such transaction) or (C) any direct or indirect sale (including through acquisition of stock in any Subsidiary of Penny), in one or a series of related transactions, of assets or businesses of Penny or its Subsidiaries constituting 15% or more of the consolidated assets or revenues of Penny and its Subsidiaries, taken as a whole (any such proposal, offer or transaction (other than a proposal or offer made by Navy or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussions with or provide any confidential information or data relating to Penny or any of its Subsidiaries to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or (iii) approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 6.4(b)(i)) or propose or agree to do any of the foregoing. Nothing in this Section 6.4 shall prohibit Penny, or its Board of Directors, directly or indirectly through any officer, employee or Representative, informing any person that Penny is a party to this Agreement and referring such person to this Section 6.4.

          (b)   Notwithstanding anything in this Agreement to the contrary, Penny or the Penny Board shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2, or make any "stop-look-listen" communication to the Penny stockholders pursuant to Rule 14d-9(f), each as promulgated under the Exchange Act with regard to an Acquisition Proposal, provided that this Section 6.4(b)(A) shall not permit Penny or the Penny Board to make a Change in Penny Recommendation except as expressly permitted by Section 6.4(b)(C) or Section 6.4(b)(D), (B) engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of Penny or any of its Subsidiaries to, any person in response to an unsolicited (after the date hereof) bona fide, written Acquisition Proposal by any such person made after the date hereof under circumstances not resulting from any breach of this Section 6.4, (C) effect a Change in Penny Recommendation or terminate this Agreement in accordance with Section 8.1(h) in order to enter into a binding written agreement with respect to a Superior Proposal, in each case in response to an unsolicited (after the date hereof) bona fide written Acquisition Proposal by any such person made after the date hereof under circumstances not resulting from any breach of this Section 6.4 or (D) effect a Change in Penny Recommendation in response to an Intervening Event, in each case if and only to the extent that:

              (i)  in the case of clause (B) above, (I) the Penny Stockholders Meeting has not occurred, (II) Penny has complied with this Section 6.4 in all material respects, (III) the Penny Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (IV) prior to providing any information or data or access (in each case as described in clause (B) above) to any person in connection with an Acquisition Proposal, Penny shall enter into a confidentiality agreement with such person having provisions as to confidentiality that are no less favorable to Penny than those contained in the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), provided that such confidentiality agreement shall not prohibit compliance by Penny with any of the provisions of this Section 6.4;

             (ii)  in the case of clause (C) above, (I) the Penny Stockholders Meeting has not occurred, (II) Penny has complied with this Section 6.4 in all material respects, (III) the Penny Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with the fiduciary duties of the directors of Penny under applicable law and that, (IV) Penny has notified Navy in writing, at least three Business Days in advance, of its intention to effect such action (which notice shall include a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto); provided that such notice shall be given again in the event of any revision to the financial terms or other material terms such Superior Proposal; provided, further, however, that such subsequent three Business Day notice period shall be shortened to the longer of two Business Days and the time remaining on the prior notice period if the only change to the material terms of such Superior Proposal is a change of price, (V) prior to taking such action, Penny has, and has caused its financial and legal advisors to, negotiate with Navy in good faith to enable Navy to propose in writing revisions to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (VI) following the end of such notice period, the Penny Board shall have considered in good faith any changes to this Agreement proposed in writing by Navy, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that notwithstanding such proposed changes, such Acquisition Proposal remains a Superior Proposal; and

            (iii)  in the case of clause (D) above, (I) the Penny Stockholders Meeting has not occurred, (II) Penny has complied with this Section 6.4(b)(iii) in all material respects, (III) the Penny Board, after consultation with its outside legal counsel, has determined in good faith that failure to make a Change in Penny Recommendation would be inconsistent with the fiduciary duties of the directors of Penny under applicable law, provided, however, that such action shall not be in response to an Acquisition Proposal or a Superior Proposal (which is addressed in clause (ii) above), (IV) Penny has notified Navy in writing, at least three Business Days in advance, of its intention to effect a Change in Penny Recommendation (which notice shall include a reasonable description of the Intervening Event that serves as the basis of such Change in Penny Recommendation); provided that such three Business Day notice shall be given again in the event of any change to the material facts and circumstances relating to such Intervening Event, (V) prior to effecting such a Change in Penny Recommendation, Penny has, and has caused its financial and legal advisors to, negotiate with Navy in good faith to enable Navy to propose in writing revisions the terms and conditions of this Agreement in such a manner that would obviate the need for making such Change in Penny Recommendation, and (VI) following the end of such notice period, the Penny Board shall have considered in good faith any changes to this Agreement proposed in writing by Navy, and shall have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, the failure to make a Change in Penny Recommendation would be inconsistent with the fiduciary duties of the directors of Penny under applicable law.

          (c)   Penny shall notify Navy as promptly as practicable of any request for information related to a potential Acquisition Proposal or any Acquisition Proposal received by Penny or any of its Representatives, orally and in writing, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal (including a copy thereof if in writing and any related available material documentation or correspondence), and in any event Penny shall provide written notice to Navy of such Acquisition Proposal or requests for information and initiation of such discussions or negotiations by the end of the

  Business Day (New York time) following the day on which such event occurs. Penny agrees that it will keep Navy promptly and reasonably apprised of the status and material terms of any such Acquisition Proposal (including whether withdrawn or rejected) and the status and nature of all information requested, and in any event Penny shall provide Navy with written notice of any material development with respect to any of the foregoing by the end of the Business Day (New York time) following the day on which such development occurs. Penny also agrees to provide Navy with any information that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless Navy has already been provided with such information.

          (d)   Penny (i) will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing solicitation, knowing encouragement, knowing facilitation, discussions or negotiations with any third parties (other than Navy and its affiliates and its and their Representatives) conducted heretofore with respect to any Acquisition Proposal, (ii) will not, and will cause its Subsidiaries not to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal and (iii) will and will cause its Subsidiaries to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Penny agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries' respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.4. Penny shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to any person by or on behalf of Penny or any of its Subsidiaries.

          (e)   For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that the Penny Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, timing and other aspects of the proposal, all conditions contained therein and the person making the proposal, is more favorable to the stockholders of Penny, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Penny in response to such Acquisition Proposal); provided that, for purposes of this definition of "Superior Proposal," the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4(a), except that the reference to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%".

          (f)    For purposes of this Agreement, "Intervening Event" means a material Event that was not known by or reasonably foreseeable to the Penny Board, as of the signing of this Agreement (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or understood by, or not reasonably foreseeable by, the Penny Board as of the signing of this Agreement), which Event, magnitude or consequence becomes known to the Penny Board before obtaining the Required Penny Vote; provided, that (i) in no event shall any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 6.3 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere or any changes or events, affecting the industries in which the Red Lion Business operates generally, including changes in market prices (except to the extent those changes or events have a materially disproportionate effect on the Red

  Lion Business relative to other similarly situated participants in the industries in which it operates) constitute an Intervening Event, (iii) in no event shall any failure, in and of itself, by the Red Lion Business to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics constitute an Intervening Event (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account) and (iv) in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

        6.5.    Stock Exchange Listing.     Red Lion and Navy shall use reasonable best efforts to cause (i) the Red Lion Common Shares to be issued in the Merger, (ii) the Red Lion Common Shares to be owned by Navy following the Red Lion Restructuring and (iii) the Red Lion Common Shares to be reserved for issuance upon the exercise of an option to acquire Red Lion Common Shares, to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing Date.

        6.6.    Employee Benefit Plans.     Nothing contained in this Agreement shall (a) constitute or be deemed to be an amendment to any Penny Employee Benefit Plan or Red Lion Employee Benefit Plan or any other compensation or benefit plan, program, practice, policy, agreement or arrangement of Penny, Navy, Red Lion, the Surviving Corporation or any of their respective Subsidiaries; (b) prevent the amendment or termination of any Penny Employee Benefit Plan or Red Lion Employee Benefit Plan or interfere with the right or obligation of Red Lion, Navy or the Surviving Corporation to make such changes as are deemed necessary to conform with applicable law or regulation (including Section 409A of the Code); or (c) limit the right of Red Lion, Navy, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment or service of any employee or other service provider at any time.

        6.7.    Section 16 Matters.     Assuming that Penny delivers to Red Lion the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Red Lion, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders (as defined below) of Penny of Red Lion Common Shares in exchange for shares of Penny Common Stock (including Restricted Penny Shares) pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Penny to Red Lion prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all material respects regarding the Insiders of a person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. "Insiders," with respect to a person, shall mean those officers and directors of such person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

        6.8.    Fees and Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 8.2 hereof and except that (a) if the Merger is consummated, Red Lion or the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer Taxes imposed on either Penny or Red Lion or their Subsidiaries in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form S-4 and filing fees paid to Governmental Entities with respect to the transactions contemplated hereby pursuant to the HSR Act shall be shared equally by Navy and Penny.

        6.9.    Governance.     (a) Navy and Red Lion shall cause the number of directors that will comprise the full Board of Directors of Red Lion on the Closing Date to be seven (7), consisting of the following individuals: Randall C. McMullen, Jr., Michael Roemer, H. H. Wommack, Laura Doerre, Siggi Meissner, William Restrepo and Joshua E. Comstock; provided, that if Penny and Navy reasonably determine that a majority of the members the Board of Directors of Red Lion would not be independent directors pursuant to the standard of independence under the rules and regulations of the NYSE ("Independent Directors") if composed of such seven individuals, then, prior to the mailing of the Proxy Statement, Navy shall designate one or more Independent Directors to replace individuals on the foregoing list who are not Independent Directors so as to ensure that a majority of the members the Board of Directors of Red Lion would be Independent Directors; provided, further, that in such a case Navy shall replace the fewest number of individuals necessary to ensure that a majority of the members the Board of Directors of Red Lion would be Independent Directors; and provided, further, that any references in this Agreement to an individual who has been so replaced shall be deemed to be references to the designated replacement. The Board of Directors of Red Lion shall be divided into three classes. Randall C. McMullen, Jr. and Laura Doerre shall be in the first class of directors, Michael Roemer and Siggi Meissner shall be in the second class of directors, and H. H. Wommack, William Restrepo and Joshua E. Comstock shall be in the third class of directors. Each director in the first class shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve initially until the conclusion of the first annual general meeting of the shareholders of Red Lion following the Effective Time, and subsequently shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve for three-year terms, each concluding at the third annual general meeting of the shareholders of Red Lion after such class of directors was last appointed or reappointed. Each director in the second class shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve initially until the conclusion of the second annual general meeting of the shareholders of Red Lion following the Effective Time, and subsequently shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve for three-year terms, each concluding at the third annual general meeting of the shareholders of Red Lion after such class of directors was last appointed or reappointed. Each director in the third class shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve initially until the conclusion of the third annual general meeting of the shareholders of Red Lion following the Effective Time, and subsequently shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve for three-year terms, each concluding at the third annual general meeting of the shareholders of Red Lion after such class of directors together was last appointed or reappointed. At each annual election thereafter, the successors of the directors of the class whose term expires in that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire each year.

          (b)   The committees of the Board of Directors of Red Lion shall be comprised fully of independent directors and shall initially be an audit committee, a compensation committee and a governance and nominating committee. At or prior to the Effective Time, Red Lion will adopt governance guidelines providing that, in the event any director has a conflict of interest with Red Lion with regard to an item, such conflicted director shall not participate in any discussions or voting related to the conflicted item.

          (c)   On or prior to the Effective Time, the Board of Directors of Red Lion shall take such actions as are necessary to cause the individuals set forth in Exhibit 6.9(c) to be elected or appointed to the offices of Red Lion specified in such Exhibit as of the Effective Time.

          (d)   Effective as of the Effective Time, the current Chief Executive Officer of Penny shall be the chairman of the Board of Directors of Red Lion.

          (e)   Until the end of the Standstill Period, (i) Red Lion shall cause each of Laura Doerre, Siggi Meissner and William Restrepo, or, if one of them has resigned, died, or is otherwise unable to serve as director for any reason, a replacement thereof designated in writing by Navy (each a "Navy Selected Director") to be included in Red Lion's slate of nominees for election as directors of Red Lion at its annual meeting of shareholders at the end of their term, and shall use its reasonable best efforts to cause the election of the Navy Selected Directors to Red Lion's Board of Directors (including recommending that the Red Lion's shareholders vote in favor of the election of the Navy Selected Directors (along with all other Red Lion nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which Red Lion supports its other nominees in the aggregate) and (ii) if any Navy Selected Director has resigned, died, or is otherwise unable to serve as director for any reason, Red Lion shall cause a replacement of such Navy Selected Director designated in writing by Navy to be installed in office in replacement of such Navy Selected Director within 20 Business Days of the delivery of such written notice unless such individual is not qualified serve on the Board of Directors of Red Lion pursuant to Red Lion's corporate governance guidelines and the governance and nominating committee of the Red Lion Board of Directors has delivered written notice to Navy of such disqualification within such 20 Business Day period (in which case Navy will have the right to designate an alternative replacement pursuant to this clause (ii)).

          (f)    Effective as of the Effective Time, the name of Red Lion shall be "C&J Energy Services Ltd."

          (g)   The Red Lion Common Shares will trade under the ticker symbol "CJES."

        6.10.    Indemnification; Directors' and Officers' Insurance.     (a) Without limiting any other rights that any Indemnified Party may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Effective Time, Red Lion shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Penny or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Penny or any of its Subsidiaries or is or was serving at the request of Penny or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, Penny as of the date hereof.

          (b)   For a period of six years after the Effective Time, Red Lion shall, or shall cause the Surviving Corporation to, maintain in effect, for the benefit of the Indemnified Parties with respect to their acts or omissions as directors and officers of Penny and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors' and officers' liability insurance maintained by Penny (the "Existing D&O Policy"); provided that, (i) Red Lion may, or may cause the Surviving Corporation to, substitute therefor a policy or policies with limits, terms and conditions that are no less advantageous to the insured; (ii) neither Red Lion nor the Surviving Corporation shall be required to pay annual premiums for the Existing D&O Policy (or for any substitute policy or policies) in excess of 200% of the annual premium paid by Penny with respect to the Existing D&O Policy as of the date hereof, which is set forth in Section 6.10 of the Penny Disclosure Letter (the

  "Insurance Amount"); and (iii) if such premiums for the such insurance would at any time exceed the Insurance Amount, then Red Lion shall maintain, or cause the Surviving Corporation to maintain, policies of insurance that, in Red Lion's good faith determination, provide the maximum coverage available at an annual premium equal to the Insurance Amount. In lieu of the foregoing, Red Lion may, or may cause the Surviving Corporation to, at its option, purchase, from one or more insurers reasonably acceptable to Penny, a single payment, run-off policy or policies of directors' and officers' liability insurance covering each Indemnified Party with respect to their acts or omissions as directors and officers of Penny and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the current policies of directors' and officers' liability insurance maintained by Navy, such policy or policies to become effective at the Effective Time and remain in effect for a period of six years after the Effective Time.

          (c)   If Red Lion or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Red Lion, as the case may be, shall assume the obligations set forth in this Section 6.10.

          (d)   The provisions of this Section 6.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.11.    Public Announcements.     Navy and Penny shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        6.12.    Stockholder Litigation.     Subject to applicable law, each of Penny and Navy shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against such party and/or its directors or executive officers relating to the Merger and the other transactions contemplated by this Agreement. Each party agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against such party or its directors, executive officers or similar persons by any stockholder of such party relating to the Merger or the other transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

        6.13.    Red Lion Financing.

          (a)   Penny shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Red Lion Commitment Letter without the prior written consent of Navy, if such amendments, modifications or waivers would reasonably be expected to (i) modify the aggregate amount of the Red Lion Financing, (ii) impose new or additional conditions to the receipt of the Red Lion Financing that would reasonably be expected to (A) expand in any material respect the conditions precedent or contingencies to the funding at Closing, (B) prevent or materially delay the consummation of the transactions contemplated by this

  Agreement and the other Transaction Agreements, or (C) materially adversely impact the ability of Penny to enforce its rights against the other parties to the Red Lion Commitment Letter. Penny shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Red Lion Financing on the terms and conditions described in or contemplated by the Red Lion Commitment Letter, including using reasonable best efforts to (1) maintain in effect the Red Lion Commitment Letter (provided, that (x) Penny may amend, restate, supplement or otherwise modify the Red Lion Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Red Lion Commitment Letter as of the date hereof and make other changes to the Red Lion Commitment Letter in order to effectuate the foregoing, (y) Penny may increase the amount of the Red Lion Financing, in each case so long as such action would not reasonably be expected to prevent or materially delay the consummation of the Red Lion Financing or the transactions contemplated by the Transaction Agreements, and (z) Penny shall disclose to Navy promptly its intention to amend, modify, waive or replace the Red Lion Commitment Letter, shall keep Navy reasonably apprised of the status and proposed terms and conditions thereof, and shall upon Navy's written request, promptly furnish to Navy copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement), (2) satisfy on a timely basis all conditions and covenants applicable to Penny in the Red Lion Commitment Letter and otherwise comply with its obligations thereunder, (3) (i) furnish the report of Penny's auditor on the most recently available audited consolidated financial statements of Penny and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the Red Lion Financing, (ii) furnish any financial statements, schedules or other financial data or information relating to Penny as may be reasonably necessary to consummate the Red Lion Financing, including financial statements, financial data, pro forma financial statements, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering, reasonably required in connection with the Red Lion Financing or as otherwise necessary in order to assist in receiving customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Red Lion Commitment Letter (all such information in these clauses (i) and (ii), the "Penny Required Information") (3) finalize and enter into definitive agreements with respect thereto (the "Debt Financing Agreements") on the terms and conditions contemplated by the Red Lion Commitment Letter (or terms and conditions (including the flex provisions) no less favorable to Red Lion than the terms and conditions in the Red Lion Commitment Letter), (4) timely (taking into account the expected timing of the Marketing Period) prepare the necessary marketing materials with respect to the Red Lion Financing and (5) commence the syndication and/or marketing activities contemplated by the Red Lion Commitment Letter (taking into account the expected timing of the Marketing Period) and (6) consummate the Red Lion Financing at or prior to Closing. Penny shall (x) furnish to Navy complete, correct and executed copies of the Debt Financing Agreements, (y) give Navy prompt notice of any material breach by any party of any of the Red Lion Commitment Letter or the Debt Financing Agreements of which Penny becomes aware or any termination thereof and (z) upon Navy's request, otherwise keep Navy reasonably informed of the status of Penny's efforts to arrange the Red Lion Financing (or any replacement thereof). If any portion of the Red Lion Financing becomes unavailable on the terms and conditions contemplated in the Red Lion Commitment Letter (including the flex provisions) or from sources contemplated in the Red Lion Commitment Letter, Penny shall use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources for the same purposes as the purposes of the Red Lion Financing in an amount not less than $938,070,225 upon terms and conditions not less favorable, taken as a whole, to Red Lion than those in the Red Lion Commitment Letter as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto, provided, that Penny shall not be required to seek or accept any such alternate financing if the terms or conditions thereof are less favorable, taken as a whole, to Red Lion than the Red Lion Financing to be replaced, including with respect to economic terms and conditions.

          (b)   Prior to the Closing, each of Navy and Red Lion shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its respective Representatives to, provide to Penny, at Penny's sole expense, all reasonable cooperation reasonably requested by Penny that is necessary in connection with the Red Lion Financing, including using reasonable best efforts to (i) furnish audited consolidated balance sheets and related statements of income, comprehensive income, equity and cash flows of the Red Lion Business (or, at the reasonable request of Penny, of Blue and Royal) for the three most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date (which have been prepared in accordance with GAAP and Regulation S-X and include an audit opinion for each period that has not been withdrawn); (ii) furnish unaudited consolidated balance sheets and related statements of income, comprehensive income, equity and cash flows of the Red Lion Business (or, at the reasonable request of Penny, of Blue and Royal) for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) (which have been prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with SAS 100) (and the equivalent interim period in the prior fiscal year); (iii) furnish the report or reports of the Red Lion Business's auditor (or, at the reasonable request of Penny, of Blue's and Royal's auditor) on the latest three years of audited financial statements of the Red Lion Business (or, at the reasonable request of Penny, of Blue and Royal) ended at least ninety (90) days prior to the Closing Date and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor or auditors to provide customary comfort letters and bring down comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the Red Lion Financing; (iv) cooperate with Penny and providing assistance to Penny in connection with the preparation of a pro forma consolidated statement of operations for the most recent fiscal year ended at least 90 days before the Closing Date, a pro forma balance sheet and related pro forma consolidated statement of operations for the most recent interim period ended at least 45 days prior to the Closing Date, and a pro forma consolidated statement of operations for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, in each case prepared giving effect to the transactions contemplated on the Closing Date as if such business combination had occurred at the beginning of the applicable period (in the case of income statements) or the end of the applicable period (in the case of balance sheets) (which pro forma financial statements for the most recent year and interim period would be prepared in accordance with Rule 11-02 of Regulation S-X); and (v) furnish any other financial statements, schedules or other financial data or information reasonably requested by Penny as may be reasonably necessary to consummate the Red Lion Financing, including financial statements, financial data, pro forma financial statements, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering on Form S-1 (including any financial statements required by Rule 3-05 of Regulation S-X), reasonably required in connection with the Red Lion Financing or as otherwise necessary in order to assist in receiving customary "comfort" (including "negative assurance" comfort and comfort on the pro forma financial statements) from independent accountants in connection with the offering(s) of debt securities contemplated by the Red Lion Commitment Letter (all such information in these clauses (i) through (v), the "Red Lion Required

  Information" and, collectively with the Penny Required Information, the "Required Information"), (vi) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Red Lion Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Red Lion Financing (including, upon request, senior management and Representatives, with appropriate seniority and expertise, of Navy), (vii) assist with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Red Lion Financing (including the delivery of one or more customary representation letters), (viii) cause the taking of corporate actions by Navy and its Subsidiaries reasonably necessary to permit the completion of the Red Lion Financing, (ix) facilitate the execution and delivery at the Closing of definitive documents related to the Red Lion Financing on the terms contemplated hereby, (x) cooperate with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets, (xi) provide to the financing sources all documentation and other information reasonably requested by such sources that such sources reasonably determine is required by regulatory authorities with respect to Red Lion under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, (xii) use reasonable best efforts to cooperate in obtaining consents, legal opinions, surveys and title insurance as reasonably requested by Penny and customary for financings similar to the Red Lion Financing and cooperation in connection with obtaining or preparing lien searches, UCC filings, perfection certificates, incumbency certificates, solvency certificates, joinders, evidences of authority, notices, closing certificates, charters and other governing documents, and good standing certificates, and the creation and perfection of security interests in the collateral related to the Red Lion Financing, (xiii) ensure that there are no competing issues, offerings, arrangements or placements of debt securities or syndicated commercial bank or other credit facilities of Navy being offered, placed or arranged during the Marketing Period, (xiv) use their commercially reasonable efforts to cause the auditors who audited the financial statements included in the Required Information (a) to cooperate in connection with the preparation of offering documents, including reviewing and commenting on any offering memoranda utilized in connection with the financing and (b) to participate in customary auditor's due diligence sessions with the financing sources, (xv) provide reasonable access to the financing sources and their counsel in connection with the Red Lion Financing to the books and records of the Company for purposes of completing their due diligence, including minute books, contracts and any and all other documents customarily reviewed by banks, initial purchasers and underwriters in connection with financing transactions; (xvi) to the extent the initial purchasers in any offering of securities request the inclusion of "Recent Developments" in an offering memorandum which includes the results of the most recently completed quarterly period or the results of the current quarterly period which has not completed, provide such results to the extent reasonably available, (xvii) take such actions as are reasonably requested by Penny or its financing sources to facilitate the satisfaction on a timely basis of all conditions to the Red Lion Financing that are within its control, and (xviii) cooperate in procuring, prior to the date that is twenty (20) consecutive calendar days prior to the Closing Date, corporate and facilities ratings for the Red Lion Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Navy or its Subsidiaries. None of Navy or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Red Lion Financing or any of the foregoing, prior to the Effective Time, unless such action is contingent upon the Closing. If the Closing does not occur, Penny shall indemnify and hold harmless Navy, Red Lion, their respective

  Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action, claim, arbitration, litigation or suit brought by a third party related to the arrangement of the Red Lion Financing (including any action taken in accordance with this Section 6.13(b)) and any information utilized in connection therewith (other than historical information relating to Red Lion or its Subsidiaries or other information furnished by or on behalf of Red Lion or its Subsidiaries), except to the extent that such liabilities, losses, damages, claims, costs expenses, interests, awards, judgments and penalties arise from the willful misconduct, gross negligence or bad faith of Navy, Red Lion, their Subsidiaries or Representatives. Navy hereby consents to the reasonable use of Navy's and its Subsidiaries' logos in connection with the Red Lion Financing, provided that such logos are used in a manner that is not intended to harm or disparage Navy or any of its Subsidiaries or the reputation or goodwill of Navy or any of its Subsidiaries. Penny shall be responsible for all out-of-pocket, third party fees and expenses related to the Red Lion Financing (including all fees under commitment letters and all indemnity claims under any of them).

          (c)   At or immediately prior to the Effective Time, Penny shall, and shall cause its Subsidiaries to, permanently (x) terminate the credit facility specified in Section 6.13(c) of the Penny Disclosure Letter and all related contracts to which Penny or any of its Subsidiaries is a party and (y) cause to be released any Liens on its assets relating to such terminated credit facility.

        6.14.    Standstill.

          (a)   Unless approved in advance in writing by at least two-thirds of the directors of the Board of Directors of Red Lion, Navy agrees that neither it nor any of its controlled affiliates will, and that it will use its reasonable best efforts to cause its directors and officers not to, directly or indirectly, except as otherwise provided in this Agreement, until the end of the Standstill Period:

              (i)  acquire, directly or indirectly, beneficial ownership of any additional Red Lion Common Shares or other equity securities of Red Lion, other than (i) by exercising any preemptive rights available to Navy or its affiliates or (ii) as the result of any stock split, stock dividend, bonus issue, share subdivision, reverse stock split or similar transaction (provided, however, for the avoidance of doubt, that notwithstanding the foregoing Navy and its controlled affiliates may purchase, in the aggregate, a number of Red Lion Common Shares equal to the number they have sold from after Closing (as adjusted for any stock split, stock dividend, bonus issue, share subdivision, reverse stock split or similar transaction); enter into arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other person in connection with any of the foregoing; or

             (ii)  enter into arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other person in connection with any of the foregoing; or

            (iii)  request, propose or otherwise seek, in each case in a manner that would require public disclosure, any amendment or waiver of the provisions contained in clauses (i)-(ii) above.

          (b)   Unless approved in advance in writing by at least two-thirds of the directors of the Board of Directors of Red Lion, Navy agrees that neither it nor any of its directors, officers or controlled affiliates will, directly or indirectly, except as otherwise provided in this Agreement, until the end of the Standstill Period:

              (i)  seek, make or take any action to solicit or encourage any offer or proposal for any merger, amalgamation consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction involving Red Lion;

             (ii)  "solicit" or become a "participant" in any "solicitation" of any "proxy" (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Red Lion Common Shares in connection with any vote on any matter (whether or not relating to the election or removal of directors), or agree or announce its intention to vote with any person undertaking a "solicitation";

            (iii)  form or join in or in any way participate in a "group" as defined under Section 13(d)(3) of the Exchange Act or the rules promulgated thereunder with respect to any Red Lion Common Shares or other equity securities of Red Lion;

            (iv)  grant any proxies to any third party with respect to any Red Lion equity securities (other than as recommended by the Board of Directors of Red Lion) or deposit any Red Lion equity securities in a voting trust or enter into any other arrangement, understanding or agreement (whether written or oral) with a third party with respect to the voting thereof;

             (v)  seek, alone or in concert with other persons, additional representation on, or propose any changes to the size of, the board of directors of Red Lion;

            (vi)  enter into arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other person in connection with any of the foregoing; or

           (vii)  request, propose or otherwise seek, in each case in a manner that would require public disclosure, any amendment or waiver of the provisions contained in clauses (i)-(vi) above.

          (c)   The "Standstill Period" shall begin on the Closing Date and end upon the earlier to occur of (a) the five-year anniversary of the Effective Time and (b) the date that Navy beneficially owns less than 15% of all issued and outstanding Red Lion Common Shares.

          (d)   During the Standstill Period, if either (i) any Navy Selected Director is not nominated by the Board of Directors of Red Lion for election at Red Lion's annual meeting of shareholders at the end of its term or (ii) any Navy Selected Director has resigned, died, or is otherwise unable to serve as director for any reason, then Navy shall designate the replacement of such Navy Selected Director by written notice to Red Lion, and such designee shall be installed in office in replacement of such Navy Selected Director within 20 Business Days of the delivery of such written notice unless such individual is not qualified serve on the Board of Directors of Red Lion pursuant to Red Lion's corporate governance guidelines and the governance and nominating committee of the Red Lion Board of Directors has delivered written notice to Navy of such disqualification within such 20 Business Day period (a "Good Faith Disqualification Notice") (in which case Navy will have the right to designate an alternative replacement). Notwithstanding anything herein to the contrary, if such designee is not installed in office in replacement of such Navy Selected Director within such 20 Business Day period and a valid, timely Good Faith Disqualification Notice has not been delivered to Navy, then the Standstill Period shall immediately and automatically terminate.

        6.15.    Transfer Restrictions.

          (a)   During the Standstill Period, Navy will not, and will cause its Subsidiaries not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), any Red Lion Common Shares or any securities convertible into, exercisable for, or exchangeable for Red Lion Common Shares, or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Red Lion Common Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Red Lion Common Shares or other securities, in cash or otherwise (collectively, "Transfer"), other than:

              (i)  in accordance with the volume and manner of sale restrictions of Rule 144 under the Securities Act;

             (ii)  pursuant to a resale shelf registration statement filed by Red Lion pursuant to the Registration Rights Agreement or any other registration statement filed by Red Lion with respect to Red Lion Common Shares held by Navy (including in an underwritten "bought deal" or a widely distributed public offering or at-the-market sales, in each case that is not structured to circumvent the requirements of clause (iii) below);

            (iii)  to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) who has not filed a Schedule 13D with regard to Red Lion and is not required to file a Schedule 13D after giving effect to such Transfer (a "Passive Investor") if (x) such Passive Investor will beneficially own less than 10% of the issued and outstanding Red Lion Common Shares (the "Ownership Limit") following such Transfer or (y) such Transfer is made after Navy has complied with the Right of First Refusal set forth in Section 6.18;

            (iv)  to Red Lion upon its exercise of the Right of First Refusal set forth in Section 6.18;

             (v)  to Navy or one of its wholly owned Subsidiaries; or

            (vi)  with the approval of at least two-thirds of the directors of the Board of Directors of Red Lion.

          For the avoidance of doubt, the issuance, sale or transfer of Navy equity or debt shall not constitute a Transfer for purposes of this Agreement; provided, however, that the issuance, sale or transfer of any of the equity securities of any Subsidiary of Navy that, directly or indirectly, owns Red Lion Common Shares shall be a Transfer of Red Lion Common Shares that is subject to the restrictions on Transfer set forth in this Agreement (to the extent applicable).

          (b)   Notwithstanding anything herein to the contrary, until the end of the Standstill Period, Navy may not Transfer any Red Lion Common Shares or any securities convertible into, exercisable for, or exchangeable for Red Lion Common Shares to any Competitor without the approval of at least two-thirds of the directors of the Board of Directors of Red Lion (including the Chairman of the Board). "Competitor" means the persons listed in Section 6.15(b) of the Penny Disclosure Letter; provided that Red Lion and Navy shall review such list of persons from time to time and it shall be modified with the mutual agreement of Navy and the Board of Directors of Red Lion.

          (c)   During the Standstill Period, Navy will notify Red Lion in writing of its intent to engage in the Transfer of Red Lion Common Shares to any person (other than a wholly owned Subsidiary of Navy), and the number of shares it intends to Transfer, not less than three Business Days before, and not more than 93 days before, engaging in such Transfer.

        6.16.    Lock-up.     Navy will not, for a period commencing on the Closing Date and ending 180 days after the Closing Date, Transfer Red Lion Common Shares or any securities convertible into, exercisable for, or exchangeable for Red Lion Common Shares.

        6.17.    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Red Lion or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        6.18.    Right of First Refusal.

          (a)   If Navy proposes to Transfer any Red Lion Common Shares or any securities convertible into, exercisable for, or exchangeable for Red Lion Common Shares in reliance on Section 6.15(a)(iii)(y) (collectively, the "Offered Shares") and has received a bona fide offer from one or more third parties to buy any Offered Shares, then, prior to Transferring such Offered Shares, Navy shall give written notice (the "Offer Notice") to Red Lion describing the proposed Transfer including (i) the amount of Offered Shares to be Transferred, (ii) the consideration to be paid, (iii) the name and address of each prospective transferee, (iv) all material terms and conditions of the Transfer, and (v) Navy's offer to sell the Offered Shares to Red Lion for the same purchase price and on the same material terms and conditions as contained in the offer of such third party or parties. The Offer Notice constitutes an irrevocable offer by Navy to sell to Red Lion the Offered Shares on the terms set forth in the Offer Notice.

          (b)   Red Lion has the right, subject to applicable law, to purchase all, but not less than all, of the Offered Shares at the price and on the other terms set forth in the Offer Notice (the "Right of First Refusal"), if Red Lion gives written notice of the exercise of such right to Navy within five days (the "Refusal Period") after the date of receipt of the Offer Notice. If Red Lion shall not have delivered a notice in accordance with this Section 6.18(b) before the end of the Refusal Period, then Red Lion will be deemed to have elected not to accept the offer to purchase the Offered Shares specified in the Offer Notice. If Red Lion does not exercise its Right of First Refusal to purchase all of the Offered Shares within the Refusal Period, then Navy may, not later than 20 days following delivery to Red Lion of the Offer Notice, sell, or enter into a binding agreement to sell, the Offered Shares, at a price not lower than the price set forth in the Offer Notice, and on terms and conditions otherwise not materially more favorable to the transferee, than those described in the Offer Notice. Any proposed transfer at a lower price, or otherwise on terms and conditions materially more favorable to the transferee than those described in the Offer Notice, shall again be subject to the rights of Red Lion hereunder and Navy may not sell any Offered Shares without repeating the foregoing procedures.

          (c)   If Red Lion shall have agreed to purchase the Offered Shares, Red Lion shall consummate its purchase by delivering, against receipt of certificates or other instruments representing the Offered Shares being purchased, appropriately endorsed, the aggregate purchase price to be paid by it via wire transfer of immediately available funds to an account specified by Navy not less than two Business Days before the closing date, which will be the latest of (i) five days after delivery of the notice by Red Lion to Navy of its acceptance of Navy's offer, (ii) five days after the satisfaction of all Conditions or (iii) such other date agreed to in writing by Navy and Red Lion. "Conditions" means (a) the expiration of all waiting periods and receipt of all required consents and approvals from (i) any Governmental Entity or (ii) any other person, if in the case of this clause (ii), the failure to obtain a consent or approval from such person would reasonably be expected to have a material adverse effect on the ability of the parties to consummate such transaction, (b) compliance with all laws applicable to such transaction and (c) the absence of any injunction or similar legal order preventing such transaction.

        6.19.    Tax Matters.

          (a)    Restructuring Tax Opinion.    Navy and Red Lion, on the one hand, and Penny, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a tax opinion from Deloitte & Touche, LLP ("Navy Tax Counsel") to Navy, Red Lion and Blue, dated as of the Closing Date, in form and substance reasonably satisfactory to Navy (and any similar opinion to be attached as an exhibit to the Form S-4), substantially to the effect that for U.S. federal income tax purposes the distribution by Nabors Industries, Inc., a Delaware corporation, of NCPS and the distribution by Nabors International Finance Inc., a

  Delaware corporation, of NCPS should qualify as Tax-free pursuant to Section 355 of the Code (the "Restructuring Tax Opinion"). Each of Navy, Red Lion and Blue shall use its reasonable best efforts to deliver to Navy Tax Counsel for purposes of the Restructuring Tax Opinion a "Tax Representation Letter," dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Navy, Red Lion or Blue, as applicable, and containing representations of Navy, Red Lion or Blue, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Navy Tax Counsel to render the Restructuring Tax Opinion.

          (b)    Merger Tax Opinion.    Navy and Red Lion, on the one hand, and Penny, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a tax opinion from Fried, Frank, Harris, Shriver & Jacobson LLP ("Penny Tax Counsel") to Penny, dated as of the Closing Date, in form and substance reasonably satisfactory to Penny (and any similar opinion to be attached as an exhibit to the Form S-4), substantially to the effect that for U.S. federal income tax purposes the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and Red Lion should be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a "five-percent transferee shareholder" (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) (the "Merger Tax Opinion"). Each of Navy, Red Lion, Blue and Penny shall use its reasonable best efforts to deliver to Penny Tax Counsel for purposes of the Merger Tax Opinion a "Tax Representation Letter," dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Navy, Red Lion, Blue or Penny, as applicable, and containing representations of Navy, Red Lion, Blue or Penny, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Penny Tax Counsel to render the Merger Tax Opinion.

          (c)    Change in Law.    Notwithstanding anything in this Agreement to the contrary, in the event that prior to the Closing Date legislation is enacted, or the parties reasonably believe that legislation will be enacted with an effective date prior to or after the Closing Date, which would cause Red Lion to be treated as a domestic corporation for U.S. federal income Tax purposes, this Agreement shall be amended to provide for (i) the merger of a newly formed Subsidiary of Penny with and into Blue, with Blue surviving such merger as a direct wholly owned Subsidiary of Penny and (ii) the acquisition by Penny (or a Subsidiary of Penny) of Royal.

        6.20.    Obligations of Red Lion and Merger Sub.     Navy shall take all action necessary to cause Red Lion and Merger Sub to perform their respective obligations under or related to this Agreement in accordance with and subject to the terms and conditions set forth in this Agreement. Prior to the Penny Stockholders Meeting, Navy shall (a) cause the Board of Directors of Merger Sub and USHC, by resolutions duly adopted, to adopt this Agreement and (b) cause an affirmative vote of the holders of a majority of the outstanding shares of common stock of Merger Sub approving this Agreement and the transactions contemplated hereby to be obtained.

        6.21.    Reorganization Post-Merger.

          (a)   Immediately after the Merger, Red Lion will transfer all of the equity interests in the Surviving Corporation to a limited liability company to be organized under the laws of Luxembourg that will be a direct wholly owned Subsidiary of Red Lion ("LuxCo"), and promptly thereafter LuxCo will transfer all of the equity interests in the Surviving Corporation to USHC.

          (b)   LuxCo will timely file an election with the IRS to be treated as an entity disregarded as separate from Red Lion for U.S. federal income tax purposes.

        6.22.    Share Calculation.     At or prior to the Closing, Penny shall deliver a certificate signed on behalf of Penny by the Chief Executive Officer and Chief Financial Officer of Penny stating (a) the correct total number of shares of Penny Common Stock (including Restricted Penny Shares) issued between the date hereof and the Effective Time and (b) the correct total number of shares of Penny Common Stock subject to issuance upon the exercise or payment of any Penny Stock Options that were issued between the date hereof and the Effective Time.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived in whole or in part by Penny and Navy to the extent permitted by applicable law:

          (a)    Stockholder Approval.    The Required Penny Vote shall have been obtained.

          (b)    Exchange Listing.    The Red Lion Common Shares to be issued in the Merger and the Red Lion Common Shares to be held by Navy shall have been authorized for listing on NYSE, subject to official notice of issuance.

          (c)    Requisite Regulatory Approvals.    The waiting period (including any extension thereof) applicable to the Merger under the HSR Act (the "Requisite Regulatory Approvals") shall have been terminated or shall have expired.

          (d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall be pending.

          (e)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any Governmental Entity of competent jurisdiction (an "Injunction") enjoining or prohibiting the consummation of the Merger shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered or enforced in respect of the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

          (f)    Red Lion Restructuring.    The Red Lion Restructuring shall have been completed in accordance with the Separation Agreement.

        7.2.    Conditions to Obligations of Navy and Merger Sub.     The obligation of Navy and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived in whole or in part by Navy to the extent permitted by applicable law:

          (a)    Representations and Warranties.

              (i)  The representations and warranties of Penny set forth in Sections 4.1(b)(i), 4.1(b)(iii), 4.1(b)(vi)(1)-(4), 4.1(l), 4.1(m) and 4.1(n) shall be true and correct other than in de minimis respects, as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

             (ii)  the representations and warranties of Penny set forth in Sections 4.1(b)(vi)(5) and (6), 4.1(c)(i), 4.1(i)(ii) and 4.1(x) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

            (iii)  the other representations and warranties of Penny contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Penny.

          Navy shall have received a certificate signed on behalf of Penny by the Chief Executive Officer and Chief Financial Officer of Penny to such effect.

          (b)    Performance of Obligations of Penny.    Penny shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Navy shall have received a certificate signed on behalf of Penny by the Chief Executive Officer and Chief Financial Officer of Penny to such effect.

          (c)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have been any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Penny.

          (d)    Tax Opinion.    Navy shall have received the Restructuring Tax Opinion from Navy Tax Counsel, dated the Closing Date.

          (e)    FIRPTA Certificate.    Penny shall have delivered to Navy a certificate, signed under penalties of perjury and dated within thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that Penny is not, nor has been within five (5) years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code, together with a copy of a notice to the IRS, signed by Penny, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

          (f)    Note Repayment.    Proceeds from the Red Lion Financing sufficient to complete the Note Repayment shall be available.

          (g)    Material Agreements.    The consents, approvals and other deliverables with respect to agreements that are listed in Section 7.2(g) of the Penny Disclosure Letter shall have been obtained and shall remain in full force and effect.

        7.3.    Conditions to Obligations of Penny.     The obligation of Penny to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived in whole or in part by Penny to the extent permitted by applicable law:

          (a)    Representations and Warranties.

              (i)  The representations and warranties of Navy set forth in Sections 4.2(b)(i), 4.2(b)(iii), 4.2(l), 4.2(m) and 4.2(n) shall be true and correct other than in de minimis respects, as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

             (ii)  the representations and warranties of Navy set forth in Sections 4.2(c)(i) and 4.2(y) shall be true and correct in all material respects as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

            (iii)  the other representations and warranties of Navy contained in this Agreement that are not so qualified (disregarding all qualifications and exceptions contained therein regarding materiality and Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of immediately prior to the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Navy.

          Penny shall have received a certificate signed on behalf of Navy by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Navy to such effect.

          (b)    Performance of Obligations of Navy.    Navy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Penny shall have received a certificate signed on behalf of Navy by the Chairman and Chief Executive Officer and the Chief Financial Officer of Navy to such effect.

          (c)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have been any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Red Lion.

          (d)    Red Lion Bye-laws.    The Red Lion Bye-laws shall have been amended so as to be in the form of Exhibit D.

          (e)    Tax Opinion.    Penny shall have received the Merger Tax Opinion from Penny Tax Counsel, dated the Closing Date.

ARTICLE VIII
TERMINATION

        8.1.    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Penny Vote has been obtained:

          (a)   by mutual consent of Navy and Penny in a written instrument;

          (b)   by either Navy or Penny, if any Governmental Entity of competent jurisdiction shall have issued an order, decree, ruling or Injunction permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or Injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with Section 6.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

          (c)   by either Navy or Penny, if the Merger shall not have been consummated on or before 5:00 p.m., New York time, on December 31, 2014 (the "End Date"); provided, however, that if the Closing Date would occur on or prior to December 31, 2014 except for the failure to complete the Marketing Period, the End Date shall be the earlier of (i) the third (3rd) Business Day following the completion of the Marketing Period and (ii) January 31, 2015; and provided, further, that if all of the conditions to Closing, other than the conditions set forth in Section 7.1(a) and/or Section 7.1(d), shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the conditions set forth in

  Section 7.1(a) and/or Section 7.1(d) are not satisfied, the End Date may be extended by either Navy or Penny from time to time by written notice to the other party up to a date not beyond March 31, 2015, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (d)   by Navy, if Penny shall have: (i) failed to make the Penny Recommendation or effected a Change in Penny Recommendation, whether or not permitted by the terms hereof, or (ii) breached its obligations under Section 6.4 in any material respect;

          (e)   by Navy, if there shall have been a breach by Penny of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of Penny, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a) or (b) and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to Penny or the End Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available if Navy is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 7.3(a) or (b) not being satisfied;

          (f)    by Penny, if there shall have been a breach by Navy of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of Navy, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.3(a) or (b) and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to Navy or the End Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available if Penny is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 7.2(a) or (b) not being satisfied;

          (g)   by either Navy or Penny, if the Penny Stockholders Meeting (including any adjournments and postponements thereof in accordance with Section 6.1) shall have concluded without the Required Penny Vote having been obtained;

          (h)   by Penny, at any time prior to receipt of the Required Penny Vote, in order to enter into a binding written agreement with respect to a Superior Proposal, provided that Penny shall have complied in all material respects with its obligations under Section 6.4 and shall have paid all amounts due pursuant to Section 8.2(b)(iii) in accordance with the terms, and at the times, specified therein; or

          (i)    by Navy, if (A) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied or, to the extent permitted by applicable law, waived by the party having the right to waive such conditions, (B) Navy has confirmed in a writing delivered to Penny following the end of the Marketing Period that all conditions set forth in Section 7.2 (other than the condition set forth in Section 7.2(f) and those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied (or that it would be willing to waive any such unsatisfied conditions in Section 7.2 for purposes of consummating the Merger); and, that Navy stands, ready, willing and able to consummate the Merger and (C) the full proceeds of the Red Lion Financing are not available to

  USHC to complete the Note Repayment within five (5) Business Days after the delivery of such written notice.

        A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination and the Section or Sections of this Agreement under which such termination is being made. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and/or all available provisions in this Section 8.1 for any such termination.

        8.2.    Effect of Termination.     (a) In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party or its respective officers or directors, except with respect to Section 6.2 (Access to Information; Confidentiality), Section 6.8 (Fees and Expenses), this Section 8.2 (Effect of Termination), and Article IX (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages incurred or suffered by the other party arising out of its Willful and Material Breach of its covenants contained in this Agreement. For purposes of this Agreement, "Willful and Material Breach" means a material breach that is the consequence of an act by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

          (b)   Penny shall make payments to Navy, by wire transfer of immediately available funds to such accounts as Navy may designate, if this Agreement is terminated as follows:

              (i)  if Navy shall terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(i), then Penny shall pay the sum of $65 million (the "Penny Termination Fee") on the second Business Day following such termination;

             (ii)  if either party shall terminate this Agreement pursuant to Section 8.1(g), then Penny shall pay the sum of $17 million, to reimburse Navy for fees and expenses incurred by Navy and its Subsidiaries in connection with this Agreement and the transactions contemplated herein, on the second Business Day following such termination;

            (iii)  if Penny shall terminate this Agreement pursuant to Section 8.1(h), then Penny shall pay the Penny Termination Fee prior to or concurrently with such termination;

            (iv)  if (A) Navy shall terminate this Agreement pursuant to Section 8.1(d)(ii) or either party shall terminate this Agreement pursuant to Section 8.1(g) and (B) at any time after the date hereof and at or before the date of the Penny Stockholders Meeting, there shall have been a Public Penny Proposal that was not withdrawn at least the date ten (10) Business Days prior to (x) the date of such termination (in the case of a termination pursuant to Section 8.1(d)(ii)) or (y) the Penny Stockholders Meeting (in the case of a termination pursuant to Section 8.1(g)), and (C) within 12 months of the date of such termination of this Agreement, Penny enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this clause (C), any reference to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50% or more"), then Penny shall pay the Penny Termination Fee, less any amount previously paid by Penny to Navy pursuant to Section 8.2(b)(ii) or Section 8.2(b)(vi), on the second Business Day following the consummation of such Acquisition Proposal;

             (v)  if (A) (1) either party shall terminate this Agreement pursuant to Section 8.1(c) and Penny's failure to comply with any provision of this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the End Date, or (2) Navy shall terminate this Agreement pursuant to Section 8.1(e) and (B) at any time after the date hereof and before such termination there shall have been a Public Penny Proposal that was not withdrawn at least the date ten (10) Business Days prior to (x) the date of such termination

    (in the case of a termination pursuant to Section 8.1(e)) or (y) the Penny Stockholders Meeting (in the case of a termination pursuant to Section 8.1(c)) and (C) within 12 months of the date of such termination of this Agreement, Penny enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this clause (C), any reference to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50% or more"), then Penny shall pay the Penny Termination Fee, less any amount previously paid by Penny to Navy pursuant to Section 8.2(b)(ii) or Section 8.2(b)(vi), on the second Business Day following the consummation of such Acquisition Proposal; and

            (vi)  if Navy shall terminate this Agreement pursuant to Section 8.1(d)(ii) or Section 8.1(e) then Penny shall reimburse Navy, up to an aggregate of $10 million, for all of the documented out-of-pocket fees and expenses incurred by Navy and its Subsidiaries in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to Navy or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, on the second Business Day following such termination; provided that the foregoing expense reimbursement requirement shall not apply in the event Navy receives an expense reimbursement payment pursuant to Section 8.2(b)(ii).

          "Public Penny Proposal" shall mean a publicly announced or publicly known Acquisition Proposal except that the reference to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50% or more" and shall only include an Acquisition Proposal, directly or indirectly, with respect to Penny or its assets.

          If Penny fails to pay all amounts due to Navy on the dates specified, then Penny shall pay all costs and expenses (including legal fees and expenses) incurred by Navy in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Navy. Each of the parties hereto acknowledges that any Termination Fee payable pursuant this Section 8.2(b) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Navy in the circumstances in which such payments are due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall Navy be entitled to the Penny Termination Fee on more than one occasion.

          (c)   If Penny shall terminate this Agreement pursuant to Section 8.1(f) then Navy shall reimburse Penny, up to an aggregate of $10 million, by wire transfer of immediately available funds to such accounts as Penny may designate, for all of the documented out-of-pocket fees and expenses incurred by Penny and its Subsidiaries in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to Navy or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, on the second Business Day following such termination.

        If Navy fails to pay all amounts due to Penny on the dates specified, then Navy shall pay all costs and expenses (including legal fees and expenses) incurred by Penny in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in

The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Penny.

ARTICLE IX
GENERAL PROVISIONS

        9.1.    Non-survival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.2.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a)   if to Navy or Red Lion, to

      Nabors Industries Ltd.
      Crown House
      Second Floor
      4 Par-la-Ville Road
      Hamilton, HM 08
      Bermuda
      Attention:    Corporate Secretary

        with a copy to

      Nabors Corporate Services, Inc.
      515 West Greegs Road, Suite 1200
      Houston, Texas 66057
      Attention:    Laura Doerre
      Facsimile:    (281) 775-4319

      Milbank, Tweed, Hadley & McCloy LLP
      One Chase Manhattan Plaza
      New York, New York 10005
      Attention:    Charles J. Conroy
                            Scott W. Golenbock
      Facsimile:    (212) 530-5219

          (b)   if to Penny, to

      C&J Energy Services, Inc.
      3990 Rogerdale
      Houston, TX 77042
      Attention:    Theodore Moore
      Facsimile:    (713) 325-5920

        with a copy to

      Vinson & Elkins L.L.P.
      1001 Fannin, Suite 2500
      Houston, Texas 77002
      Attention:    Jeffery B. Floyd
                            Stephen M. Gill
      Facsimile:    (713) 615-5956

        9.3.    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word "or" shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases "known" or "knowledge" mean, with respect to either party to this Agreement, the actual knowledge of those of such party's executive officers who have been involved in the negotiation of this Agreement. The term "affiliate" has the meaning given to it in Rule 12b-2 of the Exchange Act, provided that from and after the Separation Date (as defined in the Separation Agreement) no member of either Group (as defined in the Separation Agreement) shall be deemed an affiliate of any member of the other Group. The term "person" has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

        9.4.    Counterparts.     This Agreement may be executed in counterparts (including by electronic means), each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart.

        9.5.    Entire Agreement; No Third Party Beneficiaries.     This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with their terms and (b) is not intended to confer upon any person other than the parties any rights or remedies hereunder, except (i) as provided in Section 6.10 (which is intended for the benefit of only the persons specifically named therein), for Section 9.5, Section 9.9, Section 9.11, Section 9.12 and Section 9.14 (which are intended for the benefit of the Financing Sources and other Financing Related Parties and without whose consent such Sections may not be amended in any way adverse to the Financing Sources or any other Financing Related Parties), and (iii) following the Effective Time, the rights of holders of Penny Common Stock, the Penny Stock Options, Restricted Penny Shares, Penny Share Units and Navy Stock Options to receive the Merger Consideration, Adjusted Option, Navy Adjusted Option or other consideration, as applicable.

        9.6.    Governing Law.     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Merger shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of law principles of the State of New York (except that all provisions of this Agreement relating to the approval and effects of the Merger, the conversion of capital stock in the Merger, and any other matters relating to the internal corporate governance of Penny or Merger

Sub or to which Delaware law otherwise applies by reason of the internal affairs doctrine shall be governed by the internal laws of the State of Delaware and matters relating to the issuance of Red Lion Common Shares, and to the legal duties of the Board of Directors of Red Lion, the Board of Directors of Navy and their respective members shall be governed by the internal laws of Bermuda).

        9.7.    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.8.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        9.9.    Submission to Jurisdiction.

          (a)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 9.9, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.2. The consents to jurisdiction set forth in this Section 9.9 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 9.9 and shall not be deemed to confer rights on any person other than the parties. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger.

          (b)   NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PERSON CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RED LION FINANCING IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

        9.10.    Enforcement.

          (a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of themselves and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an Injunction, restraining such breach or threatened breach. No party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          (b)   Notwithstanding anything in this Agreement to the contrary, Navy shall be entitled to seek and obtain specific performance of Penny's obligations to consummate the Merger only in the event each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied or, to the extent permitted by applicable law, waived by the party having the right to waive such conditions); (ii) the third Business Day immediately following the final day of the Marketing Period has occurred; (iii) the Red Lion Financing has been funded or will be funded at Closing; and (iv) Navy has confirmed in a written notice to Penny that if specific performance is granted and the Red Lion Financing is funded, then Navy stands ready, willing and able to close. For the avoidance of doubt, in no event shall Navy be entitled to enforce or seek to enforce specifically Penny's obligations to consummate the Merger if the Red Lion Financing has not been funded. Each of the parties hereby further waives (A) any defense in any action for specific performance that a remedy at law would be adequate and (B) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        9.11.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT OR OTHER ARRANGEMENT ENTERED INTO WITH ANY FINANCING SOURCES IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ANY AGREEMENT OR OTHER ARRANGEMENT ENTERED INTO WITH ANY FINANCING SOURCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

        9.12.    Amendment.     This Agreement may be amended by the parties at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of Penny, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, no amendment to Section 9.5, Section 9.9, Section 9.11, Section 9.12 or Section 9.14 that is in any way adverse to the Financing Sources or any other Financing Related Parties shall be effective except with the prior written consent of the Financing Sources to such amendment.

        9.13.    Extension; Waiver.     At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

        9.14.    Provisions Related to the Financing Sources.     Notwithstanding anything herein to the contrary, each of Navy and Red Lion agrees that neither it, USHC, Merger Sub, Blue or Royal nor any of their former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (collectively, "Navy Related Parties"), shall have any claim against any Financing Source, any lender participating in the Red Lion Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, "Financing Related Parties"), nor shall any Financing Related Party have any liability whatsoever to any Navy Related Party, in connection with the Red Lion Financing or in any way relating to this Agreement, any of the transactions contemplated hereby or the Red Lion Financing or the performance of services by any Financing Related Party with respect to the foregoing, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Related Party. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to this Section 9.14 (or amendment or modification with respect to any related definitions as they affect this Section 9.14) shall be effective without the prior written consent of each Financing Source or other Financing Related Party and (b) each Financing Source and other Financing Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 9.14. Each of the parties hereto agrees that, Section 9.6 notwithstanding, the provisions of this Section 9.14 shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York. This Section 9.14 is intended to benefit and may be enforced by the Financing Sources and the other Financing Related Parties. For purposes hereof, "Financing Sources" means the financial institutions that have committed to provide or otherwise entered into agreements in connection with the Red Lion Financing in connection with the transactions contemplated by this Agreement, including the parties named in the Red Lion Commitment Letter, any joinder agreements and the fee letter contemplated therein (and their respective successors and permitted assigns).

[Remainder of this page intentionally left blank. Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NABORS INDUSTRIES LTD.
By:	/s/ MARK D. ANDREWS
	Name:	Mark D. Andrews
	Title:	Corporate Secretary
NABORS RED LION LIMITED
By:	/s/ MARK D. ANDREWS
	Name:	Mark D. Andrews
	Title:	Director
C&J ENERGY SERVICES, INC.
By:	/s/ JOSHUA E. COMSTOCK
	Name:	Joshua E. Comstock
	Title:	Founder, Chairman of the Board and Chief Executive Officer

 ANNEX B

SEPARATION AGREEMENT

by and between

NABORS INDUSTRIES LTD.,

and

NABORS RED LION LIMITED

dated as of

June 25, 2014

B-ii

SCHEDULES
Schedule 1.1	—	Planned Structure
Schedule 1.4(a)(i)	—	Schedule of Red Lion Facilities
Schedule 1.4(a)(ii)	—	Schedule of Red Lion Entity Interests
Schedule 1.4(a)(ix)	—	Schedule of Actions
Schedule 1.4(a)(xi)	—	Schedule of Tangible Personal Property
Schedule 1.4(a)(xiii)	—	Schedule of Approvals
Schedule 1.4(a)(xiv)	—	Schedule of Other Red Lion Assets
Schedule 1.4(b)(vii)	—	Schedule of Excluded Assets
Schedule 1.5(a)(i)	—	Schedule of Red Lion Liabilities
Schedule 1.5(a)(ii)	—	Schedule of Contracts
Schedule 1.5(b)(ii)	—	Schedule of Excluded Liabilities
Schedule 1.5(b)(iii)	—	Schedule of Excluded Actions
Schedule 1.6(b)(i)	—	Schedule of Intercompany Agreements Not To be Terminated
Schedule 1.7	—	Schedule of Consents or Governmental Approvals
Schedule 2.3	—	Penny Base Share Number
Schedule 2.4(a)(vii)	—	Schedule of Resigning Officers and Directors of the Red Lion Group
Schedule 2.7(a)	—	Accounting Exhibit
Schedule 2.7(b)	—	Working Capital
Schedule 3.3(e)	—	Indemnification by Navy
EXHIBITS
Exhibit A	—	Form of Employee Benefits Agreement
Exhibit B	—	Form of Red Lion Transition Services Agreement
Exhibit C	—	Form of Navy Transition Services Agreement
Exhibit D	—	Form of Tax Matters Agreement
Exhibit E	—	Form of Global Alliance Agreement
Exhibit F	—	Form of Registration Rights Agreement

B-iii

 SEPARATION AGREEMENT

        This Separation Agreement (this "Agreement") is dated as of June 25, 2014, by and between Nabors Industries Ltd., a Bermuda exempted company ("Navy") and Nabors Red Lion Limited, a Bermuda exempted company and currently a wholly owned Subsidiary of Navy ("Red Lion"). Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article VI.

RECITALS

        1.     Navy is engaged, directly and indirectly, in the Red Lion Business;

        2.     As a condition to the execution of the Agreement and Plan of Merger, dated as of the date hereof, among Navy, Red Lion and C&J Energy Services, Inc., a Delaware corporation ("Penny") (the "Merger Agreement"), Navy is required to separate the Red Lion Business from the other businesses of Navy;

        3.     The Board of Directors of Navy has determined that it would be in the best interests of Navy and its shareholders to separate the Red Lion Business from the other businesses of Navy and enter into the Merger Agreement;

        4.     Navy currently owns all of the issued and outstanding common shares, par value $1.00 per share, of Red Lion (the "Red Lion Common Shares");

        5.     Navy and Red Lion have each determined that it would be appropriate and desirable for Navy, Red Lion and Red Lion's Subsidiaries to undergo a restructuring (the "Red Lion Restructuring" which, for the avoidance of doubt, does not include the incurrence of the Red Lion Financing or the entry into the Debt Financing Agreements, the Note Repayment, the consummation of the Merger or any events occurring following the Effective Time), which will include certain distributions that are intended to qualify as a series of distributions subject to Sections 332, 351, 355 and 368 of the Code or, in the case of restructuring Red Lion Assets located in Canada, a sale subject to Section 1001 of the Code, as a result of which the Red Lion Group will, directly or indirectly, own solely Navy's well services and completion business in Canada (the "Canada Completion Business") and well services and completion business in the United States (the "U.S. Completion Business," and together with the Canada Completion Business, the "Red Lion Business"), and the distribution to Navy certain entities not engaged in the Red Lion Business, such that following the Red Lion Restructuring, Red Lion's remaining assets and liabilities will consist solely of the Red Lion Business, and Navy will be issued additional Red Lion Common Shares;

        6.     Navy and Red Lion contemplate that, concurrently with or immediately following the Red Lion Restructuring as further described herein, USHC will incur indebtedness (as defined in the Merger Agreement, the "Red Lion Financing"), and will enter into definitive agreements with respect thereto (the "Debt Financing Agreements"), to be used to fund the repayment of certain intercompany notes (collectively, the "Notes") with an aggregate face amount of $829,820,225 to be issued to Nabors Industries Inc., a Delaware corporation ("Indigo") and/or one or more other Navy Subsidiaries, and $108,250,000 to be issued to Nabors Drilling Canada Limited, an Alberta Corporation ("Alberta"), (the "Note Repayment," and the Red Lion Financing, and the entry into the Debt Financing Agreements, together with the Red Lion Share Issuance, collectively, the "Recapitalization");

        7.     This Agreement is intended to be a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g) with respect to the Recapitalization;

        8.     Pursuant to the Merger Agreement, at the Effective Time, a corporation to be organized under the laws of the State of Delaware that will be a direct wholly owned Subsidiary of Red Lion ("Merger Sub") will merge with and into Penny (the "Merger"), with Penny surviving the Merger as a direct wholly owned Subsidiary of Red Lion and each common share, par value $0.01 per share, of Penny ("Penny Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one Red Lion Common Share on the terms and subject to the conditions of the Merger Agreement;

        9.     Immediately after the Merger, Red Lion will transfer Penny to a limited liability company to be organized under the laws of Luxembourg and wholly owned by Red Lion ("LuxCo"), thereafter LuxCo will transfer Penny to a corporation to be organized under the laws of the State of Delaware as a direct wholly owned Subsidiary of LuxCo ("USHC"); and

        10.   The Parties intend in this Agreement to set forth the principal arrangements between them regarding the Red Lion Restructuring and the Recapitalization, and certain other agreements that will govern certain matters relating to the Red Lion Restructuring and the Recapitalization and the relationship of Navy, Red Lion and their respective Subsidiaries.

        Accordingly, the Parties agree as follows:

ARTICLE I

THE RED LION RESTRUCTURING

        Section 1.1    Transfer of Red Lion Assets; Assumption of Red Lion Liabilities.     Except as provided in Section 1.7(b), effective as of the Separation Time, to the extent not previously effected by restructuring the Red Lion Group to the structure set forth on Schedule 1.1 prior to the Separation Time (including the steps set forth on Schedule 1.1 pertaining to the Canada Completion Business):

          (a)   Navy will assign, transfer, convey and deliver ("Convey") (or will cause any applicable Subsidiary to Convey) to Red Lion, or a Red Lion Entity, and Red Lion will accept from Navy (or the applicable Subsidiary of Navy) (or will cause any applicable Red Lion Entity to accept) all of Navy's and its applicable Subsidiaries' respective direct or indirect right, title and interest in and to all Red Lion Assets (other than any Red Lion Assets that are already held as of the Separation Time by Red Lion or a Red Lion Entity, which Red Lion Asset will continue to be held by Red Lion or such Red Lion Entity); and

          (b)   Navy will Convey (or will cause any applicable Subsidiary to Convey) to Red Lion or a Red Lion Entity, and Red Lion will assume, perform, discharge and fulfill when due and, to the extent applicable, comply with (or will cause any applicable Red Lion Entity to assume, perform, discharge and fulfill when due and, to the extent applicable, comply with) all of the Red Lion Liabilities, in accordance with their respective terms (other than any Red Lion Liabilities that as of the Separation Time is already a Liability of Red Lion or a Red Lion Entity, which Red Lion Liability will continue to be a Liability of Red Lion or such Red Lion Entity). As between members of the Navy Group, on the one hand, and members of the Red Lion Group, on the other hand, following the Separation Time, the members of the Red Lion Group will be solely responsible for all Red Lion Liabilities, on a joint and several basis.

        Section 1.2    Transfer of Excluded Assets; Assumption of Excluded Liabilities.     Except as provided in Section 1.7(b), prior to the Separation Time, to the extent not previously effected:

          (a)   Navy will cause any applicable member or members of the Red Lion Group to Convey to Navy or a Subsidiary of Navy, and Navy will accept from such applicable member or members of the Red Lion Group (or will cause any applicable Subsidiary of Navy to accept) all of such member's or members' direct or indirect right, title and interest in and to all Excluded Assets; and

          (b)   Navy will cause any applicable member or members of the Red Lion Group to Convey to Navy or a Subsidiary of Navy, and Navy will assume, perform, discharge and fulfill when due, and to the extent applicable, comply with (or will cause the applicable Subsidiary of Navy to assume, perform, discharge and fulfill when due, and to the extent applicable, comply with) all of the Excluded Liabilities, in accordance with their respective terms. As between members of the Navy Group, on the one hand, and members of the Red Lion Group, on the other hand, following the Separation Time, the members of the Navy Group will be solely responsible for all Excluded Liabilities, on a joint and several basis.

        Section 1.3    Misallocated Transfers.     In the event that at any time or from time to time (whether prior to, at or after the Separation Time), either Party (or any member of the Navy Group or the Red Lion Group, as applicable) is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Separation Time), such Party will promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto. Prior to any such transfer, such Asset or Liability will be held in accordance with Section 1.7(c).

        Section 1.4    Red Lion Assets; Excluded Assets.

          (a)   For purposes of this Agreement, "Red Lion Assets" mean the following Assets:

              (i)  all Real Property Interests in the facilities that are used or held for use primarily in the Red Lion Business, including those listed or described on Schedule 1.4(a)(i) (the "Red Lion Facilities");

             (ii)  all issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Navy listed or described on Schedule 1.4(a)(ii) that are owned by Navy or its Affiliates (such stock or other equity interests, the "Red Lion Entity Interests," and such Subsidiaries, the "Red Lion Entities");

            (iii)  all interests, rights, claims and benefits of Navy and any of its Subsidiaries pursuant to and associated with all Contracts that are related primarily to the Red Lion Business (collectively, the "Red Lion Contracts");

            (iv)  (A) all business and employment records related primarily to the Red Lion Business, including the minute and other record books and related stock and equity interests records of the Red Lion Entities, and (B) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, market and product share data (including historical), reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case that are related primarily to the Red Lion Business (collectively, the "Red Lion Books and Records"); provided, that (1) Navy will be entitled to retain a copy of the Red Lion Books and Records, which will be subject to the provisions of Section 4.2(g) and will be retained in a confidential manner by Navy; (2) neither clause (A) nor (B) will be deemed to include any books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof related primarily to the Red Lion Business from the portions thereof that relate primarily to businesses of Navy other than the Red Lion Business; (3) to the extent required to satisfy Navy's legal or other obligations, Navy will be entitled to retain original copies of the Red Lion Books and Records, which will be subject to the provisions of Section 4.2(g) and will be retained in a confidential manner by Navy, and will provide Red Lion with a copy of all such retained Red Lion Books and Records; and (4) the Red Lion TSA will govern the delivery to Red Lion of any such books, records or other items that are maintained in electronic form;

             (v)  all cash and cash equivalents in the Red Lion Accounts not withdrawn prior to the Separation Time;

            (vi)  all trade accounts and notes receivable and other amounts receivable arising from the sale or other disposition of goods, or the performance of services, by the Red Lion Business;

           (vii)  all prepaid expenses, prepaid property taxes, security deposits, credits, deferred charges, advanced payments that are, in each case, related primarily to the Red Lion Business (other than prepaid insurance premiums, deposits, security or other prepaid amounts in connection with workers' compensation and other Policies);

          (viii)  all rights with respect to third-party warranties and guaranties that are, in each case, related primarily to the Red Lion Business and all related claims, credits, rights of recovery and other similar rights as to such third parties;

            (ix)  all rights to causes of action, lawsuits, judgments, claims and demands that are, in each case, related primarily to the Red Lion Business, including those listed or described on Schedule 1.4(a)(ix) and including those arising under this Agreement or any Ancillary Agreement against any Navy Group member;

             (x)  all Intellectual Property owned by Navy that is primarily used or held for use in the Red Lion Business, including all causes of action for past, present, and future infringement and misappropriation of such Intellectual Property, including the right to sue for injunctive relief and damages for such past, present, and future infringements and misappropriations and to retain all damages collected in connection therewith and seek and obtain injunctive relief;

            (xi)  all motor vehicles and other transportation equipment, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, special and general tangible tools, prototypes, models, and other tangible personal property that are, in each case, used or held for use primarily in the Red Lion Business, including those listed or described in Schedule 1.4(a)(xi);

           (xii)  all inventories of materials, parts, raw materials, packaging materials, stores, supplies, work-in-process, goods in transit, and finished goods and products that are, in each case, used or held for use primarily in the Red Lion Business (the "Red Lion Inventory");

          (xiii)  all approvals, consents, franchises, licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any Governmental Authority and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of, the Red Lion Business, including those listed or described on Schedule 1.4(a)(xiii);

          (xiv)  the Assets set forth on Schedule 1.4(a)(xiv) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Conveyed to Red Lion or any other member of the Red Lion Group; and

           (xv)  any and all other Assets (other than Excluded Assets) owned that are used or held for use primarily in, or related primarily to, the Red Lion Business. The intention of this clause (xv) is only to rectify any inadvertent omission of Conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Red Lion Asset. No Asset will be deemed a Red Lion Asset solely as a result of this clause (xv) unless a claim with respect thereto is made by Red Lion on or prior to the one-year anniversary of the Separation Time.

  A single Asset may fall within more than one of clauses (i) through (xv) in this Section 1.4(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.

          (b)   Notwithstanding the foregoing clause (a), the Red Lion Assets will not in any event include any of the following Assets (the "Excluded Assets"):

              (i)  any cash or cash equivalents withdrawn from any Red Lion Accounts prior to the Separation Time;

             (ii)  except to the extent provided in Section 4.7, all insurance policies, binders and claims and rights thereunder and all prepaid insurance premiums;

            (iii)  all Red Lion Employee Benefit Plans (whether or not listed in Section 4.2(j)(i) of the Navy Disclosure Letter to the Merger Agreement) or any other compensation or benefit plans, agreements or arrangements of the Navy Group, all trusts, trust assets, trust accounts, reserves, insurance policies and other assets held in connection therewith, and all data and records required to administer the benefits under any of the foregoing;

            (iv)  the Assets of any member of the Navy Group not included in any of the clauses in Section 1.4(a) above;

             (v)  all rights to causes of action, lawsuits, judgments, claims and demands to the extent related to an Excluded Action or to any Divested Business;

            (vi)  any Contracts not related primarily to the Red Lion Business (including such contracts to which, prior to the closing, both members of the Navy Group and members of the Red Lion Group are a party); and

           (vii)  the Assets listed or described on Schedule 1.4(b)(vii), and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Navy or any other member of the Navy Group.

  The Parties acknowledge and agree that neither Red Lion nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets through the Conveyance of the Red Lion Entity Interests, and that if any of the Red Lion Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets must be Conveyed to Navy as contemplated by Section 1.2(a).

        Section 1.5    Red Lion Liabilities; Excluded Liabilities.

          (a)   For the purposes of this Agreement, "Red Lion Liabilities" means (regardless of (1) whether the facts on which such Liabilities are based occurred prior to, at or subsequent to the Separation Time, (2) whether or not such Liabilities are asserted or determined prior to, at or subsequent to the Separation Time, (3) where or against whom such Liabilities are asserted or determined, and (4) whether or not such Liabilities arise from or are alleged to arise from negligence by any member of the Navy Group or the Red Lion Group (including any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates)) the following Liabilities (unless such Liability is an Excluded Liability, in which case it shall not be a Red Lion Liability):

              (i)  any and all Liabilities that are (A) expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be assumed by any member of the Red Lion Group, (B) expressly assumed by any member of the Red Lion Group under this Agreement or any Ancillary Agreements, or (C) set forth on Schedule 1.5(a)(i);

             (ii)  any Liabilities to the extent arising from any of the Contracts set forth in Schedule 1.5(a)(ii);

            (iii)  all Liabilities to the extent relating to, arising out of or resulting from any Red Lion Assets;

            (iv)  all trade and other accounts payable related primarily to the Red Lion Business;

             (v)  all operating expenses and other current Liabilities (including Liabilities for services and goods for which an invoice has not been received prior to the Separation Time) related primarily to the Red Lion Business;

            (vi)  subject to the limitations set forth in Section 1.7, all Liabilities under the Red Lion Contracts;

           (vii)  all Liabilities with respect to any return, rebate, discount, credit, recall warranty, customer program, or similar Liabilities relating primarily to products of the Red Lion Business;

          (viii)  all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the Red Lion Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

            (ix)  all Liabilities under the Notes, the Red Lion Financing and Debt Financing Agreements;

             (x)  all Liabilities, other than Excluded Liabilities, to the extent arising out of or resulting from:

              (A)  the operation of the Red Lion Business or the ownership or use of the Red Lion Assets at any time before, at or after the Separation Time by any member of the Red Lion Group, Penny Group or any of their respective predecessors or, prior to the Separation Time, any member of the Navy Group or any of their predecessors; or

              (B)  the operation of any other business conducted by any member of the Red Lion Group or the Penny Group at any time after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Red Lion Group (whether or not such act or failure to act is or was within such Person's authority));

            (xi)  all Liabilities, other than Excluded Liabilities, arising pursuant to Environmental Law to the extent arising out of or resulting from the Red Lion Business;

           (xii)  all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Red Lion Group; and

          (xiii)  all Liabilities of any member of the Red Lion Group or Penny Group under this Agreement or any of the Ancillary Agreements.

  A single Liability may fall within more than one of clauses (i) through (xiii) in this Section 1.5(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

          (b)   Notwithstanding the foregoing clause (a), the Red Lion Liabilities will not in any event include any of the following Liabilities (the "Excluded Liabilities"):

              (i)  all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets;

             (ii)  the Liabilities listed on Schedule 1.5(b)(ii) and any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement to be retained or assumed by Navy or any other member of the Navy Group (including, for the avoidance of doubt, all Liabilities for pre-Closing Taxes to the extent such Taxes are not accrued and reflected in the Working Capital adjustment pursuant to Section 2.7, except as expressly contemplated by the Tax Matters Agreement), and all agreements and obligations of any member of the Navy Group under this Agreement or any of the Ancillary Agreements;

            (iii)  all Liabilities arising out of any Action pending or asserted in writing as of the Separation Time other than those Actions set forth on Schedule 1.5(a)(i) (the "Excluded Actions");

            (iv)  all Liabilities arising out of claims made by the respective directors, officers, shareholders, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the Non-Red Lion Business or the other businesses, operations, activities or Liabilities referred to in clause (i) above;

             (v)  any Liabilities relating to or arising out of any Divested Business (including all Liabilities with respect to any Asset included in the sale of the Divested Business, any products designed, manufactured, serviced or sold by, or services performed by, the Divested Business);

            (vi)  all Liabilities arising out of any Action pending or asserted in writing as of the Separation Time with respect to any Environmental Condition at any property owned or leased by Navy or any of its Affiliates at or prior to the Separation Time (the "Excluded Environmental Liabilities");

           (vii)  all Liabilities that would be classified as indebtedness under United States generally accepted accounting principles other than the Notes, the Red Lion Financing and Debt Financing Agreements; and

          (viii)  any and all Liabilities of any member of the Navy Group not included in any of the clauses in Section 1.5(a).

  The Parties acknowledge and agree that neither Red Lion nor any other member of the Red Lion Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Red Lion Entity Interests, and that if any of the Red Lion Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Navy as contemplated by Section 1.2(b).

        Section 1.6    Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

          (a)    Termination of Intercompany Agreements.    Except as set forth in Section 1.6(b) and Section 1.6(c), Red Lion, on behalf of itself and each other member of the Red Lion Group, on the one hand, and Navy, on behalf of itself and each other member of the Navy Group, on the other hand, will terminate, effective as of the Separation Time, any and all Contracts between or among Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Separation

  Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

          (b)    Exceptions to Termination of Intercompany Agreements.    The provisions of Section 1.6(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

              (i)  any Contracts listed or described on Schedule 1.6(b)(i);

             (ii)  this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups);

            (iii)  the Notes;

            (iv)  any Contracts to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Red Lion Assets or Red Lion Liabilities, they will be Conveyed pursuant to Section 1.1(a) or Section 1.1(b), or allocated pursuant to Section 1.7(c)); and

             (v)  any Contracts to which any non-wholly owned Subsidiary of Navy or Red Lion, as the case may be, is a party (it being understood that (x) directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (y) to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Red Lion Assets or Red Lion Liabilities, they will be Conveyed pursuant to Section 1.1(a) or Section 1.1(b), or allocated pursuant to Section 1.7(c)).

          (c)    Settlement of Intercompany Accounts.    Except as provided in Section 1.12, all of the intercompany receivables, payables, loans and other accounts between Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand, in existence as of immediately prior to the Separation Time (collectively, the "Intercompany Accounts") will be settled at or prior to the Separation Time.

        Section 1.7    Governmental Approvals and Third-Party Consents.

          (a)    Obtaining Consents.    To the extent that the consummation of the Red Lion Restructuring requires any third-party Consents or Governmental Approvals, subject to the next two sentences, the Parties will use their respective commercially reasonable efforts to obtain such Consents or Governmental Approvals, as soon as reasonably practicable, subject to the limitations set forth in Section 1.7(b). However, unless required to do so in accordance with the terms and provisions of the Merger Agreement, Navy will under no circumstance be required to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any Consent or Governmental Approvals unless and to the extent that Red Lion or Penny agrees to reimburse and make whole Navy to Navy's reasonable satisfaction for any payment or other accommodation made by Navy at Red Lion's request. Red Lion hereby agrees to reimburse and make whole Navy to Navy's reasonable satisfaction any payment or other accommodation made by Navy in respect of the third-party Consents or Governmental Approvals specifically identified as a "Required Consent" on Schedule 1.7 in an aggregate amount not exceeding that amount set forth in Schedule 1.7. Red Lion agrees that in the event that any third party or Governmental Authority requests that Navy make a payment or offer or grant an accommodation to obtain a third-party Consents or Governmental Approvals and Red Lion does not agree to reimburse or make whole Navy in connection therewith, Red Lion shall not be entitled to the benefits of the provision in, Navy will not be obligated to take any efforts under, Section 1.7(c) in respect of any Red Lion Asset, Red Lion Liability, Excluded Asset or Excluded Liability which Conveyance is subject to such third-party Consents or Governmental Approvals. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the Red Lion TSA) will be governed by Article III of the Red Lion TSA and (ii) to seek the Requisite Regulatory Approvals (as defined in the Merger Agreement) and the Required Penny Vote (as defined in the Merger Agreement) will be governed by the Merger Agreement. The obligations set forth in this Section 1.7(a) will terminate on the one-year anniversary of the Separation Time (except for any such Consent or Governmental Approvals as are in the process of being obtained on such date, as to which such obligations will continue).

          (b)    Transfer in Violation of Laws or Requiring Consent or Governmental Approval.    If and to the extent that the valid, complete and perfected Conveyance to the Red Lion Group of any Red Lion Asset or Red Lion Liability, or to the Navy Group of any Excluded Asset or Excluded Liability, would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Red Lion Restructuring or the Recapitalization, then notwithstanding any other provision hereof, the Conveyance to the Red Lion Group of any such Red Lion Asset or Red Lion Liability, or to the Navy Group of any such Excluded Asset or Excluded Liability, will automatically be deferred, and no Conveyance will occur until all legal or contractual impediments are removed or such Consents or Governmental Approvals have been obtained. Any Asset or Liability which Conveyance has been so deferred will still be considered a Red Lion Asset, a Red Lion Liability, an Excluded Asset, or an Excluded Liability, as applicable, and will be subject to Section 1.7(c). Notwithstanding the foregoing, Navy or Red Lion may elect to require the immediate Conveyance of any Red Lion Asset, Red Lion Liability, Excluded Asset or Excluded Liability notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained; provided that (i) if Red Lion so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance will be deemed to be Red Lion Liabilities, (ii) if Navy so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (iii) if Red Lion and Navy jointly agree to immediately Convey such Asset or Liability, any Liabilities arising from such Conveyance will be shared evenly between Red Lion and Navy and, notwithstanding any provision in Section 3.5(b) to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Red Lion and Navy. The Parties will use their commercially reasonable efforts promptly to obtain any Consents or Governmental Approvals as required by Section 1.7(a) and to take the actions required by Section 1.7(c) pending removal of legal or contractual impediments or receipt of Consents or Governmental Approvals. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 1.7(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 1.7(b) are obtained, the transfer of the applicable Asset or Liability will be effected promptly in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement(s). The obligations set forth in this Section 1.7(b) will terminate on the one-year anniversary of the Separation Time (except to the extent of any Conveyance for which impediments are being removed or Consents or Governmental Approvals as are in the process of being obtained on such date, as to which such obligations will continue).

          (c)    Conveyances Not Consummated Prior To or At the Separation Time.    Subject to the third sentence of Section 1.7(a), if the Conveyance of any Asset or Liability intended to be Conveyed is not consummated prior to or at the Separation Time, whether as a result of the provisions of Section 1.7(b) or for any other reason (including any misallocated transfers subject to Section 1.3), then, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions) and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) will thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person's sole expense) until the consummation of the Conveyance thereof (or as otherwise determined by Navy and Red Lion, as applicable, in accordance with Section 1.7(b)), and (ii) use commercially reasonable efforts to take such other actions as may be reasonably requested by the Person to whom such Asset or Liability is to be Conveyed (at the expense of the Person holding such Asset or Liability, as the case may be) in order to place such Person in substantially the same position as if such Asset or Liability had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset or Liability, as the case may be, are to inure from and after the Separation Time to the Person to whom such Asset or Liability is to be Conveyed. Any Person retaining an Asset or a Liability due to the deferral of the Conveyance of such Asset or Liability, as the case may be, will not be required, in connection with the foregoing, to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person's reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability. The obligations set forth in this Section 1.7(c) will terminate on the one-year anniversary of the Separation Time (except of any such Conveyances as are in the process of being consummated on such date, as to which such obligations will continue).

        Section 1.8    No Representation or Warranty.     EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, RED LION (ON BEHALF OF ITSELF AND MEMBERS OF THE RED LION GROUP) ACKNOWLEDGES THAT NONE OF NAVY NOR ANY MEMBER OF THE NAVY GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY RED LION ASSET OR THE AMOUNT OF ANY RED LION LIABILITY; (B) THE FREEDOM FROM ANY SECURITY INTEREST OF ANY RED LION ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE CONVEYED TO RED LION OR HELD BY A MEMBER OF THE RED LION GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, RED LION (ON BEHALF OF ITSELF AND MEMBERS OF THE RED LION GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT NAVY OR ANY MEMBER OF THE NAVY GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, ALL ASSETS TO BE TRANSFERRED TO RED LION (AND ALL OF THE RED LION ASSETS HELD BY THE RED LION ENTITIES) WILL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) AND ARE HELD "AS

IS, WHERE IS" AND FROM AND AFTER THE CLOSING RED LION WILL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN RED LION GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH.

        Section 1.9    Waiver of Bulk-Sales Laws.     Each Party hereby waives compliance by each member of their respective Group with the requirements and provisions of the "bulk-sale" or "bulk-transfer" Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Navy Group or Red Lion Group, as applicable.

        Section 1.10    Real Property Leases; Guarantees.

          (a)   On or prior to the Separation Time or as soon as practicable thereafter, Red Lion will, at the direction and expense of Navy, use its reasonable best efforts to have any member(s) of the Navy Group removed as guarantor of or obligor for any Red Lion Liability to the extent that they relate to Red Lion Liabilities (with the reasonable cooperation of the applicable member(s) of the Navy Group).

          (b)   On or prior to the Separation Time, to the extent required to obtain a release from an agreement (including any lease of a Real Property Interest) or a guarantee (each, a "Guarantee Release") of any member of the Navy Group, Red Lion will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

          (c)   If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 1.10, (i) Red Lion will, and will cause the other members of the Red Lion Group (including after the Effective Time, the Penny Group) to, indemnify, defend and hold harmless each of the Navy Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Navy Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder when due, and (ii) Red Lion will not, and will cause the other members of the Red Lion Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Navy Group is or may be liable unless all obligations of the members of the Navy Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Navy in its sole discretion.

          (d)   On or prior to the Separation Time or as soon as practicable thereafter, Navy will, at its expense, use its reasonable best efforts to have any member(s) of the Red Lion Group removed as guarantor of or obligor for any Excluded Liability to the extent that they relate to Excluded Liabilities (with the reasonable cooperation of the applicable member(s) of the Red Lion Group or Penny Group).

          (e)   On or prior to the Separation Time, to the extent required to obtain a Guarantee Release of any member of the Red Lion Group, Navy will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

          (f)    If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (d) and (e) of this Section 1.10, (i) Navy will, and will cause the other members of the Navy Group to, indemnify, defend and hold harmless each of the Red Lion Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Red Lion Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder when due, and (ii) Navy will not, and will cause the other members of the Navy Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Red Lion Group is or may be liable unless all obligations of the members of the Red Lion Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Red Lion in its sole discretion.

        Section 1.11    Exemption Certificates.     Navy will cause Red Lion or a Subsidiary of Red Lion, as applicable, to use commercially reasonable efforts to deliver to Navy on or before the Separation Date properly executed resale exemption certificates and requisite tax registration numbers for the Red Lion Inventory (and, where relevant in accordance with applicable local Law, for any tangible personal property and any other Red Lion Assets), and such other certificates and documentation as may be required to reasonably evidence any exemption from transfer Taxes. For the avoidance of doubt, the Parties, as applicable, are and remain responsible for all transfer Taxes in accordance with the Tax Matters Agreement.

        Section 1.12    Note Repayment.     Notwithstanding anything herein to the contrary, the Notes will survive the Separation Time. At the Closing, if the full proceeds of the Red Lion Financing are available to USHC, USHC will make the Note Repayment to Indigo and Alberta, as applicable.

ARTICLE II

CLOSING OF THE RED LION RESTRUCTURING;
POST-CLOSING WORKING CAPITAL ADJUSTMENT

        Section 2.1    Separation Time.     Unless otherwise provided in this Agreement or in any Ancillary Agreement, and subject to the satisfaction and waiver of the conditions set forth in Section 2.2, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Red Lion Restructuring will be no later than 12:01 a.m., Eastern Time, on the Business Day anticipated to precede the Closing Date (such time, the "Separation Time," and such date, the "Separation Date").

        Section 2.2    Conditions to the Red Lion Restructuring.     The obligations of Navy pursuant to this Agreement to effect the Red Lion Restructuring are subject to the fulfillment (or waiver by Navy) at or prior to the Separation Time of the condition that each of the parties to the Merger Agreement has irrevocably confirmed to each other that each condition in Article VII of the Merger Agreement (other than Sections 7.1(f) and 7.2(f) thereto) to such party's respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, or (iii) is or has been waived by such party in accordance with the terms of the Merger Agreement, as the case may be; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Penny.

        Section 2.3    Recapitalization of Red Lion.     In connection with the Conveyance of Assets contemplated by Section 1.1, immediately prior to the Effective Time, Red Lion will issue to Navy or one of its wholly owned Subsidiaries a number of Red Lion Common Shares such that the total number of Red Lion Common Shares owned by Navy and its Subsidiaries immediately thereafter (the "Red Lion Share Issuance") will equal (a) the Penny Base Share Number, divided by (b) .4975, multiplied by (c) .5025. Subject to the last sentence of this Section 2.3, the "Penny Base Share Number" shall equal 61,920,092, which, as calculated on Schedule 2.3, represents the sum of:

            (i)  the total number of shares of Penny Common Stock (including Restricted Penny Shares, whether or not vested) outstanding as of the date hereof multiplied by the Exchange Ratio;

           (ii)  the total number of shares of Penny Common Stock subject to issuance upon the exercise or payment of any Penny Stock Options (whether vested or unvested) outstanding as of the date hereof multiplied by the Exchange Ratio;

          (iii)  the total number of shares of Penny Common Stock that would be issued (including Restricted Penny Shares, whether or not vested) or would be subject to issuance upon the exercise or payment of Penny Stock Options (whether vested or unvested) if Penny issued all of the Penny Stock Options and/or Restricted Penny Shares that it is permitted to issue pursuant to Section 5.1(c)(ii) of the Merger Agreement multiplied by the Exchange Ratio;

          (iv)  the total number of Red Lion Common Shares subject to issuance upon the exercise or payment of options or other rights to acquire Red Lion Common Shares expected to be issued to employees of Penny or Red Lion in connection with the Merger, whether before, at or after the Effective Time (other than Adjusted Options and Navy Adjusted Options);

           (v)  the total number of shares of Red Lion Common Shares that will be subject to issuance upon the exercise or payment of any Navy Adjusted Options (whether vested or unvested) at the Effective Time if all of the Navy Stock Options outstanding as of the date hereof that are subject to conversion into Navy Adjusted Options at the Effective Time pursuant to Section 2.4(a) of the Merger Agreement are so converted; and

          (vi)  the total number of Adjusted Navy Restricted Shares, whether vested or unvested, that will be outstanding at the Effective Time if all of the Restricted Navy Shares outstanding as of the date hereof and subject to conversion into Adjusted Navy Restricted Shares at the Effective Time pursuant to Section 2.4(b) of the Merger Agreement are so converted.

  Notwithstanding the foregoing, (x) if the parties reasonably determine that the calculation set forth on Schedule 2.3 is erroneous (whether because of a computational error, an error in counting the correct number of shares or other instruments, or any other reason) such that Navy has not been issued shares equal the number of shares intended by this Section 2.3, then the parties shall amend Schedule 2.3 to correct such error and the Penny Base Share Number shall be modified accordingly, (y) if Penny issues any shares of Penny Common Stock (including Restricted Penny Shares, whether or not vested), Penny Stock Options or other capital stock or securities, or Red Lion issues (with Penny's consent if occurring prior to the Effective Time) any options or other rights to acquire Red Lion Common Shares to employees of Penny or Red Lion in connection with the Merger, in either case from and after the date hereof (other than (A) in an issuance pursuant to Section 5.1(c)(ii) of the Merger Agreement that the Merger Agreement expressly provides does not require the prior consent of Navy or (B) for shares already included in the calculation pursuant to clause (iv) above), or (z) if Navy, with the consent of Penny, such consent not to be unreasonably withheld, issues any Navy Stock Options or Restricted Navy Shares that are subject to conversion into Navy Adjusted Options or Adjusted Navy Restricted Shares, respectively, at the Effective Time pursuant to Section 2.4 of the Merger Agreement, then the Penny Base Share Number shall be increased by the number of such shares issued or subject to issuance, as applicable, and if necessary additional Red Lion Common Shares will be issued to Navy at or after the Effective Time, with effect retroactive to the Effective Time (including with respect to distributions paid on such Red Lion Common Shares from and after the Effective Time), in each case so that Navy has been issued shares equal to (a) the Penny Base Share Number as so revised, divided by (b) .4975, multiplied by (c) .5025.

        Section 2.4    Transfer of the Red Lion Business.

          (a)    Agreements to be Delivered by Navy.    On the Separation Date, Navy will deliver, or will cause its appropriate Subsidiaries to deliver, to Red Lion all of the following instruments:

              (i)  an Employee Benefits Agreement in the form attached hereto as Exhibit A in all material respects (the "Employee Benefits Agreement"), duly executed by the members of the Navy Group party thereto;

             (ii)  a Transition Services Agreement in the form attached hereto as Exhibit B in all material respects (the "Red Lion TSA"), duly executed by the members of the Navy Group party thereto;

            (iii)  a Transition Services Agreement in the form attached hereto as Exhibit C in all material respects (the "Navy TSA" and, together with the Red Lion TSA, the "TSAs"), duly executed by the members of the Navy Group party thereto;

            (iv)  a Tax Matters Agreement in the form attached hereto as Exhibit D in all material respects (the "Tax Matters Agreement"), duly executed by the members of the Navy Group party thereto;

             (v)  a Global Alliance Agreement in the form attached hereto as Exhibit E in all material respects (the "Alliance Agreement"), duly executed by the members of the Navy Group party thereto;

            (vi)  a Registration Rights Agreement in the form attached hereto as Exhibit F in all material respects (the "Registration Rights Agreement"), duly executed by the members of the Navy Group party thereto;

           (vii)  resignations of each of the individuals who serve as an officer or director of any member of the Red Lion Group including those as set forth on Schedule 2.4(a)(vii) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Navy Group after the Separation Time and that are directors or officers of any member of the Red Lion Group, to the extent requested by Red Lion; and

          (viii)  all necessary Transfer Documents as described in Section 2.5 and Section 2.6.

          (b)    Agreements to be Delivered by Red Lion.    On the Separation Date, Red Lion will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Navy all of the following instruments:

              (i)  in each case where any member of the Red Lion Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Red Lion Group party thereto; and

             (ii)  all necessary Transfer Documents as described in Section 2.5 and Section 2.6.

        Section 2.5    Transfer of Red Lion Assets and Assumption of Red Lion Liabilities.     In furtherance of the Conveyance of Red Lion Assets and the assumption of Red Lion Liabilities as provided in Section 1.1: (a) Navy will, and will cause its Subsidiaries, to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment, as and to the extent reasonably necessary to evidence the Conveyance of all of Navy's and its Subsidiaries' (other than Red Lion and its Subsidiaries) right, title and interest in and to the Red Lion Assets to Red Lion and its Subsidiaries and (b) Red Lion will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Red Lion Liabilities by Red Lion. All of the foregoing documents contemplated by this Section 2.5 will be referred to, collectively, herein as the "Navy Transfer Documents." For the avoidance of doubt, the obligations with respect to the Conveyance of Red Lion Assets and the assumption of Red Lion Liabilities provided in Section 1.1, and the execution and delivery of documents provided in this Section 2.5, does not extend to the Conveyance of, or execution or delivery of documents with respect to, any Red Lion Assets that are already held as of the Separation Time by Red Lion or a Red Lion Entity (which Red Lion Asset will continue to be held by Red Lion or such Red Lion Entity) or any Red Lion Liabilities that as of the Separation Time is already a Liability of Red Lion or a Red Lion Entity (which Red Lion Liability will continue to be a Liability of Red Lion or such Red Lion Entity).

        Section 2.6    Transfer of Excluded Assets; Assumption of Excluded Liabilities.     In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.2: (a) Red Lion will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment as and to the extent reasonably necessary to evidence the Conveyance of all of Red Lion's and its Subsidiaries' right, title and interest in and to the Excluded Assets to Navy and its Subsidiaries and (b) Navy will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Navy. All of the foregoing documents contemplated by this Section 2.6 will be referred to, collectively, herein as the "Red Lion Transfer Documents" and, together with the Navy Transfer Documents, the "Transfer Documents."

        Section 2.7    Working Capital Adjustment.

          (a)   At least five days prior to the Separation Date, Red Lion will prepare and deliver to Navy a statement setting forth a good-faith estimate of the Adjustment Amount (such estimate, the "Estimated Closing Adjustment Statement"). On the Separation Date, (i) if the Estimated Adjustment Payment, if any, is positive, Red Lion shall pay to Navy the Estimated Adjustment Payment by wire transfer of immediately available funds to a bank account designated by Navy and (ii) if the Estimated Adjustment Payment, if any, is negative, Navy shall pay to Red Lion the absolute value of the Estimated Adjustment Payment by wire transfer of immediately available funds to a bank account designated by Red Lion. The "Estimated Adjustment Payment" will be equal to the Adjustment Amount set forth in the Estimated Closing Adjustment Statement.

          (b)   Within 60 days following the Separation Date, Red Lion will prepare and deliver to Navy a statement setting forth the Adjustment Amount (the "Closing Adjustment Statement"). Upon the reasonable request of Red Lion, Navy will provide (or will cause a member of the Navy Group to provide) to Red Lion and its accountants access to the books and records, any other information, including working papers of its accountants, and to any employees of Navy or any other member of the Navy Group necessary for Red Lion to prepare the Closing Adjustment Statement, to respond to any Navy Objection and to prepare materials for presentation to the Accounting Firm in connection with this Section 2.7 and Navy will otherwise cooperate with and assist Red Lion as may be reasonably necessary to carry out the purposes of this Section 2.7.

          (c)   For a period of 45 days after delivery of the Closing Adjustment Statement, Red Lion will make available to Navy all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Red Lion to prepare the Closing Adjustment Statement and not already in the possession or under the control of Navy. The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted by, Navy unless Navy has notified Red Lion in writing within 45 days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the "Navy Objection"). Any Navy Objection will set forth a description of the basis of the Navy Objection and the adjustments to the line items reflected on the Closing Adjustment Statement which Navy believes should be made. Any items not disputed during the foregoing 45-day period will be deemed to have been accepted by Navy.

          (d)   If Navy and Red Lion are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Red Lion's receipt of the Navy Objection to such Closing Adjustment Statement pursuant to Section 2.7(c), they will refer their remaining differences to a nationally recognized firm of independent public accountants as to which Navy and Red Lion mutually agree (the "Accounting Firm") for a decision, which decision will be final and binding on the Parties. The Accounting Firm will act as an expert and not an arbitrator and will address only those items in dispute, in accordance with any provisions or policies set forth herein and in the Accounting Exhibit, and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Any expenses relating to the engagement of the Accounting Firm will be shared equally by Navy, on one hand, and Red Lion, on the other hand.

          (e)   The Closing Adjustment Statement will become final and binding on the Parties upon the earliest of (i) if no Navy Objection has been given, the expiration of the period within which Navy must make its objection pursuant to Section 2.7(e), (ii) agreement in writing by Navy and Red Lion that the Closing Adjustment Statement, together with any modifications thereto agreed by Navy and Red Lion, will be final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement. The Closing Adjustment Statement, as submitted by Red Lion if no timely Navy Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the "Final Closing Adjustment Statement."

          (f)    Within five Business Days following issuance of the Final Closing Adjustment Statement, the adjustment payment payable pursuant to this Section 2.7(f) (the "Adjustment Payment") will be paid by wire transfer of immediately available funds to a bank account designated by Navy or Red Lion, as the case may be. The "Final Adjustment Payment" will be equal to the Adjustment Amount as reflected on the Final Adjustment Statement. The Adjustment Payment will be equal to the Final Adjustment Payment minus the Estimated Adjustment Payment. The Adjustment Payment, if any, will be payable by Red Lion to Navy, if positive, and if the Adjustment Payment is negative, an amount equal to the absolute value of such Adjustment Payment will be payable by Navy to Red Lion. The Parties acknowledge that the provisions of this Section 2.7 are intended to implement the agreement of the Parties that cash generated by the Red Lion Group through the Separation Time is for the benefit of Navy and its shareholders. The Parties further acknowledge that prior to the Separation Time they may cause cash of the Red Lion Group to be transferred to Navy.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

        Section 3.1    Release of Pre-Separation Time Claims.

          (a)    Red Lion Release.    Except as provided in Section 3.1(c), effective as of the Separation Time, Red Lion, for itself and each other member of the Red Lion Group, and their respective successors and assigns, remises, releases and forever discharges the Navy Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Separation Time or any conditions existing or alleged to have existed at or before the Separation Time, including in connection with the transactions and all other activities to implement the Red Lion Restructuring and the Recapitalization.

          (b)    Navy Release.    Except as provided in Section 3.1(c), effective as of the Separation Time, Navy, for itself and each other member of the Navy Group, and their respective successors and assigns, remises, releases and forever discharges the Red Lion Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Separation Time or any conditions existing or alleged to have existed at or before the Separation Time, including in connection with the transactions and all other activities to implement any of the Red Lion Restructuring and the Recapitalization.

          (c)    No Impairment.    Nothing contained in Section 3.1(a) or Section 3.1(b) releases or will release any Person from (nor impairs or will impair any right of any Person to enforce the applicable agreements, arrangements, commitments or understandings relating thereto):

              (i)  any Liability provided in or resulting from any agreement among any members of the Navy Group or the Red Lion Group that is specified in Section 1.6(b) or the applicable schedules thereto as not to terminate as of the Separation Time, or any other Liability specified in such Section 1.6(b) as not to terminate as of the Separation Time;

             (ii)  any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any other Ancillary Agreement, or any other Liability of any member of any Group under this Agreement or any other Ancillary Agreement;

            (iii)  any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

            (iv)  any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

             (v)  any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, which Liability is governed by the provisions of this Article III, Section 4.2 and Section 4.3 and any applicable provisions of the Ancillary Agreements (including, for the avoidance of doubt, any Liability for pre-Closing Taxes governed by the Tax Matters Agreement) or the Merger Agreement; or

            (vi)  any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.1.

          (d)    No Actions as to Released Pre-Separation Time Claims.    Red Lion will not, and will cause its Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Navy or any member of the Navy Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). Navy will not, and will cause each other member of the Navy Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Red Lion or any member of the Red Lion Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

          (e)    General Intent.    It is the intent of each of Navy and Red Lion, by virtue of the provisions of this Section 3.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Time, between or among Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Time), except as expressly set forth in Section 3.1(c). At any time, at the request of any other Party, each Party will cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

        Section 3.2    Indemnification By the Red Lion Group.     Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Separation Time, Red Lion, and each member of the Red Lion Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Navy Indemnitees from and against, and will reimburse such Navy Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to, at or following the Separation Time, out of any of the following items (without duplication):

          (a)   the Red Lion Liabilities and the Liabilities of the Red Lion Group, including the failure of Red Lion or any other member of the Red Lion Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

          (b)   any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Red Lion Group by Navy or any of its Subsidiaries (other than any member of the Red Lion Group) that survives following the Separation Time;

          (c)   any breach by Red Lion or any other member of the Red Lion Group of any obligations to be performed by such Persons pursuant to this Agreement or the Employee Benefits Agreement subsequent to the Separation Time; and

          (d)   the enforcement by the Navy Indemnitees of their rights to be indemnified, defended and held harmless under this Section 3.2.

        Section 3.3    Indemnification By Navy.     Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements or the Merger Agreement, from and after the Separation Time, Navy, and each member of the Navy Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Red Lion Indemnitees from and against, and will reimburse such Red Lion Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Separation Time, out of any of the following items (without duplication):

          (a)   the Excluded Liabilities and the Liabilities of the Navy Group, including the failure of Navy or any other member of the Navy Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities;

          (b)   any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Navy Group by Red Lion or any of its Subsidiaries (other than any member of the Navy Group) that survives following the Separation Time;

          (c)   any breach by Navy or any other member of the Navy Group of any obligations to be performed by such Persons pursuant to this Agreement or the Employee Benefits Agreement subsequent to the Separation Time;

          (d)   the enforcement by the Red Lion Indemnitees of their rights to be indemnified, defended and held harmless under this Section 3.3; and

          (e)   the termination of, or failure to meet requirements under, the agreements set forth in Schedule 3.3(e).

        Section 3.4    Payments; Reductions for Insurance Proceeds and Other Recoveries.

          (a)    Payments.    Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article III will be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity agreements contained in this Article III will remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

          (b)    Insurance Proceeds.    The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 3.2 or Section 3.3, as applicable, will be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties (including any captive insurance companies of the Indemnifying Party or its Affiliates) by or on behalf of such Indemnitee in respect of the related Loss (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts). The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss will not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party will make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party will be (i) entitled to a "windfall" or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

          (c)    Tax Treatment of Payments.    In the absence of a Final Determination to the contrary, any amount payable by Red Lion to Navy under this Agreement will be treated as occurring immediately prior to the Red Lion Restructuring, as an inter-company distribution, and any amount payable by Navy to Red Lion under this Agreement will be treated as occurring immediately prior to the Red Lion Restructuring, as a contribution to capital.

        Section 3.5    Procedures for Defense, Settlement and Indemnification of Third-Party Claims.

          (a)    Direct Claims.    Any claim on account of indemnifiable Losses that does not involve a Third-Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to give notice as provided in this Section 3.5(a) will not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that the Indemnifying Party has been actually prejudiced by such failure to give notice.

          (b)    Third-Party Claims.

            (i)    Notice Of Claims.    If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the

    Navy Group or Red Lion Group or any of their respective Affiliates of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a "Third-Party Claim"), such Indemnitee will give such Indemnifying Party prompt written notice (a "Claims Notice") thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 3.5(b)(i) will not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

            (ii)    Opportunity to Defend.    The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article III, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the (A) defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (1) if Navy is the Indemnifying Party, affect Penny or any of its Controlled Affiliates (including after the Merger, any member of the Red Lion Group) in an adverse manner and (2) if Red Lion is the Indemnifying Party, affect Navy or any of its Controlled Affiliates in an adverse manner; and (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (A) and (B) are, collectively, the "Litigation Conditions"). If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 3.5(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 3.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) either of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim, (II) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or (III) in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee or any of its Affiliates. The Indemnitee may settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

        Section 3.6    Additional Matters.

            (a)    Cooperation in Defense and Settlement.    With respect to any Third-Party Claim for which Red Lion, on the one hand, and Navy, on the other hand, may have Liability under this

    Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

            (b)    Certain Actions.    Notwithstanding anything to the contrary set forth in Section 3.5, Navy may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Separation Time which relate to or arise out of the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities if such Action also relates to the Excluded Assets and Excluded Liabilities and a member of the Navy Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities); provided that (i) Navy will consult with Red Lion on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Navy fails to take reasonable steps necessary to defend diligently such Action, Red Lion may assume such defense, and Navy will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, (iii) Red Lion has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Navy must obtain the written consent of Red Lion, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would (A) provide for injunctive or other nonmonetary relief affecting Red Lion or any of its Affiliates, or (B) in the reasonable opinion of Red Lion, would otherwise adversely affect Red Lion or any of its Affiliates. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Navy and Red Lion will agree upon a reasonable allocation to Red Lion and Red Lion will be responsible for or receive, as the case may be, Red Lion's proportionate share of any such compromise, settlement, consent or judgment attributable to the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

            (c)    Substitution.    In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article III will not be affected.

            (d)    Subrogation.    In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

            (e)    Not Applicable to Taxes.    Except for Section 3.4(c) and as otherwise specifically provided herein, this Agreement will not apply to Taxes (which are covered by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement will prevail.

            (f)    Environmental Claims.    In the event of any claim pursuant to Section 3.3 with respect to the presence or release of any Hazardous Materials on any real property owned or operated by Penny, Red Lion or any Affiliate thereof, (i) Navy has the right, exercisable by written notice to the Red Lion Indemnitee, to assume control of and conduct any investigation or remedial action with respect thereto, (ii) Penny shall grant Navy reasonable access to such real property to perform any such investigation or remedial action, (iii) such investigation or remedial action shall be conducted in a manner that does not unreasonably interfere with the use of such real property, and (iv) if Navy determines that remedial action is required pursuant to Environmental Law, Penny hereby consents to the use of any engineered barriers or institutional controls that would not unreasonably interfere with Penny's future use of such real property; provided that (A) Navy will consult with the Red Lion Indemnitee on a regular basis with respect to any material developments in such investigation or remedial action, (B) in the event that Navy receives a written notice of violation from the applicable Governmental Authority alleging a material failure by Navy to perform any such investigation or remedial action and Navy fails to cure such alleged violation within a reasonable period of time (which in no event shall be less than 120 days after the receipt of such written notice), Red Lion has the right, exercisable by reasonable written notice from the Red Lion Indemnitee to Navy, to assume control of such investigation or remedial action to the extent related to such notice of violation, and Navy will be liable for all reasonable costs or expenses paid or incurred by Red Lion in connection with such investigation or remedial, (C) Red Lion has the right to participate in (but, subject to clauses (i) through (iv) above, not control) any such investigation or remedial action at its cost and (D) Navy must obtain the written consent of Red Lion, such consent not to be unreasonably withheld or delayed, with respect to the use of any engineered barriers or institutional controls in any such investigation or remedial action.

        Section 3.7    Exclusive Remedy.     Each of Red Lion and Navy intends and hereby agrees that this Article III sets forth the exclusive remedy of the Parties following the Separation Time for any Losses arising out of any breach of the covenants or agreements of the Parties contained in this Agreement, except that nothing contained in this Section 3.7 will impair any right of any Person (a) to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud; (b) to specific performance under this Agreement; and (c) to equitable relief as provided in Section 5.15 or in any Ancillary Agreement. In furtherance of the foregoing, each of the Parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party in connection herewith, arising under or based upon any Law other than the right to seek indemnity pursuant to this Article III and the right to seek the relief described in clauses (a), (b) and (c) of the preceding sentence.

        Section 3.8    Survival of Indemnities.     The rights and obligations of each of Navy and Red Lion and their respective Indemnitees under this Article III will survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

 ARTICLE IV

ADDITIONAL AGREEMENTS

        Section 4.1    Further Assurances.     Subject to the limitations of Section 1.7:

          (a)   In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Separation Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

          (b)   Without limiting the generality of Section 4.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third parties to provide such cooperation. If any Affiliate of Navy or Red Lion is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Navy or Red Lion, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.

          (c)   Prior to the Separation Time, in the event that the Parties identify any tangible Asset (which, for the avoidance of doubt, excludes any Assets that constitute Intellectual Property) that (i) is owned by a member of the Navy Group, (ii) is not included in the Red Lion Assets or will otherwise be made available to the Red Lion Business pursuant to the Red Lion TSA or any of the other Ancillary Agreements, (iii) is not used primarily in, or held primarily for the benefit of, the Red Lion Business and (iv) is necessary to manufacture products of the Red Lion Business in a manner consistent with the manner in which they have manufactured as of the date hereof, the Parties will reasonably cooperate and negotiate in good faith to identify a mutually acceptable, commercially reasonable arrangement pursuant to which such Asset will be made available to the Red Lion Business subsequent to the Separation Time for a reasonable period of time.

        Section 4.2    Agreement For Exchange of Information.

          (a)    Generally.    Except as otherwise provided in the TSAs and except as provided in the last sentence of this Section 4.2(a), each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party's Group, at any time after the Separation Time and until the later of (x) the sixth anniversary of the Separation Time and (y) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Navy and Red Lion agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.2. The obligations set forth in this Section 4.2(a) with respect to the data required for worker's compensation claim handling and filings will survive the sixth anniversary time period herein and will instead survive indefinitely.

          (b)    Financial Information for Navy.    Without limitation to Section 4.2(a), until the end of the first full fiscal year occurring after the Closing Date (and for a reasonable period of time afterwards as required by Law for Navy to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Red Lion Group were consolidated with those of Navy), Red Lion will use its reasonable best efforts to enable Navy to meet its timetable for dissemination of its financial statements and to enable Navy's auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Red Lion will authorize and direct its auditors to make available to Navy's auditors, within a reasonable time prior to the date of Navy's auditors' opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Red Lion and (y) work papers related to such annual audits and quarterly reviews, to enable Navy's auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Red Lion's auditors as it relates to Navy's auditors' opinion or report and (ii) until all governmental audits are complete, Red Lion will provide reasonable access during normal business hours for Navy's internal auditors, counsel and other designated representatives to (x) the premises of Red Lion and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Red Lion and its Subsidiaries and (y) the officers and employees of Red Lion and its Subsidiaries, so that Navy may conduct reasonable audits relating to the financial statements provided by Red Lion and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Red Lion Group.

          (c)    Financial Information for Red Lion.    Without limitation to Section 4.2(a), until the end of the second full fiscal year occurring after the Closing Date (and for a reasonable period of time afterwards or as required by Law), Navy will use its reasonable best efforts to enable Red Lion to meet its timetable for dissemination of its financial statements and to enable Red Lion's auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Navy will authorize and direct its auditors to make available to Red Lion's auditors, within a reasonable time prior to the date of Red Lion's auditors' opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Navy and (y) work papers related to such annual audits and quarterly reviews, to enable Red Lion's auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Navy's auditors as it relates to Red Lion's auditors' opinion or report and (ii) until all governmental audits are complete, Navy will provide reasonable access during normal business hours for Red Lion's internal auditors, counsel and other designated representatives to (x) the premises of Navy and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Navy and its Subsidiaries and (y) the officers and employees of Navy and its Subsidiaries, so that Red Lion may conduct reasonable audits relating to the financial statements provided by Navy and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Navy Group.

          (d)    Certifications.    In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the U.S. Securities and Exchange Commission) of Navy to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Red Lion will, within a reasonable period of time following a request from Navy in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Navy with certifications of such officers in support of the certifications of Navy's principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Navy's Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Closing occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Closing occurs and Navy's Annual Report on Form 10-K filed with respect to the fiscal year during which the Closing occurs. Such certifications will be provided in substantially the same form and manner as such Red Lion officers provided prior to the Closing (reflecting any changes in certifications necessitated by the Red Lion

  Restructuring or the Recapitalization or and any other transactions related thereto) or as otherwise agreed upon between Navy and Red Lion.

          (e)    Limitations of Liability.    Neither Party will have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

          (f)    Ownership of Information.    Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.2 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.2 and that is transferred or sold to a third-party or otherwise disposed of in accordance with Section 4.2(g), unless required by Law to retain such materials.

          (g)    Record Retention.    Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Red Lion Business in its respective possession or control at the Separation Time in accordance with the policies of Navy as in effect on the Separation Time or such other policies as may be adopted by Navy thereafter (provided, in the case of Red Lion, that Navy notify Red Lion of any such change). No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in Navy's retention policies without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction. Notwithstanding the foregoing, Section 7.02 of the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

          (h)    Other Agreements Providing for Exchange of Information.    The rights and obligations granted under this Section 4.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement, the Confidentiality Agreement and any Ancillary Agreement.

          (i)    Costs of Providing Information.    Each Party will be responsible for paying the fees and expenses incurred by it in connection with complying with the provisions of this Section 4.2.

          (j)    Production of Witnesses; Records; Cooperation.

              (i)  After the Separation Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection therewith.

             (ii)  If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

            (iii)  Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.

            (iv)  Without limiting any provision of this Section 4.2(j), each of the Parties will cooperate, and will cause each member of its respective Group to cooperate, with each other in the defense of any claim that the Red Lion Business infringes Intellectual Property of any third Person or that challenges the validity of any Intellectual Property licensed to any Party pursuant to this Agreement or any Ancillary Agreement, and no Party will claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, validity or similar claim or challenge except as required by Law.

             (v)  The obligation of the Parties to provide witnesses pursuant to this Section 4.2(j) is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

            (vi)  In connection with any matter contemplated by this Section 4.2(j), the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.
        (k)    Restrictions.     Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party's Group hereunder grants or confers rights of license in any Information owned by any member of such Party's Group to any member of the other Party's Group hereunder.

        Section 4.3    Privileged Matters.

          (a)   The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Red Lion Business or the Non-Red Lion Business, including the attorney-client and work product privileges (collectively, "Privileges"), will be governed by the provisions of this Section 4.3. With respect to Privileged Information of Navy, Navy will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Red Lion will not take any action (or permit any member of its Group to take action) without the prior written consent of Navy that could result in any waiver of any Privilege that could be asserted by Navy or any member of its Group under applicable Law and this Agreement. With respect to Privileged Information of Red Lion arising after the Separation Time, Red Lion will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Navy will take no action (nor permit any member of its Group to take action) without the prior written consent of Red Lion that could result in any waiver of any Privilege that could be asserted by Red Lion or any member of its Group under applicable Law and this Agreement. The rights and obligations created by this Section 4.3 will apply to all Information as to which a Party or its respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Red Lion Restructuring or the Recapitalization ("Privileged Information").

          (b)   Privileged Information of Navy and its Group includes (i) any and all Information regarding the Non-Red Lion Business and the Navy Group (other than Information relating to the Red Lion Business ("Red Lion Information")), whether or not such Information (other than Red Lion Information) is in the possession of Red Lion or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Navy (other than counsel for the Red Lion Business) (including any person who, at the time of the communication, was an employee of Navy or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Penny, Red Lion or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Navy, regardless of whether such employee is or becomes an employee of Red Lion or any Affiliate thereof, and (iii) all Information generated, received or arising after the Separation Time that refers or relates to and discloses Privileged Information of Navy or its Group generated, received or arising prior to the Separation Time.

          (c)   Privileged Information of Red Lion and its Group includes (i) any and all Red Lion Information, whether or not it is in the possession of Navy or any member of its Group, (ii) all communications subject to a Privilege between counsel for the Red Lion Business (including any person who, at the time of the communication, was an employee of Navy or its Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Navy or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Navy, Red Lion or any member of either Group or the Red Lion Business regardless of whether such employee was, is or becomes an employee of Navy or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Separation Time that refers or relates to and discloses Privileged Information of Red Lion or its Group generated, received or arising after the Separation Time.

          (d)   Upon receipt by Navy or Red Lion, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Navy or Red Lion, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Navy or Red Lion, or any of their respective Affiliates, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Navy or Red Lion, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.3 or otherwise to prevent the production or disclosure of Privileged Information. Navy or Red Lion, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third party any of the other Party's Privileged Information under this Section 4.3 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

          (e)   Navy's transfer of books and records pertaining to the Red Lion Business and other Information to Red Lion, Navy's agreement to permit Red Lion to obtain Information existing prior to the Red Lion Restructuring, Red Lion's transfer of books and records pertaining to Navy, if any, and other Information to Navy and Red Lion's agreement to permit Navy to obtain Information existing prior to the Red Lion Restructuring are made in reliance on Navy's and Red Lion's respective agreements, as set forth in Section 4.2 and this Section 4.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Navy or Red Lion, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 4.2 and the disclosure to Red Lion and Navy of Privileged Information relating to the Red Lion Business or the Non-Red Lion Business pursuant to this Agreement in connection with the Red Lion Restructuring will not be asserted by Navy or Red Lion to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.3 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Navy and Red Lion in, or the obligations imposed upon Navy and Red Lion by, this Section 4.3.

        Section 4.4    Intellectual Property Assignment/Recordation.     Each Party will be responsible for, and will pay all expenses (whether incurred before, at or after the Separation Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Red Lion will be responsible for, and will pay, all expenses (whether incurred before, at or after the Separation Time) incurred in connection with the transfer of licenses or procurement of new licenses from third parties as may be necessary or advisable in connection with the Transfer Documents relating to the transfer of Intellectual Property to Red Lion. Red Lion will be responsible for, and will pay, all expenses (whether incurred before, at or after the Separation Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Red Lion Group with any Governmental Authorities as may be necessary or appropriate.

        Section 4.5    Use of Names of the Navy Group by Red Lion.     Except as allowed under the Alliance Agreement, from and after the Separation Time, Red Lion will take all actions necessary to assure that no member of the Red Lion Group operates the Red Lion Business utilizing, based on or taking advantage of the name, reputation, Trademarks or goodwill of any member of the Navy Group; provided that Penny and members of the Red Lion Group may refer to the Navy Group and Trademarks of the Navy Group in connection with describing the historical relationship of the Red Lion Group to the Navy Group. In addition, Red Lion and each member of the Red Lion Group may use products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks or consumer information telephone numbers of the Navy Group after the Separation Time; provided, that Red Lion will, and will cause each member of the Red Lion Group to, cease use of products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks or consumer information telephone numbers beginning on the first anniversary of the Separation Time; provided, further, that there will be no time limit with respect to Red Lion's sale of products bearing the corporate name, Trademarks or consumer information telephone numbers or that use any packaging bearing that same included in the Red Lion Inventory. The Red Lion Group will use commercially reasonable efforts to cease the sale or use of such products, product labeling or packaging as promptly as reasonably practicable following the Separation Time, consistent with their ordinary course of business. Red Lion will, and will cause each member of the Red Lion Group to, maintain quality standards for products of the Red Lion Business not materially different from those maintained by the Red Lion Business prior to the Separation Time for so long as any member of the Red Lion Group continues to sell or use any products, product labeling, packaging, advertising, sales or promotional materials bearing the corporate names, Trademarks or consumer information telephone numbers of any member of the Navy Group.

        Section 4.6    Removal of Tangible Assets.

          (a)   Except as may be otherwise provided in the TSA, or otherwise agreed to by the Parties, all tangible Red Lion Assets that are located at any Non-Red Lion Facilities will be moved as promptly as practicable after the Separation Time from such facilities, at Navy's expense and in a manner so as not to unreasonably interfere with the operations of any member of the Navy Group and to not cause damage to such facility, and such member of the Navy Group will provide reasonable access to such facility to effectuate same. Red Lion will remove any Red Lion Assets that remain at any such facilities in connection with the performance of services under the TSAs as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

          (b)   Except as may be otherwise provided in the TSAs or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Red Lion Facilities will be moved as promptly as practicable after the Separation Time from such facilities, at Navy's expense and in a manner so as not to unreasonably interfere with the operations of any member of the Red Lion Group and to not cause damage to such Red Lion Facility, and such member of the Red Lion Group will provide reasonable access to such Red Lion Facility to effectuate such movement. Navy will remove any Excluded Assets that remain at any such Red Lion Facilities in connection with the performance of services under the TSAs as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

        Section 4.7    Insurance.

          (a)    Rights Under Policies.    Notwithstanding any other provision of this Agreement, from and after the Separation Date, none of Red Lion nor any other member of the Red Lion Group will have any rights whatsoever with respect to any Policies, except that (i) Navy will, if requested by Red Lion, use commercially reasonable efforts to assert, on behalf of Red Lion, claims for any loss, liability or damage with respect solely to the Red Lion Assets or Red Lion Liabilities under Policies with third-party insurers or SOL Insurance Ltd. which are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Separation Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, and (ii) Navy will, if requested by Red Lion, use commercially reasonable efforts to continue to prosecute, on behalf of Red Lion, claims with respect solely to Red Lion Assets or Red Lion Liabilities properly asserted with an insurer prior to the Separation Date under Policies with third-party insurers which are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Separation Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided that in the case of both clauses (i) and (ii) above, (A) all of Navy's and each member of the Navy Group's costs and expenses incurred in connection with the foregoing are promptly paid by Red Lion, (B) Navy and the Navy Group may, at any time, without Liability or obligation to Red Lion or any member of the Red Lion Group (other than as set forth in Section 4.7(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) any such claim will be subject to all of the terms and conditions of the applicable Policy and (D) Red Lion promptly pays to Navy any applicable deductible.

          (b)    Assistance by Navy.    Until the one-year anniversary of the Separation Time and as requested by Red Lion, Navy will use commercially reasonable efforts to assist Red Lion in connection with any efforts by Red Lion to acquire insurance coverage with respect to the Red Lion Business for incidents occurring prior to the Separation Date, as described in Section 4.7(a); provided, that all of Navy's reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Red Lion.

          (c)    Navy Actions.    In the event that after the Separation Date, Navy or any member of the Navy Group proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Red Lion has rights to assert claims pursuant to Section 4.7(a) in a manner that would adversely affect any such rights of Red Lion (i) Navy will give Red Lion prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Navy) and (ii) Navy will pay to Red Lion its equitable share (which must be determined by Navy in good faith based on the amount of premiums paid or allocated to the Red Lion Business in respect of the applicable Policy) of any net proceeds actually received by Navy from the insurer under the applicable Policy as a result of such action by Navy (after deducting Navy's reasonable costs and expenses incurred in connection with such action). The Tax treatment of any such payments to Red Lion by Navy will be handled in accordance with Section 3.4(c).

          (d)    Insurance Premiums.    Subject to clause (B) of the proviso to Section 4.7(a), from and after the Separation Date, Navy will pay, if so directed by Red Lion, all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Separation Date, whereupon Red Lion will upon the request of Navy, promptly reimburse Navy for that portion of such premiums paid by Navy as are reasonably determined by Navy (and reasonably approved by Red Lion) to be attributable to the Red Lion Business.

          (e)    Agreement for Waiver of Conflict and Shared Defense.    In the event that a Policy provides coverage for both Navy and/or a member of the Navy Group, on the one hand, and Red Lion and/or a member of the Red Lion Group, on the other hand, relating to the same occurrence or claim, Navy and Red Lion agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

          (f)    Termination.    The obligations of Navy and the Navy Group set forth in this Section 4.7 will terminate on the one-year anniversary of the Separation Time, except with respect to any claims against Occurrence Basis Policies.

          (g)    No Limitation to Indemnity.    Nothing in this Section 4.7 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Expenses.     Except as otherwise provided in this Agreement, including Section 1.7(b), Section 1.7(c), Section 1.10, Section 2.7(d), Section 3.4(b), Section 3.5(b), Section 3.6(b), Section 3.6(d), Section 4.2(i), Section 4.4, Section 4.7, the Merger Agreement or any Ancillary Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in Section 6.8 of the Merger Agreement.

        Section 5.2    Entire Agreement.     This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

        Section 5.3    Governing Law.     This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) is governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

        Section 5.4    Notices.     Any notice, demand, claim or other communication under this Agreement shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Navy or, prior to the Effective Time, Red Lion:

    Nabors Industries Ltd.
    Crown House
    Second Floor
    4 Par-la-Ville Road
    Hamilton, HM 08
    Bermuda
    Attention:    Corporate Secretary

  with a copy (which shall not constitute notice) to:

    Nabors Corporate Services, Inc.
    515 West Greens Road, Suite 1200
    Houston, Texas 66057
    Attention:    Laura Doerre
    Facsimile:    (281) 775-4319

  with a copy (which shall not constitute notice) to:

    Milbank, Tweed, Hadley & McCloy LLP
    One Chase Manhattan Plaza
    New York, New York 10005
    Attention:    Charles J. Conroy
                          Scott W. Golenbock
    Facsimile:    (212) 530-5219

  If to Red Lion, after the Effective Time:

    C&J Energy Services Ltd.
    3990 Rogerdale
    Houston, TX 77042
    Attention:    Theodore Moore
    Facsimile:    (713) 325-5920

  with a copy (which shall not constitute notice) to:

    Vinson & Elkins L.L.P.
    1001 Fannin, Suite 2500
    Houston, Texas 77002
    Attention:    Jeffery B. Floyd
                          Stephen M. Gill
    Facsimile:    (713) 615-5956

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to Navy will be deemed notice to all members of the Navy Group, and any notice to Red Lion will be deemed notice to all members of the Red Lion Group.

        Section 5.5    Priority of Agreements.     If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

        Section 5.6    Amendments and Waivers.

          (a)   This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, no such amendment or waiver shall be effective without the prior written consent of Penny. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

          (b)   No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 5.6(a) and will be effective only to the extent in such writing specifically set forth.

        Section 5.7    Termination.     This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

        Section 5.8    Parties in Interest.     This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. Penny shall be a third-party beneficiary of the rights of Red Lion under this Agreement. This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except (i) as contemplated in the preceding sentence, (ii) for the provisions of Article III with respect to indemnification of Indemnitees and (iii) for the second sentence of Section 5.6(a), which shall be to the benefit of Penny.

        Section 5.9    Assignability.     No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group; provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement; and provided, further, that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

        Section 5.10    Construction.     When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Merger Agreement, or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaim any implied duty of good faith and fair dealing or similar concept.

        Section 5.11    Severability.     If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement or such Ancillary Agreement, it being the intent and agreement of the parties hereto that this Agreement and any Ancillary Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

        Section 5.12    Counterparts.     This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

        Section 5.13    Survival of Covenants.     Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, will survive each of the Red Lion Restructuring and the Recapitalization and will remain in full force and effect.

        Section 5.14    Jurisdiction; Consent to Jurisdiction.

          (a)    Exclusive Jurisdiction.    Each of the Parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a "Covered Claim") may be brought and determined in any of the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, and each of the Parties hereto hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 5.4. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (b)    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14(b).

        Section 5.15    Specific Performance.     In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, subject to

Section 3.7. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

        Section 5.16    Limitations of Liability.     Notwithstanding anything in this Agreement to the contrary, neither Red Lion or its Affiliates, on the one hand, nor Navy or its Affiliates, on the other hand, will be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a Third-Party Claim).

ARTICLE VI

DEFINITIONS

        For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

        "Accounting Exhibit" means the accounting statement exhibit on Schedule 2.7(a) attached hereto and the line items, accounting principles, methods, practices, categories, estimates, judgments and assumptions set forth therein.

        "Accounting Firm" has the meaning set forth in Section 2.7(d).

        "Action" means any demand, charge, claim, action, suit, counter suit, arbitration, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

        "Adjusted Navy Restricted Share" has the meaning given to such term in the Merger Agreement.

        "Adjusted Options" has the meaning given to such term in the Merger Agreement.

        "Adjustment Amount" means (i) Working Capital, less (ii) the amount closest to Working Capital in the Target Working Capital Range, calculated in accordance with the Accounting Exhibit; provided, however, that if Working Capital is in the Target Working Capital Range, then the Adjustment Amount will be equal to zero.

        "Adjustment Payment" has the meaning set forth in Section 2.7(f).

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

        "Agreement" has the meaning set forth in the preamble.

        "Alberta" has the meaning set forth in the recitals.

        "Alliance Agreement" has the meaning set forth in Section 2.4(a)(v).

        "Ancillary Agreements" means the Tax Matters Agreement, the TSAs, the Employee Benefits Agreement, the Alliance Agreement and the Registration Rights Agreement.

        "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

        "Business Day" means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

        "Canada Completion Business" has the meaning set forth in the recitals.

        "Claims Made Policies" has the meaning set forth in Section 4.7(a).

        "Claims Notice" has the meaning set forth in Section 3.5(b)(i).

        "Closing" has the meaning set forth in the Merger Agreement.

        "Closing Adjustment Statement" has the meaning set forth in Section 2.7(b).

        "Closing Date" has the meaning set forth in the Merger Agreement.

        "Code" means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

        "Confidentiality Agreement" means the confidentiality agreement to be entered into between Navy and Red Lion prior to the Separation Time in form and substance reasonably acceptable to Navy, Red Lion and Penny.

        "Consents" means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

        "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

        "Control" and its derivatives means, with respect to any Person (other than an individual): (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in such Person or (ii) equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the Assets of such Person; or (b) the right to appoint, directly or indirectly, a majority of the board of directors or equivalent governing body of such Person; or (c) the right to control, directly or indirectly, the management or direction of such Person by means of Contract, corporate governance document or a similar instrument; or (d) in the case of a partnership, the holding of the position of sole general partner.

        "Convey" has the meaning set forth in Section 1.1(a). Variants of this term, such as "Conveyance," will have correlative meanings.

        "Covered Claim" has the meaning set forth in Section 5.14(a).

        "Debt Financing Agreements" has the meaning set forth in the recitals.

        "Direct Claims" has the meaning set forth in the definition of "Losses."

        "Divested Business" means any business or product line of the Red Lion Business sold or terminated by the Navy Group (or any predecessor) prior to the Separation Time.

        "Effective Time" has the meaning given to such term in the Merger Agreement.

        "Employee Benefits Agreement" has the meaning set forth in Section 2.4(a)(i). From and after the Separation Time, the Employee Benefits Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

        "Environmental Conditions" means the presence as of the Separation Time in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable response action standard or threshold established under any applicable Environmental Law or that otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

        "Environmental Law" has the meaning set forth in the Merger Agreement.

        "Estimated Adjustment Payment" has the meaning set forth in Section 2.7(a).

        "Estimated Closing Adjustment Statement" has the meaning set forth in Section 2.7(a).

        "Exchange Ratio" has the meaning given to such term in the Merger Agreement.

        "Excluded Actions" has the meaning set forth in Section 1.5(b)(iii).

        "Excluded Assets" has the meaning set forth in Section 1.4(b).

        "Excluded Environmental Liabilities" has the meaning set forth in Section 1.5(b)(vi).

        "Excluded Liabilities" has the meaning set forth in Section 1.5(b).

        "Final Adjustment Payment" has the meaning set forth in Section 2.7(f).

        "Final Closing Adjustment Statement" has the meaning set forth in Section 2.7(e).

        "Final Determination" has the meaning set forth in the Tax Matters Agreement.

        "Governmental Approvals" means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

        "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

        "Group" means the Navy Group, the Red Lion Group or the Penny Group, as the context requires.

        "Guarantee Release" has the meaning set forth in Section 1.10(b).

        "Hazardous Materials" has the meaning set forth in the Merger Agreement.

        "Indemnifying Party" means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article III hereof or any other section of this Agreement or any Ancillary Agreement.

        "Indemnitee" means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article III hereof or any other section of this Agreement or any Ancillary Agreement.

        "Inidigo" has the meaning set forth in the recitals.

        "Information" means information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

        "Insurance Proceeds" means those monies: (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured.

        "Intellectual Property" means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, "Trademarks"), (iii) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (iv) computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form, and all related documentation, (v) trade secrets and all other confidential or proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (vi) rights of privacy and publicity, and (vii) any and all other proprietary rights, and (viii) any and all other intellectual property under the Laws of any country throughout the world.

        "Intercompany Accounts" has the meaning set forth in Section 1.6(c).

        "Laws" means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

        "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

        "Litigation Conditions" has the meaning set forth in Section 3.5(b)(ii).

        "Losses" means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys' fees); provided, however, that (i) with respect to claims made hereunder by (A) any member of the Navy Group, on the one hand, against any member of the Red Lion Group, on the other hand, or (B) by any member of the Red Lion Group, on the one hand, against any member of the Navy Group, on the other hand (collectively, "Direct Claims"), "Losses" will not include attorneys' fees or other arbitration or litigation expenses (including without limitation experts' fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article III or Section 5.14 and (ii) "Losses" will not include any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

        "LuxCo" has the meaning set forth in the recitals.

        "Merger" has the meaning set forth in the recitals.

        "Merger Agreement" has the meaning set forth in the recitals of this Agreement.

        "Merger Sub" has the meaning set forth in the recitals.

        "Navy" has the meaning set forth in the preamble.

        "Navy Adjusted Option" has the meaning given to such term in the Merger Agreement.

        "Navy Group" means Navy and each of its Subsidiaries, but excluding any member of the Red Lion Group.

        "Navy Indemnitees" means Navy, each member of the Navy Group, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Navy Group (in each case, in their respective capacities as such).

        "Navy Objection" has the meaning set forth in Section 2.7(c).

        "Navy Stock Option" has the meaning given to such term in the Merger Agreement.

        "Navy Transfer Documents" has the meaning set forth in Section 2.5.

        "Navy TSA" has the meaning set forth in Section 2.4(a)(iii). From and after the Separation Time, the Navy TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

        "Non-Red Lion Business" means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Separation Time by Navy, the Navy Subsidiaries, Red Lion and the Red Lion Subsidiaries, in each case that are not included in the Red Lion Business.

        "Non-Red Lion Facilities" means all facilities that are used or held for use by a member (or former member) of the Navy Group, including any formerly owned, operated or leased properties of the Red Lion Business.

        "Note Repayment" has the meaning set forth in the recitals.

        "Notes" has the meaning set forth in the recitals.

        "Occurrence Basis Policies" has the meaning set forth in Section 4.7(a).

        "Orders" means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

        "Parties" means Navy, and Red Lion and, for purposes of the obligations in Section 3.2, the Red Lion Group.

        "Penny" has the meaning set forth in the recitals.

        "Penny Base Share Number" has the meaning set forth in Section 2.3.

        "Penny Common Stock" has the meaning set forth in the recitals.

        "Penny Group" means Penny and each of its Subsidiaries, including after the Effective Time, the Red Lion Group.

        "Penny Stock Options" has the meaning given to such term in the Merger Agreement.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

        "Policies" means all insurance policies, insurance contracts and claim administration contracts of any kind of Navy and its Subsidiaries (including members of the Red Lion Group) and their predecessors which were or are in effect at any time at or prior to the Separation Date, including but not limited to commercial general liability, automobile liability, workers' compensation and employer's liability, excess and umbrella liability, aircraft hull and liability, commercial crime (including ERISA bond), property and business interruption, directors' and officers' liability, fiduciary liability, errors and omissions, special accident, environmental, inland and marine, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

        "Privileged Information" has the meaning set forth in Section 4.3(a).

        "Privileges" has the meaning set forth in Section 4.3(a).

        "Real Property Interests" means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

        "Recapitalization" has the meaning set forth in the recitals.

        "Red Lion" has the meaning set forth in the recitals.

        "Red Lion Accounts" means the bank and brokerage account owned by Red Lion or any other member of the Red Lion Group.

        "Red Lion Assets" has the meaning set forth in Section 1.4(a).

        "Red Lion Books and Records" has the meaning set forth in Section 1.4(a)(iv).

        "Red Lion Business" has the meaning set forth in the recitals.

        "Red Lion Common Shares" has the meaning set forth in the recitals.

        "Red Lion Contracts" has the meaning set forth in Section 1.4(a)(iii).

        "Red Lion Employee" has the meaning set forth in the Employee Benefits Agreement.

        "Red Lion Employee Benefit Plans" has the meaning set forth in the Merger Agreement.

        "Red Lion Entities" has the meaning set forth in Section 1.4(a)(ii).

        "Red Lion Entity Interests" has the meaning set forth in Section 1.4(a)(ii).

        "Red Lion Facilities" has the meaning set forth in Section 1.4(a)(i).

        "Red Lion Financing" has the meaning set forth in the recitals.

        "Red Lion Group" means Red Lion and each of its Subsidiaries. The Penny Group will be deemed to be members of the Red Lion Group as of the Effective Time.

        "Red Lion Indemnitees" means Red Lion, each member of the Red Lion Group, and each of their respective successors and assigns, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Red Lion Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

        "Red Lion Information" has the meaning set forth in Section 4.3(b).

        "Red Lion Inventory" has the meaning set forth in Section 1.4(a)(xii).

        "Red Lion Liabilities" has the meaning set forth in Section 1.5(a).

        "Red Lion Restructuring" has the meaning set forth in the recitals.

        "Red Lion Share Issuance" has the meaning set forth in Section 2.3.

        "Red Lion Transfer Documents" has the meaning set forth in Section 2.6.

        "Red Lion TSA" has the meaning set forth in Section 2.4(a)(ii). From and after the Separation Time, the Red Lion TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

        "Registration Rights Agreement" has the meaning set forth in Section 2.4(a)(vi).

        "Reserve Amount" has the meaning set forth in Schedule 2.7(b).

        "Restricted Penny Share" has the meaning set forth in the Merger Agreement.

        "Restricted Navy Share" has the meaning set forth in the Merger Agreement.

        "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

        "Separation Date" has the meaning set forth in Section 2.1.

        "Separation Time" has the meaning set forth in Section 2.1.

        "Shared Information" means (i) all Information provided by any member of the Red Lion Group to a member of the Navy Group prior to the Separation Time, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Red Lion Business prior to the Separation Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or the Merger Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Navy or Red Lion, as the case may be.

        "Subsidiary" of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

        "Target Working Capital Range" has the meaning set forth in Schedule 2.7(b).

        "Tax" has the meaning set forth in the Tax Matters Agreement.

        "Tax Matters Agreement" has the meaning set forth in Section 2.4(a)(iv). From and after the Separation Time, the Tax Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

        "Tax Return" has the meaning set forth in the Tax Matters Agreement.

        "Third-Party Claim" has the meaning set forth in Section 3.5(b)(i).

        "Trademarks" has the meaning set forth in the definition of "Intellectual Property."

        "Transactions" has the meaning set forth in the Tax Matters Agreement.

        "Transfer Documents" has the meaning set forth in Section 2.6.

        "TSAs" has the meaning set forth in Section 2.4(a)(iii).

        "U.S. Completion Business" has the meaning set forth in the recitals.

        "USHC" has the meaning set forth in the recitals.

        "Working Capital" has the meaning set forth in Schedule 2.7(b).

[Signature Page Follows]

        IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

NABORS INDUSTRIES LTD.
By:	/s/ MARK D. ANDREWS
	Name:	Mark D. Andrews
	Title:	Corporate Secretary
NABORS RED LION LIMITED
By:	/s/ MARK D. ANDREWS
	Name:	Mark D. Andrews
	Title:	Director

[Signature Page to Separation Agreement]

 Annex C

June 24, 2014

The Board of Directors
C&J Energy Services, Inc.
3990 Rogerdale Rd.
Houston, Texas 77042

Dear Members of the Board of Directors:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of C&J Energy Services, Inc., a Delaware corporation ("Copper"), other than any Shares held by Copper, Navy (defined below), Red Lion (defined below) or the Surviving Corporation (defined below) or any of their affiliates, of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and among Nabors Industries Ltd., a Bermuda exempted company ("Navy"), Nabors Red Lion Limited, a Bermuda exempted company and wholly owned subsidiary of Navy ("Red Lion"), and Copper. The Agreement provides for, among other things, the merger of a Delaware corporation that will be a wholly owned subsidiary of Red Lion ("Merger Sub") with and into Copper (the "Merger"), pursuant to which Copper will be the surviving corporation (the "Surviving Corporation"), and each issued and outstanding Share (other than any Shares owned by Copper or Merger Sub) will be converted into the right to receive one (the "Exchange Ratio") share of common stock, par value $1.00 per share, of Red Lion. Prior to the effective time of the Merger, we understand that pursuant to the Separation Agreement by and between Navy and Red Lion (the "Separation Agreement", and together with the Merger Agreement, the "Agreements") and the Merger Agreement (as the case may be), among other things (i) Navy, Red Lion and certain of Red Lion's subsidiaries will effect a restructuring pursuant to which Navy will transfer to Red Lion its completion and production services business, (collectively, the "Business" and, such transfer, the "Separation"), (ii) Navy, Red Lion and certain of Red Lion's subsidiaries will undertake certain debt financing arrangements (the "Financings") that, following the effective time of the Merger, will remain as debt obligations of a subsidiary of Red Lion and the proceeds of which will be used to fund the repayment of certain intercompany notes in an aggregate amount of approximately $909 million to a subsidiary of Navy (following the netting of certain assumed indebtedness) and (iii) immediately following the Merger, holders of Shares exchanged in the Merger will hold in the aggregate approximately 47%, and Navy will hold approximately 53%, of the shares of common stock (on a fully-diluted basis) of the Surviving Corporation. The Merger, the Separation, the Financings and the other transactions contemplated by the Agreements are collectively referred to herein as the "Transactions." The summary of the Transactions is qualified in its entirety by the terms of the Agreements.

        Tudor, Pickering, Holt & Co. Securities, Inc. ("TPH") and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Copper, Navy, any of the other parties to the Transactions and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreements. In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Copper, Navy, other prospective counterparties and their respective affiliates. We have acted as financial advisor to Copper solely in order to render this opinion in connection with the Transactions. We expect to receive fees for our services, which are payable upon delivery of our opinion, and Copper has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We served as an underwriter on Copper's initial public offering in July 2011, and we may provide investment banking or other financial services to Navy, Copper or any of the other parties to the Transactions or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

        In connection with this opinion, we have reviewed, among other things, (i) a draft of the Merger Agreement dated June 24, 2014; (ii) a draft of the Separation Agreement, dated June 24, 2014; (iii) annual reports to stockholders and Annual Reports on Form 10-K of Copper for the three years ended December 31, 2013; (iv) annual reports to shareholders and Annual Reports on Form 10-K of Navy for the three years ended December 31, 2013; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Copper and Navy; (vi) certain other communications from Copper and Navy to their respective stockholders; (vii) certain internal financial information and forecasts for Copper and the Business prepared or provided by the management of Copper (the "Forecasts"); (viii) certain publicly available research analyst reports with respect to the future financial performance of Copper and the Business; and (ix) certain cost savings and operating synergies projected by the management of Copper to result from the Transactions (the "Synergies"). We also have held discussions with members of the senior management of Copper regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Copper and of the Business. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for Copper and the Business with similar information for certain other companies the securities of which are publicly traded, and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

        For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Copper, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Business, the Surviving Corporation, Copper, Navy, Red Lion, Merger Sub, any of Red Lion's other subsidiaries following consummation of the Merger, the holders of Shares or the expected benefits of the Transactions that would be in any way meaningful to our analysis, and that the definitive Merger Agreement and definitive Separation Agreement will not differ in any material respects from the last drafts thereof furnished to us as of the date hereof. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Copper or any of its subsidiaries or Navy or any of its subsidiaries, or otherwise with respect to the Business or the Surviving Corporation, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters, and we have assumed with your consent that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        Our opinion does not address the underlying business decision of Copper to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to Copper. This opinion addresses only the fairness to specified holders of the Shares from a financial point of view, as of the date hereof, of the Exchange Ratio pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of Copper, Navy or the Business; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Copper, Navy or the Business, or any class of such persons, in connection with the Transactions, whether relative to the Exchange Ratio pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the price at which the shares of Copper's, Navy's or the Surviving Company's common stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Copper in connection with its consideration of the Transactions, and such opinion does not constitute a recommendation as to how any holder of interests in Copper should vote with respect to such Transactions or any other matter. This opinion has been reviewed and approved by TPH's fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided in the Merger pursuant to the Merger Agreement is fair from a financial point of view to the holders of Shares, other than any Shares held by Copper, Navy, Red Lion or the Surviving Corporation or any of their affiliates.

Very truly yours,
Tudor, Pickering, Holt & Co. Securities Inc.
By:	/s/ ADAM PEAKES
	Name:	Adam Peakes
	Title:	Managing Director

 Annex D

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

June 24, 2014

The Board of Directors
C&J Energy Services, Inc.
3990 Rogerdale
Houston, Texas 77042

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of C&J Energy Services, Inc. ("C&J") of the Exchange Ratio (defined below) provided for pursuant to an Agreement and Plan of Merger (the "Merger Agreement") proposed to be entered into among Nabors Industries Ltd. ("Nabors"), Nabors Red Lion Limited, a wholly owned subsidiary of Nabors ("Red Lion"), and C&J pursuant to which C&J and the U.S. and Canadian well services and completion businesses of Nabors and its subsidiaries (collectively, the "Red Lion Business") will be combined. As more fully described in the Merger Agreement and after giving effect to the Related Transactions (defined below), (i) a newly-formed, wholly owned subsidiary of Red Lion ("Merger Sub") will be merged with and into C&J (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of C&J ("C&J Common Stock") will be converted into the right to receive one (the "Exchange Ratio") common share, par value $1.00 per share, of Red Lion ("Red Lion Common Shares"), subject to adjustment (as to which we express no opinion) as set forth in the Merger Agreement.

        We understand that, pursuant to the Merger Agreement and a Separation Agreement (the "Separation Agreement" and, together with the Merger Agreement, the "Agreements") proposed to be entered into between Nabors and Red Lion, (i) prior to consummation of the Merger, Nabors will effect an internal restructuring and recapitalization pursuant to which, among other things, substantially all of the assets and liabilities of Nabors related to the Red Lion Business will be consolidated and transferred to Red Lion, certain entities not engaged in the Red Lion Business will be transferred by Red Lion to Nabors and certain debt financings and refinancings will be undertaken with respect to the Red Lion Business and (ii) following consummation of the Merger, C&J will be transferred to a wholly owned subsidiary of Red Lion to be organized as a limited liability company under the laws of Luxembourg, which will subsequently transfer C&J to a wholly owned subsidiary of Red Lion incorporated under the laws of the State of Delaware (such transfers, together with the transactions described in clause (i) above and the other transactions contemplated by the Agreements, the "Related Transactions"). We also have been advised that, in connection with the Merger, certain transition, global alliance and other related agreements will be entered into among Nabors and its subsidiaries (other than Red Lion and its subsidiaries) and Red Lion and its subsidiaries (including, after consummation of the Merger, C&J and its subsidiaries) (such agreements, the "Related Agreements").

        In arriving at our opinion, we reviewed drafts, each dated June 24, 2014, of the Agreements and held discussions with certain senior officers, directors and other representatives of C&J and certain senior officers and other representatives of Nabors concerning the businesses, operations and prospects of C&J and the Red Lion Business on a standalone basis and as combined in Red Lion. We reviewed certain publicly available and other business and financial information relating to C&J and the Red Lion Business as well as certain financial forecasts and other information and data relating to C&J and the Red Lion Business which were provided to or discussed with us by the respective managements of C&J and Nabors, including certain adjustments to the financial forecasts and other information and data relating to the Red Lion Business prepared by the management of C&J and certain information

The Board of Directors
C&J Energy Services, Inc.
June 24, 2014

and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of C&J to result from the Merger and the Related Transactions. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of C&J Common Stock; the financial condition and historical and projected earnings and other operating data of C&J and the Red Lion Business; and the capitalization of C&J and Red Lion. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of C&J and the Red Lion Business. We also evaluated certain potential pro forma financial effects of the Merger and the Related Transactions relative to C&J on a standalone basis utilizing the financial forecasts and other information and data relating to C&J and the Red Lion Business described above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. We have not compared the financial terms of the Merger to financial terms of other transactions given, in our view, the lack of sufficient comparability of other transactions with the Merger. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of C&J and Nabors that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to C&J and the Red Lion Business, including certain adjustments to the financial forecasts and other information and data relating to the Red Lion Business prepared by the management of C&J, we have been advised by the managements of C&J and Nabors, as the case may be, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to the future financial performance of C&J and the Red Lion Business, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of C&J to result from, and other potential pro forma financial effects of, the Merger and the Related Transactions and the other matters covered thereby. We have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger and the Related Transactions, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the managements of C&J and Nabors as to (i) the Related Transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the ability to integrate C&J and the Red Lion Business, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key customers and (iv) the potential impact on C&J and the Red Lion Business of market and other trends and prospects for, and governmental and other regulatory and legislative matters relating to or affecting, the oil and gas industry, including assumptions of the managements of C&J and Nabors as to, among others, oil and gas supply and demand cycles, commodity pricing, demand for completion and production services and pricing for such services reflected in the financial forecasts and other information and data utilized in our analyses, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have assumed, with your consent, that there will be no developments with respect to any

The Board of Directors
C&J Energy Services, Inc.
June 24, 2014

such matters that would have an adverse effect on C&J, Red Lion (including the Red Lion Business), the Merger or the Related Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to our analyses or opinion.

        We have evaluated Red Lion and the Merger for purposes of our analyses and opinion after giving effect to the Related Transactions. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of C&J, the Red Lion Business or any entity or other business and we have not made any physical inspection of the properties or assets of C&J, the Red Lion Business or any entity or other business. We have assumed, with your consent, that the Merger and the Related Transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws and other relevant documents and requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger and the Related Transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed that would have an adverse effect on C&J, Red Lion (including the Red Lion Business), the Merger or the Related Transactions (including the contemplated benefits thereof). We also have assumed, with your consent, that the Merger and the Related Transactions will qualify, as applicable, for the intended tax treatment contemplated by the Agreements. Our opinion, as set forth herein, relates to the relative values of C&J and the Red Lion Business on a standalone and pro forma basis. We are not expressing any view or opinion as to the actual value of Red Lion Common Shares when issued in the Merger or the prices at which Red Lion Common Shares will trade or otherwise be transferable at any time. We have assumed, with your consent, that Red Lion will retain or acquire all assets, properties and rights necessary for the operations of Red Lion following the Merger and the Related Transactions, that appropriate reserves, indemnification arrangements or other provisions have been made with respect to the liabilities of or relating to Red Lion (including the Red Lion Business), and that Red Lion will not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Merger, the Related Transactions or otherwise. Representatives of C&J have advised us, and we further have assumed, that the final terms of the Agreements will not vary materially from those set forth in the drafts reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of C&J and Nabors as to such matters.

        Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein), aspects or implications of the Merger or the Related Transactions, including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms, of any Related Transactions, or any terms, aspects or implications of any Related Agreements, any support agreements or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the Related Transactions or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on C&J's behalf with respect to the acquisition of all or a part of C&J. We express no view as to, and our opinion does not address, the underlying business decision of C&J to effect the Merger or any Related Transactions, the relative merits of the Merger or any Related Transactions as compared to any alternative business strategies that might exist for C&J or the effect of any other transaction in which C&J might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger or the Related Transactions, or any class

The Board of Directors
C&J Energy Services, Inc.
June 24, 2014

of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. As you are aware, the credit, financial and stock markets, and the industries in which C&J and Red Lion operate, may experience volatility and we express no opinion or view as to any potential effects of such volatility on C&J, Red Lion (or their respective businesses), the Merger or the Related Transactions (including the contemplated benefits thereof).

        Citigroup Global Markets Inc. has acted as financial advisor to C&J in connection with the proposed Merger and the Related Transactions and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. As you are aware, at C&J's request, we and certain of our affiliates expect to participate in certain financings or refinancings to be undertaken in connection with the Related Transactions, for which services we and such affiliates will receive compensation. We and our affiliates in the past have provided, currently are providing and/or in the future may provide services to C&J, Nabors, Red Lion and their respective affiliates unrelated to the proposed Merger and the Related Transactions, for which services we and our affiliates have received and may receive compensation including, during the past two years, having acted or acting (i) as a lender with respect to certain credit facilities of C&J and certain related entities and (ii) as an underwriter, lender, arranger, bookrunner, initial purchaser and in various other roles with respect to certain securities offerings and credit facilities of Nabors and certain related entities. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of C&J, Nabors, Red Lion and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with C&J, Nabors, Red Lion and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of C&J in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to holders of C&J Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

 ANNEX E

BYE-LAWS

OF

NABORS RED LION LIMITED

E-ii

E-iii

E-iv

 INTERPRETATION

1.
Definitions

1.1
In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981;
Auditor	includes an individual, company or partnership;
Board

the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

Closing Date	the date of the closing of the merger of Penny and a subsidiary of the Company contemplated by the Merger Agreement;
Code	The Internal Revenue Code of 1986, as amended, of the United States;
Common Shareholders	Members that are registered holders of Common Shares;
Company	the company for which these Bye-laws are approved and confirmed;
Company Sale

any sale of the Company or any material direct or indirect subsidiary of the Company (whether by merger, amalgamation, consolidation, sale of Common Shares or otherwise) or the lease, sale or other disposition of all, or substantially all, of the Company's assets on a consolidated basis;

Director	a director of the Company;
Independent Directors	a director of the Company that the Board determines qualifies as independent under the listing standards of the principal stock exchange on which the Common Shares are listed;
Member

the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Merger Agreement	that certain agreement and plan of merger, dated as of June 25, 2014, by and among Navy, the Company and Penny, as same may be amended and restated from time to time;
Navy	Nabors Industries Ltd., a Bermuda exempted company;

Navy Selected Directors

Laura Doerre, Siggi Meissner and William Restrepo, or, if one of them has resigned, died, or is otherwise unable to serve as director for any reason, a replacement thereof designated in writing by Navy and approved by the Company's nominating and governance committee;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;
Officer	any person appointed by the Board to hold an office in the Company;
Penny	C&J Energy Services Ltd., a Delaware corporation;
Pro Rata Share

a fraction (expressed as a percentage), the numerator of which equals the number of Common Shares held at the relevant time by Navy and the denominator of which equals the total number of issued and outstanding Common Shares at such time;

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;
Register of Members	the register of members referred to in these Bye-laws;
Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;
Right of First Refusal	the Company's right of first refusal with respect to certain transfers of Common Shares by Navy pursuant to Section 6.18 of the Merger Agreement (or any successor provision thereof);
Rights Plan	any shareholder rights plan adopted by the Board in accordance with Bye-law 4.5;
Secretary

the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Standstill Period

the period beginning at the effective time of the merger as set forth in the Merger Agreement and ending upon the earlier to occur of (a) the five-year anniversary of the effective time of the merger pursuant to the Merger Agreement and (b) the date that Navy beneficially owns less than 15% of all issued and outstanding Common Shares;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and
United States or U.S.	the United States of America and its dependant territories or any part thereof.
1.2
In these Bye-laws, where not inconsistent with the context:

  (a)
  words denoting the plural number include the singular number and vice versa;

    (b)
    words denoting the masculine gender include the feminine and neuter genders;

    (c)
    words importing persons include companies, associations or bodies of persons whether corporate or not;

    (d)
    the words:-

    (i)
    "may" shall be construed as permissive; and

    (ii)
    "shall" shall be construed as imperative;

    (e)
    a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

    (f)
    the word "corporation" means a corporation whether or not a company within the meaning of the Act; and

    (g)
    unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3
In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4
Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.
Power to Issue Shares

2.1
Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2
Without limitation to the provisions of Bye-law 4, subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.
Power of the Company to Purchase its Shares

3.1
The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2
The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.
Rights Attaching to Shares

4.1
At the date these Bye-laws are adopted, the authorized share capital of the Company is divided into two classes comprising: (i) [number] common shares of par value US$[0.01] each (the "Common Shares") and (ii) [number] preference shares of par value US$[0.01] each (the "Preference Shares").

4.2
The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to Preference Shares):

  (a)
  be entitled to one vote per share;

    (b)
    be entitled to such dividends as the Board may from time to time declare;

    (c)
    in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

    (d)
    generally be entitled to enjoy all of the rights attaching to shares.

4.3
The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

  (a)
  the number of shares constituting that series and the distinctive designation of that series;

  (b)
  the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

  (c)
  whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

  (d)
  whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

  (e)
  whether or not the shares of that series shall be redeemable or purchaseable and, if so, the terms and conditions of such redemption or purchase, including the manner of selecting shares for redemption or purchase if less than all shares are to be redeemed or purchased, the date or dates upon or after which they shall be redeemable or purchaseable, and the amount per share payable in case of redemption or purchase, which amount may vary under different conditions and at different redemption or purchase dates;

  (f)
  whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

  (g)
  the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

  (h)
  the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and

  (i)
  any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4
Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.5
At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6
During the Standstill Period, to the extent that the Board adopts a Rights Plan in accordance with Bye-law 4.5, the Board shall ensure that the terms of the Rights Plan provide that the rights issued pursuant to the Rights Plan shall not become exercisable as a result of the ownership of Common Shares by Navy in an amount not exceeding, and such Rights Plan shall not otherwise directly or indirectly restrict or impair the ownership of those Common Shares by Navy in an amount not exceeding, the Common Shares held by Navy at the time the such Rights Plan is adopted.

4.7
After the termination of the Standstill Period, to the extent that the Board adopts a Rights Plan in accordance with Bye-law 4.5, the Board shall ensure that the terms of the Rights Plan provide that the rights shall not become exercisable as a result of the ownership of Common Shares by Navy in amount not exceeding, and such Rights Plan shall not otherwise directly or indirectly restrict or impair the ownership of those Common Shares by Navy in an amount not exceeding, the Common Shares held by Navy at the time such Rights Plan is adopted.

4.8
All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

4.9
The Board shall within two days of the Closing Date adopt a Rights Plan that, subject to Bye-law 4.6, shall have such terms and conditions as the Board deems to be in the best interests of the Company and that shall have a fixed term of two years and pursuant to which, at any time any Member's interest in the Company reaches 10% or more, or in the case of Navy increases to more than the amount specified in Bye-laws 4.6 or 4.7 as applicable, (each an "Acquiring Member") the Company shall have the right to purchase Preference Shares from all Members, other than the Acquiring Member, in accordance with the terms and provisions of the Rights Plan

5.
Calls on Shares

5.1
The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2
Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3
The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4
The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

6.
Preemptive Rights

6.1
Until the termination of the Standstill Period and the 2 (two) year anniversary of the Closing Date, prior to the Company directly or indirectly issuing additional Common Shares, Preference Shares or other equity securities of the Company or any securities convertible into, exercisable for, or exchangeable for Common Shares or other equity securities of the Company (collectively, the "New Shares") to a proposed purchaser, Navy shall have the right to purchase the number of New Shares as provided in this Bye-law 6.

6.2
The Company shall give Navy at least 10 days' prior notice (the "First Notice") of any proposed issuance of New Shares, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer Navy the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Shares at the same price, on the same terms and conditions and at the same time as the New Shares are proposed to be issued by the Company. If Navy wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within five days after delivery by the Company of the First Notice, which notice shall state the dollar amount of New Shares that Navy would like to purchase up to a maximum amount equal to Navy's Pro Rata Share of the total offering amount.

6.3
Notwithstanding anything in this Bye-law 6 to the contrary, the provisions of this Bye-law 6 shall not apply to issuances of New Shares by the Company as follows:

  (a)
  Any issuance of New Shares upon the conversion or exercise or exchange of any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities, provided such issuance is pursuant to the terms of such instrument;

  (b)
  Any issuance of New Shares pursuant to a compensatory plan, agreement or arrangement that has been approved by the holders of a majority of the issued and outstanding Common Shares and to which Section 83 or 421(a) or (b) of the Code applies, provided that this paragraph (b) shall not apply to any issuance of New Shares to a person that is a "controlling shareholder" (within the meaning of U.S. Treasury Regulation Section 1.355-7(h)(3)) of the Company or that is party of a "coordinating group" (within the meaning of the U.S. Treasury Regulation Section 1.355-7(h)(4)) that is considered a controlling shareholder, and any such issuances shall be subject to the preemptive rights set forth in Bye-laws 6.1 and 6.2;

    (c)
    Any issuance of New Shares in connection with any stock split, or stock dividend, share subdivision or bonus issue, any reverse stock split or any recapitalization, reorganization or reclassification of the Company;

    (d)
    Any issuance of New Shares as consideration in any business combination or acquisition transaction involving the Company or any of its direct or indirect subsidiaries or in any joint venture, if the same is on arms' length terms with a third party; or

    (e)
    Any issuance, allotment or award of New Shares pursuant to a Rights Plan.

6.4
The provisions contained in this Bye-law 6 (Preemptive Rights) shall automatically terminate, expire and cease to have any further effect upon the 2 (two) year anniversary of the Closing Date.

7.
Forfeiture of Shares

7.1
If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call
Nabors Red Lion Limited (the "Company")

You have failed to pay the call of [amount of call] made on the [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.
Dated this [date] [Signature of Secretary] By Order of the Board
7.2
If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, purchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

7.3
A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4
The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.
Share Certificates

8.1
Every Member shall be entitled to a certificate under the common seal (or a facsimile thereof) of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2
The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

8.3
If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.4
Notwithstanding any provisions of these Bye-laws:

  (a)
  the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

  (b)
  unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

9.
Fractional Shares

The Company may not issue its shares in fractional denominations.

REGISTRATION OF SHARES

10.
Register of Members

10.1
The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

10.2
The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

11.
Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

12.
Transfer of Registered Shares

12.1
An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares
Nabors Red Lion Limited (the "Company")

FOR VALUE RECEIVED.................... [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.
DATED this [date]
Signed by: Transferor	In the presence of: Witness
Signed by: Transferee	In the presence of: Witness
12.2
Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

12.3
The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

12.4
The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5
The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

12.6
Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

12.7
Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

13.
Transmission of Registered Shares

13.1
In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2
Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a
Member
Nabors Red Lion Limited (the "Company")

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.
DATED this [date]
Signed by: Transferor	In the presence of: Witness
Signed by: Transferee	In the presence of: Witness
13.3
On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member's death or bankruptcy, as the case may be.

13.4
Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

 ALTERATION OF SHARE CAPITAL

14.
Power to Alter Capital

14.1
The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

14.2
Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

15.
Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. For the purposes of these Bye-laws, the rights conferred upon the holders of the shares of any class (including Common Shares) or series shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation, issue, allotment or award of further shares ranking in priority for payment of dividends or with respect to capital, or which confer on the holders voting rights more favourable than those conferred on the shares already in issue, and shall not otherwise be deemed to be varied by the creation or issue of further shares ranking pari passu therewith, or by the purchase or redemption by the Company of any of its own shares of any class or series.

DIVIDENDS AND CAPITALISATION

16.
Dividends

16.1
The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

16.2
The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

16.3
The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.4
The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.
Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

18.
Method of Payment

18.1
Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member's address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18.2
In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3
The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

18.4
Any dividend and/or other moneys payable in respect of a share which has remained unclaimed for [seven] years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company's own account. Such payment shall not constitute the Company a trustee in respect thereof.

18.5
The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member's new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or warrant.

19.
Capitalisation

19.1
The Board may capitalise any amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

19.2
The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

20.
Annual General Meetings

Notwithstanding the provisions of the Act entitling the Members of the Company to elect to dispense with the holding of an annual general meeting, an annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as may be determined by either (i) the president or the Chairman of the Company (if any), or (ii) a majority of the Board.

21.
Special General Meetings

Either (i) the president or the Chairman of the Company (if any), or (ii) a majority of the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

22.
Requisitioned General Meetings

The Board shall, on the requisition of the Members holding at the date of the deposit of the requisition not less than one tenth of such of the paid up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

23.
Notice

23.1
At least 10 days' notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

23.2
At least 10 days' notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

23.3
The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

23.4
A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

23.5
The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.
Giving Notice and Access

24.1
A notice may be given by the Company to a Member:

  (a)
  by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

  (b)
  by sending it by post to such Member's address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

  (c)
  by sending it by courier to such Member's address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

  (d)
  by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

  (e)
  by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

24.2
Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3
In proving service under paragraphs 24.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

25.
Postponement or Cancellation of General Meeting

The Secretary may, and on the instruction of the Chairman or president of the Company, the Secretary shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned in accordance with the Act) provided that notice of postponement or cancellation is given to the Members before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to each Member in accordance with these Bye-laws.

26.
Electronic Participation and Security in Meetings

26.1
Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

26.2
The Board may, and at any general meeting, the Chairman of such meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the Chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

27.
Quorum at General Meetings

27.1
At any general meeting two or more persons present throughout the meeting and representing in person or by proxy in excess of one-third of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business.

27.2
If at the time appointed for the meeting a quorum is not present, then, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, new notice of the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

28.
Chairman to Preside at General Meetings

The Chairman or the president of the Company (if there is one and the Chairman declines to act) shall act as chairman of the meeting at all general meetings at which such person is present. In their absence, a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

29.
Voting on Resolutions

29.1
Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

29.2
No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

29.3
At any general meeting a resolution put to the vote of the meeting shall:

  (a)
  in the first instance, shall be voted upon by way of poll in accordance with Bye-law 30;

  (b)
  if not voted upon by way of poll in accordance with Bye-law 29.3(a), shall be decided by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

29.4
In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

29.5
At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.6
At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

29.7
Notwithstanding anything to the contrary in these Bye-laws, until the fifth anniversary of the Closing Date, none of the following actions shall be taken unless the same is approved by a resolution of the Members approved by the holders of not less than two thirds of all shares in issue:

  (a)
  Any amendment to the memorandum of association or Bye-laws of the Company, unless approved by resolution of the Board including the affirmative vote of the Chairman of the Company and at least three of the Directors other than the Navy Selected Directors;

  (b)
  Any Company Sale;

  (c)
  Any issuance of new Company equity securities for which shareholder approval is required under applicable law or stock exchange rules, unless approved by resolution of the Board including the affirmative vote of the Chairman of the Company and at least three of the Directors other than the Navy Selected Directors; and

  (d)
  Any purchase by the Company or any of its direct or indirect subsidiaries of Common Shares that, together with all other Common Shares so purchased during that calendar year (but in each case excluding any Common Shares purchased pursuant to the Right of First Refusal), constitute more than 15% of the issued and outstanding Company Shares, or any other purchase of Common Shares by the Company or any of its direct or indirect subsidiaries for which the approval of Members is required pursuant to applicable law or stock exchange rules), in each case unless approved by resolution of the Board including the affirmative vote of the Chairman of the Company and at least three of the Directors other than the Navy Selected Directors.

30.
Power to Demand a Vote on a Poll

30.1
In accordance with Bye-law 29.3(a), a poll may be demanded by any of the following persons:

  (a)
  the chairman of such meeting; or

  (b)
  at least three Members present in person or represented by proxy; or

    (c)
    any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

    (d)
    any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

30.2
Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.3
A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

30.4
Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

31.
Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.
Instrument of Proxy

32.1
A Member may appoint a proxy by

  (a)
  an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time:

Proxy
Nabors Red Lion Limited (the "Company")

      I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here.]

      Signed this [date]

      Member(s)

      or

    (b)
    such telephonic, electronic or other means as may be approved by the Board from time to time.

32.2
The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy which is not received in the manner so permitted shall be invalid.

32.3
A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

32.4
The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

33.
Representation of Corporate Member

33.1
A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

33.2
Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

34.
Adjournment of General Meeting

34.1
The chairman of a general meeting may adjourn the meeting, whether or not a quorum is present.

34.2
Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, new notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

35.
Written Resolutions

35.1
Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting only by written resolution signed by (or, in the case of a member that is a corporation, on behalf of) all Members.

35.2
A resolution in writing may be signed in any number of counterparts.

35.3
A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

35.4
A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

35.5
This Bye-law shall not apply to:

  (a)
  a resolution passed to remove an Auditor from office before the expiration of his term of office; or

  (b)
  a resolution passed for the purpose of removing a Director before the expiration of his term of office.

35.6
For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member to sign, and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

36.
Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

37.
Election of Directors

37.1
Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Any Member or the Board may propose any person for election as a Director. Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director. Where a Director is to be elected:

  (a)
  at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and

  (b)
  at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

    [NTD: Consider expanding the advance notice provision by adding requirements for the (i) completion of company-drafted director nominee questionnaires; (ii) submission of broad undertakings by nominees to comply with company policies, (iii) minimum size and duration of holding requirements, (iv) continuous disclosure of derivative positions and, in the context of director elections, (v) disclosure of any arrangements related to the nomination or election (including voting agreements), and (vi) disclosure relating to the stockholder's nominees and director qualification requirements]

37.2
Where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

37.3
At any general meeting the Members may authorise the Board to fill any vacancy on the Board left unfilled at a general meeting.

37.4
Where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes cast at the meeting by Members, present in person or represented by proxy, (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

37.5
During the Standstill Period, whenever any Directors are to be elected, if there shall be less than three Navy Selected Directors in office, then, subject to the approval of the Company's nominating and governance committee, which approval shall not be unreasonably withheld, the persons nominated by the Company's nominating and governance committee for election as Directors shall include such persons designated in writing by Navy to the Company's nominating and governance committee as would bring the number of Navy Selected Directors to three.

37.6
No person shall qualify for services as a Director if he or she is party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received such compensation or other payment from any person or entity other than the Company, in each case in connection with candidacy or service as a director of the Company; provided that agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director (but not, for the avoidance of doubt, in connection with service as a director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer's investment in the Company or such employee's candidacy as director), shall not be disqualifying under this Bye-law.

38.
Number of Directors

During the Standstill Period, the Board shall consist of seven Directors. After the Standstill Period, the Board shall consist of not less than [number] Directors and not more than such maximum number of Directors as the Board may from time to time determine.

39.
Classes of Directors

The Directors shall be divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board.

40.
Term of Office of Directors

At the first general meeting which is held on the Closing Date for the purpose of electing Directors, the Class I Directors shall be elected for a one year term of office, the Class II Directors shall be elected for a two year term of office and the Class III Directors shall be elected for a three year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 41.

41.
Alternate Directors

41.1
Under no circumstances shall any person be appointed as an alternate Director.

42.
Removal of Directors

42.1
Subject to any provision to the contrary in these Bye-laws, a Director may be removed only by resolution approved by a majority of other Directors and only for cause.

42.2
If a Director is removed from the Board under this Bye-law the Board may fill the vacancy with a person approved by the Company's nominating and governance committee, provided that during the Standstill Period any vacancy arising as a result of the removal of a Navy Selected Director shall only be filled with a person designated in writing by Navy with the reasonable consent of the Company's nominating and governance committee.

42.3
For the purposes of this Bye-law, "cause" shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.

43.
Vacancy in the Office of Director

43.1
The office of Director shall be vacated if the Director:

  (a)
  is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

  (b)
  is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

  (c)
  is or becomes of unsound mind or dies; or

  (d)
  resigns his office by notice to the Company.

43.2
Subject to the approval of the Company's nominating and governance committee, the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director or as a result of an increase in the size of the Board or the failure of the Members to appoint any person proposed for office at an annual general meeting of the Company, provided that during the Standstill Period any vacancy arising as a result of the death, disability, disqualification or resignation of a Navy Selected Director shall only be filled with a person designated in writing by Navy to the Company's nominating and governance committee and approved by the nominating and governance committee, such approval not to be unreasonably withheld.

44.
Remuneration of Directors

43.1
The remuneration (if any) of the Directors shall be determined by the Board and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them (or, in the case of a director that is a corporation, by their representative or representatives) in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as Directors generally.

45.
Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

46.
Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

47.
Powers of the Board of Directors

47.1
The Board may:

  (a)
  appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

  (b)
  exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

  (c)
  appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

  (d)
  appoint a person to act as manager of the Company's day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

  (e)
  by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

  (f)
  procure that the Company pays all expenses incurred in promoting and incorporating the Company;

  (g)
  subject to Bye-law 46.2, delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

  (h)
  delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

  (i)
  present any petition and make any application in connection with the liquidation or reorganisation of the Company;

  (j)
  in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

    (k)
    authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

48.
Committees of the Board of Directors

Effective the Closing Date, the committees of the Board shall include an audit committee consisting of [            ], a compensation committee consisting of [            ] and a nominating and governance committee consisting of [the Chairman of the Company and            ]. During the Standstill Period, the Board shall appoint a nominating and governance committee, which shall consist of three Directors, two of whom shall be Directors other than Navy Selected Directors and one of such two shall be the committee's chairman. The appointment of persons to the nominating and governance committee shall require a resolution of the Board approved by the affirmative vote of two-thirds of the Directors, including the Chairman of the Company.

49.
Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

50.
Appointment of Officers

50.1
Subject to Bye-law 48.2, the Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

50.2
The Chairman may be appointed and removed only by the unanimous approval of the Independent Directors.

51.
Appointment of Secretary

The Secretary shall be appointed by the Board from time to time for such term as the Board deems fit.

52.
Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

53.
Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

54.
Conflicts of Interest

54.1
Any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director's firm, partner or company to act as Auditor to the Company.

54.2
A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an "Interested Director") shall declare the nature of such interest as required by the Act.

54.3
An Interested Director is prohibited from:

  (a)
  voting on such contract or proposed contract; and/or

  (b)
  participating in any discussion related to such contract or proposed contract;

  Any contract or proposed contract shall be voidable if voted on by an Interested Director.

55.
Indemnification and Exculpation of Directors and Officers

55.1
The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an "indemnified party"), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

55.2
The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

55.3
The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS

56.
Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

57.
Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such

Director's last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

58.
Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

59.
Representation of Corporate Director

59.1
A Director which is a corporation may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

59.2
Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a corporation which is a Director.

60.
Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be four Directors, provided that if there are more than two Navy Selected Directors present, the quorum necessary for the transaction of business shall be five Directors.

61.
Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting at which they will propose and recommend a person/s nominated by the nominating and governance committee to fill the vacancy/ies; or (ii) preserving the assets of the Company.

62.
Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman or the president of the Company, if there be one, shall act as chairman at all Board meetings at which such person is present. In their absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

63.
Written Resolutions

A resolution signed by (or in the case of a Director that is a corporation, on behalf of) all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Director.

64.
Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

 CORPORATE RECORDS

65.
Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

    (a)
    of all elections and appointments of Officers;

    (b)
    of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

    (c)
    of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

66.
Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

67.
Form and Use of Seal

67.1
The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

67.2
A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

67.3
A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

68.
Records of Account

68.1
The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

  (a)
  all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

  (b)
  all sales and purchases of goods by the Company; and

  (c)
  all assets and liabilities of the Company.

68.2
Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

68.3
Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

69.
Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

 AUDITS

70.
Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

71.
Appointment of Auditor

71.1
Subject to the Act, the Members shall appoint an auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.

71.2
The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

72.
Remuneration of Auditor

72.1
The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

72.2
The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

73.
Duties of Auditor

73.1
The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

73.2
The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

74.
Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

75.
Financial Statements and the Auditor's Report

75.1
Subject to the following Bye-law, the financial statements and/or the auditor's report as required by the Act shall:

  (a)
  be laid before the Members at the annual general meeting; or

  (b)
  be received, accepted, adopted, approved or otherwise acknowledged by the Members by written resolution passed in accordance with these Bye-laws.

75.2
If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor's report thereon need be made available to the Members, and/or that no auditor shall be appointed then there shall be no obligation on the Company to do so.

76.
Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

 BUSINESS COMBINATIONS

77.
Business Combinations

77.1
(a) Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person became an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of the holders of at least two thirds of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

    (i)
    prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

    (ii)
    upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least [85%] of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are Directors and also Officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

  (b)
  The restrictions contained in this Bye-law 77.1 shall not apply if:

  (i)
  a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

  (ii)
  the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

    (a)
    a merger, amalgamation or consolidation of the Company (except an amalgamation or merger in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

    (b)
    a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

          (c)
          a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

  The Company shall give not less than 20 days' notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).

    (c)
    For the purpose of this Bye-law 77 only, the term:

    (i)
    "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

    (ii)
    "associate", when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

    (iii)
    "Business Combination", when used in reference to the Company and any Interested Shareholder of the Company, means:

      (a)
      any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;

      (b)
      any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;

      (c)
      any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B)-(D) of this subparagraph shall there be an increase in the Interested Shareholder's proportionate share of any class or series of shares;

          (d)
          any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

          (e)
          any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

      (iv)
      "control", including the terms "controlling", "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

      (v)
      "Interested Shareholder" means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term "Interested Shareholder" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

      (vi)
      "person" means any individual, company, partnership, unincorporated association or other entity;

      (vii)
      "voting shares" means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;

      (viii)
      "owner", including the terms "own" and "owned", when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

        (a)
        beneficially owns such shares, directly or indirectly; or

        (b)
        has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

        (c)
        has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

77.2
In respect of any Business Combination to which the restrictions contained in Bye-law 75.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members' approval shall be as set out in Bye-laws 29 and 30 respectively.

77.3
The Board shall ensure that the bye-laws or other constitutional documents of each entity wholly-owned or majority-owned by the Company shall contain any provisions necessary to ensure that the intent of Bye-law 75.1, as it relates to the actions of such entities, is achieved.

COMPANY SALE

78.
Company Sale

In any Company Sale, all holders of Common Shares shall receive consideration of the same type and same amount calculated on a per share basis.

VOLUNTARY WINDING-UP AND DISSOLUTION

79.
Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the

Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

80.
Changes to Bye-laws

80.1
No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

80.2
Bye-laws 37 (Election of Directors), 38 (Number of Directors), 39 (Classes of Directors), 40 (Term of Office of Directors), 42 (Removal of Directors), 77 (Business Combinations), this 80.2 and 81 (Changes to the Memorandum of Association) may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board including the affirmative vote of not less than two thirds of the Directors then in office and by a resolution of the Members including the affirmative vote of not less than two thirds of the votes attaching to all shares in issue.

80.3
Notwithstanding Bye-law 80.2, Bye-laws 29 (Voting on Resolutions), 35 (Written Resolutions), 37 (Election of Directors), 38 (Number of Directors), 42 (Removal of Directors), 47 (Powers of the Board of Directors), 50 (Appointment of Officers) and this 80.3 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board that includes the affirmative vote of (i) a majority of all Directors, (ii) the Chairman, and (iii) at least 75% of the Directors other than the Navy Selected Directors.

80.4
Notwithstanding Bye-laws 80.2 and 80.3 during the Standstill Period, Bye-laws 37 (Election of Directors), 42 (Removal of Directors) and this 80.4 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws until the same has been approved by a resolution of the Members including the affirmative vote of not less than 85% of the votes attaching to all shares in issue.

80.5
Until the later of the termination of the Standstill Period and the 2 (two) year anniversary of the Closing Date, Bye-law 6 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws until the same has been approved by a resolution of Members including the affirmative vote of not less than 85% of the votes attached to all shares in issue.

80.6
Bye-law 4.6 and 4.7 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provision of such Bye-laws until the same has been consented to by Navy, provided that this Bye-law 80.6 shall terminate, expire and have no further effect after the date that Navy beneficially owns less than 15% of all issued and outstanding Common Shares.

80.7
Bye-law 4.5, 4.9, 78 (Company Sale) and this 80.7 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-law until the same has been approved by a resolution of the Members including the affirmative vote of not less than 100% of the votes attaching to all shares in issue.

81.
Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board including the affirmative vote of the Chairman of the Company, and by a resolution of the Members including the affirmative vote of not less than two thirds of the votes attaching to all shares in issue.

82.
Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

        Red Lion's amended bye-laws will provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in the case of their fraud or dishonesty. Red Lion's amended bye-laws will provide that its shareholders waive all claims or rights of action that they might have, individually or in right of Red Lion, against any member of the Red Lion board of directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer.

        If the Transactions are completed, Red Lion anticipates that it will enter into indemnification agreements with its directors and officers with terms and conditions substantially similar to the agreements C&J has entered into with its directors and officers (subject always to Bermuda law and any limitations on such agreements contained in the Companies Act). Red Lion expects to maintain insurance to reimburse members of the Red Lion board of directors and officers and those of Red Lion's subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Red Lion or any of Red Lion's subsidiaries.

Item 21.    Exhibits and Financial Statement Schedules

(a)
The following Exhibits are filed as part of this registration statement unless otherwise indicated:

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger by and among Nabors Industries Ltd., Nabors Red Lion Limited and C&J Energy Services, Inc. (attached as Annex A to the proxy statement/prospectus which is part of this Registration Statement).
2.2	Separation Agreement by and between Nabors Industries Ltd. and Nabors Red Lion Limited (attached as Annex B to the proxy statement/prospectus which is part of this Registration Statement).
++3.1	Memorandum of Association of Nabors Red Lion Limited.
++3.2	Bye-laws of Nabors Red Lion Limited.
3.3	Form of Amended Bye-laws of Nabors Red Lion Limited (attached as Annex E to the proxy statement/prospectus which is part of this Registration Statement).
+3.4	Form of Common Share Certificate of Nabors Red Lion Limited.
++4.1	Form of Registration Rights Agreement by and between Nabors Industries Ltd. and Nabors Red Lion Limited.

Exhibit No.	Exhibit Description
+5.1	Opinion of Conyers Dill & Pearman Limited, as to the validity of the Nabors Red Lion Limited common shares being registered hereby.
+8.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP
10.1	Form of Transition Services Agreements by and between Nabors Industries Ltd. and Nabors Red Lion Limited.
++10.2	Form of Global Alliance Agreement by and between C&J Energy Services Ltd. and Nabors Industries Ltd.
++10.3	Form of Tax Matters Agreement by and between Nabors Industries Ltd. and Nabors Red Lion Limited.
10.4	Form of Employee Benefits Agreement by and among Nabors Industries Ltd., Nabors Red Lion Limited and C&J Energy Services, Inc.
++10.5	Support Agreement by and among Nabors Industries Ltd., Nabors Red Lion Limited and Joshua E. Comstock, the Joshua E. Comstock Trust and JRC Investments, LLC.
++10.6	Employment Agreement by and between Nabors Red Lion Limited and Josh Comstock.
++10.7	Employment Agreement by and between Nabors Red Lion Limited and Donald J. Gawick.
++10.8	Employment Agreement by and between Nabors Red Lion Limited and Randy McMullen.
++10.9	Employment Agreement by and between Nabors Red Lion Limited and Theodore R. Moore.
++10.10	Employment Agreement by and between Nabors Red Lion Limited and James H. Prestidge, Jr.
++21.1	Subsidiaries of Nabors Red Lion Limited.
23.1	Consent of UHY LLP relating to the audited financial statements of C&J Energy Services, Inc.
23.2	Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Nabors Red Lion Limited.
+23.3	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1 to this Registration Statement).
+23.4	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 8.1 to this Registration Statement).
23.5	Consent of Deloitte & Touche LLP
23.6	Consent of AJM Deloitte
23.7	Consent of Cawley, Gillespie & Associates, Inc.
23.8	Consent of DeGolyer and MacNaughton
23.9	Consent of Miller and Lents, Ltd.
23.10	Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Sabine Oil & Gas LLC
++24	Powers of attorney (included on the signature pages hereto).

Exhibit No.	Exhibit Description
+99.1	Form of proxy card for the special meeting of the stockholders of C&J Energy Services, Inc.
++99.2	Rule 438 Consent of Randall C. McMullen, Jr.
++99.3	Rule 438 Consent of Michael Roemer
++99.4	Rule 438 Consent of H.H. "Tripp" Wommack
++99.5	Rule 438 Consent of Michael C. Linn
++99.6	Rule 438 Consent of John P. Kotts
++99.7	Rule 438 Consent of William Restrepo
++99.8	Rule 438 Consent of Joshua E. Comstock
++99.9	Consent of Tudor, Pickering, Holt & Co.
++99.10	Consent of Citigroup Global Markets Inc.

+
To be filed by amendment

++
Previously filed

Item 22.    Undertakings

1.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

3.
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

7.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

8.
The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or the securities provided by or on behalf of such registrant; and

(iv)
any other communication that is an offer in the offering made by such registrant to the purchaser.

Signatures

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 31, 2014.

NABORS RED LION LIMITED
/s/ ANTHONY G. PETRELLO
Name:	Anthony G. Petrello
Title:	President (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act, this registration statement has been duly signed below by the following persons on behalf of Nabors Red Lion Limited and in the capacities indicated on the dates indicated.

Signature	Title	Date

* Anthony G. Petrello	President, Director (Principal Executive Officer)	October 31, 2014
* William Restrepo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer or Controller)	October 31, 2014
* Mark D. Andrews	Director	October 31, 2014
* Timothy J. Counsell	Director	October 31, 2014
* Tammy L. Richardson	Director	October 31, 2014

Signature	Title	Date

* Donald J. Puglisi	Authorized Representative	October 31, 2014

*
The undersigned does hereby sign this registration statement on behalf of the above-indicated person pursuant to the power of attorney executed by such person.

By:	/s/ ANTHONY G. PETRELLO
	Name:	Anthony G. Petrello
	Title:	President (Principal Executive Officer)